UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. 1)

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

APERGY CORPORATION

(Name of Registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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EXPLANATORY NOTE

This proxy statement relates to the special meeting of stockholders of Apergy Corporation (“Apergy”) to approve the proposals described herein in connection with the merger (the “Merger”) of Athena Merger Sub, Inc., a newly formed, wholly owned subsidiary of Apergy (“Merger Sub”), with and into ChampionX Holding Inc. (“ChampionX”), which is currently a wholly owned subsidiary of Ecolab Inc. (“Ecolab”), whereby the separate corporate existence of Merger Sub will cease and ChampionX will continue as the surviving company and as a wholly owned subsidiary of Apergy. ChampionX has filed a registration statement on Form S-4 and Form S-1 (Reg. No. 333-236380) to register the offer of shares of its common stock, par value $0.01 per share, which shares will be distributed to Ecolab’s stockholders pursuant to a split-off and/or a spin-off (in the event the Exchange Offer (as defined below) is not fully subscribed or is terminated) in connection with the Merger and the other transactions described in this proxy statement, and will be immediately converted into shares of Apergy common stock in the Merger. Pursuant to that registration statement, Ecolab will offer its stockholders the option to exchange their shares of Ecolab common stock for shares of ChampionX common stock in an exchange offer (the “Exchange Offer”), which shares of ChampionX common stock would be converted immediately into shares of Apergy common stock in the Merger. If the Exchange Offer is not fully subscribed because less than all shares of ChampionX common stock owned by Ecolab are exchanged, the remaining shares of ChampionX common stock owned by Ecolab would be distributed on a pro rata basis to Ecolab stockholders whose shares of Ecolab common stock remain outstanding after the consummation of the Exchange Offer. In addition, Apergy has filed a registration statement on Form S-4 (Reg. No. 333-236379) to register the shares of its common stock, par value $0.01 per share that will be issued in the Merger.

PRELIMINARY PROXY STATEMENT—

SUBJECT TO COMPLETION, DATED APRIL 2, 2020

[•], 2020

MERGER PROPOSED—YOUR VOTE IS IMPORTANT

Dear Fellow Stockholders:

You are cordially invited to attend the special meeting of stockholders of Apergy Corporation (“Apergy”), to be held on [•] [a.m./p.m.], Central time, at the offices of [•] to vote on actions associated with a strategic combination that your board of directors has determined represents a tremendous opportunity to strengthen Apergy and position it to deliver enhanced, sustainable stockholder value. A notice of the special meeting and the proxy statement follow.

As previously announced, on December 18, 2019, Apergy and Ecolab Inc., which we refer to as Ecolab, agreed to combine Ecolab’s upstream energy business, which we refer to as the ChampionX Business, with Apergy, which we refer to as the Merger.

In connection with the transactions necessary to combine the ChampionX Business and Apergy, at the special meeting you will be asked to approve:

•	the issuance of shares of Apergy common stock in the Merger, which we refer to as the Share Issuance Proposal; and

•

the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the Share Issuance Proposal, which we refer to as the meeting adjournment proposal.

If the Share Issuance Proposal is not approved, the transactions necessary to combine the ChampionX Business and Apergy cannot be completed.

After the consummation of the transactions necessary to combine the ChampionX Business and Apergy, approximately 62% of the outstanding shares of Apergy common stock are expected to be held by pre-transactions holders of Ecolab common stock and approximately 38% of the outstanding shares of Apergy common stock are expected to be held by pre-transactions holders of Apergy common stock. After the consummation of the transactions necessary to combine the ChampionX Business and Apergy, Apergy common stock will continue to be listed on the NYSE under Apergy’s current symbol, “APY.”

The Apergy Board of Directors unanimously recommends that you vote FOR the Share Issuance Proposal, and FOR the meeting adjournment proposal.

Your vote is very important, regardless of the number of shares you own. We cannot complete the Merger unless the Share Issuance Proposal is approved by our stockholders at the special meeting. Only stockholders who owned shares of Apergy common stock at the close of business on [•], 2020 will be entitled to vote at the special meeting. Whether or not you plan to be present at the special meeting, please complete, sign, date and return your proxy card in the enclosed envelope, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. If you hold your shares in “street name,” you should instruct your broker how to vote your shares in accordance with your voting instruction form.

This document is a proxy statement of Apergy for its use in soliciting proxies for the special meeting. We urge you to review this entire document carefully. In particular, you should consider the matters discussed under “Risk Factors” beginning on page 21.

On behalf of Apergy, I thank you for your support and appreciate your consideration of this matter.

Cordially,

Sivasankaran (“Soma”) Somasundaram

President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulator has approved or disapproved the transactions described in this proxy statement, including the Merger and the issuance of shares of Apergy common stock contemplated by the Share Issuance Proposal, or determined if this proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this proxy statement is [●], 2020, and it is first being mailed to Apergy stockholders on or about [•], 2020.

APERGY CORPORATION

2445 Technology Forest Blvd.

The Woodlands, Texas 77381

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on [•], 2020

To the Stockholders of Apergy Corporation:

NOTICE IS HEREBY GIVEN of a special meeting of stockholders of Apergy Corporation, a Delaware corporation, which we refer to as Apergy, which will be held at [•], on [•] at [•] [a.m./p.m.], Central time, for the following purposes:

1.

to consider and vote on a proposal to approve, for purposes of complying with applicable provisions of New York Stock Exchange (“NYSE”) Listed Company Manual Rule 312.03, the issuance of Apergy common stock in connection with the Agreement and Plan of Merger and Reorganization, which we refer to as the Merger Agreement, dated as of December 18, 2019, as it may be amended from time to time, by and among Ecolab Inc., ChampionX Holding Inc., Apergy and Athena Merger Sub, Inc., which we refer to as the Share Issuance Proposal; and

2.

to consider and vote on a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Share Issuance Proposal, which we refer to as the meeting adjournment proposal.

The approval of the proposal set forth in item 1 above is the only approval of Apergy stockholders required for completion of the Merger and the transactions contemplated by the Merger Agreement. Apergy will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment thereof.

The Apergy Board of Directors has fixed the close of business on [•] as the record date for the special meeting. Only Apergy stockholders of record as of the record date are entitled to receive notice of, and to vote at, the special meeting or any adjournment thereof. A complete list of such stockholders will be available for inspection by any Apergy stockholder for any purpose germane to the special meeting during ordinary business hours for the ten days preceding the special meeting at Apergy’s principal executive offices located at 2445 Technology Forest Blvd., The Woodlands, TX 77381. The eligible Apergy stockholder list will also be available at the special meeting for examination by any stockholder present at such meeting.

THE APERGY BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER AND THE SHARE ISSUANCE, AND UNANIMOUSLY RECOMMENDS THAT APERGY STOCKHOLDERS VOTE FOR THE SHARE ISSUANCE PROPOSAL AND FOR THE MEETING ADJOURNMENT PROPOSAL. STOCKHOLDER APPROVAL OF THE SHARE ISSUANCE PROPOSAL IS NECESSARY TO EFFECT THE MERGER.

Your vote is very important. Whether or not you expect to attend the special meeting in person, to ensure your representation at the special meeting, we urge you to authorize the individuals named on your proxy card to vote your shares as promptly as possible by (1) accessing the Internet site listed on the proxy card, (2) calling the toll-free number listed on the proxy card or (3) submitting your proxy card by mail by using the provided self-addressed, stamped envelope. If you hold your shares in “street name,” you should instruct your broker how to vote your shares in accordance with your voting instruction form. Apergy stockholders may revoke their proxy in the manner described in the accompanying proxy statement before it has been voted at the special meeting.

By Order of the Apergy Board of Directors,

Julia Wright

Senior Vice President, General Counsel and Secretary

The Woodlands, Texas

Annexes
Agreement and Plan of Merger and Reorganization	A-1
Separation and Distribution Agreement	B-1
Employee Matters Agreement	C-1
Form of Tax Matters Agreement	D-1
Opinion of Centerview Partners LLC	E-1
Opinion of Lazard Frères & Co. LLC	F-1

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement incorporates important business and financial information about Apergy from documents filed with the Securities and Exchange Commission (“SEC”) that have not been included or delivered with this proxy statement and have not been incorporation by reference unless explicitly stated. Copies of Apergy’s filings with the SEC are available to investors without charge by request made to Apergy in writing, by telephone or by email with the following contact information:

Apergy Corporation

Attn: Investor Information

2445 Technology Forest Blvd.

The Woodlands, TX 77381

Telephone: (713) 230-8031

Email: David.Skipper@apergy.com

See “Where You Can Find Additional Information; Incorporation by Reference.”

All information contained or incorporated by reference in this proxy statement with respect to Apergy, Merger Sub and their respective subsidiaries, as well as information on Apergy after the consummation of the Transactions, has been provided by Apergy. All other information contained or incorporated by reference in this proxy statement with respect to Ecolab, ChampionX or their respective subsidiaries and with respect to the terms and conditions of Ecolab’s exchange offer has been provided by Ecolab.

The information included in this proxy statement regarding Ecolab’s Exchange Offer is being provided for informational purposes only and does not purport to be complete. For additional information on Ecolab’s Exchange Offer and the terms and conditions of Ecolab’s Exchange Offer, Apergy’s stockholders are urged to read, when available, ChampionX’s registration statement on Form S-4 and Form S-1 (Reg. No. 333-236380), Apergy’s registration statement on Form S-4 (Reg. No. 333-236379) and all other documents ChampionX or Apergy file with the SEC relating to the Transactions. This proxy statement constitutes only a proxy statement for Apergy stockholders relating to the special meeting and is not an offer to sell or a solicitation of an offer to purchase shares of Apergy common stock, Ecolab common stock or ChampionX common stock.

SELECTED DEFINITIONS

Certain abbreviations and terms used in the text and notes are defined as follows:

Abbreviation/Term	Definition
Apergy	Apergy Corporation

Apergy common stock	The common stock, par value $0.01 per share, of Apergy

Apergy equityholders	Pre-Merger holders of Apergy common stock or equity-based awards of Apergy

Cash Payment	An amount equal to $525 million plus an estimate of the aggregate amount of certain taxes paid by Ecolab prior to the Separation effective time that are allocated to Apergy under the Tax Matters Agreement (which shall not exceed $12 million)

ChampionX	ChampionX Holding Inc., currently a wholly owned subsidiary of Ecolab

ChampionX Business	Ecolab’s upstream energy business

Abbreviation/Term	Definition

ChampionX common stock	The common stock, par value $0.01 per share, of ChampionX
ChampionX equityholders	Pre-Merger holders of shares of ChampionX common stock and ChampionX Employees (as defined in “Additional Agreements Related to the Separation, the Distribution and the Merger — Employee Matters Agreement — Transfer of ChampionX and Ecolab Employees and Independent Contractors and Liability for Related Costs”)

clean-up spin-off	The distribution by Ecolab following the consummation of the Exchange Offer, if the Exchange Offer is not fully subscribed, of the remaining shares of ChampionX common stock owned by Ecolab on a pro rata basis to Ecolab stockholders whose shares of Ecolab common stock remain outstanding after consummation of the Exchange Offer

Contribution	The transfer of assets from Ecolab to ChampionX and the assumption of liabilities by ChampionX from Ecolab pursuant to the Internal Restructuring (as defined in and contemplated by the Separation Agreement) or otherwise arising out of or resulting from the transactions contemplated by the Separation Agreement

Distribution	The distribution by Ecolab, pursuant to the Separation Agreement, of (i) up to 100% of the shares of ChampionX common stock to Ecolab’s stockholders in the Exchange Offer followed, if necessary, by the clean-up spin-off or (ii) if the Exchange Offer is terminated, all of the outstanding shares of ChampionX common stock to Ecolab stockholders on a pro rata basis

Ecolab	Ecolab Inc.

Ecolab common stock	The common stock, par value $1.00 per share, of Ecolab

Ecolab Savings Plans	The Ecolab Savings Plan and ESOP, the Ecolab Savings Plan and ESOP for Traditional Benefit Employees, and the Ecolab Puerto Rico Savings Plan

Exchange Offer	The exchange offer described in ChampionX’s registration statement on Form S-4 and Form S-1 (Reg. No. 333-236380), whereby Ecolab is offering to its stockholders the ability to exchange all or a portion of their shares of Ecolab common stock for shares of ChampionX common stock, which shares of ChampionX common stock will be immediately exchanged for Apergy common stock in the Merger

Merger	The merger of Merger Sub with and into ChampionX, with ChampionX surviving the merger as a wholly owned subsidiary of Apergy, as contemplated by the Merger Agreement

Merger Agreement	The Agreement and Plan of Merger and Reorganization, dated as of December 18, 2019, by and among Ecolab, Apergy, ChampionX and Merger Sub (as it may be amended from time to time)

Merger Sub	Athena Merger Sub, Inc., a wholly owned subsidiary of Apergy

NYSE	The New York Stock Exchange

Separation Agreement	The Separation and Distribution Agreement, dated as of December 18, 2019, by and among Ecolab, ChampionX and Apergy (as it may be amended from time to time)

Abbreviation/Term	Definition

Share Issuance	The issuance of Apergy common stock in connection with the Merger
Share Issuance Proposal	The proposal to approve the Share Issuance

Transactions	The transactions contemplated by the Merger Agreement and the Separation Agreement

Valuation Dates	The last three full trading days ending on and including the third trading day preceding the expiration date of the Exchange Offer, as it may be voluntarily extended

VWAP	Volume-weighted average price

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS AND THE SPECIAL MEETING

The following are brief answers to some of the common questions that stockholders of Apergy may have regarding the transactions contemplated by the Merger Agreement and the Separation Agreement, which provide for, among other things, the Separation, the Distribution and the Merger. For more detailed information about the matters discussed in these questions and answers, see “The Transactions” beginning on page 103 and “The Transaction Agreements” beginning on page 141. These questions and answers are not meant to be a substitute for the information contained in the remainder of this proxy statement, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this proxy statement. Stockholders of Apergy are urged to read this proxy statement in its entirety before making any decision. Additional important information is also contained in the annexes to this proxy statement. You should pay special attention to the “Risk Factors” beginning on page 21 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 43.

Q:	Why am I receiving this proxy statement?

A:

Ecolab, ChampionX, Apergy and Merger Sub have entered into the Merger Agreement pursuant to which the ChampionX Business will combine with Apergy’s business. Apergy is holding a special meeting of its stockholders in order to obtain stockholder approval of the Share Issuance. Apergy cannot complete the Transactions unless the proposal relating to the Share Issuance is approved by the affirmative vote of the holders of a majority of the voting power of Apergy present in person or represented by proxy and entitled to vote on such matter, at a special meeting at which a quorum is present.

This proxy statement includes important information about the Transactions and the special meeting of Apergy stockholders. Apergy stockholders should read this information carefully and in its entirety. A copy of the Merger Agreement is attached hereto as Annex A and a copy of the Separation Agreement is attached hereto as Annex B. The enclosed voting materials allow Apergy stockholders to vote their shares without attending the Apergy special meeting. The vote of Apergy stockholders is very important and Apergy encourages its stockholders to vote their proxy as soon as possible. Please follow the instructions set forth on the enclosed proxy card (or on the voting instruction form provided by the record holder if shares of Apergy stock are held in the name of a bank, broker or other nominee).

Q:	What is Apergy proposing?

A:

Apergy is proposing to combine the ChampionX Business with Apergy through a series of transactions as contemplated by the Merger Agreement and the Separation Agreement as described in more detail below and elsewhere in this proxy statement.

Q:	What are the transactions described in this proxy statement?

A:	References to the “Transactions” mean the transactions contemplated by the Merger Agreement and the Separation Agreement. These agreements provide for, among other things:

•	the separation of the upstream energy business of Ecolab, which we refer to as the ChampionX Business, from the other businesses of Ecolab, which we refer to as the Separation;

•

the distribution by Ecolab, pursuant to the Separation Agreement, which we refer to as the Distribution, of (i) up to 100% of the shares of ChampionX common stock to Ecolab’s stockholders in the Exchange Offer followed, if necessary, by the clean-up spin-off or (ii) if Ecolab’s Exchange Offer is terminated, all of the outstanding shares of ChampionX common stock to Ecolab stockholders on a pro rata basis; and

•

the merger of Merger Sub with and into ChampionX, with ChampionX continuing as the surviving corporation and as a wholly owned subsidiary of Apergy, as contemplated by the Merger Agreement, which we refer to as the Merger.

The Separation, the Distribution and the Merger are described in more detail in “The Transactions” and elsewhere in this proxy statement.

Q:	What are the steps for the Transactions described above?

A:

Below is a step-by-step list illustrating the sequence of material events relating to the Separation, the Distribution and the Merger. Each of these events is discussed in more detail elsewhere in this proxy statement. Apergy and Ecolab anticipate that the Separation, the Distribution and Merger will occur in the following order:

Step 1: At or prior to the date of the Distribution (described in Step 3 below), Ecolab, ChampionX and certain of each of their subsidiaries will engage in a series of actions, which may include transfers of securities, formation of new entities or other actions, to effect an internal restructuring. The separation of the ChampionX Business from the other businesses of Ecolab pursuant to the Separation Agreement is referred to as the Separation. In connection with the Separation, ChampionX will (a) issue to Ecolab any additional shares of ChampionX common stock required such that the number of shares of ChampionX common stock held by Ecolab shall be equal to the number of shares required to effect the Distribution (described in Step 3 below), and (b) make the Cash Payment.

Step 2: On the Distribution Date (described in Step 3 below), to the extent not previously effected pursuant to Step 1, (a) Ecolab and certain Ecolab subsidiaries will transfer to ChampionX or a ChampionX designee certain assets related to the ChampionX Business and certain liabilities related to the ChampionX Business, and (b) if needed, ChampionX and certain ChampionX subsidiaries will transfer to Ecolab or an Ecolab designee assets excluded from the ChampionX Business and liabilities excluded from the ChampionX Business.

Step 3: On the closing date of the Merger, Ecolab will distribute 100% of the shares of ChampionX common stock to Ecolab stockholders participating in the Exchange Offer. If the Exchange Offer is consummated, but the Exchange Offer is not fully subscribed because fewer than all shares of ChampionX common stock owned by Ecolab are exchanged, the remaining shares of ChampionX common stock owned by Ecolab would be distributed in the clean-up spin-off to Ecolab stockholders whose shares of Ecolab common stock remain outstanding after consummation of Ecolab’s Exchange Offer. If the Exchange Offer is terminated by Ecolab without the exchange of shares (but the conditions to consummation of the Transactions have otherwise been satisfied), Ecolab intends to distribute all shares of ChampionX common stock owned by Ecolab on a pro rata basis to holders of Ecolab common stock, with a record date to be announced by Ecolab. The date on which the Distribution occurs is referred to as the Distribution Date. The date on which the Distribution occurs is referred to as the Distribution Date. See “The Transactions—The Separation and the Distribution—The Distribution.”

Step 4: In the Merger, Merger Sub will be merged with and into ChampionX, with ChampionX surviving as a wholly owned subsidiary of Apergy. In the Merger, each outstanding share of ChampionX common stock (except for shares of ChampionX common stock held by Ecolab, which shares will be canceled and cease to exist, and no consideration will be delivered in exchange therefor) will be converted into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of Apergy common stock equal such that ChampionX equityholders will own approximately 62% of the issued and outstanding Apergy common stock on a fully diluted basis and Apergy equityholders will own, in the aggregate, approximately 38% of the issued and outstanding Apergy common stock on a fully diluted basis.

Step 5: The Exchange Offer agent will distribute to ChampionX stockholders shares of Apergy common stock in the form of a book-entry authorization and cash in lieu of fractional shares (if any) in accordance with the terms of the Merger Agreement.

Q:	What are the principal adverse effects of the Transactions to Apergy stockholders?

A:

Following the consummation of the Transactions, Apergy stockholders will participate in a company that holds the ChampionX Business, but their percentage interest in this company will be diluted. Immediately after consummation of the Merger, pre-Merger Apergy stockholders are expected to own 38% of Apergy common stock on a fully diluted basis, subject only to an adjustment in limited circumstances as provided in the Merger Agreement (in the event of any stock split, stock dividend or similar transaction with respect to Apergy common stock, and in any such case the adjustment to the exchange ratio will be to provide the same economic effect under the Merger Agreement prior to such action). Therefore, the voting power represented by the shares held by pre-Merger Apergy stockholders will be lower immediately following the Merger than immediately prior to the Merger.

Q:	What will Apergy stockholders receive in the Merger?

A:

Apergy stockholders will not directly receive any consideration in the Merger. All shares of Apergy common stock issued and outstanding immediately before the Merger will remain issued and outstanding after the consummation of the Merger. Immediately after the Merger, Apergy stockholders will continue to own shares in Apergy, which will include the ChampionX Business, including ChampionX, as a wholly owned subsidiary of Apergy.

Q:	How will the Transactions impact the future liquidity and capital resources of Apergy?

A:

Following completion of the Merger, Apergy will maintain the Apergy Credit Facility and the ChampionX Credit Facility. In connection with the Merger Agreement, (i) ChampionX entered into the Commitment Letter with the Commitment Parties, pursuant to which the Commitment Parties committed to provide to ChampionX, subject to customary closing conditions, up to $537 million of senior secured term loans and (ii) Apergy entered into the First Amendment to Apergy Credit Agreement, pursuant to which certain of the Apergy Lenders agreed to provide, upon consummation of and in connection with the Merger, up to $150 million additional revolving commitments under the Apergy Credit Agreement. ChampionX expects to close the ChampionX Credit Facility substantially simultaneously with the closing of the Merger and the Contribution and Distribution and to apply the proceeds thereof as described below. Immediately prior to the consummation of the Merger, ChampionX will use the proceeds of the ChampionX Credit Facility to finance a distribution to Ecolab and otherwise pay certain expenses in connection with the Transactions. In connection with the Merger, the ChampionX Credit Facility and the Apergy Credit Facility (i) Apergy and certain of its subsidiaries will become guarantors under the ChampionX Credit Facility, and will pledge certain of their assets to secure amounts outstanding under the ChampionX Credit Facility and (ii) ChampionX and certain of its subsidiaries will become guarantors under the Apergy Credit Facility, and will pledge certain of their assets to secure amounts outstanding under the Apergy Credit Facility. Apergy anticipates that, following the consummation of the Merger, its primary sources of liquidity for working capital and operating activities, including any future acquisitions, will be cash from operations and borrowings under the Apergy Credit Facility. Apergy expects that these sources of liquidity will be sufficient to make required payments of interest on its outstanding debt and to fund working capital and capital expenditure requirements, including costs relating to the Transactions.

Q:	What are the material U.S. federal income tax consequences to Apergy and Apergy stockholders resulting from the Distribution and the Merger?

A:

Neither Apergy nor Apergy stockholders will recognize any gain or loss for U.S. federal income tax purposes as a result of the Distribution or the Merger. Because Apergy stockholders will not participate in the Distribution or the Merger, Apergy stockholders will generally not recognize gain or loss upon either the Distribution or the Merger. Apergy stockholders should consult their own tax advisors for a full understanding of the tax consequences to them of the Distribution and the Merger.

Q:	Who will serve on the Apergy Board of Directors following the closing of the Merger?

A:

Immediately after the Merger, the Apergy Board of Directors will consist of nine directors: the seven current Apergy directors and two additional directors designated by Ecolab. One of the Ecolab board designees shall be appointed as a Class I director of Apergy, and the second of the Ecolab board designees shall be appointed as a Class II director of Apergy. Each of the directors designated by Ecolab must qualify as an independent director, as such term is defined in NYSE Rule 303A.02. See “The Transactions—Board of Directors and Executive Officers of Apergy Following the Merger; Operations Following the Merger” for more detailed information.

Q:	Who will manage the business of Apergy after the Transactions?

A:

Apergy’s current President and Chief Executive Officer, Sivasankaran Somasundaram, and current Senior Vice President and Chief Financial Officer, Jay A. Nutt, will continue in their roles. Deric Bryant, current Executive Vice President & President of Ecolab’s Upstream Energy business, is expected to serve as Chief Operating Officer. Certain members of the ChampionX management team are expected to join Apergy’s senior management team, as well. See “The Transactions—Board of Directors and Executive Officers of Apergy Following the Merger; Operations Following the Merger” for more detailed information.

Q:	What is the estimated total value of the consideration to be paid by Apergy to ChampionX stockholders in the Transactions?

A:

Based upon the reported closing price for Apergy common stock on the NYSE of $30.67 per share on December 18, 2019, the last trading day before the announcement of the signing of the Merger Agreement, the estimated total value of the shares to be issued by Apergy to ChampionX stockholders in the Merger (excluding applicable holders of the equity awards described below) would have been approximately $3.9 billion. Based upon the reported closing price for Apergy common stock on the NYSE of $6.29 per share on March 26, 2020, the estimated total value of the shares to be issued by Apergy to ChampionX stockholders pursuant to the Merger (excluding applicable holders of the equity awards described below) would be approximately $764.2 million. The actual total value of the consideration to be paid by Apergy in connection with the Merger will depend on the market price of shares of Apergy common stock at the time of the closing of the Merger.

Q:

Does Apergy have to pay a termination fee to Ecolab or reimburse Ecolab’s expenses if the Share Issuance Proposal is not approved by Apergy stockholders or if the Merger Agreement is otherwise terminated?

A:

In specified circumstances, depending on the reasons for termination of the Merger Agreement, Apergy may be required to pay Ecolab a termination fee of $89.8 million, which would be reduced by any expense reimbursement paid by Apergy in connection with termination as described in the following sentence. In certain circumstances of termination, Apergy is required to partially reimburse Ecolab in cash for fees and expenses incurred by Ecolab in connection with the Merger Agreement and the Transactions, equal to $25.0 million in the aggregate.

For a discussion of the circumstances under which the termination fee is payable by Apergy or Apergy is required to partially reimburse Ecolab’s expenses, see “The Transaction Agreements—The Merger Agreement—Termination Fee and Expenses Payable in Certain Circumstances” beginning on page 157.

Q:	Does Ecolab have to pay a termination fee to Apergy or reimburse Apergy’s expenses if the Merger Agreement is terminated?

A:	No.

Q:	Are there risks associated with the Transactions?

A:

Yes. Apergy and ChampionX may not realize the expected benefits of the Transactions because of the risks and uncertainties discussed in the section entitled “Risk Factors” beginning on page 21 and the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 43. These risks include, among others, risks relating to the uncertainty that the Transactions will close, the uncertainty that Apergy will be able to integrate the ChampionX Business successfully, and uncertainties relating to the performance of Apergy after the Transactions.

Q:	Can Apergy, Ecolab or ChampionX stockholders demand appraisal of their shares?

A:	No. None of Apergy, Ecolab or ChampionX stockholders have appraisal rights under Delaware law in connection with the Transactions.

Q:	When will the Transactions be completed?

A:

The Transactions are expected to be completed in the second quarter of 2020, subject to receipt of Apergy stockholder approval, applicable antitrust and other regulatory approvals, and satisfaction of other customary closing conditions.

Q:	What will ChampionX stockholders be entitled to receive pursuant to the Transactions?

A:

Each Ecolab stockholder that elects to participate in the Exchange Offer will ultimately receive shares of Apergy common stock in the Distribution and Merger. Ecolab stockholders will not be required to pay for the shares of ChampionX common stock distributed in the clean-up spin-off or the shares of Apergy common stock issued in the Merger. ChampionX stockholders will receive cash from the Exchange Offer agent in lieu of any fractional shares of Apergy common stock (after such fractional shares are aggregated with all other fractional shares that would be issued to such holder) to which such stockholders would otherwise be entitled. All shares of Apergy common stock issued in the Merger will be issued in book-entry form.

Q:	What are Apergy stockholders being asked to vote on at the special meeting?

A:

Apergy stockholders are being asked to approve the issuance of Apergy common stock in connection with the Merger, which we refer to as the Share Issuance Proposal. Apergy stockholder approval of the Share Issuance Proposal is required under NYSE rules and is a condition to the completion of the Distribution and the Merger.

Additionally, Apergy stockholders are being asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Share Issuance Proposal, which we refer to as the meeting adjournment proposal. The approval by Apergy stockholders of the meeting adjournment proposal is not a condition to the completion of the Distribution or the Merger.

Q:	When and where is the special meeting of Apergy stockholders?

A:	The Apergy special meeting of stockholders will be held at [●], on [●] at [●] [a.m./p.m.], Central time.

Q:	Who can vote at the Apergy special meeting of stockholders?

A:

Only stockholders who own Apergy common stock at the close of business on [●], 2020 are entitled to vote at the special meeting. Each holder of Apergy common stock is entitled to one vote per share. There were [●] shares of Apergy common stock outstanding on the record date.

Q:	How does the Apergy Board of Directors recommend that Apergy stockholders vote?

A:

The Apergy Board of Directors has determined that the terms of the Merger Agreement, the Merger, the Transactions and the issuance of Apergy common stock in connection therewith, which we refer to as the Share Issuance, are advisable and fair to, and in the best interests of Apergy and its stockholders. Accordingly, the Apergy Board of Directors has unanimously approved the Merger Agreement, the Merger, the Transactions and the issuance of shares of Apergy common stock set forth in the Share Issuance Proposal. The Apergy Board of Directors unanimously recommends that Apergy stockholders vote “FOR” the Share Issuance Proposal and “FOR” the meeting adjournment proposal.

Q:	Do any of Apergy’s executive officers have interests in the Merger or the other transactions contemplated by the Merger Agreement that may differ from those of Apergy’s stockholders?

A:

Apergy’s executive officers have certain interests in the Merger that may be different from, or in addition to, the interests of Apergy stockholders generally. The Apergy Board of Directors was aware of and considered these interests, among other matters, in evaluating the Merger Agreement and the Merger and in making its recommendation. For more information regarding these interests, see the section entitled “The Transactions—Interests of Certain Persons in the Transactions.”

Q:	What vote is required to approve the Share Issuance Proposal and the meeting adjournment proposal at the Apergy special meeting of stockholders?

A:

In accordance with NYSE Listing Rules, the Delaware General Corporation Law, which we refer to as the DGCL, and Apergy’s organizational documents, the approval of the Share Issuance Proposal requires the affirmative vote of the holders of a majority of the voting power of Apergy present in person or represented by proxy and entitled to vote on such matter, at a special meeting at which a quorum is present. This means the number of shares of Apergy common stock voted “FOR” the Share Issuance Proposal must exceed the aggregate number of shares of Apergy common stock voted “AGAINST” the Share Issuance Proposal and shares of Apergy common stock that are the subject of abstentions in connection with the Share Issuance Proposal. Abstentions will be considered present at the special meeting for the purposes of establishing quorum, and will have the effect of a vote “AGAINST” the Share Issuance Proposal. Shares held in “street name” by a bank, broker or other nominee for which the beneficial owner does not provide voting instructions will not be voted, which will have no effect on the proposals, but may result in the failure to establish a quorum for the special meeting.

In accordance with the DGCL and Apergy’s organizational documents, the approval of a meeting adjournment requires the affirmative vote of the holders of a majority of the voting power of Apergy present in person or represented by proxy and entitled to vote on such matter, at a special meeting at which a quorum is present. This means the number of shares of Apergy common stock voted “FOR” the meeting adjournment proposal must exceed the aggregate number of shares of Apergy common stock voted “AGAINST” the meeting adjournment proposal and shares of Apergy common stock that are the subject of abstentions in connection with the meeting adjournment proposal. Abstentions will be considered present at the special meeting for the purposes of establishing quorum, and will have the effect of a vote “AGAINST” this proposal. Shares held in “street name” by a bank, broker or other nominee for which the beneficial owner does not provide voting instructions will not be voted, which will have no effect on the proposals, but may result in the failure to establish a quorum for the special meeting.

Q:	What is a quorum?

A:

In order for business to be conducted at the Apergy special meeting of stockholders, the DGCL and Apergy’s bylaws require that a quorum must be present. A quorum consists of the holders of a majority of the voting power of Apergy’s common stock issued and outstanding and entitled to vote at the special meeting.

Q:	Have any Apergy stockholders already agreed to vote in favor of the Share Issuance Proposal?

A:	No.

Q:	What should Apergy stockholders do now in order to vote on the proposals being considered at the Apergy special meeting?

A:	Apergy stockholders may submit a proxy by mail, telephone or Internet by following the instructions on the proxy card.

Submitting a proxy means that a stockholder gives someone else the right to vote his or her shares in accordance with his or her instructions. In this way, the stockholder ensures that his or her vote will be counted even if he or she is unable to attend the Apergy special meeting. If an Apergy stockholder properly executes a proxy, but does not include specific instructions on how to vote, the individuals named as proxies will vote Apergy stockholders’ shares as follows:

•	“FOR” the Share Issuance Proposal; and

•	“FOR” the meeting adjournment proposal.

If an Apergy stockholder holds shares in “street name,” which means the shares are held of record by a broker, bank or nominee, please see “Q: If an Apergy stockholder’s shares are held in ‘street name’ by his or her broker, will the broker vote the shares for the stockholder?” below.

Apergy stockholders may also vote in person at the meeting. If an Apergy stockholder plans to attend the Apergy special meeting and wishes to vote in person, he or she will be given a ballot at the Apergy special meeting. Please note, however, that if an Apergy stockholder’s shares are held in “street name,” and he or she wishes to vote in person at the Apergy special meeting, the Apergy stockholder must bring a proxy from the record holder of the shares authorizing him or her to vote at the Apergy special meeting. Whether or not an Apergy stockholder plans to attend the Apergy special meeting, he or she is encouraged to submit his or her proxy as described in this proxy statement.

Q:	If an Apergy stockholder is not going to attend the special meeting, should the stockholder return his or her proxy card or otherwise vote his or her shares?

A:

Yes. Submitting a proxy by mail, telephone or Internet by following the instructions on the proxy card ensures that the stockholder’s shares will be represented and voted at the special meeting, even if the stockholder is unable to or does not attend.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE ENCOURAGED TO SUBMIT YOUR PROXY AS DESCRIBED IN THIS PROXY STATEMENT.

Q:	If an Apergy stockholder’s shares are held in “street name” by his or her broker, will the broker vote the shares for the stockholder?

A:

If an Apergy stockholder’s shares are held in “street name,” which means such shares are held of record by a broker, bank or nominee, the Apergy stockholder will receive instructions from his or her broker, bank or other nominee that he or she must follow in order to have his or her shares of Apergy common stock voted. If an Apergy stockholder has not received such voting instructions or requires further information regarding such voting instructions, the Apergy stockholder should contact his or her bank, broker or other nominee. Brokers, banks or other nominees who hold shares of Apergy common stock for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers, banks and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. All proposals for the Apergy special meeting are non-routine and non-discretionary. Therefore, if an Apergy stockholder’s broker, bank or other nominee holds the Apergy stockholder’s shares of Apergy common stock in “street name,” the Apergy stockholder’s bank, broker or other nominee will vote the Apergy stockholder’s shares only if the Apergy stockholder provides instructions on how to vote by filling out the voter instruction form sent to him or her by his or her bank, broker or other nominee with this proxy statement.

Q:	Can Apergy stockholders change their vote?

A:

Yes. Holders of record of Apergy common stock who have properly completed and submitted their proxy card or have submitted their proxy by telephone or Internet can change their vote before the proxy is voted at the Apergy special meeting in any of the following ways:

•

sending a written notice that is received prior to the special meeting stating that the stockholder revokes his or her proxy to Apergy Corporation, 2445 Technology Forest Blvd., Building 4, 12th Floor, The Woodlands, TX 77381, Attention: Secretary;

•	properly completing, signing and dating a new proxy card bearing a later date and properly submitting it so that it is received prior to the special meeting;

•

visiting the website shown on the proxy card prior to the special meeting and submitting a new proxy in the same manner that the stockholder would submit his or her proxy via the Internet or by calling the toll-free number shown on the proxy card to submit a new proxy by telephone; or

•	attending the special meeting in person and voting their shares.

Simply attending the special meeting, without voting your shares, will not revoke a proxy.

An Apergy stockholder whose shares are held in “street name” by his or her bank, broker or other nominee and who has directed that person to vote his or her shares should instruct that person to change his or her vote.

Q:	What will happen if an Apergy stockholder abstains from voting, fails to vote or does not direct his or her bank, broker or nominee how to vote on their proxy?

A:	If an Apergy stockholder abstains from voting, it will have the effect of a vote “AGAINST” the Share Issuance Proposal and the meeting adjournment proposal.

If an Apergy stockholder fails to vote (or fails to instruct his or her broker, bank or nominee to vote if his or her shares are held in “street name”), it will have no effect on the vote for the Share Issuance Proposal or the meeting adjournment proposal. However, the failure to vote (or failure to give instructions to vote) may have the effect of Apergy failing to establish a quorum at the special meeting. See “Q: What vote is required to approve the Share Issuance Proposal and the meeting adjournment proposal at the Apergy special meeting of stockholders?” and “Q: What is a quorum?”

All properly signed proxies that are received prior to the special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies. If a properly executed proxy is returned without an indication as to how shares of Apergy common stock represented are to be voted with regard to a particular proposal, the shares of Apergy common stock represented by the proxy will be voted in accordance with the recommendation of the Apergy Board of Directors, and therefore “FOR” the Share Issuance Proposal and “FOR” the meeting adjournment proposal.

SUMMARY

This summary, together with the section titled “Questions and Answers About the Transactions and the Special Meeting” immediately preceding this summary, provide a summary of the material terms of the Separation, the Distribution and the Merger. These sections highlight selected information contained in this proxy statement and may not include all the information that is important to you. To better understand the proposed Separation, the Distribution and the Merger, and the risks related to the Transactions, and for a more complete description of the legal terms of the Separation, the Distribution and the Merger, you should read this entire proxy statement carefully, including the annexes, as well as those additional documents to which we refer you. See also “Where You Can Find Additional Information; Incorporation by Reference.”

The Companies (See “Information About Apergy” and “Information About the ChampionX Business” beginning on page 50)

Apergy Corporation

2445 Technology Forest Blvd

Building 4, 12th Floor

The Woodlands, Texas 77381

Telephone: (281) 403-5772

Apergy Corporation, which we refer to as Apergy, a Delaware corporation, is a leading provider of highly engineered equipment and technologies that help companies drill for and produce oil and gas safely and efficiently around the world. Apergy’s products provide efficient functioning throughout the lifecycle of a well, from drilling to completion to production. For more information on Apergy, see “Information About Apergy.”

Athena Merger Sub, Inc.

c/o Apergy Corporation

2445 Technology Forest Blvd

Building 4, 12th Floor

The Woodlands, Texas 77381

Telephone: (281) 403-5772

Athena Merger Sub, Inc., which we refer to as Merger Sub, a wholly owned subsidiary of Apergy, was incorporated in the State of Delaware on December 16, 2019 for the purposes of merging with and into ChampionX in the Merger. Merger Sub has not carried on any activities other than in connection with the Merger Agreement.

ChampionX Holding Inc.

11177 South Stadium Drive

Sugar Land, Texas 77478

Telephone: (281) 632-6500

ChampionX Holding Inc., which we refer to as ChampionX, a wholly owned subsidiary of Ecolab, was incorporated in the State of Delaware on September 18, 2019 to own and operate Ecolab’s ChampionX Business. In connection with the Transactions, among other things, Ecolab will cause specified assets and liabilities used in the ChampionX Business to be conveyed to ChampionX in exchange for the issuance to Ecolab of ChampionX common stock and the Cash Payment. For more information on the ChampionX Business, see “Information About the ChampionX Business.”

Ecolab Inc.

1 Ecolab Place

St. Paul, Minnesota 55102

Telephone: (800) 232-6522

Ecolab Inc., which we refer to as Ecolab, is a Delaware corporation incorporated in 1924. With 2018 sales of $14.7 billion, Ecolab is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. Ecolab delivers comprehensive programs, products and services to promote safe food, maintain clean environments, optimize water and energy use, and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. Ecolab’s cleaning and sanitizing programs and products, and pest elimination services, support customers in the foodservice, food and beverage processing, hospitality, healthcare, government and education, retail, textile care and commercial facilities management sectors. Ecolab’s products and technologies are also used in water treatment, pollution control, energy conservation, oil production and refining, steelmaking, papermaking, mining and other industrial processes.

The Transactions (See “The Transactions” beginning on page 103)

On December 18, 2019, Ecolab, ChampionX, Apergy and Merger Sub entered into the Merger Agreement and Ecolab, ChampionX and Apergy entered into the Separation Agreement, pursuant to which Apergy will combine with Ecolab’s ChampionX Business. As a result of and immediately following the Transactions, ChampionX equityholders will own, in the aggregate, approximately 62% of the issued and outstanding Apergy common stock on a fully diluted basis and Apergy equityholders will own, in the aggregate, approximately 38% of the issued and outstanding Apergy common stock on a fully diluted basis. Ecolab stockholders that do not participate in the Exchange Offer will retain the shares of Ecolab common stock that they held prior to the Merger.

In connection with the Transactions, Apergy, Ecolab and ChampionX have entered into the Separation Agreement to effect the Separation and Distribution and have entered into or will enter into several other agreements to provide a framework for their relationship after the Distribution and the Merger. These agreements provide for the allocation between Ecolab, on the one hand, and ChampionX and Apergy, on the other hand, of certain assets, liabilities and obligations related to the ChampionX Business and will govern the relationship between Ecolab, ChampionX and Apergy after the Distribution and the Merger. In connection with the Transactions:

(1)

Apergy, ChampionX and Ecolab entered into an Employee Matters Agreement attached as Annex C hereto, which relates to, among other things, Ecolab, ChampionX and Apergy’s obligations with respect to current and former employees of the ChampionX Business;

(2)

ChampionX and Ecolab will enter into a Transition Services Agreement, pursuant to which each party will, on a transitional basis, provide the other party with certain support services and other assistance after the Distribution and Merger;

(3)

Apergy, ChampionX and Ecolab will enter into a Tax Matters Agreement attached as Annex D hereto, providing for, among other things, the allocation between Ecolab, on the one hand, and ChampionX and Apergy, on the other hand, of certain rights and obligations with respect to tax matters;

(4)

ChampionX and Ecolab will enter into an Intellectual Property Matters Agreement, pursuant to which each party will license to the other certain intellectual property owned by such party but used by the other in its respective business as of the Distribution and Merger; and

(5)

ChampionX and Ecolab will enter into a Cross-Supply and Product Transfer Agreement, pursuant to which Ecolab will supply ChampionX with certain products and ChampionX will provide Ecolab with certain products for a transitional period following the Distribution and Merger.

In addition, in connection with the Transactions, ChampionX will enter into a credit agreement with respect to a $537 million senior secured term loan credit facility to finance the Cash Payment to Ecolab and otherwise pay certain expenses in connection with the Transactions. Also, in connection with the Transactions, Apergy entered into an amendment to its existing credit agreement to, among other things, increase its revolving commitments thereunder by a principal amount up to $150 million.

For a more complete discussion of the agreements related to the Transactions, see “The Transaction Agreements” and “Additional Agreements Related to the Separation, the Distribution and the Merger.”

Overview (See “The Transactions—Transaction Sequence” beginning on page 104)

Below is a step-by-step list illustrating the sequence of material events relating to the Separation, the Distribution and the Merger. Each of these events is discussed in more detail elsewhere in this proxy statement. Apergy and Ecolab anticipate that the Separation, Distribution and Merger will occur in the following order:

Step 1: At or prior to the date of the Distribution (described in Step 3 below), Ecolab, ChampionX and certain of each of their subsidiaries will engage in a series of actions, which may include transfers of securities, formation of new entities or other actions, to effect an internal restructuring. The separation of the ChampionX Business from the other businesses of Ecolab pursuant to the Separation Agreement is referred to as the Separation. In connection with the Separation, ChampionX will (a) issue to Ecolab any additional shares of ChampionX common stock required such that the number of shares of ChampionX common stock held by Ecolab shall be equal to the number of shares required to effect the Distribution (described in Step 3 below), and (b) make the Cash Payment.

Step 2: On the Distribution Date (described in Step 3 below), to the extent not previously effected pursuant to Step 1, (a) Ecolab and certain Ecolab subsidiaries will transfer to ChampionX or a ChampionX designee certain assets related to the ChampionX Business and certain liabilities related to the ChampionX Business, and (b) if needed, ChampionX and certain ChampionX subsidiaries will transfer to Ecolab or an Ecolab designee assets excluded from the ChampionX Business and liabilities excluded from the ChampionX Business.

Step 3: On the closing date of the Merger, Ecolab will distribute 100% of the shares of ChampionX common stock to Ecolab stockholders participating in the Exchange Offer. If the Exchange Offer is consummated, but the Exchange Offer is not fully subscribed because fewer than all shares of ChampionX common stock owned by Ecolab are exchanged, the remaining shares of ChampionX common stock owned by Ecolab would be distributed in the clean-up spin-off to Ecolab stockholders whose shares of Ecolab common stock remain outstanding after consummation of the Exchange Offer. If the Exchange Offer is terminated by Ecolab without the exchange of shares (but the conditions to consummation of the Transactions have otherwise been satisfied), Ecolab intends to distribute all shares of ChampionX common stock owned by Ecolab on a pro rata basis to holders of Ecolab common stock, with a record date to be announced by Ecolab. See “The Transactions—The Separation and the Distribution—The Distribution.” The date on which the Distribution occurs is referred to as the Distribution Date.

The Exchange Offer agent will hold, for the account of the relevant Ecolab stockholders, the book-entry authorizations representing all of the outstanding shares of ChampionX common stock, pending the consummation of the Merger. Shares of ChampionX common stock will not be able to be traded during this period.

Step 4: In the Merger, Merger Sub will be merged with and into ChampionX, with ChampionX surviving as a wholly owned subsidiary of Apergy. In the Merger, each outstanding share of ChampionX common stock (except for shares of ChampionX common stock held by Ecolab, which shares will be canceled and cease to exist, and no consideration will be delivered in exchange therefor) will be converted into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of Apergy common stock equal such that ChampionX equityholders will own approximately 62% of the issued and outstanding Apergy common stock on a fully diluted basis and Apergy equityholders will own, in the aggregate, approximately 38% of the issued and outstanding Apergy common stock on a fully diluted basis.

Step 5: The Exchange Offer agent will distribute to ChampionX stockholders shares of Apergy common stock in the form of a book-entry authorization and cash in lieu of fractional shares (if any) in accordance with the terms of the Merger Agreement.

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure of the parties to the Transactions, the corporate structure of the parties immediately following the Distribution but before the Merger, and the final corporate structure immediately following the consummation of the Merger.

Existing Structure

Structure Following the Separation and the Distribution but Before the Merger

Structure Following the Merger

Summary Historical Consolidated Financial Information of Apergy

The summary historical consolidated financial information of Apergy for the years ended December 31, 2019, 2018 and 2017, and as of December 31, 2019 and 2018 have been derived from Apergy’s audited consolidated financial statements and related notes contained in the Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference in this proxy statement. The summary historical consolidated financial information as of December 31, 2017 has been derived from Apergy’s audited consolidated financial statements that are not included or incorporated by reference in this proxy statement. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Apergy or the combined company, and you should read the following information together with Apergy’s audited consolidated financial statements, the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Apergy’s Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference in this proxy statement. For more information, see “Where You Can Find Additional Information; Incorporation by Reference” beginning on page 185 of this proxy statement.

	Years Ended December 31,
(in thousands, except per share data)	2019	2018	2017
Statements of Income
Total revenue	$1,131,251	$1,218,156	$1,010,466
Income before income taxes	59,186	121,353	88,355
Net income attributable to Apergy	52,164	92,737	109,589

Earnings per share attributable to Apergy:
Basic	$0.67	$1.20	$1.42
Diluted	$0.67	$1.19	$1.41

	As of December 31,
(in thousands)	2019	2018	2017
Balance Sheets
Total assets	$1,922,825	$1,973,116	$1,906,408
Long-term debt	559,821	663,207	5,806
Total equity	1,036,214	975,983	1,635,509

Summary Historical Combined Financial Information of ChampionX

The summary historical combined financial information presented in the table below consists of historical combined financial information of ChampionX as of the dates and for the periods presented. The summary historical combined financial information as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017 have been derived from ChampionX’s audited combined financial statements included elsewhere in this proxy statement. The summary historical combined financial information as of December 31, 2017 has been derived from ChampionX’s audited combined financial statements that are not included or incorporated by reference in this proxy statement.

The summary historical combined financial information includes costs of ChampionX’s business, which include the allocation of certain corporate expenses from Ecolab. ChampionX believes these allocations were made on a reasonable basis. The summary historical combined financial information may not be indicative of ChampionX’s future performance. The summary historical combined financial information should be read in conjunction with “Selected Historical Combined Financial Information of ChampionX,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ChampionX” and the ChampionX audited historical combined financial statements and accompanying notes included elsewhere in this proxy statement.

	December 31,
(in millions)	2019	2018	2017
Year ended:
Net sales	$2,332.0	$2,431.5	$2,290.0
Operating income	155.4	117.5	88.3
Net income attributable to ChampionX	133.4	102.2	167.1
EBITDA(1)	373.1	350.5	318.4
Adjusted EBITDA(1)	382.1	366.6	342.5

As of:
Total assets	$4,301.1	$4,353.6	$4,519.1
Long-term debt (excluding portions due within one year)	0.3	0.1	0.1

(1)

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ChampionX—Non-GAAP Financial Measures” elsewhere in this proxy statement for additional information on ChampionX’s use of non-GAAP measures. EBITDA and adjusted EBITDA are non-GAAP financial measures. EBITDA is defined as net income including noncontrolling interest excluding income tax expense (benefit), interest (income) expense, net, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding special (gains) and charges, net. A reconciliation of EBITDA and adjusted EBITDA to their most comparable GAAP measure for the periods presented above is as follows:

	Year Ended December 31,
(in millions)	2019 (a)	2018 (b)	2017 (c)
Net income including noncontrolling interest	$141.1	$103.7	$169.3
Income tax expense (benefit)	31.2	35.5	(61.9)
Interest (income) expense, net	(0.9)	—	—
Depreciation	88.4	88.0	87.6
Amortization	113.3	123.3	123.4

EBITDA	373.1	350.5	318.4
Special (gains) and charges, net	9.0	16.1	24.1

Adjusted EBITDA	$382.1	$366.6	$342.5

(a)

Special (gains) and charges, net, in the year ended December 31, 2019 included net restructuring charges of $18.0 million, a gain of $9.5 million for costs recovered from a dispute related to a contract terminated in 2017 and other charges of $0.5 million.

(b)	Special (gains) and charges, net, in the year ended December 31, 2018 included net restructuring charges of $14.8 million and other charges of $1.3 million.
(c)

Special (gains) and charges, net, in the year ended December 31, 2017 included a fixed asset impairment of $16.0 million, a contract termination charge of $11.1 million, net restructuring charges of $6.6 million, a gain of $8.7 million from U.S. dollar cash recoveries of intercompany receivables written off when Venezuelan subsidiaries were deconsolidated and other gains of $0.9 million.

Summary Unaudited Pro Forma Combined Financial Information of Apergy

The summary unaudited pro forma combined financial information of Apergy has been prepared by Apergy to reflect the Transactions described in the “Unaudited Pro Forma Condensed Combined Financial Statements of Apergy.” The summary unaudited pro forma combined balance sheet as of December 31, 2019 has been prepared to reflect the Transactions as if they had occurred on December 31, 2019. The summary unaudited pro forma combined statement of income for the year ended December 31, 2019 has been prepared to reflect the Transactions as if they had occurred on January 1, 2019.

The summary historical combined financial information includes costs of ChampionX’s business, which include the allocation of certain corporate expenses from Ecolab. ChampionX believes these allocations were made on a reasonable basis. The summary unaudited pro forma combined financial information of Apergy should be read in conjunction with “Selected Historical Combined Financial Information of ChampionX,” “Selected Historical Consolidated Financial Information of Apergy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ChampionX,” “Unaudited Pro Forma Condensed Combined Financial Statements of Apergy,” the ChampionX historical combined financial statements and accompanying notes and the Apergy historical consolidated financial statements, accompanying notes and management’s discussion and analysis of financial condition and results of operations, included elsewhere in or incorporated by reference in this proxy statement. The summary unaudited pro forma combined financial information does not purport to represent what the actual results of operations or the financial position of the combined company would have been had the Transactions occurred on the dates assumed, nor are they indicative of future results of operations or financial position of the combined company.

(in thousands, except per share data)	Year Ended December 31, 2019
Pro Forma Combined Statements of Income:
Total revenues	$3,456,354
Cost of goods and services	2,434,074
Gross profit	1,022,280
Income before income taxes	327,102
Provision for income taxes	60,515
Net income	266,587
Net income attributable to stockholders	258,371
Earnings per share attributable to stockholders
Basic	$1.26
Diluted	$1.26
Weighted-average shares outstanding
Basic	204,813
Diluted	205,010

(in thousands)	As of December 31, 2019
Pro Forma Condensed Combined Balance Sheet:
Cash and equivalents	$80,290
Total assets	3,908,766
Long-term debt	1,096,821
Total liabilities	1,980,077
Noncontrolling interests	6,064
Total equity	1,928,689

Summary Historical and Pro Forma Per Share Information

The summary below sets forth certain historical per share information of Apergy and unaudited pro forma per share information of the combined company as if Apergy and ChampionX had been combined as of and for the period presented. The historical per share information of Apergy as of and for the year ended December 31, 2019 has been derived from the audited consolidated financial statements of Apergy, included in Apergy’s most recent Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this proxy statement. The unaudited pro forma combined per share information for the year ended December 31, 2019 has been derived from the unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement. See “Unaudited Pro Forma Condensed Combined Financial Statements of Apergy.” The pro forma amounts in the table presented below are not necessarily indicative of what the financial position or the results of operations of the combined company would have been had the Transactions occurred as of the date or for the period presented. The pro forma amounts also do not indicate what the financial position or results of operations of the combined company will be in the future. No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies that Apergy expects to result from the Transactions.

Apergy
	As of and for the Year Ended December 31, 2019
(in millions, except per share amounts)	Historical	Pro Forma
Earnings attributable to Apergy per common share
Basic	$0.67	$1.26
Diluted	$0.67	$1.26
Weighted-average common shares outstanding
Basic	77.4	204.8
Diluted	77.6	205.0
Book value per share of common stock	$13.38	$9.42
Cash dividends declared per share of common stock	$—	$—

Certain Market Price and Dividend Information of Apergy Common Stock

Apergy common stock currently trades on the NYSE under the ticker symbol “APY.” On December 18, 2019, the last trading day before the announcement of the Transactions, the closing price of Apergy common stock was $30.67 per share. On March 26, 2020, the last practicable trading day for which information is available as of the date of this proxy statement, the closing price of Apergy common stock was $6.29 per share.

Apergy has never declared or paid dividends on its common stock.

Per the terms of the Merger Agreement, Apergy is currently restricted from declaring and paying any dividends prior to the effective time of the Merger. Any determination as to the declaration of future dividends following such time is at the sole discretion of the Apergy Board of Directors. Following the Merger, the reconstituted Apergy Board of Directors intends to consider the declaration and payment of any additional future dividends based on a number of factors, including the results of Apergy’s operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the Apergy Board of Directors deems relevant.

Market price information for ChampionX common stock has not been presented because ChampionX is a wholly owned subsidiary of Ecolab, and shares of ChampionX common stock do not trade separately from shares of Ecolab common stock.

RISK FACTORS

You should carefully consider the following risk factors, together with the other information contained or incorporated by reference in this proxy statement, including the factors discussed in Part I, Item 1A—Risk Factors, in Apergy’s Annual Report on Form 10-K for the year ended December 31, 2019. The risks described below are not the only risks relating to the Separation, the Distribution and the Merger or that Apergy currently faces or the combined company will face after the consummation of the Transactions. Additional risks and uncertainties not currently known or that are currently expected to be immaterial may also materially and adversely affect Apergy’s or the combined company’s business, financial condition or results of operations or the price of Apergy common stock following the consummation of the Transactions.

If any of the following risks and uncertainties develops into actual events, these events could have a material adverse effect on Apergy’s or the combined company’s business, financial condition or results of operations after the Transactions. In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to the Transactions

Apergy may not realize the anticipated cost synergies and growth opportunities from the Transactions.

Apergy expects that it will realize cost synergies, growth opportunities and other financial and operating benefits as a result of the Transactions. Apergy’s success in realizing these benefits, and the timing of their realization, depends on the successful integration of the business operations of the ChampionX Business with Apergy. Even if Apergy is able to integrate the ChampionX Business successfully, Apergy cannot predict with certainty if or when these cost synergies, growth opportunities and benefits will occur, or the extent to which they will actually be achieved. For example, the benefits from the Transactions may be offset by costs incurred in integrating the companies or in otherwise consummating the Transactions. Realization of any benefits and synergies could be affected by the factors described in other risk factors and a number of factors beyond Apergy’s control, including, without limitation, general economic conditions, further consolidation in the industry in which Apergy operates, increased operating costs and regulatory developments.

The integration of the ChampionX Business with Apergy following the Transactions may present significant challenges.

There is a significant degree of difficulty inherent in the process of integrating the ChampionX Business with Apergy. These difficulties include:

•	the integration of the ChampionX Business with Apergy’s current businesses while carrying on the ongoing operations of all businesses;

•	managing a significantly larger company than before the consummation of the Transactions;

•	coordinating geographically separate organizations;

•	integrating the business cultures of each of the ChampionX Business and Apergy, which may prove to be incompatible;

•	creating uniform standards, controls, procedures, policies and information systems and controlling the costs associated with such matters;

•	ability to ensure the effectiveness of internal control over financial reporting;

•	integrating certain information technology, purchasing, accounting, finance, sales, billing, human resources, payroll and regulatory compliance systems; and

•	the potential difficulty in retaining key officers and personnel of Apergy and ChampionX.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the ChampionX Business or Apergy’s business. Members of Apergy’s or the ChampionX Business’ senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage Apergy or the ChampionX Business, serve the existing Apergy business or the ChampionX Business, or develop new products or strategies. If Apergy’s or the ChampionX Business’ senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, the business of Apergy or the ChampionX Business could suffer.

Apergy’s successful or cost-effective integration of the ChampionX Business cannot be assured. The failure to do so could have a material adverse effect on Apergy’s business, financial condition or results of operations after the Transactions.

Apergy and Ecolab may fail to obtain the required regulatory approvals in connection with the Merger in a timely fashion, if at all, or regulators may impose burdensome conditions.

Apergy and Ecolab are subject to certain antitrust and competition laws, and the proposed Merger is subject to review and approval by regulators under those laws. Although Apergy and Ecolab have agreed to use reasonable best efforts to obtain the requisite approvals, there can be no assurance that these regulatory approvals will be obtained. Failure to obtain these regulatory approvals could adversely affect Apergy’s ability to operate its business after the Transactions or jeopardize the consummation of the Transactions themselves.

For example, the requirement to receive certain regulatory approvals before the consummation of the Transactions could delay the completion of the Transactions if, for example, one or more government agencies request additional information from the parties in order to facilitate their review of the Transactions. Any delay in the completion of the Transactions could diminish the anticipated benefits of the Transactions or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the Transactions. In addition, these governmental entities may attempt to condition their approval of the Transactions on the imposition of conditions, terms, obligations or restrictions that could have a material adverse effect on the Transactions themselves or Apergy’s business after the Transactions, including, but not limited to, Apergy’s operating results or the value of its common stock. If Apergy agrees to any material conditions, terms, obligations or restrictions in order to obtain any approvals required to complete the Transactions, the business, financial condition or results of operations of the combined company may be adversely affected.

Failure to complete the Transactions could adversely impact the market price of Apergy common stock as well as its business and operating results.

The consummation of the Transactions is subject to numerous conditions, including without limitation: (i) the Distribution having taken place in accordance with the Separation Agreement; (ii) the effectiveness of Apergy’s registration statement registering Apergy common stock to be issued pursuant to the Merger Agreement, and any other registration statement required in connection with the Transactions; (iii) approval of the Share Issuance by the requisite vote of Apergy’s stockholders; (iv) obtaining antitrust or competition law regulatory approvals in certain jurisdictions; and (v) receipt by Ecolab of each of the Distribution Tax Opinion, the Merger Tax Opinion and the KPMG Tax Opinion with respect to certain aspects of the Transactions. See “The Transaction Agreements—The Merger Agreement—Conditions to the Merger.” There is no assurance that these conditions will be met and that the Transactions will be consummated.

If the Transactions are not completed for any reason, the price of Apergy common stock may decline to the extent that the market price of Apergy common stock reflects positive market assumptions that the Transactions will be completed and the related benefits will be realized. Apergy and Ecolab have expended and will continue to expend significant management time and resources and have incurred and will continue to incur significant expenses due to legal, advisory, printing and financial services fees related to the Transactions. These expenses must be paid regardless of whether the Transactions are consummated. Even if the Transactions are completed, any delay in the completion of the Transactions could diminish the anticipated benefits of the Transactions or result in additional transaction expenses, loss of revenue or other effects associated with uncertainty about the Transactions. If the Transactions are not consummated because the Merger Agreement is terminated, Apergy may be required under certain circumstances to pay Ecolab a termination fee of $89.8 million or may under other circumstances be required to reimburse Ecolab for expenses in connection with the Transactions in an amount equal to $25 million.

The pendency of the Merger could have an adverse effect on Apergy’s stock price, business, financial condition, results of operations or business prospects.

The announcement and pendency of the Merger could disrupt Apergy’s business in negative ways. For example, customers and other third-party business partners of Apergy or the ChampionX Business may seek to terminate and/or renegotiate their relationships with Apergy or ChampionX as a result of the Merger, whether pursuant to the terms of their existing agreements with Apergy and/or ChampionX or otherwise. In addition, current and prospective employees of Apergy and the ChampionX Business may experience uncertainty regarding their future roles with the combined company, which might adversely affect Apergy’s ability to retain, recruit and motivate key personnel. Should they occur, any of these events could adversely affect the stock price of, or harm the financial condition, results of operations or business prospects of, Apergy.

Apergy will incur significant costs related to the Transactions that could have a material adverse effect on its liquidity, cash flows and operating results.

Apergy expects to incur significant one-time costs in connection with the Transactions. These costs have been, and will continue to be, substantial and, in many cases, will be borne by Apergy whether or not the Merger is completed. A substantial majority of these one-time costs will be transaction-related fees and expenses and include, among others, fees paid to financial, legal, accounting and other professional fees and transition and pre-Merger integration planning-related expenses. While Apergy expects to be able to fund these one-time costs using cash from operations and borrowings under existing and anticipated credit sources, these costs will negatively impact Apergy’s liquidity, cash flows and results of operations in the periods in which they are incurred.

The Transactions may discourage other companies from trying to acquire Apergy before or for a period of time following completion of the Transactions.

Certain provisions in the Merger Agreement prohibit Apergy from soliciting any acquisition proposal during the pendency of the Merger. In addition, the Merger Agreement obligates Apergy to pay Ecolab a termination fee in certain circumstances. Apergy’s financial condition will be adversely affected as a result of the payment of the termination fee in certain circumstances involving alternative acquisition proposals, which might deter third parties from proposing alternative acquisition proposals, including acquisition proposals that might result in greater value to Apergy stockholders than the Transactions. In addition, certain provisions of the Tax Matters Agreement, which are intended to preserve the intended tax treatment of certain aspects of the Separation and the Distribution for U.S. federal income tax purposes, may discourage acquisition proposals for a period of time following the Transactions. Apergy currently expects to issue approximately 127.4 million shares of its common stock in connection with the Merger. See “The Transaction Agreements—The Merger Agreement—Merger Consideration.” Because Apergy will be a significantly larger company and have significantly more shares of common stock outstanding after the consummation of the Transactions, an acquisition of Apergy may become more expensive. As a result, some companies may not seek to acquire Apergy.

The Distribution could result in significant tax liability, and Apergy may be obligated to indemnify Ecolab for any such tax liability imposed on Ecolab.

The consummation of the Distribution is conditioned on Ecolab’s receipt of the Distribution Tax Opinion, which will provide that (among other things) the Contribution and Distribution, taken together, will qualify as a transaction described in Sections 355 and 368(a)(1)(D) of the Code, and an opinion from KPMG LLP, which we refer to as KPMG, that will address the tax treatment of certain aspects of the Transactions, which opinion we refer to as the KPMG Tax Opinion. If the Contribution and Distribution, taken together, so qualify, then (i) Ecolab stockholders will generally not recognize any gain or loss for U.S. federal income tax purposes as a result of the Distribution, and (ii) except for taxable income or gain possibly arising as a result of certain internal restructuring transactions undertaken in the Separation and with respect to any “intercompany transaction” required to be taken into account by Ecolab under the Treasury Regulations related to consolidated federal income tax returns, Ecolab will not recognize any gain or loss. None of Ecolab, ChampionX or Apergy intends to request any ruling from the Internal Revenue Service, which we refer to as the IRS, as to the U.S. federal income tax consequences of the Transactions. Neither the Distribution Tax Opinion nor the KPMG Tax Opinion will be binding on the IRS (or any applicable foreign taxing authorities) or the courts, and the IRS (or any applicable foreign taxing authorities) or the courts may not agree with the conclusions reached therein. There can be no assurance that the IRS (or any applicable foreign taxing authorities) will not successfully assert that the Distribution, or certain internal restructuring transactions undertaken in the Separation, are taxable transactions, and that a court will not sustain such assertion, which could result in tax being incurred by Ecolab stockholders and/or Ecolab.

If the Contribution and Distribution, taken together, were determined not to qualify as a transaction described in Sections 355 and 368(a)(1)(D) of the Code, for U.S. federal income tax purposes each Ecolab stockholder who receives ChampionX common stock in the Exchange Offer would generally be treated as recognizing taxable gain or loss equal to the difference between the fair market value of the ChampionX common stock received by the stockholder in the Exchange Offer and its tax basis in the shares of Ecolab common stock exchanged therefor, or, in certain circumstances, as receiving a taxable distribution equal to the fair market value of the ChampionX common stock received by the stockholder in the Exchange Offer. Further, if the Exchange Offer were not fully subscribed in such a situation and Ecolab undertook the clean-up spin-off, each Ecolab stockholder who receives ChampionX common stock in the clean-up spin-off would generally be treated as receiving a taxable distribution equal to the fair market value of the ChampionX common stock received by the stockholder in the clean-up spin-off.

In addition, if the Contribution and Distribution, taken together, were determined not to qualify as a transaction described in Sections 355 and 368(a)(1)(D) of the Code, for U.S. federal income tax purposes, Ecolab would generally recognize gain with respect to the transfer of ChampionX common stock in the Distribution if the value of ChampionX stock transferred exceeds Ecolab’s tax basis in such ChampionX stock.

Even if the Contribution and Distribution, taken together, otherwise qualify as a transaction described in Sections 355 and 368(a)(1)(D) of the Code, the Distribution will nonetheless be taxable to Ecolab (but not to Ecolab stockholders) pursuant to Section 355(e) of the Code if one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of Ecolab or ChampionX, directly or indirectly (including through acquisitions of the stock of Apergy after the Merger), as part of a plan or series of related transactions that includes the Distribution. For purposes of this test, the Merger will be treated as part of a plan that includes the Distribution, but it is expected that the Merger, standing alone, will not cause the Distribution to be taxable to Ecolab under Section 355(e) of the Code because holders of ChampionX common stock will own more than 50% of the common stock of Apergy following the Merger. However, if the IRS were to determine that other acquisitions of Ecolab stock, either before or after the Distribution, or Apergy stock after the Merger, are part of a plan or series of related transactions that includes the Distribution, such determination could result in the recognition of gain by Ecolab (but not by Ecolab stockholders) for U.S. federal income tax purposes, and the amount of taxes on such gain could be substantial.

Under the Tax Matters Agreement, ChampionX and Apergy may be obligated, in certain cases, to indemnify Ecolab against taxes and certain tax-related losses of the Transactions that arise as a result of ChampionX’s or Apergy’s actions, or failure to act. See “Additional Agreements Related to the Separation, the Distribution and the Merger—Tax Matters Agreement.” Any such indemnification obligation would likely be substantial and would likely have a material adverse effect on Apergy.

The Merger could result in significant tax liability to Dover, and Apergy may be obligated to indemnify Dover for any such tax liability imposed on Dover.

Under the tax matters agreement, dated May 9, 2018, which we refer to as the Dover Tax Matters Agreement, by and between Dover Corporation, which we refer to as Dover, and Apergy, Apergy would potentially be required to indemnify Dover against taxes incurred by Dover that arise as a result of Apergy taking or failing to take, as the case may be, certain actions that result in the distribution of Apergy by Dover, which we refer to as the Apergy Distribution, failing to meet the requirements of a tax-free distribution under Section 355 of the Code. The Dover Tax Matters Agreement required that, prior to entering into the Merger Agreement, Apergy obtain a tax opinion, acceptable to Dover, that the Merger would not cause the Apergy Distribution to fail to meet the requirements of a tax-free distribution under Section 355 of the Code and for Dover to consent to Apergy entering into and consummating the Merger. On December 18, 2019, Apergy obtained a tax opinion acceptable to Dover from Apergy’s tax counsel, Weil, Gotshal & Manges LLP, and Dover provided Apergy with Dover’s consent to entering into and consummating the Merger and all actions related thereto. Notwithstanding Apergy’s receipt of the tax opinion of Weil, Gotshal & Manges LLP, or Dover’s consent, Apergy must continue to indemnify Dover against certain tax-related losses under the Dover Tax Matters Agreement. The tax opinion of Weil, Gotshal & Manges LLP is not binding on the IRS or the courts, and the IRS or the courts may not agree with the conclusions reached therein. There can be no assurance that the IRS will not successfully assert that the Merger causes the Apergy Distribution to fail to meet requirements of a tax-free distribution under Section 355 of the Code and that a court will not sustain such assertion which could result in tax being incurred by Dover that must be indemnified by Apergy.

If the Merger is not treated as a reorganization within the meaning of Section 368(a) of the Code, the stockholders of ChampionX may have significant tax liability.

The consummation of the Merger is conditioned upon Ecolab’s receipt of the Merger Tax Opinion, which will provide that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. If the Merger is so treated, then Ecolab stockholders that receive ChampionX common stock in the Distribution will generally not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger, except for any gain or loss attributable to the receipt of cash in lieu of fractional shares of Apergy common stock. The opinion will be based on the assumptions, representations or statements made by Ecolab, ChampionX and Apergy, and if such assumptions, representations or statements are, or become, inaccurate, incorrect or incomplete, or if Ecolab, ChampionX or Apergy breach any of their covenants, the opinion may be invalid and the conclusions reached therein could be jeopardized. None of Ecolab, ChampionX or Apergy intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the Merger. Ecolab’s receipt of the Merger Tax Opinion will not preclude the IRS from asserting that the Merger is taxable. In such event, certain U.S. holders of ChampionX stock could be subject to U.S. federal income tax liability.

Under the Tax Matters Agreement, Apergy and ChampionX will be restricted from taking certain actions that could adversely affect the intended tax treatment of the Transactions, and such restrictions could significantly impair Apergy’s and ChampionX’s ability to implement strategic initiatives that otherwise would be beneficial.

The Tax Matters Agreement generally restricts Apergy and ChampionX from taking certain actions after the Distribution that could adversely affect the intended tax treatment of the Transactions. Failure to adhere to these restrictions, could result in tax being imposed on Ecolab for which Apergy and ChampionX could bear responsibility and for which Apergy and ChampionX could be obligated to indemnify Ecolab. Any such indemnification obligation would likely be substantial and would likely have a material adverse effect on Apergy. In addition, even if Apergy and ChampionX are not responsible for tax liabilities of Ecolab under the Tax Matters Agreement, ChampionX nonetheless could be liable under applicable tax law for such liabilities if Ecolab were to fail to pay such taxes. Because of these provisions in the Tax Matters Agreement, Apergy and ChampionX will be restricted from taking certain actions, particularly for the two (or, in certain cases three) years following the Merger, including (among other things) the ability to freely issue stock, to make acquisitions and to raise additional equity capital. These restrictions could have a material adverse effect on Apergy’s liquidity and financial condition, and otherwise could impair Apergy’s and ChampionX’s ability to implement strategic initiatives. Also, ChampionX’s and Apergy’s indemnity obligation to Ecolab might discourage, delay or prevent a change of control that stockholders of Apergy may consider favorable.

Current Apergy stockholders’ percentage ownership interest in Apergy will be substantially diluted in the Merger.

Immediately following the Merger, the pre-Merger Apergy equityholders will own, in the aggregate, approximately 38% of the issued and outstanding Apergy common stock on a fully diluted basis. See “The Transaction Agreements—the Merger Agreement—Merger Consideration.” Consequently, Apergy’s pre-Merger equityholders, as a group, will be substantially diluted in the Merger and have less ability to exercise influence over the management and policies of Apergy following the Merger than immediately prior to the Merger.

The calculation of the number of shares of Apergy common stock to be distributed in the Merger will not be adjusted if there is a change in the value of the ChampionX Business or Apergy before the Merger is completed.

The number of shares of Apergy common stock to be issued by Apergy in the Merger will not be adjusted if there is a change in the value of the ChampionX Business or its assets or the value of Apergy prior to the closing of the Transactions. ChampionX stockholders will receive a fixed number of shares of Apergy common stock pursuant to the Merger rather than a number of shares with a particular fixed market value. As a result, the actual value of the Apergy common stock to be received by ChampionX stockholders in the Merger will depend on the value of such shares at the time of closing of the Merger, and may be more or less than the current value of Apergy common stock.

The number of shares of ChampionX common stock available in the Exchange Offer, and the corresponding percentage of the combined company that will be owned, in the aggregate, by pre-Merger ChampionX stockholders is subject to variation depending upon the number of shares of Apergy common stock underlying Apergy Options, Apergy Restricted Stock Units and Apergy Adjusted Performance Based Restricted Stock Units to be granted by Apergy to ChampionX employees pursuant to the Employee Matters Agreement.

Following the Transactions, ChampionX equityholders will own, in the aggregate, approximately 62% of the issued and outstanding Apergy common stock on a fully diluted basis. The proportion of this 62% that will be attributable to the shares to be owned by ChampionX stockholders (i.e., shares that will be available and distributed in this Exchange Offer or if necessary the clean-up spinoff) to the amount that will be attributable to the Apergy equity awards that will be issued to ChampionX employees will be determined by formulas set forth in the Merger Agreement and Employee Matters Agreement. See “The Transactions—The Merger—Calculation of the Merger Consideration” for a more detailed description of how the Merger consideration is calculated. Of the 127.4 million shares of Apergy common stock currently expected to be issued to ChampionX equityholders in connection with the Merger, based on recent share prices of Ecolab and Apergy common stock and the ChampionX employees’ equity awards outstanding, ChampionX currently expects that approximately 121.5 million shares of ChampionX common stock would be available in this Exchange Offer, but factors largely outside of Ecolab’s control, such as changes in Ecolab’s and/or Apergy’s stock price, could cause both the number of shares available in this Exchange Offer and the proportion of the approximately 62% combined company ownership for ChampionX equityholders that is attributable to the equity awards for ChampionX employees, to continue to fluctuate.

The ChampionX Business may be negatively impacted if Apergy is unable to provide benefits and services, or access to equivalent financial strength and resources, to the ChampionX Business that historically have been provided by Ecolab.

The ChampionX Business has historically received benefits and services from Ecolab and has benefited from Ecolab’s financial strength and extensive network of service offerings. After the Transactions, ChampionX will be a subsidiary of Apergy, and the ChampionX Business will no longer benefit from Ecolab’s services, financial strength or business relationships to the extent not otherwise addressed in the other transaction documents contemplated by the Separation Agreement, referred to as the Transaction Documents. While Ecolab has agreed to provide certain transition services to ChampionX for a period of time following the consummation of the Transactions, it cannot be assured that Apergy will be able to adequately replace or provide resources formerly provided by Ecolab, or replace them at the same or lower cost. If Apergy is not able to replace the resources provided by Ecolab or is unable to replace them without incurring significant additional costs or is delayed in replacing the resources provided by Ecolab, Apergy’s results of operations may be negatively impacted.

The historical financial information of ChampionX may not be representative of its results if it had been operated independently of Ecolab and as a result, may not be a reliable indicator of future results of ChampionX.

The ChampionX Business is currently operated through various subsidiaries of Ecolab. Consequently, the financial information of ChampionX included in this proxy statement has been derived from the consolidated financial statements and accounting records of Ecolab and reflects assumptions and allocations made by Ecolab. The financial position, results of operations and cash flows of ChampionX presented may be different from those that would have resulted if ChampionX had been operated as a standalone company or by a company other than Ecolab. For example, in preparing the financial statements of ChampionX, Ecolab made an allocation of Ecolab costs and expenses that are attributable to ChampionX. However, these costs and expenses reflect the costs and expenses attributable to ChampionX as part of a larger organization and do not necessarily reflect costs and expenses that would be incurred by ChampionX had it been operated independently, and may not reflect costs and expenses that would have been incurred had ChampionX been operated as a part of Apergy. As a result, the historical financial information of ChampionX may not be a reliable indicator of ChampionX’s future results or the results that it will achieve as a part of Apergy.

The unaudited pro forma condensed combined financial statements of Apergy are based in part on certain assumptions regarding the Transactions and may not be indicative of Apergy’s future operating performance.

The historical financial statements included or incorporated by reference in this proxy statement consist of the separate financial statements of ChampionX and Apergy, respectively. The unaudited pro forma condensed combined financial statements presented in this proxy statement are not necessarily indicative of what the financial position or the results of operations of the combined company would have been had the Merger occurred as of the date or for the periods presented. The pro forma amounts also do not indicate what the financial position or results of operations of the combined company will be in the future.

Apergy will account for the Merger as an acquisition of ChampionX, with Apergy being the accounting acquirer. Following the effective date of the Merger, Apergy expects to complete the purchase price allocation for the acquisition of ChampionX after determining the fair value of ChampionX’s assets and liabilities. The final purchase price allocation may be different than the preliminary one reflected in the unaudited pro forma purchase price allocation presented in this proxy statement, and this difference may be material.

The unaudited pro forma combined financial information does not reflect the costs of any integration activities or transaction-related costs or incremental capital expenditures that Apergy management believes are necessary to realize the anticipated synergies from the Transactions. Accordingly, the unaudited pro forma combined financial information included in this proxy statement does not reflect what the combined company’s results of operations or operating condition would have been had Apergy and ChampionX been a consolidated entity during all periods presented, or what the combined company’s results of operations and financial condition will be in the future.

Apergy and the ChampionX Business may have difficulty attracting, motivating and retaining executives and other employees in light of the Transactions.

Uncertainty about the effect of the Transactions on current Apergy employees and/or ChampionX Employees may have an adverse effect on Apergy and the ChampionX Business. This uncertainty may impair Apergy’s and the ChampionX Business’ ability to attract, retain and motivate personnel until the Transactions are completed. Employee retention may be particularly challenging during the pendency of the Transactions, as employees may feel uncertain about their future roles with Apergy or the ChampionX Business after their combination. If large numbers of employees, or a concentration of critical employees of Apergy or the ChampionX Business depart because of issues relating to the uncertainty or perceived difficulties of integration or a desire not to become employees of Apergy after the Transactions, Apergy’s ability to realize the anticipated benefits of the Transactions could be reduced.

The Separation Agreement limits the combined company’s ability to engage in certain activities competitive with Ecolab.

The Separation Agreement includes non-compete provisions pursuant to which Apergy generally agreed to not compete in the Water and Downstream Field businesses of Ecolab for five years following the Distribution subject to certain exceptions set forth in the Separation Agreement. See “The Transaction Agreements—The Separation Agreement—Covenant Not to Compete.” The foregoing restrictions may limit the combined company’s ability to engage in certain activities, may potentially lead to disputes and may materially and adversely affect the business, financial condition and results of operations of the combined company.

Risks Related to the Combined Company’s Business Following the Transactions

Sales of Apergy common stock after the Transactions may negatively affect the market price of Apergy common stock.

The shares of Apergy common stock to be issued in the Transactions to holders of shares of ChampionX common stock will generally be eligible for immediate resale. The market price of Apergy common stock could decline as a result of sales of a large number of shares of Apergy common stock in the market after the consummation of the Transactions or even the perception that these sales could occur.

It is expected that upon completion of the Transactions, ChampionX equityholders will hold approximately 62% of Apergy’s common stock on a fully-diluted basis and Apergy equityholders will hold approximately 38% of Apergy’s common stock on a fully-diluted basis. Currently, Ecolab stockholders may include index funds that have performance tied to certain stock indices and institutional investors subject to various investing guidelines.

Because Apergy may not be eligible to be included in these indices following the consummation of the Transactions or may not meet the investing guidelines of some of these institutional investors and index funds, such investors and index funds may decide to or may be required to sell the shares of Apergy common stock that they receive in the Transactions. In addition, the investment fiduciaries of Ecolab’s defined contribution plans may decide to sell any shares of Apergy common stock that the trusts for these plans receive in the Transactions, or may decide not to participate in the Exchange Offer, in response to their fiduciary obligations under applicable law. These sales, or the possibility that these sales may occur, may also make it more difficult for Apergy to obtain additional capital by selling equity securities in the future at a time and at a price that it deems appropriate.

Trends in crude oil and natural gas prices may affect the drilling and production activity, profitability and financial stability of the combined company’s customers and therefore the demand for, and profitability of the combined company’s products and services, which could have a material adverse effect on the combined company’s business, results of operations and financial condition.

The oil and gas industry is cyclical in nature and experiences periodic downturns of varying length and severity. The oil and gas industry experienced a significant downturn in 2015 and 2016 as a result of a sharp decline in crude oil prices. Crude oil prices slightly recovered in late 2016 and into 2017, but experienced a volatile decline again during late 2018. Price volatility continued throughout 2019 and, partially due to the emergence of the COVID-19 pandemic and failure of the Organization of the Petroleum Exporting Countries (“OPEC”) and other major producers to agree on production cuts, has become more extreme in 2020. Demand for the combined company’s products and services is sensitive to the level of capital spending by oil and natural gas companies and the corresponding drilling and production activity. The level of drilling and production activity is directly affected by trends in crude oil and natural gas prices, which are influenced by numerous factors affecting the supply and demand for oil and gas, including:

•	worldwide economic activity, including disruption to global trade;

•	the level of exploration and production activity;

•	interest rates and the cost of capital;

•	environmental regulation;

•	federal, state and foreign policies and regulations regarding current and future exploration and development of oil and gas;

•	the ability and/or desire of OPEC and other major producers to set and maintain production levels and influence pricing;

•	the cost of exploring and producing oil and gas;

•	the pace of adoption and cost of developing alternative energy sources;

•	the availability, expiration date and price of onshore and offshore leases;

•	the discovery rate of new oil and gas reserves in onshore and offshore areas;

•	the success of drilling for oil and gas in unconventional resource plays such as shale formations;

•	the depletion rate of existing wells in productions;

•	takeaway capacity within producing basins;

•	alternative opportunities to invest in onshore exploration and production opportunities;

•	domestic and global political and economic uncertainty, socio-political unrest and instability, terrorism or hostilities;

•	the recent COVID-19 pandemic or other health pandemics and epidemics;

•	technological advances; and

•	weather conditions.

Many of these factors are beyond the combined company’s control. For example, in March 2020, members of OPEC and Russia considered extending their previously agreed oil production cuts and potentially making additional oil production cuts. However, these negotiations were unsuccessful. As a result, Saudi Arabia has announced a significant reduction in its export prices effective immediately and Russia has announced that all agreed oil production cuts between members of OPEC and Russia will expire on April 1, 2020. Following these announcements and also as a result of the increased global scale and severity of the COVID-19 outbreak during this period, global oil and natural gas prices declined sharply and may continue to decline.

Apergy expects continued volatility in both crude oil and natural gas prices, as well as in the level of drilling and production related activities. The combined company’s ability to regulate its operating activities in response to lower oilfield service activity levels during periodic industry downturns will be important to its business, results of operations and prospects. However, a significant downturn in the industry could result in the reduction in demand for the combined company’s products and services and could have a material adverse effect on its business, results of operations, financial condition and cash flows.

The combined company might be unable to successfully compete with other companies in its industry.

The markets in which Apergy and the ChampionX Business operate, and the combined company will operate, are highly competitive. The principal competitive factors in Apergy’s and the ChampionX Business’s markets are, and the combined company’s markets will be, customer service, product quality and performance, price, breadth of product offering, market expertise and innovation. In some of Apergy’s and the ChampionX Business’s product and service offerings, Apergy and ChampionX compete with the oil and gas industry’s largest oilfield service providers. These large national and multi-national companies may have longer operating histories, greater brand recognition, and a stronger presence in geographic markets than us. They may also have more robust financial and technical capabilities. In addition, Apergy and the ChampionX Business compete, and the combined company will compete, with many smaller companies capable of effectively competing on a regional or local basis. The combined company’s competitors may be able to respond more quickly to new or emerging technologies and services and changes in customer requirements. Many contracts are awarded on a bid basis, which further increases competition based on price. As a result of the competitive environment in which it operates, the combined company may lose market share, be unable to maintain or increase prices for its products and services, or be unable to acquire additional business opportunities, which could have a material adverse effect on its business, results of operations, financial condition and cash flows.

If the combined company is unable to develop new products and technologies, its competitive position may be impaired, which could materially and adversely affect its sales and market share.

The markets in which Apergy and the ChampionX Business operate, and the combined company will operate, are characterized by changing technologies and the introduction of new products and services. As a result, the combined company’s success is dependent upon its ability to develop or acquire new products and services on a cost-effective basis, to introduce them into the marketplace in a timely manner, and to protect and maintain critical intellectual property assets related to these developments. Difficulties or delays in research, development or production of new products and technologies, or failure to gain market acceptance of new products and technologies, may significantly reduce future revenue and materially and adversely affect the combined company’s competitive position. While the combined company intends to continue to commit financial resources and effort to the development of new products and services, it may not be able to successfully differentiate its products and services from those of its competitors. The combined company’s customers may not consider its proposed products and services to be of value to them or may not view them as superior to its competitors’ products and services. In addition, the combined company’s competitors or customers may develop new technologies which address similar or improved solutions to the combined company’s existing technologies. Further, the combined company may not be able to adapt to evolving markets and technologies, develop new products, achieve and maintain technological advantages or protect technological advantages through intellectual property rights. If the combined company does not successfully compete through the development and introduction of new products and technologies, its business, results of operations, financial condition and cash flows could be materially adversely affected.

The combined company could lose customers or generate lower revenue, operating profits and cash flows if there are significant increases in the cost of raw materials or if it is unable to obtain raw materials.

Apergy purchases, and the combined company will purchase, raw materials, sub-assemblies and components for use in manufacturing operations, which exposes it to volatility in prices for certain commodities. Significant price increases for these commodities could adversely affect the combined company’s operating profits. While the combined company will generally attempt to mitigate the impact of increased raw material prices by endeavoring to make strategic purchasing decisions, broadening its supplier base and passing along increased costs to customers, there may be a time delay between the increased raw material prices and the ability to increase the prices of products. Additionally, the combined company may be unable to increase the prices of products due to a competitor’s pricing pressure or other factors. While raw materials are generally available now, the inability to obtain necessary raw materials could affect the combined company’s ability to meet customer commitments and satisfy market demand for certain products. Certain of Apergy’s and the ChampionX Business’s product lines depend on a limited number of third-party suppliers and vendors. The ability of these third parties to deliver raw materials may be affected by events beyond Apergy’s and the ChampionX Business’s control. In addition, public health threats, such as the coronavirus, severe influenza and other highly communicable viruses or diseases could limit access to vendors and their facilities, or the ability to transport raw materials from the combined company’s vendors, which would adversely affect the combined company’s ability to obtain necessary raw materials for certain of its products. Consequently, a significant price increase in raw materials, or their unavailability, may result in a loss of customers and adversely impact the combined company’s business, results of operations, financial condition and cash flows.

Federal, state and local legislative and regulatory initiatives relating to oil and gas development and the potential for related litigation could result in increased costs and additional operating restrictions or delays for the combined company’s customers, which could reduce demand for the combined company’s products and negatively impact the combined company’s business, financial condition and results of operations.

Environmental laws and regulations could limit the combined company’s customers’ exploration and production activities. Although Apergy and the ChampionX Business do not directly engage in drilling or hydraulic fracturing activities, Apergy and the ChampionX Business provide products and services to operators in the oil and gas industry. There has been significant growth in opposition to oil and gas development both in the United States and globally. This opposition is focused on attempting to limit or stop hydrocarbon development in certain areas. Examples of such opposition include: (i) efforts to reduce access to public and private lands, (ii) delaying or canceling permits for drilling or pipeline construction, (iii) limiting or banning industry techniques such as hydraulic fracturing, and/or adding restrictions on the use of water and associated disposal, (iv) delaying or denying air-quality permits, and (v) advocating for increased regulations, punitive taxation, or citizen ballot initiatives or moratoriums on industry activity.

In addition, various state and local governments have implemented, or are considering, increased regulatory oversight of oil and gas development through additional permitting requirements, operational restrictions, including on the time, place and manner of drilling activities, disclosure requirements and temporary or permanent bans on hydraulic fracturing or other facets of crude oil and natural gas exploration and development in certain areas such as environmentally sensitive watersheds. Increased regulation and opposition to oil and gas activities could increase the potential for litigation concerning these activities, and could include companies who provide products and services used in hydrocarbon development, such as Apergy’s.

The adoption of new laws or regulations at the federal, state, or local levels imposing reporting obligations, or otherwise limiting or delaying hydrocarbon development, could make it more difficult to complete oil and gas wells, increase the combined company’s customers’ costs of compliance and doing business, and otherwise adversely affect the oil and gas activities they pursue. Such developments could negatively impact demand for the combined company’s products and services. In addition, heightened political, regulatory and public scrutiny, including lawsuits, could expose the combined company or the combined company’s customers to increased legal and regulatory proceedings, which could be time-consuming, costly, or result in substantial legal liability or significant reputational harm. The combined company could be directly affected by adverse litigation or indirectly affected if the cost of compliance or the risks of liability limit the ability or willingness of the combined company’s customers to operate. Such costs and scrutiny could directly or indirectly, through reduced demand for the combined company’s products and services, have a material adverse effect on the combined company’s business, results of operations, financial condition and cash flows.

The combined company’s growth and results of operations may be adversely affected if it is unable to complete third party acquisitions on acceptable terms.

Over time, it is expected that the combined company will acquire value creating, add-on capabilities that broaden its existing technological, geographic and cost position, thereby complementing the combine company’s businesses.

However, there can be no assurance that the combined company will be able to find suitable opportunities to purchase or to acquire such capabilities on acceptable terms. If the combined company is unsuccessful in its acquisition efforts, its revenue growth could be adversely affected. In addition, the combined company will face the risk that a completed acquisition may underperform relative to expectations. The combined company may not achieve the synergies originally anticipated, may become exposed to unexpected liabilities, or may not be able to sufficiently integrate completed acquisitions into its then current business and growth model. These factors could potentially have an adverse impact on the combined company’s business, results of operations, financial condition and cash flows.

The combined company and its customers will be subject to extensive environmental and health and safety laws and regulations that may increase the combined company’s costs, limit the demand for its products and services or restrict its operations.

The combined company’s operations and the operations of the combined company’s customers will be subject to numerous and complex federal, state, local and foreign laws and regulations relating to the protection of human health, safety and the environment. These laws and regulations may adversely affect the combined company’s customers by limiting or curtailing their exploration, drilling and production activities, the products and services it designs, markets and sells and the facilities where it manufactures its products. For example, the combined company’s operations and the operations of the combined company’s customers will be subject to numerous and complex laws and regulations that, among other things: may regulate the management and disposal of hazardous and non-hazardous wastes; may require acquisition of environmental permits related to its operations; may restrict the types, quantities and concentrations of various materials that can be released into the environment; may limit or prohibit operational activities in certain ecologically sensitive and other protected areas; may regulate specific health and safety criteria addressing worker protection; may require compliance with operational and equipment standards; may impose testing, reporting and record-keeping requirements; and may require remedial measures to mitigate pollution from former and ongoing operations. Sanctions for noncompliance with such laws and regulations may include revocation of permits, corrective action orders, administrative or civil penalties, criminal prosecution and the imposition of injunctions to prohibit certain activities or force future compliance.

Some environmental laws and regulations provide for joint and several strict liability for remediation of spills and releases of hazardous substances. In addition, the combined company or its customers may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, as well as damage to natural resources. These laws and regulations may expose the combined company or its customers to liability for the conduct of or conditions caused by others, or for the combined company’s acts or for the acts of the combined company’s customers that were in compliance with all applicable laws and regulations at the time such acts were performed. Any of these laws and regulations could result in claims, fines or expenditures that could be material to the combined company’s business, results of operations, financial condition and cash flows.

Environmental laws and regulations, and the interpretation and enforcement thereof, frequently change, and have tended to become more stringent over time. New laws and regulations may have a material adverse effect on the combined company’s customers by limiting or curtailing their exploration, drilling and production activities, which may adversely affect the combined company’s operations by limiting demand for the combined company’s products and services. Additionally, the implementation of new laws and regulations may have a material adverse effect on the combined company’s operating results by requiring the combined company to its operations or products or shut down some or all of its facilities.

Numerous proposals have been made, and are likely to continue to be made, at various levels of government to monitor and limit emissions of greenhouse gases (“GHG”). Past sessions of the U.S. Congress considered, but did not enact, legislation to address climate change. The EPA and other federal agencies previously issued regulations that aim to reduce GHG emissions; however, the current administration has generally indicated an interest in scaling back or rescinding regulations addressing GHG emissions, including those affecting the U.S. oil and gas industry. It is difficult to predict the extent to which such policies will be implemented or the outcome of any related litigation. Any regulation of GHG emissions could result in increased compliance costs or additional operating restrictions for the combined company and/or its customers and limit or curtail exploration, drilling and production activities of the combined company’s customers, which could directly or indirectly, through reduced demand for the combined company’s products and services, adversely affect the combined company’s business, results of operations, financial condition and cash flows.

The combined company’s products will be used in operations that are subject to potential hazards inherent in the oil and gas industry and, as a result, it is exposed to potential liabilities that may affect its financial condition and reputation.

Apergy’s products are, and the combined company’s products will be, used in potentially hazardous drilling, completion and production applications in the oil and gas industry where an accident or a failure of a product can potentially have catastrophic consequences. Risks inherent in these applications, such as equipment malfunctions and failures, equipment misuse and defects, explosions, blowouts and uncontrollable flows of oil, natural gas or well fluids can cause personal injury, loss of life, suspension of operations, damage to formations, damage to facilities, business interruption and damage to or destruction of property, surface and drinking water resources, equipment and the environment. While Apergy currently maintains insurance protection against some of these risks and seek to obtain indemnity agreements from its customers requiring them to hold it harmless from some of these risks, Apergy’s current insurance and contractual indemnity protection may not be sufficient or effective enough to protect it under all circumstances or against all risks. The occurrence of a significant event not fully insured or indemnified against, or the failure of a customer to meet its indemnification obligations to Apergy could adversely affect Apergy’s business, results of operations, financial condition and cash flows.

The combined company’s industry is undergoing continuing consolidation that may impact its results of operations.

The oil and gas industry continues to experience consolidation and as a result, some of Apergy’s largest customers have consolidated and are using their size and purchasing power to seek economies of scale and pricing concessions. This consolidation may result in reduced capital spending by some of the combined company’s customers or the acquisition of one or more of the combined company’s primary customers, which may lead to decreased demand for the combined company’s products and services. There is no assurance that the combined company will be able to maintain its level of sales to a customer that has consolidated, or replace that revenue with increased business activity with other customers. As a result, the acquisition of one or more of the combined company’s primary customers may have a significant adverse impact on the combined company’s business, results of operations, financial condition and cash flows. Apergy is unable to predict what effect consolidations in the industry may have on prices, capital spending by the combined company’s customers, the combined company’s selling strategies, the combined company’s competitive position, the combined company’s ability to retain customers or the combined company’s ability to negotiate favorable agreements with its customers.

Apergy and the ChampionX Business are subject to information technology, cybersecurity and privacy risks.

Apergy depends on, and the combined company will depend on, various information technologies and other products and services to store and process information and otherwise support its business activities. Apergy also manufactures and sells hardware and software to provide monitoring, controls and optimization of customer critical assets in oil and gas production and distribution. In addition, certain of ChampionX’s customer offerings include digital components, such as remote monitoring of certain customer operations. Apergy also provides services to maintain these systems. Additionally, Apergy’s operations rely, and the combined company’s operations will rely, upon partners, vendors and other third-party providers of information technology and other products and services. If any of these information technologies, products or services are damaged, cease to properly function, are breached due to employee error, malfeasance, system errors, or other vulnerabilities, or are subject to cybersecurity attacks, such as those involving unauthorized access, malicious software and/or other intrusions, Apergy and the combined company or their respective partners, vendors or other third parties could experience: (i) production downtimes, (ii) operational delays, (iii) the compromising of confidential, proprietary or otherwise protected information, including personal and customer data, (iv) destruction, corruption, or theft of data, (v) security breaches, (vi) other manipulation, disruption, misappropriation or improper use of its systems or networks, (vii) financial losses from remedial actions, (viii) loss of business or potential liability, (ix) adverse media coverage, and (x) legal claims or legal proceedings, including regulatory investigations and actions, and/or damage to its reputation. While Apergy and ChampionX attempt to mitigate these risks by employing a number of measures, including employee training, technical security controls and maintenance of backup and protective systems, Apergy’s, the combined company’s and each of their respective partners’, vendors’ and other third-parties’ systems, networks, products and services remain potentially vulnerable to known or unknown cybersecurity attacks and other threats, any of which could have a material adverse effect on Apergy’s or the combined company’s business, results of operations, financial condition and cash flows.

The combined company will be subject to risks relating to existing international operations and expansion into new geographical markets.

The combined company will focus on expanding sales globally as part of its overall growth strategy and expect sales from outside the United States to continue to represent a significant portion of its revenue. Apergy’s and the combined company’s international operations and Apergy’s global expansion strategy are subject to general risks related to such operations, including:

•	political, social and economic instability and disruptions;

•	government export controls, economic sanctions, embargoes or trade restrictions;

•	the imposition of duties and tariffs and other trade barriers;

•	limitations on ownership and on repatriation or dividend of earnings;

•	transportation delays and interruptions;

•	labor unrest and current and changing regulatory environments;

•	increased compliance costs, including costs associated with disclosure requirements and related due diligence;

•	difficulties in staffing and managing multi-national operations;

•	limitations on Apergy’s and the combined company’s ability to enforce legal rights and remedies;

•	access to or control of networks and confidential information due to local government controls and vulnerability of local networks to cyber risks; and

•	fluctuations in foreign currency exchange rates.

If the combined company is unable to successfully manage the risks associated with expanding its global business or adequately manage operational risks of its existing international operations, these risks could have a material adverse effect on the combined company’s growth strategy into new geographical markets, the combined company’s reputation, the combined company’s business, results of operations, financial condition and cash flows.

The combined company’s reputation, ability to do business and results of operations may be impaired by improper conduct by or disputes with any of its employees, agents or business partners and it will have an increased compliance burden with respect to, and risk of violations of, anti-bribery, trade control, trade sanctions, anti-corruption and similar laws.

Apergy’s operations require, and the combined company’s operations will require, it to comply with a number of U.S. and international laws and regulations, including those governing payments to government officials, bribery, fraud, anti-kickback and false claims, competition, export and import compliance, money laundering and data privacy, as well as the improper use of proprietary information or social media. In particular, Apergy’s international operations are, and the combined company’s international operations will be, subject to the regulations imposed by the Foreign Corrupt Practices Act and the United Kingdom Bribery Act 2010 as well as anti-bribery and anti-corruption laws of various jurisdictions in which Apergy operates. While Apergy strives to maintain high standards, it cannot provide assurance that its internal controls and compliance systems will always protect it from acts committed by Apergy’s or the combined company’s employees, agents or business partners that would violate such U.S. or international laws or regulations or fail to protect Apergy’s and the combined company’s confidential information. Any such violations of law or improper actions could subject the combined company to civil or criminal investigations in the United States or other jurisdictions, could lead to substantial civil or criminal, monetary and non-monetary penalties and related stockholder lawsuits, could lead to increased costs of compliance and could damage the combined company’s reputation, business, results of operations, financial condition and cash flows. ChampionX’s significant international business will increase corruption risks for the combined company, relative to Apergy as a standalone company.

Additionally, Apergy conducts, and the combined company will conduct, some operations through joint ventures in which unaffiliated third parties may control or have significant influence on the operations of the joint venture. As with any joint venture arrangement, differences in views among the joint venture participants may result in delayed decisions, the joint venture operating in a manner that is contrary to Apergy’s preference or in failures to agree on major issues. These factors could have a material adverse effect on the business and results of operations of Apergy’s joint ventures and, in turn, Apergy’s or the combined company’s business and consolidated results of operations.

Tariffs and other trade measures could adversely affect the combined company’s results of operations, financial position and cash flows.

In 2019, the U.S. government continued to impose tariffs on steel and aluminum and a broad range of other products imported into the United States. In response to the tariffs imposed by the U.S. government, the European Union, Canada, Mexico, India and China have announced tariffs on U.S. goods and services. The new tariffs have increased Apergy’s material input costs, and any further trade restrictions, retaliatory trade measures and additional tariffs could result in higher input costs to the combined company’s products. The combined company may not be able to fully mitigate the impact of these increased costs or pass price increases on to its customers. While tariffs and other retaliatory trade measures imposed by other countries on U.S. goods have not yet had a significant impact on Apergy’s business or results of operations, it cannot predict further developments, and such existing or future tariffs could have a material adverse effect on the combined company’s results of operations, financial position and cash flows.

Changes in domestic and foreign governmental laws, regulations and policies, risks associated with emerging markets, changes in statutory tax rates and laws, and unanticipated outcomes with respect to tax audits could adversely affect the combined company’s business, profitability and reputation.

Apergy’s and the combined company’s domestic and international sales and operations are subject to risks associated with changes in laws, regulations and policies (including environmental and employment regulations, export/import laws, tax policies such as export subsidy programs and research and experimentation credits, carbon emission regulations and other similar programs). Failure to comply with any of the foregoing laws, regulations and policies could result in civil and criminal, monetary and non-monetary penalties, as well as damage to Apergy’s reputation. In addition, Apergy cannot provide assurance that its costs of complying with new and evolving regulatory reporting requirements and current or future laws, including environmental protection, employment, data security, data privacy and health and safety laws, will not exceed Apergy’s estimates. In addition, Apergy has made investments in certain countries, including Argentina, Australia, Bahrain, Colombia and Oman, and ChampionX has made investments in certain countries, including Angola, Azerbaijan, Equatorial Guinea, Ghana, India, Kazakhstan, Malaysia, Nigeria, Russia, Saudi Arabia and the

United Arab Emirates, and the combined company may in the future invest in other countries, any of which may carry high levels of currency, political, compliance, or economic risk. While these risks or the impact of these risks are difficult to predict, any one or more of them could adversely affect the combined company’s business, results of operations and reputation.

Apergy is, and the combined company will be, subject to taxation in a number of jurisdictions. Accordingly, its effective tax rate is impacted by changes in the mix among earnings in countries with differing statutory tax rates. A material change in the statutory tax rate or interpretation of local law in a jurisdiction in which the combined company will have significant operations could adversely impact its effective tax rate and impact its financial results. For example, the U.S. bill commonly referred to as the Tax Cuts and Jobs Act, which we refer to as the(the “Tax Reform Act”), which was enacted on December 22, 2017, significantly changed U.S. tax law by, among other things, imposing a repatriation tax on deemed repatriated earnings of foreign subsidiaries and imposing limitations on the ability to deduct interest expense.

The combined company’s tax returns will be subject to audit and taxing authorities could challenge the combined company’s operating structure, taxable presence, application of treaty benefits or transfer pricing policies. If changes in statutory tax rates or laws or audits result in assessments different from amounts estimated, then Apergy’s business, results of operations, financial condition and cash flows may be adversely affected. In addition, changes in tax laws could have an adverse effect on Apergy’s customers, resulting in lower demand for Apergy’s products and services.

Failure to attract, retain and develop personnel for key management could have an adverse effect on the combined company’s results of operations, financial condition and cash flows.

The combined company’s growth, profitability and effectiveness in conducting its operations and executing its strategic plans depend in part on its ability to attract, retain and develop qualified personnel, align them with appropriate opportunities for key management positions and support for strategic initiatives. Additionally, during periods of increased investment in the oil and gas industry, competition to hire may increase and the availability of qualified personnel may be reduced. If the combined company is unsuccessful in its efforts to attract and retain qualified personnel, the combined company’s business, results of operations, financial condition, cash flows, market share and competitive position could be adversely affected. Additionally, the combined company could miss opportunities for growth and efficiencies.

The credit risks of the combined company’s customer base could result in losses.

Many of the combined company’s customers will be oil and gas companies that have faced or may in the future face liquidity constraints during adverse commodity price environments. These customers impact the combined company’s overall exposure to credit risk as they are also affected by prolonged changes in economic and industry conditions such as the current downturn in the oil and gas industry as a result of the lower crude oil and nature gas price environment. If a significant number of the combined company’s customers experience a prolonged business decline or disruptions, the combined company may incur increased exposure to credit risk and bad debts.

The loss of one or more significant customers could have an adverse impact on the combined company’s financial results.

The combined company’s customers will represent a combination of some of the largest operators in the oil and gas drilling and production markets, including major integrated, large, medium and small independents, and foreign national oil and gas companies, as well as oilfield equipment and service providers. In 2019, Apergy’s top 10 customers represented approximately 41% of total revenue. No customer accounted for net sales equal to 10 percent or more of Apergy’s total revenues for the years ended December 31, 2019, 2018 and 2017. In 2019, ChampionX’s top 10 customers represented approximately 43% of ChampionX combined net sales. No customer accounted for net sales equal to 10 percent or more of ChampionX’s total revenues for the years ended December

31, 2019, 2018 and 2017. While Apergy and ChampionX are not dependent on any one customer or group of customers, the loss of one or more of its significant customers could have an adverse effect on the combined company’s business, results of operations, financial condition and cash flows.

The inability to protect or obtain patent and other intellectual property rights could adversely affect the combined company’s revenue, operating profits and cash flows.

Apergy owns, and the combined company will own, patents, trademarks, licenses and other intellectual property related to its products and services, and Apergy continuously invests, and the combined company will continuously invest, in research and development that may result in innovations and intellectual property rights. Apergy employs, and the combined company will employ, various measures to develop, maintain and protect its innovations and intellectual property rights. These measures may not be effective in capturing intellectual property rights, and they may not prevent Apergy’s or the combined company’s intellectual property from being challenged, invalidated, circumvented, infringed, misappropriated or otherwise violated, particularly in countries where intellectual property rights are not highly developed or protected. Unauthorized use of Apergy’s or the combined company’s intellectual property rights and any potential litigation Apergy or the combined company may initiate or have initiated against it in respect of its respective intellectual property rights could adversely impact Apergy’s or the combined company’s competitive position and have a negative impact on Apergy’s or the combined company’s business, results of operations, financial condition and cash flows.

A deterioration in the combined company’s future expected profitability or cash flows could result in an impairment of its recorded goodwill and intangible assets.

Apergy has significant goodwill and intangible assets recorded on its consolidated balance sheet. The valuation and classification of these assets and the assignment of useful lives to intangible assets involve significant judgments and the use of estimates. Impairment testing of goodwill and intangible assets requires significant use of judgment and assumptions, particularly as it relates to the determination of fair market value. A decrease in the long-term economic outlook and future cash flows of the combined company’s business could significantly impact asset values and potentially result in the impairment of intangible assets, including goodwill. Although fair values currently exceed carrying values for each reporting unit, the value of the combined company’s business could be unfavorably impacted by steep declines in revenue and order rates as drilling and production activity would be reduced due to sustained unfavorable crude oil prices and lower U.S. rig counts. Accordingly, sustained future economic declines could result in impairment charges that could have a material adverse effect on the combined company’s results of operations.

The combined company’s exposure to exchange rate fluctuations on cross-border transactions and the translation of local currency results into U.S. dollars could negatively impact its results of operations.

A portion of Apergy’s business is, and a portion of the combined company’s business will be, transacted and/or denominated in foreign currencies, and fluctuations in currency exchange rates could have a significant impact on Apergy’s results of operations, financial condition and cash flows, which are presented in U.S. dollars. Cross-border transactions, both with external parties and intercompany relationships, result in increased exposure to foreign exchange effects. Although the impact of foreign currency fluctuations on Apergy’s results of operations has historically not been material, significant changes in currency exchange rates, principally the Canadian Dollar, Australian Dollar, Argentinian Peso, Omani Rial, Colombian Peso, Euro, British Pound Sterling, Russian Ruble and Brazilian Real could negatively affect Apergy’s results of operations. Additionally, the strengthening of the U.S. dollar potentially exposes Apergy and the combined company to competitive threats from lower cost producers in other countries and could result in unfavorable translation effects as the results of foreign locations are translated into U.S. dollars for reporting purposes.

Effective January 31, 2020, the United Kingdom has formally left the European Union (commonly referred to as “Brexit”). The United Kingdom’s relationship with the European Union will no longer be governed by the

European Union Treaties, but instead by the terms of the Withdrawal Agreement agreed between the United Kingdom and the European Union in late 2019. The Withdrawal Agreement provides for a “transition” period, which commenced the moment the United Kingdom left the European Union and is currently set to end on December 31, 2020. At the end of the transition period, there may be significant changes to the United Kingdom’s business environment. While the effects of Brexit will depend on any agreements the United Kingdom makes to retain access to European Union markets or the failure to reach such agreements, the uncertainties created by Brexit, any resolution between the United Kingdom and European Union countries or the failure to reach any such resolutions, could adversely affect the combined company’s relationships with customers, suppliers and could harm the combined company’s business and financial results due to fluctuations in the value of the British pound versus the U.S. dollar, the euro and other currencies. In addition, Brexit could result in delayed deliveries, which may adversely affect the combined company’s internal supply chain and the combined company’s ability to perform under customer contracts.

Natural disasters and unusual weather conditions could have an adverse impact on the combined company’s business.

The combined company’s business could be materially and adversely affected by natural disasters or severe weather conditions. Hurricanes, tropical storms, flash floods, blizzards, cold weather and other natural disasters or severe weather conditions could result in evacuation of personnel, curtailment of services, damage to equipment and facilities, interruption in transportation of products and materials and loss of productivity. For example, certain of the combined company’s manufactured products and components will be manufactured at a single facility, and disruptions in operations or damage to any such facilities could reduce the combined company’s ability to manufacture its products and satisfy customer demand. If the combined company’s customers are unable to operate or are required to reduce operations due to severe weather conditions, the combined company’s business could be adversely affected as a result of curtailed deliveries of its products and services.

The combined company’s indebtedness could adversely affect its financial condition and operating flexibility.

The combined company’s ability to make payments on and to refinance its indebtedness, as well as any future indebtedness that it may incur, will depend upon the level of cash flows generated by its operations, its ability to sell assets, availability under its revolving credit facility and its ability to access the capital markets and/or other sources of financing. The combined company’s ability to generate cash will be subject to general economic, industry, financial, competitive, legislative, regulatory and other factors that are beyond its control. If it is not able to repay or refinance its indebtedness as it becomes due, the combined company may be forced to sell assets or take other disadvantageous actions, including (i) reducing financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes or (ii) dedicating an unsustainable level of cash flow from operations to the payment of principal and interest on the indebtedness. In addition, the combined company’s ability to withstand competitive pressures and to react to changes in the oil and gas industry could be impaired.

The recent global coronavirus pandemic has led to periods of significant volatility in financial, commodities (including oil and gas) and other markets and could harm the business and results of operations for the combined company.

In December 2019, a coronavirus (COVID-19) was reported in China, and has since spread globally. In March 2020, the World Health Organization declared the coronavirus to be a pandemic. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the lasting impact of the coronavirus pandemic on the business of the combined company, and there is no guarantee that efforts by the combined company to address the adverse impacts of the coronavirus will be effective. The impact to date has included periods of significant volatility in financial, commodities and other markets, and has resulted in a significant decline in the trading price of Apergy’s common stock. This volatility, if it continues, could have an adverse impact on the combined company’s business, financial condition and results of operations. In particular, global markets for oil and gas have been and may continue to be impacted by the coronavirus pandemic and/or other events beyond the control of the combined company, and further volatility in commodity prices could have a negative impact on the economies of energy-dominant states in which Apergy and ChampionX conduct, and the combined company will conduct, significant business. As demand for oil and gas has declined as a result of the pandemic, Apergy and ChampionX’s customers have implemented various measures to address the decline in demand, including reducing orders for Apergy and ChampionX products and seeking price concessions.

In addition, the United States and other countries have implemented restrictions to address the pandemic, including disruptions or restrictions on Apergy’s and ChampionX’s employees’ ability to travel, and which could include temporary closures of Apergy’s or ChampionX’s facilities or the facilities of their suppliers or customers. Any disruption of the combined company’s facilities, suppliers or customers would likely impact the combined company’s sales and operating results. The extent to which the coronavirus could impact the combined company’s results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain the novel coronavirus or treat its impact, among others.

The ChampionX Business’ subsidiaries are defendants in pending lawsuits alleging negligence and injury resulting from the use of COREXIT™ dispersant in response to the Deepwater Horizon oil spill, which could expose the ChampionX Business to monetary damages or settlement costs.

As described in “Information about the ChampionX Business—Legal Proceedings—Matters Related to Deepwater Horizon Incident Response,” certain entities that are or will become subsidiaries of ChampionX upon completion of the Transactions (collectively the “COREXIT Defendants”) are among the defendants in a number of class action and individual plaintiff lawsuits arising from the use of COREXITTM dispersant in response to the Deepwater Horizon oil spill, which could expose the ChampionX Business to monetary damages or settlement costs. The plaintiffs in these matters have claimed damages under products liability, tort and other theories.

There currently remain three cases pending against the COREXIT Defendants. It is expected that they will be dismissed pursuant to a November 28, 2012 order granting the COREXIT Defendants’ motion for summary judgment. The ChampionX Business cannot predict whether there will be an appeal of the dismissal, the involvement the ChampionX Business might have in these matters in the future or the potential for future litigation. However, although ChampionX believes it has rights to contribution and/or indemnification from third parties in connection with these lawsuits, if an appeal by plaintiffs in these lawsuits is brought and won, these suits could have a material adverse effect on the ChampionX Business and its financial condition, results of operations or cash flows.

The COREXIT Defendants continue to sell the COREXITTM oil dispersant product and previously sold product remains in the inventories of individual customers and oil spill response organizations. The ChampionX Business cannot predict the potential for future litigation with respect to such sales or inventory. However, if one or more of such lawsuits are brought and won, these suits could have a material adverse impact on the combined company’s financial results.

Restrictions imposed by Apergy and the combined company’s debt instruments may limit the ability of the combined company’s subsidiaries to operate their business and to finance their future operations or capital needs or to engage in other business activities.

The terms of the combined company’s debt instruments restrict certain of its subsidiaries from engaging in specified types of transactions. These covenants restrict the ability of Apergy, and its restricted subsidiaries, and upon consummation of the Merger, the combined company and its restricted subsidiaries, among other things, to:

•	incur or guarantee additional indebtedness;

•	pay dividends on capital stock or redeem, repurchase or retire capital stock or indebtedness, as applicable;

•	make investments, loans, advances and acquisitions;

•	create restrictions on the payment of dividends or other amounts by such restricted subsidiaries or subsidiaries, as the case may be;

•	engage in transactions with the combined company’s affiliates;

•	sell assets, including capital stock of subsidiaries;

•	consolidate or merge; and

•	create liens.

In addition, the debt instruments contain certain financial maintenance covenants. Apergy and the combined company’s ability to comply with these restrictions can be affected by events beyond its control, and Apergy or the combined company may not be able to maintain compliance with them. A breach of any of these covenants would be an event of default.

In the event of a default under any of the debt instruments, the lenders could elect to declare all amounts outstanding under such debt instruments to be immediately due and payable, or in the case of Apergy’s revolving credit facility, may terminate their commitments to lend additional money. If the indebtedness under any of Apergy’s debt instruments were to be accelerated, Apergy and the combined company’s assets may not be sufficient to repay such indebtedness in full. In addition, Apergy’s senior secured credit facilities are secured by substantially all of Apergy’s and its domestic subsidiaries’ assets. If an event of default occurs under Apergy’s debt instruments, the lenders could exercise their rights under the related security documents, and an event of default may be triggered under other debt instruments. Any acceleration of amounts due under Apergy’s debt instruments or the substantial exercise by the lenders of their rights under the security documents would have a material adverse effect on Apergy or the combined company.

Apergy has identified material weaknesses in internal control over financial reporting and, as a result, its internal control over financial reporting and disclosure controls and procedures are not effective.

Apergy has identified material weaknesses in its internal control over financial reporting as a result of which Apergy management has concluded that its internal control over financial reporting and its disclosure controls and procedures were not effective as of December 31, 2019. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. These material weaknesses relate to (a) the ineffective control environment due to a lack of a sufficient complement of personnel with the appropriate level of knowledge, experience and training at Apergy’s Artificial Lift business, (b) ineffective risk assessment component of internal control related to Apergy’s ESP subsidiary (which is part of the Artificial Lift business) as controls were not appropriately designed to ensure that the subsidiary, which was experiencing significant growth and turnover of personnel, had the proper resources to operate a complex business model, (c) a lack of controls designed and maintained within certain of the Artificial Lift businesses over the completeness, accuracy, occurrence or cut-off of revenue and within ESP over the valuation of accounts receivable, (d) a lack of controls maintained to ensure that journal entries were properly prepared with appropriate supporting documentation or were reviewed and approved appropriately to ensure the accuracy of journal entries at ESP, (e) a lack of controls designed and maintained over the completeness, accuracy, and existence or presentation and disclosure of inventory and fixed assets at ESP, and (f) a lack of controls designed and maintained over user roles within the general ledger system across Apergy, which defines the actions an individual can perform within the system.

Apergy management is currently in the process of developing and implementing a remediation plan to address these material weaknesses. Apergy expects to incur significant additional expenses in connection with implementing remedial measures. If these remedial measures are insufficient to address the material weaknesses, or if additional material weaknesses or significant deficiencies in its internal control over financial reporting are identified or subsequently arise, Apergy’s or the combined company’s consolidated financial statements may contain material misstatements, and Apergy or the combined company may be required to restate its financial results, which could have a material adverse effect on its financial condition, results of operations or cash flows, restrict the ability to access the capital markets, require significant resources to correct the material weaknesses or deficiencies, subject Apergy or the combined company to fines, penalties or judgments, harm its reputation or otherwise cause a decline in investor confidence and cause a decline in the market price of its stock.

Risks Related to Ownership of Apergy Common Stock

If securities or industry analysts who cover Apergy, Apergy’s business or Apergy’s market publish a negative report or change their recommendations regarding Apergy’s stock adversely, Apergy’s stock price and trading volume could decline.

The trading market for Apergy common stock is influenced by the research and reports that industry or securities analysts publish about Apergy, Apergy’s business, Apergy’s market or Apergy’s competitors. If any of the analysts who cover Apergy or may cover Apergy in the future publish a negative report or change their recommendation regarding Apergy’s stock adversely, or provide more favorable relative recommendations about Apergy’s competitors, Apergy’s stock price would likely decline.

Certain stockholders could attempt to influence changes within Apergy which could adversely affect Apergy’s operations, financial condition and the value of Apergy common stock.

Apergy’s stockholders may from time-to-time seek to acquire a controlling stake in Apergy, engage in proxy solicitations, advance stockholder proposals or otherwise attempt to effect changes. Campaigns by stockholders to effect changes at publicly-traded companies are sometimes led by investors seeking to increase short-term stockholder value through actions such as financial restructuring, increased debt, special dividends, stock repurchases or sales of assets or the entire company. Responding to proxy contests and other actions by activist stockholders can be costly and time-consuming, and could disrupt Apergy’s operations and divert the attention of the Apergy Board of Directors and senior management from the pursuit of its business strategies. These actions could adversely affect Apergy’s operations, financial condition and the value of Apergy common stock.

Anti-takeover provisions contained in Apergy’s certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Apergy’s certificate of incorporation, bylaws and Delaware law contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by the Apergy Board of Directors. Apergy’s corporate governance documents include provisions:

•	authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to Apergy common stock;

•	limiting the liability of, and providing indemnification to, Apergy’s directors and officers;

•	limiting the ability of Apergy’s stockholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting;

•	requiring advance notice of stockholder proposals for business to be conducted at meetings of Apergy’s stockholders and for nominations of candidates for election to the Apergy Board of Directors;

•	controlling the procedures for the conduct and scheduling of Apergy Board of Directors and stockholder meetings;

•	providing the Apergy Board of Directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings;

•	restricting the forum for certain litigation brought against Apergy to Delaware; and

•

providing the Apergy Board of Directors with the exclusive right to determine the number of directors on the Apergy Board of Directors and the filling of any vacancies or newly created seats on the Apergy Board of Directors.

These provisions, alone or together, could delay hostile takeovers and changes in control of Apergy or changes in Apergy’s management.

As a Delaware corporation, Apergy is also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which generally prevents certain interested stockholders, including a person who beneficially owns 15% or more of Apergy’s outstanding common stock, from engaging in certain business combinations with Apergy within three years after the person becomes an interested stockholder unless certain approvals are obtained. Any provision of Apergy’s certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for Apergy’s stockholders to receive a premium for their shares of Apergy common stock, and could also affect the price that some investors are willing to pay for Apergy common stock.

The Apergy certificate of incorporation provides that the Court of Chancery of the State of Delaware shall be the exclusive forum for certain disputes between Apergy and its stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with Apergy. If this exclusive forum provision is found to be inapplicable or unenforceable, Apergy may not achieve the intended benefits of such provision.

The Apergy certificate of incorporation provides that, unless Apergy’s Board of Directors otherwise determines, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for each of the following: (1) any derivative action or proceeding brought on behalf of Apergy, (2) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, or stockholder, creditor or constituent of Apergy to Apergy or its stockholders, (3) any action asserting a claim against Apergy or any director or officer of Apergy arising pursuant to any provision of the DGCL, Apergy’s certificate of incorporation or Apergy’s bylaws or (4) any action against Apergy or any director or officer of Apergy asserting a claim governed by the internal affairs doctrine.

This forum selection provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable or cost-efficient for disputes with Apergy or any director, officer, employee or agent of Apergy, which may discourage such lawsuits, or increase the costs to a stockholder of bringing such lawsuits, against Apergy and such persons.

The enforceability of forum selection provisions in other companies’ certificates of incorporation, bylaws or similar governing documents has been challenged in legal proceedings, and it is possible that in connection with any action a court could find the forum selection provision contained in Apergy’s certificate of incorporation to be inapplicable or unenforceable in such action. If a court were to find this forum selection provision inapplicable or unenforceable, Apergy may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely impact Apergy’s operating or financial condition or performance.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, including information incorporated by reference into this proxy statement, includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed Transactions between Apergy, ChampionX and Ecolab. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “forecast,” “outlook,” “target,” “endeavor,” “seek,” “predict,” “intend,” “strategy,” “plan,” “may,” “could,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or the negative thereof or variations thereon or similar terminology generally intended to identify forward-looking statements. All statements, other than historical facts, including, but not limited to, statements regarding the expected timing and structure of the proposed Transactions, the ability of the parties to complete the proposed Transactions, the expected benefits of the proposed Transactions, including future financial and operating results and strategic benefits, the tax consequences of the proposed Transactions, and the combined company’s plans, objectives, expectations and intentions, legal, economic and regulatory conditions, and any assumptions underlying any of the foregoing, are forward looking statements.

Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others:

•

that one or more conditions to closing the Merger or the Distribution (including the Exchange Offer), including certain regulatory approvals, may not be satisfied or waived on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed Transactions, may require conditions, limitations or restrictions in connection with such approvals or that the required approval by the stockholders of Apergy may not be obtained;

•	the risk that the proposed Transactions may not be completed on the terms or in the time frame expected by Apergy, ChampionX or Ecolab, or at all;

•	unexpected costs, charges or expenses resulting from the proposed Transactions;

•	uncertainty of the expected financial performance of the combined company following completion of the proposed Transactions;

•	risks related to disruption of management time from ongoing business operations due to the proposed Transactions;

•

failure to realize the anticipated benefits of the proposed Transactions, including as a result of delay in completing the proposed Transactions or integrating the businesses of Apergy and ChampionX, or at all;

•	the ability of the combined company to implement its business strategy;

•	difficulties and delays in the combined company achieving revenue and cost synergies;

•	the occurrence of any event that could give rise to termination of the proposed Transactions;

•

the risk that stockholder litigation in connection with the proposed Transactions or other settlements or investigations may affect the timing or occurrence of the proposed Transactions or result in significant costs of defense, indemnification and liability;

•	the effects of external events on the economy including COVID-19 or other pandemics;

•	evolving legal, regulatory and tax regimes;

•	changes in general economic and/or industry-specific conditions (including actions taken by OPEC);

•	actions by third parties, including government agencies;

•

Apergy’s ability to remediate the material weaknesses in internal control over financial reporting described in Part II, Item 9A—Controls and Procedures, in Apergy’s Annual Report on Form 10-K for the year ended December 31, 2019; and

•

other risk factors detailed from time to time in Apergy’s and Ecolab’s reports filed with the SEC, including Apergy’s and Ecolab’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC.

In light of these risks, uncertainties, assumptions and other factors, the forward-looking statements discussed in this proxy statement may not occur. Other unknown or unpredictable factors could also have a material adverse effect on each of Ecolab’s, ChampionX’s and Apergy’s actual future results, performance, or achievements. For a further discussion of these and other risks and uncertainties, see the section of this proxy statement entitled “Risk Factors.” As a result of the foregoing, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. None of Ecolab, ChampionX or Apergy undertakes, and each expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events, or changes in its respective expectations, except as required by law.

THE APERGY SPECIAL MEETING

General

This proxy statement is being provided to Apergy stockholders as part of a solicitation of proxies by the Apergy Board of Directors for use at the Apergy special meeting. This proxy statement provides Apergy stockholders with important information they need to know to be able to vote, or instruct their brokers or other nominees to vote, at the Apergy special meeting.

Date, Time and Place

The Apergy special meeting of stockholders will be held at the offices of [●], on [●] at [●] [a.m./p.m.], Central time.

Matters for Consideration

At the special meeting, Apergy stockholders will be asked to vote on the following proposals:

•	a proposal to approve the issuance of Apergy common stock in connection with the Merger Agreement, which we refer to as the Share Issuance Proposal, and;

•

a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Share Issuance Proposal, which we refer to as the meeting adjournment proposal.

Completion of the Merger is conditioned on approval by Apergy stockholders of the Share Issuance Proposal, but is not conditioned on the approval of the meeting adjournment proposal. The issuance of Apergy common stock contemplated by the Share Issuance Proposal will only occur if the Merger is completed.

THE APERGY BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER, AND THE SHARE ISSUANCE AND UNANIMOUSLY RECOMMENDS THAT APERGY STOCKHOLDERS VOTE FOR THE SHARE ISSUANCE PROPOSAL.

THE APERGY BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT APERGY STOCKHOLDERS VOTE FOR THE MEETING ADJOURNMENT PROPOSAL.

Record Date; Voting Information

The record date for the special meeting is [●]. Only holders of record of Apergy common stock at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting or any adjournment thereof. As of the record date, approximately [●] shares of Apergy common stock were issued and outstanding and entitled to notice of, and to vote at, the special meeting, and there were approximately [●] holders of record of Apergy common stock. Each share of Apergy common stock shall entitle the holder to one vote on each of the proposals to be considered at the special meeting. A complete list of stockholders entitled to vote at the special meeting will be open to the examination of stockholders on the special meeting date and for a period of at least ten days prior to the special meeting, during normal business hours, at the offices of Apergy Corporation, 1445 Technology Forest Blvd, Building 4, Floor 12, The Woodlands, Texas 77381.

If you are a record holder of Apergy common stock on the record date, you may vote your shares of Apergy common stock in person at the special meeting or by proxy as described below under “—Voting by Proxy.”

Quorum

In order for business to be conducted at the Apergy special meeting of stockholders, the DGCL and Apergy’s bylaws require that a quorum must be present. A quorum consists of the holders of a majority of the voting power of Apergy’s common stock issued and outstanding and entitled to vote at the special meeting.

Required Vote

In accordance with NYSE Listing Rules, the DGCL, and Apergy’s organizational documents, the approval of the Share Issuance Proposal requires the affirmative vote of the holders of a majority of the voting power of Apergy present in person or represented by proxy and entitled to vote on such matter, at a special meeting at which a quorum is present. This means the number of shares of Apergy common stock voted “FOR” the Share Issuance Proposal must exceed the aggregate number of shares of Apergy common stock voted “AGAINST” the Share Issuance Proposal and shares of Apergy common stock that are the subject of abstentions in connection with the Share Issuance Proposal. Abstentions will be considered present at the special meeting for the purposes of establishing quorum, and will have the effect of a vote “AGAINST” the Share Issuance Proposal. Shares held in “street name” by a bank, broker or other nominee for which the beneficial owner does not provide voting instructions will not be voted, which will have no effect on the proposals, but may result in the failure to establish a quorum for the special meeting.

Voting by Proxy

If you were a record holder of Apergy common stock at the close of business on the record date of the special meeting, a proxy card is enclosed for your use. Apergy requests that you submit your proxy to vote your shares as promptly as possible by mail, telephone or Internet by following the instructions on the proxy card. Information and applicable deadlines for submitting your proxy by mail, telephone or Internet are set forth on the enclosed proxy card. When the accompanying proxy is properly returned, the shares of Apergy common stock represented by it will be voted at the special meeting or any adjournment thereof in accordance with the instructions contained in the proxy card. Submitting your proxy by Internet or telephone authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

If a properly executed proxy is returned without an indication as to how the shares of Apergy common stock represented are to be voted with regard to a particular proposal, the Apergy common stock represented by the proxy will be voted in accordance with the recommendation of the Apergy Board of Directors and, therefore, “FOR” the Share Issuance Proposal and “FOR” the meeting adjournment proposal.

If your broker, bank or other nominee holds your shares of Apergy common stock in “street name”, you must either direct your nominee on how to vote your shares or obtain a proxy from your nominee to vote in person at the special meeting. Please check the voting form used by your nominee for information on how to submit your instructions to them.

Your vote is important. Accordingly, if you were a record holder of Apergy common stock on the record date of the special meeting, please sign and return the enclosed proxy card or submit your proxy via the Internet or telephone whether or not you plan to attend the special meeting in person. Proxies submitted through the specified Internet website or by phone must be received by 11:59 p.m., [Eastern Time], on [●].

Revocation of Proxies

If you are the record holder of Apergy common stock, you can change your vote or revoke your proxy at any time before your proxy is exercised at the special meeting. You can do this by:

•	sending a written notice that is received prior to the special meeting stating that you revoke your proxy;

•	timely delivering a new, valid proxy bearing a later date (by mail, telephone or Internet by following the instructions on the proxy card); or

•

attending the Apergy special meeting and voting in person, which will revoke any proxy previously given. Simply attending the special meeting without voting will not revoke any proxy that you have previously given or change your vote.

A registered Apergy stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

Apergy Corporation

2445 Technology Forest Boulevard

Building 4, 12th Floor

The Woodlands, Texas 77381

Attention: Secretary

If your shares are held in “street name” through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee in accordance with its established procedures. If your shares are held in the name of a broker, bank or other nominee and you decide to revoke your proxy by attending the special meeting and voting in person, your vote in person at the special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your broker, bank or nominee).

Voting by Apergy Directors and Executive Officers

At the close of business on the record date for Apergy’s special meeting, Apergy directors and executive officers and their affiliates were entitled to vote approximately [•]% of the shares of Apergy common stock outstanding on the record date. Apergy currently expects that all Apergy directors and executive officers will vote their shares in favor of the Share Issuance and the meeting adjournment proposal, though none has entered into an agreement requiring them to do so.

Solicitation of Proxies

Apergy is soliciting proxies for the special meeting and will bear all expenses in connection with solicitation of proxies. Apergy has retained D.F. King & Co., Inc., a third party proxy consultant, to solicit proxies in connection with the special meeting at a cost of approximately $11,500 plus expenses. Upon request, Apergy will pay brokerage houses, custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for sending proxy materials to, and obtaining instructions from, persons for whom they hold shares. Apergy expects to solicit proxies primarily by mail, but its directors, officers and other employees of Apergy may, without any pay, solicit in person or by Internet, telephone or mail.

Other Matters

As of the date of this proxy statement, the Apergy Board of Directors knows of no other matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Assistance

Apergy stockholders who need assistance in voting their shares or need a copy of this proxy statement should contact:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Telephone: (800) 859-8509 (toll-free)

(212) 269-5550 (collect)

Email: APY@dfking.com

Apergy stockholders should contact Apergy’s transfer agent, at the phone number or address listed below, if they have questions concerning transfer of ownership or other matters pertaining to their stock accounts.

Computershare Trust Company, N.A.

462 South 4th Street

Suite 1600

Louisville, KY 40202

Telephone: + 1 (800) 522-6645

INFORMATION ABOUT ECOLAB’S EXCHANGE OFFER

Ecolab intends to distribute up to 100% of the shares of ChampionX common stock to Ecolab stockholders through the Exchange Offer. If the Exchange Offer is consummated, but the Exchange Offer is not fully subscribed because fewer than all shares of ChampionX common stock owned by Ecolab are exchanged, the remaining shares of ChampionX common stock owned by Ecolab would be distributed in the clean-up spin-off to Ecolab stockholders whose shares of Ecolab common stock remain outstanding after consummation of the Exchange Offer. If the Exchange Offer is terminated by Ecolab without the exchange of shares (but the conditions to consummation of the Transactions have otherwise been satisfied), Ecolab intends to distribute all shares of ChampionX common stock owned by Ecolab on a pro rata basis to holders of Ecolab common stock, with a record date to be announced by Ecolab. See “The Transactions—The Separation and the Distribution—The Distribution.” The date on which the Distribution occurs is referred to as the Distribution Date. ChampionX has filed a registration statement on Form S-4 and Form S-1 to register the offer of shares of its common stock which will be distributed to Ecolab stockholders pursuant to the Exchange Offer and, if applicable, the clean-up spin-off. Such shares of ChampionX common stock will be immediately converted into shares of Apergy common stock in the Merger. Apergy has filed a registration statement on Form S-4 to register the shares of its common stock which will be issued in the Merger. The terms and conditions of the Exchange Offer are described in ChampionX’s registration statement and Apergy’s registration statement. Apergy and Apergy stockholders are not a party to the Exchange Offer and are not being asked to separately vote on the Exchange Offer or to otherwise participate in the Exchange Offer.

Upon the consummation of the Exchange Offer, Ecolab will deliver to the Exchange Offer agent a book-entry authorization representing all of the shares of ChampionX common stock being exchanged in the Exchange Offer, with instructions to hold the shares of ChampionX common stock for the holders of shares of Ecolab common stock validly tendered and not properly withdrawn in the Exchange Offer whose shares are accepted in the Exchange Offer and, in the case of a pro rata distribution, holders of Ecolab common stock whose shares of Ecolab common stock remain outstanding after the consummation of the Exchange Offer. Apergy will deposit with the Exchange Offer agent for the benefit of persons who received shares of ChampionX common stock in the Exchange Offer book-entry authorizations representing shares of Apergy common stock, with irrevocable instructions to hold the shares of Apergy common stock in trust for the holders of ChampionX common stock.

Apergy currently expects to issue 127.4 million shares of Apergy common stock in the Merger. Based upon the reported closing sale price of $6.29 per share for Apergy common stock on March 26, 2020, the total value of consideration to be paid to Ecolab’s stockholders would have been approximately $764.2 million. The actual value of the Apergy common stock to be issued in the Merger will depend on the market price of shares of Apergy common stock at the time of determination.

Ecolab’s Exchange Offer is subject to various conditions listed in ChampionX’s registration statement and Apergy’s registration statement. The information included in this section regarding Ecolab’s Exchange Offer is being provided to Apergy’s stockholders for informational purposes only and does not purport to be complete. For additional information on Ecolab’s Exchange Offer and the terms and conditions of Ecolab’s Exchange Offer, Apergy shareholders are urged to read, when available, ChampionX’s registration statement on Form S-4 and Form S-1, or Apergy’s registration statement on Form S-4, and all other documents Ecolab, ChampionX or Apergy have filed or will file with the SEC, including the Schedule TO Ecolab will file. This proxy statement constitutes only a proxy statement for Apergy stockholders relating to the approval of the Share Issuance and is not an offer to sell or an offer to purchase shares of Apergy common stock.

INFORMATION ABOUT APERGY

Information about Apergy

Overview—Apergy

Apergy is a leading provider of highly engineered equipment and technologies that help companies drill for and produce oil and gas safely and efficiently around the world. Apergy’s products provide efficient functioning throughout the lifecycle of a well—from drilling to completion to production. Apergy reports its results of operations in two reporting segments: the Production & Automation Technologies segment and the Drilling Technologies segment. Apergy’s Production & Automation Technologies segment offerings consist of artificial lift equipment and solutions, including rod pumping systems, electric submersible pump systems, progressive cavity pumps and drive systems and plunger lifts, as well as a full automation and digital offering consisting of equipment, software and Industrial Internet of Things solutions for downhole monitoring, wellsite productivity enhancement and asset integrity management. Apergy’s Drilling Technologies segment offering provides market leading polycrystalline diamond cutters and bearings that result in cost effective and efficient drilling.

Apergy’s products are used by a broad spectrum of customers in the global oil and gas industry, including national oil and gas companies, large integrated and independent oil and gas companies, major oilfield equipment and services providers, and pipeline companies. Apergy competes across major oil and gas markets globally, with a particular strength in the North American onshore market. Apergy’s products are particularly well suited for unconventional/shale oil and gas markets.

The quality, innovative technology and performance of Apergy’s technologies drive improved cost-effectiveness, productivity, efficiency, reliability and safety for Apergy’s customers. Apergy believes its strong position in its core markets and its long-term customer relationships are due to its focus on technological advancement, product reliability and commitment to superior customer service across its organization. Apergy’s long-term customer relationships and the consumable nature of many of its products also enable it to benefit from recurring revenue throughout the lifecycle of a producing well. Apergy believes it is also differentiated from competitors through its proven business model focused on high customer intimacy, innovative technology and application engineering.

Apergy has a long history of innovation across its businesses, and its heritage in the oilfield equipment industry extends over 60 years. During this time, Apergy has expanded through a series of strategic acquisitions of well-known businesses and brands as well as internal growth initiatives. Key acquisitions that built the artificial lift platform include Harbison-Fischer, Wellmark, PCS Ferguson (f/k/a Production Controls Services, Inc.), Accelerated and Oil Lift Technology. Apergy’s leading polycrystalline diamond cutter business was created through the acquisition of US Synthetic. Through its acquisitions, Apergy has developed experience as an effective operator and successful integrator of businesses.

For a more detailed description of the business of Apergy, see Apergy’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2019.

Directors and Officers of Apergy Before and After the Merger

Directors

After the Merger, the Apergy Board of Directors will consist of nine directors: the seven current directors on the Apergy Board of Directors and two directors designated by Ecolab. One of the Ecolab board designees shall be appointed as a Class I director of Apergy, and the second of the Ecolab board designees shall be appointed as a Class II director of Apergy. Each of the directors designated by Ecolab must qualify as an independent director, as such term is defined in NYSE Rule 303A.02.

The biographies of the following directors of Apergy before the Merger are incorporated by reference to Apergy’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2019:

Daniel W. Rabun, Mamatha Chamarthi, Kenneth M. Fisher, Gary P. Luquette, Stephen M. Todd, Stephen K. Wagner and Sivasankaran “Soma” Somasundaram.

Executive Officers

After the Merger, Apergy’s current President and Chief Executive Officer, Sivasankaran “Soma” Somasundaram, and current Senior Vice President and Chief Financial Officer, Jay A. Nutt, will continue in their roles. Deric Bryant, current Executive Vice President & President of Ecolab’s Upstream Energy business, is expected to serve as Chief Operating Officer. Certain members of the ChampionX management team are expected to join Apergy as well.

The descriptions of Messrs. Somasundaram and Nutt, President and Chief Executive Officer and Chief Financial Officer, respectively, of Apergy before the Merger are incorporated by reference to Apergy’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2018.

INFORMATION ABOUT THE CHAMPIONX BUSINESS

Company Overview

ChampionX is a leading provider of on-site, technology-driven chemistry programs and value-enabling solutions and services to the global upstream oil and natural gas industry. ChampionX’s technologies enable customers to safely manage the critical challenges they face throughout the lifecycle of their assets, helping minimize risk, deliver production targets, defer capital investments and maximize profitability. ChampionX provides applications and technology for drilling, production and midstream, both onshore and offshore. ChampionX’s customers include many of the largest publicly traded E&P and service companies, as well as national and independent oil and natural gas companies of all sizes. ChampionX’s assertion of being a leader in its field is corroborated by an August 2019 report by Kimberlite International Oilfield Research on supplier selection, market share, performance and competitive positioning in the oil and natural gas production industry.

ChampionX earns revenue across the lifecycle of wells, which are drilled and completed in days or months, and then produce for years. More than 80% of ChampionX’s revenue is generated during the long producing life of the well, which is the most stable and least capital-intensive phase of the lifecycle, improving consistency of revenue and cash flow generation.

With 2019 net sales of $2.3 billion, ChampionX’s product and service portfolio is deployed under a range of conditions in more than 55 countries that include the most technically and geographically demanding environments. ChampionX’s comprehensive offering addresses the many critical processes and challenges in the oil and natural gas lifecycle, including corrosion, oil and water separation, paraffin and asphaltene control, scale deposits, hydrogen sulfide impurities, drilling and well stimulation, hydrate control, foaming control, flow restrictions and water treatment needs. ChampionX also has leading worldwide capabilities and footprint, with nearly 30 manufacturing locations, four technology centers and a comprehensive, reliable supply chain that enables ChampionX to effectively and securely deliver its offering on a global basis.

ChampionX also delivers innovative digital tools that supplement its service and chemical applications, enabling employees and customers to collaborate in real time regardless of location. ChampionX captures and processes technical data from the field to generate insights, predictions and recommendations to react proactively to challenges arising in customer field operations. These tools increasingly enable ChampionX to connect the industry’s leading technical experts with field personnel to leverage its expertise in real-time across the world.

History and Development

ChampionX brings the respected legacies and strengths of both Nalco and Champion in the Upstream segment. ChampionX has a history of success and innovation stretching back almost a century to its origins as a part of National Aluminate Corporation, which commenced sales of drilling additives in 1929 in addition to its other water treatment businesses. ChampionX’s 1995 joint venture with Exxon Chemical Company was a significant milestone that enhanced and strengthened its technology, safety and change management culture while further developing its capability to create value for large, integrated oil and natural gas companies. ChampionX became part of Ecolab with Ecolab’s acquisition of Nalco Holding Company in 2011. ChampionX’s business continued and grew as part of Ecolab’s Nalco Champion business unit following Ecolab’s 2013 purchase and integration of Champion Technologies, a global specialty chemical company serving the oil and natural gas industry.

Industry and Market Conditions

ChampionX offers products and services principally to customers in the upstream oil and natural gas industry, which involves the exploration for, and production of, oil and natural gas. According to industry market studies, ChampionX expects the demand for oil and natural gas energy to grow over 20% and 40% respectively between now and 2050, fueled by a growing world population and expanding global middle class. Along with this increased demand, ChampionX expects a greater emphasis on responsible and sustainable production that creates new opportunities and challenges for its business and customers. Furthermore, given the natural decline rates of oil and natural gas production from existing reserves, ChampionX expects the long-term increase in demand to result in a continued need to discover and access new oil and natural gas reserves that can be efficiently, responsibly and cost-effectively developed. ChampionX believes that its business, with the strong value proposition of its products and services, is well positioned to create value for oil and natural gas producers that are increasingly focused on long-term financial health.

ChampionX expects that the development of new oil and natural gas reserves will pose increasingly difficult technical challenges to E&P companies as new production shifts towards harder-to-reach and harder-to-develop oil and natural gas reserves such as ultra-deepwater, oil sands and unconventional shale. This shift has been driven by the increasing depletion of easier-to-produce conventional oil and natural gas reserves and advances in production methods and technologies that make unconventional reserves more economically attractive.

Production of harder-to-reach oil, such as oil from ultra-deepwater, subsea developments, oil sands and other unconventional reserves, make drilling and the application of effective chemistry materially more difficult. This type of production is projected to increase from 25% to 31% of total worldwide oil production from 2019 to 2025, according to industry market studies. Total worldwide oil production is expected to climb from 83.5 million to 86.7 million barrels per day during the same period. Advances in deepwater and ultra-deepwater production methods have made deepwater and ultra-deepwater projects more economically attractive, benefiting many traditional deepwater markets and emerging ultra-deepwater fields. Investment in deepwater and ultra-deepwater E&P is projected to grow a total of 44% from 2019 to 2025.

Water treatment, management and processing is an integral aspect of oil and natural gas production as well as the largest portion of ChampionX’s overall portfolio of solutions. As production shifts towards harder-to-reach and harder-to-develop reserves, which present more challenging operating conditions, ChampionX expects demand for water-related services and chemistries to grow along with the need to responsibly manage increasingly important and scarce water resources. ChampionX believes that its global footprint and unique offerings of products, services and expertise put ChampionX in a strong position to support oil and natural gas production in these challenging environments and conditions. ChampionX also offers solutions that focus on reducing, reusing and recycling water through the life of a production asset in a manner that maximizes production and optimizes water usage in a responsible fashion.

The impact of COVID-19 on global energy demand as well as the pending discussions between Saudi Arabia and Russia about production will affect the oil and gas industry and drive budgetary changes and reforecasts for the short- and mid-term outlook. Given the volatile nature of these changes, the absolute market numbers quoted in this document may change, but the general trends and proportions are expected to remain directionally consistent as set forth above over the long term forecast period.

Business Segments

Operating activities that share similar economic characteristics, products and production processes, end-use markets, channels of distribution and regulatory environments have been organized into two reportable segments: Oilfield Performance and Specialty Performance.

Oilfield Performance

Oilfield Performance generated net sales of approximately $2 billion in 2019, representing approximately 87% of ChampionX’s total 2019 net sales. This segment is comprised of sales directly to E&P companies and is typically more stable because of its link to existing production, the lower investment required by customers, and the critical support these customers need to help solve their challenges.

Nearly all of ChampionX’s sales in this segment are derived from providing E&P and other customers in the oil and natural gas production and midstream markets with solutions to manage and control corrosion, oil and water separation, flow assurance, sour gas treatment and a host of water-related issues. This wide range of capabilities helps customers to minimize risks of operational interruptions and failures, maximize production targets, extend field life and increase profitability in a safe and responsible manner.

The products and services offered by Oilfield Performance cover a broad range of chemical solutions for onshore and offshore E&P operations and are built upon ChampionX’s foundation of deep expertise and capability in applications across the oil and natural gas lifecycle. ChampionX’s largest product lines in Oilfield Performance include corrosion inhibitors, scale inhibitors, emulsion breakers and biocides.

In addition, Oilfield Performance utilizes ChampionX’s reservoir modeling capability and chemistry expertise to provide enhanced oil recovery solutions to oil producers. These solutions are intended to enable its customers to increase oil recovery in mature oilfields and improve return on investment by extending the economic life of such fields in a safe and responsible manner, both onshore and offshore.

ChampionX’s Oilfield Performance products and services are sold and supported by its on-site experts and corporate account leaders, as well as through distributors, sales agents and joint ventures. More than half of ChampionX’s employees are specialists who provide expertise and support to its Oilfield Performance customers at their production sites and remotely. About 20% of ChampionX’s global workforce consists of logistics specialists who deliver supply assurance and ensure that its Oilfield Performance customers receive its products when and as needed for their operations, whether on land or offshore, including the most remote locations. In addition, Oilfield Performance is supported by over 400 experienced research scientists, technical experts and marketing professionals who develop new products and services and help customers manage the critical challenges they face throughout the life cycle of their assets.

Oilfield Performance mostly supports existing production. As a result, Oilfield Performance sales are less sensitive than those of Specialty Performance to changes in ChampionX’s customers’ capital expenditure budgets related to the exploration for and development of new oil and natural gas reserves, which are more directly affected by trends in oil and natural gas prices.

Specialty Performance

Specialty Performance generated net sales of approximately $0.3 billion in 2019, representing approximately 13% of ChampionX’s total 2019 net sales. This segment is comprised of sales directly to service and equipment companies that support global E&P companies.

Nearly all of ChampionX’s sales in this segment are derived from specialty products that support well stimulation, construction (including drilling and cementing) and remediation needs in the oil and natural gas industry. Specialty Performance products are specifically formulated to help its customers manage the challenges involved in developing conventional and unconventional oil and natural gas reserves.

Specialty Performance offers a range of fluid solutions that help its customers achieve more successful and efficient drilling and cementing operations and enhance well productivity. ChampionX also leverages its deep experience in water treatment and processing to offer its customers products that, among other things, help to control scale, inhibit microbial growth and inhibit corrosion. Specialty Performance leverages ChampionX’s expertise to design tailored products that can help ChampionX’s customers create ideal fluid packages based on individual well dynamics. ChampionX’s largest product lines in Specialty Performance include fracturing fluid packages, drilling additives, cement additives and products that support acidizing activities.

The products offered by Specialty Performance are sold and supported by ChampionX’s corporate account leaders, marketing professionals and field sales engineers. Specialty Performance is also supported by over 50 experienced research scientists and technical experts who work directly with its customers to develop customized solutions for their operations in challenging environments and conditions.

Sales of ChampionX’s Specialty Performance products are more sensitive than those of its Oilfield Performance products to changes in its customers’ capital expenditure budgets as they relate more directly to the exploration and development of new oil and natural gas reserves. This exploration and development activity is affected by trends in oil and natural gas prices and its customers’ corresponding levels of drilling activity, capital investment and well development.

ChampionX’s Competitive Strengths

ChampionX has been a leader in the upstream market backed by its innovative and differentiated technology, proprietary chemical solutions and focus on its strong customer relationships with the world’s largest and most successful oil and natural gas E&P companies. This positions ChampionX well to pursue its primary business strategies and provide a strong competitive advantage to enable its ongoing success:

Positioned to succeed in hard-to-reach oil and natural gas production environments

ChampionX offers a unique combination of industry focus, leading technologies, continued investment in R&D, water management know-how and unmatched field experience that gives ChampionX a competitive advantage in tomorrow’s most promising large-scale oil and natural gas production markets, including those involving ultra-deepwater, custom designed fracking packages, produced water handling and advanced offshore enhanced oil recovery technologies. These markets will require more innovative products and services that will enable more value-based pricing opportunity for ChampionX.

Scalable and flexible business model to win in cyclical, “lower-for-longer” market scenarios

ChampionX has built its business on driving value for its customers through differentiated technology and high-touch customer service. ChampionX believes that its tailored products and services make it integral to the success of its customers’ established operations, which ChampionX expects will enable it to deliver growth that outpaces that of the market and to maintain profitability and weather the volatility in oil and natural gas prices. ChampionX’s history demonstrates its ability to remain focused on enhancing its product portfolio, reducing process complexity and optimizing its production costs to promote success, even in extended periods of decreased oil and natural gas prices. More than 80% of its revenue is generated during the long producing life of the well, which is the most stable and least capital-intensive phase of the lifecycle, improving consistency of revenue and cash flow generation.

Comprehensive global supply chain presence and sourcing strategies

Industry market studies indicate that total global energy demand will increase by nearly 25% by 2030, which will drive the continued shift in oil and natural gas production towards harder-to-reach reserves. With ChampionX’s rich technology portfolio, research and development expertise, strong and expert service force and a long history of delivering its products securely to customers for their operations when and as needed, no matter their location, ChampionX believes it is positioned to meet the needs of its customers as they continue to expand production of harder-to-reach oil and natural gas reserves. ChampionX’s global manufacturing footprint, comprising owned and leased assets in major oil and natural gas production locations around the world, and its procurement and logistics capabilities enable it to consistently supply its customers’ needs in challenging and isolated areas.

Executive leadership team with deep industry experience

ChampionX’s senior leadership team consists of established industry professionals with significant relevant experience. ChampionX believes that they have the deep industry, operational, management and financial experience required to help ChampionX capitalize on business opportunities and effectively manage challenges that may arise.

Proven industry leadership and innovations in water management

Water is critical to ChampionX’s customers’ operations. ChampionX will benefit from a long history of leadership in water treatment and processing, which it will utilize to address the water-related challenges faced by its customers, including scale, corrosion, microbial growth and reservoir souring. In addition, ChampionX has expertise in responsibly managing scarce water resources by enabling its customers to reduce their water usage, recycle the water they use and responsibly manage wastewater, whether offshore, onshore or in unconventional reserves such as oil sands relying on steam-assisted gravity drainage. ChampionX believes its unique combination of experience in water treatment and processing and oil and natural gas production puts it in a leading position to meet its customers’ water-related needs in a responsible fashion.

Investment in industry-leading digital solutions

ChampionX will continue to invest in digital innovation to better enable it to provide its customers with improved data analytics and ongoing intelligence about their operations that leverages its global knowledge base. These initiatives allow ChampionX to collaborate with its customers in optimizing the efficiency of their operations. ChampionX’s CORE system is a platform for knowledge sharing, built around global, collaborative networks. CORE enables ChampionX’s employees to collaborate in real time and to capture and process technical data and reports that it uses to provide its customers with insights from their operations that help predict and solve challenges across the assets in their organizations. ChampionX’s TEAMS center allows its on-site field employees to access technical expertise in real time to quickly identify and address technical challenges. ChampionX’s connected digital devices support services, such as remote tank-level monitoring and water management sensing, enable it to provide additional value to customers.

ChampionX’s Business Strategies

ChampionX’s strategic goals are to maintain its leadership in delivering chemical solutions to the upstream oil and natural gas industry and pursue adjacent market growth opportunities in order to deliver profitable growth, maximize free cash flow and create stockholder value. ChampionX intends to achieve these goals by executing the following strategies:

Expand addressable market

ChampionX believes that there are significant opportunities to expand into product and service offerings adjacent to its current portfolio by leveraging its deep industry experience, customer intimacy, global footprint, technical capabilities and on-site experts. ChampionX expects to pursue such expansion through a variety of means, including collaborative technology development and targeted acquisitions.

Expand share of offshore production market

The highly-advanced production methods and technologies used in deepwater production, defined as production at water depths of 125 to 1,500 meters, can now be applied to ultra-deepwater reserves, defined as production at water depths greater than 1,500 meters, making exploitation of these reserves more economically attractive than in the past. ChampionX intends to build upon its historical leadership position in the offshore market as it increasingly relies upon ultra-deepwater reserves to satisfy growing energy demand.

Capitalize on opportunities in unconventional production and associated water treatment needs

Advances in production methods and technologies have also made unconventional reserves more economically attractive. As a result of these advances and the ongoing depletion of conventional oil and natural gas reserves, E&P capital expenditures have shifted towards unconventional oil and natural gas reserves. ChampionX offers a range of products specifically formulated to help its customers manage the challenges involved in developing unconventional reserves, including ultra-deepwater, oil sands and those reserves that require horizontal drilling, and have the procurement and logistics capabilities required to securely supply its customers’ needs in challenging and isolated areas.

This shift in production has also created new opportunities for ChampionX to leverage its long-standing water treatment and processing capabilities to assist its customers in unconventional production. Water is critical to its customers’ operations, including drilling, fracturing, pressurizing, extraction and transportation, reuse and disposal, and scarcity of water resources has increased the need to responsibly manage its use.

Given the industry’s increasing focus to pursue unconventional development in a responsible fashion—often in water-scarce regions of the world—ChampionX believes its unique combination of water treatment and processing experience in the oil and natural gas E&P sector puts ChampionX in a leading position to bring value to its customers’ operations.

Increase capability in midstream markets

Recent increases in the production of oil and natural gas in the Unites States, driven by advances in production methods and technologies, including horizontal drilling, has led to significant investments in the oil and natural gas pipeline infrastructure in the United States. This pipeline infrastructure is generally owned by large service providers. ChampionX offers midstream operators a full range of technologies and additives to help protect their investments from corrosion and optimize flow-through performance. ChampionX intends to continue expanding its relationships with midstream operators to help them reduce capital expenditures and extend the life of their existing infrastructure.

Pursue opportunities in enhanced oil recovery

ChampionX’s unique technical knowledge and experience addressing the interactions between reservoir rock, injected and formation water, chemistry design and selection, and facility design allow ChampionX to deliver field-scale enhanced oil recovery technologies to its customers. These effective and economical solutions enable customers to meet the challenges of reducing their environmental impact while minimizing capital investments associated with new well development. These technologies can be applied both onshore and offshore and are developed hand-in-hand with its customers. ChampionX’s experience meeting logistics challenges and supply and quality assurance requirements at a large scale enable it to successfully deploy its enhanced oil recovery technologies across a range of conditions.

Invest in enhanced digital solutions

Oil and natural gas E&P companies increasingly seek to leverage data and analytics to enable more timely and effective decision-making. ChampionX intends to meet these needs by continuing its investment in digital innovation. ChampionX currently offers platforms that allow it to collaborate with its customers to help optimize the efficiency of their operations and provide and analyze real-time data from remote sensing technologies. ChampionX’s digital product and service offerings allow it to help its customers minimize risk, achieve their production targets and maximize profitability no matter their location. Furthermore, through its internal knowledge sharing system, it is able to leverage the experience and knowledge of its employees to help its customers predict and solve their toughest challenges.

Competition

The markets in which ChampionX operates are highly competitive. The principal bases of competition in ChampionX’s markets are customer service, market expertise, breadth of product offering, product quality and performance, supply chain capabilities, price and innovation. ChampionX has built its business on delivering value to its customers across the globe through its extensive industry experience and knowledge, technical expertise, differentiated technology, customer service, procurement and logistics capabilities and emphasis on safety and environmental leadership.

ChampionX’s key competitors include: Baker Hughes Company; Clariant AG; Multi-Chem, a Halliburton Service; and M-I SWACO, a Schlumberger company.

Customers, Sales and Distribution

ChampionX has built its business through high-touch customer service, and its focus on its customers’ needs is central to ChampionX’s goal of creating value for all of its stakeholders. Utilizing its deep industry experience and technical expertise, ChampionX seeks to develop collaborative relationships with its customers to help them achieve peak performance throughout the life cycle of their assets by identifying and managing the challenges they face.

ChampionX’s products and services are primarily marketed and sold directly by its field sales personnel and corporate account leaders, as well as through technical seminars, tradeshows and various digital and print advertising materials. ChampionX’s sales employees partner with its customers to understand their technical challenges and needs and proactively work with them to provide solutions that leverage ChampionX’s portfolio of products and services across the drilling, production and midstream markets. In certain markets ChampionX utilizes joint ventures and independent third-party distributors and sales agents to sell and market products and services.

ChampionX’s key products, each of which constitute over 10% of net sales, are corrosion inhibitors, scale inhibitors and emulsion breakers.

The following chart details ChampionX’s net sales by geographic region for 2019:

Deliveries of ChampionX’s products to customers are made from its manufacturing facilities, blending facilities and a network of owned and leased distribution centers. ChampionX also utilizes third-party logistics service providers to facilitate the distribution of its products.

Working Capital

ChampionX maintains an adequate level of working capital to support its business needs. There are no unusual industry practices or requirements relating to working capital items in either Oilfield Performance or Specialty Performance.

Investments in Equipment

ChampionX has invested in the past, and expects to continue to invest in the future, in process control and monitoring equipment consisting primarily of systems used by customers to dispense its products as well as to monitor water systems or corrosion in pipelines. For additional information regarding investments in equipment, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ChampionX—Investing Activities.”

Manufacturing

ChampionX manufactures the majority of its products and related equipment in facilities that it operates. For 2020, ChampionX anticipates that approximately 60% of its total product volumes will be manufactured in manufacturing facilities that it owns or leases, slightly less than 20% of its total product volumes will be provided through intercompany manufacturing agreements with Ecolab-owned or Ecolab-leased manufacturing facilities, and the remaining 20% of its total product volumes will be provided through other third-party manufacturers or suppliers.

Joint Ventures

ChampionX has, over time, entered into joint ventures with unaffiliated third parties in order to meet local ownership requirements, to achieve quicker operational scale, to expand its ability to provide its customers a more fully integrated offering of products and services and to provide other benefits to its business and its customers. During 2019, the impact of ChampionX’s joint ventures on its combined net sales was less than 5%. These joint ventures may support activities for both the Oilfield Performance and Specialty Performance businesses, with the majority of joint venture activity supporting Oilfield Performance.

The table below identifies ChampionX’s most significant joint ventures and their locations, categorized according to the primary purpose of the joint venture.

Local Ownership Requirements / Geographic Expansion

Joint Venture	Location
ChampionX Químicos Lda.	Angola
ChampionX Equatorial Guinea Sarl	Equatorial Guinea
ChampionX Oilfield Solutions Ghana Ltd	Ghana
ChampionX Dai-ichi India Private Limited	India
RauanNalco LLP	Kazakhstan
Malaysian Energy Chemical & Services Sdn. Bhd.	Malaysia
ChampionX Oilfield Solutions Nigeria Ltd	Nigeria
Champion Arabia Limited	Saudi Arabia
Emirates National Chemicals Company LLC	United Arab Emirates

Manufacturing Capability

Joint Venture	Location
Petrochem Performance Products	Azerbaijan

ChampionX will continue to evaluate the potential for partnerships and joint ventures that can assist it in increasing its geographic, technological and product reach or enhance product and service offerings to its customers.

Intellectual Property

ChampionX owns a large portfolio of patents, trademarks, licenses and other intellectual property, which have been acquired over time and, to the extent applicable, expire at various times over a number of years.

ChampionX occasionally licenses third-party intellectual property to supplement its product and service offerings. ChampionX also has an active program to protect its intellectual property by filing for patents and registering trademarks around the world and pursuing legal action, when appropriate, to prevent infringement. Key trademarks ChampionX owns include those related to ChampionX. These trademarks are registered or applied for in all of ChampionX’s key markets, and ChampionX anticipates maintaining them indefinitely. While ChampionX’s intellectual property portfolio contributes to its innovative product and service offerings, ChampionX does not believe that the loss or expiration of any particular intellectual property right would materially affect its financial results.

Research and Development

ChampionX delivers value and performance to its customers through its investment in innovative technologies. Technology has become increasingly critical in ChampionX’s industry as maturing global oil and natural gas reservoirs, acceleration of production decline, increasingly complex well designs and an aging workforce stress existing infrastructure and systems. Despite fluctuations in the number of wells drilled, E&P companies have consistently increased their expenditures on technology to improve oil and natural gas recovery and lower their costs. ChampionX has invested substantially in building its research and development capabilities and digital and other technology offerings, all of which it believes help its customers minimize risk, achieve production targets, extend field life and maximize profitability in a safe and responsible manner.

ChampionX’s research and development program focuses on the following activities:

•	Developing next-generation technology for all aspects of oil and natural gas production, including both conventional and unconventional, and across the entire life cycle of a producing asset.

•	Enhancing its ability to predict, identify and solve its customers’ operational challenges with its portfolio of products and services.

•	Decreasing the cost of the products and services that it brings to market by using innovation to drive operational efficiency.

ChampionX’s key research and development disciplines include analytical and material science, chemical synthesis, formulation science, microbiology, reservoir engineering, software engineering, process and equipment. ChampionX also has a robust external innovation program that leverages the capabilities and knowledge of key suppliers and joint development programs with start-up companies. Furthermore, ChampionX has a number of technical specialists embedded in key geographies to provide an efficient channel to deploy its new technologies in the major oil and natural gas markets around the world.

Raw Materials

ChampionX uses a wide variety of raw materials in manufacturing its products. These include inorganic chemicals, including alkalis, acids, biocides, phosphonates, phosphorous materials, silicates and salts, and organic chemicals, including acids, alcohols, amines, fatty acids, surfactants, solvents, monomers and polymers. ChampionX also purchases packaging materials for its manufactured products and components for its specialized dispensing equipment and systems. ChampionX purchases more than 4,000 raw materials, with the largest single raw material representing less than 3% of its raw material purchases. Raw materials, apart from a few specialized chemicals that ChampionX manufactures, are generally purchased on a contract basis and are ordinarily available in adequate quantities from a diverse group of suppliers globally. When practical, ChampionX utilizes global sourcing to align supply and production locations to control costs.

Environmental and Regulatory Considerations

ChampionX’s businesses are subject to various legislative enactments and regulations relating to the protection of the environment and public health. While ChampionX cooperates with governmental authorities and takes what it believes are appropriate measures to meet regulatory requirements and avoid or limit environmental effects, environmental risks are inherent in ChampionX’s businesses. Among such risks are costs associated with transporting and managing hazardous materials, waste disposal and plant site cleanup; and fines and penalties if ChampionX is found to be in violation of applicable environmental laws or permits issued pursuant to applicable environmental laws. Evolving chemical regulations could disrupt its business if they require ChampionX to reformulate, recall or discontinue the production of products impacted by such regulations. In addition, the demand for certain of its products and services is dependent upon or might be limited by environmental laws and regulations. Changes in these laws and regulations, such as air pollution regulations and regulations relating to oil and natural gas production (including those related to hydraulic fracturing), could impact the sales of some of its products or services. In addition to an increase in costs of manufacturing and delivering products, a change in production regulations or product regulations could result in interruptions to ChampionX’s business and financial losses should it be unable to meet the demands of its customers for products.

Although ChampionX is not currently aware of any such circumstances, there can be no assurance that future legislation or enforcement policies will not have a material adverse effect on ChampionX’s consolidated results of operations, financial position or cash flows. The environmental and regulatory matters that are most significant to ChampionX are discussed below.

TSCA: The United States’ primary chemicals management law, the Toxic Substances Control Act (“TSCA”), was updated in 2016 with the passage of the Frank R. Lautenberg Chemical Safety for the 21st Century Act (“LCSA”). LCSA modernizes the original 1976 legislation, aiming to establish greater public confidence in the safety of chemical substances in commerce. For ChampionX, the updates to TSCA have to date resulted in increased costs, including increased testing costs and agency fees, associated with the registration of new chemicals with the U.S. Environmental Protection Agency (“EPA”). LCSA also requires the EPA to evaluate the safety of existing chemicals, starting with those most likely to pose risks to public health and safety, and as a result, LCSA could impose additional testing and other requirements with respect to existing chemical registrations.

REACH: In 2006, the European Union enacted a regulatory framework for the Registration, Evaluation and Authorization of Chemicals (“REACH”). It established a European Chemicals Agency responsible for evaluating data to determine hazards and risks of chemicals and to manage the program for authorization of chemicals for sale and distribution in European Union member countries. Other countries have implemented or are implementing regulatory frameworks similar to REACH. Costs to ChampionX of complying with REACH and these similar regulatory frameworks have not been, and are not expected to be, material.

GHS: In 2003, the United Nations adopted a standard on hazard communication and labeling of chemical products known as the Globally Harmonized System of Classification and Labeling of Chemicals (“GHS”). GHS is designed to facilitate international trade and increase safe handling and use of hazardous chemicals through a worldwide system that classifies chemicals based on their intrinsic hazards and communicates information about those hazards through standardized product labels and safety data sheets. Costs to ChampionX of complying with GHS have not been, and are not expected to be, material.

Biocide Legislation: Various international, federal and state environmental laws and regulations govern the manufacture and/or use of biocidal active substances and products. ChampionX manufactures and sells disinfecting and material preservation products that kill or reduce microorganisms such as bacteria, viruses and fungi on hard environmental surfaces and in process fluids. Such products constitute “antimicrobial pesticides” under the current definitions of the Federal Insecticide, Fungicide, and Rodenticide Act, as amended by the Food Quality Protection Act of 1996, the principal U.S. federal statute governing the manufacture, labeling, handling and use of pesticides, or “biocides,” in other countries around the world. ChampionX maintains biocide registrations for relevant products with the EPA and other relevant government agencies around the world. Registration entails the necessity to meet applicable efficacy, toxicity and labeling requirements and to pay on-going registration fees. In addition, each state in which these products are sold requires registration and payment of a fee. While the cost of complying with rules relating to biocides is not material to ChampionX, those costs continue to increase, and ChampionX has experienced increasing delays in receiving the necessary approvals for these products.

Other Environmental Legislation: ChampionX’s manufacturing plants are subject to federal, state, local or foreign laws and regulations relating to discharge of hazardous substances into the environment and to the transportation, handling and disposal of these substances. The primary federal statutes that apply to ChampionX’s activities in the United States are the Clean Air Act, the Clean Water Act and the Resource Conservation and Recovery Act. ChampionX is also subject to the Superfund Amendments and Reauthorization Act of 1986, which imposes reporting requirements relating to emissions of hazardous substances into the air, land and water. The products ChampionX produces and distributes into European Union member countries are also subject to directives governing electrical waste (WEEE Directive 2012/19/EU) and the restriction on certain hazardous substances incorporated into electrical or electronic products (RoHS Directive 2011/65/EU). Similar legal requirements apply to its facilities globally. ChampionX makes capital investments and incurs ongoing operating expenditures to comply with environmental laws and regulations, to promote employee safety and to carry out its announced environmental sustainability principles. To date, these expenditures have not been material to ChampionX.

Hydraulic Fracturing: ChampionX supplies various products and services used in the hydraulic fracturing industry, which has been the subject of various laws, regulations and restrictions at the national, regional and state levels. Some of these laws, regulations and restrictions include requirements for ingredient disclosures, which may create constraints on ChampionX’s business operations. Some jurisdictions have banned or limited, or plan to ban or limit, the practice of hydraulic fracturing, posing risks to that industry sector. To date, laws and regulations governing hydraulic fracturing have not had a material negative impact on ChampionX’s business.

Climate Change: Various laws and regulations pertaining to climate change have been implemented or are being considered for implementation at the international, national, regional and state levels, particularly as they relate to the reduction of greenhouse gas (“GHG”) emissions. These laws and regulations apply directly to ChampionX’s customers, but generally not to ChampionX at the present time. ChampionX may be impacted in the future to the extent that such laws and regulations negatively impact the exploration, production and use of oil and natural gas.

Environmental Remediation and Proceedings: Along with numerous other potentially responsible parties (“PRP”), ChampionX is currently involved with site clean-up activities pursuant to the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”, also known as “Superfund”) or state equivalents at 12 sites in the United States. ChampionX is also currently subject to similar remediation obligations at four sites outside the United States. Under CERCLA and similar U.S. state laws, the parties that may be held liable for the costs to investigate and remediate contaminated sites, including the current and former owners and operators of such sites and the parties that arranged for the disposal of hazardous substances to the site (“potentially responsible parties,” or “PRPs”), are typically jointly and severally liable for the costs associated with cleaning up the site and in some cases, for natural resource damages caused by the contamination at or emanating from a site. Customarily, the PRPs will work with the EPA to agree upon and implement a plan for site remediation. ChampionX’s remedial obligations at sites outside the United States are associated with facilities that ChampionX currently or formerly owned or operated, other than sites retained by Ecolab in connection with the Transactions. Based on an analysis of (i) ChampionX’s experience with such environmental proceedings, (ii) its estimated share (measured by mass or volume, depending on the site) of the hazardous substances disposed or sent to the sites referred to in the preceding paragraph, and (iii) its estimate of the contribution to be made by other PRPs that ChampionX believes have the financial ability to pay their allocated share of investigation and remediation costs, ChampionX has accrued its best estimate of its probable future costs relating to these sites. In establishing accruals, potential insurance reimbursements are not included. The accruals are not discounted. It is not feasible to predict when the amounts accrued will be paid due to the uncertainties inherent in the environmental remediation and associated regulatory processes.

ChampionX has also been named as a defendant in a number of lawsuits alleging personal injury due to exposure to hazardous substances in connection with its products and services. While ChampionX does not currently believe that any of these lawsuits will be material to it, there can be no assurance that these matters will not have, either individually or in the aggregate, a material adverse effect on ChampionX’s consolidated results of operations, financial position or cash flows.

ChampionX’s accruals at December 31, 2019 for probable future environmental remediation expenditures, excluding potential insurance reimbursements, totaled approximately $9.4 million. ChampionX reviews its exposure for environmental remediation costs periodically and adjusts its accruals as it considers appropriate. While the final resolution of these issues could result in costs below or above current accruals and could, therefore, have an impact on ChampionX’s consolidated financial results in a future reporting period, ChampionX believes the ultimate resolution of these matters will not have a material effect on its consolidated results of operations, financial position or cash flows.

Employees

ChampionX expects to employ approximately 5,400 people in over 55 countries as of the Distribution. Approximately 5% of these employees are covered by collective bargaining agreements or similar labor arrangements. ChampionX believes that it has strong employee engagement and good relations with its workforce.

Properties

ChampionX’s corporate headquarters is located in a company-owned facility in Sugar Land, Texas. ChampionX owns and operates research and technology centers in Sugar Land, Texas; Calgary, Canada; Kazan, Russia; and Aberdeen, Scotland. ChampionX has significant regional administrative facilities located in Dubai, United Arab Emirates; Buenos Aires, Argentina; and Bogota, Colombia, which is a leased facility. ChampionX also has a network of small leased sales offices around the world.

ChampionX has a robust global manufacturing facility network that supports its supply chain strategy to manufacture products wherever an economic, process or quality assurance advantage exists or where proprietary manufacturing techniques require in-house production. Most products that ChampionX sells are manufactured at its facilities. ChampionX positions manufacturing locations and warehouses in a manner to provide timely access to customers.

ChampionX’s manufacturing facilities produce chemical products for each of its operating segments. ChampionX’s chemical production process consists of producing intermediates via basic reaction chemistry and subsequently blending and packaging those intermediates with other purchased raw materials into finished products in powder, solid and liquid form.

The following table profiles ChampionX properties with approximately 70,000 square feet or more.

Location	Approximate Sq. Ft.	Type of Property	Owned / Leased
Odessa, Texas, United States	435,000	Manufacturing Facility	Owned
Sugar Land, Texas, United States	350,000	Offices, Manufacturing Facility and Research Labs	Owned
Fawley, United Kingdom	350,000	Manufacturing Facility	Owned
Soledad, Colombia	276,000	Manufacturing Facility	Owned
Jurong Island, Singapore	250,000	Manufacturing Facility	Leased
Freeport, Texas, United States	189,000	Manufacturing Facility	Owned
Corsicana, Texas, United States	137,000	Manufacturing Facility	Owned
Aberdeen, United Kingdom	118,000	Research Labs and Manufacturing Facility	Owned
Sterlitamak, Russia	115,000	Manufacturing Facility	Owned
Calgary, Canada	94,000	Research Labs and Manufacturing Facility	Owned
LeDuc, Canada	81,000	Manufacturing Facility	Owned
Garyville, Louisiana, United States	70,000	Manufacturing Facility	Leased

ChampionX believes that its manufacturing facilities are adequate to meet its existing in-house production needs. ChampionX continues to invest in its manufacturing facilities to maintain viable operations and to add capacity as necessary to meet customer needs and business objectives.

Most of ChampionX’s manufacturing facilities also serve as distribution centers. In addition, ChampionX operates dedicated distribution centers around the world, most of which are leased.

Legal Proceedings

ChampionX and its subsidiaries are parties to various lawsuits, claims and environmental actions that have arisen in the ordinary course of business. These include, from time to time, commercial, patent infringement, product liability and employment lawsuits, as well as possible obligations to investigate and mitigate the effects on the environment of the disposal or release of certain chemical substances at various sites, such as Superfund sites and other operating or closed facilities. ChampionX has established accruals for certain lawsuits, claims and environmental matters. While it is not possible at this time to predict the outcome of these matters, in the opinion of management, ChampionX is not currently involved in any legal proceedings that, individually or in the aggregate, could have a material effect on ChampionX’s financial condition, results of operations or cash flows.

Matters Related to Deepwater Horizon Incident Response

On April 22, 2010, the deepwater drilling platform, the Deepwater Horizon, operated by a subsidiary of BP plc, sank in the Gulf of Mexico after a catastrophic explosion and fire that began on April 20, 2010. A massive oil spill resulted. Approximately one week following the incident, subsidiaries of BP plc, under the authorization of the responding federal agencies, formally requested the COREXIT Defendants, to supply large quantities of COREXIT™ 9500, an oil dispersant product listed on the U.S. EPA National Contingency Plan Product Schedule. The COREXIT Defendants responded immediately by providing available COREXIT™ and increasing production to supply the product to BP’s subsidiaries for use, as authorized and directed by agencies of the federal government throughout the incident. Prior to the incident, the COREXIT Defendants had not provided products or services or otherwise had any involvement with the Deepwater Horizon platform. On July 15, 2010, BP announced that it had capped the leaking well, and the application of dispersants by the responding parties ceased shortly thereafter.

On May 1, 2010, the President of the United States appointed retired U.S. Coast Guard Commandant Admiral Thad Allen to serve as the National Incident Commander in charge of the coordination of the response to the incident at the national level. The EPA directed numerous tests of all the dispersants on the National Contingency Plan Product Schedule, including those provided by the COREXIT Defendants, “to ensure decisions about ongoing dispersant use in the Gulf of Mexico are grounded in the best available science.” The COREXIT Defendants cooperated with this testing process and continued to supply COREXIT™, as requested by BP and government authorities. The use of dispersants by the responding parties was one tool used by the government and BP to avoid and reduce damage to the Gulf area from the spill.

In connection with its provision of COREXIT™, the COREXIT Defendants have been named in several lawsuits as described below.

Cases arising out of the Deepwater Horizon accident were administratively transferred for pre-trial purposes to a judge in the United States District Court for the Eastern District of Louisiana (the “Court”) with other related cases under In Re: Oil Spill by the Oil Rig “Deepwater Horizon” in the Gulf of Mexico, on April 20, 2010, Case No. 10-md-02179 (E.D. La.) (“MDL 2179”). The COREXIT Defendants were named, along with other unaffiliated defendants, in six putative class action complaints related to the Deepwater Horizon oil spill and 21 complaints filed by individuals. Those complaints were consolidated in MDL 2179. The complaints generally allege, among other things, strict liability and negligence relating to the use of COREXIT™ dispersant in connection with the Deepwater Horizon oil spill.

Pursuant to orders issued by the Court in MDL 2179, the claims were consolidated in several master complaints, including one naming the COREXIT Defendants and others that responded to the Deepwater Horizon oil spill (known as the “B3 Master Complaint”). On May 18, 2012, the COREXIT Defendants filed a motion for summary judgment against the claims in the B3 Master Complaint, on the grounds that: (i) the plaintiffs’ claims are preempted by the comprehensive oil spill response scheme set forth in the Clean Water Act and National Oil and Hazardous Substances Pollution Contingency Plan (the “National Contingency Plan”); and (ii) the COREXIT Defendants are entitled to derivative immunity from suit. On November 28, 2012, the Court granted the COREXIT Defendants’ motion and dismissed with prejudice the claims in the B3 Master Complaint asserted against the COREXIT Defendants. The Court held that such claims were preempted by the Clean Water Act and National Contingency Plan. Because claims in the B3 Master Complaint remained pending against other defendants, the Court’s decision was not a “final judgment” for purposes of appeal. Under Federal Rule of Appellate Procedure 4(a), plaintiffs will have 30 days after entry of final judgment to appeal the Court’s decision.

In December 2012 and January 2013, the MDL 2179 court issued final orders approving two settlements between BP and plaintiffs’ class counsel: (1) a proposed Medical Benefits Class Action Settlement; and (2) a proposed Economic and Property Damages Class Action Settlement. Pursuant to the proposed settlements, class members agree to release claims against BP and other released parties, including the COREXIT Defendants.

The COREXIT Defendants, the incident defendants and the other responder defendants have been named as first party defendants by Transocean Deepwater Drilling, Inc. and its affiliates (the “Transocean Entities”) (In re the Complaint and Petition of Triton Asset Leasing GmbH, et al, MDL No. 2179, Civil Action 10-2771). In April and May 2011, the Transocean Entities, Cameron International Corporation, Halliburton Energy Services, Inc., M-I L.L.C., Weatherford U.S., L.P. and Weatherford International, Inc. (collectively, the “Cross Claimants”) filed cross claims in MDL 2179 against the COREXIT Defendants and other unaffiliated cross defendants. The Cross Claimants generally allege, among other things, that if they are found liable for damages resulting from the Deepwater Horizon explosion, oil spill and/or spill response, they are entitled to indemnity or contribution from the cross defendants.

In April and June 2011, in support of its defense of the claims against it, the COREXIT Defendants filed counterclaims against the Cross Claimants. In its counterclaims, the COREXIT Defendants generally allege that if they are found liable for damages resulting from the Deepwater Horizon explosion, oil spill and/or spill response, they are entitled to contribution or indemnity from the Cross Claimants.

In May 2016, the COREXIT Defendants were named in nine additional complaints filed by individuals alleging, among other things, business and economic loss resulting from the Deepwater Horizon oil spill (“B1” claims). In April 2017, the COREXIT Defendants were named in two additional complaints filed by individuals alleging, among other things, business and economic loss resulting from the Deepwater Horizon oil spill. The plaintiffs in these lawsuits are generally seeking awards of unspecified compensatory and punitive damages, and attorneys’ fees and costs. These actions have been consolidated in MDL 2179.

On February 22, 2017, the Court dismissed the B3 Master Complaint and ordered that plaintiffs who had previously filed a claim that fell within the scope of the B3 Master Complaint and who had “opted out” of and not released their claims under the Medical Benefits Class Action Settlement either: (1) complete a sworn statement indicating, among other things, that they opted out of the Medical Benefits Class Action Settlement (to be completed by plaintiffs who previously filed an individual complaint); or (2) file an individual lawsuit attaching the sworn statement as an exhibit, by a deadline date set by the Court.

On July 10, 2018, the Court entered an order dismissing the “B1” claims against the COREXIT Defendants. In light of the Court’s orders dismissing various B3 and “B1” claims in their entirety, for most plaintiffs the Court’s November 28, 2012 grant of summary judgment for the COREXIT Defendants is now final and the deadline to appeal has passed. On October 23, 2018, a plaintiff filed a new B3 complaint against the COREXIT Defendants and other unaffiliated defendants generally alleging, among other things, negligence and gross negligence related to the use of COREXIT™ dispersant in connection with the Deepwater Horizon oil spill. The complaint was consolidated in MDL 2179. There currently remain three cases pending against the COREXIT Defendants relating to the Deepwater Horizon oil spill, all of which are expected to ultimately be dismissed pursuant to the Court’s November 28, 2012 order granting the COREXIT Defendants’ motion for summary judgment.

ChampionX believes the claims asserted against the COREXIT Defendants are without merit and intends to defend these lawsuits vigorously. ChampionX also believes that it has rights to contribution and/or indemnification (including legal expenses) from third parties. However, ChampionX cannot predict the outcome of these lawsuits, the involvement it might have in these matters in the future, or the potential for future litigation.

Environmental-Related Legal Proceedings

For discussion of other environmental-related legal proceedings, see “—Environmental and Regulatory Considerations.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CHAMPIONX

The following management’s discussion and analysis of financial condition and results of operations of ChampionX (“MD&A”) provides information that ChampionX believes is useful in understanding its operating results, cash flows and financial condition. ChampionX provides quantitative information about the material sales drivers, including the impact of changes in volume, changes in pricing and changes in foreign currency exchange rates at the reportable segment level. ChampionX also provides quantitative information regarding special gains and charges, discrete tax items and other significant factors it believes are useful for understanding its results. This quantitative information is accompanied by comments meant to be qualitative in nature. Qualitative factors are generally ordered based on estimated significance.

The MD&A should be read in conjunction with the ChampionX audited combined financial statements and accompanying notes, included elsewhere in this proxy statement. ChampionX’s combined financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). This discussion contains various non-GAAP financial measures and also contains various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Overview

ChampionX is a leading provider of on-site, technology-driven chemistry programs and value-enabling solutions and services to the global upstream oil and natural gas industry. ChampionX’s technologies enable customers to safely manage the critical challenges they face throughout the lifecycle of their assets, helping minimize risk, deliver production targets, defer capital investments and maximize profitability. ChampionX provides applications and technology for drilling, production and midstream, both onshore and offshore. ChampionX’s customers include many of the largest publicly traded E&P and service companies, as well as national and independent oil and natural gas companies of all sizes.

ChampionX earns revenue across the lifecycle of wells, which are drilled and completed in days or months, and then produced for years. More than 80% of its revenue is generated during the long producing life of the well, which is the most stable and least capital-intensive phase of the lifecycle, improving consistency of revenue and cash flow generation.

With net sales of $2.3 billion in the year ended December 31, 2019, ChampionX’s product and service portfolio is deployed under a range of conditions in more than 55 countries that include the most technically and geographically demanding environments. ChampionX’s comprehensive offering addresses the many critical processes and challenges in the oil and natural gas lifecycle, including corrosion, oil and water separation, paraffin and asphaltene control, scale deposits, hydrogen sulfide impurities, drilling and well stimulation, hydrate control, foaming control, flow restrictions and water treatment needs. ChampionX also has leading worldwide capabilities and footprint, with nearly 30 manufacturing locations, four technology centers and a comprehensive, reliable supply chain that enables ChampionX to effectively and securely deliver its offering on a global basis.

ChampionX also delivers innovative digital tools that supplement its service and chemical applications, enabling its employees and customers to collaborate in real time regardless of location. ChampionX captures and processes technical data from the field to generate insights, predictions and recommendations to react proactively to challenges arising in customer field operations. These tools increasingly enable ChampionX to connect the industry’s leading technical experts with field personnel to leverage its expertise in real-time across the world.

ChampionX’s business comprises two reportable segments: Oilfield Performance and Specialty Performance. Activities that do not meet the quantitative and qualitative criteria to be separately reported have been combined into Corporate and Other.

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Oilfield Performance – Oilfield Performance generated net sales of $2.0 billion in the year ended December 31, 2019, representing approximately 87% of ChampionX’s total net sales. This segment is comprised of sales directly to E&P companies and is typically more stable because of its link to existing production, the lower investment required by customers, and the critical support these customers need to help solve their challenges. Nearly all sales in this segment are derived from providing E&P and other customers in the oil and natural gas production and midstream markets with solutions to manage and control corrosion, oil and water separation, flow assurance, sour gas treatment and a host of water-related issues. This wide range of capabilities helps customers to minimize risks of operational interruptions and failures, maximize production targets, extend field life and increase profitability in a safe and responsible manner.

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Specialty Performance – Specialty Performance generated net sales of $0.3 billion in the year ended December 31, 2019, representing approximately 13% of ChampionX’s total net sales. This segment is comprised of sales directly to service and equipment companies that support global E&P companies. Nearly all sales in this segment are derived from specialty products that support well stimulation, construction (including drilling and cementing) and remediation needs in the oil and natural gas industry. Specialty Performance products are specifically formulated to help customers manage the challenges involved in developing conventional and unconventional oil and natural gas reserves.

COMBINED RESULTS OF OPERATIONS

Net Sales

	Year Ended December 31,			Percentage Change
(millions, except for percentages)	2019	2018	2017	2019	2018
Product and equipment sales	$2,096.7	$2,207.5	$2,065.0
Service and lease sales	235.3	224.0	225.0

Net sales	$2,332.0	$2,431.5	$2,290.0	(4.1)%	6.2%

The percentage components of the year-over-year sales change are shown below:

	2019	2018
Volume	(4.1)%	5.2%
Price	1.2%	2.4%
Acquisitions and divestitures	(0.1)%	(0.5)%

Subtotal	(3.0)%	7.1%
Foreign currency translation	(1.1)%	(0.9)%

Net sales change	(4.1)%	6.2%

Cost of Sales and Gross Margin

	Year Ended December 31,
	2019		2018		2017
(millions, except for percentages)	Cost of Sales	Gross Margin	Cost of Sales	Gross Margin	Cost of Sales	Gross Margin
Product and equipment cost of sales	$1,492.6		$1,571.4		$1,459.3
Service and lease cost of sales	190.3		183.0		181.5

Cost of sales and gross margin	1,682.9	27.8%	1,754.4	27.8%	1,640.8	28.3%
Special (gains) and charges, net	2.1	0.1%	(1.1)	0.0%	26.9	1.2%

Adjusted cost of sales and adjusted gross margin (non-GAAP)	$1,680.8	27.9%	$1,755.5	27.8%	$1,613.9	29.5%

Cost of sales and corresponding gross margins in the years ended December 31, 2019, 2018 and 2017 are shown in the previous table. Gross margin is defined as net sales less cost of sales divided by net sales.

Gross margin was 27.8%, 27.8% and 28.3% in the years ended December 31, 2019, 2018 and 2017, respectively. Gross margins in the years ended December 31, 2019, 2018 and 2017 were impacted by special gains and charges, as described in “—Special Gains and Charges” below.

Adjusted gross margin, which excludes the impact of special gains and charges, was 27.9% in the year ended December 31, 2019 compared to 27.8% in the previous year. The increase was driven primarily by favorable pricing, which was mostly offset by sales volume leverage and unfavorable mix.

Adjusted gross margin, which excludes the impact of special gains and charges, was 27.8% in the year ended December 31, 2018 compared to 29.5% in the previous year. The decrease was driven primarily by higher delivered product costs and unfavorable mix, which was partially offset by favorable pricing and cost saving initiatives.

Selling, General and Administrative Expenses

	Year Ended December 31,
	2019	2018	2017
Selling, general and administrative ratio	20.9%	22.3%	24.6%

The selling, general and administrative ratio is defined as selling, general and administrative expenses as a percentage of net sales.

The decreased selling, general and administrative ratio in the year ended December 31, 2019 compared to the previous year was driven primarily by cost savings as a result of 2019 and 2018 restructuring efforts and reduced amortization expense, partially offset by unfavorable sales volume leverage.

The decreased selling, general and administrative ratio in the year ended December 31, 2018 compared to the previous year was driven primarily by sales volume leverage and by cost savings as a result of 2018 and 2017 restructuring efforts, partially offset by increased investments in the business.

Special Gains and Charges

Special gains and charges reported in the combined statements of income included the following items:

	Year Ended December 31,
(millions)	2019	2018	2017
Cost of sales
Restructuring activities	$2.1	$1.1	$0.7
Other	—	(2.2)	26.2

Subtotal	2.1	(1.1)	26.9
Special (gains) and charges, net
Restructuring activities	15.9	13.7	5.9
Venezuela related activities	—	—	(8.7)
Other	(9.3)	3.5	—

Subtotal	6.6	17.2	(2.8)

Operating income subtotal	8.7	16.1	24.1
Other income, net
Other expense	0.3	—	—

Total special (gains) and charges, net	$9.0	$16.1	$24.1

For segment reporting purposes, special gains and charges are not allocated to reportable segments.

Cost of Sales and Special (Gains) and Charges, Net

Restructuring Activities

ChampionX is impacted by a number of restructuring plans initiated by Ecolab. ChampionX recorded restructuring charges allocated from Ecolab, in the amounts of $18.0 million, $14.8 million and $6.6 million in the years ended December 31, 2019, 2018 and 2017, respectively. These restructuring charges have been included as a component of cost of sales and special (gains) and charges, net, in the combined statements of income.

Venezuela Related Activities

Effective as of the end of the fourth quarter of 2015, ChampionX deconsolidated its Venezuelan subsidiaries. ChampionX recorded a gain of $8.7 million in the year ended December 31, 2017 due to U.S. dollar cash recoveries of receivables written off at the time of deconsolidation. No such gains occurred in the years ended December 31, 2019 and 2018.

Other

In the year ended December 31, 2019, ChampionX recorded a $9.5 million ($8.7 million after tax) gain in connection with costs recovered from a dispute related to a contract terminated in 2017 and other insignificant charges of $0.2 million in special (gains) and charges, net.

In the year ended December 31, 2018, ChampionX recorded a $2.2 million ($1.7 million after tax) gain related to changes in estimates for a LIFO inventory reserve in cost of sales and a charge of $3.5 million related to charitable contributions in special (gains) and charges, net.

In the year ended December 31, 2017, ChampionX recorded the following in cost of sales: (i) a fixed asset impairment of $16.0 million ($10.2 million after tax), (ii) a charge related to a contract termination of $11.1 million ($10.3 million after tax) and (iii) gains of $0.9 million related to changes in estimates for a LIFO inventory reserve. For the fixed asset impairment, ChampionX determined that the fair value of the affected assets was less than the book value and subsequently recorded an impairment charge. In the year ended December 31, 2018, ChampionX disposed of the remaining affected assets, which did not result in a material gain or loss.

Other Expense

In the year ended December 31, 2019, ChampionX recorded expenses of $0.3 million related to pension curtailments and settlements due to Ecolab restructuring programs. These charges, which were allocated to ChampionX from Ecolab, have been included as a component of other income, net in the combined statements of income.

Operating Income and Operating Income Margin

	Year Ended December 31,			Percentage Change
(millions, except percentages)	2019	2018	2017	2019	2018
Operating income	$155.4	$117.5	$88.3	32.3%	33.1%
Special (gains) and charges, net	8.7	16.1	24.1

Adjusted operating income (non-GAAP)	$164.1	$133.6	$112.4	22.8%	18.9%

	Year Ended December 31,
	2019	2018	2017
Operating income margin	6.7%	4.8%	3.9%
Adjusted operating income margin (non-GAAP)	7.0%	5.5%	4.9%

Operating income and corresponding operating income margin is shown in the previous tables. Operating income margin is defined as operating income divided by net sales.

Operating income increased 32.3% in the year ended December 31, 2019 compared to the previous year and increased 33.1% in the year ended December 31, 2018 compared to the previous year. Operating income in the years ended December 31, 2019, 2018 and 2017 was impacted by special gains and charges. Adjusted operating income, which excludes the impact of special gains and charges increased 22.8% in the year ended December 31, 2019 compared to the previous year and 18.9% in the year ended December 31, 2018 compared to the previous year.

Adjusted operating income growth in the year ended December 31, 2019 compared to the previous year was primarily driven by cost savings, pricing and reduced amortization expense, partially offset by unfavorable sales volume leverage and product mix.

Adjusted operating income growth in the year ended December 31, 2018 compared to the previous year was primarily driven by pricing, volume growth and cost savings, partially offset by higher delivered product costs and investments in the business.

Income Taxes

Income before income taxes consisted of:

	Year Ended December 31,
(millions)	2019	2018	2017
United States	$20.7	$2.1	$(21.4)
International	151.6	137.1	128.8

Total	$172.3	$139.2	$107.4

The disparity between the domestic and international pre-tax income is primarily a result of the large amount of corporate expenses and special gains and charges allocated to the U.S. The combined financial statements include costs of ChampionX’s business, which include the allocation of certain corporate expenses from Ecolab. ChampionX believes these allocations were made on a reasonable basis; however, the combined financial statements may not be indicative of ChampionX’s future performance. Corporate expenses allocated to U.S. pre-tax income were $50.2 million, $39.3 million and $27.5 million in the years ended December 31, 2019, 2018 and 2017, respectively. These allocations are consistent with historical Ecolab transfer price policies. Special gains and charges allocated to U.S. pre-tax income were net expenses of $9.0 million, $16.0 million and $8.4 million in the years ended December 31, 2019, 2018 and 2017, respectively. The corporate expenses are not forecasted to continue to have a disproportionate impact on the U.S. pre-tax income after the Transactions. The special gains and charges are incurred out of the normal or standard course of business and cannot be forecasted.

ChampionX’s reported tax rate is impacted by the level of special gains and charges and discrete tax items relative to the reported pre-tax income in a given period.

The following table provides a summary of ChampionX’s effective income tax rate:

	Year Ended December 31,
	2019	2018	2017
Reported tax rate	18.1%	25.5%	(57.6)%
Tax rate impact of:
Special gains and charges	(0.2)	(0.1)	13.8
Discrete tax items	4.2	—	5.9
Tax Act	—	—	54.2

Adjusted effective income tax rate (non-GAAP)	22.1%	25.4%	16.3%

ChampionX’s reported tax rate was 18.1%, 25.5% and (57.6)% in the years ended December 31, 2019, 2018 and 2017, respectively. The change in ChampionX’s reported tax rate includes the tax impact of special gains and charges and discrete tax items, which have impacted the comparability of its historical reported tax rates, as amounts included in its special gains and charges are derived from tax jurisdictions with rates that vary from its effective income tax rate, and discrete tax items are not necessarily consistent across periods. The tax impact of special gains and charges and discrete tax items will likely continue to impact comparability of ChampionX’s effective income tax rate in the future. The enactment of the Tax Act in December 2017 also significantly impacted the comparability of its effective income tax rate.

ChampionX’s reported tax rate in the year ended December 31, 2019 includes $1.4 million of net tax benefits on special gains and charges and $7.4 million of net tax benefits on discrete items, which includes a $4.7 million benefit due to the passage of Swiss Tax Reform.

ChampionX’s effective income tax rate in the year ended December 31, 2018 includes $4.0 million of net tax benefits on special gains and charges.

On December 22, 2017, the Tax Act was enacted, which reduced the U.S. federal corporate tax rate from 35% to 21%, required companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and created new taxes on certain foreign sourced earnings. The Tax Act added many new provisions including changes to bonus depreciation, the deduction for executive compensation and interest expense, a tax on global intangible low taxed income (“GILTI”), the base erosion anti abuse tax (“BEAT”) and a deduction for foreign derived intangible income (“FDII”). In January 2018, accounting guidance was issued requiring a company to make an accounting policy election to either treat taxes due on future U.S. inclusions in taxable income related to GILTI as a current-period expense when incurred (the “period cost method”) or factor such amounts into a company’s measurement of its deferred taxes (the “deferred method”). ChampionX elected the period cost method.

ChampionX recorded a one-time transition tax expense in the year ended December 31, 2017 of $38.2 million. ChampionX’s 2017 effective income tax rate also includes a $109.5 million tax benefit for recording deferred tax assets and liabilities at the U.S. enacted tax rate of 21%. Additionally, ChampionX’s 2017 effective income tax rate includes the tax impact of special gains and charges. Lastly, ChampionX recorded net discrete benefits of $7.7 million related to changes in estimates, partially offset by the release of reserves for uncertain tax positions.

The change in ChampionX’s adjusted effective income tax rate from 2018 to 2019 was primarily driven by a change in valuation allowance. The change in ChampionX’s adjusted effective income tax rate from 2017 to 2018 was primarily driven by the change in geographic mix of income offset partially by the reduction in the U.S. tax rate and global tax planning.

Adjusted Net Income Attributable to ChampionX (Non-GAAP)

	Year Ended December 31,			Percentage Change
(millions, except percentages)	2019	2018	2017	2019	2018
Net income attributable to ChampionX	$133.4	$102.2	$167.1	30.5%	(38.8)%
Adjustments:
Special (gains) and charges, net, after tax	7.6	12.1	19.8
Discrete tax expense (benefit)	(7.4)	—	(79.1)

Adjusted net income attributable to ChampionX (non-GAAP)	$133.6	$114.3	$107.8	16.9%	6.0%

Adjusted net income attributable to ChampionX was impacted by improved results of operations, special gains and charges and discrete tax items, which are described above.

EBITDA and Adjusted EBITDA (Non-GAAP)

	Year Ended December 31,
(millions)	2019	2018	2017
Net income including noncontrolling interest	$141.1	$103.7	$169.3
Income tax expense (benefit)	31.2	35.5	(61.9)
Interest (income) expense, net	(0.9)	—	—
Depreciation	88.4	88.0	87.6
Amortization	113.3	123.3	123.4

EBITDA (non-GAAP)	373.1	350.5	318.4
Special (gains) and charges, net	9.0	16.1	24.1

Adjusted EBITDA (non-GAAP)	$382.1	$366.6	$342.5

EBITDA is defined as net income including noncontrolling interest excluding income tax expense (benefit), interest (income) expense, net (if applicable), depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding special (gains) and charges, net.

EBITDA and adjusted EBITDA increased in all years presented. The increases were primarily due to improved results of operations.

SEGMENT PERFORMANCE

ChampionX’s business comprises two operating segments, Oilfield Performance and Specialty Performance, which are also its reportable segments based on how its chief operating decision maker analyzes performance, allocates capital and makes strategic and operational decisions. Business activities that do not meet the criteria of an operating segment have been combined into Corporate and Other. Corporate and Other also includes corporate and overhead expenses that ChampionX directly incurred as well as expenses for shared services that have been allocated to ChampionX by Ecolab, special gains and charges and amortization expense related to acquired intangible assets.

Additional information about ChampionX’s reportable segments is included in Note 13 to the ChampionX combined financial statements.

Segment Operating Income

Management evaluates performance based upon several factors, of which the primary financial measure is segment operating income. Segment operating income is defined as segment net sales less cost of sales, selling, marketing and research and development costs.

Segment operating income for each of ChampionX’s reportable segments is as follows:

	Year Ended December 31,
(millions)	2019	2018	2017
Segment operating income
Oilfield Performance	$387.2	$315.2	$304.6
Specialty Performance	30.5	92.8	79.8

Total segment operating income	417.7	408.0	384.4
Corporate and Other	(262.3)	(290.5)	(296.1)

Total operating income	$155.4	$117.5	$88.3

Oilfield Performance

	Year Ended December 31,
	2019	2018	2017
Net sales (millions)	$2,029.4	$1,978.6	$1,940.7

Components of percentage change in net sales:
Volume	3.0%	1.6%
Price	1.2%	1.8%
Acquisitions and divestitures	(0.1)%	(0.5)%

Subtotal	4.1%	2.9%
Foreign currency translation	(1.5)%	(0.9)%

Net sales change	2.6%	2.0%

Segment operating income (millions)	$387.2	$315.2	$304.6

Segment operating income change	22.8%	3.5%
Segment operating income margin (a)	19.1%	15.9%	15.7%

(a)	Segment operating income margin is defined as segment operating income divided by segment net sales.

Net Sales

Net sales in the Oilfield Performance business increased 2.6% in the year ended December 31, 2019 compared to the previous year driven by increased volumes in North America and higher prices, partially offset by declining sales in Asia Pacific, the impact of foreign currency translation and the divestiture of certain businesses. Net sales in the Oilfield Performance business increased 2.0% in the year ended December 31, 2018 compared to the previous year driven by increased volumes in North America and higher prices, partially offset by declining sales in ChampionX’s international markets, the impact of foreign currency translation and the divestiture of certain businesses.

Segment Operating Income

Segment operating income in the Oilfield Performance business increased 22.8% in the year ended December 31, 2019 compared to the previous year and increased 3.5% in the year ended December 31, 2018 compared to the previous year.

Segment operating income margins in the Oilfield Performance business increased by 3.2 percentage points in the year ended December 31, 2019 compared to the previous year. Cost savings initiatives, pricing, sales volume leverage and mix favorably impacted margins by 3.8 percentage points in 2019, which were partially offset by a 0.6 percentage point unfavorable impact from investments in the business and delivered product costs.

Segment operating income margins in the Oilfield Performance business increased by 0.2 percentage points in the year ended December 31, 2018 compared to the previous year. Pricing and cost savings initiatives favorably impacted margins by 2.7 percentage points in 2018, which were partially offset by a 2.6 percentage point unfavorable impact from higher delivered product costs and investments in the business.

Specialty Performance

	Year Ended December 31,
	2019	2018	2017
Net sales (millions)	$302.4	$452.7	$349.0

Components of percentage change in net sales:
Volume	(33.8)%	25.2%
Price	0.8%	5.3%

Subtotal	(33.0)%	30.5%
Foreign currency translation	(0.2)%	(0.8)%

Net sales change	(33.2)%	29.7%

Segment operating income (millions)	$30.5	$92.8	$79.8

Segment operating income change	(67.1)%	16.3%
Segment operating income margin (a)	10.1%	20.5%	22.9%

(a)	Segment operating income margin is defined as segment operating income divided by segment net sales.

Net Sales

In the year ended December 31, 2019, net sales in the Specialty Performance business decreased 33.2% compared to previous year and increased 29.7% in the year ended December 31, 2018 compared to previous year. The decrease in net sales in 2019 was due to lower volumes in North America as a result of a market slowdown driven by lower oil prices and reduced drilling activity. The increase in net sales in 2018 was due to strong volume growth driven by increased customer activity in U.S. oil and natural gas production and strong international growth as well as increased pricing in both years.

Segment Operating Income

Segment operating income in the Specialty Performance business decreased 67.1% in the year ended December 31, 2019 compared to the previous year and increased 16.3% in the year ended December 31, 2018 compared to the previous year.

Segment operating income margins in the Specialty Performance business decreased 10.4 percentage points in the year ended December 31, 2019 compared to the previous year due to sales volume leverage and mix that negatively impacted margins by 13.5 percentage points, partially offset by cost savings initiatives, pricing and delivered product costs that favorably impacted margins by 3.4 percentage points.

Segment operating income margins in the Specialty Performance business decreased 2.4 percentage points in the year ended December 31, 2018 compared to the previous year due to higher delivered product costs and mix that negatively impacted margins by 5.3 percentage points, partially offset by pricing that favorably impacted margins by 3.9 percentage points.

Corporate and Other

Corporate and Other includes (i) corporate and overhead expenses that ChampionX directly incurred as well as expenses for shared services that have been allocated to ChampionX by Ecolab, (ii) special gains and charges, (iii) amortization expense related to acquired intangible assets and (iv) revenue and costs for activities that are not operating segments. Amounts for each category are as follows:

	Year Ended December 31,
(millions)	2019	2018	2017
Corporate, overhead and allocated shared services expenses (a)	$140.5	$151.4	$148.5
Acquired intangible amortization expense	113.2	123.1	123.3
Special (gains) and charges, net	8.7	16.1	24.1
Other	(0.1)	(0.1)	0.2

Total Corporate and Other	$262.3	$290.5	$296.1

(a)

Related party allocations for shared services, including the service component of multiemployer pensions and royalties, were $102.8 million, $114.4 million and $108.1 million in the years ended December 31, 2019, 2018 and 2017, respectively. Refer to Note 7 to the ChampionX combined financial statements for additional information regarding related party allocations. Corporate and overhead expenses directly incurred by ChampionX were $37.7 million, $37.0 million and $40.4 million in the years ended December 31, 2019, 2018 and 2017, respectively.

Corporate, overhead and allocated shared services expenses decreased in the year ended December 31, 2019 compared to the previous year due to cost savings initiatives. Corporate, overhead and allocated shared services expenses increased in the year ended December 31, 2018 compared to the previous year due to investments in the business.

FINANCIAL POSITION, CASH FLOW AND LIQUIDITY

Financial Position

Total assets were $4.3 billion as of December 31, 2019 compared to total assets of $4.4 billion as of December 31, 2018.

Total liabilities were $636.9 million as of December 31, 2019 compared to total liabilities of $550.4 million as of December 31, 2018.

Cash Flows

Operating Activities

ChampionX continues to generate cash flow from its operations, allowing it to fund its ongoing operations and investments in the business.

	Year Ended December 31,			Change
(millions)	2019	2018	2017	2019	2018
Cash provided by operating activities	$364.2	$210.9	$178.9	$153.3	$32.0

Comparability of cash generated from operating activities in the years ended December 31, 2019, 2018 and 2017 was impacted by fluctuations in working capital, the combination of which increased $34.9 million in the year ended December 31, 2019 and decreased $55.3 million and $45.8 million in the years ended December 31, 2018 and 2017, respectively. The cash flow impact across the three years from working capital accounts was driven by changes in (i) sales volumes and timing of collections, (ii) timing of purchases and production and usage levels of inventory and (iii) volume of purchases and timing of payments. Fluctuations in other liabilities also impacted cash generated from operating activities in the year ended December 31, 2019 driven primarily by increased distributor fee accruals in the year ended December 31, 2019 compared to the year ended December 31, 2018. The increased distributor fee accruals are a result of increased sales and the timing of distributor fee payments.

Investing Activities

Cash used for investing activities is primarily impacted by the timing of business acquisitions and dispositions and capital investments in the business.

	Year Ended December 31,			Change
(millions)	2019	2018	2017	2019	2018
Cash used for investing activities	$(69.8)	$(57.9)	$(103.0)	$(11.9)	$45.1

ChampionX makes capital investments in the business, including machinery, equipment and manufacturing facilities. Total capital expenditures were $69.7 million, $69.4 million and $80.5 million in the years ended December 31, 2019, 2018 and 2017, respectively. ChampionX expects to continue to make capital investments in the future to support its long-term growth.

Total cash received for business dispositions was $6.5 million and $11.1 million in the years ended December 31, 2019 and 2018, respectively. Total cash paid for business acquisitions, net of cash acquired, in the year ended December 31, 2017 was $14.6 million. ChampionX’s business acquisitions and dispositions for the years ended December 31, 2019, 2018 and 2017 are discussed further in Note 5 to the ChampionX combined financial statements. In the years ended December 31, 2019, 2018 and 2017, ChampionX also sold property and other assets for total proceeds of $3.4 million, $2.0 million and $2.5 million, respectively.

In the years ended December 31, 2019 and 2018, ChampionX made a loan to a supplier in the amounts of $10.0 million and $12.0 million, respectively.

In 2018, ChampionX also sold foreign treasury bonds for $10.4 million that were purchased in 2017. No significant realized or unrealized gains or losses were recorded in the combined statements of income in the years ended December 31, 2018 and 2017 related to the sale. The treasury bonds were classified as available-for-sale securities and recorded in other assets in the combined balance sheets.

Financing Activities

Cash used for financing activities primarily reflects cash transfers to Ecolab. Transfers of cash to and from Ecolab are reflected as a component of net Parent investment in ChampionX in the ChampionX combined balance sheets.

	Year Ended December 31,			Change
(millions)	2019	2018	2017	2019	2018
Cash used for financing activities	$(277.4)	$(149.3)	$(99.3)	$(128.1)	$(50.0)

Liquidity and Capital Resources

The primary source of liquidity for ChampionX’s business is the cash flow provided by operations, which has historically been transferred to Ecolab to support its overall cash management strategy. Transfers of cash to and from Ecolab have been reflected in net transfers to Parent in the ChampionX combined statements of cash flows.

As of December 31, 2019, ChampionX had cash and cash equivalents on hand of $67.6 million, substantially all of which was held outside of the U.S.

In December 2019, ChampionX and Bank of America executed a term loan facility commitment letter pursuant to which Bank of America has committed to provide a term loan, subject to customary conditions, to ChampionX for up to $537.0 million to fund, among other things, a Cash Payment equal to $525.0 million plus an estimated Tax Amount (not to exceed $12.0 million) in connection with the Transactions. The amount of the term loan borrowing and the Cash Payment are subject to change. As of December 31, 2019, there were no outstanding borrowings related to this term loan facility commitment letter.

Effective March 1, 2020, ChampionX no longer participates in cash management and funding arrangements with Ecolab. Historically, ChampionX has utilized these arrangements to fund significant expenditures, such as manufacturing capacity expansion and acquisitions. ChampionX’s ability to fund its operations and capital needs will depend on its ongoing ability (including, after the consummation of the Merger, the combined company’s ability) to generate cash from operations and access to other sources of liquidity. ChampionX believes that its future cash from operations and access to these sources of liquidity will provide adequate resources to fund working capital needs and make capital expenditures and strategic investments. However, the extent to which the coronavirus and the oil price declines as a result of the expiration of the OPEC and Russia production cuts will impact ChampionX’s operations and access to additional sources of liquidity will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the coronavirus outbreak and the actions to contain the spread, the duration of the increased production by OPEC and Russia, and other variables.

The table below sets forth a summary of ChampionX’s contractual obligations as of December 31, 2019:

	Payments due by period
Contractual Obligations	Total	Less than 1 year	2-3 years	4-5 years	More than 5 years
(millions)
Operating leases	$127.8	$35.1	$49.7	$18.0	$25.0

ChampionX leases certain sales and administrative office facilities, distribution centers, research and manufacturing facilities and other equipment under long-term operating leases.

As of December 31, 2019 and 2018, ChampionX’s gross liability for uncertain tax positions was $3.9 million and $6.2 million, respectively. ChampionX is not able to reasonably estimate the amount by which the liability will increase or decrease over an extended period of time or whether a cash settlement of the liability will be required. Therefore, these amounts have been excluded from the table of contractual obligations.

Off-Balance Sheet Arrangements

ChampionX does not participate in off-balance sheet financing arrangements. Operating leases were not recorded in the combined balance sheet as of December 31, 2018. In the normal course of business, ChampionX has established various joint ventures that have not been combined within its financial statements as ChampionX is not the primary beneficiary. The joint ventures help ChampionX meet local ownership requirements, achieve operational scale more quickly, provide customers a more fully integrated offering or provide other benefits to ChampionX’s business or customers. The joint venture entities have not been utilized as special-purpose entities, which are sometimes established for the purpose of facilitating off-balance sheet financial arrangements or other contractually narrow or limited purposes. As a result, ChampionX is not exposed to the financing, liquidity, market or credit risk that could arise from the joint venture entities if it had used the joint venture entities as special-purpose entities for such purposes.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Currency

Significant changes in currency exchange rates could cause fluctuations and negative impacts to ChampionX’s results of operations. In the periods presented, ChampionX’s foreign currency translation adjustments were primarily impacted by changes in the euro, the British pound sterling, the Canadian dollar, the Russian ruble, the Brazilian real and the Argentinian peso. ChampionX enters into contractual arrangements (derivatives) in the ordinary course of business to manage foreign currency exposure. ChampionX does not enter into derivatives for speculative or trading purposes. ChampionX’s use of derivatives is subject to internal policies that provide guidelines for control, counterparty risk, and ongoing monitoring and reporting, and is designed to reduce the volatility associated with movements in foreign exchange rates on ChampionX’s earnings and cash flows.

ChampionX enters into foreign currency forward contracts to hedge certain intercompany financial arrangements and to hedge against the effect of exchange rate fluctuations on transactions related to cash flows denominated in currencies other than U.S. dollars. ChampionX’s foreign currency contracts outstanding as of December 31, 2019 and 2018 were not significant.

GLOBAL ECONOMIC AND POLITICAL ENVIRONMENT

Energy Markets

ChampionX’s earnings are subject to volatility in the oil and natural gas commodity markets.

During 2019, the North American oil industry drilling and production activity slowed as compared to 2018 levels, while international activity showed modest improvement. Demand for oil and overall energy consumption has shown modest growth with oil prices in 2019 well above their lows in early 2016.

In March 2020, OPEC and Russia announced that agreed oil production cuts between members of OPEC and Russia will expire on April 1, 2020. Following these announcements, global oil and natural gas prices declined sharply. Future movements in oil prices are uncertain; however, lower oil prices could negatively impact ChampionX’s future results of operations and operating cash flows.

Credit Risk

Credit risk represents the loss that ChampionX would incur if a counterparty or customer fails to perform pursuant to the terms of its contractual obligations. Risks surrounding counterparty and customer performance and credit could ultimately affect the amount and timing of expected cash flows. ChampionX has a diversified customer base across various geographies with no single customer accounting for 10% or more of its combined net sales in any of the years ended December 31, 2019, 2018 or 2017. However, the decline in oil prices in connection with the March 2020 announcement of the expiration of OPEC and Russia production cuts and the ongoing impact of the coronavirus outbreak could, depending on duration and severity, result in significantly more credit risk among the customer portfolio, potentially including numerous bankruptcies of E&P and oilfield services companies during 2020.

Global Economies

Approximately half of ChampionX’s net sales were outside of the United States in the years ended December 31, 2019, 2018 and 2017. ChampionX’s international operations subject ChampionX to changes in economic conditions and foreign currency exchange rates as well as political uncertainty in some countries, which could impact future operating results.

Argentina has continued to experience negative economic trends, evidenced by multiple periods of increasing inflation rates, devaluation of the Argentine Peso and increasing borrowing rates. In 2018, Argentina was classified as a highly inflationary economy in accordance with GAAP, and the U.S. dollar became the functional currency for ChampionX’s subsidiaries in Argentina. In each of the years ended December 31, 2019, 2018 and 2017, net sales in Argentina represented less than 3.2% of ChampionX’s combined net sales. Assets held in Argentina as of December 31, 2019 and 2018 represented approximately 1.0% of ChampionX’s combined total assets.

Current conditions in the global economy are significantly impacting ChampionX. The coronavirus outbreak has had and will likely continue to have a negative impact on market conditions and customer demand throughout the world. In addition, global oil prices have substantially declined in connection with the March 2020 announcement of the expiration of OPEC and Russia production cuts. ChampionX believes the combination of these events could result in a global recession of currently unknown duration, with the corresponding possibility of numerous bankruptcies of E&P companies and oilfield service companies during 2020 and a significant decline in demand and prices for oilfield services during 2020. ChampionX further expects potentially significant regional variations in the impact of the decline in oil prices upon customer demand, with North American shale customers in general likely to suffer a higher degree of distress in comparison to international customers. ChampionX has already observed that certain of its customers have implemented various measures to address the decline in demand, including reducing orders for ChampionX products and seeking price concessions. In addition, the United States and other countries have implemented restrictions to address the coronavirus outbreak, including disruptions or restrictions on ChampionX’s employees’ ability to travel and could include temporary closures of ChampionX’s facilities or the facilities of its suppliers or customers, which could further disrupt its business and operations. Accordingly, ChampionX anticipates a reduction to its 2020 results of operations and cash flows due to lower market demand but is not yet able to estimate the impact of the coronavirus outbreak as it continues to spread globally or the duration of the current factors negatively affecting oil prices. In response to these events, ChampionX has taken, and is continuing to take, steps to reduce costs, including reductions in capital expenditures, as well as other ongoing cost initiatives.

Brexit Referendum

Effective on January 31, 2020, the United Kingdom (“U.K.”) formally left the European Union (“EU”) (“Brexit”). The U.K.’s relationship with the EU will no longer be governed by the EU Treaties, but instead by the terms of the Withdrawal Agreement agreed between the U.K. and the EU in late 2019. The Withdrawal Agreement provides for a “transition” period, which commences the moment the U.K. leaves the EU and is currently set to end on December 31, 2020. At the end of the transition period, there may be significant changes to the U.K.’s business environment. While the effects of Brexit will depend on any agreements the U.K. makes to retain access to EU markets or the failure to reach such agreements, the uncertainties created by Brexit, any resolution between the U.K. and EU countries or the failure to reach any such resolutions, could adversely affect ChampionX’s relationships with customers, suppliers and employees and could adversely affect ChampionX’s business.

In the year ended December 31, 2019, 2018 and 2017, net sales from ChampionX’s U.K. operations were approximately 3.4%, 3.4% and 3.7%, respectively, of its combined net sales.

CRITICAL ACCOUNTING ESTIMATES

ChampionX’s combined financial statements are prepared in accordance with GAAP. ChampionX has adopted various accounting policies to prepare the combined financial statements in accordance with GAAP. ChampionX’s significant accounting policies are disclosed in Note 3 to the ChampionX combined financial statements.

Preparation of ChampionX’s combined financial statements, in conformity with GAAP, requires ChampionX to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Estimates are considered to be critical if they meet both of the following criteria: (i) the estimate requires assumptions to be made about matters that are highly uncertain at the time the accounting estimate is made and (ii) different estimates that ChampionX reasonably could have used for the accounting estimate in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, have a material impact on the presentation of ChampionX’s financial condition or results of operations.

Besides estimates that meet the “critical” estimate criteria, ChampionX makes many other accounting estimates in preparing its combined financial statements and related disclosures. All estimates, whether or not deemed critical, affect reported amounts of assets, liabilities, revenues or expenses as well as disclosures of contingent assets and liabilities. Estimates are based on experience and other information available prior to the issuance of the combined financial statements. Materially different results can occur as circumstances change and additional information becomes known, even from estimates not deemed critical. ChampionX’s critical accounting estimates include the following:

Revenue Recognition

Revenue is measured as the amount of consideration expected to be received in exchange for transferring goods or providing service. Revenue from the sale of a product or equipment is recognized when obligations under the terms of a contract with the customer are satisfied, which generally occurs with the transfer of the product or delivery of the equipment. Revenue from services and leased equipment is recognized when the services are provided to the customer, or the customer receives the benefit from the leased equipment, which is over time. Service revenue is recognized over time utilizing an input method that aligns with when the services are provided. Typically, revenue is recognized over time using costs incurred to date because the effort provided by the field selling and service organization represents services provided, which corresponds with the transfer of control to the customer. Revenue for leased equipment is accounted for under ASC Topic 842, Leases, and recognized on a straight-line basis over the length of the lease contract. Refer to Note 9 to the ChampionX combined financial statements for additional information related to leased equipment.

ChampionX’s sales policies do not provide for general rights of return. Estimates used in recognizing revenue include the delay between the time that products are shipped and when they are received by customers, when title transfers and the amount of credit memos issued in subsequent periods. ChampionX records estimated reductions to revenue for customer programs and incentive offerings including pricing arrangements and volume-based incentives based primarily on historical experience and anticipated performance over the contract period. Depending on market conditions, ChampionX may increase customer incentive offerings, which could reduce gross profit margins over the term of the incentive. ChampionX also records estimated reserves for product returns and credits based on specific circumstances and credit conditions, and when it is deemed probable that the balance is uncollectible. For additional information on ChampionX’s allowance for doubtful accounts, refer to Note 3 to the ChampionX combined financial statements.

Liabilities and Contingencies

ChampionX’s business and operations are subject to extensive environmental laws and regulations governing, among other things, air emissions, wastewater discharges, the use and handling of hazardous substances, waste disposal and the investigation and remediation of soil and groundwater contamination. As with other companies engaged in similar manufacturing activities and providing similar products and services, some risk of environmental liability is inherent in ChampionX’s operations.

ChampionX records liabilities related to pending litigation, environmental claims and other contingencies when a loss is probable and can be reasonably estimated. Estimates used to record such liabilities are based on ChampionX’s best estimate of probable future costs. ChampionX records the amounts that represent the points in the range of estimates that it believes are most probable or the minimum amount when no amount within the range is a better estimate than any other amount. Potential insurance reimbursements generally are not anticipated in accruals for environmental liabilities or other insured losses. Expected insurance proceeds are recorded as receivables when recovery is deemed certain. While the final resolution of litigation and environmental contingencies could result in amounts different from current accruals, and therefore have an impact on ChampionX’s combined financial results in a future reporting period, ChampionX believes the ultimate outcome will not have a significant impact on its combined financial position.

For additional information on ChampionX’s commitments and contingencies, refer to Note 11 to the ChampionX combined financial statements.

Income Taxes

For purposes of the combined financial statements, ChampionX’s taxes are provided for on a “separate return” basis in accordance with ASC Topic 740, Income Taxes, although ChampionX operations have historically been included in the tax returns filed by Ecolab. Under this method, ChampionX is assumed to have historically filed a return separate from Ecolab, reporting ChampionX’s taxable income or loss and paying applicable tax based on its separate taxable income and associated tax attributes in each tax jurisdiction. Income taxes payable at each balance sheet date computed under the separate return basis are recorded to net Parent investment in ChampionX. However, where foreign ChampionX entities already file separate tax returns, the taxes payable are reported within current liabilities in the combined balance sheets. The calculation of income taxes on the separate return basis requires judgment and the use of both estimates and allocations. ChampionX’s effective income tax rate and deferred tax balances may differ significantly from those of Ecolab in corresponding historical periods. Refer to Note 8 to the ChampionX combined financial statements for additional information on ChampionX’s income taxes and unrecognized tax benefits.

Judgement is required to determine the annual effective income tax rate, deferred tax assets and liabilities, any valuation allowances against net deferred tax assets and uncertain tax positions.

On December 22, 2017, the Tax Act was enacted, which reduced the U.S. federal corporate tax rate from 35% to 21%, required companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and created new taxes on certain foreign sourced earnings. The Tax Act added many new provisions including changes to bonus depreciation, the deduction for executive compensation and interest expense, a tax on GILTI, the BEAT and a deduction for FDII.

ChampionX recorded a one-time transition tax expense in the year ended December 31, 2017 of $38.2 million. As of December 31, 2017, ChampionX completed accounting for the effects of the Tax Act as they relate to the repricing of deferred tax balances and the one-time transition tax.

In January 2018, the Financial Accounting Standards Board (“FASB”) issued guidance stating that a company must make an accounting policy election to either treat taxes due on future U.S. inclusions in taxable income related to GILTI as a current-period expense when incurred (the “period cost method”) or factor such amounts into ChampionX’s measurement of its deferred taxes (the “deferred method”). ChampionX elected the period cost method, and the net impact of the GILTI expense and FDII benefit on income tax expense was $1.1 million and zero for the years ended December 31, 2019 and 2018, respectively.

Proposed regulations were released during 2019. Certain of the proposed regulations may be subject to challenge; therefore, ChampionX recorded income tax expense based on its interpretation of the changes in the law affected by the Tax Act and not the proposed regulations. If the proposed regulations become final, ChampionX will record the impact at that time.

Effective Income Tax Rate

ChampionX’s effective income tax rate is based on annual income, statutory tax rates and tax planning available in the various jurisdictions in which it operates. ChampionX’s annual effective income tax rate includes the impact of reserve positions. ChampionX recognizes the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with a taxing authority. ChampionX adjusts these reserves based on changes in facts and circumstances. This expected annual rate is then applied to the year-to-date operating results. In the event there is a significant discrete item recognized in the interim operating results, the tax attribute to that item would be separately calculated and recorded in the same period.

Tax regulations require items to be included in ChampionX’s tax returns at different times than the items are reflected in the combined financial statements. As a result, the effective income tax rate reflected in ChampionX’s combined financial statements differs from that reported in ChampionX’s tax returns. Some of these differences are permanent, such as expenses that are not deductible on ChampionX’s tax returns, and some are temporary differences, such as depreciation expense.

Deferred Tax Assets and Liabilities and Valuation Allowances

Temporary differences create deferred tax assets and liabilities. Deferred tax assets generally represent items that can be used as a tax deduction or credit in ChampionX’s tax return in future years for which it has already recorded the tax benefit in ChampionX’s combined statements of income. ChampionX establishes valuation allowances for ChampionX’s deferred tax assets when the amount of expected future taxable income is not likely to support the utilization of the entire deduction or credit. Relevant factors in determining the realizability of deferred tax assets include historical results, future taxable income, the expected timing of the reversal of temporary differences, tax planning strategies and the expiration dates of the various tax attributes. Deferred tax liabilities generally represent items for which ChampionX has already taken a deduction in its tax return but have not yet recognized that tax benefit in its combined financial statements.

Prior to the enactment of the Tax Act, U.S. deferred income taxes had not been provided on certain unremitted foreign earnings that are considered permanently reinvested. Undistributed earnings of foreign subsidiaries are considered to have been reinvested indefinitely or are available for distribution with foreign tax credits available to offset the amount of applicable income tax and foreign withholding taxes that might be payable on earnings. As part of the Tax Act, ChampionX recorded a one-time transition tax on certain unremitted foreign earnings of foreign subsidiaries. ChampionX will continue to assert permanent reinvestment of the undistributed earnings of international affiliates, and if ChampionX’s policy changes, ChampionX would record applicable taxes.

During 2019, due to the adoption of ASC Topic 842, Leases, and the recording of operating lease assets and operating lease liabilities on the balance sheet, ChampionX recorded related deferred tax liabilities and deferred tax assets, respectively.

ChampionX’s deferred tax balances, as calculated on the separate return basis, may differ from the deferred tax balances of Ecolab, if legally separated.

Uncertain Tax Positions

Upon audit, taxing authorities may challenge all or part of an uncertain income tax position. While ChampionX has no history of tax audits on a stand-alone basis, Ecolab and Ecolab subsidiaries may be audited by U.S. federal, state and local, and non-U.S. taxing authorities. A number of years may elapse before a particular tax matter, for which ChampionX has established a reserve, is audited and finally resolved. The number of tax years with open tax audits varies depending on the tax jurisdiction. The Internal Revenue Service (“IRS”) has completed its examinations of Ecolab’s U.S. federal income tax returns through 2016 and the years 2017 and 2018 are currently under audit. In addition to the U.S. federal examinations, ChampionX has ongoing audit activity in several U.S. state and foreign jurisdictions.

The tax positions ChampionX takes are based on interpretations of tax laws and regulations in the applicable federal, state and international jurisdictions. ChampionX believes its tax returns properly reflect the tax consequences of its operations, and its reserves for tax contingencies are appropriate and sufficient for the positions taken. Because of the uncertainty of the final outcome of these examinations, ChampionX has reserved for potential reductions of tax benefits (including related interest and penalties) for amounts that do not meet the more-likely-than-not thresholds for recognition and measurement as required by authoritative guidance. The tax reserves are reviewed throughout the year, taking into account new legislation, regulations, case law and audit results. Settlements could result in offsets to other balance sheet accounts, cash payments or receipts and/or adjustments to tax expense. The majority of ChampionX’s tax reserves are presented in the combined balance sheets in other liabilities. ChampionX’s gross liability for uncertain tax positions in the combined balance sheets was $3.9 million and $6.2 million as of December 31, 2019 and 2018, respectively.

For additional information on income taxes, refer to Note 8 to the ChampionX combined financial statements.

Long-Lived and Other Intangible Assets

ChampionX reviews its long-lived and other intangible assets, the net value of which, excluding goodwill, was $1.7 billion as of December 31, 2019 and 2018, to assess whether significant events or changes in business circumstances indicate that the carrying value of the assets may not be recoverable. Such circumstances may include a significant decrease in the market price of an asset, a significant adverse change in the manner in which the asset is being used or in its physical condition or a history of operating or cash flow losses associated with the use of the asset. Impairment losses could occur when the carrying amount of an asset exceeds the anticipated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss to be recorded, if any, is calculated as the excess of the asset’s carrying value over its estimated fair value.

ChampionX uses the straight-line method to recognize amortization expense related to its other intangible assets, including its customer relationships. ChampionX considers various factors when determining the appropriate method of amortization for its customer relationships, including projected sales data, customer attrition rates and length of key customer relationships.

Globally, ChampionX has a broad customer base. ChampionX’s retention rate of significant customers has aligned with acquisition assumptions, including the customer bases acquired in Ecolab’s Nalco Holding Company and Champion Technologies transactions, which make up the majority of ChampionX’s unamortized customer relationships. ChampionX’s historical retention rate, coupled with its consistent track record of keeping long-term relationships with its customers, supports its expectation of consistent sales generation for the foreseeable future from the acquired customer base. ChampionX’s customer retention rate and history of maintaining long-term relationships with its significant customers are not expected to change in the future. If its customer retention rate or other post-acquisition operational activities changed materially, ChampionX would evaluate the financial impact and any corresponding triggers, which could result in an acceleration of amortization or impairment of its customer relationship intangible assets.

In addition, ChampionX periodically reassesses the estimated remaining useful lives of its long-lived and other intangible assets. Changes to estimated useful lives would impact the amount of depreciation and amortization expense recorded in the combined statements of income. ChampionX has experienced no significant changes in the carrying value or estimated remaining useful lives of long-lived or other intangible assets.

Goodwill

ChampionX had total goodwill of $1.7 billion as of December 31, 2019 and 2018. ChampionX tests goodwill for impairment at the reporting unit level on an annual basis during the third quarter. ChampionX’s reporting units are aligned with its two operating segments.

For the impairment assessment in all of the periods presented, ChampionX completed its assessment for goodwill impairment across its two reporting units through a quantitative analysis, utilizing an income approach. The income approach, specifically a discounted cash flow model, requires management to estimate a number of factors for each reporting unit, including projected future operating results, economic projections, anticipated future cash flows and discount rates. The determination of the fair value of the reporting units requires ChampionX to make significant estimates and assumptions. These estimates and assumptions primarily include, but are not limited to, the selection of appropriate peer group companies, discount rates, terminal growth rates, and forecasts of revenue, operating income and capital expenditures. While management believes the assumptions used are reasonable and commensurate with the views of a market participant, changes in key assumptions for either reporting unit, including increasing the discount rate, lowering revenue forecasts, lowering the operating margin or lowering the long-term growth rate, could result in a future impairment.

The two-step quantitative process involves comparing the estimated fair value of each reporting unit to the reporting unit’s carrying value, including goodwill. If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is considered not to be impaired, and the second step of the impairment test is unnecessary. If the carrying value of the reporting unit exceeds its fair value, the second step of the goodwill impairment test would be performed to measure the amount of impairment loss to be recorded, if any. There was no impairment of goodwill in any of the years presented, as the estimated fair values of ChampionX’s reporting units exceeded the respective carrying values in all of the years presented. ChampionX will continue to assess the need to test its reporting units for impairment during interim periods between its scheduled annual assessments.

2019 Annual Goodwill Impairment Assessment

ChampionX conducted its annual goodwill impairment assessment in the third quarter of 2019 and determined that the fair value of both reporting units exceeded their carrying values. In the estimation of fair value, ChampionX utilized a long-term growth rate of 3% for both reporting units and a discount rate of 11.9% and 10.5% for the Oilfield Performance reporting unit and Specialty Performance reporting unit, respectively.

The estimated fair value of each of ChampionX’s reporting units exceeded its carrying value by over 20%. Of the reporting units tested in the third quarter of 2019, ChampionX’s Specialty Performance reporting unit was the most sensitive to a change in future valuation assumptions. While ChampionX’s management believes the assumptions used to test both reporting units were reasonable and commensurate with the views of a market participant, changes in key assumptions for the Specialty Performance reporting unit, including increasing the discount rate, lowering revenue forecasts, lowering the operating margin or lowering the long-term growth rate, could result in a future impairment. Holding all other assumptions used in the fair value measurement of the Specialty Performance reporting unit constant, a 1.5 percentage point increase in the discount rate would still result in a fair value that equals or exceeds the carrying value.

ChampionX continuously evaluates the performance of both of its reporting units, market developments in the oil and gas industry and broader macroeconomic factors to assess whether facts or circumstances exist that suggest it is more likely than not that the carrying value of the ChampionX reporting units are in excess of their fair values. After weighing all positive and negative evidence, ChampionX concluded that it is more likely than not that the fair value of both the Oilfield Performance and Specialty Performance reporting units is in excess of their carrying values as of December 31, 2019. Accordingly, ChampionX did not complete an interim goodwill impairment assessment in the fourth quarter of 2019.

For additional information regarding goodwill as of December 31, 2019, refer to Note 3 to the ChampionX combined financial statements.

NEW ACCOUNTING PRONOUNCEMENTS

Information regarding new accounting pronouncements is included in Note 3 to the ChampionX combined financial statements.

NON-GAAP FINANCIAL MEASURES

The ChampionX MD&A includes financial measures that have not been calculated in accordance with GAAP. These non-GAAP financial measures include the following:

•	Adjusted cost of sales

•	Adjusted gross margin

•	Adjusted operating income

•	Adjusted operating income margin

•	Adjusted effective income tax rate

•	Adjusted net income attributable to ChampionX

•	EBITDA

•	Adjusted EBITDA

ChampionX provides these measures as additional information regarding its operating results. ChampionX uses these non-GAAP financial measures internally to evaluate its performance, to make financial, investment and operational decisions, including with respect to incentive compensation. ChampionX believes that its presentation of these non-GAAP financial measures provides investors with greater transparency with respect to its results of operations and that these measures are useful for period-to-period comparison of results.

EBITDA is defined as net income including noncontrolling interest excluding income tax expense (benefit), interest (income) expense, net, depreciation and amortization. ChampionX views EBITDA and adjusted EBITDA as important indicators of the operational and financial health of its organization and use these measures to compare overall company performance to industry performance.

ChampionX’s non-GAAP financial measures for adjusted cost of sales, adjusted gross margin, adjusted operating income, adjusted operating income margin, adjusted net income attributable to ChampionX and adjusted EBITDA exclude the impact of special gains and charges, and ChampionX’s non-GAAP financial measure adjusted effective income tax rate excludes the impact of special gains and charges and further excludes the impact of discrete tax items and the one-time impact from the enactment of the Tax Act in 2017. ChampionX includes items within special gains and charges and discrete tax items that it believes can significantly affect the period-over-period assessment of operating results and do not necessarily reflect costs and/or income associated with historical trends and future results. After-tax special gains and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special gains and charges.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP financial measures used by other companies. Investors should not rely on any single financial measure when evaluating ChampionX’s business. ChampionX recommends that investors view these non-GAAP financial measures in conjunction with the GAAP measures included in the MD&A and has provided reconciliations of reported GAAP amounts to the non-GAAP amounts.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF APERGY

The selected historical consolidated financial information of Apergy as of December 31, 2019 and 2018, and for the years ended December 31, 2019, 2018 and 2017, has been derived from Apergy’s audited consolidated financial statements and related notes contained in the Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this proxy statement. The selected historical consolidated financial information as of December 31, 2017, 2016 and 2015 and for the years ended December 31, 2016 and 2015, has been derived from Apergy’s audited consolidated financial statements that are not included or incorporated by reference into this proxy statement. The selected historical consolidated financial information below is not necessarily indicative of the results that may be expected for any future period. The selected historical consolidated financial information presented below should be read together with Apergy’s consolidated financial statements and the accompanying notes and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Selected Financial Data” sections included in Apergy’s Annual Report on Form 10-K for the year ended December 31, 2019, which are incorporated by reference into this proxy statement. For more information, see the section entitled “Where You Can Find Additional Information; Incorporation by Reference” beginning on [●] of this proxy statement.

(in thousands, except per share data)	Years Ended December 31,
	2019	2018	2017	2016	2015
Statements of Income (Loss)
Total revenue	$1,131,251	$1,218,156	$1,010,466	$751,337	$1,076,680
Gross profit	377,104	417,004	320,068	195,091	382,978
Provision for (benefit from) income taxes	6,226	28,162	(22,164)	(8,459)	24,131
Net income (loss)	52,960	93,191	110,519	(11,615)	53,134
Net income (loss) attributable to Apergy	52,164	92,737	109,589	(13,466)	51,698
Earnings (loss) per share attributable to Apergy:
Basic	$0.67	$1.20	$1.42	$(0.17)	$0.67
Diluted	$0.67	$1.19	$1.41	$(0.17)	$0.66

	As of December 31,
(in thousands)	2019	2018	2017	2016	2015
Balance Sheets
Cash and cash equivalents	$35,290	$41,832	$23,712	$26,012	$10,417
Property, plant and equipment, net	248,181	244,328	213,562	202,528	232,886
Total assets	1.922,825	1,973,116	1,906,408	1,851,714	1,983,377
Long-term debt	559,821	663,207	5,806	2,954	3,436
Total equity	1,036,214	975,983	—	—	—
Total Parent Company equity	—	—	1,630,760	1,543,473	1,637,837

SELECTED HISTORICAL COMBINED FINANCIAL INFORMATION OF CHAMPIONX

The following table presents ChampionX’s selected historical combined financial information, consisting of historical combined financial information of ChampionX as of the dates and for the periods presented. The selected historical combined financial information as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017 has been derived from ChampionX’s audited combined financial statements included elsewhere in this proxy statement. The selected historical combined financial information as of December 31, 2017 and for the year ended December 31, 2016 has been derived from ChampionX’s audited combined financial statements that are not included in this proxy statement. The selected historical combined financial information as of December 31, 2016 and 2015 and for the year ended December 31, 2015 has been derived from ChampionX’s unaudited combined financial statements that are not included in this proxy statement. In ChampionX’s opinion, the unaudited combined financial statements for these periods have been prepared on the same basis as the audited combined financial statements included elsewhere in this proxy statement and include all adjustments, consisting only of normal recurring adjustments and allocations, necessary for a fair statement of the information for the periods presented.

The selected historical combined financial information includes costs of ChampionX’s business, which include the allocation of certain corporate expenses from Ecolab. ChampionX believes these allocations were made on a reasonable basis. The selected historical combined financial information may not be indicative of ChampionX’s future performance. It should be read in conjunction with the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ChampionX” and the ChampionX combined financial statements and accompanying notes included elsewhere in this proxy statement.

	December 31,
(in millions)	2019	2018	2017	2016	2015 (1)
Year ended:
Net sales	$2,332.0	$2,431.5	$2,290.0	$2,185.1	$2,796.6
Operating income	155.4	117.5	88.3	20.1	43.8
Net income attributable to ChampionX	133.4	102.2	167.1	21.8	16.3
EBITDA(2)	373.1	350.5	318.4	245.4	245.6
Adjusted EBITDA(2)	382.1	366.6	342.5	318.1	501.2
As of:
Total assets	$4,301.1	$4,353.6	$4,519.1	$4,487.6	$4,831.9
Long-term debt (excluding portions due within one year)	0.3	0.1	0.1	0.3	0.1

(1)

Selected historical combined financial information of ChampionX for the year ended December 31, 2015 is not presented on a comparable basis due to the adoption of Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers.

(2)

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ChampionX—Non-GAAP Financial Measures” elsewhere in this proxy statement for additional information on ChampionX’s use of non-GAAP measures. EBITDA and adjusted EBITDA are non-GAAP financial measures. EBITDA is defined as net income including noncontrolling interest excluding income tax expense (benefit), interest (income) expense, net, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding special (gains) and charges, net. A reconciliation of EBITDA and adjusted EBITDA to their most comparable GAAP measure for the periods presented above is as follows:

	Year Ended December 31,
(in millions)	2019 (a)	2018 (b)	2017 (c)	2016 (d)	2015 (e)
Net income including noncontrolling interest	$141.1	$103.7	$169.3	$33.7	$40.8
Income tax expense (benefit)	31.2	35.5	(61.9)	2.0	6.2
Interest (income) expense, net	(0.9)	—	—	—	—
Depreciation	88.4	88.0	87.6	85.6	79.6
Amortization	113.3	123.3	123.4	124.1	119.0

EBITDA	373.1	350.5	318.4	245.4	245.6
Special (gains) and charges, net	9.0	16.1	24.1	72.7	255.6

Adjusted EBITDA	$382.1	$366.6	$342.5	$318.1	$501.2

(a)

Special (gains) and charges, net, in the year ended December 31, 2019 included net restructuring charges of $18.0 million, a gain of $9.5 million for costs recovered from a dispute related to a contract terminated in 2017 and other charges $0.5 million.

(b)	Special (gains) and charges, net, in the year ended December 31, 2018 included net restructuring charges of $14.8 million and other charges of $1.3 million.
(c)

Special (gains) and charges, net, in the year ended December 31, 2017 included a fixed asset impairment of $16.0 million, a contract termination charge of $11.1 million, net restructuring charges of $6.6 million, a gain of $8.7 million from U.S. dollar cash recoveries of intercompany receivables written off when Venezuelan subsidiaries were deconsolidated and other gains of $0.9 million.

(d)

Special (gains) and charges, net, in the year ended December 31, 2016 included charges related to the energy downturn of $76.8 million, net restructuring charges of $1.1 million, a gain of $5.1 million from Venezuelan devaluation and U.S. dollar cash recoveries of intercompany receivables written off when Venezuelan subsidiaries were deconsolidated and insignificant other charges of $0.1 million.

(e)

Special (gains) and charges, net, in the year ended December 31, 2015 included charges related to the deconsolidation of Venezuelan subsidiaries of $203.1 million, net restructuring charges of $42.8 million, inventory charges of $5.7 million and acquisition and integration costs of $4.0 million.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF APERGY

On December 18, 2019, Ecolab, ChampionX, Apergy and Merger Sub entered into the Merger Agreement, and Ecolab, ChampionX and Apergy entered into the Separation Agreement, pursuant to which Apergy will combine with Ecolab’s ChampionX Business. In connection with the Transactions, Ecolab will effect (1) the separation of the ChampionX Business from Ecolab’s other businesses, (2) the distribution, through (a) this Exchange Offer, and if this Exchange Offer is not fully subscribed, the clean-up spin-off, or (b) if this Exchange Offer is terminated by Ecolab without the exchange of shares (but the conditions to consummation of the Transactions have otherwise been satisfied), the distribution of all shares of ChampionX common stock on a pro rata basis to Ecolab stockholders in a spin-off, and (3) immediately thereafter, the merger of Merger Sub with and into ChampionX, with ChampionX becoming a wholly owned subsidiary of Apergy. Following the consummation of the Transactions, ChampionX equityholders will own, in the aggregate, approximately 62% of the issued and outstanding Apergy common stock on a fully diluted basis and Apergy equityholders will own, in the aggregate, approximately 38% of the issued and outstanding Apergy common stock on a fully diluted basis.

The following unaudited pro forma condensed combined financial statements present the combination of the historical financial information of Apergy and ChampionX adjusted to give effect to the Merger to be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”), with Apergy being considered the accounting acquirer of ChampionX. Under the acquisition method of accounting, the purchase price is allocated to the ChampionX identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair market values with any excess purchase price allocated to goodwill. The pro forma purchase price allocation is preliminary and was based on an estimate of the fair market values of the tangible and intangible assets and liabilities related to ChampionX. Following the completion of the Transactions, Apergy expects to complete the purchase price allocation considering the appraisal of ChampionX’s assets and liabilities at the level of detail necessary to finalize the required purchase price allocation. The purchase price utilized in the allocation will be based on the closing price of Apergy’s common stock immediately prior to closing. The pro forma adjustments included herein give effect to pro forma events that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) with respect to the statements of income, expected to have a continuing impact on the combined results of operations of the combined company. The final purchase price allocation may be different than that reflected in the preliminary pro forma purchase price allocation presented herein, and this difference may be material.

The unaudited pro forma condensed combined financial statements have been prepared by Apergy using assumptions that Apergy believes provide a reasonable basis for presenting the significant effects of the Transactions and do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or synergies that may result from the Transactions.

The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheet of Apergy and the historical combined balance sheet of ChampionX, as adjusted for the Separation and Distribution, as of December 31, 2019 giving effect to the Transactions as if they had occurred on December 31, 2019. The unaudited pro forma condensed combined statement of income combines the historical consolidated statement of income of Apergy and the historical combined statement of income of ChampionX for the year ended December 31, 2019, giving effect to the Transactions as if they had occurred on January 1, 2019.

The unaudited pro forma condensed combined financial statements should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•

the audited consolidated financial statements of Apergy as of and for the year ended December 31, 2019 and related notes, which are included in Apergy’s Annual Report on Form 10-K for the year ended December 31, 2019 which is incorporated by reference in this proxy statement; and

•	the audited combined financial statements of ChampionX as of and for the year ended December 31, 2019 and related notes, which are included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial statements do not purport to represent what the actual consolidated results of operations or financial position of the combined company would have been had the Transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position of the combined company on a standalone basis.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2019

(in thousands)	Historical Apergy	Pro Forma ChampionX Adjusted (Note 3)	Pro Forma Merger Adjustments (Note 5)		Pro Forma Combined
Assets
Cash and cash equivalents	$35,290	$45,000	$—		$80,290
Receivables, net of allowances	219,874	411,402	—		631,276
Inventories, net	211,342	422,280	17,720	5A	651,342
Prepaid expenses and other current assets	26,934	44,367	—		71,301

Total current assets	493,440	923,049	17,720		1,434,209
Property, plant and equipment, net	248,181	751,914	(88,414)	5B	911,681
Goodwill	911,113	1,668,990	(1,668,990)	5C	911,113
Intangible assets, net	238,707	744,739	(539,739)	5D	443,707
Other non-current assets	31,384	176,672	—		208,056

Total assets	$1,922,825	$4,265,364	$(2,279,423)		$3,908,766

Liabilities and Equity
Accounts payable	120,291	185,840	—		306,131
Accrued compensation and employee benefits	38,470	33,428	—		71,898
Accrued expenses and other current liabilities	40,920	110,039	60,677	5E	211,636

Total current liabilities	199,681	329,307	60,677		589,665
Long-term debt	559,821	537,000	—		1,096,821
Deferred income taxes	84,060	203,067	(139,092)	5F	148,035
Other long-term liabilities	43,049	102,507	—		145,556

Total liabilities	886,611	1,171,881	(78,415)		1,908,077
Stockholders’ equity:
Common stock	775	—	1,274	5G	2,049
Capital in excess of par value of common stock	969,174	—	799,984	5G	1,769,158
Retained earnings	107,048	—	88,407	5H	195,455
Net parent investment	—	3,443,881	(3,443,881)	5G	—
Accumulated other comprehensive loss	(44,037)	(353,208)	353,208	5G	(44,037)

Total stockholders’ equity	1,032,960	3,090,673	(2,201,008)		1,922,625
Noncontrolling interest	3,254	2,810	—		6,064

Total equity	1,036,214	3,093,483	(2,201,008)		1,928,689

Total liabilities and equity	$1,922,825	$4,265,364	$(2,279,423)		$3,908,766

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2019

(in thousands, except per share data)	Historical Apergy	Pro Forma ChampionX Adjusted (Note 3)	Pro Forma Merger Adjustments (Note 5)			Pro Forma Combined
Product revenue	$1,000,630	$2,096,636	$—			$3,097,266
Other revenue	130,621	228,467	—			359,088

Total revenue	1,131,251	2,325,103				3,456,354
Cost of goods and services	754,147	1,787,761	(10,180 (97,654	) )	5B 5I	2,434,074

Gross profit	377,104	537,342	107,834			1,022,280
Selling, general and administrative expense	276,014	388,640	(9,323)		5J	655,331
Interest expense, net	39,301	17,816	—			57,117
Special (gains) and charges, net	—	(3,923)	—			(3,923)
Other (income) expense, net	2,603	(15,950)	—			(13,347)

Income before income taxes	59,186	150,759	117,157			327,102
Provision for income taxes	6,226	27,594	26,695		5K	60,515

Net income	52,960	123,165	90,462			266,587
Net income attributable to noncontrolling interest	796	7,420	—			8,216

Net income attributable to stockholders	$52,164	$115,745	90,462			$258,371

Earnings per share attributable to stockholders:
Basic	$0.67	N/A	N/A			$1.26
Diluted	$0.67	N/A	N/A			$1.26
Weighted-average shares outstanding:
Basic	77,427	N/A	127,386		5L	204,813
Diluted	77,624	N/A	127,386		5L	205,010

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF APERGY

NOTE 1—DESCRIPTION OF THE TRANSACTIONS

On December 18, 2019, Ecolab, ChampionX, Apergy and Merger Sub entered into the Merger Agreement, and Ecolab, ChampionX and Apergy entered into the Separation Agreement, pursuant to which Apergy will combine with Ecolab’s ChampionX Business. In connection with the Transactions, Ecolab will effect (1) the separation of the ChampionX Business from Ecolab’s other businesses, (2) the distribution, through (a) this Exchange Offer, and if this Exchange Offer is not fully subscribed, the clean-up spin-off, or (b) if this Exchange Offer is terminated by Ecolab without the exchange of shares (but the conditions to consummation of the Transactions have otherwise been satisfied), the distribution of all shares of ChampionX common stock on a pro rata basis to Ecolab stockholders in a spin-off, and (3) immediately thereafter, the merger of Merger Sub with and into ChampionX, with ChampionX becoming a wholly owned subsidiary of Apergy. Following the consummation of the Transactions, ChampionX equityholders will own, in the aggregate, approximately 62% of the issued and outstanding Apergy common stock on a fully diluted basis and the Apergy equityholders will own, in the aggregate, approximately 38% of the issued and outstanding Apergy common stock on a fully diluted basis.

Acquisition-related transaction costs, such as investment banker, advisory, legal, valuation, and other professional fees are not included as a component of consideration transferred but are expensed as incurred. During the year ended December 31, 2019, transaction costs incurred by Apergy were $9.3 million. Additionally, the unaudited pro forma condensed combined balance sheet reflects a total of approximately $60.7 million of anticipated acquisition-related transaction costs to be incurred by Apergy, as an increase of accrued expenses and other liabilities with a corresponding decrease in retained earnings. The unaudited pro forma condensed combined balance sheet does not include an adjustment for ChampionX’s anticipated separation related expenses as these are incurred and paid by Ecolab. No tax effect was recorded for these costs as their deductibility has not been assessed. These costs are not presented in the unaudited pro forma condensed combined statements of operations because they will not have a continuing impact on the consolidated results of Apergy.

NOTE 2—BASIS OF PRESENTATION

The accompanying unaudited pro forma condensed combined financial statements of Apergy were prepared in accordance with Article 11 of Regulation S-X and present the pro forma statement of income and pro forma balance sheet of the combined company based on the historical financial statements of Apergy and ChampionX, after giving effect to the Separation, the Distribution, the Merger and other transactions-related adjustments. The historical financial statements of Apergy and ChampionX have been adjusted in the accompanying pro forma financial statements to give effect to pro forma events that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) with respect to the statement of income, expected to have a continuing impact on the combined results of operations of the combined company.

The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheet of Apergy and the historical combined balance sheet of ChampionX, as adjusted for the Separation and Distribution, as of December 31, 2019, giving effect to the Transactions as if they had occurred on December 31, 2019.

The unaudited pro forma condensed combined statement of income combine the historical consolidated statement of income of Apergy and the historical combined statement of income of ChampionX for the year ended December 31, 2019, giving effect to the Transactions as if they had occurred at January 1, 2019.

The Merger will be accounted for as a business combination under ASC 805, with Apergy treated as the “acquirer” and ChampionX treated as the “acquired” company for accounting purposes.

NOTE 3—PRO FORMA CHAMPIONX ADJUSTMENTS

The following tables detail the historical combined financial statements of ChampionX as well as the pro forma adjustments related to the Separation Agreement, as well as reclassifications to conform to Apergy’s financial statement presentation.

UNAUDITED PRO FORMA CHAMPIONX ADJUSTED BALANCE SHEET

AS OF DECEMBER 31, 2019

(in thousands)	Historical ChampionX	Transferred and Terminated Businesses		Other Transaction Adjustments		Pro Forma ChampionX Adjusted
Assets
Cash and cash equivalents	$67,634	$(320)	A	$(22,314)	B	$45,000
Receivables, net of allowances	414,582	(3,180)	A	—		411,402
Inventories, net	423,962	(1,682)	A	—		422,280
Prepaid expenses and other current assets	44,656	(289)	A	—		44,367

Total current assets	950,834	(5,471)		(22,314)		923,049
Property, plant and equipment, net	756,724	(4,810)	A	—		751,914
Goodwill	1,671,759	(2,769)	A	—		1,668,990
Intangible assets, net	744,769	(30)	A	—		744,739
Other non-current assets	177,016	(344)	A	—		176,672

Total assets	$4,301,102	$(13,424)		$(22,314)		$4,265,364

Liabilities and Equity
Accounts payable	187,044	(1,204)	A	—		185,840
Accrued compensation and employee benefits	33,765	(337)	A	—		33,428
Accrued expenses and other current liabilities	111,091	(1,052)	A	—		110,039

Total current liabilities	331,900	(2,593)				329,307
Long-term debt	329	—		536,671	D	537,000
Deferred income taxes	203,067	—		—		203,067
Other long-term liabilities	101,600	(181)	A	1,088	C	102,507

Total liabilities	636,896	(2,774)		537,759		1,171,881
Stockholders’ equity:
Common stock	—	—		—		—
Capital in excess of par value of common stock	—	—		—		—
Retained earnings	—	—		—		—
Net Parent investment	4,020,529	(17,688)	A	(558,960)	E	3,443,881
Accumulated other comprehensive loss	(358,514)	6,419	A	(1,113)	C	(353,208)

Total stockholders’ equity	3,662,015	(11,269)		(560,073)		3,090,673
Noncontrolling interest	2,191	619	A	—		2,810

Total equity	3,664,206	$(10,650)		$(560,073)		$3,093,483

Total liabilities and equity	$4,301,102	(13,424)		(22,314)		4,265,364

UNAUDITED PRO FORMA CHAMPIONX ADJUSTED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2019

(in thousands)	Historical ChampionX	Transferred and Terminated Business		Other Transaction Adjustments		Pro Forma ChampionX	Reclassification Adjustments (Note 4)		Pro Forma ChampionX Adjusted
Product revenue	$2,096,717	$(81)	A	$—		$2,096,636	$—		$2,096,636
Other revenue	235,290	(6,823)	A	—		228,467	—		228,467

Total revenue	2,332,007	(6,904)		—		2,325,103			2,325,103
Cost of goods and services	1,682,941	(8,245)	A	—		1,674,696	113,065	H	1,787,761

Gross profit	649,066	1,341		—		650,407	(113,065)		537,342
Selling, general and administrative expense	487,081	(1,359)	A	—		485,722	(97,082)	I	388,640
Interest (income) expense, net	(900)	—		18,716	F	17,816	—		17,816
Special (gains) and charges, net	6,559	5,501	A	—		12,060	(15,983)	J	(3,923)
Other (income) expense, net	(15,950)	—		—		(15,950)	—		(15,950)

Income before income taxes	172,276	(2,801)		(18,716)		150,759	—		150,759
Provision for income taxes	31,181	678	A	(4,265)	G	27,594	—		27,594

Net income	141,095	(3,479)		(14,451)		123,165	—		123,165
Net income attributable to noncontrolling interest	7,701	(281)	A	—		7,420	—		7,420

Net income attributable to stockholders	$133,394	$(3,198)		$(14,451)		$115,745	$—		$115,745

Transferred and Terminated Businesses

(A)

In contemplation of the Transactions, certain of Ecolab’s businesses will be transferred to ChampionX and certain ChampionX businesses will be transferred to Ecolab. In addition, in connection with the Transactions, a joint venture (“JV”) in Russia will be terminated prior to the close of the Transactions. These adjustments reflect the transfers and JV termination.

Other Transaction Adjustments

(B)	Represents the distribution of excess cash to Ecolab based on the terms of the Separation Agreement. ChampionX is expected to have a cash balance of $45 million upon Separation.

(C)

Ecolab provides defined benefit pension plans for its eligible salaried non-U.S. employees and retirees in certain foreign countries. These plans were accounted for as multi-employer plans in the historical combined financial statements of ChampionX. The benefit obligations attributed to the ChampionX participants of these plans will be reflected in ChampionX’s combined balance sheet as of the Distribution Date. ChampionX will be responsible for the cash contribution to these plans upon the transfer. The liabilities associated with such plans to be assumed by ChampionX are approximately $1.1 million. The benefit plan expenses associated with these plans were allocated to ChampionX and included in the historical combined financial statements of ChampionX. The actual assumed net benefit plan obligations could change significantly from ChampionX’s estimates.

(D)	Represents the issuance of new debt by ChampionX as part of the Separation Agreement with an estimated average annual interest rate of 3.49%, based on LIBOR plus 2.5%.

(E)	Represents adjustments to equity as a result of Other Transaction Adjustments, as discussed above.

(F)

Represents the interest expense on the issuance of new debt by ChampionX. A 0.125% change in the assumed interest rate of the new debt would increase or decrease the interest expense by $0.7 million for the year ended December 31, 2019.

(G)

Represents the income tax impact of Other Transaction Adjustments, using estimated blended statutory tax rates of the combined company, of approximately 22.8% for the year ended December 31, 2019. The effective tax rate of the combined company could be significantly different from what is presented in these pro forma financial statements for a variety of reasons, including post-Merger activities.

NOTE 4—RECLASSIFICATION ADJUSTMENTS

Certain items within the ChampionX historical combined financial statements have been reclassified to conform to Apergy’s financial statement presentation.

The ChampionX historical combined financial statements for the year ended December 31, 2019 include the following adjustments:

(H)

Reflects the reclassification of amortization expense related to the amortization of intangible assets from Selling, general and administrative expense to Cost of goods and services ($113.3 million), partially offset with the reclassification of environmental expenses from Cost of goods and services to Selling, general and administrative expense ($0.2 million).

(I)

Reflects the reclassification of amortization expense related to the amortization of intangible assets from Selling, general and administrative expense to Cost of goods and services ($113.3 million), referred to in (H) above, partially offset by the reclassification of restructuring charges from Special (gains) and charges, net to Selling, general and administrative expenses ($16.0 million), environmental expense from Cost of goods and services to Selling, general and administrative expense ($0.2 million), referred to in (H) above.

(J)	Reflects the reclassification of restructuring charges from Special (gains) and charges, net to Selling, general and administrative expense, referred to in (I) above.

NOTE 5—PRELIMINARY PURCHASE ACCOUNTING ADJUSTMENTS

The purchase price will be computed using the value of Apergy’s share price as of closing. Therefore, the estimated purchase price will fluctuate with the market price of Apergy’s common stock until closing. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the purchase price allocation. Any increase or decrease in the fair values of the net assets as compared with the unaudited pro forma condensed combined financial statements may change the amount of the total purchase consideration allocation to assets and liabilities and may impact the combined company’s statement of income due to adjustments in depreciation and/or amortization of the adjusted assets or liabilities.

The pro forma purchase price allocation is preliminary and was based on an estimate of the fair market values of the tangible and intangible assets acquired and liabilities assumed related to ChampionX. Following the completion of the Transactions, additional information will be made available to Apergy to allow for the completion of the purchase price allocation considering the appraisal of ChampionX’s assets and liabilities at the level of detail necessary to finalize the required purchase price allocation.

The estimated fair value assigned to assets acquired and liabilities assumed exceeded the estimated consideration transferred resulting in a bargain purchase gain primarily due to depressed oil and gas company valuations. Market capitalizations across the oil and gas industry have declined significantly since December 2019 due to the decline in commodity prices and the related imbalance of supply and demand due to the coronavirus (COVID-19). This imbalance has led to significantly depressed market capitalizations across the oil and gas industry.

Apergy’s stock price declined 79% from $30.67 per share on December 18, 2019, the last trading day prior to announcement of the Merger, to $6.29 per share on March 26, 2020.

The following table summarizes the components of the estimated Merger consideration reflected in the unaudited pro forma condensed combined financial statements (in thousands, except per share amount):

Total Apergy shares issued as Merger consideration	127,386
Apergy share price on March 26, 2020	$6.29

Total Merger consideration transferred by Apergy	$801,258

Apergy assessed multiple scenarios considering the current market volatility. Continued market volatility would impact the amount of the bargain purchase gain or goodwill, as the value of the Merger consideration and the fair value of the net identifiable assets acquired will continue to fluctuate. Based upon current valuation assumptions, a 30% increase in Apergy’s share price will result in a total consideration of $1,042 million and corresponding goodwill of approximately $91 million. Likewise, based on current valuation assumptions, a 30% decrease in Apergy’s share price will result in consideration of $561 million and a $389 million bargain purchase gain.

Under GAAP, when the fair value assigned to acquired assets and liabilities exceeds the consideration transferred in an acquisition, the difference is reflected as a bargain purchase gain. The following table summarizes the estimated bargain purchase gain computation as of December 31, 2019 (in thousands):

Total current assets	$940,769
Property and equipment, net	663,500
Intangible assets	205,000
Other assets	176,672

Total assets acquired	1,985,941
Total current liabilities	329,307
Long-term debt, net of current maturities	537,000
Deferred tax liabilities	63,975
Other liabilities	102,507

Total liabilities assumed	1,032,789
Net identifiable assets acquired	953,152
Less: Noncontrolling interests	(2,810)
Less: Estimated Merger consideration	801,258

Estimated bargain purchase gain	$149,084

(5A)

Represents an adjustment of $17.7 million to the carrying value of ChampionX’s inventory from its recorded net book value to its preliminary estimated fair value of $440.0 million. The estimated fair value step-up is expected to be recognized to Cost of goods and services within one year of the acquisition, and as such there is no pro forma adjustment within the unaudited pro forma condensed combined statements of income.

(5B)	The following table summarizes the estimated fair values of ChampionX’s identifiable fixed assets (in thousands) and their estimated useful lives.

	Carrying value	Preliminary fair value	Fair value adjustment	Estimated weighted average life (years)	Step-down depreciation expense for the year ended December 31, 2019
Land	$56,081	$56,000	$(81)	N/A	$—
Machinery and equipment	316,207	286,500	(29,707)	5	(5,941)
Buildings and leasehold improvements	295,155	247,000	(48,155)	18.25	(2,639)
Merchandising and customer equipment	13,281	12,000	(1,281)	5	(256)
Capitalized software	12,739	4,000	(8,739)	6.5	(1,344)
Construction in progress	58,451	58,000	(451)	N/A	—

Total property, plant and equipment	$751,914	$663,500	$(88,414)		$(10,180)

(5C)

Represents an adjustment to eliminate ChampionX’s historical goodwill. Estimated Merger consideration noted in the table above was determined based on the 127.4 million share issuance using an Apergy stock price of $6.29, the closing price as of March 26, 2020. At this stock price valuation, the allocation of total estimated Merger consideration results in a gain on bargain purchase of $149.1 million.

(5D)	Represents the net preliminary fair value decrease of identifiable intangible assets recognized by Apergy attributable to the Merger.

The estimated intangible assets attributable to the Merger comprise the following (in thousands):

	Estimated weighted average life (years)	Preliminary fair value
Trademark/tradenames	11	$40,000
Customer relationships	15	135,000
Technology (patented/unpatented)	10	30,000

Total		$205,000

(5E)	Adjustments to recognize estimated transaction-related costs to be incurred by Apergy as part of the Transactions.

(5F)

Represents estimated adjustments to deferred tax assets and liabilities as a result of the Merger. The actual deferred tax assets and liabilities may differ materially based on changes resulting from finalizing the allocation of purchase price and valuing the assets acquired and liabilities assumed for the ChampionX Business, changes to the valuation allowance on the combined business, and tax basis step ups resulting from separation transactions which are not reasonably estimable for the purposes of these pro forma financial statements.

The estimate was determined by multiplying the increase or decrease in the fair value of the respective asset or liability over historical book value (excluding goodwill) by a blended statutory tax rate estimate of approximately 22.8%. This rate is subject to change when Apergy performs a complete tax analysis post-Transactions.

(5G)	Represents adjustments to equity for the following (in thousands):

Adjustment to common stock for par value of consideration transferred	$1,274
Adjustment to capital in excess of par value of common stock for consideration transferred	799,984
Adjustment to eliminate ChampionX net Parent investment	(3,443,881)
Adjustment to eliminate ChampionX accumulated other comprehensive loss	353,208

(5H)	Represents the estimated gain on the bargain purchase of $149.1 million, partially offset by estimated transaction-related costs of $60.7 million to be incurred by Apergy, as part of the Transactions.

(5I)

Represents an adjustment for the removal of historical amortization expense offset by new amortization expense, on a straight-line basis, within Cost of goods and services based on the fair value of the finite-lived intangible assets and the respective assigned estimated useful life for the year ended December 31, 2019.

(in thousands)	Preliminary fair value	Estimated weighted average life (years)	For the year ended December 31, 2019
Trademark/tradenames	$40,000	11	$3,636
Customer relationships	135,000	15	9,000
Technology (patented/unpatented)	30,000	10	3,000

Total acquired intangible assets	$205,000		15,636

Less: historical ChampionX amortization			(113,290)

Pro forma adjustment			$(97,654)

(5J)	Represents the removal of transaction-related costs incurred by Apergy during the year ended December 31, 2019.

(5K)	Represents an adjustment to record an income tax provision for the preliminary purchase accounting adjustments determined using blended statutory tax rate of 22.8%.

(5L)	Represents an adjustment to the basic and diluted weighted average common shares outstanding to reflect the anticipated issuance of 127.4 million shares of Apergy to ChampionX equityholders.

HISTORICAL AND PRO FORMA PER SHARE INFORMATION, MARKET PRICE AND DIVIDEND INFORMATION

Historical and Pro Forma Per Share Information

The summary below sets forth certain historical per share information of Apergy and unaudited pro forma per share information of the combined company as if Apergy and ChampionX had been combined as of and for the period presented. The historical per share information of Apergy as of and for the year ended December 31, 2019 has been derived from the audited consolidated financial statements of Apergy, included in Apergy’s most recent Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this proxy statement. The unaudited pro forma combined per share information for the year ended December 31, 2019 has been derived from the unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement. See “Unaudited Pro Forma Condensed Combined Financial Statements of Apergy.” The pro forma amounts in the table presented below are not necessarily indicative of what the financial position or the results of operations of the combined company would have been had the Transactions occurred as of the date or for the period presented. The pro forma amounts also do not indicate what the financial position or results of operations of the combined company will be in the future. No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies that Apergy expects to result from the Transactions.

	As of and for the Year Ended December 31, 2019
(in millions, except per share amounts)	Historical	Pro Forma
Earnings attributable to Apergy per common share
Basic	$0.67	$1.26
Diluted	$0.67	$1.26
Weighted-average common shares outstanding
Basic	77.4	204.8
Diluted	77.6	205.0
Book value per share of common stock	$13.38	$9.42
Cash dividends declared per share of common stock	$—	$—

Historical Market Price and Dividend Information of Apergy Common Stock

Apergy common stock currently trades on the NYSE under the ticker symbol “APY.” On December 18, 2019, the last trading day before the announcement of the Transactions, the closing price of Apergy common stock was $30.67 per share. On March 26, 2020, the last practicable trading day for which information is available as of the date of this proxy statement, the closing price of Apergy common stock was $6.29 per share.

Apergy has never declared or paid dividends on its common stock.

Per the terms of the Merger Agreement, Apergy is currently restricted from declaring and paying any dividends prior to the effective time of the Merger. Any determination as to the declaration of future dividends following such time is at the sole discretion of the Apergy Board of Directors. Following the Merger, the reconstituted Apergy Board of Directors intends to consider the declaration and payment of any additional future dividends based on a number of factors, including the results of Apergy’s operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the Apergy Board of Directors deems relevant.

Market price information for ChampionX common stock has not been presented because ChampionX is a wholly owned subsidiary of Ecolab, and shares of ChampionX common stock do not trade separately from shares of Ecolab common stock.

THE TRANSACTIONS

General

ChampionX Holding Inc., a wholly owned subsidiary of Ecolab, was incorporated in Delaware on September 18, 2019, for the purpose of holding the ChampionX Business. On December 18, 2019, Ecolab, ChampionX, Apergy and Merger Sub entered into the Merger Agreement and Ecolab, ChampionX, and Apergy entered into the Separation Agreement, pursuant to which Apergy will combine with Ecolab’s ChampionX Business. In connection with the Transactions, Ecolab will effect (1) the separation of the ChampionX Business from Ecolab’s other businesses, (2) the distribution, through (a) the Exchange Offer, and if the Exchange Offer is not fully subscribed, the clean-up spin-off, or (b) if the Exchange Offer is terminated by Ecolab without the exchange of shares (but the conditions to consummation of the Transactions have otherwise been satisfied), the distribution of all shares of ChampionX common stock on a pro rata basis to Ecolab stockholders in a spin-off, and (3) immediately thereafter, together with Apergy, the merger of Merger Sub with and into ChampionX, with ChampionX being the surviving corporation of the Merger and becoming a wholly owned subsidiary of Apergy. Following the consummation of the Transactions, ChampionX equityholders will own, in the aggregate, approximately 62% of the issued and outstanding Apergy common stock on a fully diluted basis and Apergy equityholders will own, in the aggregate, approximately 38% of the issued and outstanding Apergy common stock on a fully diluted basis. Ecolab stockholders that do not participate in the Exchange Offer will retain the shares of Ecolab common stock that they held prior to the Merger.

In order to effect the Separation, the Distribution and the Merger, Apergy, Ecolab, ChampionX and/or Merger Sub have entered or will enter into a number of agreements, including the Merger Agreement and the Separation Agreement. These agreements, which are described in greater detail in this proxy statement, provide for, among other things, (1) the contribution of assets by Ecolab and its subsidiaries to ChampionX, and certain entities that will be subsidiaries of ChampionX at the closing of the Merger, pursuant to an internal reorganization of certain assets, liabilities and entities, in order to separate the ChampionX Business from Ecolab’s other businesses, (2) the distribution, through (a) the Exchange Offer, and if the Exchange Offer is not fully subscribed, the clean-up spin-off, or (b) if the Exchange Offer is terminated by Ecolab without the exchange of shares (but the conditions to consummation of the Transactions have otherwise been satisfied), the distribution of all shares of ChampionX common stock on a pro rata basis to Ecolab stockholders in a spin-off, (3) the merger of Merger Sub with and into ChampionX, with ChampionX being the surviving corporation of the Merger and a wholly owned subsidiary of Apergy and (4) the automatic conversion of shares of ChampionX common stock into shares of Apergy common stock pursuant to the Merger, the distribution, through the Exchange Offer or if it is not fully subscribed, the clean-up spin-off, of book-entry authorizations for such shares of Apergy common stock to Ecolab stockholders entitled to shares of ChampionX common stock in the Distribution and the payment of cash in lieu of fractional shares (if any) of such Apergy common stock. In addition, Apergy, Ecolab and ChampionX have also entered or will enter into various ancillary agreements in connection with the Transactions that will, among other things, govern the relationship among Apergy, Ecolab, ChampionX and their respective affiliates after the Separation, the Distribution and the Merger.

On the closing date of the Merger, Ecolab will distribute all of the issued and outstanding shares of ChampionX common stock held by Ecolab to its participating stockholders in the Exchange Offer. If the Exchange Offer is consummated but is not fully subscribed, Ecolab will distribute the remaining shares of ChampionX common stock in the clean-up spin-off to Ecolab stockholders whose shares of Ecolab common stock remain outstanding after consummation of the Exchange Offer. Any Ecolab stockholder who validly tenders (and does not properly withdraw) shares of Ecolab common stock that are accepted for exchange in the Exchange Offer will, with respect to such shares, waive their rights to receive, and forfeit any rights to, shares of ChampionX common stock distributed in the clean-up spin-off. If there is a clean-up spin-off, the Exchange Offer agent will calculate the exact number of shares of ChampionX common stock not exchanged in the Exchange Offer and to be distributed on a pro rata basis, and the number of shares of Apergy common stock into which the remaining shares of ChampionX common stock will be converted in the Merger will be transferred to Ecolab stockholders

(after giving effect to the consummation of the Exchange Offer) as promptly as practicable thereafter. If the Exchange Offer is terminated by Ecolab without the exchange of shares (but the conditions to consummation of the Transactions have otherwise been satisfied), Ecolab intends to distribute all shares of ChampionX common stock owned by Ecolab on a pro rata basis to holders of Ecolab common stock, with a record date to be announced by Ecolab.

Transaction Sequence

Below is a step-by-step list illustrating the sequence of material events relating to the Separation, the Distribution and the Merger. Each of these events is discussed in more detail elsewhere in this proxy statement. Apergy and Ecolab anticipate that the Separation, Distribution and Merger will occur in the following order:

Step 1: At or prior to the date of the Distribution (described in Step 3 below), Ecolab, ChampionX and certain of each of their subsidiaries will engage in a series of actions, which may include transfers of securities, formation of new entities or other actions, to effect an internal restructuring. The separation of the ChampionX Business from the other businesses of Ecolab pursuant to the Separation Agreement is referred to as the Separation. In connection with the Separation, ChampionX will (a) issue to Ecolab any additional shares of ChampionX common stock required such that the number of shares of ChampionX common stock held by Ecolab shall be equal to the number of shares required to effect the Distribution (described in Step 3 below), and (b) make the Cash Payment.

Step 2: On the Distribution Date (described in Step 3 below), to the extent not previously effected pursuant to Step 1, (a) Ecolab and certain Ecolab subsidiaries will transfer to ChampionX or a ChampionX designee certain assets related to the ChampionX Business and certain liabilities related to the ChampionX Business, and (b) if needed, ChampionX and certain ChampionX subsidiaries will transfer to Ecolab or an Ecolab designee assets excluded from the ChampionX Business and liabilities excluded from the ChampionX Business.

Step 3: On the closing date of the Merger, Ecolab will distribute 100% of the shares of ChampionX common stock to Ecolab stockholders participating in the Exchange Offer. If the Exchange Offer is consummated, but the Exchange Offer is not fully subscribed because fewer than all shares of ChampionX common stock owned by Ecolab are exchanged, the remaining shares of ChampionX common stock owned by Ecolab would be distributed in the clean-up spin-off to Ecolab stockholders whose shares of Ecolab common stock remain outstanding after consummation of the Exchange Offer. If the Exchange Offer is terminated by Ecolab without the exchange of shares (but the conditions to consummation of the Transactions have otherwise been satisfied), Ecolab intends to distribute all shares of ChampionX common stock owned by Ecolab on a pro rata basis to holders of Ecolab common stock, with a record date to be announced by Ecolab. See “The Transactions—The Separation and the Distribution—The Distribution.” The date on which the Distribution occurs is referred to as the Distribution Date.

The Exchange Offer agent will hold, for the account of the relevant Ecolab stockholders, the book-entry authorizations representing all of the outstanding shares of ChampionX common stock, pending the consummation of the Merger. Shares of ChampionX common stock will not be able to be traded during this period.

Step 4: In the Merger, Merger Sub will be merged with and into ChampionX, with ChampionX surviving as a wholly owned subsidiary of Apergy. In the Merger, each outstanding share of ChampionX common stock (except for shares of ChampionX common stock held by Ecolab, which shares will be canceled and cease to exist, and no consideration will be delivered in exchange therefor) will be converted into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of Apergy common stock such that ChampionX equityholders will own approximately 62% of the issued and outstanding Apergy common stock on a fully diluted basis and Apergy equityholders will own, in the aggregate, approximately 38% of the issued and outstanding Apergy common stock on a fully diluted basis.

Immediately after the consummation of the Merger, ChampionX equityholders will own approximately 62% of the issued and outstanding Apergy common stock on a fully diluted basis and Apergy equityholders will own, in the aggregate, approximately 38% of the issued and outstanding Apergy common stock on a fully diluted basis.

Step 5: The Exchange Offer agent will distribute to ChampionX stockholders shares of Apergy common stock in the form of a book-entry authorization and cash in lieu of fractional shares (if any) in accordance with the terms of the Merger Agreement.

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure of the parties to the Transactions, the corporate structure of the parties immediately following the Distribution but before the Merger, and the final corporate structure immediately following the consummation of the Merger.

Existing Structure

Structure Following the Separation and the Distribution but Before the Merger

Structure Following the Merger

The Separation and the Distribution

The Separation

As part of the Separation and immediately prior to the Distribution, to the extent not previously effected pursuant to an internal restructuring, (a) Ecolab and certain Ecolab subsidiaries will transfer to ChampionX certain assets related to the ChampionX Business and certain liabilities related to the ChampionX Business, and (b) ChampionX and certain ChampionX subsidiaries will transfer to Ecolab or an Ecolab designee assets excluded from the ChampionX Business and liabilities excluded from the ChampionX Business, in order to separate the ChampionX Business from Ecolab’s other businesses prior to the Distribution.

The Distribution—Exchange Offer and Split-Off

On the closing date of the Merger, Ecolab will distribute 100% of the shares of ChampionX common stock to Ecolab stockholders participating in the Exchange Offer. In the Exchange Offer, Ecolab will offer its stockholders the option to exchange all or a portion of their shares of Ecolab common stock for shares of ChampionX common stock. In the event the Exchange Offer is not fully subscribed, Ecolab will distribute the remaining shares of ChampionX common stock owned by Ecolab in the clean-up spin-off on a pro-rata basis to Ecolab stockholders whose shares of Ecolab common stock remain outstanding after consummation of the Exchange Offer.

Any Ecolab stockholder who validly tenders (and does not properly withdraw) shares of Ecolab common stock that are accepted for exchange in the Exchange Offer will with respect to such shares waive their rights to receive, and forfeit any rights to, shares of ChampionX common stock distributed in the clean-up spin-off. If there is a clean-up spin-off, the Exchange Offer agent will calculate the exact number of shares of ChampionX common stock owned by Ecolab that will not be exchanged in the Exchange Offer and to be distributed on a pro rata basis, and the number of shares of Apergy common stock into which the remaining shares of ChampionX common stock will be converted in the Merger will be transferred to the relevant Ecolab stockholders (after giving effect to the consummation of the Exchange Offer) as promptly as practicable thereafter. If the Exchange Offer is terminated by Ecolab without the exchange of shares (but the conditions to consummation of the Transactions have otherwise been satisfied), Ecolab intends to distribute all shares of ChampionX common stock owned by Ecolab on a pro rata basis to holders of Ecolab common stock, with a record date to be announced by Ecolab.

The Exchange Offer agent will hold, for the account of the relevant Ecolab stockholders, book-entry authorizations representing all of the outstanding shares of ChampionX common stock pending the consummation of the Merger. ChampionX common stock will not be traded during this period.

The Merger

Immediately after the Distribution, pursuant to and in accordance with the terms and conditions of the Merger Agreement, Merger Sub will merge with and into ChampionX whereby the separate corporate existence of Merger Sub will cease and ChampionX will survive the Merger as a wholly owned subsidiary of Apergy. After the Merger, Apergy will continue its existence as a separately traded public company, owning the combined businesses of Apergy and ChampionX.

In the Merger, each share of ChampionX common stock (except for shares of ChampionX common stock held by ChampionX, which shares will be canceled and cease to exist, and no consideration will be delivered in exchange therefor) will be automatically converted into the right to receive Apergy common stock, as described below under “—Calculation of Merger Consideration.” Following the Merger, the Exchange Offer agent will distribute to each ChampionX stockholder book-entry authorizations representing the number of whole shares of Apergy common stock that such stockholder is entitled to receive in the Merger. The Exchange Offer agent will also distribute to each ChampionX stockholder cash in lieu of fractional shares of Apergy common stock, if any.

Ecolab stockholders entitled to shares of ChampionX common stock in the Distribution will not be required to pay for the shares of Apergy common stock that they will receive in the Merger. Ecolab stockholders that do not participate in the Exchange Offer will retain the shares of Ecolab common stock that they held prior to the Merger.

Calculation of the Merger Consideration

The Merger Agreement provides that, at the effective time of the Merger, each issued and outstanding share of ChampionX common stock (except for shares of ChampionX common stock held by ChampionX, which shares will be canceled and cease to exist, and no consideration will be delivered in exchange therefor) will be automatically converted into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of Apergy common stock equal to the Merger Exchange Ratio. The Merger Exchange Ratio is calculated under the Merger Agreement such that immediately following the Merger, ChampionX equityholders will own, in the aggregate, approximately 62% of the issued and outstanding Apergy common stock on a fully diluted basis and Apergy equityholders will own, in the aggregate, approximately 38% of the issued and outstanding Apergy common stock on a fully diluted basis. In addition, ChampionX will authorize the issuance of a number of shares of ChampionX common stock such that the total number of shares of ChampionX common stock outstanding immediately prior to the Distribution will be that number that results in the Merger Exchange Ratio equaling one.

As described in the Merger Agreement, the Merger Exchange Ratio equals the quotient of (i) the total shares of Apergy common stock issued pursuant to the New Issuance (as defined in the Merger Agreement) divided by (ii) the number of shares of ChampionX common stock issued and outstanding immediately prior to the effective time of the Merger, subject to the adjustments set forth in the Merger Agreement. The total number of shares of Apergy common stock issued pursuant to the Share Issuance equals the number of shares of outstanding Apergy common stock on a fully-diluted, as-converted and as-exercised basis immediately prior to the effective time of the Merger, multiplied by the quotient of 62 divided by 38, minus the number of shares of Apergy common stock subject to issuance to ChampionX Employees in connection with the Apergy Options, Apergy Restricted Stock Units and Apergy Adjusted Performance Based Restricted Stock Units to be granted by Apergy pursuant to the Employee Matters Agreement, calculated on a fully diluted basis. See “Additional Agreements Related to the Separation, the Distribution and the Merger – Employee Matters Agreement” beginning on page 165.

For example, solely for illustrative purposes, assume there are 78,107,693 shares of Apergy common stock outstanding immediately prior to the effective time of the Merger on a fully-diluted, as-converted and as-exercised basis, which is the number of shares of Apergy common stock outstanding as of December 17, 2019 on that basis. The total shares of Apergy common stock issued pursuant to the Share Issuance would equal the product of (A) 78,107,693, multiplied by (B) a fraction, the numerator of which is 62% and the denominator of which is 38%, minus (C) the number of shares of Apergy common stock subject to issuance to ChampionX Employees in connection with the Apergy Options, Apergy Restricted Stock Units and Apergy Adjusted Performance Based Restricted Stock Units to be granted by Apergy pursuant to the Employee Matters Agreement. The number of shares of Apergy common stock subject to issuance to ChampionX Employees in connection with the Apergy Options, Apergy Restricted Stock Units and Apergy Adjusted Performance Based Restricted Stock Units to be granted by Apergy pursuant to the Employee Matters Agreement is described under the heading “Additional Agreements relating to the Separation, the Distribution and the Merger – Employee Matters Agreement” beginning on page 165 and is affected, among other things, by the closing trading prices per share of each of Apergy and Ecolab as of immediately prior to the Separation effective time. For example, solely for illustrative purposes, assume there are 6 million shares of Apergy common stock subject to issuance to ChampionX Employees in connection with the Apergy Options, Apergy Restricted Stock Units and Apergy Adjusted Performance Based Restricted Stock Units to be granted by Apergy pursuant to the Employee Matters Agreement. On the basis of the foregoing, Apergy would issue to holders of the issued and outstanding shares of ChampionX common stock 121,438,868 shares of Apergy common stock. The actual number of shares of Apergy common stock that will be issued to holders of ChampionX common stock will depend on factors including the aggregate number of shares of each of Apergy and Ecolab common stock issued and outstanding on a fully-diluted basis as of the effective time of the Merger.

Promptly after the Merger, the Exchange Offer agent will distribute to each ChampionX stockholder the number of whole shares of Apergy common stock to which the stockholder has a right to receive in the form of a book-entry authorization. No fractional shares of Apergy common stock will be issued pursuant to the Merger. All fractional shares of Apergy common stock that a ChampionX stockholder would otherwise be entitled to receive as a result of the Merger (after such fractional shares are aggregated with all other fractional shares that would be issued to such holder) will be paid in cash the dollar amount (rounded to the nearest whole cent), after deducting any required withholding taxes, on a pro rata basis, without interest, determined by multiplying such fraction by the closing price of a share of Apergy common stock on the NYSE on the last business day prior to the date on which the Merger becomes effective.

Background of the Transactions

Each of the Apergy Board of Directors and the Ecolab Board, together with their respective senior management teams, regularly evaluate and consider a variety of financial and strategic opportunities to enhance stockholder value as part of their respective long-term business plans.

As part of the Ecolab Board’s ongoing evaluations, during late 2017 through early 2019, the Ecolab Board reviewed and discussed a number of potential strategic options for the ChampionX Business, including effecting a potential tax-free spin-off of the ChampionX Business. Representatives of Ecolab’s management and financial advisors were generally present and participated in these meetings. At these meetings, the Ecolab Board considered the strategic reasons for considering a separation, including that the ChampionX Business had evolved into an increasingly specialized business, which required increasingly different operating disciplines and expertise from the rest of Ecolab’s businesses. The Ecolab Board also considered the benefits to Ecolab stockholders of implementing a separation through a tax-free transaction in comparison to a potential taxable disposition, as well as the fact that a spin-off of the ChampionX Business from the remainder of its businesses would allow ChampionX to more effectively pursue its own distinct business model. On January 30, 2019, the Ecolab Board authorized Ecolab management to announce Ecolab’s intention to effect the separation of the ChampionX Business by way of a tax-free spin-off.

On February 4, 2019, Ecolab publicly announced plans to spin-off the ChampionX Business as a stand-alone publicly-traded company by mid-year 2020. Thereafter, Ecolab, together with its advisors, engaged in activities to prepare for the separation of the ChampionX Business.

Following the announcement of the proposed spin-off of the ChampionX Business by Ecolab, Ecolab and its financial advisor received several inquiries from parties potentially interested in an acquisition of or other combination transaction involving the ChampionX Business. In evaluating potential transaction alternatives to the standalone spin-off, a Reverse Morris Trust transaction was identified as the preferred vehicle for such a transaction in part because of possible synergies that might result from a combination with a third party with a complimentary business and the fact that it would be expected to be tax efficient for Ecolab’s stockholders. Furthermore, Apergy was identified as the most desirable party with which to pursue a transaction due to the complimentary nature of Apergy’s business with ChampionX, the potential synergies of a combination, and the fact that Apergy was of the size where a Reverse Morris Trust transaction would be feasible from a structural perspective. Ecolab management correspondingly determined to consider a targeted outreach to Apergy as a strategic party that might potentially be able to provide superior value to Ecolab than through a standalone spin-off of the ChampionX Business.

Also following the announcement of the proposed spin-off, in April 2019, representatives of Centerview provided Apergy management with an overview of the proposed spin-off along with an overview of a potential transaction involving Apergy and the ChampionX Business.

On June 6, 2019, Douglas Baker, Chairman of the Board and Chief Executive Officer of Ecolab, contacted Sivasankaran Somasundaram, President and Chief Executive Officer of Apergy, to express his interest in discussing a potential strategic transaction involving Apergy and ChampionX. Mr. Somasundaram agreed to meet with Mr. Baker and discuss a potential transaction further.

On June 7, 2019, Ecolab and Apergy entered into a non-disclosure agreement to facilitate the discussions between Messrs. Somasundaram and Baker regarding a potential strategic transaction involving Apergy and the ChampionX Business.

On June 14, 2019, Messrs. Somasundaram and Baker met in person in Naperville, Illinois to discuss a potential strategic transaction involving Apergy and ChampionX and the potential benefits thereof. They discussed the ChampionX Business, and Mr. Baker reviewed with Mr. Somasundaram the illustrative terms of a non-binding proposal that contemplated a strategic combination of Apergy and ChampionX through a Reverse Morris Trust transaction, in which ChampionX would engage in a stock-for-stock merger with a subsidiary of Apergy. This we refer to as the June 14th proposal. The June 14th proposal contemplated an enterprise value split of 60.8% for Ecolab and 39.2% for Apergy. The June 14th proposal assumed pro forma net debt on the combined company of $2.145 billion after a pre-merger $1.5 billion cash payment by ChampionX to Ecolab and implied a pro forma ownership split of the combined company of 56.9% for Ecolab stockholders and 43.1% for Apergy stockholders. The potential management structure of the combined company was also discussed, including that Mr. Somasundaram would be chief executive officer, Mr. Nutt would be chief financial officer and Ecolab would have the right to nominate two directors.

Following the June 14th meeting, representatives of Apergy management submitted a data request to Ecolab regarding the projected financial performance of the ChampionX Business and the assumptions underlying the June 14th proposal.

On July 9, 2019, members of the management teams of both Apergy and Ecolab, along with representatives of each party’s financial advisors, met in The Woodlands, Texas to begin discussing the potential combination. At the meeting, members of the Ecolab management team presented an overview of the ChampionX Business, providing details on strategy, industry position, operations, supply chain and manufacturing, as well as historical and projected financials for the ChampionX Business. During the meeting, members of the Apergy management team asked questions and the group engaged in discussions regarding strategic fit and opportunities for the two businesses together.

On July 19, 2019, members of Apergy’s and Ecolab’s management teams, along with representatives of each party’s financial advisors, held a call to discuss additional diligence request items.

On July 24, 2019, the Apergy Board of Directors held a special in-person meeting, with representatives from Centerview present, to review the potential combination, and Ecolab’s June 14th proposal. Prior to the meeting, the directors received materials relating to the potential transaction. Following the discussion, including input from Centerview, the Apergy Board of Directors authorized Mr. Somasundaram to continue discussions and make a counter-proposal.

On July 31, 2019, representatives of Apergy communicated to representatives of Ecolab a revised non-binding proposal, which we refer to as the July 31st proposal. The revised proposal contemplated an enterprise value split of 48.2% for Ecolab and 51.8% for Apergy, based upon 2018 Adjusted EBITDA. The July 31st proposal assumed pro forma net debt on the combined company of $851 million after a pre-merger $244 million cash payment by ChampionX to Ecolab and implied a pro forma ownership split of the combined company of 50.1% for Ecolab stockholders and 49.9% for Apergy stockholders. In addition, the July 31st proposal contemplated that (i) Mr. Somasundaram and Mr. Nutt would serve as Chief Executive Officer and Chief Financial Officer of the combined company, respectively, (ii) the remaining management positions would be filled by individuals from both companies selected based on performance and (iii) Ecolab would be able to designate two individuals to the board of directors of the combined company upon the closing of the transaction.

On August 1, 2019, the Ecolab Board met. Prior to the meeting, the directors received materials relating to the potential transaction. At the meeting, Mr. Baker and other members of Ecolab management provided an overview of a potential transaction with Apergy, the July 31st proposal and Apergy and its business. Mr. Baker noted that he believed that the valuation of the ChampionX Business proposed in the July 31st proposal would be less beneficial to Ecolab stockholders than the proposed standalone spin-off transaction. Following the Ecolab Board meeting, representatives of Ecolab informed representatives of Apergy that Ecolab was not interested in pursuing a transaction on the terms outlined in the July 31st proposal. Mr. Baker communicated his desire to value the business on a forward-looking, rather than trailing basis, and his view that the ChampionX Business should be valued at multiple parity or a premium to Apergy. Mr. Baker also expressed the view that the cash payment payable by ChampionX to Ecolab, which would be funded through new debt, should be larger than the amount set out in the Apergy proposal.

During August 2019, Messrs. Somasundaram and Baker continued to discuss the terms of a potential strategic transaction, including the EBITDA valuation metrics that would be used to value the respective businesses. Mr. Baker reiterated that Ecolab favored a forward 2020 multiple approach given expectations for growth in the ChampionX Business from several ongoing operating initiatives as opposed to the methodology Apergy favored, which was to use a trailing 2018 or 2019 estimated Adjusted EBITDA as basis for valuation. Both CEOs acknowledged that a 2019 multiple framework could be an alternative to further explore and with the passage of time estimated 2019 Adjusted EBITDA would be increasingly equivalent to valuation on the basis of actual results. In their discussions, the respective CEOs also shared views on appropriate pro forma leverage for the combined company. Mr. Somasundaram expressed a strong preference for the transaction to result in a lower leverage for the combined company as compared to Apergy’s existing leverage, which would require a lower cash payment to Ecolab.

On August 30, 2019, the Apergy Board of Directors held a special telephonic meeting with representatives of Centerview, Lazard and Weil, Gotshal & Manges LLP, counsel to Apergy and which is referred to as Weil, present. Prior to the meeting, the directors received materials relating to the potential transaction. Representatives of Apergy management, Centerview and Lazard reviewed with the Apergy Board of Directors the discussions between Ecolab and Apergy regarding a potential transaction, including the terms of a potential counterproposal from Apergy that would value the respective businesses based on 2019 estimated Adjusted EBITDA and the leverage profile of the combined company of 1.5x on a 2019 pro forma basis. The Apergy Board of Directors authorized management to continue discussions with Ecolab regarding the potential transaction.

On September 3, 2019, Messrs. Somasundaram, Nutt and Baker met in The Woodlands, Texas, to discuss the potential transaction. Messrs. Somasundaram and Nutt discussed with Mr. Baker the strategic rationale for the proposed transaction, financial analyses relating to the potential transaction and the state of the oilfield services market generally. Mr. Somasundaram presented Mr. Baker with a revised non-binding proposal that contemplated an enterprise value split of 54.2% for Ecolab and 45.8% for Apergy for a combination transaction between Apergy and ChampionX, which we refer to as the September 3rd proposal. The September 3rd proposal assumed pro forma net debt on the combined company of $1,099 million after a pre-merger cash payment of $492 million to Ecolab and implied a pro forma ownership split of the combined company of 55.2% for Ecolab stockholders and 44.8% for Apergy stockholders.

On September 7, 2019, Mr. Baker and Mr. Somasundaram communicated regarding the potential transaction. Mr. Baker noted to Mr. Somasundaram that the proposed combination had the potential to create value for each of Apergy’s and Ecolab’s stockholders, and that Ecolab was open to further discussions regarding a potential transaction in which pro forma ownership levels would be calculated based on the respective Adjusted EBITDA contributions of each of Apergy and Ecolab. Mr. Baker further noted that Ecolab management viewed the ChampionX Business to be at least as valuable as Apergy’s business on a multiple basis, and that additionally, a potential combination transaction between ChampionX and Apergy would need to be incrementally beneficial to the stockholders of Ecolab in order for Ecolab to pursue such transaction in lieu of the spin-off that Ecolab had previously announced. Mr. Baker indicated to Mr. Somasundaram that the September 3rd proposal did not, from Ecolab’s perspective, provide an adequate pro forma ownership split of the combined company to Ecolab’s stockholders on the basis of a historic through-cycle enterprise value analysis.

On September 10, 2019, Mr. Somasundaram spoke with Mr. Baker regarding the potential combination, including the strategic rationale, the oilfield services market generally and the framework for a potential transaction. Mr. Somasundaram provided Mr. Baker with a revised non-binding proposal, which we refer to as the September 10th proposal. The September 10th proposal contemplated an enterprise value split of 55.6% for Ecolab and 44.4% for Apergy. The September 10th proposal assumed pro forma net debt on the combined company of $1,099 million after a pre-merger cash payment of $492 million to Ecolab and implied a pro forma ownership split of 56.8% for Ecolab stockholders and 43.2% for Apergy stockholders.

On September 17, 2019, Ecolab provided Apergy with updated financial due diligence information regarding the ChampionX Business, which confirmed Ecolab’s view for 2019 estimated Adjusted EBITDA for the ChampionX Business. In addition, Mr. Baker provided Mr. Somasundaram with a revised non-binding proposal that contemplated an enterprise value split of 57.5% for Ecolab and 42.5% for Apergy, which we refer to as the September 17th proposal. The September 17th proposal also assumed pro forma net debt on the combined company of $1,099 million after a pre-merger cash payment of $492 million to Ecolab and implied a pro forma ownership split of the combined company of 58.8% for Ecolab stockholders and 41.2% for Apergy stockholders.

On September 19, 2019, Messrs. Somasundaram and Baker discussed the September 17th proposal and the financial metrics that were being used to value the respective businesses.

On September 27, 2019, Mr. Baker informed Mr. Somasundaram that Ecolab had decided to move forward with the spin-off of ChampionX that it had previously announced, rather than pursuing a potential combination transaction with Apergy. Mr. Baker further informed Mr. Somasundaram that notwithstanding this decision, he had asked his financial advisors to update the most recent financial information that had been shared with Apergy and to provide such updated information to Apergy in the event that Apergy wanted to further consider such information. A portion of this information was subsequently provided on October 1, 2019, with the remainder provided on October 4, 2019.

On October 7, 2019, Messrs. Somasundaram and Baker again discussed the potential transaction. Mr. Somasundaram provided Mr. Baker with a revised non-binding proposal that contemplated an enterprise value split of 57% for Ecolab and 43% for Apergy, which we refer to as the October 7th proposal.

On October 12, 2019, representatives of Apergy provided Ecolab with updated information regarding the performance of the Apergy business, which lowered the financial outlook for Apergy in 2019 and 2020. On that date, representatives of Ecolab provided representatives of Apergy with further information regarding the assumptions underlying the October 7th proposal, including that the October 7th proposal assumed pro forma net debt on the combined company of $955 million after a pre-merger cash payment of $405 million to Ecolab and implied a pro forma ownership split of the combined company of 58.7% for Ecolab stockholders and 41.3% for Apergy stockholders.

On October 18, 2019, Mr. Somasundaram contacted Mr. Baker to discuss the October 7th proposal. Mr. Baker informed Mr. Somasundaram that Ecolab had not changed its determination to pursue the spin-off of ChampionX rather than a potential strategic transaction with Apergy, but that Ecolab would continue to consider the terms under which Ecolab would be willing to pursue a potential strategic transaction involving Apergy and ChampionX. Mr. Baker continued to believe the enterprise value split should reflect an estimated 2020 Adjusted EBITDA contribution rather than 2019 Adjusted EBITDA contribution. Mr. Baker also reflected on the fact that the 2019 and 2020 financial outlook for Apergy had been lowered. The two CEOs acknowledged the strong strategic rationale and synergies that supported the combination but did not reach agreement on relative valuation.

On October 31, 2019, Mr. Baker provided Mr. Somasundaram with a revised term sheet outlining a non-binding proposal from Ecolab, which we refer to as the October 31st proposal. The October 31st proposal contemplated an enterprise value split of 60% for Ecolab and 40% for Apergy. The October 31st proposal included 2019 pro forma net debt on the combined company of $956 million after a pre-merger cash payment of $405 million to Ecolab and implied a pro forma equity ownership split, on a fully-diluted basis, of approximately 62% for Ecolab stockholders and 38% for Apergy stockholders. The October 31st proposal also contemplated that: (1) Mr. Somasundaram and Mr. Nutt would be Chief Executive Officer and Chief Financial Officer, respectively, of the combined company; (2) two individuals designated by Ecolab would be appointed to the board of directors of the combined company in connection with the closing of the transaction; (3) Apergy would be responsible for Ecolab’s expenses incurred in connection with the transaction; and (4) a termination fee would be payable by Apergy to Ecolab if the transaction was terminated in certain circumstances.

On November 1, 2019, Ecolab confidentially submitted to the SEC a Form 10 registration statement for ChampionX in connection with its proposed spin-off.

On November 4, 2019, the Apergy Board of Directors held a special telephonic meeting with representatives of Centerview, Lazard and Weil present to discuss the October 31st proposal received from Ecolab. Following this discussion, the Apergy Board of Directors authorized management to move forward with additional due diligence on the transaction. Following that meeting, on November 4, 2019, Mr. Somasundaram told Mr. Baker that Apergy wished to pursue the transaction on the basis of the October 31st proposal, subject to due diligence.

On November 11, 2019, the Apergy Board of Directors held a special telephonic meeting to review the status of discussions regarding the potential transaction and due diligence to date with representatives of management, Centerview, Lazard and Weil present. Prior to the meeting, the directors received materials relating to the potential transaction.

On November 15, 2019, members of the management teams of Apergy and Ecolab and their respective advisors met in The Woodlands, Texas for due diligence discussions about the ChampionX Business and the steps that Ecolab had been taking and planned to take to separate the ChampionX Business from Ecolab.

On November 20, 2019, members of the management team of Apergy and Ecolab and certain of their respective advisors met in Sugar Land, Texas for a due diligence presentation by the ChampionX management team on the ChampionX Business.

Also on November 20, 2019, Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Ecolab and which is referred to as Skadden, distributed an initial draft of the Merger Agreement to Weil.

On November 25, 2019, the Apergy Board of Directors held a special telephonic meeting to receive an update on discussions regarding the potential transaction, including the due diligence efforts, with representatives of management, Centerview, Lazard and Weil present. Prior to the meeting, the directors received materials relating to the potential transaction.

On November 27, 2019, Skadden distributed an initial draft of the Separation Agreement to Weil, a draft of which was being prepared for the spin-off of the ChampionX Business independent of the proposed combination. Over the course of the next several weeks, Apergy and Ecolab and their respective legal advisors exchanged drafts of the Merger Agreement, Separation Agreement and other Transaction Documents and held numerous telephonic meetings to negotiate and finalize the terms of these agreements.

On December 2, 2019, the Apergy Board of Directors held a special telephonic meeting with representatives of management, Centerview, Lazard and Weil present to receive an update on the potential transaction, the timing and communications plan with respect to the potential transaction, and an update with respect to due diligence. A discussion ensued regarding the potential transaction. Prior to the meeting, the directors received materials relating to the potential transaction.

On December 4, 2019, at a regularly scheduled meeting, the Ecolab Board discussed the status of the transaction. Prior to the meeting, the directors received materials relating to the potential transaction. Representatives of

Ecolab’s management and financial advisors and Skadden were also present. At the meeting, Ecolab’s management and financial advisors reviewed the status of discussions with Apergy, including the financial terms contemplated by the October 31st proposal. In addition, Ecolab management provided an update as to due diligence efforts, both with respect to Ecolab’s diligence on Apergy and Apergy’s diligence on the ChampionX Business.

On December 5, 2019, members of management of Apergy and Ecolab and their respective advisors met in Saint Paul, Minnesota for a presentation by Apergy management on the Apergy business, performance and financial results.

On December 9, 2019, the Apergy Board of Directors held a special telephonic meeting with representatives of management, Centerview, Lazard and Weil present to receive an update regarding the terms of the potential transaction, including a review of its strategic rationale, the timing and communications plan with respect to the potential transaction, an update with respect to due diligence, a review of the performance of the ChampionX Business and an overview of the legal documentation that would be required to effectuate the potential transaction. Prior to the meeting, the directors received materials relating to the potential transaction.

On December 9, 2019, representatives of management of each of Apergy and Ecolab met in The Woodlands, Texas, to discuss and conduct due diligence regarding financial and information technologies, organizational capabilities and financial planning processes.

On December 11, 2019, representatives of management of each of Apergy and Ecolab met in The Woodlands, Texas, to discuss and conduct due diligence regarding potential synergies expected to result from the potential transaction.

On December 13, 2019, the Ecolab Board held a special telephonic meeting, together with representatives of Ecolab’s management and financial advisors and Skadden, to review the structure and terms of the potential transactions. Prior to the meeting, the directors received materials relating to the potential transaction. Ecolab management provided information with respect to the terms, structure and strategic rationale of the potential transactions. Ecolab’s financial advisors discussed the economic terms and potential impact of the transactions on Ecolab, and a representative of Skadden provided a review of directors’ fiduciary duties under Delaware law as well as an overview of the Transaction Documents. Following discussion, the Ecolab Board determined the proposed transactions to be advisable and fair to, and in the best interests of, Ecolab and its stockholders and approved the proposed transactions. The Ecolab Board then authorized Ecolab management to negotiate and finalize the Transaction Documents.

On December 16, 2019, the Apergy Board of Directors held a special telephonic meeting with representatives of management, Centerview, Lazard and Weil present to receive an update regarding the terms of the potential transaction, a review of the directors’ fiduciary duties under Delaware law, a review of the strategic rationale of the potential transaction, an update with respect to due diligence and a review of the key terms of the Merger Agreement, Separation Agreement and the other Transaction Documents that the parties had been negotiating. Prior to the meeting, the directors received materials relating to the potential transaction.

Between December 13, 2019 and December 18, 2019, the parties and their respective legal advisors continued to negotiate and finalize the Merger Agreement, Separation Agreement and the other Transaction Documents (including the commitment letters and applicable financing documents). The key issues that were addressed during this period included the amount of expenses for which, and the circumstances in which, Ecolab would be reimbursed in connection with the transaction, the amount of the pre-merger Cash Payment to Ecolab, the amount of the termination fee that would be payable by Apergy under certain circumstances (including if Apergy terminated the Merger Agreement to enter into a superior proposal) and the key terms of the intellectual property license and other commercial arrangements and ancillary agreements that would be entered into between ChampionX and Ecolab at closing.

On the evening of December 18, 2019, the Apergy Board of Directors held a special telephonic meeting with representatives of management, Centerview, Lazard and Weil present. Prior to the meeting, the directors received materials relating to the potential transaction, including updated summaries of the key terms of the Merger Agreement, Separation Agreement and the other Transaction Documents, resolutions approving the transaction and materials from Apergy management, Centerview and Lazard. Representatives of Apergy management and Weil reviewed with the Apergy Board of Directors the outcome of the negotiations since the prior board meeting on December 16, 2019 and provided an update on the timing and communications plan with respect to the potential transaction. Representatives of Centerview and Lazard (which are referred to collectively as Apergy’s financial advisors) jointly reviewed with the Apergy Board of Directors their financial analyses of the exchange ratio, which will result in pro forma ownership of the fully diluted shares of Apergy common stock being held 38% by the equityholders of Apergy immediately prior to the effective time of the Merger and 62% by the equityholders of ChampionX. Following this discussion, each of Centerview and Lazard rendered to the Apergy Board of Directors an oral opinion, each of which was subsequently confirmed by delivery of a written opinion dated December 18, 2019, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in connection with preparing such opinion, the exchange ratio was fair, from a financial point of view, to Apergy. For a detailed discussion of Centerview’s opinion, please see below under the caption “—Opinion of Apergy’s Financial Advisors—Opinion of Centerview Partners LLC.” For a detailed discussion of Lazard’s opinion, please see below under the caption “—Opinion of Apergy’s Financial Advisors—Opinion of Lazard Frères & Co. LLC.” Following discussion among the directors, Apergy management, Centerview, Lazard and Weil, the Apergy Board of Directors unanimously determined that the Merger Agreement, the other Transaction Documents and the consummation of the transactions contemplated thereby, including the Merger, were advisable and fair to, and in the best interests of Apergy and its stockholders, and unanimously approved the Transactions and the Share Issuance and authorized the appropriate officers of Apergy to execute and deliver the Transaction Documents and recommended that Apergy stockholders approve the Share Issuance.

Subsequently as of December 18, 2019, the parties entered into the Merger Agreement, the Separation Agreement and the Employee Matters Agreement and finalized the remaining forms of certain other Transaction Documents, and the applicable parties entered into each of (i) the Commitment Letter with respect to the ChampionX Credit Facility and (ii) the Commitment Letter with respect to the Apergy Credit Facility.

On the morning of December 19, 2019, before the opening of trading on the NYSE, Apergy and Ecolab issued a joint press release and Apergy held a conference call announcing the transactions.

Apergy’s Reasons for the Transactions

In reaching its decision to approve the Transactions and recommend that Apergy stockholders approve the Share Issuance, the Apergy Board of Directors considered, among other things, the strategic and financial benefits that could be achieved by combining Apergy and the ChampionX Business relative to the future prospects of Apergy on a stand-alone basis, the relative actual results of operations and prospects of Apergy and of the ChampionX Business and synergies expected to be realized in the combination, as well as other alternatives that may be available to Apergy, and the risks and uncertainties associated with the Transactions and with such alternatives.

In that process, the Apergy Board of Directors consulted with its financial and legal advisors and considered a number of factors, including, but not limited to, the following significant factors which generally supported its decision to approve the Transactions and recommend that the Apergy stockholders approve the Share Issuance (not necessarily in order of relative importance):

•

the overall strategic and financial benefits that could be achieved by combining Apergy and the ChampionX Business relative to the future prospects of Apergy on a standalone basis, including, but not limited to: (i) the expectation that the combined company will have annual revenues in excess of $3.5 billion with strong recurring revenue, cash flow and through-cycle performance, aligned with Apergy’s strategic priority of reducing cyclicality; (ii) the expectation of improved pro forma leverage relative to Apergy on a standalone basis and diversified revenue exposure to reduce earnings volatility;

(iii) the expectation that the combined company could achieve estimated run-rate cost synergies of $75 million within two years of the consummation of the Transactions, plus incremental sales growth opportunities; and (iv) the expectation that the combined company will generate significant free cash flows as a result of anticipated synergy capture;

•

the opportunity to create a scale leader in production-related products and services globally and to expand Apergy’s global presence with operations in more than 50 countries and increased exposure to offshore and more stable international markets;

•

the opportunity to create a combined company offering a broader equipment and service offering to an expanded and diversified global customer base, including large national oil companies and independent oil companies along with Apergy’s existing oilfield services customers;

•

the belief that the Transactions will bring together two companies that are committed to developing and delivering technology-driven and value-enabling equipment, solutions and services to support the operations of the global oil and gas industry;

•	the relative valuations implied by the exchange ratio contemplated in the Merger Agreement;

•	the benefits associated with increased liquidity in Apergy stock as a result of the issuance of new shares of Apergy common stock in the Transactions;

•

the financial presentations and opinions, each dated December 18, 2019, of each of Centerview and Lazard to the Apergy Board of Directors as to the fairness, from a financial point of view and as of such date, of the exchange ratio to Apergy, which opinions were based on and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing the applicable opinion, as more fully described below under the heading “—Opinion of Apergy’s Financial Advisors;”

•	that the Apergy Board of Directors following the closing of the Transactions will be comprised of all of the current directors of Apergy, and additionally two directors designated by Ecolab;

•

that certain executive officers and other employees of ChampionX who are expected to remain with the combined company following the closing of the Transactions will bring talents that complement the capabilities of Apergy’s executive officers, as well as proven experience driving growth, innovation and stockholder value; and

•

the ability of the Apergy Board of Directors to change its recommendation and terminate the Merger Agreement in response to a superior proposal, subject to the right of Ecolab to receive the termination fee.

In the course of its deliberations, the Apergy Board of Directors also considered certain risks and other potentially negative factors concerning the Transactions, including, but not limited to:

•

the possibility that the estimated run-rate cost synergies expected to result from the Transactions could fail to materialize, and that any failure could adversely impact the value to Apergy stockholders;

•

the initial dilution of the ownership interests of Apergy’s current stockholders that would result from the Share Issuance, including the fact that current Apergy stockholders would no longer own a majority of the combined company;

•	the challenges and difficulties, foreseen and unforeseen, relating to the separation of the ChampionX Business from the other businesses of Ecolab;

•	the challenges inherent in the combination and integration of two businesses of the size and complexity of Apergy and the ChampionX Business;

•	the fact that the completion of the Merger is conditioned, among other things, on the Separation and the Distribution;

•	the fact that the Merger Agreement precludes Apergy from actively soliciting alternative proposals;

•

the fact that the Transactions might not be consummated in a timely manner or at all, as a result of a failure to satisfy certain conditions, including the approval by Apergy’s stockholders and under applicable antitrust laws;

•	the fact that the Merger is conditioned upon Ecolab’s receipt of each of the Distribution Tax Opinion, the Merger Tax Opinion and the KPMG Tax Opinion;

•

the restrictions on the conduct of Apergy’s business prior to the consummation of the Transactions, which may delay or prevent Apergy from undertaking business opportunities that may arise or any other action that it might otherwise take with respect to the operations of Apergy;

•	the significant one-time costs, including transaction-related expenses, expected to be incurred in connection with the Transactions;

•	the risk that the Transactions and subsequent integration may divert management’s attention and resources away from other strategic opportunities and operational matters;

•	the fact that integration of the ChampionX Business is dependent on ongoing transition services from Ecolab under the Transition Services Agreement;

•	the restrictions imposed on Apergy’s ability to take certain corporate actions under applicable federal income tax laws and the terms of the Tax Matters Agreement;

•

the risks and contingencies related to the announcement and pendency of the Transactions, including the impact on Apergy’s employees and its relationships with existing and prospective customers, suppliers and other third parties;

•	the requirement that Apergy pay Ecolab a termination fee equal to $89.8 million if the Merger Agreement is terminated under certain circumstances;

•	the requirement that Apergy reimburse Ecolab for an amount equal to $25 million of expenses if the Share Issuance is not approved by Apergy stockholders;

•

the risk that while the Transactions are expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the Transactions will be satisfied, and as a result, it is possible that the Transactions may not be completed even if approved by Apergy’s stockholders;

•

the risks inherent in seeking regulatory approvals required to close the Merger, as more fully described under the caption “—Regulatory Approvals”, including seeking regulatory approvals from government agencies in certain foreign jurisdictions;

•

the possibility that the Transactions may not be consummated and the potential adverse consequences if the Transactions are not completed, including substantial costs incurred and potential stockholder and market reaction;

•	the fact that the combined company will be subject to a three-year noncompete obligation to Ecolab preventing it from entering into or operating in certain water and downstream areas of operation;

•

the fact that Apergy’s executive officers may receive certain benefits that are different from, and in addition to, those of Apergy’s stockholders (See “The Transactions—Interests of Certain Persons in the Transactions”); and

•	the other risks described in this proxy statement, as described in “Risk Factors” and “Cautionary Information Regarding Forward-Looking Statements.”

The foregoing discussion of the information and factors considered by the Apergy Board of Directors is not intended to be exhaustive, but includes the material factors considered by the Apergy Board of Directors. In view of the wide variety of factors considered in connection with its evaluation of the Transactions and the complexity of these matters, the Apergy Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Apergy Board of Directors did not undertake to make any specific determination as to whether, or to what extent, any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Apergy Board of Directors based its recommendation on the totality of the information presented, including the factors described above.

Opinion of Apergy’s Financial Advisors

Apergy retained Centerview and Lazard as financial advisors to the Apergy Board of Directors in connection with the Merger and the other Transactions contemplated by the Merger Agreement. In connection with this engagement, the Apergy Board of Directors requested that Centerview and Lazard evaluate the fairness, from a financial point of view, to Apergy of the exchange ratio, which will result in pro forma ownership of the fully diluted shares of Apergy common stock being held 38% by the equityholders of Apergy immediately prior to the effective time of the Merger and 62% by the equityholders of ChampionX.

Opinion of Centerview Partners LLC

On December 18, 2019, Centerview rendered to the Apergy Board of Directors its oral opinion, subsequently confirmed in a written opinion dated December 18, 2019, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the exchange ratio was fair, from a financial point of view, to Apergy.

The full text of Centerview’s written opinion, dated December 18, 2019, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex E and is incorporated by reference in this document. The summary of the written opinion of Centerview, dated December 18, 2019, set forth below is qualified in its entirety by the full text of Centerview’s written opinion attached as Annex E. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Apergy Board of Directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transactions and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, of the exchange ratio to Apergy. Centerview’s opinion did not address any other term or aspect of the Merger Agreement, the Separation Agreement or the Transactions and is not intended to and does not constitute a recommendation to any stockholders or any other person as to how such stockholder or other person should vote or act with respect to the Transactions or any other matter relating thereto.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:

•

drafts of each of (a) the Merger Agreement, dated December 18, 2019 (the “Draft Merger Agreement”) and (b) the Separation and Distribution Agreement, dated December 18, 2019 (together with the Draft Merger Agreement, the “Draft Agreements”);

•	the Annual Report on Form 10-K of Apergy for the year ended December 31, 2018;

•	the Registration Statement on Form 10 of Apergy (including, without limitation, the Information Statement included therein), as amended;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Apergy and Ecolab;

•	certain publicly available research analyst reports for Apergy and Ecolab;

•	certain other communications from Apergy and Ecolab to their respective stockholders;

•

certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Apergy, including certain financial forecasts, analyses and projections relating to Apergy prepared by management of Apergy and furnished to Centerview by Apergy for purposes of Centerview’s analysis, which are referred to in this summary of Centerview’s opinion as the “Apergy Standalone Projections” and which are collectively referred to in this summary of Centerview’s opinion as the “Apergy Internal Data”;

•

certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the ChampionX Business, including certain financial forecasts, analyses and projections relating to the ChampionX Business prepared by management of Ecolab with extrapolations by management of Apergy and furnished to Centerview by Apergy for purposes of Centerview’s analysis, which are referred to in this summary of Centerview’s opinion as the “Ecolab ChampionX Projections” or “Apergy Extrapolated ChampionX Projections,” as applicable and which are collectively referred to in this summary of Centerview’s opinion as the “Ecolab Internal Data”; and

•

certain tax and other cost savings and operating synergies projected by the managements of Ecolab and Apergy to result from the Transactions furnished to Centerview by Apergy for purposes of Centerview’s analysis, which are referred to in this summary of Centerview’s opinion as the “Synergies.”

Centerview also participated in discussions with members of the senior management and representatives of Apergy and Ecolab regarding their assessment of the Apergy Internal Data, the Ecolab Internal Data and the Synergies, as appropriate, and the strategic rationale for the Transactions. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for Apergy and the ChampionX Business and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the Transactions with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and relied upon such information as being complete and accurate. In that regard, Centerview assumed, at Apergy’s direction, that the Apergy Internal Data (including, without limitation, the Apergy Standalone Projections), the Apergy Extrapolated ChampionX Projections and the Synergies were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Apergy as to the matters covered thereby, and that the Ecolab Internal Data (including, without limitation, the Ecolab ChampionX Projections) and the Synergies were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Ecolab as to the matters covered thereby, and Centerview relied, at Apergy’s direction, on the Apergy Internal Data, the Ecolab Internal Data and the Synergies for purposes of Centerview’s analysis and its opinion. Centerview expressed no view or opinion as to the Apergy Internal Data, the Ecolab Internal Data, the Synergies or the assumptions on which they are based. In addition, at Apergy’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Apergy or the ChampionX Business, nor was Centerview furnished with any such evaluation or appraisal, and Centerview was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of Apergy or the

ChampionX Business. Centerview assumed, at Apergy’s direction, that the final executed Merger Agreement and Separation Agreement would not differ in any respect material to Centerview’s analysis or opinion from the Draft Agreements reviewed by Centerview. Centerview assumed, at Apergy’s direction, that the Transactions will be consummated on the terms set forth in the Merger Agreement and the Separation Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transactions, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to Centerview’s analysis or this opinion. Centerview further assumed, at Apergy’s direction, that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of Apergy or the ChampionX Business, or the ability of Apergy or the ChampionX Business to pay their respective obligations when they come due, or as to the impact of the Transactions on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.

Centerview’s opinion expressed no view as to, and did not address, Apergy’s underlying business decision to proceed with or effect the Transactions, or the relative merits of the Transactions as compared to any alternative business strategies or transactions that might be available to Apergy or in which Apergy might engage. Centerview’s opinion is limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to Apergy of the exchange ratio. For purposes of its opinion, Centerview was not asked to, and did not express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement, the Separation Agreement or the Transactions, including, without limitation, the structure or form of the Transactions, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Transactions, including, without limitation, the fairness of the Transactions or any other term or aspect of the Transactions to, or any consideration to be received in connection therewith by, or the impact of the Transactions on, the holders of any class of securities, creditors or other constituencies of Apergy or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Apergy or any party, or class of such persons in connection with the Transactions, whether relative to the exchange ratio or otherwise. Centerview’s opinion relates to the relative values of Apergy and the ChampionX Business. Centerview’s opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’s opinion. Centerview expressed no view or opinion as to what the value of Apergy common stock actually will be when issued pursuant to the Transactions or the prices at which the Apergy common stock will trade or otherwise be transferable at any time, including following the announcement or consummation of the Transactions. Centerview’s opinion is not intended to and does not constitute a recommendation to any stockholder of Apergy or any other person as to how such stockholder or other person should vote or act with respect to the Transactions or any other matter.

Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the Apergy Board of Directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transactions. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Opinion of Lazard Frères & Co. LLC

On December 18, 2019, Lazard rendered to the Apergy Board of Directors its oral opinion, subsequently confirmed in a written opinion dated December 18, 2019, that, as of such date and based upon and subject to the assumptions, procedures, matters, qualifications and limitations set forth therein, the exchange ratio was fair, from a financial point of view, to Apergy.

The full text of Lazard’s written opinion, dated December 18, 2019, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Lazard in preparing its opinion, is attached as Annex F and is incorporated by reference in this document. The summary of the written opinion of Lazard, dated December 18, 2019, set forth below is qualified in its entirety by the full text of Lazard’s written opinion attached as Annex F. Lazard’s financial advisory services and opinion were provided for the use and benefit of the Apergy Board of Directors (in their capacity as directors and not in any other capacity) in connection with its evaluation of the Transactions, and addressed only the fairness, from a financial point of view, as of the date thereof, of the exchange ratio to Apergy. Lazard’s opinion is not intended to and does not constitute a recommendation to any stockholder or any other person as to how such stockholder or person should vote or act with respect to the Transactions or any matter relating thereto.

The full text of Lazard’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Lazard in preparing its opinion.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of the Draft Agreements;

•	reviewed certain historical business and financial information relating to Apergy and the ChampionX Business;

•

reviewed various financial forecasts and other data provided to Lazard by Ecolab relating to the ChampionX Business (including the Ecolab ChampionX Projections) and the Apergy Extrapolated ChampionX Projections provided by Apergy, financial forecasts and other data provided to Lazard by Apergy relating to the business of Apergy (including the Apergy Standalone Projections) and the projected synergies and other benefits, including the amount and timing thereof, anticipated by the managements of Apergy and Ecolab to be realized from the Transactions;

•

held discussions with members of the senior managements of Ecolab and Apergy with respect to the businesses and prospects of Apergy and ChampionX, respectively, and with respect to the projected synergies and other benefits anticipated by the managements of Apergy and Ecolab to be realized from the Transactions;

•

reviewed public information with respect to certain other companies in lines of business that Lazard believed to be generally relevant in evaluating the ChampionX Business and the businesses of Apergy;

•	reviewed the financial terms of certain business combinations involving companies in lines of business comparable to the businesses of Apergy and the ChampionX Business, respectively;

•	reviewed historical stock prices and trading volumes of Apergy common stock;

•	reviewed the potential pro forma financial impact of the Transactions on Apergy based on the financial projections referred to above relating to the ChampionX Business and Apergy; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Ecolab, the ChampionX Business, ChampionX or Apergy or concerning the solvency or fair value of Ecolab, the ChampionX Business, ChampionX or Apergy, and Lazard was not furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in Lazard’s analyses, including those related to projected synergies and other benefits anticipated by the managements of Apergy and Ecolab to be realized from the Transactions, Lazard assumed, with the consent of Apergy, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Apergy and the ChampionX Business, respectively, and such synergies and other benefits. In addition, Lazard assumed, with the consent of Apergy, that such financial projections and projected synergies and other benefits would be realized in the amounts and at the times contemplated thereby. Lazard assumed no responsibility for and expressed no view as to any such projections or the assumptions on which they were based.

Further, Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of Lazard’s opinion. Lazard did not express any opinion as to the prices at which shares of Apergy common stock may trade at any time subsequent to the announcement of the Transactions. Lazard’s opinion did not address the relative merits of the Transactions as compared to any other transaction or business strategy in which Apergy might engage or the merits of the underlying decision by Apergy to engage in the Transactions.

In rendering its opinion, Lazard assumed, with the consent of Apergy, that the Transactions would be consummated on the terms described in the Merger Agreement and the Separation Agreement, without any waiver or modification of any material terms or conditions. Representatives of Apergy advised Lazard, and Lazard assumed, that the Merger Agreement and the Separation Agreement, when executed, would conform to the Draft Agreements reviewed by Lazard in all material respects. Lazard also assumed, with the consent of Apergy, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transactions would not have an adverse effect on the ChampionX Business, ChampionX, Apergy or the Transactions. Lazard further assumed, with the consent of Apergy, that the Transactions would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Lazard did not express any opinion as to any tax or other consequences that might result from the Transactions, nor did Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Apergy obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the exchange ratio to the extent expressly specified in Lazard’s opinion) of the Transactions, including, without limitation, the form or structure of the Transactions or any agreements or arrangements entered into in connection with, or contemplated by, the Transactions, including the Separation Agreement. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transactions, or class of such persons, relative to the exchange ratio or otherwise.

Lazard’s engagement and its written opinion were for the benefit of the Apergy Board of Directors (in its capacity as such) and its written opinion was rendered to the Apergy Board of Directors in connection with its evaluation of the Transactions. Lazard’s opinion is not intended to and does not constitute a recommendation to any stockholder or other person as to how such stockholder or other person should vote or act with respect to the Transactions or any matter relating thereto. The issuance of Lazard’s opinion was approved by the Opinion Committee of Lazard.

Summary of the Financial Analyses of Apergy’s Financial Advisors

The following is a summary of the material financial analyses jointly presented by Centerview and Lazard to, and reviewed with, the Apergy Board of Directors in connection with the respective opinions delivered by Centerview and Lazard. Centerview and Lazard are collectively referred to in this summary of their financial analyses as “Apergy’s financial advisors.” Apergy’s financial advisors worked cooperatively in developing these analyses, and these analyses represent the joint work product of Apergy’s financial advisors. However, each financial advisor ultimately exercised its independent professional judgment, and applied its own professional experience, in jointly preparing the following financial analyses, and separately performed the calculations summarized below.

The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the respective opinions of Centerview and Lazard, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview or Lazard. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at their respective opinions, Apergy’s financial advisors did not draw, in isolation, conclusions from or with regard to any factor or analysis that they considered. Rather, Apergy’s financial advisors made their respective determinations as to fairness on the basis of their experience and professional judgment after considering the results of all of the analyses.

Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Apergy’s financial advisors. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s and Lazard’s financial analyses and their respective opinions.

In performing their analyses, Apergy’s financial advisors made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Apergy or any other parties to the Transactions. None of Apergy, Ecolab, ChampionX or any of their respective affiliates or Centerview or Lazard or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Apergy do not purport to be appraisals or reflect the prices at which Apergy may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 17, 2019, and is not necessarily indicative of current market conditions. Fully diluted share numbers for Apergy used below were provided by, and used at the direction of, Apergy management.

Selected Public Comparable Companies Analysis:

Apergy’s financial advisors reviewed and analyzed certain financial information, ratios and multiples, including EV/2020E EBITDA, for the below listed publicly traded companies that Apergy’s financial advisors, based on their experience and professional judgment, deemed relevant to consider in relation to Apergy and the ChampionX Business. With respect to the ChampionX Business, Apergy’s financial advisors reviewed corresponding financial information of certain publicly traded companies in the differentiated energy industry.

Apergy Comparables	EV/2020E EBITDA
Schlumberger Limited	10.4x
Halliburton Company	8.4x
Baker Hughes Company	8.7x
Tenaris S.A.	8.3x
National Oilwell Varco, Inc.	11.2x
Cactus, Inc.	10.8x
Oil States International, Inc.	10.2x

ChampionX Business Comparables – Differentiated Energy	EV/2020E EBITDA
Schlumberger Limited	10.4x
Halliburton Company	8.4x
Baker Hughes Company	8.7x
Tenaris S.A.	8.3x
National Oilwell Varco, Inc.	11.2x
Apergy Corporation	11.4x
Cactus, Inc.	10.8x
Oil States International, Inc.	10.2x

Although none of the selected companies is directly comparable to Apergy, the ChampionX Business or the combined company, the companies listed above were chosen by Apergy’s financial advisors, among other reasons, because they are publicly traded companies that have certain operational, business and/or financial characteristics that, for purposes of Apergy’s financial advisors’ analyses, may be considered similar to those of Apergy, the ChampionX Business and the combined company. Schoeller-Bleckmann Oilfield Equipment AG and Hunting plc were considered by Apergy’s Financial Advisors as comparable companies but ultimately excluded from the comparable companies analysis as they traded on non-U.S. exchanges, were sub-scale relative to Apergy and the ChampionX Business and were manufacturing focused as opposed to services focused. Because none of the selected companies is exactly the same as Apergy or the ChampionX Business, Apergy’s financial advisors believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected company analysis. Accordingly, Apergy’s financial advisors also made qualitative judgments, based on their experience and professional judgment, concerning differences between the business, financial and operating characteristics and prospects of Apergy, the ChampionX Business and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.

Using publicly available information obtained from regulatory filings and other data sources as of December 17, 2019, Apergy’s financial advisors calculated, for each selected comparable company, among other things, aggregate enterprise values (calculated as the market value of common equity (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants and restricted stock units, as applicable) plus the book value of debt, plus minority interests, less cash and cash equivalents and equity method investments) as a multiple of the estimated EBITDA for the twelve months ended December 31, 2020. From this analysis, Apergy’s financial advisors computed median and mean enterprise value/estimated EBITDA multiples for the twelve months ended December 31, 2020 for the selected companies set forth below:

Selected Public Company Comparables:	EV/2020E EBITDA
	Mean	Median
Apergy Comparables	9.7x	10.2x
Ecolab Comparables—Differentiated Energy	9.9x	10.3x

From this analysis, Apergy’s financial advisors computed a range of 2020E EV/EBITDA multiples for both Apergy and ChampionX of 9.0x to 11.0x and applied such multiples to the estimated Adjusted EBITDA for the twelve months ended December 31, 2020 for Apergy and the ChampionX Business, respectively, based on the Apergy Standalone Projections and the Ecolab ChampionX Projections. To arrive at a range of implied equity values for Apergy and the ChampionX Business, Apergy’s financial advisors adjusted the total enterprise values for such party’s net debt (in the case of ChampionX, assuming net debt of ChampionX of $480 million), minority interest and equity method investments, as applicable.

Based upon the resulting implied equity values of Apergy and the ChampionX Business, Apergy’s financial advisors calculated a range of implied pro forma equity ownership of Apergy in the combined company. For purposes of this calculation, Apergy’s financial advisors assumed that the implied equity value of the combined company was the sum of the implied equity values of Apergy and the ChampionX Business (without consideration of any potential synergies). Apergy’s financial advisors calculated the low end of the Apergy stockholder implied pro forma equity ownership range assuming the lowest implied equity value for Apergy and the highest implied equity value for the ChampionX Business, and then calculated the high end of the Apergy stockholder implied pro forma equity ownership range assuming the highest implied equity value for Apergy and the lowest implied equity value for the ChampionX Business. The analysis implied a pro forma equity ownership percentage range for Apergy’s stockholders of 31.5% to 42.5%, as compared to the pro forma ownership of Apergy equityholders of 38% as a result of the exchange ratio.

Discounted Cash Flow Analysis:

Apergy’s financial advisors performed a discounted cash flow analysis of Apergy based on the Apergy Standalone Projections and of the ChampionX Business based on the Apergy Extrapolated ChampionX Projections, and assuming net debt of ChampionX of $480 million. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or company by calculating the “present value” of estimated future cash flows of the asset or company and terminal value of the asset or company. “Present value” refers to the current value of estimated future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

In performing these analyses, Apergy’s financial advisors calculated the discounted cash flow values as the sum of the net present values (as of December 31, 2019) of (1) the estimated unlevered free cash flows of the years ending December 31, 2020 through December 31, 2024 included in the Apergy Standalone Projections and the Apergy Extrapolated ChampionX Projections and (2) the terminal value of each of Apergy and the ChampionX Business at the end of the forecast period. The terminal values of each of Apergy and the ChampionX Businesses were estimated applying a range of exit multiples of 9.0x to 11.0x to the terminal year Adjusted EBITDA of each and calculated using the average of Adjusted EBITDA for the years 2020 through 2024 as provided in the section titled “The Transactions – Certain Projections.” The range of exit multiples was estimated by Apergy’s financial advisors utilizing their professional judgment and experience, taking into account the historical public market trading multiples of certain selected peer companies that had similar financial and business characteristics to the relevant company and, among other matters, the Apergy Standalone Projections, the Apergy Extrapolated ChampionX Projections and the implied perpetuity growth rates of 3.8% to 5.0% at an exit multiple of 9.0x, 4.4% to 5.6% at an exit multiple of 10.0x and 4.9% to 6.1% at an exit multiple of 11.0x. The cash flows and terminal values were discounted to present value (as of December 31, 2019) using a range of discount rates of 10.2% to 11.5% for each of Apergy and the ChampionX Business. The range of discount rates was determined based on Apergy’s financial advisors’ analyses of Apergy’s and the ChampionX Business’s respective weighted average cost of capital (“WACC”), which was calculated separately by each of Lazard and Centerview but for which Lazard and Centerview derived the same range of discount rates. Each of Lazard and Centerview derived WACC using the Capital Asset Pricing Model and based on considerations that each financial advisor deemed relevant in its professional judgment and experience, taking into account certain metrics including capital structure, the cost of long-term U.S. Treasury debt, tax rates, historical and projected unlevered and levered betas for certain selected comparable companies, as well as certain financial metrics for the U.S. financial markets generally.

Based on these analyses, Apergy’s financial advisors calculated a range of approximate implied equity values for Apergy and the ChampionX Business, in each case after adjusting for such party’s net debt (in the case of ChampionX, assuming net debt of ChampionX of $480 million), minority interest and equity method investments, as applicable (without consideration of any potential synergies). Using the high and low values from the resulting range of the implied equity values, Apergy’s financial advisors then calculated the implied pro forma equity ownership percentage range for Apergy’s stockholders of 33.5% to 44.5%, as compared to the pro forma ownership of Apergy equityholders of 38% as a result of the exchange ratio.

“Has-Gets” Value Creation Analysis:

Apergy’s financial advisors compared the stand-alone per share value of Apergy to the pro forma per share value of the combined company after giving effect to the Merger, including (i) the pro forma ownership of Apergy equityholders of 38% as a result of the exchange ratio, (ii) the realization of operating synergies as provided and (iii) the inclusion of estimated transaction costs. In connection with this analysis, Apergy’s financial advisors assumed run-rate operational synergies of $75 million and estimated transaction costs of $70 million. Apergy’s financial advisors observed the following comparison of the stand-alone value per share of Apergy to the pro forma per share value of the combined company:

	“Has”	“Gets” (Combined company, including synergies)
EV/EBITDA (2020E)	$24.00-$31.00	$27.50-$35.00
Discounted Cash Flows	$25.50-$32.25	$26.75-$33.75

Other Factors

Apergy’s financial advisors noted for the Apergy Board of Directors certain additional factors solely for reference and informational purposes, including the following:

•	Precedent Transaction Analysis:

Apergy’s financial advisors reviewed the financial terms, to the extent publicly available, of the following selected completed business combination transactions since April of 2008, involving companies Apergy’s financial advisors deemed comparable, based on their business judgment and experience, in certain business and financial respects, including, with respect to the ChampionX Business, selected oilfield chemicals transactions, and, with respect to Apergy, selected artificial lift transactions and drill bit transactions. Apergy’s financial advisors calculated various financial multiples, including EV/LTM EBITDA, based on certain publicly available information for each of the selected transactions. The transactions reviewed were as follows:

Selected Oilfield Chemicals Transactions
Month and Year Announced	Acquiror	Target	EV/ LTM EBITDA
March 2019	Univar Inc.	Nexeo Solutions, Inc.	9.6x
June 2017	KMG Chemicals, Inc.	Flowchem Holdings LLC	11.5x
June 2016	WL Ross Holding Corp.	Nexeo Solutions Holdings, LLC	8.0x
October 2014	Innospec Inc.	Independence Oilfield Chemicals LLC	7.5x
October 2013	Solvay SA	Chemlogics Group LLC	10.7x
October 2013	Platform Acquisition Holdings Limited	MacDermid Incorporated	10.0x
April 2013	Ecolab Inc.	Champion Technologies Inc.	11.4x

Selected Oilfield Chemicals Transactions
Month and Year Announced	Acquiror	Target	EV/ LTM EBITDA
March 2013	Canadian Energy Services & Technology Corp.	JACAM Chemical Company Inc.	9.5x
December 2012	Univar Inc.	Mangablend, Inc.	7.9x
December 2011	Ecolab Inc.	Nalco Holding Company	10.8x

Selected Artificial Lift Transactions
Month and Year Announced	Acquiror	Target	EV/ LTM EBITDA
October 2014	Dover Corp.	Accelerated Companies LLC	10.5x
October 2013	Tangent Fund Limited	Borets International Limited	7.9x
July 2013	GE Oil & Gas, Inc.	Lufkin Industries Inc.	17.8x
November 2012	ITT Corporation	Joh. Heinr. Bornemann GmbH	15.0x
April 2012	Dover Corporation	Production Control Services, Inc.	9.0x
February 2012	Lufkin Industries Holdings UK Limited	Zenith Oilfield Technology Ltd	12.7x
December 2011	Lufkin Industries, Inc.	Quinn’s Oilfield Supply Ltd.	9.3x
April 2011	GE Oil & Gas, Inc.	John Wood Group PLC’s Well Support Division	16.9x
January 2011	Dover Corporation	Harbison-Fischer, Inc.	9.2x

Selected Drill Bit Transactions
Month and Year Announced	Acquiror	Target	EV/ LTM EBITDA
May 2014	Sandvik AB	Varel International Energy Services Inc.	9.7x
August 2010	Schlumberger Ltd.	Smith International	14.4x
April 2008	National Oilwell Varco, Inc.	Grant Prideco, Inc.	9.2x

Although none of the selected transactions is directly comparable to the Merger, the companies that participated in the selected transactions are such that, for purposes of analysis, the selected transactions may be considered similar to the Merger. Accordingly, the analysis of precedent transactions was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in Apergy’s advisors’ opinions, concerning differences between the characteristics of the selected transactions and the Merger that could affect the value of the subject companies and Apergy.

In their analysis, Apergy’s financial advisors derived and compared multiples for the selected transactions, including the ratio of enterprise value based on transaction price to the target company’s EBITDA for the latest twelve months prior to entering into the transaction, or “EV/LTM EBITDA.”

Apergy’s financial advisors’ analysis resulted in the following:

Selected Precedent Transactions:	EV/LTM EBITDA
	Mean	Median
Selected Oilfield Chemical Transactions	9.7x	9.8x
Selected Artificial Lift Transactions	12.0x	10.5x
Selected Drill Bit Transactions	11.1x	9.7x

Based on the foregoing and qualitative judgment, Apergy’s financial advisors determined an estimated EV/LTM EBITDA reference range for both Apergy and the ChampionX Business of 9.5x to 11.5x and applied such multiples to the estimated Adjusted EBITDA for the twelve months ended December 31, 2019 for Apergy and the ChampionX Business, respectively, based on the Apergy Standalone Projections and the Ecolab ChampionX Projections. To arrive at a range of implied equity values for Apergy and the ChampionX Business, Apergy’s financial advisors adjusted the total enterprise values for such party’s net debt (in the case of ChampionX, assuming net debt of ChampionX of $480 million), minority interest and equity method investments, as applicable (without consideration of any potential synergies).

Based upon the resulting implied equity values of Apergy and the ChampionX Business, Apergy’s financial advisors calculated a range of implied pro forma equity ownership of Apergy stockholders in the combined company. For purposes of this calculation, Apergy’s financial advisors assumed that the implied equity value of the combined company was the sum of the implied equity values of Apergy and the ChampionX Business (without consideration of any potential synergies). Apergy’s financial advisors calculated the low end of the Apergy stockholders’ implied pro forma equity ownership range assuming the lowest implied equity value for Apergy and the highest implied equity value for the ChampionX Business, and then calculated the high end of the Apergy stockholders’ implied pro forma equity ownership range assuming the highest implied equity value for Apergy and the lowest implied equity value for the ChampionX Business. The analysis implied a pro forma equity ownership percentage range for Apergy’s stockholders of 35.5% to 46.5%, as compared to the pro forma ownership of Apergy equityholders of 38% as a result of the exchange ratio.

•	Illustrative Contribution Analysis:

Apergy’s financial advisors performed a relative contribution analysis of Apergy and the ChampionX Business in which Apergy’s financial advisors analyzed and compared Apergy’s and ChampionX’s equityholders’ respective expected percentage ownership of the combined company to Apergy’s and the ChampionX Business’s respective contributions to the combined company based upon Adjusted EBITDA; earnings before interest and taxes (“EBIT”); and Adjusted Free Cash Flow (as defined below) for each of Apergy and the ChampionX Business on a stand-alone basis for each of the years 2019 and 2020, derived from the Apergy Standalone Projections and the Apergy Extrapolated ChampionX Projections. Apergy’s financial advisors noted that the implied equity ownership of Apergy equityholders in the combined company based on the exchange ratio represented 38%. The relative equity contributions of Apergy and the ChampionX Business to the combined company’s 2019 and 2020 estimated revenue, EBITDA, EBIT and Adjusted Free Cash Flow (as defined below), as well as the implied pro forma equity ownership split as a result of such relative contribution (in each case, without consideration of any potential synergies), are set forth below:

(in millions)	Contribution Percentage (Apergy / ChampionX Business)		Implied Equity Split (2) (Apergy / ChampionX Business)
Revenue:
2019E	32.9%	67.1%	29.3%	70.7%
2020E	31.5%	68.5%	27.7%	72.3%
EBITDA:
2019E	42.9%	57.1%	41.0%	59.0%
2020E	39.5%	60.5%	37.1%	62.9%
EBIT:
2019E	48.7%	51.3%	47.8%	52.2%
2020E	41.8%	58.2%	39.8%	60.2%
Adjusted Free Cash Flow(1):
2019E	35.6%	64.4%	35.6%	64.4%
2020E	38.9%	61.1%	38.9%	61.1%

(1) “Adjusted Free Cash Flow” is a non-GAAP financial measure and was calculated for purposes hereof as: EBIT, less interest, less taxes, less capital expenditures, less increases in new working capital and plus decreases in net working capital, less “other.” “Other” with respect to Apergy includes investment in leased assets. “Other” with respect to the ChampionX Business includes adjustments for spin-off related capital expenditures in 2019 and 2020.

(2) Assumes pro forma combined company enterprise value of $7.2 billion, ChampionX Business net debt of $480 million and Apergy net debt and other of $565 million.

•	Historical Trading Analysis:

Apergy’s financial advisors reviewed the historical prices for Apergy common stock during the 52-week period ended December 17, 2019, the last trading day before the date of Apergy’s financial advisors’ opinions, which ranged from an intraday low of $24.03 per share on October 8, 2019 to an intraday high of $43.00 per share on April 23, 2019.

•	Analysts Price Targets:

Apergy’s financial advisors reviewed share price targets for Apergy common stock reflected in publicly available equity research analyst reports published in the fourth quarter of 2019 and observed that the per share price targets for Apergy common stock ranged from $24.50 to $34.00, with a median per share price target of $32.00.

General

Apergy’s financial advisors’ financial analyses and opinions were only one of many factors taken into consideration by the Apergy Board of Directors in its evaluation of the Transactions. Consequently, the analyses described above should not be viewed as determinative of the views of the Apergy Board of Directors or management of Apergy with respect to the exchange ratio, or as to whether the Apergy Board of Directors would have been willing to determine that a different exchange ratio or consideration was fair. The exchange ratio for the Transactions was determined through arm’s-length negotiations between Apergy and Ecolab and was approved by the Apergy Board of Directors. Apergy’s financial advisors provided advice to Apergy during these negotiations. Apergy’s financial advisors did not, however, recommend any specific amount of consideration to Apergy or the Apergy Board of Directors or that any specific amount of consideration or exchange ratio constituted the only appropriate consideration or exchange ratio for the Transactions.

Miscellaneous—Centerview Partners LLC

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, except for its current engagement, Centerview had not been engaged on a fee paying basis to provide financial advisory or other services to Apergy, and Centerview did not receive any compensation from Apergy during such period. In the two years prior to the date of its written opinion, Centerview has acted as financial advisor to the board of directors of Dover Corporation in connection with the spin-off of Apergy from Dover Corporation in 2018 and received compensation for such services. In the two years prior to the date of its written opinion, Centerview has not been engaged to provide financial advisory or other services to Ecolab, and Centerview has not received any compensation from Ecolab during such period. Centerview may provide investment banking and other services to or with respect to Apergy or Ecolab or their respective affiliates in the future, for which Centerview may receive compensation. Certain (1) of Centerview’s and its affiliates’ directors, officers, members and employees, or family members of such persons, (2) of Centerview’s affiliates or related investment funds and (3) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Apergy, Ecolab, or any of their respective affiliates, or any other party that may be involved in the Transactions.

The Apergy Board of Directors selected Centerview as its financial advisor in connection with the Transactions based on Centerview’s reputation, qualification and experience in investment banking and mergers and acquisitions generally and in the energy industry specifically. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

In connection with Centerview’s services as a financial advisor to the Apergy Board of Directors, Apergy has agreed to pay Centerview an aggregate fee of $27 million, $1 million of which was payable upon the rendering of Centerview’s opinion, and $26 million of which is payable contingent upon consummation of the Transactions. In addition, Apergy has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.

Miscellaneous—Lazard Frères & Co. LLC

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In the two-year period prior to the date of Lazard’s opinion, the financial advisory business of Lazard has acted as financial advisor to the board of directors of Dover Corporation in connection with the spin-off of Apergy from Dover Corporation in 2018 and received compensation for such services. In the two-year period prior to the date of Lazard’s opinion, except for its current engagement, Lazard has not entered into engagement agreements to provide financial advisory or other services to Apergy and Lazard has not received any compensation from Apergy during this period. In the two-year period prior to the date of Lazard’s opinion, Lazard has not entered into engagement agreements to provide financial advisory or other services to Ecolab and Lazard has not received any compensation from Ecolab during this period. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Apergy, Ecolab and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Apergy, Ecolab and certain of their respective affiliates.

The Apergy Board of Directors selected Lazard as its financial advisor in connection with the Transactions based on Lazard’s reputation, qualification and experience with the energy industry and knowledge of Apergy’s business and affairs and the industry in which it operates. Lazard is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transactions.

In connection with Lazard’s services as a financial advisor to the Apergy Board of Directors, Apergy agreed to pay Lazard an aggregate fee of $17.5 million, $2.5 million of which was payable upon the earlier of the rendering of Lazard’s opinion, the announcement of the Transactions or the execution of the Merger Agreement, and $15.0 million of which is payable contingent upon consummation of the Transactions. At the sole discretion of the Apergy Board of Directors, a discretionary fee may also be payable to Lazard upon consummation of the Transactions. In addition, Apergy has agreed to reimburse certain of Lazard’s expenses arising, and to indemnify Lazard against certain liabilities that may arise, out of Lazard’s engagement.

Certain Projections

Apergy Projections

Apergy does not as a matter of course make public any long-term financial projections as to future performance, earnings or other results beyond the current fiscal quarter given the inherent unpredictability of the underlying assumptions and estimates for extended periods. However, in connection with its evaluation of the Merger, Apergy’s management prepared and provided to Apergy’s financial advisors and Board of Directors certain non-public, internal financial projections regarding Apergy’s anticipated future operations as a standalone business, based on assumptions that Apergy’s management believed to be reasonable at the time, for the calendar years ending December 31, 2019 through 2024; we refer to these projections as the Apergy Standalone Projections. The Apergy Standalone Projections (other than for the calculations of unlevered net income and unlevered free cash flow; in addition, taxes were provided on EBT rather than EBIT) were also provided to Ecolab’s management. In addition, in connection with its evaluation of the Merger, Apergy’s management calculated the taxes (based upon an assumed 23% tax rate provided by Ecolab), EBIT, unlevered net income and unlevered free cash flow of the ChampionX Business based on the Ecolab ChampionX Projections (as defined below) provided by Ecolab to Apergy; we refer to these supplemental calculations as the Supplemental Calculations. Apergy management also prepared certain extrapolated financial projections regarding the ChampionX Business’ anticipated future operations on a standalone basis, based on assumptions that Apergy’s management believed to be reasonable at the time, for the calendar year ending December 31, 2024, which were derived in part from the financial information provided by Ecolab to Apergy, including the Ecolab ChampionX Projections, in connection with Apergy’s due diligence review of the ChampionX Business. We refer to these extrapolated financial projections for the ChampionX Business for the calendar year ending December 31, 2024 and Apergy management’s calculation of the Supplemental Calculations for the calendar years ending December 31, 2019 through 2024 collectively as the Apergy Extrapolated ChampionX Projections, and we refer to the Apergy Standalone Projections and the Apergy Extrapolated ChampionX Projections collectively as the Apergy Projections. The Apergy Extrapolated ChampionX Projections were provided to the Apergy Board of Directors and also were provided to Apergy’s financial advisors.

A summary of the Apergy Projections has been provided below to provide recipients of this proxy statement with access to certain non-public unaudited prospective internal financial information that was furnished to the above-listed parties and considered by Apergy’s Board of Directors and Apergy’s financial advisors in connection with their respective financial analyses, and are not included in this proxy statement to influence any stockholder to make any investment or voting decision with respect to the Transactions or for any other purpose.

Apergy Standalone Projections

$ million	2019E	2020E	2021E	2022E	2023E	2024E
Revenue	$1,146	$1,130	$1,237	$1,398	$1,503	$1,578
Adjusted EBITDA(1)	264	272	303	350	376	395
EBIT	144	154	185	231	257	276
Taxes(2)	—	(35)	(43)	(53)	(59)	(63)
Unlevered Net Income	—	119	143	178	198	212
Plus: Depreciation & Amortization	—	118	118	119	119	119
Less: Capex	—	(38)	(41)	(45)	(48)	(49)
Less: Change in Working Capital	—	2	(16)	(24)	(16)	(11)
Less: Leased Assets	—	(35)	(35)	(35)	(35)	(35)
Unlevered Free Cash Flow	—	166	169	192	218	235

(1)

Adjusted EBITDA is a non-GAAP financial measure and is defined as net income, including noncontrolling interest, plus tax expense, plus interest, plus depreciation & amortization, plus special charges. Adjusted EBITDA includes non-cash stock-based compensation expenses.

(2)

The calculation of taxes as provided to Ecolab were computed based on EBT and was as follows for 2020-2024: $29 million (2020), $38 million (2021), $49 million (2022), $56 million (2023) and $62 million (2024). Apergy management assumed a 23% tax rate for purposes of the Apergy Standalone Projections.

Apergy Extrapolated ChampionX Projections

$ million	2019E	2020E	2021E	2022E	2023E	2024E (Extrapolated)
Revenue	$2,337	$2,452	$2,561	$2,676	$2,796	$2,921
Adjusted EBITDA(1)	352	416	453	494	541	565
EBIT	152	214	249	287	331	346
Taxes	—	(49)	(57)	(66)	(76)	(80)
Unlevered Net Income(2)	—	165	192	221	255	266
Plus: Depreciation & Amortization	—	202	204	207	210	219
Less: Capex	—	(95)	(79)	(83)	(87)	(91)
Less: Change in Working Capital	—	(27)	(31)	(33)	(34)	(36)
Less: Other(3)	—	(28)	(20)	(20)	(20)	(20)
Unlevered Free Cash Flow(4)	—	217	265	292	323	339

(1)

Adjusted EBITDA is a non-GAAP financial measure and is defined as net income, including noncontrolling interest, plus tax expense, plus interest, plus depreciation & amortization, plus special charges. Adjusted EBITDA includes non-cash stock-based compensation expenses.

(2)	Unlevered net income is a non-GAAP financial measure and was calculated by Apergy’s management using the Ecolab ChampionX Projections, as EBIT less Taxes.
(3)	“Other” includes change of deferred tax liabilities.

(4) Unlevered free cash flow is a non-GAAP financial measure and was calculated by Apergy’s management using the Ecolab ChampionX Projections, as unlevered net income plus depreciation & amortization, less capex, less change in net working capital, less other.

The Apergy Projections are based on numerous variables and assumptions made by Apergy management at the time prepared, including with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as, with respect to the Apergy Standalone Projections, matters specific to Apergy.

The inclusion of information about the Apergy Projections in this proxy statement should not be regarded as an indication that Apergy, Ecolab or any other recipient of this information considered, or now considers, it necessarily predictive of actual future results or material information given the inherent risks and uncertainties associated with such forecasts.

The Apergy Projections are subjective in many respects and, thus, subject to interpretation. Although presented with numeric specificity, the Apergy Projections are forward-looking statements and reflect numerous estimates and assumptions with respect to industry performance and competition, general business, economic, market and financial conditions and, with respect to the Apergy Standalone Projections, matters specific to Apergy’s business, including the factors listed under “Risk Factors,” all of which are difficult to predict and many of which are beyond Apergy’s control. Apergy cannot provide any assurance that the assumptions underlying the Apergy Projections will be realized.

Many of the assumptions reflected in the Apergy Projections are subject to change and the Apergy Projections do not reflect revised prospects for Apergy’s or ChampionX’s business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such financial information was prepared. Apergy has not publicly updated and does not intend to publicly update or otherwise revise the Apergy Projections. There can be no assurance that the results reflected in the Apergy Projections will be realized or that actual results will not materially vary from the Apergy Projections. In addition, the Apergy Projections cover multiple years and such information by its nature becomes less predictive with each successive year. Therefore, the Apergy Projections included in this proxy statement should not be relied on as necessarily predictive of actual future events nor construed as financial guidance.

Stockholders are urged to review Apergy’s most recent SEC filings for a description of risk factors with respect to Apergy’s business. Stockholders should also read “Cautionary Statement Regarding Forward-Looking Statements” for additional information regarding the risks inherent in forward-looking information such as the Apergy Projections and “Where You Can Find Additional Information; Incorporation by Reference.”

The Apergy Projections were not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The Apergy Projections included in this document have been prepared by, and are the responsibility of, Apergy management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Apergy Projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this document relates to Apergy’s previously issued financial statements. It does not extend to the Apergy Projections and should not be read to do so.

The non-GAAP financial measures set forth above should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP, and non-GAAP financial measures such as those used in the Apergy Projections may not be comparable to similarly titled amounts used by other companies or persons. Non-GAAP financial measures should not be considered as alternatives to operating income or net income as measures of operating performance or cash flow or as measures of liquidity. Apergy is not providing a quantitative reconciliation of these forward-looking non-GAAP financial measures. In accordance with Item 10(e)(1)(i)(B) of Regulation S-K of the Securities Act of 1933, as amended, a quantitative reconciliation of a forward-looking non-GAAP financial measure is only required to the extent it is available without unreasonable efforts. Apergy does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation, or to quantify the probable significance of these items at this time. The adjustments required for any such reconciliation of Apergy’s (or ChampionX’s) forward-looking non-GAAP financial measures cannot be accurately forecast by Apergy, and therefore the reconciliation has been omitted. For the reasons described above, readers of this proxy statement are cautioned not to place undue, if any, reliance on the Apergy Projections. Apergy has not made any representation to Ecolab in the Merger Agreement concerning any of the Apergy Projections.

The Apergy Projections, and the information about the Apergy Projections set forth above, do not take into account or give effect to any transactions, circumstances or events occurring after the date they were prepared, including the Transactions, costs and expenses incurred or to be incurred in connection with the Transactions, any purchase accounting adjustments, any synergies expected to result from the Transactions or costs and expenses necessary to achieve anticipated synergies, or the effect of any failure of the Merger or the other Transactions to be consummated.

APERGY DOES NOT INTEND TO PUBLICLY UPDATE OR OTHERWISE REVISE THE ABOVE APERGY PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORECASTS ARE NOT REALIZED.

Ecolab ChampionX Projections

Ecolab also does not as a matter of course make public any long-term financial projections as to the future performance, earnings or other results of the ChampionX Business. However, in connection with the process leading to the signing of the Merger Agreement and the Separation Agreement, Ecolab management prepared certain non-public, internal financial projections for the ChampionX Business on a standalone basis for the calendar years ending December 31, 2019 through 2023, which were then provided to Apergy as part of Apergy’s due diligence review of the ChampionX Business and to Apergy’s financial advisors. We refer to these projections as the Ecolab ChampionX Projections.

A summary of the Ecolab ChampionX Projections has been provided below to provide recipients of this proxy statement with access to certain non-public unaudited prospective internal financial information that was furnished to the above-listed parties and considered by Apergy’s Board of Directors and Apergy’s financial advisors in connection with their respective financial analyses, and are not included in this proxy statement to influence any stockholder to make any investment or voting decision with respect to the Transactions or for any other purpose.

Ecolab ChampionX Projections

$ million	2019E	2020E	2021E	2022E	2023E
Revenue	$2,337	$2,452	$2,561	$2,676	$2,796
Adjusted EBITDA(1)	352	416	453	494	541
Depreciation & Amortization	—	202	204	207	210
Capex	—	(95)	(79)	(83)	(87)
Change in Working Capital	—	(27)	(31)	(33)	(34)
Other(2)	—	(28)	(20)	(20)	(20)

(1)

Adjusted EBITDA is a non-GAAP financial measure and is defined as net income, including noncontrolling interest, plus tax expense, plus interest, plus depreciation & amortization, plus special charges. Adjusted EBITDA includes non-cash stock-based compensation expenses.

(2)	“Other” includes change of deferred tax liabilities.

The Ecolab ChampionX Projections were prepared for the ChampionX Business on a standalone basis. Ecolab management assumed a 23% tax rate for purposes of the Ecolab ChampionX Projections.

The Ecolab ChampionX Projections are based on numerous variables and assumptions made by Ecolab management at the time prepared, including with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Ecolab and ChampionX.

The inclusion of information about the Ecolab ChampionX Projections in this proxy statement should not be regarded as an indication that Ecolab, Apergy or any other recipient of this information considered, or now considers, it necessarily predictive of actual future results or material information given the inherent risks and uncertainties associated with such forecasts.

The Ecolab ChampionX Projections are subjective in many respects and, thus, subject to interpretation. Although presented with numeric specificity, the Ecolab ChampionX Projections are forward-looking statements and reflect numerous estimates and assumptions with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to the ChampionX Business, including the factors listed under “Risk Factors,” all of which are difficult to predict and many of which are beyond Ecolab’s control. Ecolab cannot provide any assurance that the assumptions underlying the Ecolab ChampionX Projections will be realized.

Many of the assumptions reflected in the Ecolab ChampionX Projections are subject to change and the Ecolab ChampionX Projections do not reflect revised prospects for ChampionX’s business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such financial information was prepared. Ecolab has not publicly updated and does not intend to publicly update or otherwise revise the Ecolab ChampionX Projections. There can be no assurance that the results reflected in the Ecolab ChampionX Projections will be realized or that actual results will not materially vary from the Ecolab ChampionX Projections. In addition, the Ecolab ChampionX Projections cover multiple years and such information by its nature becomes less predictive with each successive year. Therefore, the Ecolab ChampionX Projections included in this proxy statement should not be relied on as necessarily predictive of actual future events nor construed as financial guidance.

Stockholders are urged to review Ecolab’s most recent SEC filings for a description of risk factors with respect to Ecolab’s business. Stockholders should also read “Cautionary Statement Regarding Forward-Looking Statements” for additional information regarding the risks inherent in forward-looking information such as the Ecolab ChampionX Projections and “Where You Can Find Additional Information; Incorporation by Reference.”

The Ecolab ChampionX Projections were not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The Ecolab ChampionX Projections included in this document have been prepared by, and are the responsibility of, Ecolab management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Ecolab ChampionX Projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP reports included and incorporated by reference in this document relate to ChampionX’s and Ecolab’s previously issued financial statements. The PricewaterhouseCoopers LLP reports do not extend to the Ecolab ChampionX Projections and should not be read to do so.

The non-GAAP financial measures set forth above should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP, and non-GAAP financial measures such as those used in the Ecolab ChampionX Projections may not be comparable to similarly titled amounts used by other companies or persons. Non-GAAP financial measures should not be considered as alternatives to operating income or net income as measures of operating performance or cash flow or as measures of liquidity. Ecolab is not providing a quantitative reconciliation of these forward-looking non-GAAP financial measures. In accordance with Item 10(e)(1)(i)(B) of Regulation S-K of the Securities Act of 1933, as amended, a quantitative reconciliation of a forward-looking non-GAAP financial measure is only required to the extent it is available without unreasonable efforts. Ecolab does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation, or to quantify the probable significance of these items at this time. The adjustments required for any such reconciliation of Ecolab’s forward-looking non-GAAP financial measures cannot be accurately forecast by Ecolab, and therefore the reconciliation has been omitted. For the reasons described above, readers of this proxy statement are cautioned not to place undue, if any, reliance on the Ecolab ChampionX Projections. Ecolab has not made any representation to Apergy in the Merger Agreement concerning any of the Ecolab ChampionX Projections.

The Ecolab ChampionX Projections, and the information about the Ecolab ChampionX Projections set forth above, do not take into account or give effect to any transactions, circumstances or events occurring after the date they were prepared, including the Transactions, costs and expenses incurred or to be incurred in connection with the Transactions, any purchase accounting adjustments, any synergies expected to result from the Transactions or costs and expenses necessary to achieve anticipated synergies, or the effect of any failure of the Merger or the other Transactions to be consummated.

ECOLAB DOES NOT INTEND TO PUBLICLY UPDATE OR OTHERWISE REVISE THE ABOVE ECOLAB CHAMPIONX PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORECASTS ARE NOT REALIZED.

Ownership of Apergy Following the Merger

Immediately after the closing of the Merger, ChampionX equityholders will own, in the aggregate, approximately 62% of the issued and outstanding Apergy common stock on a fully diluted basis and Apergy equityholders will own, in the aggregate, approximately 38% of the issued and outstanding Apergy common stock on a fully diluted basis.

Board of Directors and Executive Officers of Apergy Following the Merger; Operations Following the Merger

Immediately following the Merger, the Apergy Board of Directors will consist of nine directors: the seven current directors on the Apergy Board of Directors and two directors designated by Ecolab. One of the Ecolab board designees shall be appointed as a Class I director of Apergy, and the second of the Ecolab board designees shall be appointed as a Class II director of Apergy. Each of the directors designated by Ecolab must qualify as an independent director, as such term is defined in NYSE Rule 303A.02. The individuals to be designated by Ecolab have not yet been identified. The Merger Agreement provides that Apergy will take all actions reasonably necessary to ensure that the Apergy Board of Directors nominates, to the extent consistent with its fiduciary duties, each of the Ecolab director designees to serve a full new term on the Apergy Board of Directors following the expiration of such director’s class term, and that in the event that an Ecolab director designee is (i) unwilling or unable to serve from and after the closing of the Merger, (ii) unwilling or unable to serve at the time of the commencement of such new term or (iii) not nominated to serve such new term, then Ecolab shall designate a replacement, reasonably acceptable to the Governance and Nominating Committee of the Apergy Board of Directors, for such director prior to the closing of the Merger or the commencement of such new term, as applicable.

Each of Daniel W. Rabun, Mamatha Chamarthi, Kenneth M. Fisher, Gary P. Luquette, Stephen M. Todd, Stephen K. Wagner and Sivasankaran “Soma” Somasundaram will remain on the Apergy Board of Directors. Apergy’s current President and Chief Executive Officer, Sivasankaran “Soma” Somasundaram, and current Senior Vice President and Chief Financial Officer, Jay A. Nutt, will continue to serve Apergy in their current roles. Deric Bryant, current Executive Vice President & President of Ecolab’s ChampionX Business, is expected to serve as Chief Operating Officer of the combined company. Certain members of the ChampionX management team are expected to join the Apergy management team as well.

Following the Merger, the location of the headquarters and principal executive offices of Apergy and ChampionX will be Apergy’s executive offices in The Woodlands, Texas.

Interests of Certain Persons in the Transactions

Under applicable federal securities laws and the rules and regulations thereunder, we are required to disclose the financial interests that Apergy’s directors and executive officers have in the Transactions that may be different from, or in addition to, the interests of Apergy’s stockholders generally. Certain of Apergy’s executive officers have financial interests in the Transactions that may be different from, or in addition to, the interests of Apergy’s stockholders generally. The members of the Apergy Board of Directors were aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Transactions, including the Share Issuance and the Merger, and in recommending to Apergy’s stockholders that they vote to approve the Share Issuance. As of March 9, 2020, Apergy’s directors and executive officers beneficially owned approximately 0.59% of the outstanding shares of Apergy’s common stock.

Apergy Compensation and Benefit Plans

The consummation of the Transactions will constitute a “change of control” under certain of Apergy’s employee compensation and benefit plans, which will provide Apergy’s executive officers with the rights and benefits described below.

The amounts set forth in this section below, as well as in the tables in the section that immediately follows (which is entitled “Merger-Related Compensation for Apergy’s Named Executive Officers”), assume the following:

•

the closing of the Merger occurred on [●], 2020, the latest practicable date prior to the filing of the final proxy statement, which is the assumed date of the closing of the Merger solely for purposes of this section entitled “Apergy Compensation and Benefit Plans” and the section below entitled “Merger-Related Compensation for Apergy’s Named Executive Officers;”

•

the individual is terminated without “cause” or resigns for “good reason” (for purposes of this section, each a “qualifying termination” under the terms of the Equity Plan or the CIC Severance Plan, as applicable) immediately following the assumed closing of the Merger on [●], 2020; and

•

the price per share of Apergy common stock is $33.71, which is the average per-share closing price of Apergy common stock on the NYSE over the first five business days following the first public announcement of the Merger Agreement on December 19, 2019.

Each of Apergy’s current executive officers and Shankar Annamalai, who served as an executive officer until January 16, 2020 and remains with Apergy, hold equity awards under Apergy’s 2018 Equity and Cash Incentive Plan (the “Equity Plan”), which will continue in effect following the consummation of the Transactions. Under the terms of the Equity Plan, if a plan participant is terminated without “cause” or resigns for “good reason” (each as defined under the plan) within 18 months following a “change of control,” all equity awards will immediately vest (with any performance targets deemed to have been satisfied at target level). See the section below entitled “Merger-Related Compensation for Apergy’s Named Executive Officers” for an estimate of the amounts that would become payable to each of Apergy’s named executive officers in respect of their unvested equity awards. Based on the assumptions described above, the estimated aggregate amounts that would become payable to the two executive officers who are not named executive officers and Mr. Annamalai in respect of their unvested equity awards is as follows: unvested performance share awards — $696,887, and restricted stock units—$1,128,847.

Each of Apergy’s executive officers participate in Apergy’s Senior Executive Change-in-Control Severance Plan (the “CIC Severance Plan”). Under the terms of the CIC Severance Plan, if a participant is terminated without “cause” or resigns for “good reason” (as defined under the plan) within 18 months following a “change in control,” the participant is entitled to receive, subject to the participant’s timely execution of a general employment release: a lump sum payment equal to (1) 2 times the sum of (i) the participant’s annual base salary, and (ii) the participant’s target annual incentive bonus; and (2) the then premium cost of COBRA health continuation coverage for twelve months. Any payments that would constitute “parachute payments” under Section 280G of the Code will either be reduced to the extent necessary to avoid penalty taxes, or will be paid in full, whichever would result in net greater payments to the participant on an after-tax basis. See the section below entitled “Merger-Related Compensation for Apergy’s Named Executive Officers” for an estimate of the amounts that would become payable to each of Apergy’s named executive officers under the CIC Severance Plan. Based on the assumptions described above, it is estimated that an aggregate amount of $2,143,427 would become payable to Mr. Galloway and Ms. Thompson under the CIC Severance Plan.

Certain of Apergy’s executive officers participate in the Apergy USA, Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the terms of the Deferred Compensation Plan, upon a “change in control,” amounts held under the plan that were transferred from the legacy Dover pension replacement plan (and earnings thereon) will be paid to the participant in a single lump sum payment within 60 days following the change in control. All such amounts are previously vested. See the section below entitled “Merger-Related Compensation for Apergy’s Named Executive Officers” for an estimate of the amounts that would become payable to each of Apergy’s named executive officers under the Deferred Compensation Plan. Based on the assumptions described above, it is estimated that $100,932 would become payable to Mr. Galloway under the Deferred Compensation Plan.

Merger-Related Compensation for Apergy’s Named Executive Officers

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the estimated amounts of compensation and benefits that may become payable to Apergy’s named executive officers that is based on or otherwise relates to the Merger and that will or may become payable to the named executive officers at the closing of the Merger or on a qualifying termination of employment upon or following the consummation of the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the Merger-related compensation payable or that may become payable to the Apergy named executive officers.

The “named executive officers” of Apergy for the fiscal year 2019 are the following individuals:

•	Sivasankaran (“Soma”) Somasundaram—President & Chief Executive Officer

•	Jay A. Nutt—Senior Vice President and Chief Financial Officer

•	Julia Wright—Senior Vice President, General Counsel and Secretary

•	Paul E. Mahoney—President, Production & Automation Technologies

•	Syed (“Ali”) Raza—Senior Vice President and Chief Digital Officer

As described above, under the Equity Plan, the equity-based awards for the named executive officers (to the extent unvested) will vest on a “double-trigger” basis upon a qualifying termination of employment within 18 months following the Merger. Additionally, under the CIC Severance Plan, the named executive officers are entitled to enhanced severance benefits in the event of a qualifying termination of such individual’s employment within the 18 months following the Merger. Certain of the named executive officers will also be paid vested amounts held under the Deferred Compensation Plan that were transferred from the legacy Dover pension replacement plan (and earnings thereon) in a single lump sum payment within 60 days following the Merger.

The amounts reported in the table below are estimates based on multiple assumptions, including the assumptions stated in the previous section entitled “Apergy Compensation and Benefit Plans”, and do not reflect compensation actions that may occur following the filing of this proxy statement. As a result, the actual amounts, if any, that may be paid or become payable to any Apergy named executive officer may differ materially from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/Benefits ($)(4)	Total ($)
Sivasankaran Somasundaram	$3,120,000	$6642,623	$1,615,112	$20,316	$12,653,198
Jay A. Nutt	$1,697,500	$1,659,105	0	$17,268	$3,373,873
Julia Wright	$1,349,800	$1,086,608	0	$6,466	$2,442,874
Paul E. Mahoney	$1,489,200	$1,185,918	$76,553	$20,316	$3,246,140
Syed Raza	$1,164,800	$724,023	$0	$20,316	$1,909,139

(1)

The amounts listed reflect “double-trigger” lump sum cash payments payable to each of the named executive officers on a qualifying termination occurring within 18 months after the closing of the Merger under the CIC Severance Plan. These estimated double-trigger cash severance payments consist of 2 times the sum of (i) the participant’s annual base salary, and (ii) the participant’s target annual incentive bonus. Such components of the severance cash amount listed in the table above for each of the named executive officers are as follows: (1) Sivasankaran Somasundaram: 2 times base salary: $1,560,000, 2 times annual incentive bonus: $1,560,000; (2) Jay A. Nutt: 2 times base salary: $970,000, 2 times annual incentive bonus: $727,500; (3) Julia Wright: 2 times base salary: $794,000, 2 times annual incentive bonus: $555,800; (4) Paul E. Mahoney: 2 times base salary: $876,000, 2 times annual incentive bonus: $613,200; and (5) Syed Raza: 2 times base salary: $728,000, 2 times annual incentive bonus: $436,800. These amounts will not be paid if the named executive officer does not experience a qualifying termination of employment within 18 months after the closing of the Merger.

(2)

The amounts listed reflect the value of the “double-trigger” vesting of unvested performance share awards and restricted stock units upon a qualifying termination of employment within 18 months following the closing of the Merger. For Apergy performance share awards, the amounts reflect vesting at target performance levels. The value of the double-trigger vesting to which the named executive officers would be entitled upon a qualifying termination within 18 months following the closing of the Merger in connection with each of their performance share awards and restricted stock units is as follows: (1) Sivasankaran Somasundaram: performance share awards: $2,596,580, restricted stock units: $4,046,043; (2) Jay A. Nutt: performance share awards: $612,275, restricted stock units: $1,046,830; (3) Julia Wright: performance share awards: $422,049, restricted stock units: $664,559; (4) Paul E. Mahoney: performance share awards: $443,320, restricted stock units: $742,560; and (5) Syed Raza: performance share awards: $263,882, restricted stock units: $460,142. A named executive officer will only receive the value of this accelerated vesting if he or she experiences a qualifying termination of employment within 18 months after the closing of the Merger.
(3)

For Sivasankaran Somasundaram and Paul E. Mahoney, the amounts reflect the lump sum payment of amounts held under the Deferred Compensation Plan that were transferred from the legacy Dover pension replacement plan (and earnings thereon), which are payable within 60 days following the closing of the Merger. All such amounts are previously vested.

(4)

The amounts reflect the estimated value of the payment of the premium costs of applicable COBRA health continuation coverage for twelve months to which each named executive officer is entitled under the CIC Severance Plan. Such payments are double-trigger and are paid in a lump sum upon qualifying terminations that occur within 18 months after the closing of the Merger. These payments will not be made if the named executive officer does not experience a qualifying termination of employment within 18 months after the closing of the Merger.

Regulatory Approvals

HSR

Each party to the Merger Agreement has agreed to make its respective filings under the HSR Act within ten business days of the execution of the Merger Agreement and, to promptly make any other filings required or advisable under any foreign competition laws with respect to the transactions contemplated by the Merger Agreement and to supply the appropriate governmental authorities any additional information and documentary material that may be requested pursuant to the HSR Act and such other laws as promptly as practicable. The parties have agreed to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of approvals under other applicable competition laws as soon as practicable. Apergy and Ecolab filed the requisite notification and report forms on January 3, 2020 and the parties were granted early termination of the waiting period under the HSR Act on January 13, 2020.

Foreign Regulatory Approvals

Each party to the Merger Agreement has agreed to promptly make any filings required or advisable under any foreign competition laws with respect to the transactions contemplated by the Merger Agreement and to supply the appropriate governmental authorities any additional information and documentary material that may be requested pursuant to competition laws as promptly as practicable.

Additionally, Apergy and Ecolab have agreed to seek regulatory approvals in Canada, Azerbaijan, Nigeria, Kazakhstan, Saudi Arabia, Mexico and Russia. Approval in these jurisdictions is a condition to closing the Merger.

Federal Securities Law Consequences; Resale Restrictions

Apergy common stock issued in the Merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Ecolab stockholder who may be deemed to be an “affiliate” of ChampionX for purposes of Rule 145 under the Securities Act.

In connection with the Distribution, Ecolab may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Accounting Treatment of the Merger

Accounting Standards Codification Topic 805, Business Combinations, or ASC 805, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify both the accounting acquiree and the accounting acquirer. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the interests (Apergy in this case) is generally the accounting acquirer; however, all pertinent facts and circumstances must be considered, including the following additional considerations:

•

The composition of the governing body of the combined company: from the effective time of the Merger, the combined company will operate under the oversight of the Board of Directors which consists of nine members (the current seven Apergy directors and two additional members that will be nominated by Ecolab). The combined company’s Board of Directors will be headed by Apergy’s current Chairman and will continue to be a classified board with three classes of directors until Apergy’s Annual Meeting of Stockholders held in 2022, in accordance with Apergy’s organizational documents. In 2020, two members will be up for reelection, and in 2021, four members will be up for re-election (per the terms of the Merger Agreement, one director nominated by Ecolab will be up for re-election in 2021).

•

The composition of the senior management of the combined company: Apergy expects that existing Apergy management will hold the majority of the key executive positions including the Chief Executive Officer and the Chief Financial Officer.

Apergy’s management has determined that Apergy represents the accounting acquirer in this combination based on an analysis of the criteria outlined in ASC 805 and the facts and circumstances specific to this transaction. As a result, Apergy will record the business combination in its financial statements and will apply the acquisition method to account for the acquired assets and assumed liabilities of the ChampionX Business upon consummation of the Merger. Applying the acquisition method includes recording the identifiable assets acquired and liabilities assumed at their fair values, and recording goodwill for the excess of the purchase price over the aggregate fair value of the identifiable assets acquired and liabilities assumed.

Rights of Appraisal

None of Apergy’s, Ecolab’s or ChampionX’s stockholders will be entitled to exercise appraisal or dissenters’ rights under the DGCL in connection with the Separation, the Distribution (including with respect to the Exchange Offer, or if not fully subscribed, the clean-up spin-off, if it is terminated by Ecolab without the exchange of shares, the distribution to holders of Ecolab common stock) or the Merger.

THE TRANSACTION AGREEMENTS

The Merger Agreement

The following is a summary of the material provisions of the Merger Agreement. The summary is qualified in its entirety by the Merger Agreement, which is incorporated by reference in this proxy statement. Stockholders of Apergy are urged to read the Merger Agreement in its entirety. This summary of the Merger Agreement has been included to provide Apergy stockholders with information regarding its terms. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information included in this proxy statement. This summary is not intended to provide any other factual information about Apergy, Merger Sub, Ecolab or ChampionX. Information about Apergy, Merger Sub, Ecolab and ChampionX can be found elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement.

The Merger Agreement contains representations and warranties of Apergy and Merger Sub that are solely for the benefit of Ecolab and ChampionX and representations and warranties of Ecolab and ChampionX that are solely for the benefit of Apergy and Merger Sub. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement as of a specified date. Moreover, the representations and warranties in the Merger Agreement were made solely for the benefit of the other parties to the Merger Agreement and were used for the purpose of allocating risk among the respective parties. Therefore, stockholders should not treat them as categorical statements of fact. Moreover, these representations and warranties may apply standards of materiality in a way that is different from what may be material to stockholders and were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement and are subject to more recent developments. Accordingly, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, and stockholders should read the representations and warranties in the Merger Agreement not in isolation but only in conjunction with the other information about Apergy and Ecolab and their subsidiaries that the respective companies include in this proxy statement and in other reports and statements they file with the SEC.

The Merger

Under the Merger Agreement and in accordance with the DGCL, at the effective time of the Merger, Merger Sub will merge with and into ChampionX. As a result of the Merger, the separate corporate existence of Merger Sub will terminate, and ChampionX will continue as the surviving corporation as a wholly owned subsidiary of Apergy. In accordance with the DGCL, ChampionX will succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub. The certificate of incorporation of ChampionX in effect immediately prior to the Merger will be amended and restated in its entirety to read as set forth on Exhibit B to the Merger Agreement, and, as so amended and restated, will be the certificate of incorporation of ChampionX following completion of the Merger. Further, Apergy will take such action necessary to change the bylaws of Merger Sub, as in effect immediately prior to the effective time, to be the bylaws of the surviving corporation, except as to the name of the surviving corporation, which shall be “ChampionX Holding Inc.”

Under the terms of the Merger Agreement, the directors and officers of Merger Sub before the Merger will be the initial directors and officers of ChampionX after the Merger.

Closing; Effective Time

Under the terms of the Merger Agreement, the closing of the Merger will take place no later than the second business day after all conditions precedent to the Merger (other than those that are to be satisfied or, where permissible under applicable law, waived at the closing, but subject to the satisfaction or waiver of each of those conditions at closing) have been satisfied or, where permissible under applicable law, waived, or such other date and time as the parties may mutually agree. Under the Separation Agreement, the Distribution will occur shortly prior to the closing of the Merger.

At the closing of the Merger, ChampionX will file a certificate of merger with the Secretary of State of the State of Delaware to effect the Merger. The Merger will become effective at the time of filing of the certificate of merger or at such later time as Ecolab and Apergy agree and specify in the certificate of merger.

Merger Consideration

The Merger Agreement provides that, at the effective time of the Merger, each issued and outstanding share of ChampionX common stock (except for shares of ChampionX common stock held by ChampionX, which shares will be canceled and cease to exist, and no consideration will be delivered in exchange therefor) will be converted into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of Apergy common stock equal to the Merger Exchange Ratio. The Merger Exchange Ratio is calculated under the Merger Agreement such that immediately following the Merger, ChampionX equityholders will own, in the aggregate, approximately 62% of the issued and outstanding Apergy common stock on a fully diluted basis and Apergy equityholders will own, in the aggregate, approximately 38% of the issued and outstanding Apergy common stock on a fully diluted basis. Apergy currently expects to issue approximately 127.4 million shares of Apergy common stock to ChampionX equityholders in connection with the Merger. No fractional shares of Apergy common stock will be issued pursuant to the Merger. All fractional shares of Apergy common stock a ChampionX stockholder would otherwise be entitled to receive as a result of the Merger will be paid in cash the dollar amount (rounded to the nearest whole cent), after deducting any required withholding taxes, on a pro rata basis, without interest, determined by multiplying such fraction by the closing price of a share of Apergy common stock on the NYSE on the last business day prior to the date on which the Merger becomes effective.

Distribution of Merger Consideration

At or prior to the effective time of the Merger, Apergy will deposit with the Exchange Offer agent appointed by Ecolab and reasonably acceptable to Apergy, shares of Apergy common stock in book-entry form issuable in connection with the Merger. At the effective time of the Merger, all issued and outstanding shares of ChampionX common stock except for shares of ChampionX common stock held by ChampionX, which shares will be canceled and cease to exist, and no consideration will be delivered in exchange therefor) will be automatically converted into the right to receive shares of Apergy common stock as described above under “—Merger Consideration.” Promptly after the effective time of the Merger, the Exchange Offer agent will distribute to Ecolab stockholders entitled to receive shares of ChampionX common stock in connection with the Distribution, a notice of the effectiveness of the Merger, and the number of whole shares of Apergy common stock that such stockholder has the right to receive in connection with the Merger. See “—Distributions With Respect to Shares of Apergy Common Stock After the Effective Time” below for a discussion of other distributions with respect to shares of Apergy common stock.

Treatment of Ecolab Equity Awards

The treatment of Ecolab Options, Ecolab Restricted Stock Units and Ecolab Performance Based Restricted Stock Units held by ChampionX Employees in the Transactions is set forth in the Employee Matters Agreement. See “Additional Agreements relating to the Separation, the Distribution and the Merger—Employee Matters Agreement” beginning on page 165.

Distributions With Respect to Shares of Apergy Common Stock After the Effective Time

No dividends or other distributions with respect to Apergy common stock declared or made after the effective time of the Merger will be paid or otherwise delivered with respect to any shares of Apergy common stock that cannot be distributed promptly after the effective time of the Merger, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of applicable laws, following the distribution of any previously undistributed shares of Apergy common stock that are able to be distributed promptly following the effective time of the Merger, the following amounts will be paid to the record holder of such shares of Apergy common stock, without interest: (i) the amount of cash payable in lieu of fractional shares of Apergy common stock that such record holder of such shares of Apergy common stock is entitled to receive pursuant to the Merger Agreement and (ii) the amount of dividends or other distributions with a record date after the effective time of the Merger paid with respect to such whole shares of Apergy common stock.

Termination of Exchange Fund

Any portion of the shares of Apergy common stock and amounts deposited with the Exchange Offer agent under the Merger Agreement that remains undistributed to the ChampionX stockholders entitled to receive shares of ChampionX common stock in the Distribution on the one-year anniversary of the effective time of the Merger will be delivered to Apergy, and any Ecolab stockholders entitled to receive shares of ChampionX common stock in the Distribution who have not received shares of Apergy common stock as described above may thereafter look only to Apergy for payment of the shares of Apergy common stock as merger consideration under the Merger Agreement, cash in lieu of fractional shares with respect to Apergy common stock or any dividends or distributions, in each case without interest thereon.

Post-Closing Apergy Board of Directors and Officers

The Merger Agreement provides that Ecolab and Apergy will take all actions necessary to cause, from the effective time of the Merger, two individuals designated by Ecolab, who we refer to as the Ecolab board designees, to be appointed to the Apergy Board of Directors. One of the Ecolab board designees shall be appointed as a Class I director and the second of the Ecolab board designees shall be appointed as a Class II director. Further, Apergy shall take all actions reasonably necessary to ensure that the Apergy Board of Directors nominates, to the extent consistent with its fiduciary duties, each of the two Ecolab board designees to serve a full new term on the Apergy Board of Directors immediately following the expiration of such director’s class term. The Ecolab board designees have not yet been confirmed.

Apergy’s current President and Chief Executive Officer, Sivasankaran Somasundaram, and current Senior Vice President and Chief Financial Officer, Jay A. Nutt, will continue in their roles. Deric Bryant, current Executive Vice President & President of Ecolab’s ChampionX Business, is expected to serve as Chief Operating Officer of the combined company. Certain members of the ChampionX management team are expected to join the Apergy management team as well.

Stockholders’ Meeting

Under the terms of the Merger Agreement, Apergy is required to, as promptly as reasonably practicable following the date on which the SEC has cleared the effectiveness of this proxy statement, call, give notice of and hold a meeting of its stockholders for the purpose of voting upon the Share Issuance Proposal.

Representations and Warranties

In the Merger Agreement, each of Apergy and Merger Sub has made representations and warranties to Ecolab and ChampionX relating to Apergy, Merger Sub and their business, and each of Ecolab and ChampionX has made representations and warranties to Apergy and Merger Sub relating to Ecolab, ChampionX and the ChampionX Business each relating to, among other things:

•	organization, good standing and qualification;

•	authority to enter into the Merger Agreement and the Transaction Documents;

•	absence of conflicts with or violations of governance documents, other obligations or laws;

•	capital structure;

•	subsidiaries;

•	financial statements and the absence of undisclosed liabilities;

•	absence of certain changes or events;

•	interests in real property and leaseholds;

•	intellectual property, information technology and data security matters;

•	material contracts;

•	compliance with certain legal requirements;

•	governmental consents and approvals;

•	tax matters;

•	employee benefit matters and labor matters;

•	environmental matters;

•	legal proceedings and orders;

•	payment of fees to brokers or finders in connection with the Transactions; and

•	certain financing arrangements in connection with the Transactions.

Apergy and Merger Sub also made representations and warranties to Ecolab and ChampionX relating to certain SEC filings, the required vote of Apergy stockholders on the Share Issuance contemplated by the Merger Agreement, the formation and operation of Merger Sub, solvency, the absence of any stockholder rights plan, anti-takeover plan or other similar device of Apergy in effect and the receipt by the Apergy Board of Directors of certain specified opinions of Apergy’s financial advisors. Ecolab also made representations and warranties to Apergy relating to the sufficiency of assets to be transferred to ChampionX in connection with the Separation as well as the relationships between the ChampionX Business and Ecolab and any obligations between ChampionX and Ecolab following the closing of the Merger.

Many of the representations and warranties contained in the Merger Agreement are subject to a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on Apergy, Ecolab or ChampionX, as applicable), knowledge qualifications, or both, and none of the representations and warranties will survive the effective time of the Merger. The Merger Agreement does not contain any post-closing indemnification obligations with respect to these matters.

Under the Merger Agreement, a material adverse effect means, with respect to Apergy, any effect, change, development, event or circumstance that (a) has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Apergy and its subsidiaries, taken as a whole (subject to certain carve-outs) and, (b) would prevent or materially impair Apergy from complying with its obligations under the Merger Agreement or consummating the Transactions, and with respect to ChampionX, any effect, change, development, event or circumstance that (a) has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of the ChampionX Business taken as a whole (subject to certain carve-outs) or (b) would prevent or materially impair Ecolab from complying with its obligations under the Merger Agreement or consummating the Transactions. However, with respect to both Apergy and Ecolab, with respect to the ChampionX Business, none of the following, either alone or in combination, will be deemed either to constitute, or be taken into account in determining whether there is, a material adverse effect:

•

conditions generally affecting the industries in which Apergy, or the ChampionX Business, as applicable, compete or the U.S. or global economy as a whole (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events);

•	general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events);

•	changes in the trading price or trading volume of Apergy or Ecolab common stock;

•	changes in GAAP (or any interpretations of GAAP) or legal requirements applicable to Apergy or any of its subsidiaries, or the ChampionX Business;

•

the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself;

•	any stockholder or derivative litigation arising from or relating to the Merger Agreement or the Transactions, and with respect to solely Ecolab, the Separation Agreement; and

•

effects, changes, developments, events or circumstances resulting directly from the announcement or pendency of the Merger Agreement or the Transactions, including with respect to the loss of employees, suppliers, or customers.

Notwithstanding the foregoing, none of the categories of exclusions described in the first, second or fourth bullets above will apply to the extent that such effect, change, development, event or circumstance has a disproportionate effect on Apergy’s and its subsidiaries’ business, taken as a whole, or the ChampionX Business, taken as a whole, relative to other companies in the industries in which they operate.

Conduct of Business Pending the Merger

Each of the parties to the Merger Agreement has undertaken to comply with customary covenants in the Merger Agreement that place restrictions on it and its subsidiaries until the effective time of the Merger. In general, each of Apergy and Ecolab (with respect to ChampionX and the ChampionX Business) has agreed that, prior to the effective time of the Merger, except as contemplated by the Merger Agreement (or the Separation Agreement or other Transaction Documents with respect to Ecolab), required by applicable law or consented to by the other party thereto (which consent may not be unreasonably withheld, conditioned or delayed), subject to certain agreed exceptions, it will conduct its business in the ordinary course in all material respects.

In addition, Apergy has agreed that, prior to the effective time of the Merger, except as contemplated by the Merger Agreement, required by applicable law, or consented to by Ecolab (which consent may not be unreasonably withheld, conditioned or delayed), subject to certain agreed exceptions set forth in Apergy’s confidential disclosure letter delivered to Ecolab in connection with the Merger Agreement, Apergy will not, and will ensure that its subsidiaries will not, take any of the following actions:

•

declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except with respect to either (A) dividends or distributions between or among any of Apergy and its subsidiaries to the extent consistent with past practices, or (B) in connection with the exercise, vesting and settlement, as applicable, of Apergy equity awards in accordance with their terms;

•

sell, issue, grant, authorize the sale, issuance or grant of, or publicly announce its intention to sell, issue, or grant: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that Apergy may issue shares of Apergy common stock upon the exercise, vesting and settlement, as applicable, of Apergy equity awards in accordance with their terms);

•

with respect to any Apergy equity awards, except as otherwise required by the terms of any Apergy employee plan as in effect on the date of the Merger Agreement, (A) amend or waive any of its rights under, or accelerate the vesting under, any provision of the Apergy employee plans; (B) amend any provision of any agreement evidencing any outstanding Apergy equity award; or (C) otherwise modify any of the terms of any outstanding Apergy equity award, warrant or other security or any related contract;

•

amend or permit the adoption of any amendment to its certificate of incorporation, bylaws, certificate of formation, limited liability company operating agreement, or other charter or organizational documents to the extent reasonably likely to adversely affect the Transactions;

•

(A) abandon, sell, assign or grant any security interest in, to or under certain registered intellectual property of Apergy, which we refer to as the Apergy material registered intellectual property, including failing to perform or cause to be performed all filings, recordings and other acts, or to pay or cause to be paid all required fees and taxes, to maintain and protect its interest in such Apergy material registered intellectual property; or (B) grant to any third party any license, or enter into any covenant not to sue, with respect to such Apergy material registered intellectual property, in each case, except for non-exclusive licenses granted to customers, suppliers, distributors or vendors in the ordinary course of business and consistent with past practice;

•

make or commit to make any capital expenditure outside the ordinary course of business, except that Apergy and its subsidiaries may make any capital expenditure that: (A) is provided for in Apergy’s capital expense budget that was delivered to Ecolab prior to the date of the Merger Agreement, or (B) when added to all other capital expenditures made on behalf of all of Apergy and its subsidiaries since the date of the Merger Agreement but not provided for in Apergy’s capital expense budget delivered to Ecolab prior to the date of the Merger Agreement, does not exceed 2.5% of the capital expense budget in the aggregate per calendar quarter);

•

other than in the ordinary course of business amend in any material respect (other than an extension), terminate, or waive any material right or remedy under, certain contracts that are material to Apergy and its subsidiaries (taken as a whole), other than termination thereof upon the expiration of any such contract in accordance with its terms or upon a material breach thereof by the counterparty thereto;

•

except as required by the terms of any Apergy employee plan in effect as of the date of the Merger Agreement, (A) increase the compensation or benefits provided to any current officer or other employee, or any individual who is a current independent contractor, consultant or director, of or to Apergy or its subsidiaries (each, an “Apergy Associate”), other than base salary increases in the ordinary course of business consistent with past practice for those employees with annual base salary not in excess of $250,000, (B) grant or provide any change in control, severance, termination retention or similar payments or benefits to any Apergy Associate (including any obligation to gross up, indemnify or otherwise reimburse any such individual for any tax incurred by any such individual, including under Section 409A or 4999 of the Code), (C) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any Apergy Associate, (D) establish, adopt, enter into, terminate or amend any Apergy employee plan or establish, adopt or enter into any plan, agreement, program, policy or other arrangement that would be an Apergy employee plan if it were in existence as of the date of the Merger Agreement, subject to certain limited exceptions, including where such establishment, adoption, entering into, termination or amendment is not targeted to Apergy Associates, (E) hire any officer, employee or individual independent contractor of Apergy or any of its subsidiaries whose annual base pay or fee exceeds $250,000, or (F) terminate the employment of any Apergy Associate whose annual base pay or fee exceeds $250,000 other than for cause;

•

enter into, amend, extend, or modify any collective bargaining agreement or other contract with a labor organization, employee representative or works council representing any Apergy employees, except in the ordinary course of business and consistent with past practice and as does not materially modify existing terms and conditions or materially increase existing payments or benefits;

•

acquire any equity interest or other interest in any other entity, or acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person, other than (in each case): (A) assets acquired, leased, licensed or disposed of by Apergy and its subsidiaries in the ordinary course of business, (B) assets that are immaterial to the business of Apergy and its subsidiaries, (C) sales of inventory or other assets in the ordinary course of business, (D) acquisitions for cash consideration that does not exceed $10 million in the aggregate, or (E) assets permitted to be acquired pursuant to the Merger Agreement;

•

make any pledge of any material assets of Apergy or permit any material assets of Apergy to become subject to encumbrances, other than certain permitted encumbrances that will be released prior to or at the effective time of the Merger;

•

lend money to any person (other than routine travel and business expense advances made to directors, employees or independent contractors in the ordinary course of business), or incur or guarantee any Indebtedness in excess of $5 million in the aggregate (other than revolving borrowings under the Apergy Credit Agreement in the ordinary course of business);

•	other as required by changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any material respect;

•

except as permitted pursuant to certain provisions of the Merger Agreement, settle any legal proceeding or other material claim in excess of $2.5 million or as would otherwise be material to Apergy and its subsidiaries, taken as a whole;

•

other than in the ordinary course of business and consistent with past practice, (A) make any change (or file any such change) in any method of tax accounting, (B) make, change or rescind any tax election, (C) settle or compromise any tax liability or consent to any claim or assessment relating to taxes, (D) file any amended income or other material tax return or claim for refund, (E) enter into any closing agreement relating to taxes, or (F) waive or extend the statute of limitations in respect of taxes; in each case, to the extent that doing so could reasonably be expected to result in a material incremental cost to any of Apergy and its subsidiaries; or

•	enter into any contract, including a written or oral agreement or an undertaking of any nature, to do any of the actions described in the bullets above.

Ecolab has additionally agreed that, prior to the effective time of the Merger, except as contemplated by the Merger Agreement, the Separation Agreement, or the other Transaction Documents, required by applicable law or consented to by Apergy (which consent may not be unreasonably withheld, conditioned or delayed), subject to certain agreed exceptions set forth in Ecolab’s confidential disclosure letter delivered to Apergy in connection with the Merger Agreement, Ecolab will not, and will ensure that its subsidiaries will not, to the extent solely relating to the ChampionX Business, take any of the following actions:

•

sell, issue, grant, authorize the sale, issuance or grant of, or publicly announce its intention to sell, issue, or grant: (A) any capital stock or other security to any current or former officer or other employee, or any individual who is a current or former independent contractor, consultant or director, of or to Ecolab or any of its subsidiaries (with respect to the ChampionX Business) or of ChampionX or any of its subsidiaries (each, a “ChampionX Associate”); (B) any option, call, warrant or right to acquire any capital stock or other security to any ChampionX Associate; or (C) any instrument convertible into or exchangeable for any capital stock or other security to any ChampionX Associate, in each case, which would constitute Ecolab equity awards (except that Ecolab may issue shares of Ecolab common stock upon the exercise, vesting and settlement, as applicable, of Ecolab equity awards outstanding as of the date of the Merger Agreement or granted in accordance with the terms of the Merger Agreement in accordance with their terms);

•

with respect to any Ecolab equity awards to ChampionX Associates, except as otherwise required by the terms of any Ecolab employee plan as in effect on the date of the Merger Agreement or the Employee Matters Agreement, (A) amend or waive any of its rights under, or accelerate the vesting under, any provision of the Ecolab employee plans; (B) amend any provision of any agreement evidencing any outstanding Ecolab equity award; or (C) otherwise modify any of the terms of any outstanding Ecolab equity award, warrant or other security or any related contract;

•

amend or permit the adoption of any amendment to the certificate of incorporation, bylaws, certificate of formation, limited liability company operating agreement, or other charter or organizational documents of ChampionX and its subsidiaries to the extent reasonably likely to adversely affect the Transactions;

•

make or commit to make any capital expenditure outside the ordinary course of business, except that the ChampionX Business may make any capital expenditure that: (A) is provided for in the ChampionX Business’ capital expense budget delivered to Apergy prior to the date of the Merger Agreement; or (B) when added to all other capital expenditures made on behalf of Ecolab or any of its subsidiaries with respect to the ChampionX Business since the date of the Merger Agreement but not provided for in the ChampionX Business’ capital expense budget delivered to Apergy prior to the date of the Merger Agreement, does not exceed an amount equal to 2.5% of the capital expense budget in the aggregate per calendar quarter);

•

other than in the ordinary course of business, amend in any material respect (other than an extension), terminate, or waive any material right or remedy under, certain contracts that are material to the ChampionX Business, taken as a whole, other than termination thereof upon the expiration of any such contract in accordance with its terms or upon a material breach thereof by the counterparty thereto;

•

(A) abandon, sell, assign or grant any security interest in, to or under certain registered intellectual property of ChampionX, which we refer to as the ChampionX material registered intellectual property, including failing to perform or cause to be performed all necessary filings, recordings and other acts, or to pay or cause to be paid all required fees and taxes, to maintain and protect its interest in such ChampionX material registered intellectual property; or (B) grant to any third party any license, or enter into any covenant not to sue, with respect to such ChampionX material registered intellectual property, in each case, except for licenses and covenants not to sue granted to customers, suppliers, distributors or vendors in the ordinary course of business and consistent with past practice;

•

except as required by the terms of an Ecolab employee plan under which Apergy, ChampionX or its subsidiaries has or may have liability on or following the effective time of the Merger, or the terms of which serve as the basis for the provision of benefits to ChampionX Associates after the date of consummation of the Merger (each, a “ChampionX Plan”) in effect as of the date of the Merger Agreement or the Employee Matters Agreement, (A) increase the compensation or benefits provided to any ChampionX Associate other than base salary increases in the ordinary course of business consistent with past practice for those employees with annual base salary not in excess of $250,000, (B) grant or provide any change in control, severance, termination retention or similar payments or benefits (including any obligation to gross up, indemnify or otherwise reimburse any such individual for any tax incurred by any such individual, including under Section 409A or 4999 of the Internal Revenue Code) or any equity or equity-based awards to any ChampionX Associate, (C) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any ChampionX Associate, (D) establish, adopt, enter into, terminate or amend any ChampionX Plan or establish, adopt or enter into any plan, agreement, program, policy or other arrangement that would be a ChampionX Plan if it were in existence as of the date of the Merger Agreement, subject to certain limited exceptions, including where such establishment, adoption, entering into or termination or amendment is not targeted to and has a substantially similar effect on ChampionX Associates relative to other employees and service providers of Ecolab and its subsidiaries, (E) hire any officer, employee or individual independent contractor of ChampionX or its subsidiaries whose annual base pay or fee exceeds $250,000, or (F) terminate the employment of any ChampionX Associate whose annual base pay or fee exceeds $250,000 other than for cause;

•

enter into, amend, extend, or modify any collective bargaining agreement or other contract with a labor organization, employee representative or works council representing any ChampionX Employees, except in the ordinary course of business and consistent with past practice and as does not materially modify existing terms and conditions or materially increase existing payments or benefits;

•

acquire any equity interest or other interest in any other entity, or acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person other than (in each case): (A) assets acquired, leased, licensed or disposed of by the ChampionX Business in the ordinary course of business; (B) assets that are immaterial to the ChampionX Business; (C) sales of inventory or other assets in the ordinary course of business; (D) acquisitions for cash consideration that does not exceed $10 million in the aggregate; or (E) assets permitted to be acquired pursuant to the Merger Agreement;

•

make any pledge of any material assets of ChampionX or permit the material assets of ChampionX to become subject to encumbrances, other than certain permitted encumbrances that will be released prior to or at the effective time of the Merger;

•

incur any indebtedness outstanding in excess of $5 million in the aggregate at any given time, other than (x) indebtedness incurred in connection with working capital borrowings, overdraft facilities and letter of credit facilities or similar obligations in the ordinary course of business, (y) indebtedness incurred in connection with the financing arrangements for the Transactions (see “Additional Agreements Related to the Separation, the Distribution and the Merger—ChampionX Credit Facility” beginning on page 164) and (z) intercompany indebtedness (i) owed to Ecolab or any of its wholly owned Subsidiaries (other than ChampionX and its subsidiaries), solely to the extent such intercompany indebtedness will be extinguished at or prior to the closing of the Merger or (ii) owed by one of ChampionX and its subsidiaries to another of ChampionX and its subsidiaries;

•

lend money to any person, other than (i) routine travel and business expense advances made to directors, employees or independent contractors in the ordinary course of business or (ii) loans to Ecolab of any of its wholly owned subsidiaries;

•

other than (A) changes made by Ecolab with respect to both the ChampionX Business and the businesses of Ecolab other than the ChampionX Business, which we refer to collectively as the Ecolab retained business (see “The Transaction Agreements—The Separation Agreement,” beginning on page 158) or (B) as required by changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any material respect;

•

except as permitted pursuant to the Merger Agreement, settle any legal proceeding or other material claim in excess of $2.5 million or as would otherwise be material to the ChampionX Business, taken as a whole;

•

other than in the ordinary course of business and consistent with past practice, (A) make any change (or file any such change) in any method of tax accounting, (B) make, change or rescind any tax election, (C) settle or compromise any tax liability or consent to any claim or assessment relating to taxes, (D) file any amended income or other material tax return or claim for refund, (E) enter into any closing agreement relating to taxes, or (F) waive or extend the statute of limitations in respect of taxes; in each case, to the extent that doing so could reasonably be expected to result in a material incremental cost to any of ChampionX and its subsidiaries after the consummation of the Merger;

•

write down the value of inventory or write-off as uncollectible any accounts receivable, except for immaterial write-downs and write-offs consistent with past practice in the ordinary course of business;

•

take actions to accelerate the payment of accounts receivable (by, for example, shortening payment terms or providing incentives for early payment), or delay the payments on accounts payable in a manner inconsistent with past practice in the ordinary course of business; or

•	enter into any contract, including a written or oral agreement or an undertaking of any nature, to do any of the actions described in the bullets above.

Tax Matters

The Merger Agreement contains certain additional representations, warranties and covenants relating to the preservation of the intended tax treatment of the Transactions. Additional representations, warranties and covenants relating to the intended tax treatment of the Transactions are also contained in the Tax Matters Agreement. Indemnification for taxes generally is governed by the terms, provisions and procedures described in the Tax Matters Agreement. See “Additional Agreements Related to the Separation, the Distribution and the Merger—Tax Matters Agreement” beginning on page 170.

SEC Filings

Apergy has agreed to prepare a registration statement with respect to the Share Issuance and Ecolab and ChampionX have agreed to prepare a registration statement in connection with the Distribution. Apergy, Ecolab and ChampionX have agreed to cooperate in the preparation of filings, and have agreed to use reasonable best efforts to have each filing declared effective by the SEC as promptly as practicable after being filed.

Apergy is required under the terms of the Merger Agreement to cause the mailing of this proxy statement to its stockholders as promptly as reasonably practicable after the SEC declares this proxy statement effective.

Regulatory Matters

The Merger Agreement provides that each party to the Merger Agreement will use reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to satisfy each of the conditions set forth in the Merger Agreement (see “The Transaction Agreements—The Merger Agreement—Conditions to the Merger” beginning on page 154), to consummate the Merger and make effective the other Transactions, in each case as promptly as is reasonably practicable after the date of the Merger Agreement but in any event so as to permit the closing of the Merger to occur prior to the End Date.

Antitrust Approvals

Each party to the Merger Agreement has agreed to make its respective filings under the HSR Act within ten business days of the execution of the Merger Agreement and, as promptly as practicable, to make any other filings required or advisable under any competition laws with respect to the transactions contemplated by the Merger Agreement and to supply the appropriate governmental authorities any additional information and documentary material that may be requested pursuant to the HSR Act and such other laws as promptly as practicable. Apergy and Ecolab filed the requisite notification and report forms on January 3, 2020 and the parties were granted early termination of the waiting period under the HSR Act on January 13, 2020.

In addition, Apergy has agreed to, and to cause its subsidiaries to, take all and any steps or undertakings necessary to resolve such objections, if any, or avoid or eliminate any impediment under any competition law that may be asserted by any governmental body with respect to the transactions contemplated by the Merger Agreement so as to enable the closing of the Merger to occur by the End Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of Apergy and its subsidiaries (including, for this purpose, from and after the closing of the Merger, ChampionX and its subsidiaries), (y) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of any of Apergy and its subsidiaries (including, for this purpose, from and after the closing of the Merger, ChampionX and its subsidiaries) and (z) otherwise taking or committing to take any action that would limit Apergy’s and its subsidiaries’ (including, for this purpose, from and after the closing of the Merger, ChampionX and its subsidiaries) freedom of action with respect to, or their ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of Apergy and its subsidiaries (including, for this purpose, from and after the closing of the Merger, ChampionX and its subsidiaries), in each case as may be required in order to obtain all expirations or terminations of waiting periods required under any competition law or to avoid the commencement of any action by a governmental body to prohibit the transactions contemplated by Merger Agreement under any competition law, or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or legal proceeding seeking to prohibit the transactions contemplated by the Merger Agreement or delay the closing of the Merger beyond the End Date. However, Apergy and its subsidiaries (including, for this purpose, from and after the closing of the Merger, ChampionX and its subsidiaries) will not be required to take any such action if such actions would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Apergy and its subsidiaries, taken as a whole, after giving effect to the Transactions (including, for this purpose, treating ChampionX and its subsidiaries as subsidiaries of Apergy).

No Solicitation of Transactions

The Merger Agreement contains provisions restricting each of Ecolab’s and Apergy’s ability to seek an alternative transaction.

Apergy Non-Solicit

Apergy has agreed that it will not, and will cause its subsidiaries and will use its reasonable best efforts to cause its representatives not to, directly or indirectly:

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solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of either: (A) any offer or proposal (other than an offer or proposal made or submitted by Apergy to Ecolab or by Ecolab to Apergy) contemplating or otherwise relating to any Acquisition Transaction (as defined below) (an “Acquisition Proposal”) with respect to Apergy, or (B) an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Apergy to Ecolab or by Ecolab to Apergy) that would reasonably be expected to lead to an Acquisition Proposal (an “Acquisition Inquiry”) with respect to Apergy;

•	furnish any information regarding Apergy and its subsidiaries to any person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

•	engage in discussions or negotiations with any person relating to any Acquisition Proposal or Acquisition Inquiry;

•	approve, endorse or recommend, or submit to the shareholders of Apergy for their approval, any Acquisition Proposal or Acquisition Inquiry; or

•	enter into any letter of intent or contract contemplating or otherwise relating to any Acquisition Transaction or Acquisition Inquiry.

The Merger Agreement provides that the term “Acquisition Transaction” means, with respect to any entity, any transaction or series of transactions (other than the Transactions) involving:

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any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such entity is a constituent corporation and which would result in a third party, or the stockholders of that third party, beneficially owning 20% or more of any class of equity or voting securities of such entity, or the entity resulting from such transaction or the parent of such entity; (ii) in which a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of such entity; or (iii) in which such entity issues securities representing more than 20% of the outstanding securities of any class of voting securities of such entity;

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any sale, lease, exchange, transfer, exclusive license, acquisition or disposition of any business or businesses or assets of such entity that constitute or account for 20% or more of the consolidated net revenues, or consolidated net income for the 12 full months immediately prior to the receipt of the related Acquisition Proposal or 20% or more of the fair market value of the consolidated assets of such entity; or

•	any liquidation or dissolution of such entity;

provided, however, that as such definition applies to Ecolab or the ChampionX Business, references to “entity” shall be deemed to be references solely to the “ChampionX Business, taken as a whole.”

Apergy has also agreed to terminate any existing discussions relating to any Acquisition Proposal or Acquisition Inquiry.

Under the Merger Agreement, Apergy must promptly (and in any event within 24 hours) notify Ecolab of the receipt of any Acquisition Proposal or Acquisition Inquiry, including the identity of the person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof, including a copy of any such written Acquisition Proposal or Acquisition Inquiry. Apergy must also keep Ecolab reasonably informed on a reasonably prompt basis (and in any event within 24 hours) of the status and certain material details related to such matters.

Notwithstanding the covenants described in the foregoing paragraphs of this section, if prior to the receipt of the approval of Apergy stockholders for the Share Issuance Apergy receives an unsolicited, bona fide written Acquisition Proposal or Acquisition Inquiry, Apergy may provide non-public information to and engage in negotiations with the persons making such offer; so long as, prior to taking such actions, the Apergy Board of Directors has determined in good faith that the Acquisition Proposal is, or is reasonably expected to result in, an Apergy Superior Offer (defined immediately below) if: (A) such Acquisition Proposal did not result from a material breach of the forgoing non-solicit provisions; (B) the Apergy Board of Directors has concluded in good faith, after having consulted with its outside legal counsel, that failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the Apergy Board of Directors to Apergy’s stockholders under applicable law; (C) prior to furnishing any such information to such person, Apergy receives from such person an executed confidentiality agreement; (D) Apergy gives Ecolab written notice of the identity of the offeror; and (E) Apergy furnishes such information to Ecolab prior to or substantially concurrent with the time it is provided or made available to such person.

The Merger Agreement provides that “Apergy Superior Offer” means an unsolicited bona fide written offer by a third party to purchase at least a majority of the outstanding shares of Apergy common stock or at least a majority of the assets of Apergy (whether through a tender offer, merger or otherwise), that is determined by the Apergy Board of Directors, in its good faith judgment, after consulting with its financial advisors and outside legal counsel, and after taking into account the terms and conditions of the offer, including the likelihood and anticipated timing of consummation, (i) to be more favorable, from a financial point of view, to Apergy stockholders than the Transactions and (ii) is reasonably likely to be completed, taking into account any financing and approval requirements that the Apergy Board of Directors determines to be relevant and all other financial, legal, regulatory and other aspects of such proposal that the Apergy Board of Directors determines to be relevant.

Ecolab Non-Solicit

Ecolab has agreed that it will not, and will cause its subsidiaries and will use its reasonable best efforts to cause its representatives not to, directly or indirectly, with respect to the ChampionX Business:

•	solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry;

•	furnish any information regarding the ChampionX Business to any person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

•	engage in discussions or negotiations with any person relating to any Acquisition Proposal or Acquisition Inquiry;

•	approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry; or

•	enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Transaction or Acquisition Inquiry.

Ecolab has also agreed to terminate, any existing discussions conducted with any person or entity that relate to any Acquisition Proposal or Acquisition Inquiry of the ChampionX Business.

Prior to the consummation of the Transactions, Ecolab may engage in negotiations with third parties so long as such other transaction would not require termination of the Merger Agreement and would not prevent or materially impair Ecolab from complying with its obligations under the Merger Agreement.

Under the Merger Agreement, Ecolab must promptly (and in any event within 24 hours) notify Apergy of the receipt of any Acquisition Proposal or Acquisition Inquiry, including the identity of the person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof, including a copy of any written Acquisition Proposal or Acquisition Inquiry. Ecolab must also keep Apergy reasonably informed on a reasonably prompt basis (and in any event within 24 hours) of the status and certain material details related to such matters.

Board Recommendation

Apergy has agreed in the Merger Agreement that the Apergy Board Recommendation will not be withdrawn, modified or qualified by the Apergy Board of Directors in a manner adverse to Ecolab (such action, an “Apergy Change in Recommendation”).

Notwithstanding the foregoing, the Apergy Board of Directors may, at any time prior to receiving stockholder approval of the Share Issuance, make an Apergy Change in Recommendation in response to:

•	receipt by Apergy of an unsolicited, bona fide written Acquisition Proposal if Apergy has not violated the provisions described in “No Solicitation of Transactions” above; or

•	the occurrence of an Intervening Event, which is defined below;

provided, in each case, the Apergy Board of Directors determined in its good faith judgment, after consultation with outside legal counsel, that the failure to make an Apergy Change in Recommendation would reasonably be likely to constitute a breach of its fiduciary duties under applicable law, and, with respect to receipt of such Acquisition Proposal pursuant to the first bullet above, that such Acquisition Proposal constitutes an Apergy Superior Proposal.

Under the Merger Agreement, the term “Intervening Event” means a material development or change in circumstances that was not known or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) to the Apergy Board of Directors on the date of the Merger Agreement occurs or arises after the date of the Merger Agreement, which material development or change in circumstances becomes known to the Apergy Board of Directors prior to the approval of the Share Issuance; in each case other than (i) any action taken by either party pursuant to and in compliance with the affirmative covenants related to regulatory actions in the Merger Agreement; or (ii) the receipt, existence of or terms of an Acquisition Proposal with respect to Apergy or an Acquisition Inquiry with respect to Apergy or the consequences thereof.

Prior to the Apergy Board of Directors making an Apergy Change in Recommendation, the Apergy Board of Directors is required to notify and negotiate in good faith with Ecolab for a four (4) business day period.

The Merger Agreement provides that the Apergy Board of Directors is not prohibited from making disclosures to its stockholders of any Acquisition Proposal under applicable law or Rule 14e-2(a) or Rule 14d-9 of the Securities Exchange Act of 1934, as amended, or from making any other disclosures to its stockholders if the Apergy Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure of the to make such disclosure would constitute a breach of its fiduciary duties under applicable law. Any Apergy Change in Recommendation will not affect, modify or supplement the definition of Apergy Change in Recommendation (as such term is described under the heading “The Transaction Agreements—The Merger Agreement—Board Recommendation”) (or to the consequences thereof in accordance with the Merger Agreement).

Certain Other Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including covenants (with certain exceptions specified in the Merger Agreement) relating to:

•	access to each of Apergy’s and ChampionX’s representatives and assets and to all existing books, records, work papers and other documents and related information;

•	advance consent requirements for public announcements concerning the Merger Agreement and the Transactions;

•	the listing of the shares of Apergy common stock issued in the Merger on the NYSE;

•	the resignation of certain officers, managers and/or directors of ChampionX and its subsidiaries;

•	headquarters of the combined company;

•	Apergy’s and Ecolab’s obligations to take all actions necessary to cause Merger Sub and ChampionX, respectively, to perform their respective obligations under the Merger Agreement;

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financial statements for the ChampionX Business that Ecolab will provide to Apergy on a quarterly and annualized basis between the signing of the Merger Agreement and the consummation of the Merger; and

•	Apergy’s, Ecolab’s and ChampionX’s obligations to use their respective reasonable best efforts to cause the delivery of certain tax opinions and tax rulings.

Conditions to the Merger

The obligations of the parties to the Merger Agreement to consummate the Merger are subject to the satisfaction or waiver, at or prior to the closing of the Merger, of each of the following conditions:

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the effectiveness of the registration statement of Apergy and the registration statement of ChampionX, and the absence of any stop order issued by the SEC or any pending proceeding before the SEC seeking a stop order with respect thereto, and the expiration of any offer or notice period under stock exchange rules or securities laws in connection with the Distribution;

•	the approval by Apergy stockholders of the Share Issuance;

•	the consummation of the transactions contemplated by the Separation Agreement;

•	the execution of certain ancillary agreements contemplated by the Separation Agreement;

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the expiration or termination of any applicable waiting period under the HSR Act, and receipt of any other applicable consents, authorizations, orders or approvals required under certain competition laws;

•	the approval for listing on the NYSE of the shares of Apergy common stock to be issued in the Merger; and

•	the absence of any law or order by a governmental authority that enjoins or makes illegal the consummation of the Merger.

Apergy’s and Merger Sub’s obligations to consummate the Merger are subject to the satisfaction or waiver, at or prior to the closing of the Merger, of each of the following additional conditions:

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the accuracy, as of the date of the Merger Agreement, in all respects of Ecolab’s and ChampionX’s representation and warranty with respect to no effect, change, development, event or circumstance resulting in a material adverse effect on the ChampionX Business having occurred since September 30, 2019 through the date of the Merger Agreement;

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the accuracy in all material respects of Ecolab’s and ChampionX’s representations and warranties (without giving effect to any materiality, material adverse effect or similar qualifiers) with respect to the authority of Ecolab and ChampionX and the binding nature of the Merger Agreement, ownership of Apergy common stock, and Ecolab’s financial advisors as of the date of the Merger Agreement and the date of the consummation of the Merger;

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the accuracy and correctness in all respects of Ecolab’s and ChampionX’s representations and warranties with respect to the capital stock of ChampionX as of the date of the Merger (except for de minimis inaccuracies);

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the accuracy in all respects of all other representations and warranties made by Ecolab and ChampionX in the Merger Agreement (without giving effect to any materiality, material adverse effect or similar qualifiers) as of the date of the Merger Agreement and the date of the consummation of the Merger , except as would not have a material adverse effect on the ChampionX Business;

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the performance or compliance in all material respects by Ecolab and ChampionX and its subsidiaries of all covenants required to be complied with or performed by them on or prior to the effective time of the Merger under the Merger Agreement;

•	the absence of a ChampionX material adverse effect;

•	the execution by ChampionX and delivery by Ecolab of a certificate stating that the interests of ChampionX are not U.S. real property interests for purposes of certain Treasury Regulations; and

•	the execution by ChampionX and delivery by Ecolab of a certificate certifying that certain conditions above have been duly satisfied.

Ecolab’s and ChampionX’s obligations to consummate the Merger are subject to the satisfaction or waiver, at or prior to the closing of the Merger, of each of the following additional conditions:

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the accuracy, as of the date of the Merger Agreement, in all respects of Apergy’s and Merger Sub’s representation and warranty with respect no effect, change, development, event or circumstance resulting in a material adverse effect on the Apergy business having occurred since September 30, 2019 through the date of the Merger Agreement, and with respect to Apergy having satisfied certain obligations under the Dover Tax Matters Agreement as of the date of the Merger Agreement;

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the accuracy in all material respects of Apergy’s and Merger Sub’s representations and warranties (without giving effect to any materiality, material adverse effect or similar qualifiers) with respect to the authority of Apergy and the binding nature of the Merger Agreement, ownership of Ecolab common stock, the approval of Apergy’s stockholders required to consummate the Transactions, Apergy’s financial advisors, solvency, and opinions of Apergy’s financial advisors as of the date of the Merger Agreement and the date of the consummation of the Merger;

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the accuracy in all respects of Apergy’s and Merger Sub’s representations and warranties with respect to the capital stock of Apergy as of the date of the Merger Agreement and the date of the consummation of the Merger (except for de minimis inaccuracies);

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the accuracy in all respects of all other representations and warranties made by Apergy and Merger Sub in the Merger Agreement (without giving effect to any materiality, material adverse effect or similar qualifiers) as of the date of the Merger Agreement and the date of the consummation of the Merger , except as would not have a material adverse effect on Apergy and its subsidiaries;

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the performance or compliance in all material respects by Ecolab and ChampionX and its subsidiaries of all covenants required to be complied with or performed by them on or prior to the effective time of the Merger under the Merger Agreement;

•	the absence of an Apergy material adverse effect;

•	Apergy’s compliance with its obligations in connection with the initial appointment of certain Ecolab board designees; and

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the receipt by Ecolab of each of the Distribution Tax Opinion, the Merger Tax Opinion and the KPMG Tax Opinion, and the execution and delivery by Apergy of a certificate certifying that certain conditions above have been duly satisfied.

Termination

The Merger Agreement may be terminated prior to the consummation of the Merger by the mutual written consent of Ecolab and Apergy. Also, subject to certain qualifications and exceptions, either Ecolab or Apergy may terminate the Merger Agreement prior to the consummation of the Merger if:

•	the Merger has not been consummated by the End Date, subject to an automatic extension of 90 days in certain circumstances, if certain closing conditions have been satisfied;

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any governmental authority has issued an order, decree or ruling or taken any other action having the effect of permanently enjoining the Merger, and such order, decree, ruling or other action has become final and nonappealable; or

•	Apergy’s stockholders fail to approve the Share Issuance at the special meeting of Apergy’s stockholders (including any adjournment thereof).

In addition, subject to specified qualifications and exceptions, Ecolab may terminate the Merger Agreement if:

•	prior to the approval of the Share Issuance by Apergy’s stockholders, an Apergy Triggering Event occurs, where an “Apergy Triggering Event” means the occurrence of any of the following:

•	the Apergy Board of Directors fails to recommend that Apergy’s stockholders vote in favor of the Share Issuance at Apergy’s special meeting, or have made an Apergy Change in Recommendation;

•	Apergy fails to include in this proxy statement the Apergy Board Recommendation;

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Apergy fails to publicly recommend against any publicly announced Acquisition Proposal or publicly announced Acquisition Inquiry, and reaffirm the Apergy Board Recommendation, within 10 business days if so requested by Ecolab;

•	the Apergy Board of Directors approves, endorses or recommends any Acquisition Proposal;

•	Apergy enters into any letter of intent or similar document or any contract relating to any Acquisition Proposal;

•	Apergy shall have materially breached its obligations described under the headings “—No Solicitation of Transactions” beginning on page 151 or “The Apergy Special Meeting” beginning on page 45; or

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any of Apergy’s or Merger Sub’s representations or warranties is inaccurate, or Apergy or Merger Sub has breached any covenant or agreement in the Merger Agreement, that would cause Ecolab’s obligation to consummate the Merger described above not to be satisfied, and such inaccuracy or breach is not cured by the earlier of 30 days after notice of the inaccuracy or breach, or is incapable of cure prior to three business days prior to the End Date.

In addition, subject to certain qualifications and exceptions, Apergy may terminate the Merger Agreement if:

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any of Ecolab’s or ChampionX’s representations or warranties is inaccurate, or Ecolab or ChampionX has breached any covenant or agreement in the Merger Agreement, that would cause Apergy’s obligation to consummate the Merger described above not to be satisfied, and such inaccuracy or breach is not cured by the earlier of 30 days after notice of the inaccuracy or breach, or is incapable of cure prior to three business days prior to the End Date; or

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prior to the approval of the Share Issuance by Apergy stockholders, (i) the Apergy Board of Directors authorizes Apergy, to the extent permitted by and subject to complying with the Merger Agreement, to enter into a definitive agreement with respect to an Apergy Superior Offer that did not result from a material breach of the Merger Agreement, (ii) concurrently with the termination of the Merger Agreement, Apergy enters into such definitive agreement providing for an Apergy Superior Offer and (iii) prior to or concurrently with such termination, Apergy pays to Ecolab the Termination Fee (See “—Termination Fee and Expenses Payable in Certain Circumstances”).

In the event of termination of the Merger Agreement, the Merger Agreement will terminate without any liability on the part of any party except as described below under “—Termination Fee and Expenses Payable in Certain Circumstances,” provided that nothing in the Merger Agreement will relieve any party of liability for fraud or for any willful and material breach of any of its covenant or obligations set forth in the Merger Agreement.

Termination Fee and Expenses Payable in Certain Circumstances

The Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, Apergy is required to pay Ecolab a termination fee of $89.8 million, less any amounts actually previously paid to Ecolab in connection with the Ecolab Expense Reimbursement described below in this section. The circumstances under which this termination fee would be payable include:

if Ecolab terminates the Merger Agreement following the occurrence of an Apergy Triggering Event, or if Apergy terminates the Merger Agreement to enter into a definitive agreement with respect to an Apergy Superior Offer as described above in the final bullet point under the heading “—Termination” beginning on page 156.

In addition, if the Merger Agreement is terminated under any of the circumstances listed below, and (1) prior to the termination of the Merger Agreement, an Acquisition Proposal is publicly announced or otherwise communicated to the Apergy Board of Directors or management and not withdrawn and (2) within twelve months of the termination of the Merger Agreement Apergy enters into a definitive agreement with respect to an Acquisition Proposal or consummates an Acquisition Proposal (whether or not the applicable Acquisition Proposal is the same as the original Acquisition Proposal publicly announced or communicated and where the definition of “Acquisition Proposal” is revised such that all references to “20%” instead refer to “50%”), then Apergy must pay Ecolab the $89.8 million termination fee, less any amounts actually previously paid to Ecolab in connection with the Ecolab Expense Reimbursement described below in this section:

if the Merger Agreement is terminated by Ecolab or Apergy because the transactions contemplated by the Merger Agreement have not been consummated prior to the End Date;

if the Merger Agreement is terminated by either Ecolab or Apergy due to the failure to obtain approval from Apergy stockholders of the Share Issuance Proposal at the special meeting of Apergy’s stockholders; or

if the Merger Agreement is terminated by Ecolab because Apergy has committed an uncured or incurable breach of any representation, warranty, covenant or agreement in the Merger Agreement such that the conditions to the closing of the Merger would not be satisfied.

If the Merger Agreement is terminated because Apergy’s stockholders fail to approve the Share Issuance Proposal at the meeting of Apergy stockholders, Apergy is obligated to reimburse Ecolab in cash for fees and expenses incurred by Ecolab in connection with the Transactions in an amount equal to $25.0 million in the aggregate. We refer to this reimbursement as the Ecolab Expense Reimbursement.

Except for expenses in connection with the termination of the Merger Agreement, which are discussed immediately above, the Merger Agreement provides that each party will generally pay all of its own fees and expenses, whether or not the Merger is completed, other than certain filing, printing and mailing costs, which are shared equally between Apergy and Ecolab.

Specific Performance

In the Merger Agreement, the parties have agreed that any breach of the Merger Agreement by any party could not be adequately compensated by monetary damages alone and that the parties would not have any adequate remedy at law. Accordingly, the parties have agreed that in addition to any other right or remedy to which a party may be entitled at law or in equity, the parties shall be entitled to specific performance and injunctive or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement without the requirement for the posting of any bond.

Amendments

The Merger Agreement may not be amended or modified except by an instrument in writing duly signed by an authorized representative of each party to the Merger Agreement.

The Separation Agreement

The following is a summary of the material provisions of the Separation Agreement. This summary is qualified in its entirety by the Separation Agreement, which is incorporated by reference in this proxy statement. Apergy stockholders and Ecolab stockholders are urged to read the Separation Agreement in its entirety. This description of the Separation Agreement has been included to provide Apergy stockholders and Ecolab stockholders with information regarding its terms. The rights and obligations of the parties under the Separation Agreement are governed by the express terms and conditions of the Separation Agreement and not by this summary or any other information included in this proxy statement. It is not intended to provide any other factual information about Apergy, Merger Sub, Ecolab or ChampionX. Information about Apergy, Merger Sub, Ecolab or ChampionX can be found elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find Additional Information; Incorporation by Reference.”

Overview

The Separation Agreement provides for the separation of the ChampionX Business from Ecolab’s other businesses. Among other things, the Separation Agreement identifies those assets of Ecolab related to the ChampionX Business that are to be transferred to, and those liabilities of Ecolab related to the ChampionX Business that are to be assumed by, ChampionX, and describes when and how these transfers and assumptions will occur. The Separation Agreement also includes procedures by which Ecolab and ChampionX will become separate and independent companies. The matters addressed by the Separation Agreement include, but are not limited to, the matters described below.

Transfer of Assets and Assumption of Liabilities

Generally, pursuant to, and subject to the terms and conditions contained in the Separation Agreement, Ecolab and ChampionX have agreed to take certain steps, which we refer to as the Separation, to result in ChampionX and its subsidiaries owning and operating the ChampionX Business, and Ecolab and its subsidiaries owning and operating the businesses of Ecolab other than the ChampionX Business, which such other businesses we refer to as the Ecolab Retained Business, including:

•	Ecolab and its subsidiaries will transfer to ChampionX certain assets related to the ChampionX Business, and ChampionX will assume certain liabilities related to the ChampionX Business; and

•	Ecolab will retain assets and liabilities that are not transferred to, or assumed by, ChampionX in the Separation.

Pursuant to the terms of the Separation Agreement, the Separation will be completed at or prior to the time at which the Distribution occurs, which we refer to as the Separation effective time.

The assets to be transferred or assigned to ChampionX include, among other things, the following assets of Ecolab (subject to certain exceptions and the terms and conditions contained in the Separation Agreement):

•	all interests in the capital stock of, or any other equity interests in, certain subsidiaries of Ecolab;

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all current assets of the ChampionX Business as of the Separation effective time, to the extent (1) reflected on the unaudited interim combined balance sheet of ChampionX and its subsidiaries provided to Apergy in connection with the Transactions, which we refer to as the ChampionX balance sheet, or (2) acquired subsequent to the date of the ChampionX balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the ChampionX balance sheet if prepared on a consistent basis, subject to any dispositions of any of such assets subsequent to the date of the ChampionX balance sheet;

•	any and all assets that are expressly provided by the Separation Agreement or ancillary agreements as assets which have been or are to be transferred to or retained by ChampionX or its subsidiaries;

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certain rights, title and interest in and to real property owned or leased by Ecolab or its subsidiaries which Ecolab and Apergy have identified and agreed are to be transferred to the ChampionX Business;

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all contracts to which ChampionX or Ecolab or any Ecolab subsidiary is a party as of immediately prior to the Separation effective time that are exclusively related to the ChampionX Business or ChampionX’s intellectual property, and any rights or claims arising thereunder;

•	all intellectual property (other than patents) that is exclusively related to the ChampionX Business;

•	certain scheduled patents which Ecolab and Apergy have identified and agreed should be transferred;

•	all regulatory property exclusively related to the ChampionX Business and other regulatory property which Ecolab and Apergy have identified and agreed should be transferred;

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all licenses, permits, registrations, approvals and authorizations which have been issued by any governmental body and (1) which relate exclusively to, or are used exclusively in, the ChampionX Business or (2) which are solely associated with or related to any ChampionX leased or owned real property, but, in each case, only to the extent transferable;

•	certain information (including, among other things, books and records and financial and business information) exclusively related to, or exclusively used in, the ChampionX Business;

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certain IT assets that are exclusively used or exclusively held for use in the ChampionX Business, and certain IT assets which Ecolab and Apergy have identified and agreed are related to the ChampionX Business;

•	certain office equipment and furnishings located at any of ChampionX’s real property, whether owned or leased;

•	any and all goodwill of the ChampionX Business and of certain ChampionX intellectual property;

•	all rights to causes of action, lawsuits, judgments, claims and demands that are, in each case, related exclusively to the ChampionX Business; and

•	all other assets not expressly covered above that are exclusively used and held for use in the ChampionX Business immediately prior to the Separation effective time.

The Separation Agreement provides that the assets to be transferred or assigned to ChampionX will not in any event include, among other things, any of the following assets which shall be retained by Ecolab:

•	any and all assets that are expressly contemplated by the Separation Agreement or any ancillary agreement as assets to be retained by Ecolab or any of its subsidiaries;

•	any and all assets that are owned, leased or licensed, at or prior to the Separation effective time, by Ecolab and/or any of its subsidiaries, that are not ChampionX assets as described above;

•	any and all assets that are acquired or otherwise become an asset of Ecolab or its subsidiaries after the Separation effective time;

•	all intellectual property owned or controlled by Ecolab and/or any of its subsidiaries (other than the intellectual property to be transferred or assigned to ChampionX as described above);

•

all regulatory property (other than the regulatory property to be transferred or assigned to ChampionX as described above) and any regulatory property licensed to ChampionX pursuant to any ancillary agreement; and

•	any and all company insurance policies of Ecolab and its subsidiaries.

The Separation Agreement provides that the liabilities that are to be assumed by ChampionX include, among other things, the following liabilities of Ecolab (subject to the terms and conditions contained in the Separation Agreement):

•

any and all liabilities to the extent arising out of or resulting from the operation or conduct of the ChampionX Business, as conducted at any time prior to, at or after the Separation effective time (including any liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent, distributor or representative (whether or not such act or failure to act is or was within such person’s authority) of the ChampionX or its subsidiaries);

•

any and all liabilities relating to the operation or conduct of any business (other than the ChampionX Business) conducted by ChampionX or its subsidiaries at any time after the Separation effective time (including any liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent, distributor or representative (whether or not such act or failure to act is or was within such person’s authority) of the ChampionX or its subsidiaries);

•	any and all liabilities to the extent arising out of or relating to any of the ChampionX assets described above, whether arising before, at or after the Separation effective time;

•

any and all liabilities that are expressly provided by the Separation Agreement or any of the ancillary agreements as liabilities to be assumed by ChampionX or its subsidiaries, and all agreements, obligations and liabilities of ChampionX or its subsidiaries under Separation Agreement or any of the ancillary agreements;

•

the current liabilities as of the Separation effective time of the ChampionX Business as described on and to the extent (1) reflected on the ChampionX balance sheet or (2) incurred subsequent to the date of the ChampionX balance sheet which, had they been so incurred on or before such date, would have been reflected on the ChampionX balance sheet if prepared on a consistent basis, subject to any discharge of any of such liabilities subsequent to the date of the ChampionX balance sheet;

•

any and all liabilities relating to, arising out of, or resulting from, whether prior to, at or after the Separation effective time, any infringement, misappropriation or other violation of any intellectual property of any other person related to the conduct of the ChampionX Business;

•	certain environmental liabilities which Ecolab and Apergy have specified;

•

any and all liabilities relating to, arising out of or resulting from any legal proceeding related to the ChampionX Business, including the legal proceedings which Ecolab and Apergy have identified and agreed are related to the ChampionX Business; and

•

any and all liabilities relating to, arising out of or resulting from any indebtedness of the ChampionX Business or its subsidiaries or any indebtedness secured by any of the ChampionX assets described above.

The Separation Agreement provides that the liabilities that are to be assumed by ChampionX will not in any event include, among other things, any of the following liabilities which shall be retained by Ecolab:

•	all liabilities of Ecolab and its subsidiaries that are not ChampionX liabilities; and

•	any liabilities which Ecolab and Apergy have identified and agreed are not related to the ChampionX Business.

Delayed Transfers; Separation of Guarantees

The Separation Agreement provides that, to the extent that any transfers of assets or assumptions of liabilities contemplated by the Separation Agreement have not been consummated prior to the Separation effective time, the parties have agreed to cooperate and use commercially reasonable efforts to effect such transfers or assumptions as promptly as practicable, and to hold such assets or liabilities for the benefit of the appropriate party so that the benefits and burdens relating to such asset or liability inure to the party entitled or obligated to receive or assume such asset or liability. Ecolab, ChampionX and Apergy have further agreed to cooperate with each other in good faith and use commercially reasonable efforts to take all actions, and to do all things reasonably necessary to consummate and make effective the transactions contemplated by the Separation Agreement and other transaction agreements. Additionally, ChampionX and Ecolab have agreed to use reasonable best efforts to remove ChampionX and its subsidiaries as guarantors of liabilities retained by Ecolab and its subsidiaries and to remove Ecolab and its subsidiaries as guarantors of liabilities to be assumed by ChampionX.

Further, Ecolab and ChampionX have agreed to cooperate and ChampionX has agreed to use reasonable best efforts to replace certain credit support instruments (which include certain letters of credit, performance bonds, surety bonds, bankers’ acceptances, and other similar arrangements) issued by Ecolab or its subsidiaries on behalf of or in favor of any member of the ChampionX and its subsidiaries or the ChampionX Business as promptly as reasonably practicable with a credit support instrument from ChampionX or one of its subsidiaries as of the Separation effective time.

The Cash Payment

The Separation Agreement provides that in connection with the Separation, ChampionX will pay to Ecolab an amount equal to $525 million plus an estimate of the aggregate amount of certain taxes paid by Ecolab prior to the Separation effective time that are allocated to Apergy under the Tax Matters Agreement (which amount shall not exceed $12 million) with such funds to be obtained in part from ChampionX incurring new indebtedness.

Cash Management

Prior to the Distribution, Ecolab and its subsidiaries will be entitled to use, retain or otherwise dispose of all cash generated by the ChampionX Business and the ChampionX assets. Subject to the terms and conditions of the Merger Agreement, all cash and cash equivalents held by ChampionX and its subsidiaries at the time of the Distribution will be treated as assets of ChampionX and will remain with ChampionX following the Distribution, and all cash and cash equivalents held by Ecolab and its subsidiaries as of the Distribution will remain with Ecolab following the Distribution. Ecolab has agreed to cause ChampionX to have at least $45 million in cash and cash equivalents remaining in the business as of immediately prior to the Separation effective time.

Intercompany Accounts and Intercompany Agreements

Ecolab and Apergy have agreed that, no later than the Separation effective time, all intercompany accounts between Ecolab and ChampionX will be settled or otherwise terminated, except for any such account that expressly arises pursuant to certain continuing arrangements or guarantees and credit support instruments. In addition, subject to certain limited exceptions, each contract between Ecolab and ChampionX will be terminated at or prior to the Separation effective time.

Conditions to the Distribution

Ecolab’s obligation to consummate the Distribution is subject to the fulfillment or waiver by Ecolab of each of the following conditions:

•	the Contribution (including the execution and delivery of certain ancillary agreements) having been consummated;

•	Ecolab having received the Cash Payment from ChampionX; and

•	each of the conditions precedent to the Merger Agreement having been satisfied.

Apergy Guarantee

Apergy has agreed to guarantee, after the Merger becomes effective, the prompt payment, in full, when due, of any payment obligations of ChampionX and its subsidiaries to Ecolab under the Separation Agreement, the Merger Agreement, and certain ancillary agreements, and the prompt performance, when due, of all other obligations of ChampionX and its subsidiaries under the Separation Agreement, the Merger Agreement and certain ancillary agreements after the effective time of the Merger.

Shared Contracts

Certain shared contracts will be assigned or amended to facilitate the Separation. If such contracts are not able to be assigned or amended, for a period of six months, Apergy, Ecolab and ChampionX are required to use commercially reasonable efforts to cause the appropriate party to receive the benefit of the contract after the Separation effective time.

Release of Claims and Indemnification

Except as otherwise provided in the Separation Agreement or any ancillary agreement, each party will release and forever discharge the other party and its subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation. The releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the Separation pursuant to the Separation Agreement or any ancillary agreement. These releases will be subject to certain exceptions set forth in the Separation Agreement.

The Separation Agreement contains certain cross-indemnities that, except as otherwise provided in the Separation Agreement, are principally designed to place financial responsibility for the obligations and liabilities allocated to ChampionX under the Separation Agreement with ChampionX and financial responsibility for the obligations and liabilities allocated to Ecolab under the Separation Agreement with Ecolab. Specifically, each party will indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and each of its officers, directors, employees and agents from any losses arising out of or due to:

•	the liabilities or alleged liabilities each party assumed or retained pursuant to the Separation Agreement;

•	the assets each party assumed or retained pursuant the Separation Agreement;

•	the operation of each such party’s business, whether prior to, at, or after the Distribution; and

•	any breach by ChampionX or Ecolab of any provision of the Separation Agreement or any other agreement unless such other agreement expressly provides for separate indemnification therein.

Each party’s aforementioned indemnification obligations will be uncapped, provided that the amount of each party’s indemnification obligations will be subject to reduction by any insurance proceeds (net of premium increases) received by the party being indemnified. The Separation Agreement also specifies procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes will be governed by the Tax Matters Agreement.

Net Debt Adjustment

The Separation Agreement provides for a net debt adjustment with customary reconciliation mechanics, measured as of 11:59 p.m. on the day prior to the Distribution Date. Under the Separation Agreement, “Net Debt Adjustment” means an amount equal to (i) $480 million plus (ii) the final closing cash, plus (iii) the final Tax Amount (which shall not exceed $12 million), minus (iv) the final closing indebtedness, which sum of (i) through (iv) can be either a positive or negative number or zero.

Insurance

From and after the Separation effective time, ChampionX and its subsidiaries will cease to be insured by certain Ecolab company insurance policies, except with respect to certain insurance policies relating to indemnifiable losses, and insurance policies providing coverage on an occurrence basis for a period of three years following the Separation effective time. Under the Separation Agreement, the parties have agreed that from and after the Separation effective time, ChampionX and its subsidiaries (and not Ecolab or any of its subsidiaries) will be responsible for establishing any insurance programs that ChampionX requires.

Covenant Not to Compete

Apergy has agreed that, for three years after the date of the Separation effective time, subject to certain exceptions, it will not, and will cause its subsidiaries not to, without the prior written consent of Ecolab, engage in, manage or operate, anywhere in the world, or own an equity interest in any person or entity who engages in, manages or operates anywhere in the world, in any business that directly competes with the Apergy Restricted Business. The Apergy Restricted Business means the businesses of manufacturing, distribution and sale of the products described in the terms “Water” and “Downstream Field” as defined in the Intellectual Property Matters Agreement. See “Additional Agreements Related to the Separation, the Distribution and the Merger—Intellectual Property Matters Agreement” beginning on page 172. The parties have agreed that this restriction does not prohibit or restrict Apergy or any of its affiliates (other than ChampionX or its subsidiaries), on or after the date of the Separation effective time, in any manner whatsoever, from engaging in any business of Apergy or any such affiliate in any area or market with respect to any equipment and related after-market services, digital hardware, software, analytics and services.

Ecolab has agreed that, for three years after the date of the Separation effective time, subject to certain exceptions, it will not, and will cause its subsidiaries not to, without the prior written consent of Apergy, engage in, manage or operate, anywhere in the world, or own an equity interest in any person or entity who engages in, manages or operates anywhere in the world, in any business that directly competes with the Ecolab Restricted Business. The Ecolab Restricted Business means the businesses of manufacturing, distribution and sale of the products described in the term “Upstream Field” as defined in the Intellectual Property Matters Agreement. See “Additional Agreements Related to the Separation, the Distribution and the Merger—Intellectual Property Matters Agreement” beginning on page 172.

Term and Termination

The Separation Agreement terminates if, at any time before the Distribution, the Merger Agreement is terminated.

ADDITIONAL AGREEMENTS RELATED TO THE SEPARATION, THE DISTRIBUTION AND THE MERGER

Apergy Credit Facility

Apergy is a party to that certain Credit Agreement dated as of May 9, 2018 (the “Apergy Credit Agreement” and as amended by the First Amendment to Apergy Credit Agreement (as defined below) the “Amended Apergy Credit Agreement”) together with the lenders and issuing banks party thereto (the “Apergy Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent (the “Apergy Administrative Agent”), pursuant to which Apergy incurred a senior secured term loan in an original aggregate principal amount of $415 million and a senior secured revolving credit facility with initial commitments of $250 million (collectively, the “Apergy Credit Facility”). In addition, on February 14, 2020, Apergy entered into a First Amendment to Credit Agreement (the “First Amendment to Apergy Credit Agreement”) together with certain of the Apergy Lenders and the Apergy Administrative Agent to amend certain provisions of the Apergy Credit Agreement, including, among others, an increase of the revolving commitments under the Apergy Credit Agreement in connection with the consummation of the Transactions, by an amount up to $150 million. The proceeds of advances under the credit facility will be available for general corporate and working capital purposes. The term loan credit facility will mature seven years after the date of the Apergy Credit Agreement and the revolving credit facility will mature five years after the date of the Apergy Credit Agreement.

Certain subsidiaries of Apergy organized in the United States are guarantors of the Apergy Credit Facility. In connection with the consummation of the Transactions, ChampionX and certain of its subsidiaries organized in the United States shall become guarantors of the Apergy Credit Facility.

Amounts outstanding under the term loan credit facility bear interest, at the option of Apergy, at a rate equal to (a) LIBOR, plus 2.50% or (b) the highest of (i) the NYFRB Rate plus 1/2 of 1%, (ii) the Prime Rate, and (iii) LIBOR plus 1.00%, plus 1.50%. Amounts outstanding under the revolving credit facility bear interest, at the option of Apergy, at a rate equal to (a) LIBOR, plus an applicable margin ranging between 1.75% and 2.50% based on Apergy’s consolidated total leverage ratio or (b) the highest of (i) the NYFRB Rate plus 1/2 of 1%, (ii) the Prime Rate, and (iii) LIBOR plus 1.00%, plus an applicable margin ranging between 0.75% and 1.50% based on Apergy’s consolidated total leverage ratio. In addition, Apergy pays a commitment fee on the undrawn portion of the commitments in respect of the revolving credit facility ranging between 0.25% and 0.40% based on Apergy’s consolidated total leverage ratio.

Apergy is subject to various affirmative and negative covenants and reporting obligations under the Apergy Credit Agreement. These include, among others, limitations on indebtedness, liens, investments, fundamental changes, assets sales and other dispositions, restricted payments, transactions with affiliates and sale and leaseback transactions and maintenance of certain financial covenants, in each case subject to customary exceptions for a credit facility of its size and type. The Apergy Credit Agreement also includes customary representations and warranties made by Apergy and its subsidiaries.

Events of default under the Apergy Credit Agreement include non-payment of amounts due to the lenders, violation of covenants, incorrect representations, defaults under other material indebtedness, judgments and specified insolvency-related events, certain ERISA events, the occurrence of a change of control of Apergy, and invalidity of loan documents, subject to, in certain instances, specified thresholds, cure periods and exceptions.

ChampionX Credit Facility

In connection with the Transactions and as further described in that certain Commitment Letter dated December 18, 2019 (the “Commitment Letter”) among ChampionX Holding Inc., Bank of America, N.A. (“BAML”) and BOFA Securities, Inc. (“BOFA” and, together with BAML, the “Commitment Parties”), ChampionX will enter into a $537 million senior secured term loan credit facility (the “ChampionX Credit

Facility”) to finance a distribution to Ecolab and otherwise pay certain expenses in connection with the Transactions. The funding of the term loans under the ChampionX Credit Facility will occur on the date (the “Closing Date”) of the consummation of the Transactions. The ChampionX Credit Facility will mature seven years after the Closing Date.

Certain subsidiaries of ChampionX organized in the United States shall be guarantors of the ChampionX Credit Facility. In connection with the consummation of the Transactions, Apergy and certain of its subsidiaries organized in the United States shall become guarantors of the ChampionX Credit Facility.

Amounts outstanding under the ChampionX Credit Facility will bear interest, at the option of ChampionX, at a rate equal to (a) LIBOR, plus 2.50% or (b) the highest of (i) the NYFRB Rate plus 1/2 of 1%, (ii) the Prime Rate, and (iii) LIBOR plus 1.00%, plus 1.50%.

ChampionX will be subject to various affirmative and negative covenants and reporting obligations under the ChampionX Credit Facility. These will include, among others, limitations on indebtedness, liens, investments, fundamental changes, assets sales and other dispositions, restricted payments, transactions with affiliates and sale and leaseback transactions and maintenance of certain financial covenants, in each case subject to customary exceptions for a credit facility of its size and type. The ChampionX Credit Facility will also include customary representations and warranties made by ChampionX and its subsidiaries.

Events of default under the ChampionX Credit Facility will include non-payment of amounts due to the lenders, violation of covenants, incorrect representations, defaults under other material indebtedness, judgments and specified insolvency-related events, certain ERISA events, the occurrence of a change of control, and invalidity of loan documents, subject to, in certain instances, specified thresholds, cure periods and exceptions.

Employee Matters Agreement

On December 18, 2019, Ecolab, ChampionX and Apergy entered into an Employee Matters Agreement (the “EMA”) governing the allocation among them of certain assets, liabilities and responsibilities relating to employees, including compensation and benefit plans and programs.

Transfer of ChampionX and Ecolab Employees and Independent Contractors and Liability for Related Costs

Subject to certain exceptions, prior to the Separation effective time, Ecolab shall cause all employees and independent contractors of Ecolab and its subsidiaries who are exclusively or primarily engaged in the ChampionX Business, or are necessary for the ongoing operation of the ChampionX Business following the Separation effective time (such employees, the “ChampionX Employees,” and such independent contractors, the “ChampionX Independent Contractors”) to be transferred to ChampionX or certain subsidiaries of the ChampionX Business (the “ChampionX Group”). Ecolab will also cause all individuals employed by, or providing services to, Ecolab or its subsidiaries or affiliates who are not ChampionX Employees or ChampionX Independent Contractors (all such employees, the “Ecolab Employees,” and all such independent contractors, the “Ecolab Independent Contractors”) to be transferred from the ChampionX Group to Ecolab or certain of the Ecolab retained business subsidiaries (the “Ecolab Group”) prior to the Separation effective time.

If a ChampionX Employee employed by Ecolab does not agree to transfer his or her employment from Ecolab to ChampionX, Ecolab, after consulting with Apergy, will be permitted to increase the annual compensation of such employee or provide incentive bonuses (in the form of cash or equity-based awards) to incentivize such transfer, with any such increases in annual compensation limited to no more than 10% and any such incentive bonuses limited to a maximum of $750,000 in the aggregate and $75,000 per employee. The liability for these compensatory payments that are one-time payments will be divided equally between the ChampionX Group and Ecolab, and the ChampionX Group will be solely liable for any of these compensatory payments that are not one-time payments.

If a ChampionX Employee rejects an offer to transfer from Ecolab to ChampionX and is terminated from Ecolab as a result, the ChampionX Group will be responsible for 50% of the severance and termination costs of such terminated employee. If an Ecolab Employee rejects an offer to transfer from ChampionX to Ecolab and is terminated from ChampionX as a result, Ecolab will be responsible for 100% of the severance and termination costs of such terminated employee. The ChampionX Group will be responsible for 100% of any statutory severance or termination indemnity that arises upon transfer of ChampionX Employees from Ecolab to ChampionX, and Ecolab will be responsible for 100% of any statutory severance or termination indemnity that arises upon transfer of Ecolab Employees from ChampionX to Ecolab.

General Allocation of Liabilities

Generally, Ecolab will be responsible for all liabilities under all employee benefit plans, agreements and arrangements sponsored or contributed to by the Ecolab Group as well as liabilities relating to the employment or service (or termination of employment or service) of all Ecolab Employees, Ecolab Independent Contractors, as well as former employees and independent contractors of Ecolab and its subsidiaries and affiliates who were not associated with the ChampionX Business or a former ChampionX business. Generally, ChampionX will be responsible for all liabilities under all employee benefit plans, agreements and arrangements sponsored or contributed to exclusively by the ChampionX Group as well as liabilities relating to the employment or service (or termination of employment or service) of all ChampionX Employees, ChampionX Independent Contractors, and former employees and independent contractors of Ecolab and its subsidiaries or affiliates who were associated with the ChampionX Business or a former ChampionX business.

Treatment of Compensation and Benefit Arrangements; Terms of Employment

Except as required by a collective bargaining agreement or by law, from the Separation effective time until the first anniversary of the consummation of the Merger, Apergy (or ChampionX) is generally required to provide each ChampionX Employee who is employed by ChampionX following the Separation effective time (each, a “Transferred ChampionX Employee”) with (A) a base salary or hourly wage rate that is at least equal to the base salary or hourly wage rate that had then been provided to such employee, (B) an annual or short-term cash incentive target opportunity or sales commission opportunity no less favorable than those that had been then been provided to such employee, (C) health, welfare, and retirement benefits that are substantially similar to those that had then provided to such employee (without regard to any employee stock purchase plan, defined benefit pension plan benefits or post-employment benefit plan), and (D) severance benefits that are no less favorable than those that would have been provided to such employee, in each case as in effect immediately prior to the Separation effective time.

The ChampionX Group will generally provide each ChampionX Employee with credit for such employee’s prior service with any member of the Ecolab Group or ChampionX Group for purposes of eligibility, vesting, and determination of level of benefits under ChampionX employee benefit plans and arrangements for purposes of vacation and separation/end of service liabilities, to the extent such credit would not result in the duplication of benefits. Additionally, except to the extent prohibited by law, after the Separation effective time, Apergy or the ChampionX Group will use commercially reasonable efforts to waive all limitations as to preexisting conditions or waiting periods with respect to participation and coverage requirements applicable to Transferred ChampionX Employees under welfare plans sponsored by the ChampionX Group or Apergy, to the same extent that such conditions and waiting periods were satisfied or waived under an analogous Ecolab welfare plan, and to provide each Transferred ChampionX Employee with credit for any co-payments, deductibles or other out-of-pocket amounts paid during the then-current plan year under any such plans.

To the extent required by law or any collective bargaining agreement, Apergy and ChampionX will continue to maintain or to assume and honor all collective bargaining agreements and pre-existing collective bargaining relationships that apply to ChampionX Employees.

Health and Welfare Benefit Plans

Following the Separation effective time, each ChampionX Employee will cease to participate in Ecolab welfare plans. Instead, each ChampionX Employee will participate in welfare plans sponsored by the ChampionX Group that provide health and welfare benefits with terms that are substantially similar to those that had been previously provided to the applicable ChampionX Employee (with the exception of any Ecolab post-termination or post-retirement health and welfare benefit plan maintained primarily for U.S. individuals).

U.S. Savings Plans

Following the Separation effective time, the ChampionX Group will maintain one or more 401(k) plans in which each ChampionX Employee who participated in an Ecolab 401(k) plan will be eligible to participate (the “ChampionX U.S. Savings Plans”), with terms that are substantially similar to those that had been provided under the applicable Ecolab 401(k) plan and which provide for a 3% nonelective contribution. ChampionX Employees will cease participating in the Ecolab 401(k) plans and Ecolab will transfer in-kind the accounts (including any outstanding participant loan balances) in the Ecolab 401(k) plans of such ChampionX Employees and all of the assets related thereto to the applicable ChampionX U.S. Savings Plan.

U.S. Defined Benefit Plans; U.S. Post-Retirement and Post-Termination Benefit Plans

ChampionX Employees will cease accruing benefits under the Ecolab defined benefit pension plan, as well as under any Ecolab post-termination or post-retirement health and welfare benefit plan maintained primarily for U.S. individuals (the “Ecolab U.S. OPEB Plans”). Ecolab will retain all assets and liabilities relating to the Ecolab defined benefit pension plan and the Ecolab U.S. OPEB Plans, including liability for benefits accrued thereunder by ChampionX Employees and former employees and independent contractors of Ecolab and its subsidiaries or affiliates who were associated with the ChampionX Business or a former ChampionX business.

Ecolab Deferred Compensation Plans

Effective no later than the Separation effective time, each Transferred ChampionX Employee who is a participant in the Ecolab Mirror Savings Plan will cease participating in such plan and will begin participating in a non-qualified deferred compensation plan maintained by the ChampionX Group with terms that are substantially similar to those provided to the employee under the Ecolab Mirror Savings Plan as though such plan provided for a 3% nonelective contribution. Ecolab will retain all assets and liabilities relating to the Ecolab Mirror Savings Plan in respect of Ecolab Employees and generally in respect of ChampionX Employees and former employees and independent contractors of Ecolab and its subsidiaries or affiliates who were associated with the ChampionX Business or a former ChampionX business.

Ecolab Canadian Retirement Plans

Effective no later than the Separation effective time, each ChampionX Employee who is a participant in a Canadian savings, registered savings or pension plan sponsored or maintained by the Ecolab Group (the “Ecolab Canadian Retirement Plans”) shall cease such participation and will participate in one or more Canadian savings and/or pension plans maintained by the ChampionX Group (the “ChampionX Canadian Retirement Plans”) with terms that are substantially similar to those previously provided to the applicable employee under the Ecolab Canadian Savings Plans, and Ecolab will transfer the accounts in-kind (including any outstanding participant loan balances) in the Ecolab Canadian Retirement Plans for such employees and all of the assets related thereto to the applicable ChampionX Canadian Retirement Plan.

Non-U.S. Plans – Generally

Generally, Apergy and ChampionX will be liable for each employee benefit plan or arrangement sponsored by Ecolab or ChampionX that is maintained primarily for individuals who are located outside of the United States

(“Non-U.S. Plans”) that relate to ChampionX Employees, ChampionX Independent Contractors and former employees and independent contractors of Ecolab and its subsidiaries or affiliates who were associated with the ChampionX Business or a former ChampionX business, and any assets held in respect of such Non-U.S. Plans will be transferred to ChampionX. Generally, Ecolab will be liable for Non-U.S. Plans relating to Ecolab Employees, Ecolab Independent Contractors and former employees and independent contractors of Ecolab and its subsidiaries and affiliates who were not associated with the ChampionX Business or a former ChampionX business.

Certain Non-U.S. Defined Contribution Plans

Each ChampionX Employee who is a participant in certain specified defined contribution plans sponsored or maintained by the Ecolab Group will cease such participation and begin participating in a defined contribution plan maintained by the ChampionX Group with terms that are substantially similar to those that were previously provided to the applicable employee, and, to the extent permitted by law, Ecolab will transfer the accounts (including any outstanding participant loan balances) in the applicable Ecolab defined contribution plans and all assets related thereto to such ChampionX plans.

Non-U.S. Defined Benefit Plans

Effective no later than the Separation effective time, except as required by law or by a collective bargaining agreement, ChampionX Employees will cease accruing benefits under all Non-U.S. Plans that are defined benefit pension plans (“Non-U.S. Defined Benefit Plans”). Except as required by law, Ecolab will retain all assets and liabilities relating to these plans, aside from certain Non-U.S. Defined Benefit Plans specified in an exhibit to the EMA.

Individual Agreements

Effective no later than the Separation effective time, to the extent permitted by the terms of such agreements and by law, the Ecolab Group will assign to the ChampionX Group all individual employment, retention, severance, change of control, expatriate, and restrictive covenant agreements (“Individual Agreements”) between the Ecolab Group and a ChampionX Employee and the ChampionX Group will assign to the Ecolab Group all Individual Agreements between the ChampionX Group and an Ecolab Employee.

Additionally, effective no later than the Separation effective time, ChampionX will assume 14 severance agreements between Ecolab and certain ChampionX Employees as set forth on an exhibit to the EMA, and Apergy and ChampionX agree under the EMA that certain rights will be triggered under these agreements as a result of the Transactions.

Treatment of Ecolab Equity Awards

Treatment of Ecolab Stock Options: Each option to purchase shares of Ecolab common stock (an “Ecolab Option”) that is outstanding immediately prior to the effective time of the Merger and that is held by a ChampionX Employee, whether vested or unvested, will automatically be assumed by Apergy at the effective time of the Merger (each, an “Apergy Option”) and will be subject to the same terms and conditions as were applicable to the corresponding Ecolab Option immediately prior to the effective time of the Merger, except that each Apergy Option shall (i) relate to a number of shares of Apergy common stock (with each discrete grant rounded down to the nearest whole share) equal to the product of (x) the number of shares of Ecolab common stock issuable upon the exercise of the corresponding Ecolab Option immediately prior to the effective time of the Merger and (y) the Equity Award Adjustment Ratio, and (ii) have a per-share exercise price (rounded up to the nearest whole cent) equal to the quotient determined by dividing (x) the per share exercise price of the corresponding Ecolab Option by (y) the Equity Award Adjustment Ratio. “Equity Award Adjustment Ratio” means (A) the closing trading price per share of Ecolab common stock divided by (B) the closing trading price per share of Apergy common stock, in both cases as determined immediately prior to the Separation effective time.

Treatment of Ecolab Restricted Stock Units: Each award granted by Ecolab that was denominated as a “Restricted Stock Unit” under the terms of the applicable Ecolab equity plan and the related award agreement (each, an “Ecolab Restricted Stock Unit”) that is outstanding immediately prior to the effective time of the Merger and that is held by a ChampionX Employee, whether vested or unvested, shall automatically be assumed by Apergy at the effective time of the Merger (each, an “Apergy Restricted Stock Unit”) and will be subject to the same terms and conditions as were applicable to the corresponding Ecolab Restricted Stock Unit immediately prior to the effective time of the Merger, except that each grant of Apergy Restricted Stock Units shall (i) relate to that number of shares of Apergy common stock (with each discrete grant rounded up to the nearest whole share) equal to the product of (x) the number of shares of Ecolab common stock that were issuable upon the vesting of such Ecolab Restricted Stock Units immediately prior to the effective time of the Merger and (y) the Equity Award Adjustment Ratio and (ii) be subject to vesting solely based on continued service with the ChampionX Group and the Apergy Group.

Treatment of Ecolab Performance Based Restricted Stock Units: Each award granted by Ecolab that was denominated as a “Performance Stock Unit” under the terms of the applicable Ecolab equity plan and the related award agreement (each, an “Ecolab Performance Based Restricted Stock Unit”) that is outstanding immediately prior to the effective time of the Merger and that is held by a ChampionX Employee, whether vested or unvested, will be assumed by Apergy at the effective time of the Merger and converted into a restricted stock unit denominated in shares of Apergy common stock (each, an “Apergy Adjusted Performance Based Restricted Stock Unit”) and will be subject to the same terms and conditions as were applicable to the corresponding Ecolab Performance Based Restricted Stock Unit immediately prior to the effective time of the Merger, except that (i) the performance-based vesting conditions applicable to such Ecolab Performance Based Restricted Stock Unit immediately prior to the effective time of the Merger shall not apply from and after the effective time of the Merger, and (ii) each grant of Apergy Adjusted Performance Based Restricted Stock Units shall (x) relate to that number of shares of Apergy common stock (with each discrete grant rounded up to the nearest whole share) equal to the product of (A) the number of shares of Ecolab common stock that were issuable upon the vesting of such Ecolab Performance Based Restricted Stock Unit immediately prior to the effective time of the Merger assuming attainment of the applicable performance metrics at the target level of performance and (B) the Equity Award Adjustment Ratio and (y) be subject to vesting solely based on continued service with the ChampionX Group and the Apergy Group.

Ecolab Stock Purchase Plan: The administrator of the Ecolab Stock Purchase Plan will take all actions necessary and appropriate to provide that: (i) the purchase period (if any) established for the Ecolab Stock Purchase Plan during which the Record Date is to occur shall end at a reasonable time before the Record Date to allow participants to purchase shares of Ecolab common stock under the Ecolab Stock Purchase Plan prior to the Record Date; (ii) all participant payroll deductions and other contributions under the Ecolab Stock Purchase Plan shall cease on or before the Record Date; (iii) ChampionX Employees in the Ecolab Stock Purchase Plan will not be eligible to participate in any future purchase period that begins following the Record Date; (iv) any cash remaining in the Ecolab Stock Purchase Plan account of such ChampionX Employees will be refunded to such employees without interest as soon as administratively practicable; and (v) the next following purchase period will be established by the administrator of the Ecolab Stock Purchase Plan in its sole discretion.

Cash Incentive Programs

Prior to the Separation effective time, Ecolab will transfer to ChampionX the aggregate amount accrued by Ecolab through the Separation effective time in respect of all ChampionX Employees under any incentive compensation and sales commission program that is unpaid as of the Separation effective time (the “Accrued Incentive Amount”). For the remainder of the applicable cash incentive or sales commission period then in effect, and in addition to any applicable legal requirements, each applicable Transferred ChampionX Employee will continue to be eligible to receive an annual and/or short-term cash incentive bonus or sales commission payment in accordance with similar terms and conditions (except with regard to any performance-related metrics) as applied to such ChampionX Employee under the corresponding Ecolab annual or short-term incentive or sales commission program that previously applied to such employee, as equitably adjusted by the Compensation Committee of the Board of Ecolab in consultation with Apergy prior to the Separation effective time to the extent necessary to reflect the effect of the Transaction on the applicable performance metrics. The aggregate incentive amounts paid to these ChampionX Employees in respect of such cash incentive or sales commission period will not be less than the Accrued Incentive Amount.

Time-Off Benefits

Unless otherwise required pursuant to a collective bargaining agreement or applicable law, Apergy and ChampionX will credit each Transferred ChampionX Employee with the amount of accrued but unused vacation time, paid time-off and other time-off benefits that such ChampionX Employee had with the Ecolab Group, and will permit each such employee to use such time-off benefits in the same manner and upon substantially the same terms and conditions as under the applicable Ecolab policies that were in effect at the time of transfer of such employees.

Retention Bonuses

Any retention bonuses payable to a ChampionX Employee that become payable after the date on which the ChampionX Employee transfers to the ChampionX Group will be assumed by the ChampionX Group, to the extent that such bonuses (i) do not exceed $2 million in the aggregate and $75,000 per employee, (ii) are subject to continued employment with the ChampionX Group through the date that is six months following the Separation effective time unless earlier terminated without just cause, and (iii) are awarded in consultation with Apergy, including with respect to the terms and conditions thereof.

No Hire and No Solicitation of Employees

For (i) 24 months following the consummation of the Merger, for certain Ecolab Employees with certain compensation arrangements, and for (ii) 18 months following the consummation of the Merger, for other Ecolab Employees with certain compensation arrangements or titles, Ecolab and Apergy will not hire or solicit to hire, or solicit to enter, or enter into, a consulting agreement with, individuals who hold such positions on the Closing Date, as applicable. These restrictions will not apply to employees who have been involuntarily terminated without cause, or to employees who have voluntarily terminated employment, after six months from the date of termination of employment or such longer period as required by applicable law.

Tax Matters Agreement

In connection with the Transactions, ChampionX, Ecolab and Apergy will enter into a tax matters agreement effective as of the closing of the Merger that will govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the retention of records, the control of audits and other tax proceedings and other matters regarding taxes, including cooperation and information sharing with respect to tax matters. This summary is qualified by reference to the full text of the form of Tax Matters Agreement, which is incorporated by reference and is filed as an exhibit to this proxy statement.

Allocation of Taxes

In general, under the Tax Matters Agreement, Ecolab will be responsible for any U.S. federal, state, local or foreign taxes (and any related interest, penalties or audit adjustments) of ChampionX and its subsidiaries attributable to Pre-Distribution Periods (as defined in the Tax Matters Agreement); provided, however, that ChampionX and Apergy will be responsible for up to the first $12 million, in the aggregate, of any U.S. federal, state, local or foreign taxes (and any related interest penalties or audit adjustments) of certain specifically identified ChampionX subsidiaries and any non-wholly owned ChampionX subsidiaries (solely to the extent such taxes are attributable to an equity interest in a non-wholly owned ChampionX subsidiary and ChampionX becomes liable for such taxes) for such taxable periods. Further, ChampionX and Apergy will also be responsible for up to the first $12 million, in the aggregate, of any Transfer Taxes and any Incremental Separation Taxes (each, as defined in the Tax Matters Agreement), which is referred to as the Tax Amount.

Other than as described in the paragraph immediately above, none of the parties’ obligations under the Tax Matters Agreement will be limited in amount or subject to any cap.

Indemnification Obligations

The Tax Matters Agreement generally provides for indemnification obligations between ChampionX and Apergy, on the one hand, and Ecolab, on the other hand. In particular, ChampionX and Apergy must indemnify Ecolab for (i) all taxes for which ChampionX and Apergy are responsible as described above, (ii) all taxes resulting from a breach by ChampionX or Apergy of any of its representations (but only to the extent relating to a breach occurring after the consummation of the Merger) or any of its covenants under the Tax Matters Agreement, (iii) all taxes resulting from an acquisition after the Distribution of any of the stock or assets of ChampionX or Apergy, other than as a result of the Merger or a repayment of the ChampionX Credit Facility or Apergy Credit Facility and (iv) reasonable costs and expenses (including reasonable attorneys’ fees and expenses) related to the foregoing.

In addition, Ecolab must indemnify ChampionX and Apergy for (i) all taxes for which Ecolab is responsible as described above, (ii) all taxes resulting from a breach by Ecolab of any of its representations or covenants under the Tax Matters Agreement, (iii) all taxes resulting from an acquisition of the stock or assets of Ecolab and (iv) reasonable costs and expenses (including reasonable attorneys’ fees and expenses) related to the foregoing.

If ChampionX and Apergy, on the one hand, and Ecolab, on the other hand, are both required to indemnify the other for a particular tax-related loss, then they each shall be responsible for 50% of such tax-related loss.

Preservation of the Intended Tax Treatment of Certain Aspects of the Transactions

ChampionX and Ecolab intend for the Contribution and Distribution, taken together, and certain internal restructuring transactions undertaken in the Separation, to qualify as generally tax-free to Ecolab and Ecolab’s stockholders under Sections 355 and 368(a)(1)(D) of the Code. ChampionX and Apergy intend for the Merger to qualify as tax-free to ChampionX and ChampionX’s stockholders under Section 368(a) of the Code.

Ecolab expects to receive the Distribution Tax Opinion, the Merger Tax Opinion and the KPMG Tax Opinion. In connection with the foregoing opinions, ChampionX, Ecolab, and Apergy have made and will make certain representations regarding the past and future conduct of their respective businesses and certain other matters.

ChampionX and Apergy will also agree to certain covenants that contain restrictions intended to preserve the intended tax treatment of the Transactions. ChampionX or Apergy, as applicable, may take certain actions prohibited by these covenants only if ChampionX or Apergy, as applicable, obtains and provides to Ecolab a tax ruling or an unqualified opinion from a tax counsel or accountant of recognized national standing, in each case, to the effect that such action would not jeopardize the intended tax treatment of the Transactions and that is reasonably satisfactory to Ecolab. ChampionX, Apergy and their respective subsidiaries, as applicable, will be barred from taking any action, or failing to take any action, where such action or failure to act adversely affects or could reasonably be expected to adversely affect the intended tax treatment of the Transactions, for all relevant time periods. In addition, during the time period ending two years after the date of the Distribution these covenants will include specific restrictions providing that ChampionX or Apergy may not:

•	discontinue the active conduct of the trade or business of ChampionX and certain ChampionX subsidiaries that are involved in the internal restructuring transactions undertaken in the Separation;

•

enter into any transaction or take certain other actions, or fail to take certain actions, that would, when combined with other changes in ownership of ChampionX (including the Merger) or Apergy, have the effect of causing or permitting one or more person to acquire 40% or more of the value or voting power of all outstanding shares of ChampionX or Apergy, as applicable, subject to certain exceptions;

•	engage in certain mergers or consolidations;

•	sell, transfer or otherwise dispose of 20% or more of the gross assets of the active trade or business of ChampionX or ChampionX’s subsidiaries, subject to certain exceptions;

•	redeem or repurchase Apergy’s stock unless certain requirements are met;

•

amend, or permit their subsidiaries to amend, their certificates of incorporation (or other organizational documents) or take any other action affecting the relative voting rights of any stock or stock rights of Apergy or ChampionX; or

•

with respect to the ChampionX Credit Facility or Apergy Credit Facility, modify or repay any portion of such financing other than pursuant to its terms, accelerate any payment of such financing, add any co-borrowers to such financing or cause any person to assume such financing.

In addition, during the time period ending three years after the date of the Distribution, these covenants will include specific restrictions relating to certain internal restructuring transactions undertaken in the Separation.

As discussed above, ChampionX and Apergy will generally agree to indemnify Ecolab and its affiliates against any and all tax-related liabilities incurred by them relating to the Separation, the Contribution and Distribution, the Merger and certain other related transactions to the extent caused by any of the actions prohibited under the tax-related covenants described above. This indemnification will apply even if Ecolab has permitted ChampionX or Apergy, as applicable, to take an action that would otherwise have been prohibited under the tax-related covenants described above.

Intellectual Property Matters Agreement

Ecolab and ChampionX will enter into an intellectual property matters agreement effective upon the closing of the Merger which will set forth the terms and conditions under which ChampionX may use, following the Transactions, certain patents, trademarks, and copyrights allocated to Ecolab pursuant to the Separation Agreement. The intellectual property matters agreement will also include a cross-license of certain know-how (including trade secrets) and the terms and conditions under which each party will maintain, support, transfer, or license certain designated product registrations and related data that are allocated to Ecolab or ChampionX, as applicable, pursuant to the Separation Agreement, but that are held or used by the other party as of the Separation effective time.

Subject to certain limitations, all licenses under the intellectual property matters agreement will be worldwide, royalty-free and sublicensable to the licensee’s affiliates and to third parties in the operation of the licensee’s business, but not for the independent use of any third party. The licenses will be limited by fields of use, which are generally directed to the licensee’s business, and, with the exception of the trademark licenses, will be exclusive with respect to certain fields of use and non-exclusive with respect to other fields of use.

The intellectual property matters agreement will include non-exclusive trademark licenses to enable ChampionX to use certain trademarks on a transitional basis to operate in its fields of use following the Separation effective time. ChampionX will phase-out use of the licensed trademarks within specified periods, except in the context of appropriate historical references or as required by regulatory requirements.

The intellectual property matters agreement will expire with respect to the licensed patents and copyrights, on a patent-by-patent and copyright-by-copyright basis, upon the expiration, invalidation or abandonment of such licensed patent or copyright, and with respect to licensed know-how, until such know-how no longer constitutes confidential information of the licensor. The terms of the trademark licenses will be specific to the licensed trademarks. The terms of the product registrations and related data licenses will be perpetual.

The intellectual property matters agreement will be assignable by either party in whole or in relevant part to its affiliates or to a successor to all or substantially all of the business or assets to which the agreement relates, but will not otherwise be assignable by either party without the other party’s consent.

Transition Services Agreement

ChampionX and Ecolab will enter into a transition services agreement that will be effective upon the closing of the Merger, pursuant to which Ecolab and its subsidiaries and ChampionX and its subsidiaries will provide to each other various services. The services to be provided include information technology, facilities, procurement and certain supply chain support, certain accounting and other financial functions and administrative services.

The transition services agreement will terminate on the expiration of the term of the last service provided under it, unless earlier terminated by the parties. If no term is provided for a specified service, then such service is to terminate on the second anniversary of the effective date of the transition services agreement. The recipient for a particular service generally can terminate that service as of the end of any calendar quarter, subject to specified minimum notice periods.

Apergy does not expect the initial net costs associated with the transition services agreement to be materially different than the historical costs that have been allocated to ChampionX related to these same services.

Other Agreements

Supply Agreements

ChampionX and Ecolab intend to enter into a cross-supply agreement effective as of the closing of the Merger pursuant to which Ecolab will supply ChampionX with certain products and ChampionX will, among other things, provide Ecolab with certain products for a transitional period following the Separation effective time, during which the other party will also provide to the purchasing party a “transfer package” as necessary to allow the purchasing party to stand up its own capability to produce products that have historically been manufactured at plants that are being allocated to the other party. Generally, supply arrangements under the cross-supply agreement will have varying terms based on the nature of the product.

Distribution Agreements

ChampionX and Ecolab intend to enter into certain distribution agreements pursuant to which, after the closing of the Merger and for specified terms, Ecolab will appoint ChampionX as a distributor of certain Ecolab products in specific countries and ChampionX will appoint Ecolab as a distributor of certain ChampionX products in specific countries.

DESCRIPTION OF CAPITAL STOCK OF APERGY BEFORE AND AFTER THE MERGER

The following description of the material terms of the capital stock of Apergy includes a summary of certain provisions of Apergy’s amended and restated certificate of incorporation, which we refer to as Apergy’s certificate of incorporation, and amended and restated bylaws, as amended, which we refer to as Apergy’s bylaws. The following description does not purport to be complete, and all stockholders are urged to read Apergy’s certificate of incorporation and bylaws in their entirety. After the Merger, Apergy’s certificate of incorporation and bylaws will remain unchanged.

Certain of the provisions described below under “Anti-Takeover Effects of Apergy’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws and Delaware Law” could have the effect of discouraging transactions that might lead to a change in control of Apergy. For example, the Apergy certificate of incorporation and bylaws:

•	permit the Apergy Board of Directors to issue shares of preferred stock in one or more series without further authorization of the stockholders of Apergy;

•	provide that the Apergy Board of Directors is classified, with directors serving staggered terms so that not all members of the Apergy Board of Directors are elected at one time until 2022;

•	prohibit stockholder action by written consent; and

•	require stockholders to provide advance notice of any stockholder nomination of directors or any proposal of new business to be considered at any meeting of stockholders.

Description of Capital Stock of Apergy

Authorized Shares

Under Apergy’s certificate of incorporation, the total authorized capital stock of Apergy consists of 2,500,000,000 shares of common stock, par value $0.01 per share, which we refer to as Apergy common stock, and 250,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

As of March 9, 2020, Apergy has 77,493,876 million shares of its common stock issued and outstanding. All outstanding shares of Apergy’s common stock are fully paid and non-assessable and held by 1,090 stockholders of record. This number of stockholders does not include stockholders for whom shares are held in “nominee” or “street” name. While it is not possible to estimate the actual number of beneficial holders of Apergy common stock, the number of beneficial holders is believed to be substantially higher than the number of stockholders of record of shares of Apergy common stock.

Each holder of Apergy’s common stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders. The holders of Apergy’s common stock are not entitled to cumulative voting of their shares in elections of directors. Subject to any preferential rights of any outstanding preferred stock, holders of Apergy’s common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the Apergy Board of Directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of Apergy, holders of its common stock would be entitled to ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any outstanding preferred stock.

Holders of Apergy’s common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of Apergy’s common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Apergy may designate and issue in the future.

Preferred Stock

There are currently no shares of preferred stock of Apergy issued or outstanding.

Apergy’s amended and restated certificate of incorporation authorizes Apergy’s Board of Directors, without further action by Apergy’s stockholders, to issue shares of preferred stock and to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

The authority possessed by Apergy’s Board of Directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of Apergy through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or costly. Apergy’s Board of Directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of the common stock. There are no current agreements or understandings with respect to the issuance of preferred stock and Apergy’s Board of Directors has no present intention to issue any shares of preferred stock.

Dividend Policy of Apergy

Apergy has never declared or paid dividends on its common stock.

Per the terms of the Merger Agreement, Apergy is currently restricted from declaring and paying any dividends, other than dividends or distributions between or among any of Apergy or its subsidiaries to the extent consistent with past practices, or in connection with the exercise, vesting and settlement, as applicable, of Apergy equity awards in accordance with their terms, prior to the effective time of the Merger. Any determination as to the declaration of future dividends following such time is at the sole discretion of the Apergy Board of Directors. In addition, Apergy’s existing credit facilities contain certain financial and operating covenants that may restrict Apergy’s ability to pay dividends in the future.

Anti-Takeover Effects of Apergy’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws and Delaware Law

Provisions of the DGCL and Apergy’s amended and restated certificate of incorporation and amended and restated by-laws could make it more difficult to acquire Apergy by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that its Board of Directors may consider inadequate and to encourage persons seeking to acquire control of Apergy to first negotiate with Apergy’s Board of Directors. Apergy believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Classified Board. Apergy’s amended and restated certificate of incorporation and amended and restated by-laws provides that, until the third annual meeting of its stockholders following its separation from Dover Corporation, its Board of Directors was divided into three approximately equal classes. The directors designated as Class I directors had terms expiring at the first annual meeting of stockholders following the distribution, which Apergy held in 2019 and were elected in 2019 to a three-year term ending at Apergy’s 2022 annual meeting of stockholders. The directors designated as Class II directors have terms expiring at the second annual meeting of stockholders, which Apergy expects to hold in 2020, and the directors designated as Class III directors have terms expiring at the third annual meeting of stockholders, which Apergy expects to hold in 2021. Class II directors elected in 2020 will be elected to a two-year term, and Class III directors elected in 2021 will be elected to a one-year term, each ending at Apergy’s 2022 annual meeting of stockholders. Beginning at the 2022 annual meeting, all of Apergy’s directors will stand for election each year for annual terms, and Apergy’s Board of Directors will therefore no longer be divided into three classes. Members of the Board of Directors will be elected by a plurality of the votes cast at each annual meeting of stockholders. Before the Board of Directors is declassified, it would take at least two elections of directors for any individual or group to gain control of Apergy’s Board of Directors. Accordingly, while the classified board is in effect, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Apergy.

Removal of Directors. Apergy’s amended and restated certificate of incorporation and by-laws provide that (i) prior to Apergy’s Board of Directors being declassified as discussed above, its stockholders may only remove a director for cause and (ii) after Apergy’s Board of Directors has been fully declassified, its stockholders may remove a director with or without cause. Removal requires the affirmative vote of holders of a majority of the shares of voting common stock.

Size of Board and Vacancies. Apergy’s amended and restated certificate of incorporation and amended and restated by-laws provides that the number of directors on its Board of Directors shall not be less than three nor more than fifteen, with the exact number of directors to be fixed exclusively by the Board of Directors. Any vacancies created in its Board of Directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the Board of Directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on Apergy’s Board of Directors will be appointed for a term expiring at the next election of the class for which such director has been appointed, and until his or her successor has been elected and qualified.

Special Stockholder Meetings. Apergy’s amended and restated certificate of incorporation provides that only the chairman of its Board of Directors, its chief executive officer or its Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors may call special meetings of Apergy stockholders. Stockholders may not call special stockholder meetings.

Stockholder Action by Written Consent. Apergy’s amended and restated certificate of incorporation expressly eliminates the right of its stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of Apergy stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Apergy’s amended and restated by-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of its Board of Directors or a committee of its Board of Directors.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Apergy’s amended and restated certificate of incorporation does not provide for cumulative voting.

Delaware Anti-Takeover Statute. Apergy is subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that the stockholder becomes an interested stockholder unless:

•	prior to that date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•

on or subsequent to such date, the business combination is approved by the Board of Directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3 percent of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise set forth in Section 203, an interested stockholder is defined to include (i) any person that is the owner of 15 percent or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15 percent or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and (ii) the affiliates and associates of any such person.

Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage persons interested in acquiring Apergy to negotiate in advance with Apergy’s Board of Directors, because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in any such person becoming an interested stockholder. These provisions also may have the effect of preventing changes in Apergy’s management. It is possible that these provisions could make it more difficult to accomplish transactions which Apergy’s stockholders may otherwise deem to be in their best interests.

Amendments to Certificate of Incorporation. Apergy’s amended and restated certificate of incorporation provides that the provisions of the amended and restated certificate of incorporation may only be amended by the vote of a majority of the voting power of the outstanding voting stock, except that Apergy’s amended and restated certificate of incorporation provide that the affirmative vote of the holders of at least 80 percent of its voting stock then outstanding is required to amend certain provisions relating to:

•	cumulative voting;

•	amendment of the amended and restated by-laws;

•	the size, classification, election, removal, nomination and filling of vacancies with respect to the Apergy Board of Directors;

•	stockholder action by written consent and ability to call special meetings of stockholders;

•	director and officer indemnification; and

•	any provision relating to the amendment of any of these provisions.

The provisions of Apergy’s amended and restated certificate of incorporation relating to the 80 percent voting threshold will be of no force and effect effective as of the completion of the third annual meeting of stockholders after the separation, which Apergy expects to hold in 2021. Apergy’s amended and restated certificate of incorporation may thereafter be amended by the affirmative vote of the holders of at least a majority of its voting stock then outstanding.

Amendments to By-Laws. Apergy’s amended and restated certificate of incorporation and amended and restated by-laws provides that the by-laws may be amended by Apergy’s Board of Directors or by the affirmative vote of at least 80 percent of Apergy’s voting stock then outstanding. The provisions of Apergy’s amended and restated certificate of incorporation and amended and restated by-laws relating to the 80 percent voting threshold will be of no force and effect effective as of the completion of the third annual meeting of stockholders after the separation, which Apergy expects to hold in 2021. Apergy’s amended and restated by-laws may thereafter be amended by the affirmative vote of the holders of at least a majority of its voting stock then outstanding.

Undesignated Preferred Stock. The authority that Apergy’s Board of Directors will possess to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of Apergy through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or costly. Apergy’s Board of Directors may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

NYSE Listing

Apergy common stock began “regular-way” trading on the NYSE under the ticker symbol “APY” on May 9, 2018. After the Merger, shares of Apergy will continue to trade on the NYSE.

Limitation of Liability of Directors; Indemnification of Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and Apergy’s amended and restated certificate of incorporation includes such an exculpation provision. Apergy’s amended and restated certificate of incorporation and by-laws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of Apergy, or for serving at Apergy’s request as a director or officer or another position at another corporation or enterprise, as the case may be. Apergy’s amended and restated certificate of incorporation and by-laws also provide that Apergy must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. Apergy’s amended and restated certificate of incorporation also expressly authorizes Apergy to carry directors’ and officers’ insurance to protect Apergy, its directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions in Apergy’s amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against Apergy’s directors and officers, even though such an action, if successful, might otherwise benefit Apergy and its stockholders. However, these provisions do not limit or eliminate Apergy’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, Apergy pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Apergy maintains a general liability insurance policy which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Exclusive Forum

Apergy’s amended and restated certificate of incorporation provides that unless Apergy’s Board of Directors otherwise determines, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Apergy, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of Apergy to Apergy or Apergy’s stockholders, creditors or other constituents, (iii) any action asserting a claim against Apergy or any director or officer of Apergy arising pursuant to any provision of the DGCL or Apergy’s amended and restated certificate of incorporation or by-laws or (iv) any action asserting a claim against Apergy or any director or officer of Apergy governed by the internal affairs doctrine. However, if (and only if) the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, the action may be brought in another court sitting in the State of Delaware.

Under the Apergy amended and restated certificate of incorporation, to the fullest extent permitted by law, the exclusive forum provision will apply to state and federal law claims, including claims under the federal securities laws, including the Securities Act and the Exchange Act, although Apergy stockholders will not be deemed to have waived Apergy’s compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of forum selection provisions in other companies’ certificates of incorporation, bylaws or similar governing documents has been challenged in legal proceedings, and it is possible that in connection with any action a court could find the forum selection provision contained in Apergy’s amended and restated certificate of incorporation to be inapplicable or unenforceable in such action.

Authorized but Unissued Shares

Apergy’s authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. Apergy may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Apergy by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for Apergy’s common stock is Computershare Trust Company, N.A. Apergy stockholders should contact Apergy’s transfer agent, at the phone number or address listed below, if they have questions concerning transfer of ownership or other matters pertaining to their stock accounts.

Computershare Trust Company, N.A.

462 South 4th Street

Suite 1600

Louisville, KY 40202

Telephone: + 1 (800) 522-6645

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS OF APERGY

The following tables set forth certain information regarding the beneficial ownership, as of March 16, 2020 (except as otherwise noted), of our common stock by:

•	Each director and each of our named executive officers shown in 2019 Summary Compensation Table (the “NEOs”);

•	All of our directors and executive officers as a group, including the NEOs; and

•	Each person known to us to own beneficially 5% or more of our outstanding common stock.

The beneficial ownership set forth in the table is determined in accordance with the rules of the SEC. The percentage of beneficial ownership is based on 77,493,876 shares of common stock outstanding on March 16, 2020. In computing the number of shares beneficially owned by any shareholder and the percentage ownership of such shareholder, shares of common stock subject to stock-settled stock appreciation rights (“SSARs”) held by that person that are currently exercisable or exercisable within 60 days of March 16, 2020, and restricted stock units that become vested within 60 days of March 16, 2020 have been included.

Name of Beneficial Owner(1)	Shares of Apergy’s Common Stock Beneficially Owned	% of Class
Directors (except Mr. Somasundaram):
Daniel W. Rabun(2)	7,252	*
Mamatha Chamarthi(3)	6,411	*
Kenneth M. Fisher(4)	9,411	*
Gary P. Luquette(5)	6,411	*
Stephen M. Todd(6)	10,400	*
Stephen K. Wagner(7)	8,400	*

NEOs:
Sivasankaran Somasundaram(8)	216,600	*
Jay A. Nutt(9)	9,221	*
Julia Wright(10)	4,877	*
Paul E. Mahoney(11)	96,239	*
Syed Raza(12)	13,679	*
Directors and executive officers as a group (13 persons)(13)	449,431	*

5% Shareholders:
The Vanguard Group Inc.(14) 100 Vanguard Blvd. Malvern, PA 19355	7,228,139	9.3%
BlackRock, Inc.(15) 55 East 52nd Street New York, NY 10055	7,027,744	9.1%
Boston Partners(16) One Beacon Street, 30th Floor Boston, MA 02108	4,626,137	6.0%

*	Less than 1% of Apergy’s outstanding common stock.
(1)	The address for each of the directors and NEOs is c/o Apergy Corporation, 2445 Technology Forest Boulevard, Building 4, 12th Floor, The Woodlands, Texas 77381.
(2)	Consists of 7,252 shares of Apergy common stock held directly by Mr. Rabun. Does not include 1,684 unvested RSUs payable in shares of Apergy common stock.
(3)	Consists of 6,411 shares of Apergy common stock held directly by Ms. Chamarthi.

(4)	Consists of 9,411 shares of Apergy common stock held directly by Mr. Fisher.
(5)	Consists of 6,411 shares of Apergy common stock held directly by Mr. Luquette.
(6)	Consists of 10,400 shares of Apergy common stock held directly by Mr. Todd.
(7)	Consists of 8,400 shares of Apergy common stock held directly by Mr. Wagner.
(8)

Consists of (a) 52,909 shares of Apergy common stock held directly by Mr. Somasundaram, (b) 12,967 shares of Apergy common stock held in a limited partnership of which Mr. Somasundaram is a partner, and (c) 153,724 shares of Apergy common stock issuable upon the exercise of SSARs. Does not include 120,025 unvested RSUs payable in shares of Apergy common stock.

(9)	Consists of 9,221 shares of Apergy common stock held directly by Mr. Nutt. Does not include 31,054 unvested RSUs payable in shares of Apergy common stock.
(10)	Consists of 4,877 shares of Apergy common stock held directly by Ms. Wright. Does not include 19,714 unvested RSUs payable in shares of Apergy common stock.
(11)

Consists of (a) 14,256 shares of Apergy common stock held directly by Mr. Mahoney, and (b) 81,983 shares of Apergy common stock issuable upon the exercise of SSARs. Does not include 22,029 unvested RSUs payable in shares of Apergy common stock.

(12)

Consists of (a) 6,648 shares of Apergy common stock held directly by Mr. Raza, and (b) 7,031 shares of Apergy common stock issuable upon the exercise of SSARs. Does not include 13,650 unvested RSUs payable in shares of Apergy common stock.

(13)

Consists of an aggregate of (a) 158,981 shares of Apergy common stock held directly by Apergy executive officers and directors and (b) an aggregate of 290,450 shares of Apergy common stock acquirable by Apergy executive officers within 60 days through the exercise of SSARs.

(14)

Based solely on Schedule 13G/A filed February 12, 2020. The Vanguard Group and certain of its affiliates have sole voting power with respect to 41,429 shares, shared voting power with respect to 12,398 shares, sole dispositive power with respect to 7,186,404 shares and shared dispositive power with respect to 41,735 shares.

(15)

Based solely on Schedule 13G/A filed February 5, 2020. BlackRock, Inc. and certain of its affiliates have sole voting power with respect to 6,707,475 shares and sole dispositive power with respect to 7,027,744 shares.

(16)

Based solely on Schedule 13G/A filed February 10, 2020. Boston Partners and certain of its affiliates have sole voting power with respect to 3,749,439 shares, shared voting power with respect to 5,365 shares, and sole dispositive power with respect to 4,626,137 shares.

PROPOSAL 1

PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF APERGY COMMON STOCK IN CONNECTION WITH THE MERGER (THE “SHARE ISSUANCE PROPOSAL”)

Apergy is proposing the Share Issuance Proposal in order to comply with NYSE Listed Company Manual Rule 312.03(c), which requires stockholder approval of certain transactions in which the number of shares of common stock to be issued (1) has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock, or (2) is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock.

As discussed elsewhere in this proxy statement, Apergy currently expects to issue in the aggregate approximately 127.4 million shares of Apergy common stock as consideration in the Merger. This number includes an estimated (a) [•] shares of Apergy common stock that may be issued following the Merger upon settlement of Apergy restricted stock units to be granted to ChampionX Employees in substitution for outstanding Ecolab restricted stock units, (b) [•] shares of Apergy common stock that may be issued following the Merger upon settlement of Apergy performance-based restricted stock units to be granted to ChampionX Employees in substitution for outstanding Ecolab performance-based restricted stock units, and (c) [•] shares of Apergy common stock that may be issued following the Merger upon settlement of Apergy options to be granted to ChampionX Employees in substitution for outstanding Ecolab options. The exact number of shares of Apergy common stock that will be issued to equityholders of Ecolab as consideration in the Merger will be determined shortly prior to the consummation of the Merger based upon the relative closing stock prices of Ecolab and Apergy on the day prior to the Merger.

The aggregate number of shares of Apergy common stock to be issued will exceed 20% of the number of shares of Apergy common stock outstanding before the issuance of the common stock, and for this reason Apergy must obtain the approval of its stockholders for the issuance of these securities to equityholders of Ecolab in connection with the Merger. The issuance of Apergy common stock to equityholders of Ecolab in connection with the Merger is conditioned on the approval of this Proposal 1, and therefore consummation of the Transactions requires approval of this Proposal 1.

Vote Required for Approval

In accordance with the NYSE Listing Rules, the DGCL and Apergy’s organizational documents, the approval of the Share Issuance Proposal requires the affirmative vote of the holders of a majority of the voting power of Apergy present in person or represented by proxy and entitled to vote on such matter. This means the number of shares of Apergy common stock voted “FOR” the Share Issuance Proposal must exceed the aggregate number of shares of Apergy common stock voted “AGAINST” the Share Issuance Proposal and shares of Apergy common stock that are the subject of abstentions in connection with the Share Issuance Proposal. Abstentions will be considered present at the special meeting for the purposes of establishing quorum, and will have the effect of a vote “AGAINST” the Share Issuance Proposal. Shares held in “street name” by a bank, broker or other nominee for which the beneficial owner does not provide voting instructions will not be voted, which will have no effect on this proposal, but may result in the failure to establish a quorum for the special meeting.

Recommendation of the Apergy Board of Directors

THE APERGY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT APERGY STOCKHOLDERS VOTE FOR PROPOSAL 1.

PROPOSAL 2

PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY,

TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES

AT THE TIME OF THE SPECIAL MEETING TO APPROVE PROPOSAL 1

At the special meeting, we may ask Apergy stockholders to vote to adjourn the special meeting to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve Proposal 1. The approval of Proposal 1 is required for completion of the Merger. Because the Apergy Board of Directors believes that it is in the best interest of Apergy and its stockholders to engage in the Transactions, the Apergy Board of Directors believes it is in the best interest of Apergy and its stockholders to adjourn the special meeting if there are not sufficient votes at the time of the special meeting to approve Proposal 1.

Vote Required for Approval

In accordance with the DGCL and Apergy’s organizational documents, the approval of a meeting adjournment requires the affirmative vote of the holders of a majority of the voting power of Apergy present in person or represented by proxy and entitled to vote on such matter, at a special meeting at which a quorum is present. This means the number of shares of Apergy common stock voted “FOR” the meeting adjournment proposal must exceed the aggregate number of shares of Apergy common stock voted “AGAINST” the meeting adjournment proposal and shares of Apergy common stock that are the subject of abstentions in connection with the meeting adjournment proposal. Abstentions will be considered present at the special meeting for the purposes of establishing quorum, and will have the effect of a vote “AGAINST” this proposal. Shares held in “street name” by a bank, broker or other nominee for which the beneficial owner does not provide voting instructions will not be voted, which will have no effect on this proposal, but may result in the failure to establish a quorum for the special meeting.

Recommendation of the Apergy Board of Directors

THE APERGY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT APERGY STOCKHOLDERS VOTE FOR PROPOSAL 2.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

Proposals by record owners of Apergy common stock for potential inclusion in the proxy statement for the 2020 annual meeting of Apergy stockholders were due by November 26, 2019, being 120 days prior to the date of the first anniversary of the date of our proxy statement for the 2019 Annual Meeting of Shareholders.

All other shareholder proposals, including nominations for directors, in order to be voted on at the 2020 Annual Meeting, were due by February 9, 2020, being, 90 days prior to the date of the first anniversary of the 2019 Annual Meeting of Shareholders.

Nominations or proposals not meeting these requirements will not be entertained at the 2020 annual meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION BY REFERENCE

This proxy statement incorporates by reference important business and financial information about Apergy from documents filed with the U.S. Securities and Exchange Commission, or the SEC, that have not been included herein or delivered herewith. Apergy files reports (including annual, quarterly and current reports which may contain audited financial statements), proxy statements and other information with the SEC. Copies of Apergy’s filings with the SEC are available to investors without charge by request made to Apergy in writing, by telephone or by email with the following contact information:

Apergy Corporation

Attn: Investor Information

2445 Technology Forest Blvd.

The Woodlands, TX 77381

Telephone: (713) 230-8031

Email: David.Skipper@apergy.com

In addition, if you have questions about the Merger Agreement, the Merger and related transactions and agreements or the special meeting of Apergy stockholders, or if you need to obtain copies of the accompanying proxy statement, proxy cards, or other documents incorporated by reference in the proxy statement, you may contact Apergy’s proxy solicitor, at the address and telephone number listed below. You will not be charged for any of the documents you request.

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Telephone: (800) 859-8509 (toll-free)

(212) 269-5550 (collect)

Email: APY@dfking.com

In order to receive timely delivery of these materials, you must make your requests no later than [•], which date is five business days before the date of the special meeting.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information filed electronically with the SEC at http://www.sec.gov. You may also obtain Apergy’s SEC reports at https://investors.apergy.com/sec-filings or Ecolab’s SEC reports at https://investor.ecolab.com/financials/sec-filings/default.aspx. Information contained on Apergy’s or Ecolab’s website is not incorporated by reference into this proxy statement, and you should not consider information contained on either website as part of this proxy statement. We are providing the information about how you can obtain certain documents that are incorporated by reference into this proxy statement at these websites only for your convenience.

The SEC allows certain information to be “incorporated by reference” into this proxy statement. This means that Apergy can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement except for any information modified or superseded by information contained directly in this proxy statement or in any document subsequently filed by Apergy that is also incorporated or deemed to be incorporated by reference herein. This proxy statement incorporates by reference the documents set forth below that Apergy has previously filed with the SEC and any future filings by Apergy under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, from the date of this proxy statement to the date that the Apergy special meeting is held, except, in any such case, for any information therein which has been furnished rather than filed, which shall not be incorporated herein. Subsequent filings with the SEC will automatically modify and supersede information in this proxy statement. These documents contain important information about Apergy and its financial condition.

This proxy statement hereby incorporates by reference the following documents that Apergy has filed with the SEC:

•	Apergy’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 2, 2020;

•

the information specifically incorporated by reference into Apergy’s Annual Report on Form 10-K for the year ended December 31, 2019 from Apergy’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 2, 2020;

•	Apergy’s Current Reports on Form 8-K filed with the SEC on February 12, 2020 and February 18, 2020; and

•

the description of Apergy’s common stock contained in its Registration Statement on Form 10 (File No. 001-38441) filed with the SEC on April 12, 2018, including any amendments or reports filed for the purpose of updating such description.

If you are an Apergy stockholder and you have any questions about the proposed transactions, please contact Apergy’s Investor Information Department at (713) 230-8031.

INDEX TO FINANCIAL STATEMENTS

Combined Financial Statements of ChampionX Holding Inc.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Ecolab Inc.:

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of ChampionX Holding Inc. (the “Company”) as of December 31, 2019 and 2018, and the related combined statements of income, comprehensive income, changes in net parent investment in ChampionX and cash flows for each of the three years in the period ended December 31, 2019, including the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 9 to the combined financial statements, the Company changed the manner in which it accounts for leases in 2019.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these combined financial statements in accordance with the auditing standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 1, 2020

We have served as the Company’s auditor since 2019.

CHAMPIONX HOLDING INC.

COMBINED STATEMENTS OF INCOME

	Year Ended December 31,
(millions)	2019	2018	2017
Product and equipment sales	$2,096.7	$2,207.5	$2,065.0
Service and lease sales	235.3	224.0	225.0

Net sales	2,332.0	2,431.5	2,290.0
Product and equipment cost of sales	1,492.6	1,571.4	1,459.3
Service and lease cost of sales	190.3	183.0	181.5

Cost of sales (including special (gains) and charges (a))	1,682.9	1,754.4	1,640.8
Selling, general and administrative expenses	487.1	542.4	563.7
Special (gains) and charges, net	6.6	17.2	(2.8)

Operating income	155.4	117.5	88.3
Other income, net (b)	(16.9)	(21.7)	(19.1)

Income before income taxes	172.3	139.2	107.4
Income tax expense (benefit)	31.2	35.5	(61.9)

Net income including noncontrolling interest	141.1	103.7	169.3
Net income attributable to noncontrolling interest	7.7	1.5	2.2

Net income attributable to ChampionX	$133.4	$102.2	$167.1

(a)	Cost of sales includes special (gains) and charges of $2.1 million, $(1.1) million and $26.9 million in 2019, 2018 and 2017, respectively, which are reflected in product and equipment cost of sales.

(b)	Other income, net includes special (gains) and charges of $0.3 million in 2019.

The accompanying notes are an integral part of the combined financial statements.

CHAMPIONX HOLDING INC.

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
(millions)	2019	2018	2017
Net income including noncontrolling interest	$141.1	$103.7	$169.3

Foreign currency translation adjustment	(8.5)	(68.8)	53.0
Other activities, net	(1.8)	(0.2)	0.3

Other comprehensive (loss) income, net of tax	(10.3)	(69.0)	53.3

Total comprehensive income (loss) including noncontrolling interest	130.8	34.7	222.6
Comprehensive income attributable to noncontrolling interest	7.7	1.2	2.4

Comprehensive income (loss) attributable to ChampionX	$123.1	$33.5	$220.2

The accompanying notes are an integral part of the combined financial statements.

CHAMPIONX HOLDING INC.

COMBINED BALANCE SHEETS

	December 31,
(millions)	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$67.6	$50.8
Accounts receivable, net	414.6	452.3
Inventory	424.0	442.4
Other current assets	44.7	45.2

Total current assets	950.9	990.7
Property, plant and equipment, net	756.7	780.4
Goodwill	1,671.8	1,675.9
Other intangible assets, net	744.8	858.4
Other assets	176.9	48.2

Total assets	$4,301.1	$4,353.6

LIABILITIES AND NET PARENT INVESTMENT IN CHAMPIONX
Current liabilities
Accounts payable	$187.0	$204.5
Compensation benefits	33.8	37.5
Other current liabilities	111.1	65.6

Total current liabilities	331.9	307.6
Deferred income taxes	203.0	221.6
Operating lease liabilities	79.2	—
Other liabilities	22.8	21.2

Total liabilities	636.9	550.4
Commitments and contingencies (Note 11)

Net Parent investment in ChampionX
Accumulated other comprehensive loss	(358.5)	(348.2)
Net Parent investment in ChampionX	4,020.5	4,148.0

Total net Parent investment in ChampionX	3,662.0	3,799.8
Noncontrolling interest	2.2	3.4

Total net Parent investment in ChampionX and noncontrolling interest	3,664.2	3,803.2

Total liabilities and net Parent investment in ChampionX	$4,301.1	$4,353.6

The accompanying notes are an integral part of the combined financial statements.

CHAMPIONX HOLDING INC.

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(millions)	2019	2018	2017
OPERATING ACTIVITIES
Net income including noncontrolling interest	$141.1	$103.7	$169.3
Adjustments to reconcile net income
Depreciation	88.4	88.0	87.6
Amortization	113.3	123.3	123.4
Deferred income taxes	(26.0)	(20.4)	(132.7)
Loss on sale of property, plant and equipment	4.3	9.6	3.3
Income from equity method investments	(2.7)	(6.7)	(6.9)
Distribution from equity method investments	1.3	6.6	5.9
(Gain) Loss on reserve valuation and asset impairment	—	(2.2)	15.1
Other, net	(0.5)	(0.7)	(0.5)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	34.2	(30.9)	(56.8)
Inventory	17.4	(40.7)	(39.2)
Other assets	(11.1)	(3.8)	(12.8)
Accounts payable	(16.7)	16.3	50.2
Other liabilities	21.2	(31.2)	(27.0)

Cash provided by operating activities	364.2	210.9	178.9

INVESTING ACTIVITIES
Capital expenditures	(69.7)	(69.4)	(80.5)
Loan to a supplier	(10.0)	(12.0)	—
Divestiture of businesses	6.5	11.1	—
Property and other assets sold	3.4	2.0	2.5
Sales (Purchases) of foreign treasury bonds	—	10.4	(10.4)
Business acquisitions, net of cash acquired	—	—	(14.6)

Cash used for investing activities	(69.8)	(57.9)	(103.0)

FINANCING ACTIVITIES
Net transfers to Parent	(267.5)	(144.9)	(78.3)
Net transfers to noncontrolling interest	(8.9)	(4.8)	(12.8)
Business acquisition related liabilities	—	—	(8.2)
Other	(1.0)	0.4	—

Cash used for financing activities	(277.4)	(149.3)	(99.3)

Effect of exchange rate changes on cash and cash equivalents	(0.2)	(1.0)	0.4

Increase (Decrease) in cash and cash equivalents	16.8	2.7	(23.0)
Cash and cash equivalents, beginning of period	50.8	48.1	71.1

Cash and cash equivalents, end of period	$67.6	$50.8	$48.1

The accompanying notes are an integral part of the combined financial statements.

CHAMPIONX HOLDING INC.

COMBINED STATEMENTS OF CHANGES IN NET PARENT INVESTMENT IN CHAMPIONX

	ChampionX		Noncontrolling Interest	Total Net Parent Investment in ChampionX
(millions)	Accumulated Other Comprehensive (Loss) Income	Net Parent Investment in ChampionX
Balance, December 31, 2016	$(332.6)	$4,100.9	$13.6	$3,781.9
Net income	—	167.1	2.2	169.3
Net transfers to Parent	—	(79.3)	—	(79.3)
Net transfers to noncontrolling interest	—	—	(12.8)	(12.8)
Acquisition of noncontrolling interest	—	—	4.1	4.1
Comprehensive income (loss)	53.1	—	0.2	53.3

Balance, December 31, 2017	(279.5)	4,188.7	7.3	3,916.5

Net income	—	102.2	1.5	103.7
Net transfers to Parent	—	(142.9)	—	(142.9)
Net transfers to noncontrolling interest	—	—	(4.8)	(4.8)
Disposition of noncontrolling interest	—	—	(0.3)	(0.3)
Comprehensive income (loss)	(68.7)	—	(0.3)	(69.0)

Balance, December 31, 2018	(348.2)	4,148.0	3.4	3,803.2

New accounting guidance adoption (a)	—	(0.4)	—	(0.4)
Net income	—	133.4	7.7	141.1
Net transfers to Parent	—	(260.5)	—	(260.5)
Net transfers to noncontrolling interest	—	—	(8.9)	(8.9)
Comprehensive income (loss)	(10.3)	—	—	(10.3)

Balance, December 31, 2019	$(358.5)	$4,020.5	$2.2	$3,664.2

(a)

Upon adoption of Accounting Standards Codification (“ASC”) Topic 842, Leases, the Company established right-of-use assets and lease liabilities for operating leases with the cumulative effect of applying the standard recognized as an adjustment to net Parent investment in ChampionX at the beginning of the period adopted. Refer to Note 3 for additional information regarding adoption of new accounting guidance and Note 9 for additional information on leases.

The accompanying notes are an integral part of the combined financial statements.

CHAMPIONX HOLDING INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in millions of U.S. dollars, unless otherwise stated)

1. NATURE OF BUSINESS

ChampionX Holding Inc. (“ChampionX” or “the Company”), a wholly owned subsidiary of Ecolab Inc. (“Ecolab” or the “Parent”), was formed to hold the assets and liabilities associated with Ecolab’s upstream energy business (the “Upstream Business” or “Upstream”).

The Upstream Business provides applications and technology for drilling, production and midstream, both onshore and offshore. Upstream facilities are owned or leased in locations both domestically and internationally, and the Upstream Business’s products and services are sold in the U.S., Canada, Europe, Asia Pacific, Latin America, the Middle East and Africa. Upstream’s product offerings address the many critical processes and challenges in the oil and natural gas lifecycle, including corrosion, oil and water separation, paraffin and asphaltene control, scale deposits, hydrogen sulfide impurities, drilling and well stimulation, hydrate control, foaming control, flow restrictions and water treatment needs. Upstream customers include many of the largest publicly traded exploration and production (“E&P”) and service companies, as well as national and independent oil and natural gas companies of all sizes.

The Upstream Business consists of two operating segments: Oilfield Performance and Specialty Performance. Each of the operating segments also represents a reportable segment. Oilfield Performance provides E&P companies solutions to manage and control corrosion, oil and water separation, flow assurance, sour gas treatment and a host of water-related issues. Specialty Performance provides service and equipment companies that support global E&P companies with products that support well stimulation, construction (including drilling and cementing) and remediation needs in the oil and natural gas industry. Activities that do not meet the quantitative and qualitative criteria to be separately reported have been combined into Corporate and Other. Corporate and Other includes (i) corporate, overhead and shared services expenses, (ii) special gains and charges and (iii) amortization expense related to acquired intangible assets and (iv) revenue and costs for activities that are not operating segments.

On December 18, 2019, Ecolab entered into definitive agreements to separate and combine ChampionX with Apergy Corporation (“Apergy”) in a Reverse Morris Trust transaction (the “Transaction”). In connection with the Transaction, Ecolab will distribute all of the issued and outstanding shares of ChampionX common stock held by Ecolab to its participating stockholders in an exchange offer, pursuant to which Ecolab stockholders will have the option to elect to exchange Ecolab shares for shares of ChampionX (the “Exchange Offer”). In the event the Exchange Offer is not fully subscribed, Ecolab will distribute the remaining shares of ChampionX common stock owned by Ecolab in a clean-up spin-off to Ecolab stockholders whose shares of Ecolab common stock remain outstanding after consummation of the Exchange Offer (the “clean-up spin-off”). If the Exchange Offer is terminated by Ecolab without the exchange of shares (but the conditions to consummation of the Transaction have otherwise been satisfied), Ecolab intends to distribute all shares of ChampionX common stock owned by Ecolab on a pro rata basis to holders of Ecolab common stock. The Exchange Offer (and if necessary, clean-up spin-off or pro rata distribution) will be followed by the merger of a wholly owned subsidiary of Apergy with and into ChampionX, with ChampionX surviving as a wholly owned subsidiary of Apergy. In the merger, each share of ChampionX common stock will be converted into the right to receive a number of shares of Apergy common stock equal to an exchange ratio, which exchange ratio is calculated such that, at the consummation of the merger, ChampionX equityholders will own, in the aggregate, approximately 62% of the issued and outstanding Apergy common stock on a fully diluted basis, and Apergy equityholders will own, in the aggregate, approximately 38% of the issued and outstanding Apergy common stock on a fully diluted basis. The Transaction is expected to be tax-efficient for Ecolab and its stockholders. The Transaction is subject to customary closing conditions, including (i) effectiveness of the applicable Apergy and ChampionX SEC registration statements; (ii) Apergy stockholder approval to issue the Apergy common stock in the merger; (iii) consummation of the ChampionX separation from Ecolab; (iv) for Ecolab, receipt of tax opinions; and (v) regulatory approvals.

Prior to or in connection with the consummation of the Transaction, ChampionX will enter into, or has already entered into, certain agreements to effect the Transaction and provide a framework for ChampionX’s relationship with Ecolab after the Transaction, including a separation and distribution agreement, transition services agreement, employee matters agreement, tax matters agreement, intellectual property matters agreement and certain supply and other transitional agreements. These agreements will provide for the allocation between ChampionX and Ecolab of Ecolab’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the Transaction and will govern certain relationships between ChampionX and Ecolab after the Transaction.

In December 2019, ChampionX and Bank of America executed a term loan facility commitment letter pursuant to which Bank of America has committed to provide a term loan, subject to customary conditions, to ChampionX for up to $537.0 million in connection with the Transaction. As of December 31, 2019, there were no outstanding borrowings related to this term loan facility commitment letter.

2. BASIS OF PRESENTATION

The accompanying combined financial statements present, on a historical basis, the combined assets, liabilities, revenues and expenses related to the Upstream Business. The assets, liabilities and operations of the Upstream Business have historically been held and managed by various legal entities within Ecolab and do not represent the operations of a single, separate legal entity or a group of separate legal entities. To complete the Transaction, Ecolab will execute various internal reorganization transactions that will result in ChampionX owning the Upstream Business.

Historically, the results of operations of the Upstream Business have been reported in Ecolab’s consolidated financial results of operations. The accompanying combined financial statements have been prepared from Ecolab’s historical accounting records and are presented on a stand-alone basis as if the Upstream Business had been conducted by ChampionX independently from Ecolab in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The combined financial statements include the historical operations, assets and liabilities of the Upstream Business.

The combined financial statements reflect assumptions, estimates and allocations made by Ecolab to depict ChampionX on a stand-alone basis. The combined statements of income reflect allocations of general corporate and overhead expenses from Ecolab, including, but not limited to, executive management, finance, legal, information technology, human resources, regulatory affairs, safety, supply chain and other shared services. Expenses that are specifically identifiable to the Upstream Business are directly recorded to the combined statements of income. The remaining expenses are primarily allocated on the basis of revenues generated or headcount. The Company considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Company. The allocations may not, however, reflect the expenses the Company would have incurred as a stand-alone entity for the periods presented. A number of factors, including the chosen organizational structure, division between outsourced and in-house functions and strategic decisions made in areas such as information technology and capital expenditures, would impact the actual costs incurred by the Company. The Company has determined that it is not practicable to determine these stand-alone costs for the periods presented. As a result, the combined financial statements are not indicative of ChampionX’s financial condition, results of operations or cash flows had ChampionX operated the Upstream Business as a stand-alone entity during the periods presented, and the results stated in the combined financial statements are not indicative of ChampionX’s future financial condition, results of operations or cash flows.

Transactions between ChampionX and Ecolab, with the exception of certain allocated related party transactions discussed in Note 7, are reflected as net Parent investment in ChampionX in the combined balance sheets and as a financing activity in net transfers to Parent in the combined statements of cash flows. Refer to Note 7 for additional information regarding related party transactions.

Cash and cash equivalents in the combined balance sheets primarily represent cash held in selected jurisdictions in which the only operations and assets of Ecolab for the periods as of the dates presented were those of the Upstream Business. Ecolab utilizes a centralized approach to cash management and funds the Company’s operating and investing activities as needed. The cash and cash equivalents centrally held by Ecolab are not specifically identifiable to the Company and therefore have not been reflected in the combined balance sheets. None of Ecolab’s debt to third parties or the related interest expense has been allocated to the Company for any of the periods presented as ChampionX is not the legal obligor of the debt, and the Ecolab borrowings were not directly attributable to the Upstream Business.

3. SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination

All intercompany accounts and transactions within ChampionX have been eliminated in the preparation of the accompanying combined financial statements. The Company’s international businesses are included in the financial statements on the basis of the relevant entities’ fiscal years ended November 30 to facilitate the timely inclusion of such entities in the Company’s combined financial reporting.

Use of Estimates

The preparation of the combined financial statements requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results may ultimately differ from estimates.

Foreign Currency Translation

During the periods covered by these combined financial statements, the Upstream Business operated within subsidiaries of Ecolab. Financial position and reported results of operations of the Company’s non-U.S. dollar functional international businesses are measured using local currencies as the functional currency. Assets and liabilities of these operations are translated at the exchange rates in effect at the end of each year. The translation adjustments related to assets and liabilities that arise from the use of differing exchange rates from period to period are included in accumulated other comprehensive loss in the combined balance sheets. Income statement accounts are translated at average rates of exchange prevailing during the year.

Concentration of Credit Risk

Credit risk represents the loss that would be recognized at the reporting date if counterparties failed to perform as contracted. The Company believes the likelihood of incurring material losses due to concentration of credit risk is not reasonably possible. The principal financial instruments subject to credit risk are as follows:

Cash and Cash Equivalents—The Company maintains cash deposits with major banks, which from time to time may exceed insured limits. The possibility of loss related to financial condition of major banks has been deemed minimal.

Accounts Receivable—A large number of customers across various geographies, as well as the practice of assessing customer creditworthiness, limits credit risk. Based on historical trends and experience, the Company considers the allowance for doubtful accounts to be adequate to cover potential credit risk losses.

Foreign Currency Contracts and Derivatives—Exposure to credit risk is limited by internal policies and active monitoring of counterparty risks. In addition, the Company uses a diversified group of major international banks and financial institutions as counterparties. The Company does not anticipate nonperformance by any of these counterparties.

Cash and Cash Equivalents

Cash equivalents include highly-liquid investments with a maturity of three months or less when purchased.

Accounts Receivable

Accounts receivable are carried at the invoiced amounts, less an allowance for doubtful accounts, and generally do not bear interest. The Company estimates the balance of allowance for doubtful accounts by analyzing accounts receivable balances by age and applying historical write-off and collection trend rates. The Company’s estimates include separately providing for customer receivables based on specific circumstances and credit conditions, and when it is deemed probable that the balance is uncollectible. Account balances are written off against the allowance when it is determined the receivable will not be recovered.

The Company’s allowance for doubtful accounts is comprised of changes in bad debt expense, write-offs, the effects of changes in currency translation and the impact of the allowance for the expected return of products shipped. The allowance for the expected return of products shipped was $1.5 million, $1.9 million and $1.8 million as of December 31, 2019, 2018 and 2017, respectively. Returns and credit activity are recorded directly as a reduction to sales.

The following table summarizes the activity in the allowance for doubtful accounts:

	Year Ended December 31,
(millions)	2019	2018	2017
Beginning balance	$8.1	$8.7	$8.8
Bad debt expense	(0.4)	0.3	(0.5)
Other	(1.3)	(0.9)	0.4

Ending balance	$6.4	$8.1	$8.7

Inventory Valuations

Inventories are valued at the lower of cost or net realizable value. Certain U.S. inventory costs are determined on a last-in, first-out (“LIFO”) basis. LIFO inventories represented 49% and 51% of the Company’s inventories as of December 31, 2019 and 2018, respectively. All other inventory costs are determined using either the average cost method or first-in, first-out (“FIFO”) method. Inventory values at FIFO, as shown in Note 6, approximate replacement cost.

Property, Plant and Equipment

Property, plant and equipment includes the historical cost of land, buildings, machinery and equipment, purchased software and significant improvements to existing plant and equipment or, in the case of acquisitions, a fair market value appraisal of assets. The Company capitalizes both internal and external costs of development or purchase of computer software for internal use. Costs incurred for data conversion, training and maintenance associated with capitalized software are expensed as incurred. Expenditures for major renewals and improvements that significantly extend the useful lives of existing plant and equipment are capitalized and depreciated. Expenditures for repairs and maintenance are charged to expense as incurred. Upon retirement or disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in the combined statements of income.

Depreciation is charged to operations using the straight-line method over the assets’ estimated useful lives. The range of useful lives is as follows:

(years)
Buildings and leasehold improvements	5 to 40
Machinery and equipment	3 to 20
Merchandising and customer equipment	3 to 20
Capitalized software	3 to 7

The straight-line method of depreciation reflects an appropriate allocation of the cost of the assets to earnings in proportion to the amount of economic benefits obtained by the Company in each reporting period. Depreciation expense was $88.4 million, $88.0 million and $87.6 million in the years ended December 31, 2019, 2018 and 2017, respectively.

Goodwill and Other Intangible Assets

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in a business combination. The Company’s reporting units are its operating segments.

The Company performs its scheduled annual goodwill impairment test during the third quarter across its two reporting units through a quantitative analysis. The two-step quantitative process involves comparing the estimated fair value of each reporting unit to the reporting unit’s carrying value, including goodwill. If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is considered not to be impaired, and the second step of the impairment test is unnecessary. If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test would be performed to measure the amount of impairment loss to be recorded, if any. If circumstances change significantly, the Company would also test a reporting unit’s goodwill for impairment during the interim period in which the change occurs.

There was no impairment of goodwill in any of the years presented as the estimated fair values of the Company’s two reporting units exceeded the respective carrying values in all of the years presented. To estimate the fair value of each reporting unit, the Company utilized an income approach, specifically, a discounted cash flow model. The income approach requires management to estimate a number of factors for each reporting unit, including projected future operating results, economic projections, anticipated future cash flows and discount rates. For the 2019 annual goodwill impairment assessment, the Company utilized a long-term growth rate of 3% for both reporting units and a discount rate of 11.9% and 10.5% for the Oilfield Performance reporting unit and Specialty Performance reporting unit, respectively. The estimated fair value of each of the Company’s reporting units exceeded its carrying value by over 20%.

Of the reporting units tested in the third quarter of 2019, the Company’s Specialty Performance reporting unit was the most sensitive to a change in future valuation assumptions. While management believes the assumptions used to test both reporting units were reasonable and commensurate with the views of a market participant, changes in key assumptions for the Specialty Performance reporting unit, including increasing the discount rate, lowering revenue forecasts, lowering the operating margin or lowering the long-term growth rate, could result in a future impairment. Holding all other assumptions used in the fair value measurement of the Specialty Performance reporting unit constant as of the 2019 annual goodwill impairment assessment, a 1.5 percentage point increase in the discount rate would still result in a fair value that equals or exceeds the carrying value.

The Company continuously evaluates the performance of both of its reporting units, market developments in the oil and gas industry and broader macroeconomic factors to assess whether facts or circumstances exist that suggest it is more likely than not that the carrying value of the Company’s reporting units are in excess of their fair values. After weighing all positive and negative evidence, the Company concluded that it is more likely than not that the fair value of both the Oilfield Performance and Specialty Performance reporting units is in excess of their carrying values as of December 31, 2019. Accordingly, the Company did not complete an interim goodwill impairment assessment in the fourth quarter of 2019.

The changes in the carrying amount of goodwill for each of the Company’s reportable segments are as follows:

(millions)	Oilfield Performance	Specialty Performance	Total
December 31, 2017	$1,386.9	$320.4	$1,707.3
Current year dispositions	(3.5)	—	(3.5)
Effect of foreign currency translation	(22.5)	(5.4)	(27.9)

December 31, 2018	1,360.9	315.0	1,675.9
Effect of foreign currency translation	(3.2)	(0.9)	(4.1)

December 31, 2019	$1,357.7	$314.1	$1,671.8

The Company does not expect any of the goodwill related to businesses acquired to be tax deductible. Refer to Note 5 for additional information regarding acquisitions and dispositions.

Other Intangible Assets

The Company’s other intangible assets primarily include customer relationships, trademarks, patents and technology. Other intangible assets are amortized on a straight-line basis over their estimated economic lives. The weighted-average useful life of other intangible assets was 13 years as of December 31, 2019 and 2018.

The weighted-average useful life by type of intangible asset as of December 31, 2019 is as follows:

(years)
Customer Relationships	14
Trademarks	12
Technology	7
Patents	7
Other	5

The straight-line method of amortization reflects an appropriate allocation of the cost of the intangible assets to earnings in proportion to the amount of economic benefits obtained by the Company in each reporting period. The Company evaluates the remaining useful life of its intangible assets that are being amortized each reporting period to determine whether events and circumstances warrant a change to the remaining period of amortization. If the estimate of an intangible asset’s remaining useful life is changed, the remaining carrying amount of the intangible asset will be amortized prospectively over the revised estimate of remaining useful life.

The future estimated amortization expense for other intangible assets is as follows:

(millions)
2020	$110.6
2021	108.9
2022	107.5
2023	105.9
2024	101.7

Impairment of Long-Lived Assets

The Company reviews its property, plant and equipment and other intangible assets to assess whether significant events or changes in business circumstances indicate that the carrying value of the assets may not be recoverable.

Such circumstances may include a significant decrease in the market price of an asset, a significant adverse change in the manner in which the asset is being used or in its physical condition or history of operating or cash flow losses associated with the use of an asset. An impairment loss may be recognized when the carrying amount of an asset exceeds the anticipated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss to be recorded, if any, is calculated by the excess of the asset’s carrying value over its fair value. There were no impairments of long-lived assets in the years ended December 31, 2019 and December 31, 2018. In the year ended December 31, 2017, the Company recognized an impairment loss of $16.0 million related to certain long-lived assets in one of its businesses. This business was subsequently sold in 2018 for no significant gain or loss.

In addition, the Company periodically reassesses the estimated remaining useful lives of its long-lived assets. Changes to estimated useful lives would impact the amount of depreciation and amortization recorded in the combined statements of earnings. The Company has not experienced significant changes in the carrying value or estimated remaining useful lives of its long-lived or other intangible assets.

Rentals and Leases

Lessee

The Company determines whether a lease exists at the inception of the arrangement. In assessing whether a contract is or contains a lease, the Company considers a lease a contract that conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company accounts for lease components separately from the nonlease components (e.g., common-area maintenance costs). Beginning in 2019, operating leases are recorded in other assets, other current liabilities and operating lease liabilities on the combined balance sheets.

Operating lease assets and operating lease liabilities are measured and recognized based on the present value of the future lease payments over the lease term at commencement date. The Company uses the rate implicit in the lease when available or determinable and when the rate implicit in the lease is not determinable, the Company’s incremental borrowing rate based on the information available at commencement date is used in determining the present value of future payments. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. Variable lease payments are not included in the lease liability and are recognized as incurred. The Company identified real estate, vehicles and other equipment as the primary classes of leases. Certain leases with a similar class of underlying assets are accounted for as a portfolio of leases.

The Company elected to not apply the recognition requirements of the new standard to leases with terms of 12 months or less. Those lease payments will continue to be recognized in the combined statements of income on a straight-line basis over the lease term and are not recorded in the combined balance sheets.

Most leases include one or more options to renew, which is at the Company’s sole discretion, with renewal terms that can extend the lease term from one month to multiple years. The lease start date is when the asset is available for use and in possession of the Company. The lease end date, which includes any options to renew that are reasonably certain to be exercised, is based on the terms of the contract. The depreciable life of assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise. The Company’s lease agreements do not contain any material restrictive covenants.

Lessor

The Company accounts for lease and nonlease components separately. The nonlease components, such as product and service revenue, are accounted for under ASC Topic 606, Revenue from Contracts with Customers

(refer to Note 12). Revenue from leasing equipment is recognized on a straight-line basis over the life of the lease. Cost of sales includes the depreciation expense for assets under operating leases. The assets are depreciated over their estimated useful lives. Initial lease terms range from one year to five years and most leases include annual renewal options.

Lease contracts convey the right for the customer to control the equipment for a period of time as defined by the contract. There are no options for the customer to purchase the equipment and therefore the equipment remains the property of the Company at the end of the lease term.

Refer to Note 9 for additional information regarding rentals and leases.

Investments

Investments in companies, joint ventures or partnerships in which the Company does not have control, but has the ability to exercise significant influence over operating and financial policies, are reported using the equity method of accounting. Significant influence is generally presumed to exist when the Company owns an interest between 20% and 50% and exercises significant influence. The Company’s share of income from equity method investments was $2.7 million, $6.7 million and $6.9 million in the years ended December 31, 2019, 2018 and 2017, respectively, and is included in other income in the combined statements of income.

Noncontrolling Interests in Combined Entities

The Company conducts certain of its business through joint ventures with unaffiliated third parties. For joint ventures in which ChampionX has a controlling interest, the Company records the results of such joint ventures in the combined financial statements. The Company deducts the amount of income attributable to noncontrolling interests in the measurement of its combined financial statements.

Income Taxes

For purposes of the combined financial statements, the Company’s income taxes are provided for on a “separate return” basis in accordance with ASC Topic 740, Income Taxes, although the Company’s operations have historically been included in the tax returns filed by Ecolab. Under this method, the Company is assumed to have historically filed a return separate from Ecolab, reporting its taxable income or loss and paying applicable tax based on its separate taxable income and associated tax attributes in each tax jurisdiction. Generally, income taxes payable at each balance sheet date computed under the separate return basis are recorded to net Parent investment in ChampionX. However, where foreign ChampionX entities already file separate tax returns, the taxes payable are reported in current liabilities in the combined balance sheets. The calculation of income taxes on the separate return basis requires considerable judgment and the use of both estimates and allocations. The Company’s effective income tax rate and deferred tax balances may differ significantly from those of Ecolab in corresponding historical periods. Refer to Note 8 for additional information on the Company’s income taxes and unrecognized tax benefits.

Income taxes are recognized during the period in which transactions enter into the determination of financial statement income, with deferred income taxes provided for the tax effect of temporary differences between the carrying amount of assets and liabilities and their tax bases. The Company records a valuation allowance to reduce its deferred tax assets when uncertainty regarding their realizability exists.

The Company records liabilities for income tax uncertainties in accordance with the U.S. GAAP recognition and measurement criteria guidance. The Company takes tax positions based on interpretations of tax laws and regulations in the applicable federal, state and international jurisdictions. The Company believe its tax returns properly reflect the tax consequences of its operations, and the reserves for tax contingencies are appropriate and sufficient for the positions taken. Because of the uncertainty of the final outcome of tax examinations, the

Company has reserved for potential reductions of tax benefits (including related interest and penalties) for amounts that do not meet the more-likely-than-not thresholds for recognition and measurement as required by authoritative guidance. The tax reserves are reviewed throughout the year, taking into account new legislation, regulations, case law and audit results. Settlements of any particular issue could result in offsets to other balance sheet accounts, cash payments or receipts and/or adjustments to tax expense. The majority of the Company’s tax reserves are presented in the combined balance sheets in other liabilities.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was enacted, which reduced the U.S. federal corporate tax rate from 35% to 21%, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and creates new taxes on certain foreign sourced earnings. The Tax Act added many new provisions including changes to bonus depreciation, the deduction for executive compensation and interest expense, a tax on global intangible low taxed income (“GILTI”), the base erosion anti abuse tax “(BEAT”) and a deduction for foreign derived intangible income (“FDII”). The Company recorded a one-time transition tax expense in the year ended December 31, 2017 of $38.2 million. As of December 31, 2017, the Company completed its accounting for the effects of the Tax Act as they relate to the repricing of deferred tax balances and the one-time transition tax.

In January 2018, the Financial Accounting Standards Board (“FASB”) issued guidance stating that a company must make an accounting policy election to either treat taxes due on future U.S. inclusions in taxable income related to GILTI as a current-period expense when incurred (the “period cost method”) or factor such amounts into a company’s measurement of its deferred taxes (the “deferred method”). The Company has elected the period cost method. The net impact of the GILTI expense and FDII benefit on income tax was $1.1 million and zero in the years ended December 31, 2019 and 2018, respectively.

Prior to the enactment of the Tax Act, U.S. deferred income taxes had not been provided on certain unremitted foreign earnings that are considered permanent reinvested. Undistributed earnings of foreign subsidiaries are considered to have been reinvested indefinitely or are available for distribution with foreign tax credits available to offset the amount of applicable income tax and foreign withholding taxes that might be payable on earnings. As part of the Tax Act, the Company recorded a one-time transition tax on certain unremitted foreign earnings of foreign subsidiaries. The Company will continue to assert permanent reinvestment of the undistributed earnings of international affiliates, and if the Company’s policy changes, record applicable taxes.

Upon audit, taxing authorities may challenge all or part of an uncertain income tax position. While the Company has no history of tax audits on a stand-alone basis, Ecolab and Ecolab subsidiaries may be audited by U.S. federal, state and local, and non-U.S. taxing authorities. A number of years may elapse before a particular tax matter, for which the Company has established a reserve, is audited and finally resolved. The number of tax years with open tax audits varies depending on the tax jurisdiction. The Internal Revenue Service (“IRS”) has completed its examinations of Ecolab’s federal income tax returns through 2016 and the years 2017 and 2018 are currently under audit. In addition to the U.S. federal examinations, the Company has ongoing audit activity in several U.S. state and foreign jurisdictions. For additional information on income taxes, refer to Note 8.

Restructuring Activities

The Company’s restructuring activities are associated with plans to enhance its efficiency and effectiveness and sharpen its competitiveness. These restructuring activities include net costs associated with significant actions involving employee-related severance charges, contract termination costs and asset write-downs and disposals. Employee termination costs are largely based on policies and severance plans and include personnel reductions and related costs for severance, benefits and outplacement services. These charges are reflected in the quarter in which the actions are probable and the amounts are estimable, which typically is when management approves the associated actions. Contract termination costs include charges to terminate leases prior to the end of their respective terms and other contract termination costs. Asset write-downs and disposals include leasehold improvement write-downs, other asset write-downs associated with combining operations and disposal of assets.

As of December 31, 2019 and 2018, there were no restructuring liabilities on the combined balance sheets.

Refer to Note 4 for additional information regarding restructuring activities.

Environmental Liabilities

Environmental liabilities and expenditures included in the combined financial statements represent claims for matters that were identified as attributable to ChampionX. Accruals for environmental matters are recorded in cost of sales when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Accrued liabilities do not include claims against third parties and are not discounted.

Costs related to environmental remediation are charged to expense in the period incurred.

Refer to Note 11 for additional information regarding the Company’s environmental liabilities.

Revenue Recognition

Revenue is measured as the amount of consideration expected to be received in exchange for transferring goods or providing service.

Product and Equipment Sales

Revenue from the sale of a product or equipment is recognized when obligations under the terms of a contract with the customer are satisfied, which generally occurs with the transfer of the product or delivery of the equipment.

Service and Lease Sales

Revenue from services and leased equipment is recognized when the services are provided to the customer or the customer receives the benefit from the leased equipment, which is over time. Service revenue is recognized over time utilizing an input method that aligns such recognition with the periods in which the services are provided. Typically, revenue is recognized over time using costs incurred to date because the effort undertaken by the field selling and service organization represents services provided, which corresponds with the transfer of control to the customer. Revenue for leased equipment is accounted for under ASC Topic 842, Leases, and recognized on a straight-line basis over the length of the lease contract.

Other Considerations

Contracts with customers may include multiple performance obligations. For contracts with multiple performance obligations, the consideration is allocated between products and services based on their stand-alone selling prices. Stand-alone selling prices are generally based on the prices charged to customers or using an expected cost plus margin. Judgment is used in determining the amount of service that is embedded within the contracts, which is based on the amount of time spent on the performance obligation activities. The level of effort, including the estimated margin that would be charged, is used to determine the amount of service revenue. Depending on the terms of the contract, the Company may defer the recognition of revenue when a future performance obligation has not yet occurred.

Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer, are excluded from net sales. Shipping and handling costs associated with outbound freight are recognized in cost of sales when control over the product has transferred to the customer.

Other estimates used in recognizing revenue include the amount of variable consideration allocated to customer programs and incentive offerings, including pricing arrangements and volume-based incentives. These estimates are based primarily on historical experience and anticipated performance over the relevant contract period. Based on the certainty in estimating the variable consideration, it is included in the transaction price of the relevant contract and the associated remaining performance obligations. The Company recognizes revenue when collection of the variable consideration is expected to be received in exchange for transferring goods or providing services is probable.

The Company’s sales policies do not provide for general rights of return. Estimates used in recognizing revenue include the delay between the time that products are shipped and when they are received by customers, when title transfers and the amount of credit memos issued in subsequent periods. The Company records estimated reductions to revenue for customer programs and incentive offerings including pricing arrangements and volume-based incentives based primarily on historical experience and anticipated performance over the contract period.

Other Income, Net

Other income, net is primarily comprised of the Company’s share of income from equity method investments as well as the non-service cost (benefit) components of net periodic pension cost.

Other Comprehensive Income (Loss)

Other comprehensive income (loss) primarily includes foreign currency translation adjustments. Activity related to defined benefit pension and postretirement plan adjustments and the effective portion of derivative instruments designated as cash flow hedges, which are included in other activities in the combined statements of comprehensive income, was not significant in any of the periods presented.

Fair Value Measurements

The Company’s financial instruments include cash and cash equivalents, receivables, payables and foreign currency forward contracts.

Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. Under the accounting standard for fair value measurements and disclosures, a fair value hierarchy was established that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the measurement of that financial instrument’s fair value.

The hierarchy is broken down into three levels:

Level 1—Inputs are quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2—Inputs include observable inputs other than quoted prices in active markets.

Level 3—Inputs are unobservable inputs for which there is little or no market data available.

The carrying value of foreign currency forward contracts is at fair value, which is determined on a recurring basis based on foreign currency exchange rates as of the balance sheet date and classified within Level 2. The Company’s foreign currency forward contract assets and liabilities measured at fair value on a recurring basis as of December 31, 2019 and 2018 were not significant.

The carrying values of short-term receivables, payables and cash and cash equivalents approximate fair value due to their short maturities and are classified within Level 1.

Long-term debt was not significant to the combined balance sheets as of December 31, 2019 and 2018.

Supplemental Cash Flow Information

In the years ended December 31, 2019, 2018 and 2017, non-cash contributions from (to) Parent were $7.0 million, $2.0 million and $(1.0) million, respectively, and cash paid for income taxes was $18.9 million, $30.1 million and $13.8 million, respectively. The 2018 amount of cash paid for income taxes previously disclosed was adjusted to correct an immaterial error.

Other Significant Accounting Policies

The following table provides references to additional significant accounting policies that are described in other notes to the combined financial statements:

Policy	Note
Research and development expenditures	10
Commitments and contingencies	11
Operating segments and geographic information	13

New Accounting Pronouncements

Standards that are not yet adopted:

Standard	Date of Issuance	Description	Required Date of Adoption	Effect on the Financial Statements
ASU 2019-12—Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes	December 2019	Simplifies the accounting for income taxes by removing certain exceptions to the general principles in ASC Topic 740, Income Taxes, related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and recognition of deferred tax liabilities for outside basis difference. The new standard also simplifies the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the basis of goodwill.	January 1, 2021	The Company is currently evaluating the impact of adoption.

Standard	Date of Issuance	Description	Required Date of Adoption	Effect on the Financial Statements

ASU 2018-15—Intangibles—Goodwill and Other— Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force)	August 2018	Aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal use software (and hosting arrangements that include an internal-use software license). The amendments require an entity (customer) in a hosting arrangement that is a service contract to determine which implementation costs to capitalize as an asset related to the service contract and which costs to expense.	January 1, 2020	The Company is anticipating adopting the ASU prospectively. Adoption of the ASU is not expected to have a material impact on the Company’s combined financial statements.

ASU 2017-04—Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment	January 2017	Simplifies subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill.	January 1, 2020	The ASU must be applied on a prospective basis upon adoption. As described in Note 3, the Company has passed Step 1 of its annual impairment assessment. Accordingly, adoption of the ASU is not expected to have a material impact on the Company’s combined financial statements when completing future impairment analyses.

Standard	Date of Issuance	Description	Required Date of Adoption	Effect on the Financial Statements

Credit Losses ASUs:

ASU 2019-11—Codification Improvements to Topic 326, Financial Instruments—Credit Losses

ASU 2019-05—Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief

ASU 2018-19—Codification Improvements to Topic 326, Financial Instruments—Credit Losses

ASU 2016-13—Financial Instruments—Credit Losses (Topic 326): Measurement of Credit

	Various	Addresses the recognition, measurement, presentation and disclosure of credit losses on trade and reinsurance receivables, loans, debt securities, net investments in leases, off-balance-sheet credit exposures and certain other instruments. Amends guidance on reporting credit losses from an incurred model to an expected model for assets held at amortized cost, such as accounts receivable, loans and held-to-maturity debt securities. Additional disclosures will also be required.	January 1, 2020	The Company has identified the financial assets subject to this standard, which primarily include trade receivables and long-term receivables. In addition, the Company is updating current accounting policies to be in accordance with the new standard, and the impact of adoption is not expected to be material to the Company’s combined financial statements.

Standards that were adopted:

Standard	Date of Issuance	Description	Date of Adoption	Effect on the Financial Statements
ASU 2018-16—Derivatives and Hedging (Topic 815): Inclusion of the Secured Overnight Financing Rate (“SOFR”) Overnight Index Swap (“OIS”) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes ASU 2017-12—Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities	Various	Amends the hedge accounting recognition and presentation requirements. Simplifies the application of hedge accounting and the requirements for hedge documentation and effectiveness testing. Requires presentation of all items that affect earnings in the same income statement line as the hedged item. Expands the benchmark interest rates that can be used for hedge accounting.	January 1, 2019	Adoption of this guidance did not have a material impact on the results of operations, financial position or cash flows.

Standard	Date of Issuance	Description	Date of Adoption	Effect on the Financial Statements

Lease ASUs:

ASU 2019-01—Leases (Topic 842): Codification Improvements

ASU 2018-20—Leases (Topic 842): Narrow-Scope Improvements for Lessors

ASU 2018-11—Leases (Topic 842) Targeted Improvements

ASU 2018-10—Codification Improvements to Topic 842, Leases

ASU 2018-01—Leases (Topic 842): Land Easement Practical Expedient

ASU 2016-02—Leases (Topic 842)

	Various	Introduces the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous guidance.	January 1, 2019	Refer to Note 9 for information regarding the impact of this guidance on the Company’s combined financial statements.

No other new accounting pronouncement issued or effective has had or is expected to have a material impact on the Company’s combined financial statements.

4. SPECIAL GAINS AND CHARGES

Special gains and charges reported in the combined statements of income included the following:

	Year Ended December 31,
(millions)	2019	2018	2017
Cost of sales
Restructuring activities	$2.1	$1.1	$0.7
Other	—	(2.2)	26.2

Subtotal	2.1	(1.1)	26.9
Special (gains) and charges, net
Restructuring activities	15.9	13.7	5.9
Venezuela related activities	—	—	(8.7)
Other	(9.3)	3.5	—

Subtotal	6.6	17.2	(2.8)

Operating income subtotal	8.7	16.1	24.1

Other income, net
Other expense	0.3	—	—

Total special (gains) and charges, net	$9.0	$16.1	$24.1

For segment reporting purposes, special gains and charges are not allocated to reportable segments.

Cost of Sales and Special (Gains) and Charges, Net

Restructuring Activities

The Company is impacted by a number of restructuring plans initiated by Ecolab. The Company recorded restructuring charges allocated from Ecolab in the amounts of $18.0 million, $14.8 million and $6.6 million in the years ended December 31, 2019, 2018 and 2017, respectively. These restructuring charges have been included as a component of cost of sales and special (gains) and charges, net, in the combined statements of income. As the obligations related to these activities are part of Ecolab’s overall restructuring initiatives, the Company did not record the related restructuring liabilities in the combined balance sheets.

Venezuela Related Activities

Effective as of the end of the fourth quarter of 2015, the Company deconsolidated its Venezuelan subsidiaries. The Company recorded a gain of $8.7 million in the year ended December 31, 2017 due to U.S. dollar cash recoveries of receivables written off at the time of deconsolidation. No such gains occurred in the years ended December 31, 2019 and 2018.

Other

In the year ended December 31, 2019, the Company recorded a $9.5 million ($8.7 million after tax) gain in connection with costs recovered from a dispute related to a contract terminated in 2017 and other insignificant charges of $0.2 million in special (gains) and charges, net.

In the year ended December 31, 2018, the Company recorded a $2.2 million ($1.7 million after tax) gain related to changes in estimates for a LIFO inventory reserve in cost of sales and a charge of $3.5 million allocated from Ecolab related to Ecolab charitable contributions in special (gains) and charges, net.

In the year ended December 31, 2017, the Company recorded the following in the cost of sales: (i) a fixed asset impairment of $16.0 million ($10.2 million after tax), (ii) a charge related to a contract termination of $11.1 million ($10.3 million after tax) and (iii) gains of $0.9 million related to changes in estimates for a LIFO inventory reserve. For the fixed asset impairment, the Company determined that the fair value of the affected assets was less than the book value and subsequently recorded an impairment charge. In the year ended December 31, 2018, the Company disposed of the remaining affected assets, which did not result in a material gain or loss.

Other Expense

In the year ended December 31, 2019, the Company recorded expenses of $0.3 million related to pension curtailments and settlements due to Ecolab restructuring programs. These charges, which were allocated to ChampionX from Ecolab, have been included as a component of other income, net in the combined statements of income.

5. ACQUISITIONS AND DISPOSITIONS

Acquisitions

The Company makes business acquisitions that align with its strategic business objectives. Assets and liabilities of acquired businesses are recorded as of the acquisition date, at their respective fair values and are included in the combined balance sheets. The purchase price allocation is based on estimates of the fair value of assets acquired and liabilities assumed. The aggregate purchase price of acquisitions has been reduced for any cash or cash equivalents acquired with the acquisition.

The acquisitions described below have been accounted for using the acquisition method of accounting, which requires, among other things, that assets acquired and liabilities assumed to be recognized at fair value as of the acquisition date.

There were no significant business acquisitions in the years ended December 31, 2019 or 2018.

In the year ended December 31, 2017, the Company acquired Promchimservice LLC for total consideration of $11.7 million, net of cash acquired, resulting in $8.1 million of goodwill and approximately $5.8 million of property, plant and equipment and net working capital. Promchimservice LLC primarily offers reaction and blending services to Oilfield Performance customers in Russia. Incremental sales from this acquisition were minimal as it was a strategic plant acquisition to source raw materials and produce locally.

In the year ended December 31, 2017, the Company also acquired a controlling interest in Petrochem Performance Products LLC for total consideration of $3.8 million. Petrochem Performance Products LLC is a consolidated joint venture in Azerbaijan that primarily manufactures products for the Company’s Oilfield Performance business in the Caspian Sea region.

Dispositions

In the first quarter of 2019, the Company completed the sale of its 49% investment in the AksaiGasService Champion (“AGSC”) joint venture to a third party for approximately $6.4 million, of which $5.5 million was received in 2019 and $0.9 million was received in 2018. Prior to the sale, the AGSC joint venture was accounted for as an equity method investment. The sale did not result in a material gain or loss.

In the first quarter of 2018, the Company completed the sale of its FabTech business to a third party for $8.9 million. Prior to the sale, the Company determined that certain FabTech fixed assets were impaired and recorded an impairment charge of $16.0 million in special (gains) and charges, net, in the combined statements of income in the year ended December 31, 2017. As a result of the impairment charge in 2017, there was not a material gain or loss recognized in connection with the disposal of the business in the year ended December 31, 2018. Prior to the sale, FabTech was part of the Company’s Oilfield Performance business.

There were no other significant business dispositions in the years ended December 31, 2019, 2018 and 2017.

6. BALANCE SHEET INFORMATION

	December 31,
	2019	2018
(millions)
Accounts receivable, net
Accounts receivable—third parties	$421.0	$460.4
Allowance for doubtful accounts	(6.4)	(8.1)

Total	$414.6	$452.3

Inventory
Finished goods	$266.1	$298.9
Raw materials and parts	123.8	119.2

Inventory at FIFO cost	389.9	418.1
FIFO cost to LIFO cost difference	34.1	24.3

Total	$424.0	$442.4

Other current assets
Prepaid assets	$17.0	$19.4
Income tax receivable	14.2	11.8
Taxes receivable, other than income	12.4	12.2
Other	1.1	1.8

Total	$44.7	$45.2

	December 31,
	2019	2018
(millions)
Property, plant and equipment, net
Land	$56.1	$57.5
Buildings and leasehold improvements	383.0	352.1
Machinery and equipment	712.4	696.6
Merchandising and customer equipment	45.9	40.1
Capitalized software	32.5	25.8
Construction in progress	58.7	70.7

Total	1,288.6	1,242.8
Accumulated depreciation	(531.9)	(462.4)

Total	$756.7	$780.4

Other intangible assets
Customer relationships	$1,363.2	$1,367.8
Trademarks	124.8	124.7
Technology	81.9	81.8
Patents	20.4	18.5
Other	0.8	0.8

Total	1,591.1	1,593.6
Accumulated amortization
Customer relationships	(688.6)	(592.7)
Trademarks	(70.0)	(59.4)
Technology	(77.1)	(73.0)
Patents	(9.9)	(9.6)
Other	(0.7)	(0.5)

Total	(846.3)	(735.2)

Net other intangible assets	$744.8	$858.4

Other assets
Operating lease assets	$110.9	$—
Equity method investments	18.7	21.4
Deferred tax assets	17.8	9.9
Other	29.5	16.9

Total	$176.9	$48.2

Other current liabilities
Operating lease liability	$31.0	$—
Distributor fees	27.9	6.7
Taxes payable, other than income	10.5	11.0
Deferred income	8.0	9.4
Income tax payable	5.9	4.0
Environmental	2.9	3.3
Accounts payable—related parties	1.0	2.5
Other	23.9	28.7

Total	$111.1	$65.6

Other liabilities
Environmental	$6.5	$6.9
Long-term debt	0.3	0.1
Other	16.0	14.2

Total	$22.8	$21.2

7. RELATED PARTY TRANSACTIONS

Related party transactions in the combined statements of income between the Company and Ecolab are summarized in the following table:

	Year Ended December 31,
(millions)	2019	2018	2017
Shared services
Allocated to segments	$1.9	$3.4	$1.2
Corporate and Other	87.5	97.4	92.0

Subtotal	89.4	100.8	93.2

Multiemployer pension plans (a)
Net periodic pension service cost in operating income	11.3	13.0	12.1
Net periodic pension non-service benefit in other income, net	(14.3)	(15.1)	(12.4)

Subtotal	(3.0)	(2.1)	(0.3)

Intellectual property
Corporate and Other	4.0	4.0	4.0

Total related party expenses, net	$90.4	$102.7	$96.9

(a)

In connection with ASU 2017-17, the non-service component of net periodic pension (benefit) cost is presented in other income, net, while the service component of net periodic pension cost is recorded in operating income. Net periodic pension service cost is recorded within Corporate and Other.

Shared Services

Ecolab provides the Company certain services, which include executive management, finance, legal, information technology, human resources, regulatory affairs, safety, supply chain and other shared services. Some of these services will continue to be provided to the Company on a temporary basis following the Transaction. The Company determined that it is not practicable to determine the cost of these services on a stand-alone basis for the periods presented. Therefore, financial information herein may not reflect the combined financial position, results of operations and cash flows of the Company in the future or what they would have been had the Company been a separate, stand-alone entity during the periods presented. Management believes that the methods used to allocate expenses to the Company are reasonable. Allocations to the Company for shared services are primarily recorded in selling, general and administrative expenses in the combined statements of income.

Multiemployer Pension Plans

ChampionX employees participate in funded and unfunded defined benefit pension and other postretirement benefit plans (the “Shared Plans”) sponsored by Ecolab, which include participants from other Ecolab subsidiaries. For purposes of the combined financial statements, the Shared Plans are accounted for as multiemployer benefit plans. Accordingly, the Company does not record an asset or liability to recognize the funded status of these plans in the combined balance sheets. The allocated net periodic pension benefits and costs are primarily recorded within Corporate and Other in selling, general and administrative expenses and other income, net in the combined statements of income.

Shared Fixed Assets

Historical cost, accumulated depreciation and depreciation expense for fixed assets at manufacturing plants and other facilities shared with non-ChampionX businesses, where the Company is the primary or exclusive user of the assets (“ChampionX fixed assets”), are included in the combined balance sheets and combined statements of income. When a ChampionX fixed asset is shared with a non-ChampionX business, a reduction to cost of sales or selling, general and administrative expenses is recorded in the combined statements of income to reflect usage by the non-ChampionX business. At shared manufacturing plants and other facilities where the Company is not the primary or exclusive user of the assets, the shared fixed assets are excluded from the combined balance sheets. Accordingly, when the Company uses shared fixed assets, the costs are recorded in cost of sales or selling, general and administrative expenses in the combined statements of income to account for the Company’s use of the shared fixed assets.

Intellectual Property

The Company recorded royalty expense related to ChampionX’s use of Ecolab’s intellectual property and patents primarily within Corporate and Other in selling, general and administrative expenses in the combined statements of income.

Treasury Functions

Cash and cash equivalents held by Ecolab at the corporate level were not allocated to the Company in any of the periods presented. The Company participates in Ecolab’s centralized cash management and financing programs. Disbursements are made through centralized accounts payable systems that are operated by Ecolab. Cash receipts are transferred to centralized accounts, also maintained by Ecolab. As cash is disbursed and received by Ecolab, it is accounted for by the Company through net Parent investment in ChampionX. Third party long-term debt is financed by Ecolab, and financing decisions for wholly and majority owned subsidiaries are determined by central Ecolab treasury operations.

8. INCOME TAXES

For purposes of the combined financial statements, the Company’s income taxes are provided for on a “separate return” basis in accordance with ASC Topic 740, Income Taxes, although the Company’s operations have historically been included in the tax returns filed by Ecolab.

Income before income taxes consisted of:

	Year Ended December 31,
(millions)	2019	2018	2017
United States	$20.7	$2.1	$(21.4)
International	151.6	137.1	128.8

Total	$172.3	$139.2	$107.4

Income tax expense (benefit) consisted of:

	Year Ended December 31,
(millions)	2019	2018	2017
Federal and state	$19.6	$15.1	$36.4
International	37.6	40.8	34.4

Total current	57.2	55.9	70.8
Federal and state	(13.9)	(15.6)	(122.3)
International	(12.1)	(4.8)	(10.4)

Total deferred	(26.0)	(20.4)	(132.7)

Income tax expense (benefit)	$31.2	$35.5	$(61.9)

The Company’s overall net deferred tax assets and deferred tax liabilities consisted of the following:

	December 31,
(millions)	2019	2018
Deferred tax assets
Other accrued liabilities	$5.9	$7.2
Other, net	5.3	4.6
Loss carryforwards	30.0	29.2
Lease liability	21.6	—
Valuation allowance	(21.2)	(20.9)

Total	41.6	20.1

Deferred tax liabilities
Property, plant and equipment basis differences	(52.4)	(47.9)
Intangible assets	(150.9)	(181.7)
Pension and other comprehensive income	—	(0.1)
Lease asset	(21.6)	—
Other, net	(1.9)	(2.1)

Total	(226.8)	(231.8)

Net deferred tax liabilities balance	$(185.2)	$(211.7)

Deferred tax assets and liabilities are recorded based on the statutory tax rates at which they are expected to reverse in the future. As of December 31, 2019 and 2018, U.S. deferred tax assets and liabilities were recorded at the U.S. federal corporate income tax rate of 21%. In response to the enactment of the Tax Act on December 22, 2017, which reduced the U.S. federal corporate income tax rate from 35% to 21%, the Company recorded a provisional income tax benefit of $109.5 million as a result of recording U.S. deferred tax assets and liabilities at the enacted tax rate, which is a discrete tax item in income tax expense in the year ended December 31, 2017.

As of December 31, 2019, the Company has tax-effected international net operating loss carryforwards of $30.0 million, which will be available to offset future taxable income. International net operating loss carryforwards of $19.9 million expire from 2020 to 2040, and $10.1 million of international net operating loss carryforwards have no expiration. A valuation has been established on $20.7 million out of $30.0 million of net operating loss carryforwards.

A reconciliation of the beginning and ending amount of valuation allowances is as follows:

	December 31,
(millions)	2019	2018
Balance at beginning of year	$20.9	$12.3
Net benefit to income tax expense	1.0	7.9
Foreign currency translation	(0.7)	0.7

Balance at end of year	$21.2	$20.9

The Company has valuation allowances on certain deferred tax assets of $21.2 million and $20.9 million as of December 31, 2019 and 2018, respectively. The increase in valuation allowance has been recorded to recognize only the portion of the deferred tax asset that is more-likely-than-not to be realized.

The Company has two tax incentives awarded by the Singapore Economic Development Board. These incentives provide for a preferential 10% tax rate on certain headquarter income, which expire in 2021, and a 0% tax rate on manufacturing profits generated at the Company’s facility on Jurong Island, which expire in 2024. The tax reduction under the incentive was $0.3 million, $0.5 million and $0.4 million in the years ended December 31, 2019, 2018 and 2017, respectively.

A reconciliation of the statutory U.S. federal corporate income tax rate to the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2019	2018	2017
Statutory U.S. rate	21.0%	21.0%	35.0%
One-time transition tax	—	—	35.6
State income taxes, net of federal benefit	1.6	0.7	0.2
Audit settlements and refunds	—	1.0	0.2
Change in statutory tax rate (deferred taxes)	(0.4)	0.6	(102.0)
Valuation allowance	0.2	6.2	1.8
Foreign rate differential	(1.0)	(3.6)	(19.4)
Research and development credit	(1.8)	(2.1)	(2.4)
Uncertain tax positions	(1.5)	(0.4)	(7.3)
Nondeductible expenses	0.7	0.7	1.0
Swiss IP step-up	(2.7)	—	—
Other, net	2.0	1.4	(0.3)

Effective income tax rate	18.1%	25.5%	(57.6)%

The change in the Company’s tax rate includes the tax impact of special gains and charges and discrete tax items, which have impacted the comparability of the Company’s historical reported tax rates, as amounts included in special gains and charges are derived from tax jurisdictions with rates that vary from the Company’s tax rate, and discrete tax items are not necessarily consistent across periods. The tax impact of special gains and charges and discrete tax items will likely continue to impact comparability of the Company’s reported tax rate in the future. The enactment of the Tax Act also significantly impacted the comparability of the Company’s reported tax rates.

In the year ended December 31, 2017, the Company recorded a one-time transition tax of $38.2 million. The one-time transition tax was based on certain foreign earnings and profits for which earnings had been previously indefinitely reinvested, as well as estimates of assets and liabilities at future dates. The transition tax was based in part on the amount of those earnings held in cash and other specified assets. No additional income taxes have been provided for any remaining undistributed foreign earnings not subject to the transition tax and any additional outside basis differences inherent in these entities as these amounts continue to be indefinitely reinvested in foreign operations. The Company continues to assert permanent reinvestment of the undistributed earnings of international affiliates, and, if there are policy changes, the Company would record the applicable taxes. As of December 31, 2018, the Company completed its accounting for the effects of the Tax Act as they relate to the repricing of deferred tax balances and the one-time transition tax.

Upon audit, taxing authorities may challenge all or part of an uncertain income tax position. While the Company has no history of tax audits on a stand-alone basis, Ecolab and Ecolab subsidiaries may be audited by U.S. federal, state and local, and non-U.S. taxing authorities. Ecolab files U.S. federal income tax returns and income tax returns in various U.S. state and non- U.S. jurisdictions. With few exceptions, Ecolab is no longer subject to state and foreign income tax examinations by tax authorities for years before 2016. The IRS has completed examinations of the Ecolab’s U.S. federal income tax returns through 2016, and the years 2017 and 2018 are currently under audit. In addition to the U.S. federal examination, there is ongoing audit activity in several U.S. state and foreign jurisdictions. The Company anticipates changes to its uncertain tax positions due to closing of various audit years mentioned above. The Company does not believe these changes will result in a material impact during the next twelve months. Decreases in the Company’s gross liability could result in offsets to other balance sheet accounts, cash payments and/or adjustments to tax expense. The occurrence of these events and/or other events not included above within the next twelve months could change depending on a variety of factors and result in amounts different from above. The Company’s gross liability for uncertain tax positions in the Company’s combined balance sheets was $3.9 million and $6.2 million as of December 31, 2019 and 2018, respectively.

The Company’s effective income tax rate in the year ended December 31, 2019 includes $1.4 million of net tax benefits on special gains and charges and $7.4 million of net tax benefits on discrete items, which includes a $4.7 million benefit due to the passage of Swiss Tax Reform.

The Company’s effective income tax rate in the year ended December 31, 2018 includes $4.0 million of net tax benefits on special gains and charges.

The Company’s effective income tax rate in the year ended December 31, 2017 includes $71.3 million of net tax benefits associated with the Tax Act, $4.3 million of net tax benefits on special gains and charges and net tax benefits of $7.7 million associated with discrete tax items.

A reconciliation of the beginning and ending amount of gross liability for unrecognized tax benefits is as follows:

	Year Ended December 31,
(millions)	2019	2018	2017
Balance at beginning of year	$6.2	$6.5	$12.0
Additions based on tax positions related to the current year	0.3	0.5	0.5
Reductions for tax positions of prior years	(1.8)	—	(6.8)
Reductions for tax positions due to statute of limitations	(0.7)	(0.5)	(0.6)
Settlements	(0.1)	—	(0.1)
Assumed in connection with acquisitions	—	—	0.9
Foreign currency translation	—	(0.3)	0.6

Balance at the end of year	$3.9	$6.2	$6.5

The total amount of unrecognized tax benefits, if recognized would have affected the effective income tax rate by $3.4 million, $6.2 million and $6.5 million in the years ended December 31, 2019, 2018 and 2017, respectively.

The Company recognizes interest and penalties related to unrecognized tax benefits in its provision for income taxes. During the years ended December 31, 2019, 2018 and 2017, the Company released interest and penalties of $0.4 million, $0.6 million and $1.0 million, respectively. The Company had $0.5 million, $0.8 million and $1.4 million of accrued interest and penalties as of December 31, 2019, 2018 and 2017, respectively.

9. RENTAL AND LEASES

On January 1, 2019, the Company adopted ASC Topic 842, Leases (“the new lease standard”), using the modified retrospective method electing the prospective transition practical expedient and recorded a cumulative effect adjustment to the opening balance of net Parent investment in ChampionX of $0.4 million. The Company elected the package of practical expedients permitted under the transition guidance within the new lease standard, which allows the Company to carryforward the historical lease classification, to not reassess whether existing contracts are or contain a lease and not to reassess initial direct costs. The Company also elected the land easement practical expedient.

In addition, the Company elected the hindsight practical expedient to determine the lease term for existing leases. When applying the hindsight expedient, the Company determined that most renewal options would not be reasonably certain in determining the expected lease term. The Company made an accounting policy election to not apply the recognition requirements of the new standard to leases with terms of twelve months or less and which do not include an option to purchase the underlying assets which is reasonably certain of exercise.

Adoption of the new standard resulted in the recording of additional net operating lease assets and operating lease liabilities of $111.8 million and $112.2 million, respectively, as of January 1, 2019. The difference between the operating lease assets and operating lease liabilities was recorded as an adjustment to net Parent investment in ChampionX. There was no impact to net income or cash flows in the Company’s combined financial statements.

Lessee

The Company leases sales and administrative office facilities, distribution centers, research and manufacturing facilities, as well as vehicles and other equipment under operating leases. The Company also enters into insignificant finance leases.

The Company’s operating lease cost was as follows:

Year Ended December 31,
(millions)	2019
Operating lease cost (a)	$14.2

(a)	Includes immaterial short-term and variable lease costs.

Future maturity of operating lease liabilities as of December 31, 2019 is as follows:

(millions)
2020	$35.1
2021	30.3
2022	19.4
2023	13.9
2024	4.1
Thereafter	25.0

Total lease payments	127.8
Less: imputed interest	17.6

Present value of lease liabilities	$110.2

Total rental expense under the Company’s operating leases was $15.4 million and $19.4 million in the years ended December 31, 2018 and 2017. As of December 31, 2018, identifiable future minimum payments with non-cancelable terms in excess of one year were:

(millions)
2019	$20.0
2020	13.0
2021	8.0
2022	5.0
2023	3.9
Thereafter	26.7

Total	$76.6

The Company’s operating leases term and discount rate were as follows:

December 31, 2019
Weighted-average remaining lease terms (years)	6.9
Weighted-average discount rate	4.0%

The Company’s other lease information was as follows:

Year Ended December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	41.8
Leased assets obtained in exchange for new operating lease liabilities	65.1

Lessor

The Company leases water treatment equipment to customers under operating leases. The Company’s accounting policy for these leases is to account for lease and nonlease components separately. The nonlease components, such as product and service revenue, are accounted for under ASC Topic 606, Revenue from Contracts with Customers (refer to Note 12). Revenue from leasing equipment is recognized on a straight-line basis over the life of the lease. Cost of sales includes the depreciation expense for assets under operating leases. The assets are depreciated over their estimated useful lives. Initial lease terms range from one year to five years and most leases include annual renewal options.

Lease contracts convey the right for the customer to control the equipment for a period of time as defined by the contract. There are no options for the customer to purchase the equipment and therefore the equipment remains the property of the Company at the end of the lease term.

As of December 31, 2019, the gross assets under operating leases recorded in property, plant and equipment, net is $21.9 million and related accumulated depreciation is $15.1 million.

The Company’s operating lease revenue was as follows:

(millions)	Year Ended December 31, 2019
Operating lease revenue (a)	$8.3

(a)	Includes immaterial short-term and variable lease revenue.

Expected revenue from operating leases for existing contracts as of December 31, 2019 is as follows:

(millions)
2020	$9.3
2021	6.7
2022	4.0
2023	1.4
2024	—
Thereafter	—

Total lease revenue	$21.4

The Company mitigates the risk of residual value subsequent to the lease term by redeploying assets. As such, the Company expects to receive revenue from the operating lease assets through the remaining useful life and therefore subsequent to the initial contract termination date.

10. RESEARCH AND DEVELOPMENT EXPENDITURES

Research and development expenditures that relate to the development of new products and processes, including significant improvements and refinements to existing products, are expensed as incurred. Such costs incurred by the Company were $41.7 million, $48.2 million and $51.2 million in the years ended December 31, 2019, 2018 and 2017, respectively.

The Company did not participate in any material customer sponsored research in the years ended December 31, 2019, 2018 or 2017.

11. COMMITMENTS AND CONTINGENCIES

The Company is subject to various claims and contingencies related to, among other things, workers’ compensation, general liability (including product liability), automobile claims, health care claims, environmental matters and lawsuits. The Company is subject to various claims and contingencies related to income taxes, which are discussed in Note 8. The Company also has contractual obligations, including lease commitments that are discussed in Note 9.

The Company records liabilities where a contingent loss is probable and can be reasonably estimated. If the reasonable estimate of a probable loss is a range, the Company records the most probable estimate of the loss or the minimum amount when no amount within the range is a better estimate than any other amount. The Company discloses a contingent liability even if the liability is not probable or the amount is not estimable, or both, if there is a reasonable possibility that a material loss may have been incurred.

Litigation and Environmental Matters

The Company is party to various lawsuits, claims and environmental actions that have arisen in the ordinary course of business. These include from time to time commercial, patent infringement, product liability and employment lawsuits, as well as possible obligations to investigate and mitigate the effects on the environment of the disposal or release of certain chemical substances at various sites, such as Superfund sites and other operating or closed facilities. The Company has established accruals for certain lawsuits, claims and environmental matters. The Company currently believes that there is not a reasonably possible risk of material loss in excess of the amounts accrued related to these legal matters. Because litigation is inherently uncertain, and unfavorable rulings or developments could occur, there can be no certainty that the Company may not ultimately incur charges in excess of recorded liabilities. A future adverse ruling, settlement or unfavorable development could result in future charges that could have a material adverse effect on the Company’s results of operations or cash flows in the period in which they are recorded. The Company currently believes that such future charges related to suits and legal claims, if any, would not have a material adverse effect on the Company’s combined financial position.

Environmental Matters

The Company is currently participating in environmental assessments and remediation at 13 locations, the majority of which are in the U.S., and environmental liabilities have been accrued reflecting management’s best estimate of future costs. Potential insurance reimbursements are not anticipated in the Company’s accruals for environmental liabilities. As of December 31, 2019 and 2018, environmental liability accruals were $9.4 million and $10.2 million, respectively. The decrease in the 2019 environmental liability accrual was primarily related to payments and changes in estimates.

Matters Related to Deepwater Horizon Incident Response

Nalco Company LLC, an indirect subsidiary of Ecolab that will become a subsidiary of the Company after the Transaction, and certain affiliates (collectively “Nalco”) are among the defendants in a number of class action and individual plaintiff lawsuits arising from the use of COREXIT™ dispersant in response to the Deepwater Horizon oil spill. COREXIT™ is a ChampionX product reported in Corporate and Other. There currently remain three cases pending against Nalco relating to the Deepwater Horizon oil spill. After the Transaction, any obligation arising from this litigation will be assumed and controlled by Company. The Company believes the claims asserted against Nalco in these lawsuits are without merit and intends to defend these lawsuits vigorously. The Company also believes that it has rights to contribution and/or indemnification (including legal expenses) from third parties. However, the Company cannot predict the outcome of these lawsuits, the involvement it might have in these matters in the future, or the potential for future litigation.

12. REVENUES

Revenue Recognition

Product and Equipment Sales

Product revenue is generated from products sold to customers in the Company’s Oilfield Performance and Specialty Performance businesses. In addition, the Company sells equipment which may be used in combination with its specialized products. Revenue recognized from the sale of products and equipment is recognized when the obligations in the contract with the customer are satisfied, which generally occurs with the transfer of the product or delivery of the equipment.

Service and Lease Sales

Services and leased equipment revenue is generated from providing services or leasing equipment to the Company’s Oilfield Performance customers. Service offerings include laboratory and logistics services, chemical management services, troubleshooting, reporting, water treatment services or fulfilling deliverables included in the applicable contract. Service and leased equipment revenue is recognized over time when the services are provided to the customer or when the customer receives the benefit of the leased equipment. Service revenue is recognized over time utilizing an input method that aligns such recognition with the periods in which the services are provided. Typically, revenue is recognized over time using costs incurred to date because the effort provided by the field selling and service organization represents services provided, which corresponds with the transfer of control to the customer. Revenue for leased equipment is accounted for under ASC Topic 842, Leases, and recognized on a straight-line basis over the length of the lease contract.

Practical Expedients and Exemptions

The Company elected to apply the portfolio approach within each operating segment. The revenue standard can be applied to a portfolio of contracts with similar characteristics if it is reasonably expected that the effects of applying the revenue standard at the portfolio level would not be materially different from the impact of applying the revenue standard at the individual contract level. Application of the portfolio approach was focused on those characteristics that have the most significant accounting consequences in terms of their effect on the timing of revenue recognition or the amount of revenue recognized. The Company determined the key criteria to assess with respect to the portfolio approach, including the related deliverables, the characteristics of the customers and the timing and transfer of goods and services, which most closely aligned within the operating segments. In addition, the accountability for the business operations, as well as the operational decisions on how to go to market and the product and service offerings, are performed at the operating segment level.

The following table shows principal activities, separated by reportable segments, from which the Company generates its revenue. For more information about the Company’s reportable segments, refer to Note 13.

Net sales by reportable segment are as follows:

	Year Ended December 31,
(millions)	2019	2018	2017
Oilfield Performance
Product and equipment sales	$1,794.1	$1,754.6	$1,715.7
Service and lease sales	235.3	224.0	225.0

Total Oilfield Performance	2,029.4	1,978.6	1,940.7

Specialty Performance
Product and equipment sales	302.4	452.7	349.0

Total

Total product and equipment sales(a)	$2,096.5	$2,207.3	$2,064.7
Total service and lease sales	235.3	224.0	225.0

(a)

In the years ended December 31, 2019, 2018 and 2017, product and equipment sales in the amount of $0.2 million, $0.2 million and $0.3 million were not included in the table above but were included in Corporate and Other. Corporate and Other net sales accounted for less than 0.02% of the Company’s combined net sales for all periods presented.

Net sales by geographic region in the years ended December 31, 2019, 2018 and 2017 are as follows:

	Oilfield Performance			Specialty Performance
(millions)	2019	2018	2017	2019	2018	2017
United States	$944.4	$855.7	$783.8	$218.9	$345.8	$286.4
Middle East and Africa	307.0	314.9	309.3	36.8	46.8	21.2
Europe	267.7	269.0	282.6	13.2	9.3	5.0
Canada	262.9	276.6	269.1	9.5	28.9	23.6
Latin America	169.9	163.1	186.1	10.8	14.8	9.0
Asia Pacific	77.5	99.3	109.8	13.2	7.1	3.8

Total	$2,029.4	$1,978.6	$1,940.7	$302.4	$452.7	$349.0

Net sales by geographic region were determined based on origin of sale. Outside of North America, there were no sales from a single foreign country or individual customer that were material to the Company’s combined net sales.

Contract Liability

Payments received from customers are based on invoices or billing schedules as established in contracts with customers. Accounts receivable are recorded when the right to consideration becomes unconditional. The contract liability relates to billings in advance of performance (primarily service obligations) under the contract. Contract liabilities are recognized as revenue when the performance obligation has been performed, which primarily occurs during the subsequent quarter.

	December 31,
(millions)	2019	2018
Contract liability as of beginning of period	$5.1	$6.6
Revenue recognized in the period from:
Amounts included in the contract liability at the beginning of the period	(5.1)	(6.6)
Increases due to billings excluding amounts recognized as revenue during the period	4.8	5.1

Contract liability as of end of period	$4.8	$5.1

13. OPERATING SEGMENTS AND GEOGRAPHIC INFORMATION

The Company’s operating segments have been determined in accordance with the Company’s internal management structure, which is organized based on operating activities. Operating activities that share similar economic characteristics, products and production processes, end-use markets, channels of distribution and regulatory environments have been organized into two operating segments, which are also the Company’s reportable segments: Oilfield Performance and Specialty Performance. Business activities that do not meet the criteria of an operating segment have been combined into Corporate and Other. Corporate and Other includes (i) corporate and overhead expenses that the Company directly incurred as well as expenses for shared services that have been allocated to the Company by Ecolab, (ii) special gains and charges, (iii) amortization expense related to acquired intangible assets and (iv) revenue and costs for activities that are not operating segments.

The Company evaluates performance based upon several factors, of which the primary financial measure is segment operating income. Segment operating income is defined as segment net sales less cost of sales, selling, marketing and research and development costs.

The Company believes that segment operating income is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker, as defined under ASC Topic 280, Segment Reporting, to evaluate the performance of and allocate resources to the Company’s businesses. The Company believes that information about segment operating income assists users of the combined financial statements by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing insight into both operations and the other factors that affect reported results. Segment operating income provides management a measure to analyze the operating performance of the Company’s business and its enterprise value against historical data and competitors’ data, although historical results, including segment operating income, may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Financial information for each of the Company’s reportable segments is as follows:

Net Sales

	Year Ended December 31,
(millions)	2019	2018	2017
Oilfield Performance	$2,029.4	$1,978.6	$1,940.7
Specialty Performance	302.4	452.7	349.0

Total segment net sales (a)	$2,331.8	$2,431.3	$2,289.7

(a)

In the years ended December 31, 2019, 2018 and 2017, net sales in the amount of $0.2 million, $0.2 million and $0.3 million, respectively, were not included in the table above but were included in Corporate and Other.

Operating Income

	Year Ended December 31,
(millions)	2019	2018	2017
Segment operating income
Oilfield Performance	$387.2	$315.2	$304.6
Specialty Performance	30.5	92.8	79.8

Total segment operating income	417.7	408.0	384.4
Corporate and Other	(262.3)	(290.5)	(296.1)

Total operating income	$155.4	$117.5	$88.3

Corporate and Other

Corporate and Other is as follows:

	Year Ended December 31,
(millions)	2019	2018	2017
Corporate, overhead and allocated shared services expenses(a)	$140.5	$151.4	$148.5
Acquired intangible amortization expense	113.2	123.1	123.3
Special (gains) and charges, net	8.7	16.1	24.1
Other	(0.1)	(0.1)	0.2

Total Corporate and Other	$262.3	$290.5	$296.1

(a)

Related party allocations for shared services, including the service component of multiemployer pensions and royalties, were $102.8 million, $114.4 million and $108.1 million in the years ended December 31, 2019, 2018 and 2017, respectively. Refer to Note 7 for additional information regarding related party allocations. Corporate and overhead expenses directly incurred by the Company were $37.7 million, $37.0 million and $40.4 million in the years ended December 31, 2019, 2018 and 2017, respectively.

The Company has an integrated supply chain function that serves its reportable segments. As such, asset and capital expenditure information by reportable segment has not been provided and is not available, since the Company does not produce or utilize such information. Depreciation expense estimated for each reportable segment and Corporate and Other is as follows:

	Year Ended December 31,
(millions)	2019	2018	2017
Oilfield Performance	$72.5	$67.9	$70.3
Specialty Performance	10.8	15.5	12.7
Corporate and Other	5.1	4.6	4.6

Total depreciation expense	$88.4	$88.0	$87.6

Amortization expense allocated to the reportable segments is related to the Company’s internally developed intangible assets and is not material to the combined statements of income in each of the years ended December 31, 2019, 2018 and 2017.

Geographic Information

Long-lived assets, net by geographic region are as follows:

	December 31,
(millions)	2019	2018
United States	$2,080.3	$2,095.2
Asia Pacific	453.1	446.1
Canada	329.3	335.2
Europe	244.9	244.2
Middle East and Africa	160.9	171.3
Latin America	81.7	70.9

Total	$3,350.2	$3,362.9

Geographic information for long-lived assets, net is based on physical location of the assets. Refer to Note 12 for net sales by geographic region.

14. SUBSEQUENT EVENTS

Market Developments

Subsequent to December 31, 2019, oil prices decreased significantly in light of decreased demand following the coronavirus outbreak and falling prices stemming from a lack of consensus among OPEC member nations on production reductions and Saudi Arabia’s response to reduce prices. The culmination of these events has resulted in instability in the oil and gas industry and falling stock prices for most participants in the industry, including Apergy, with whom the Company will merge following its separation from Ecolab. The Company is evaluating these events to determine if an interim goodwill impairment assessment as well as an assessment of the recoverability of the Company’s other long-lived assets is necessary. As of the date these financial statements were made available for release, the Company was actively completing these evaluations and has not drawn any formal conclusions.

Other Transactions

In the first quarter of 2020, the Company submitted a notice to terminate its OOO Kogalym Chemical Plant joint venture with Lukoil Oil Company (“Lukoil”). Effective with the notice of termination, Lukoil has assumed control of the entity and will assume all of the Company’s 66% interest in the joint venture. Consideration for the transaction is expected to be approximately $5.3 million, and the termination is expected to result in an estimated loss between $5.0 million and $8.0 million.

In the first quarter of 2020, the Company and Ecolab agreed to sell a 25% minority interest in one of its foreign, wholly owned subsidiaries to a third party and separately purchase back a 15% interest in another of its foreign, majority owned subsidiaries from the same third party. The transactions are pending certain governmental approvals, which are expected to be completed in the second quarter of 2020. Upon finalization of these transactions, the Company will continue to maintain control of each subsidiary and consolidate their results and positions into the Company’s combined financial statements.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

ECOLAB INC.,

CHAMPIONX HOLDING INC.,

APERGY CORPORATION,

and

ATHENA MERGER SUB, INC.

Dated as of December 18, 2019

A-i

(CONTINUED)

A-ii

(CONTINUED)

A-iii

(CONTINUED)

Schedules

Schedule 5.5(d)—Submitted Ruling Requests

Schedule 5.5(e)—Pending Ruling Requests

Schedule 5.8(b)—Procedure for designating Officers of Athena following the Closing

Schedule 6.8—Additional Antitrust Consents

Schedule 7.6(b)—Matters to be covered in KPMG Tax Opinion

A-iv

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of December 18, 2019, by and among: (i) Ecolab Inc., a Delaware corporation (“Everest”); (ii) ChampionX Holding Inc., a Delaware corporation and a wholly owned subsidiary of Everest (“Newco”); (iii) Apergy Corporation, a Delaware corporation (“Athena”); and (iv) Athena Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Athena (“Merger Sub”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

W I T N E S S E T H:

WHEREAS, Everest is, directly and indirectly, engaged in the Newco Business;

WHEREAS, Everest has determined that it would be desirable to separate the Newco Business from Everest;

WHEREAS, Newco is a recently-formed, wholly owned direct subsidiary of Everest;

WHEREAS, concurrently with the execution of this Agreement, Everest, Newco and Athena are entering into the Distribution Agreement, pursuant to which and as more fully described in the Distribution Agreement, prior to the Effective Time, Everest will undertake the Internal Restructuring and, in connection therewith, effect the Newco Contribution, and, in exchange therefor, Newco shall (i) issue to Everest additional shares of Newco Common Stock and (ii) pay to Everest the Cash Payment, following which, prior to the Effective Time on the Closing Date, Everest and Newco will effect the Distribution;

WHEREAS, the respective boards of directors of Everest, Newco, Athena and Merger Sub have each approved and declared advisable this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into Newco immediately following the Distribution, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL (the “Merger”); and

WHEREAS, for U.S. federal income tax purposes (i) the Newco Contribution and Distribution, taken together, are intended to qualify as a transaction described in Sections 355 and 368(a)(1)(D) of the Code, (ii) the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (iii) each of this Agreement and the Distribution Agreement constitute “a plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and agreements contained herein, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE I

DESCRIPTION OF TRANSACTIONS

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into Newco. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and Newco shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

Section 1.3 Closing; Effective Time. Unless this Agreement shall have been terminated pursuant to Section 8.1, subject to the provisions of Articles VI and VII, the closing of the Merger and the consummation of the other transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., Central time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 N. Wacker Drive, Chicago, Illinois 60606, on a date and time to be designated jointly by Everest and Athena, which shall be no later than the second Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Articles VI and VII (other than the conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other date, time or place as Athena and Everest may mutually agree. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger, with respect to the Merger, satisfying the applicable requirements of the DGCL shall be duly executed by Newco and concurrently with the Closing shall be filed by Newco with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated jointly by Everest and Athena and specified in such certificate of merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

Section 1.4 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) At the Effective Time, the certificate of incorporation of Newco, as is effective immediately prior to the Effective Time, shall, by virtue of the Merger, be amended and restated in its entirety to read as set forth on Exhibit B hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Legal Requirement;

(b) At the Effective Time, Athena shall take such action necessary to change the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, to be the bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be “ChampionX Holding Inc.”, until thereafter amended as provided by applicable Legal Requirement, the certificate of incorporation of the Surviving Corporation or such bylaws; and

(c) The directors and officers of the Surviving Corporation from and after the Effective Time shall be the same individuals who are the directors and officers of Merger Sub immediately prior to the Effective Time.

Section 1.5 Conversion of Newco Common Stock in the Merger.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Everest, Newco, Athena, Merger Sub or any stockholder of any of the foregoing:

(i) each share of Newco Common Stock held in Newco’s treasury shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor or in respect thereof;

(ii) except as provided in clause (i) above, and subject to Section 1.5(c), each share of Newco Common Stock outstanding immediately prior to the Effective Time (other than shares canceled in accordance with Section 1.5(a)(i)) shall be converted into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of Athena Common Stock equal to the Exchange Ratio, subject to adjustment in accordance with Section 1.5(b); and

(iii) each share of the common stock, $0.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of the Surviving Corporation, which shall be a wholly owned Subsidiary of Athena.

(b) If, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Athena Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, combination of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by Athena during such period, then the Exchange Ratio shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action. This Section 1.5(b) shall not permit Athena to take or refrain from taking any action which it is obligated to take or refrain from taking pursuant to Section 4.3.

(c) No fractional shares of Athena Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of shares of Newco Common Stock who would otherwise be entitled to receive a fraction of a share of Athena Common Stock (after aggregating all fractional shares of Athena Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), after deducting any required withholding Taxes, on a pro rata basis, without interest, determined by multiplying such fraction by the closing price of a share of Athena Common Stock on the New York Stock Exchange on the last Business Day prior to the date on which the Merger becomes effective. Payment of cash in lieu of fractional shares of Athena Common Stock shall be made solely for the purpose of avoiding the expense and inconvenience to Athena of issuing fractional shares of Athena Common Stock and shall not represent separately bargained-for consideration.

Section 1.6 Exchange of Newco Common Stock.

(a) Pursuant to Section 3.1 of the Distribution Agreement, the Exchange Agent (as defined below) shall hold, for the account of the relevant Everest stockholders, book-entry shares representing all of the outstanding shares of Newco Common Stock distributed in the Distribution.

(b) Not less than five (5) Business Days prior to the Closing Date, Everest shall appoint a nationally recognized bank or trust company reasonably acceptable to Athena as exchange agent in the Merger (the “Exchange Agent”) for the benefit of the holders of Newco Common Stock. At or prior to the Effective Time, Athena shall cause to be deposited with the Exchange Agent, for exchange in accordance with this Article I, such shares of Athena Common Stock in book-entry form issuable pursuant to Section 1.5 (such shares of Athena Common Stock, together with any dividends or distributions pursuant to Section 1.6(d) received by the Exchange Agent with respect to such shares of Athena Common Stock, are referred to collectively as the “Exchange Fund”). Athena will make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed or as reasonably requested by Everest, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 1.5(c). Following the Effective Time, the Exchange Agent shall, pursuant to irrevocable instructions, deliver the Athena Common Stock to be issued pursuant to this Article I from the shares of Athena Common Stock held in the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(c) Promptly after the Effective Time, the Exchange Agent shall, and Athena shall cause the Exchange Agent to, deliver to each Person who was a record holder of shares of Newco Common Stock immediately prior to the Effective Time (i) a notice of the effectiveness of the Merger and (ii) from the Exchange Fund, the number of whole shares of Athena Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a)(ii) (and cash in lieu of any fractional share of Athena Common Stock pursuant to Section 1.5(c) and any dividends or other distributions pursuant to Section 1.6(d)). From and after the Effective Time, any share of Newco Common Stock will represent only the right to receive shares of Athena Common Stock pursuant to the provisions of Section 1.5(a)(ii) (and cash in lieu of any fractional share of Athena Common Stock as contemplated by Section 1.5(c) and any dividends or other distributions pursuant to Section 1.6(d)).

(d) No dividends or other distributions declared or made with respect to Athena Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to the holder of any shares of Newco Common Stock with respect to the shares of Athena Common Stock that cannot be distributed by the

Exchange Agent to such holder promptly after the Effective Time, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of applicable abandoned property law, escheat law or other Legal Requirement, following the distribution of any such previously undistributed shares of Athena Common Stock, there shall be paid to the record holder of such shares of Athena Common Stock, without interest, at the time of such distribution, the amount of cash in lieu of any fractional share of Athena Common Stock as contemplated by Section 1.5(c) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Athena Common Stock. Athena shall deposit all such dividends and distributions in the Exchange Fund.

(e) Any portion of the Exchange Fund that remains undistributed to holders of any shares of Newco Common Stock with respect to the shares of Athena Common Stock that the Exchange Agent is not able to distribute to such holders as of the date that is one year after the Effective Time shall be delivered to Athena upon demand, and any holders of shares of Newco Common Stock who have not theretofore exchanged their shares of Newco Common Stock in accordance with this Section 1.6 shall thereafter look only to Athena for satisfaction of their claims for Athena Common Stock, cash in lieu of fractional shares of Athena Common Stock as contemplated by Section 1.5(c) and any dividends or distributions pursuant to Section 1.6(d) with respect to shares of Athena Common Stock, in each case without interest thereon.

(f) None of Everest, Athena or the Surviving Corporation shall be liable to any holder or former holder of shares of Newco Common Stock or to any other Person with respect to any shares of Athena Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, required to be delivered to any public official or Governmental Body pursuant to any applicable abandoned property law, escheat or similar law or other Legal Requirement.

Section 1.7 Closing of Transfer Books. From and after the Effective Time, the stock transfer books of Newco shall be closed and no transfer shall be made of any shares of Newco Common Stock that were outstanding as of the Effective Time.

Section 1.8 Tax Consequences. For U.S. federal income Tax purposes, the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement have adopted this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each party hereto shall cause all Tax Returns relating to the Merger filed by such party to be filed on the basis of treating the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).

Section 1.9 Further Action. If, at any time after the Closing, any further action is determined by Athena or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and Newco, the officers and directors of the Surviving Corporation and Athena shall be fully authorized (in the name of Merger Sub, in the name of Newco and otherwise) to take such action.

Section 1.10 Withholding. Each of the Exchange Agent, Everest, Athena and the respective Subsidiaries of Everest or Athena (including the Surviving Corporation), as applicable, shall be entitled to deduct and withhold from any consideration or other amounts payable or otherwise deliverable pursuant to this Agreement (including to any holder or former holder of shares of Newco Common Stock) such amounts as may be required to be deducted or withheld from such consideration or payment under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EVEREST AND NEWCO

Each of Everest and Newco hereby represent and warrant to Athena and Merger Sub as follows (it being understood that each representation and warranty contained in this Article II is subject to: (a) the exceptions and disclosures set forth in the section or subsection of the Everest Disclosure Letter corresponding to the particular section or subsection in this Article II in which such representation and warranty appears; (b) the assumption that the transactions contemplated by the Distribution Agreement have occurred in compliance with the terms thereof; (c) any exception or disclosure set forth in any other section or subsection of the Everest Disclosure Letter to the extent it is reasonably apparent that such exception or disclosure is relevant to such representation and warranty; and (d) any information set forth in the Everest SEC Documents filed on the SEC’s EDGAR database on or after January 1, 2018 and publicly available at least two (2) Business Days prior to the date of this Agreement (but excluding any supplements or amendments thereto to the extent such supplement or amendment is not publicly filed at least two (2) Business Days prior to the date hereof), other than information set forth therein under the headings “Risk Factors” or “Forward-Looking Statements” and any other information or statement set forth therein that is primarily cautionary, predictive or forward-looking in nature):

Section 2.1 Organization and Good Standing.

(a) Each of the Newco Companies is (or, if formed after the date of this Agreement, shall be at the Effective Time) a corporation or other business organization duly organized, validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its formation, and has (or, if formed after the date of this Agreement, shall have at the Effective Time) all necessary organizational power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its material assets in the manner in which such assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, other than in the case of clauses (i) through (iii) as would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect.

(b) Each of the Newco Companies is (or, if formed after the date of this Agreement, shall be at the Effective Time) qualified to do business as a foreign corporation or other foreign business organization, and is (or, if formed after the date of this Agreement, shall be at the Effective Time) in good standing (to the extent that the laws of the applicable jurisdiction recognize the concept of good standing), under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect.

Section 2.2 Authority; Binding Nature of Agreement. Each of Everest and Newco have all requisite corporate right, power and authority to enter into and perform their respective obligations under this Agreement, the Distribution Agreement and the other Transaction Documents, as applicable, to which it is a party and, subject to the adoption of this Agreement by Everest as the sole stockholder of Newco (which shall occur immediately after the execution and delivery hereof), respectively, to consummate the Contemplated Transactions. Each of the Everest Board and the Newco board of directors has: (a) determined that this Agreement, the Distribution Agreement, the Distribution and the Merger are advisable and fair to, and in the best interests of, Everest, Newco and their respective stockholders and (b) authorized and approved the execution, delivery and performance of this Agreement, the Distribution Agreement and the other Transaction Documents by Everest and Newco, as applicable, and approved the Distribution and the Merger and the other Contemplated Transactions. Everest, as the sole stockholder of Newco prior to the Distribution, will adopt this Agreement and approve the Merger as sole stockholder of Newco immediately following the execution and delivery of this Agreement. No other vote of Newco’s stockholders is necessary to consummate the Contemplated Transactions. Subject to the adoption of this Agreement by Everest as the sole stockholder of Newco and assuming the due authorization, execution and delivery of this Agreement by Athena and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of each of Everest and Newco, enforceable against each of Everest and Newco in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 2.3 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the HSR Act and all applicable foreign Competition Laws and the listing requirements of the New York Stock Exchange, neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the Merger or any of the other Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, bylaws, certificate of formation, limited liability company operating agreement, or other charter or organizational documents of Everest or any of the Newco Companies;

(b) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Everest or any of the Newco Companies, or any of the Newco Assets, is subject, except where such contravention, conflict or violation would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Newco Companies or that otherwise relates to the Newco Business or to any of the Newco Assets, except where such contravention, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Newco Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Newco Material Contract; (ii) accelerate the maturity or performance of any such Newco Material Contract (other than any Everest Employee Plan); or (iii) cancel, terminate or modify any right, benefit, obligation or other term of such Newco Material Contract, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect; or

(e) result in the imposition or creation of any material Encumbrance (other than a Permitted Encumbrance) upon or with respect to any Newco Asset, except as would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect.

Except as may be required by the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, the DGCL, the HSR Act, any applicable foreign Competition Laws and any applicable listing requirements of the New York Stock Exchange, neither Everest nor any of the Newco Companies is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions, except where the failure to make any such filing or give any such notice or to obtain any such Consent would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect, and except for the novation of Contracts with any Governmental Body.

Section 2.4 Capitalization, Etc.

(a) On the date of this Agreement, the authorized capital stock of Newco consists of one thousand (1,000) shares of Newco Common Stock, of which one hundred (100) shares of Newco Common Stock are outstanding. Immediately prior to the Distribution, all the outstanding shares of Newco Common Stock will be owned directly or indirectly by Everest free and clear of any Encumbrance, other than restrictions under applicable securities laws. Immediately following the Distribution, (i) there will be outstanding only such number of shares of Newco Common Stock as determined in accordance with this Agreement and the Distribution Agreement and (ii) no shares of Newco Common Stock will be held in Newco’s treasury. As of the date of this Agreement and as of the Effective Time, all of the outstanding shares of Newco Common Stock have been and will be duly authorized and validly issued, and are and will be fully paid and nonassessable.

(b) (i) None of the outstanding shares of Newco Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Newco Common Stock is subject to any right of first refusal in favor of Newco; and (iii) there is no Newco Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to) any shares of Newco Common Stock. Newco is not under any obligation, and is not bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Newco Common Stock.

(c) There are no outstanding stock appreciation, phantom stock, profit participation or similar rights or other equity appreciation or other equity or equity-based compensation rights or arrangements with respect to any shares of capital stock or other equity interests of Newco or the value thereof.

(d) Except for the Transaction Documents, there is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Newco; (ii) outstanding security, bond, debenture, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Newco or that has the right to vote on any matter on which the stockholders of Newco have the right to vote; or (iii) Contract under which Newco is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(e) All outstanding shares of Newco Common Stock and other outstanding securities of Newco have been issued in compliance in all material respects with all applicable securities laws and other applicable Legal Requirements.

Section 2.5 Subsidiaries, Etc.

(a) Section 2.5(a) of the Everest Disclosure Letter identifies, as of the date of this Agreement, each existing Entity (and jurisdiction of organization) that will be a Subsidiary of Newco as of immediately prior to the Distribution based on the Separation Plan as of the date of this Agreement.

(b) All of the outstanding shares of capital stock, membership interests or other equity interests, as the case may be, of each of Newco’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable (to the extent applicable) and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are, or following the Internal Restructuring and Newco Contribution will be, owned beneficially and of record, directly or indirectly, by Newco, free and clear of any Encumbrances, other than Permitted Encumbrances and restrictions under applicable securities laws.

(c) Except for the Transaction Documents, none of the Newco Companies other than Newco is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Newco Common Stock.

(d) There are no outstanding stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to (i) any shares of capital stock or other equity interests of any of the Newco Companies other than Newco or the value thereof or (ii) the Newco Business or any part thereof.

(e) Except for the Transaction Documents, there is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock, membership interests, or other securities of any of the Newco Companies other than Newco; (ii) outstanding security, bond, debenture, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock, membership interests or other securities of any of the Newco Companies other than Newco; or (iii) Contract under which any of the Newco Companies other than Newco is or may become obligated to sell or otherwise issue any shares of its capital stock, membership interests or any other securities.

(f) All outstanding securities of the Newco Companies other than Newco have been issued in compliance in all material respects with all applicable securities laws and other applicable Legal Requirements.

Section 2.6 Financial Statements.

(a) Section 2.6(a) of the Everest Disclosure Letter contains copies of (i) the audited combined balance sheets of the Newco Business at December 31, 2018 and 2017 and the audited combined statements of income, combined statements of comprehensive income, combined statements of cash flows and combined statements of changes in net parent investment in the Newco Business for the years ended December 31, 2018, 2017 and 2016, and (ii) the unaudited combined balance sheet of the Newco Business at September 30, 2019 and the unaudited combined statements of income, combined statements of comprehensive income, combined statements of cash flows and combined statements of changes in net parent investment in the Newco Business for the nine months ended September 30, 2019 and 2018 (collectively, the “Newco Business Financial Statements”). The Newco Business Financial Statements, subject to the notes thereto, (i) present fairly, in all material respects, the combined financial position of the Newco Business as of the dates thereof and the results of operations and cash flows of the Newco Business for the periods covered thereby; and (ii) were prepared in accordance with GAAP, consistently applied during the periods covered thereby.

(b) Everest maintains a system of internal controls over financial reporting which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, in each case, with respect to Everest and its Subsidiaries, taken as a whole. Since the Applicable Date, to the Knowledge of Everest, neither Everest nor any of its Subsidiaries has identified or been made aware of any material illegal act or fraud related to the business of the Newco Business.

(c) None of the information to be supplied by or on behalf of Everest or Newco for inclusion or incorporation by reference in the Athena Form S-4 Registration Statement or the Newco Registration Statements will, after giving effect to any amendments that have theretofore been made thereto, (i) at the time the Athena Form S-4 Registration Statement or the Newco Registration Statements, respectively, is filed with the SEC; (ii) at the time it, or any amendment or supplement thereto, becomes effective under the Securities Act; or (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Everest or Newco for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the stockholders of Athena or at the time of the Athena Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Newco Registration Statements and the Schedule TO (if applicable) will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Everest or Newco with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Athena for inclusion or incorporation by reference in the Newco Registration Statements or the Schedule TO.

(d) After giving effect to the Distribution and the other transactions contemplated by the Distribution Agreement, the Newco Companies have not incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that are required to be reflected in the Newco Business Financial Statements in accordance with GAAP, as in effect on the date of this Agreement, except for (i) those liabilities that are reflected or reserved for in the Newco Business Financial Statements; (ii) liabilities that have been incurred by the Newco Business since September 30, 2019 in the ordinary course of the Newco Business consistent with past practice; (iii) liabilities under this Agreement or incurred in connection with the Contemplated Transactions; and (iv) liabilities that are not, individually or in the aggregate, material to the Newco Business, taken as a whole.

Section 2.7 Absence of Changes.

(a) Except as expressly contemplated by this Agreement, since September 30, 2019 through the date of this Agreement, except for discussions, negotiations and transactions related to this Agreement or the other Transaction Documents (including the Internal Restructuring contemplated by the Distribution Agreement), Everest and its Subsidiaries (with respect to the Newco Business) and the Newco Companies have conducted the Newco Business in all material respects in the ordinary course of business consistent with past practice.

(b) Since September 30, 2019 through the date of this Agreement, no Effect has occurred or exists that, individually or in the aggregate, has had, or would reasonably be expected to have, a Newco Material Adverse Effect.

(c) Except as expressly contemplated by this Agreement, since September 30, 2019 through the date of this Agreement, neither Everest nor any of its Subsidiaries (with respect to the Newco Business) nor the Newco Companies have taken any actions which, had such actions been taken after the date of this Agreement, would have required the written consent of Athena pursuant to Section 4.2(b)(iv) through Section 4.2(b)(xvii) and (with respect to actions under Section 4.2(b)(iv) through Section 4.2(b)(xvii)), Section 4.2(b)(xviii).

Section 2.8 Assets.

(a) After giving effect to the Contemplated Transactions contemplated by the Distribution Agreement, the Newco Companies will have good and valid title to, or valid leasehold interest in or license to, all of the material Newco Assets. All of said assets are, or after the Distribution will be, owned or leased by the Newco Companies free and clear of any Encumbrances, except where (i) the conveyance of any such assets requires a Consent which is not obtained, in which case the provisions of Section 2.2 and/or 2.5 of the Distribution Agreement (as applicable) will govern or (ii) the failure to have such good and valid title or valid leasehold interest or license results from Encumbrances created or otherwise imposed by the Athena Companies or any other Permitted Encumbrance.

(b) At the Effective Time, the Newco Assets, taken together with the benefits of any alternative arrangements provided pursuant to Section 2.2 and/or 2.5 of the Distribution Agreement (as applicable), the services available from Everest under the Transition Services Agreement, the licenses from Everest under the Intellectual Property Matters Agreement and the arrangements under the other Transaction Documents will constitute all of the assets necessary and sufficient for Athena and the Newco Companies to operate the Newco Business immediately following the Closing in all material respects as it is currently conducted.

(c) No representation is made in this Section 2.8 with respect to infringement, misappropriation or other violation of third party Intellectual Property Rights, which solely is covered under Section  2.10.

Section 2.9 Real Property; Leasehold.

(a) With respect to the Newco Owned Real Property and Newco Leased Real Property all material buildings, structures, fixtures and improvements are in satisfactory condition sufficient to support the operations of the Newco Business as presently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect.

(b) With respect to each parcel of Newco Owned Real Property (i) there are no outstanding Contracts to sell, lease or otherwise transfer such Newco Owned Real Property and (ii) as of the date of this Agreement, there are no pending or, to the Knowledge of Everest, threatened condemnation or other Legal Proceedings relating to the Newco Owned Real Property, except as would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect.

(c) With respect to each lease, license or similar use or occupancy agreement (each a “Newco Lease”) pursuant to which, after giving effect to the Contemplated Transactions contemplated by the Distribution Agreement, a Newco Company leases or otherwise uses or occupies (or will lease or otherwise use or occupy) real property (all such real property that is the subject of any Newco Lease, the “Newco Leased Real Property”), (i) each Newco Lease is (or will be) the legal, valid and binding obligation of the applicable Newco Company that is (or will be) lessee thereunder and, to the Knowledge of Everest, any other party thereto, and (ii) the applicable Newco Company is not in default, and, to the Knowledge of Everest, no other party to such Newco Lease is in default, under such Newco Lease, except, in each case of (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect.

Section 2.10 Intellectual Property; Data Privacy.

(a) Section 2.10(a) of the Everest Disclosure Letter identifies, as of the date of this Agreement, each material item of Registered IP included in the Newco Owned IP (the “Newco Material Registered IP”). The Newco Material Registered IP is subsisting, and to the Knowledge of Everest, none of the Newco Material Registered IP is invalid or unenforceable.

(b) The Newco Companies solely and exclusively own all right, title, and interest to and in the material Newco Owned IP free and clear of any Encumbrances other than Permitted Encumbrances, and the Newco Companies have valid rights to use, pursuant to an inbound Newco IP License (or under the Intellectual Property Matters Agreement or Other IP Licenses), all other material Intellectual Property Rights used in or necessary for the conduct of the Newco Business (provided that the foregoing is not a representation with respect to infringement, misappropriation or other violation of third party Intellectual Property Rights, which is covered under Section 2.10(f)).

(c) To the Knowledge of Everest, Everest and each of its Subsidiaries (including the Newco Companies) have taken commercially reasonable steps to maintain the confidentiality of the material trade secrets included in the Newco IP. No such trade secret material to the Newco Business as presently conducted and presently proposed to be conducted has been authorized to be (or has actually been) disclosed by Everest or any of its Subsidiaries (including the Newco Companies) to any other Person, other than pursuant to a written non-disclosure agreement (or obligations by operation of law) restricting the disclosure and use thereof.

(d) Everest (or its applicable Subsidiary) has executed valid written agreements with each of its former and current employees, consultants and independent contractors (or such Persons have obligations by operation of law) to the extent engaged in the creation or development of any material Newco IP, pursuant to which each such Person has: (i) agreed to hold all material trade secrets of the Newco Business in confidence both during and after such Person’s employment or retention, as applicable; and (ii) assigned to Everest (or its applicable Subsidiary) all of such Person’s rights, titles and interests in and to all such Newco IP, in each case created or developed for Everest (or its applicable Subsidiary, including the Newco Companies) in the course of such Person’s employment or retention thereby. To the Knowledge of Everest, no party thereto is in default, violation or breach of any such agreements, except where such default, violation or breach would not be material to the Newco Business. No government funding and no facilities of a university, college, other educational institution or research center were used in the development of any material Newco IP where, as a result of such funding or the use of such facilities, such government or university entity or organization has any material rights, title or interest in such Newco IP.

(e) To the Knowledge of Everest, as of the date of this Agreement, no Person has infringed, misappropriated, or otherwise violated any Newco IP in connection with the Newco Business in any material respect since the Applicable Date, and, as of the date of this Agreement, no claim or Legal Proceeding involving or alleging any of the foregoing is pending or, to the Knowledge of Everest, is threatened in writing by Everest or its Subsidiaries (including the Newco Companies) against any other Person.

(f) To the Knowledge of Everest, the use and practice of the Newco IP and the conduct of the Newco Business by Everest and its Subsidiaries with respect to the Newco Business (including the Newco Companies, and including prior to giving effect to the Contemplated Transactions contemplated by the Distribution Agreement) as conducted since the Applicable Date, have not infringed, misappropriated, or otherwise violated any Intellectual Property Right of any other Person in any material respect, and, as of the date of this Agreement, no claim or Legal Proceeding is pending or, to the Knowledge of Everest, has since the Applicable Date been threatened in writing against Everest or its Subsidiaries (including the Newco Companies) by any other Person either (i) involving or alleging any of the foregoing, or (ii) challenging the ownership, use, validity or enforceability of any material Newco IP.

(g) Neither Everest nor any of its Subsidiaries (with respect to the Newco Business) nor the Newco Companies have used Open Source Code in connection with any Software included in the Newco IP developed, licensed, distributed, used or otherwise exploited by Everest or any of its Subsidiaries (including the Newco Companies) in a manner that has resulted or will result in a requirement that any material proprietary source code included in the Newco IP (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making modifications or derivative works, or (3) be redistributable at no charge.

(h) To the Knowledge of Everest, (i) Everest and its Subsidiaries (including the Newco Companies) have, at all times since the Applicable Date, materially complied with, and, as of the date of this Agreement, no Person has asserted a written claim against Everest or its Subsidiaries (including the Newco Companies) in connection with the Newco Business alleging a material violation of, any public-facing privacy policy of Everest or any of its Subsidiaries (including the Newco Companies) or applicable Privacy Laws, and (ii) as of the date of this Agreement, there have been no unauthorized intrusions or breaches of the security of Everest’s or any of its Subsidiaries’ (with respect to the Newco Business) or the Newco Companies’ IT Systems resulting in any material data breach, unauthorized access to or disclosure of, or other material misuse or breach of any Personal Data under the possession or control of Everest or its Subsidiaries (including the Newco Companies) or collected by or on their behalf in connection with the Newco Business. Everest (or its Subsidiaries, as applicable to the Newco Business) has implemented commercially reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans in all material respects, intended to safeguard the IT Systems of the Newco Business and material data and information (including any Personal Data) contained or stored therein, and enable the ongoing conduct of the Newco Business in all material respects in the event of a disaster or IT Systems outage.

(i) This Section 2.10 contains the sole and exclusive representations and warranties of Everest and Newco under this Agreement with respect to infringement, misappropriation or other violation of Intellectual Property Rights.

Section 2.11 Contracts.

(a) Section 2.11(a) of the Everest Disclosure Letter identifies each Newco Material Contract. For purposes of this Agreement, “Newco Material Contract” shall mean the following Contracts to which Everest or any of its Subsidiaries (including the Newco Companies) is a party that is executory as of the date of this Agreement:

(i) with respect to the Newco Business, any Contract with any distributor involving sales in excess of $10,000,000 in the fiscal year ended December 31, 2018, in each case that provides exclusivity rights to any third party;

(ii) any Contract that is with a supplier of equipment, consumables, products or raw materials, which supplier is the only source of supply in the marketplace or only supplier to the Newco Business or that imposes a minimum purchase order, in each case, involving payments in excess of $10,000,000 in the fiscal year ended December 31, 2018;

(iii) any Contract imposing any material restriction on the right or ability of the Newco Business taken as a whole: (A) to compete with any other Person; (B) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (C) to perform services for any other Person; or (D) to transact business with any other Person, in each case which restriction would or would reasonably be expected to materially and adversely affect the conduct of the Newco Business, taken as a whole, as currently conducted;

(iv) with respect to which a Newco Company will be party at the Effective Time, any Contract relating to any currency hedging;

(v) any Contract of the Newco Business concerning the establishment and/or operation of a partnership, joint venture or limited liability company with a third party that is not an Affiliate of Everest;

(vi) any Contract relating to the acquisition or disposition of any material assets (other than in the ordinary course of business) or businesses, and with any outstanding obligations of the Newco Business (including indemnification, guarantee, “earn-out” or other similar contingent obligations);

(vii) any (A) material Contract of the Newco Business containing any provision granting the other party “most favored nation” status or equivalent preferential pricing terms or (B) material Contract of the Newco Business containing any provision granting the other party exclusivity or other similar rights;

(viii) any Contract related to third party Indebtedness of the Newco Business in excess of $5,000,000 (other than any Contract related to the matters described in Section 2.22);

(ix) with respect to the Newco Business, any Contract containing material licenses of, covenants not to sue under or other grants to any Intellectual Property Rights that have been granted by or to any Newco Company (or by or to Everest or its applicable Subsidiary, prior to giving effect to the Contemplated Transactions) (the “Newco IP Licenses”), except with regard to licenses to off-the-shelf Software commercially available on standard, non-discriminatory terms for an annual or aggregate fee of no more than $5,000,000 or non-exclusive licenses or other non-exclusive grants of rights granted to customers, manufacturers, suppliers, distributors, consultants or vendors in the ordinary course of business (“Other IP Licenses”); and

(x) with respect to the Newco Business, any Contract that resulted in revenue to or expenses of the Newco Business in excess of $25,000,000 in the fiscal year ending December 31, 2018.

Everest has delivered or Made Available to Athena an accurate and complete copy of each Newco Contract that constitutes a Newco Material Contract.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect, each Newco Contract that constitutes a Newco Material Contract is valid and in full force and effect (except to the extent any such Newco Material Contract expires by its terms or is terminated in compliance with Section 4.2), and is enforceable against Everest or its applicable Subsidiary (including any Newco Company, if applicable) in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect, (i) neither Everest nor any of its Subsidiaries (including the Newco Companies) has violated or breached, or committed any default under, any Newco Material Contract; and (ii) to the Knowledge of Everest, no other Person has violated or breached, or committed any default under, any Newco Material Contract.

Section 2.12 Compliance with Legal Requirements; Regulatory Matters. The conduct of the Newco Business by Everest and its Subsidiaries (including the Newco Companies) is, and since the Applicable Date has been, in compliance with all applicable Legal Requirements, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect. Since the Applicable Date through the date hereof, neither Everest nor any of its Subsidiaries (with respect to the Newco Business) nor any of the Newco Companies has received any written notice or other written communication from any Governmental Body (i) regarding any actual or possible violation of, or failure to comply with, any Legal Requirement or (ii) that it is or has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Body.

Section 2.13 Anti-Corruption Compliance; Export Control and Sanctions Compliance.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Newco Business, taken as a whole, since the Applicable Date, neither Everest nor any of its Subsidiaries (with respect to the Newco Business), nor any of their officers or employees, nor any Newco Company, nor, to the Knowledge of Everest, any of their respective agents, distributors or representatives with respect to the Newco Business (i) has directly or indirectly offered, promised or made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person in respect of the Newco Business, private or public, regardless of what form, (ii) is or has otherwise been in violation of any applicable anti-bribery, anti-corruption or similar Legal Requirements, including the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S. Code Section 78dd-1, et seq.) (as amended, the “FCPA”) or the UK Bribery Act 2010 and (iii) has received any notice from, or voluntarily provided any notice to, a Governmental Body or other Person with respect to the Newco Business or a Newco Company that alleges any of the foregoing. With respect to any relevant portion of the Newco Business or a Newco Company that was acquired by Everest or any of its Subsidiaries after the Applicable Date, the foregoing representation is made to the Knowledge of Everest with respect to the time period between the Applicable Date and such acquisition.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Newco Business, taken as a whole, since the Applicable Date, Everest and its Subsidiaries (including the Newco Companies) have conducted the Newco Business in compliance with applicable provisions of U.S. economic or financial sanctions or trade embargoes, export controls, and anti-boycott laws and regulations imposed, administered or enforced from time to time by relevant Governmental Bodies, including those administered by the U.S. government through the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce’s Bureau of Industry and Security (collectively, “U.S. Sanctions and Export Control Laws”). Since the Applicable Date, neither Everest nor any of its Subsidiaries (with respect to the Newco Business) nor any Newco Company has had any transactions, business or financial dealings that benefited, or directly or indirectly involved Cuba, Iran, North Korea, Sudan, Syria or the Crimea region of Ukraine.

Section 2.14 Governmental Authorizations. Everest and its Subsidiaries (and after giving effect to the Distribution and the other transactions contemplated by the Distribution Agreement, the Newco Companies will) hold all Governmental Authorizations necessary to enable the Newco Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted, including all Governmental Authorizations required under Environmental Laws, except where the failure to so hold would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect. All such Governmental Authorizations are valid and in full force and effect except as would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect. Everest and its Subsidiaries (including each Newco Company) are, and at all times since the Applicable Date have been, in compliance with the terms and requirements of such Governmental Authorizations, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect.

Section 2.15 Tax Matters.

(a) Each material Tax Return required to be filed by or on behalf of the respective Newco Companies or by or on behalf of Everest or any of its Subsidiaries with any Governmental Body (other than any such Tax Returns that relate solely to the Everest Retained Business) with respect to any Taxable period ending on or before the Closing Date (the “Newco Company Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All material Taxes shown on the Newco Company Returns or otherwise payable by or with respect to the Newco Companies that are due and owing have been duly paid except, in each case, for Taxes contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b) As of the date of this Agreement, no Newco Company and no Newco Company Return is subject to a pending, ongoing, or, to the Knowledge of Everest, threatened, audit with respect to Taxes by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Newco Company Returns has been granted (by Everest, Newco or any other Person) which currently remains in effect, and no such extension or waiver has been requested from any Newco Company.

(c) No claim or Legal Proceeding is pending or, to the Knowledge of Everest, has been threatened against or with respect to any Newco Company or with respect to the Newco Business in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by Everest or any of its Subsidiaries with respect to the Newco Business or with respect to any Newco Company with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Everest or its applicable Subsidiaries and with respect to which adequate reserves for payment have been established on the Newco Business Financial Statements). There are no Encumbrances for material Taxes upon any of the Newco Assets except Permitted Encumbrances.

(d) No written claim has ever been made by any Governmental Body in a jurisdiction where a Newco Company does not file a Tax Return that it is or may be subject to Taxation by that jurisdiction which has resulted or could reasonably be expected to result in an obligation to pay material Taxes.

(e) There are no Contracts relating to the allocating, sharing or indemnification of Taxes to which any Newco Company is a party, other than (i) the Tax Matters Agreement, and (ii) Contracts containing customary gross-up or indemnification provisions in credit agreements, derivatives, leases, and similar agreements entered into in the ordinary course of business.

(f) Other than in connection with the Distribution or otherwise in connection with the separation of the Newco Business, no Newco Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(g) Newco is not and has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) No Newco Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) The Newco Companies have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owning to any employee, independent contractor, creditor, shareholder or other Person.

(j) Neither Everest nor any Newco Company has taken any action or knows, after consultation with outside legal counsel, of any fact that could reasonably be expected to prevent the Intended Tax Treatment.

(k) As of the date hereof, neither Everest nor Newco knows, after consultation with outside legal counsel, of any reason why (i) Everest or Athena would not be able to deliver the Tax representation letters contemplated by Section 5.5(a) and Section 5.5(b), upon which the applicable law or accounting firms may rely in rendering the opinions contemplated by Section 5.5(b), Section 7.6(a) and Section 7.6(b), (ii) Everest would not be able to obtain (A) the opinion contemplated by Section 7.6(a), (B) the opinion contemplated by Section 7.6(b) or (C) the Tax ruling contemplated by Section 5.5(e), or (iii) Athena would not be able to obtain any opinion contemplated by Section 5.5(b).

(l) This Section 2.15 and, to the extent relating to Tax matters, Section 2.16, contain the sole and exclusive representations and warranties of Everest and Newco in this Agreement with respect to Tax matters.

Section 2.16 Employee and Labor Matters; Benefit Plans.

(a) (i) As of the date of this Agreement, neither Everest nor any of its Subsidiaries (with respect to the Newco Business) nor any of the Newco Companies is a party to any collective bargaining agreement or other Contract with a labor organization, employee representative or works council representing any of its employees and there are no labor organizations, employee representatives or works councils representing, purporting to represent or, to the Knowledge of Everest, seeking to represent any employees of any of the Newco Business; (ii) since the Applicable Date through the date hereof, there has not been any material strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting Everest or any of its Subsidiaries (with respect to the Newco Business) or any of the Newco Companies or any of their employees in the Newco Business; (iii) as of the date of this Agreement, there are no pending, and, to the Knowledge of Everest, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action or picketing referred to in the preceding clause (ii); (iv) as of the date of this Agreement, no labor organization, employee representative, works council, or group of employees of the Newco Companies has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; and (v) as of the date of this Agreement, there is no material unfair labor practice charge, or claim or grievance pending or, to the Knowledge of Everest, threatened against any Newco Company arising under any collective bargaining agreement or other Contract with a labor organization, employee representative or works council relating to any terms or conditions of employment. The execution and delivery of this Agreement and the performance of this Agreement do not require Everest or any of the Newco Companies to seek or obtain any consent, engage in consultation with, or issue any notice to or make any filing with (as applicable) any labor organization, employee representative or works council, or any Governmental Body, with respect to any employee of Everest or any of the Newco Companies.

(b) Section 2.16(b) of the Everest Disclosure Letter sets forth a list of each material Everest Employee Plan (x) under which any of the Newco Companies or Athena has or may have any liability or an obligation under the terms of the Employee Matters Agreement or otherwise on or following the Effective Time, (y) the terms and conditions of which serve as the basis for the provision of benefits to the Newco Associates after the Closing Date in accordance with the terms and conditions of the Employee Matters Agreement, or (z) as to which Athena or any of the Newco Companies is obligated under applicable Legal Requirements or under the terms of the Employee Matters Agreement to assume sponsorship or liability for or otherwise maintain after the Closing Date (any such Everest Employee Plan referenced in (x), (y), or (z) the “Newco Plans”). Everest has Made Available to Athena the following items with respect to each material Newco Plan maintained primarily in respect of individuals who are located in the United States: (i) all documents setting forth the terms of each such Newco Plan, including all amendments thereto and all related trust documents and funding arrangements; (ii) the most recent summary plan description; (iii) the most recent annual reports (Form 5500s and all schedules and financial statements attached thereto), if any; (iv) the most recent annual actuarial valuation; (v) all material correspondence in its possession regarding any such Newco Plan regarding any audit, investigation or proceeding before any Governmental Body regarding such Newco Plan or any fiduciary thereof; and (vi) in the case of any Newco Plan intended to be qualified under Section 401(a) of the Code, the most recent IRS determination or opinion letter issued with respect to such Newco Plan.

(c) Except as would not reasonably be expected to result in material liability to the Newco Companies or Athena, taken as a whole, (i) each of the Newco Companies and Everest Affiliates has performed in all material respects all obligations required to be performed by it under each Newco Plan and each Newco Plan has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirements; (ii) as of the date of this Agreement, there are no material audits or inquiries pending or, to the Knowledge of Everest, threatened by the IRS, the DOL or any other Governmental Body with respect to any such Newco Plan (or any fiduciary thereof); (iii) as of the date of this Agreement, there are no material actions, suits or claims pending, or to the Knowledge of Everest, threatened or reasonably anticipated (other than routine claims for benefits) against any such Newco Plans, or against the assets of any such Newco Plan; (iv) full and timely payment has been made of all material amounts which Everest or any of the Newco Companies are required, under applicable Legal Requirements or in accordance with the terms of any Newco Plan, to have paid as a contribution or payment in respect of any Newco Plan, and all such contributions or payments for any period that are not yet due have been made, paid or properly accrued in accordance with GAAP applied on a consistent basis; (v) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Newco Plan; and (vi) no events have occurred with respect to any Newco Plan that would result in a payment or assessment by or against Everest or any of its Subsidiaries (with respect to the Newco Business) or any of the Newco Companies of any material Taxes, liabilities or penalties (civil or otherwise).

(d) Each Newco Plan that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and, to the Knowledge of Everest, nothing has occurred that would adversely affect the qualification or Tax exemption of any such Newco Plan.

(e) Except as would not reasonably be expected to result in material liability to the Newco Companies or Athena, taken as a whole, (i) neither Everest, its Subsidiaries, the Newco Companies nor any Everest Affiliate, has ever maintained, established, sponsored, participated in or contributed to, or has any current or contingent liability under, any: (A) “defined benefit plan” (as defined in Section 3(35) of ERISA) or plan that is or was subject to Section 412 of the Code or Title IV of ERISA, (B) “multiemployer plan” (as defined in Section 3(37) of ERISA), (C) “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code), or (D) “multiple employer welfare arrangement”(as defined in Section 3(40) of ERISA); (ii) no Everest Employee Plan provides (except at no cost to the Newco Companies or any Everest Affiliate), or reflects or represents any liability of any of the Newco Companies or any Everest Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Newco Associate, except as may be required by COBRA or other applicable Legal Requirements; (iii) none of Everest or any of its Subsidiaries has any liability as a result of at any time being treated as a single employer under Section 414 of the Code (other than with respect to Everest or any of its Subsidiaries, as applicable); and (iv) with respect to any Newco Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (A) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (B) the Pension Benefit Guaranty Corporation (the “PBGC”) has not instituted proceedings to terminate any such Newco Plan, and (C) no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would, either alone or in combination with another event, (i) entitle any Newco Associate to severance, change in control, retention or incentive pay or bonuses or any increase in severance, change in control, retention or incentive pay or bonuses under any Newco Plan; (ii) accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any Newco Associate; (iii) directly or indirectly require Everest or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any Newco Plan; (iv) otherwise give rise to any material liability of Everest or any of its Subsidiaries under any Newco Plan; or (v) result in the payment of any amount that could, individually or in combination with any other such payment, be an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. None of the Newco Companies has any obligation to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for Taxes payable pursuant to Section 409A of the Code.

(g) There are no material complaints, charges, or claims against Everest or any of the Newco Companies pending or, to the Knowledge of Everest, threatened that could be brought or filed with any Governmental Body, based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by Everest or any of the Newco Companies of any individual.

(h) Except as would not reasonably be expected to result in material liability to the Newco Companies or Athena, taken as a whole, since the Applicable Date, Everest and the Newco Companies are in compliance in all material respects with all Legal Requirements relating to terms and conditions of employment, employment practices, employment discrimination and harassment, civil rights, WARN and any similar state or local plant closures and mass layoffs Legal Requirements, wages (including minimum wage and overtime), hours of work, withholdings and deductions, classification and payment of employees, independent contractors, and consultants, employment equity, collective bargaining, occupational health and safety, workers’ compensation, immigration, and all other labor related matters with respect to the Newco Employees. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to Everest or the Newco Companies within the six (6) months prior to Closing.

(i) Except as would not reasonably be expected to result in material liability to the Newco Companies or Athena, taken as a whole, each Newco Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has been operated in compliance in all material respects with Section 409A of the Code and has complied in all material respects with applicable documentary requirements of Section 409A of the Code.

Section 2.17 Environmental Matters. The conduct of the Newco Business by Everest and its Subsidiaries (including the Newco Companies) is, and since the Applicable Date has been, in compliance with all applicable Environmental Laws, including holding, maintaining and complying with all Governmental Authorizations required by applicable Environmental Laws, except where any such noncompliance would not, individually or in the aggregate, be reasonably expected to have a Newco Material Adverse Effect. There has been no Release of Hazardous Materials at any property currently or formerly owned, leased or otherwise operated by (x) Everest or any of its Subsidiaries (with respect to the Newco Business ) or (y) by a Newco Company, or to the Knowledge of Everest, by any other Person, that would require Everest or any of its Subsidiaries (including the Newco Companies) to investigate and/or remediate such Release or otherwise subject Everest or any of its Subsidiaries (including the Newco Companies) to liability pursuant to Environmental Laws, in each case except where any such Release would not, individually or in the aggregate, be reasonably expected to have a Newco Material Adverse Effect. Neither Everest nor any of its Subsidiaries (with respect to the Newco Business) nor any Newco Company has received a request for information or claim with respect to any matter that could result in liability pursuant to Environmental Law, or, to the Knowledge of Everest, is otherwise subject to an investigation pursuant to applicable Environmental Law or with respect to a Release of or disposal of or arrangement for disposal of any Hazardous Material, except with respect to any such matter that would not, individually or in the aggregate, be reasonably expected to have a Newco Material Adverse Effect.

Section 2.18 Legal Proceedings; Orders. As of the date of this Agreement, there is no material pending and served Legal Proceeding affecting Everest or any of its Subsidiaries (relating to the Newco Business), the Newco Assets or the Newco Companies or, to the Knowledge of Everest, any such pending but not served material Legal Proceeding, and, to the Knowledge of Everest, as of the date of this Agreement, no Person has threatened to commence any such material Legal Proceeding. As of the date of this Agreement, there is no material Order to which any of Everest or any of its Subsidiaries (relating to the Newco Business), any of the Newco Assets or any of the Newco Companies is subject.

Section 2.19 Ownership of Athena Common Stock. None of Everest or, to the Knowledge of Everest, any of its respective “affiliates” or “associates” is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to Athena.

Section 2.20 Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Everest or any of its Subsidiaries, other than any broker, finder or investment banker whose fees will be paid by Everest.

Section 2.21 Acknowledgement by Everest and Newco. Neither Everest nor Newco is relying or has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article III. The representations and warranties by Athena and Merger Sub contained in Article III constitute the sole and exclusive representations and warranties of Athena, the other Athena Companies and their respective Representatives in connection with the Contemplated Transactions, and Everest and Newco understand, acknowledge and agree that all other representations and warranties of any kind or nature, whether express, implied or statutory, are specifically disclaimed by Athena and Merger Sub. Without limiting the generality of the foregoing, each of Everest and Newco acknowledges that, except for the representations and warranties of Athena and Merger Sub contained in Article III, no representations or warranties are made by Athena or Merger Sub or their respective Representatives with respect to the accuracy or completeness of any information, documents or other materials (including any such materials contained in any data room or otherwise reviewed by Everest or Newco or any of their respective Representatives) or any management presentations that have been or shall hereafter be provided to Everest or Newco or any of their respective Representatives.

Section 2.22 Newco Financing.

(a) On or prior to the date of this Agreement, Newco has delivered to Athena true, complete and fully executed copies of the Newco Commitment Letter. As of the date of this Agreement, (x) the Newco Commitment Letter has not been amended, waived or modified in any respect; and (y) the respective commitments contained in the Newco Commitment Letter have not been withdrawn, terminated or rescinded in any respect. As of the date of this Agreement, except for the Newco Commitment Letter, there are no side letters or other contracts, instruments or other commitments, obligations or arrangements (whether written or oral) related to any portion of the funding of the full amount of the Newco Financing.

(b) As of the date of this Agreement, the Newco Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Newco and, to the Knowledge of Everest, the other parties thereto (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity). As of the date of this Agreement, (x) no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Newco under any term or condition of the Newco Commitment Letter and (y) Newco is not aware of any fact, event or any other occurrence that makes any of the representations or warranties of Newco in the Newco Commitment Letter inaccurate in any material respect. Newco has fully paid, or caused to be fully paid, any and all commitment fees, any other fees or any other amounts required by the Newco Commitment Letter to be paid on or before the date of this Agreement. Other than as set forth in the Newco Commitment Letter, there are no conditions precedent to the funding of the full amount of the Newco Financing. As of the date of this Agreement, and subject to the satisfaction of all the conditions set forth in Article VI and Article VII, Newco has no reason to believe that any of the conditions to the Newco Financing that are required to be satisfied by it or any other party to the Newco Commitment Letter as a condition to the obligations under the Newco Commitment Letter will not be satisfied on a timely basis or that the Newco Financing contemplated by the Newco Commitment Letter will not be available to Newco immediately prior to, or on, the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ATHENA AND MERGER SUB

Each of Athena and Merger Sub hereby represent and warrant to Everest and Newco as follows (it being understood that each representation and warranty contained in this Article III is subject to: (a) the exceptions and disclosures set forth in the section or subsection of the Athena Disclosure Letter corresponding to the particular section or subsection in this Article III in which such representation and warranty appears; (b) any exception or disclosure set forth in any other section or subsection of the Athena Disclosure Letter to the extent it is reasonably apparent that such exception or disclosure is relevant to such representation and warranty; and (c) any information set forth in the Athena SEC Documents filed on the SEC’s EDGAR database on or after April 25, 2018 and publicly available at least two (2) Business Days prior to the date of this Agreement (but excluding any supplements or amendments thereto to the extent such supplement or amendment is not publicly filed at least two (2) Business Days prior to the date hereof), other than information set forth therein under the headings “Risk Factors” or “Forward-Looking Statements” and any other information or statement set forth therein that is primarily cautionary, predictive or forward-looking in nature):

Section 3.1 Organization and Good Standing.

(a) Each of the Athena Companies is (or, if formed after the date of this Agreement, shall be at the Effective Time) a corporation or other business organization duly organized, validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its formation, and has (or, if formed after the date of this Agreement, shall have at the Effective Time) all necessary organizational power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its material assets in the manner in which such assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, other than in the case of clauses (i) through (iii) as would not, individually or in the aggregate, reasonably be expected to have an Athena Material Adverse Effect.

(b) Each of the Athena Companies is (or, if formed after the date of this Agreement, shall be at the Effective Time) qualified to do business as a foreign corporation or other foreign business organization, and is (or, if formed after the date of this Agreement, shall be at the Effective Time) in good standing (to the extent that the laws of the applicable jurisdiction recognize the concept of good standing), under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have an Athena Material Adverse Effect.

Section 3.2 Authority; Binding Nature of Agreement. Each of Athena and Merger Sub have all requisite corporate right, power and authority to enter into and perform their respective obligations under this Agreement, the Distribution Agreement and the other Transaction Documents, as applicable, to which it is a party and, subject to (i) obtaining the Required Athena Stockholder Vote and (ii) the adoption of this Agreement by Athena as the sole stockholder of Merger Sub, respectively, to consummate the Contemplated Transactions. The Athena Board (at a meeting duly called and held) and Athena, as the sole stockholder of Merger Sub, has (a) determined that this Agreement and the Merger are advisable and fair to, and in the best interests of, Athena, Merger Sub and their respective stockholders and (b) authorized and approved the execution, delivery and performance of this Agreement, the Distribution Agreement and the other Transaction Documents by Athena and

Merger Sub, as applicable, and approved the Merger, the issuance of shares of Athena Common Stock pursuant to this Agreement and the other Contemplated Transactions; and (c) recommended the approval of the issuance of the Athena Common Stock pursuant to this Agreement for purposes of New York Stock Exchange Listed Company Manual Section 312.03 by the holders of Athena Common Stock and directed that the issuance of such shares be submitted for consideration by Athena’s stockholders at the Athena Stockholders’ Meeting. Assuming the due authorization, execution and delivery of this Agreement by Everest and Newco, this Agreement constitutes a legal, valid and binding obligation of each of Athena and Merger Sub, enforceable against each of Athena and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 3.3 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the HSR Act and all applicable foreign Competition Laws and the listing requirements of the New York Stock Exchange, neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the Merger or any of the other Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, bylaws, certificate of formation, limited liability company operating agreement, or other charter or organizational documents of any of the Athena Companies;

(b) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which any of the Athena Companies, or any of the assets owned or used by any of the Athena Companies, is subject, except where such contravention, conflict or violation would not, individually or in the aggregate, reasonably be expected to have an Athena Material Adverse Effect;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Athena Companies or that otherwise relates to the business of the Athena Companies or to any of the assets owned or used by any of the Athena Companies, except where such contravention, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification would not, individually or in the aggregate, reasonably be expected to have an Athena Material Adverse Effect;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Athena Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Athena Material Contract; (ii) accelerate the maturity or performance of any such Athena Material Contract (other than any Athena Employee Plan); or (iii) cancel, terminate or modify any right, benefit, obligation or other term of such Athena Material Contract, in each case except as would not, individually or in the aggregate, reasonably be expected to have an Athena Material Adverse Effect; or

(e) result in the imposition or creation of any material Encumbrance (other than a Permitted Encumbrance) upon or with respect to any asset owned or used by any of the Athena Companies, except as would not, individually or in the aggregate, reasonably be expected to have an Athena Material Adverse Effect.

Except as may be required by the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, the DGCL, the HSR Act, any applicable foreign Competition Laws and any applicable listing requirements of the New York Stock Exchange, neither Athena nor any of the Athena Companies is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions, except where the failure to make any such filing or give any such notice or to obtain any such Consent would not, individually or in the aggregate, reasonably be expected to have an Athena Material Adverse Effect.

Section 3.4 Capitalization, Etc.

(a) The authorized capital stock of Athena consists of (i) 2,500,000,000 shares of Athena Common Stock, of which 77,464,244 shares have been issued and are outstanding as of December 17, 2019 and (ii) 250,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding as of December 17, 2019. All of the outstanding shares of Athena Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. The Athena Common Stock to be issued pursuant to the Merger has been duly authorized and, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable and will not be subject to any restriction on resale under the Securities Act, other than restrictions imposed by Rules 144 and 145 under the Securities Act.

(b) (i) None of the outstanding shares of Athena Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Athena Common Stock is subject to any right of first refusal in favor of Athena; and (iii) there is no Athena Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to) any shares of Athena Common Stock. Athena is not under any obligation, and is not bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Athena Common Stock or other securities, except for Athena’s right to repurchase or reacquire restricted shares of Athena Common Stock held by an employee of Athena upon termination of such employee’s employment or upon any other forfeiture.

(c) As of December 17, 2019, (i) Athena PSAs with respect to an aggregate of 174,726 shares of Athena Common Stock (assuming attainment of the applicable performance metrics at the target level of performance) are outstanding; (ii) Athena RSUs with respect to an aggregate of 435,806 shares of Athena Common Stock are outstanding; (iii) Athena SARs with respect to an aggregate of 424,795 shares of Athena Common Stock are outstanding; and (iv) 3,892,097 shares of Athena Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Athena Equity Plan.

(d) Except as set forth in Section 3.4(a) and 3.4(c), or as permitted from and after the date of this Agreement pursuant to Section 4.3, there is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Athena; (ii) outstanding security, bond, debenture, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Athena or that has the right to vote on any matter on which the stockholders of Athena have the right to vote; (iii) Contract under which Athena is or may become obligated to sell or otherwise issue any shares of its capital stock, membership interests or any other securities; or (iv) shareholder rights plan or agreement (i.e., “poison pill”) with respect to Athena Common Stock.

(e) All outstanding shares of Athena Common Stock, and all options and other Athena Equity Awards and other outstanding securities of Athena, have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Legal Requirements.

Section 3.5 Subsidiaries, Etc.

(a) All of the outstanding shares of capital stock, membership interests or other equity interests, as the case may be, of each of Athena’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable (to the extent applicable) and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record, directly or indirectly, by Athena, free and clear of any Encumbrances, other than Permitted Encumbrances and restrictions under applicable securities laws.

(b) None of the Athena Companies other than Athena is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Athena Common Stock or other securities.

(c) There are no outstanding stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to any shares of capital stock or other equity interests of any of the Athena Companies (other than Athena) or the value thereof.

(d) There is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock, membership interests or other securities of any of the Athena Companies other than Athena; (ii) outstanding security, bond, debenture, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock, membership interests or other securities of any of the Athena Companies other than Athena; or (iii) Contract under which any of the Athena Companies other than Athena is or may become obligated to sell or otherwise issue any shares of its capital stock, membership interests or any other securities.

(e) All outstanding securities of the Athena Companies other than Athena have been issued in compliance in all material respects with all applicable securities laws and other applicable Legal Requirements.

Section 3.6 SEC Filings; Financial Statements.

(a) Athena has delivered or Made Available to Everest accurate and complete copies of all registration statements, proxy statements, Athena Certifications and other statements, reports, schedules, forms and other documents filed by Athena with the SEC, including all amendments thereto, since April 25, 2018 (collectively, the “Athena SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by Athena or its officers with the SEC since April 25, 2018 have been so filed on a timely basis. None of Athena’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Athena SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Athena SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to the Athena SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Athena SEC Documents (collectively, the “Athena Certifications”) is accurate and complete, and complies as to form in all material respects with all applicable Legal Requirements. As used in the introduction to this Article III and in this Section 3.6, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Athena SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which will be material); and (iii) fairly present, in all material respects, the consolidated financial position of Athena and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Athena and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Athena Companies are required by GAAP to be included in the consolidated financial statements of Athena. There are no comments from the SEC or its staff pending with respect to any statements, reports, schedules, forms or other documents filed by Athena with the SEC that remain outstanding and unresolved.

(c) Athena’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii)

“independent” with respect to Athena within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Athena, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services performed by Athena’s auditors for the Athena Companies that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(d) Athena maintains a system of internal controls over financial reporting which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, in each case, with respect to Athena and its Subsidiaries, taken as a whole. Since the Applicable Date, to the Knowledge of Athena, neither Athena nor any of its Subsidiaries has identified or been made aware of any material illegal act or fraud related to the business of the Athena Companies.

(e) None of the information to be supplied by or on behalf of Athena for inclusion or incorporation by reference in the Athena Form S-4 Registration Statement or the Newco Registration Statements will, after giving effect to any amendments that have theretofore been made thereto, (i) at the time the Athena Form S-4 Registration Statement or the Newco Registration Statements, respectively, is filed with the SEC; (ii) at the time it, or any amendment or supplement thereto, becomes effective under the Securities Act; or (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Athena for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the stockholders of Athena or at the time of the Athena Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the stockholders of Athena and at the time of the Athena Stockholders’ Meeting (or any adjournment or postponement thereof), comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Athena or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Everest for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

(f) The Athena Companies have not incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that are required to be reflected in the financial statements contained in the Athena SEC Documents, except for (i) those liabilities that are reflected or reserved for in the financial statements contained in the Athena SEC Documents filed prior to the date of this Agreement; (ii) liabilities that have been incurred by the Athena Companies since September 30, 2019 in the ordinary course of the Athena Companies consistent with past practice; (iii) liabilities under this Agreement or incurred in connection with the Contemplated Transactions; and (iv) liabilities that are not, individually or in the aggregate, material to the Athena Companies, taken as a whole.

Section 3.7 Absence of Changes.

(a) Except as expressly contemplated by this Agreement, since September 30, 2019 through the date of this Agreement, except for discussions, negotiations and transactions related to this Agreement, the Athena Companies have conducted their business in all material respects in the ordinary course of business consistent with past practice.

(b) Since September 30, 2019 through the date of this Agreement, no Effect has occurred or exists that, individually or in the aggregate, has had or would reasonably be expected to have, an Athena Material Adverse Effect.

(c) Except as expressly contemplated by this Agreement, since September 30, 2019, through the date of this Agreement, none of the Athena Companies have taken any actions which, had such actions been taken after the date of this Agreement, would have required the written consent of Everest pursuant to Section 4.3(b)(v) through 4.3(b)(xvi).

Section 3.8 Assets. The Athena Companies own, and have good and valid title to, all material assets purported to be owned by them, including: (a) all such assets reflected on the Athena Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Athena Interim Balance Sheet); and (b) all other such assets reflected in the books and records of the Athena Companies as being owned by the Athena Companies. All of said assets are owned by the Athena Companies free and clear of any Encumbrances, except (i) for Encumbrances securing the Athena Credit Agreement or (ii) any other Permitted Encumbrance. The Athena Companies are the lessees or licensees of, and hold valid leasehold interests in or license to, all assets purported to have been leased or licensed by them, except where the failure to have such valid leasehold interest or license results from any Permitted Encumbrance. No representation is made in this Section 3.8 with respect to infringement, misappropriation or other violation of third party Intellectual Property Rights, which solely is covered under Section 3.10.

Section 3.9 Real Property; Leasehold.

(a) With respect to the Athena Owned Real Property and Athena Leased Real Property all material buildings, structures, fixtures and improvements are in satisfactory condition sufficient to support the operations of the Athena Companies as presently conducted, except as would not, individually or in the aggregate, reasonably be expected to have an Athena Material Adverse Effect.

(b) With respect to each parcel of Athena Owned Real Property (i) there are no outstanding Contracts to sell, lease or otherwise transfer such Athena Owned Real Property and (ii) as of the date of this Agreement, there are no pending or, to the Knowledge of Athena, threatened condemnation or other Legal Proceedings relating to the Athena Owned Real Property, except as would not, individually or in the aggregate, reasonably be expected to have an Athena Material Adverse Effect.

(c) With respect to each lease, license or similar use or occupancy agreement (each an “Athena Lease”) pursuant to which an Athena Company leases or otherwise uses or occupies real property (all such real property that is the subject of any Athena Lease, the “Athena Leased Real Property”), (i) each Athena Lease is the legal, valid and binding obligation of the applicable Athena Company that is lessee thereunder and, to the Knowledge of Athena, any other party thereto, and (ii) the applicable Athena Company is not in default, and, to the Knowledge of Athena, no other party to such Athena Lease is in default, under such Athena Lease, except, in each case of (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to have an Athena Material Adverse Effect.

Section 3.10 Intellectual Property; Data Privacy.

(a) Section 3.10(a) of the Athena Disclosure Letter identifies, as of the date of this Agreement, each material item of Registered IP which Athena or any of its Subsidiaries owns or purports to own (the “Athena Material Registered IP”). The Athena Material Registered IP is subsisting, and to the Knowledge of Athena, none of the Athena Material Registered IP is invalid or unenforceable.

(b) The Athena Companies solely and exclusively own all right, title, and interest to and in the material Athena IP free and clear of any Encumbrances other than Permitted Encumbrances, and the Athena Companies have valid rights to use, pursuant to an inbound Athena IP License (or Other IP Licenses), all other material Intellectual Property Rights used by or necessary for the conduct of the Athena Companies’ business (provided that the foregoing is not a representation with respect to infringement, misappropriation or other violation of third party Intellectual Property Rights, which is covered under Section 3.10(f)).

(c) To the Knowledge of Athena, the Athena Companies have taken commercially reasonable steps to maintain the confidentiality of the material trade secrets included in the Athena IP. No such trade secret material to Athena as presently conducted and presently proposed to be conducted has been authorized to be (or has actually been) disclosed by the any of the Athena Companies to any other Person, other than pursuant to a written non-disclosure agreement (or obligations by operation of law) restricting the disclosure and use thereof.

(d) The Athena Companies have executed valid written agreements with each of their former and current employees, consultants and independent contractors (or such Persons have obligations by operation of law) to the extent engaged in the creation or development of any material Athena IP, pursuant to which each such Person has: (i) agreed to hold all material trade secrets of the Athena Companies in confidence both during and after such Person’s employment or retention, as applicable; and (ii) assigned to Athena (or its applicable Subsidiary) all of such Person’s rights, titles and interests in and to all such Athena IP, in each case created or developed for the Athena Companies in the course of such Person’s employment or retention thereby. To the Knowledge of Athena, no party thereto is in default, violation or breach of any such agreements, except where such default, violation or breach would not be material to Athena. No government funding and no facilities of a university, college, other educational institution or research center were used in the development of any material Athena IP where, as a result of such funding or the use of such facilities, such government or university entity or organization has any material rights, title or interest in such Athena IP.

(e) To the Knowledge of Athena, as of the date of this Agreement, no Person has infringed, misappropriated, or otherwise violated any Athena IP in any material respect since the Applicable Date, and, as of the date of this Agreement, no claim or Legal Proceeding involving or alleging any of the foregoing is pending or, to the Knowledge of Athena, is threatened in writing by any of the Athena Companies against any other Person.

(f) To the Knowledge of Athena, the use and practice of the Athena IP and the conduct of the business of Athena and its Subsidiaries (including the Athena Companies, and including prior to giving effect to the Contemplated Transactions contemplated by the Distribution Agreement) as conducted since the Applicable Date, have not infringed, misappropriated, or otherwise violated any Intellectual Property Right of any other Person in any material respect, and, as of the date of this Agreement, no claim or Legal Proceeding is pending or, to the Knowledge of Athena, has since the Applicable Date been threatened in writing against any of the Athena Companies by any other Person either (i) involving or alleging any of the foregoing, or (ii) challenging the ownership, use, validity or enforceability of any material Athena IP.

(g) Neither Athena nor any of its Subsidiaries have used Open Source Code in connection with any Software included in the Athena IP developed, licensed, distributed, used or otherwise exploited by any of the Athena Companies in a manner that has resulted or will result in a requirement that any material proprietary source code included in the Athena IP (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making modifications or derivative works, or (3) be redistributable at no charge.

(h) To the Knowledge of Athena, (i) the Athena Companies have, at all times since the Applicable Date, materially complied with, and, as of the date of this Agreement, no Person has asserted a written claim against any of the Athena Companies alleging a material violation of, any public-facing privacy policy of any of the Athena Companies or applicable Privacy Laws, and (ii) as of the date of this Agreement, there have been no unauthorized intrusions or breaches of the security of any of the Athena Companies’ IT Systems resulting in any material data breach, unauthorized access to or disclosure of, or other material misuse or breach of any Personal Data under the possession or control of Athena or its Subsidiaries (including the Athena Companies) or collected by or on their behalf. Athena (or its Subsidiaries) has implemented commercially reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans in all material respects, intended to safeguard the IT Systems of Athena and material data and information (including any Personal Data) contained or stored therein, and enable the ongoing conduct of Athena in all material respects in the event of a disaster or IT Systems outage.

(i) This Section 3.10 contains the sole and exclusive representations and warranties of Athena and Merger Sub under this Agreement with respect to infringement, misappropriation or other violation of Intellectual Property Rights.

Section 3.11 Contracts.

(a) Section 3.11(a) of the Athena Disclosure Letter identifies each Athena Material Contract. For purposes of this Agreement, “Athena Material Contract” shall mean the following Contracts to which any of the Athena Companies is a party that is executory as of the date of this Agreement:

(i) any Contract with any distributor involving sales in excess of $2,500,000 in the fiscal year ended December 31, 2018, in each case that provides exclusivity rights to any third party;

(ii) any Contract that is with a supplier of equipment, consumables, products or raw materials, which supplier is the only source of supply in the marketplace or only supplier to the Athena Companies or that imposes a minimum purchase order, in each case, involving payments in excess of $2,500,000 in the fiscal year ended December 31, 2018;

(iii) any Contract imposing any material restriction on the right or ability of the Athena Companies: (A) to compete with any other Person; (B) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (C) to perform services for any other Person; or (D) to transact business with any other Person, in each case which restriction would or would reasonably be expected to materially and adversely affect the conduct of the business of the Athena Companies as currently conducted;

(iv) any Contract relating to any currency hedging;

(v) any Contract concerning the establishment and/or operation of a partnership, joint venture or limited liability company with a third party that is not an Affiliate of Athena;

(vi) any Contract relating to the acquisition or disposition of any material assets (other than in the ordinary course of business) or businesses, and with any outstanding obligations of any of the Athena Companies (including indemnification, guarantee, “earn-out” or other similar contingent obligations);

(vii) any (A) material Contract containing any provision granting the other party “most favored nation” status or equivalent preferential pricing terms or (B) material Contract containing any provision granting the other party exclusivity or other similar rights;

(viii) any Contract related to third party Indebtedness in excess of $5,000,000 (other than any Contract related to the matters described in Section 3.26);

(ix) any Contract containing material licenses of, covenants not to sue under or other grants to any Intellectual Property Rights that have been granted by or to any Athena Company (the “Athena IP Licenses”), except with regard to Other IP Licenses; and

(x) any Contract that resulted in revenue to or expenses of an Athena Company in excess of $12,500,000 in the fiscal year ending December 31, 2018.

Athena has delivered or Made Available to Everest an accurate and complete copy of each Athena Contract that constitutes an Athena Material Contract.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have an Athena Material Adverse Effect, each Athena Contract that constitutes an Athena Material Contract is valid and in full force and effect (except to the extent any such Athena Material Contract expires by its terms or is terminated in compliance with Section 4.3), and is enforceable against the applicable Athena Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have an Athena Material Adverse Effect, (i) neither Athena nor any of its Subsidiaries has violated or breached or committed any default under, any Athena Material Contract; and (ii) to the Knowledge of Athena, no other Person has violated or breached, or committed any default under, any Athena Material Contract.

Section 3.12 Compliance with Legal Requirements; Regulatory Matters. Each of the Athena Companies is, and since the Applicable Date has been, in compliance with all applicable Legal Requirements, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have an Athena Material Adverse Effect. Since the Applicable Date through the date hereof, none of the Athena Companies has received any written notice or other written communication from any Governmental Body (i) regarding any actual or possible violation of, or failure to comply with, any Legal Requirement or (ii) that it is or has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Body.

Section 3.13 Anti-Corruption Compliance; Export Control and Sanctions Compliance.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Athena Companies, since the Applicable Date, neither any Athena Company, nor any of their officers or employees, nor, to the Knowledge of Athena, any of their respective agents, distributors or representatives with respect to the business of the Athena Companies (i) has directly or indirectly offered, promised or made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of what form, (ii) is or has otherwise been in violation of any applicable anti-bribery, anti-corruption or similar Legal Requirements, including the FCPA or the UK Bribery Act 2010 and (iii) has received any notice from, or voluntarily provided any notice to, a Governmental Body or other Person with respect to the business of the Athena Companies or an Athena Company that alleges any of the foregoing. With respect to any relevant portion of the business of the Athena Companies or an Athena Company that was acquired by Athena after the Applicable Date, the foregoing representation is made to the Knowledge of Athena with respect to the time period between the Applicable Date and such acquisition.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Athena Companies, since the Applicable Date, the Athena Companies have complied and are in compliance with applicable provisions of U.S. Sanctions and Export Control Laws. Since the Applicable Date, none of the Athena Companies has had any transactions, business or financial dealings that benefited, or directly or indirectly involved Cuba, Iran, North Korea, Sudan, Syria or the Crimea region of Ukraine.

Section 3.14 Governmental Authorizations. The Athena Companies hold all Governmental Authorizations necessary to enable the Athena Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted, including all Governmental Authorizations required under Environmental Laws, except where the failure to so hold would not, individually or in the aggregate, reasonably be expected to have an Athena Material Adverse Effect. All such Governmental Authorizations are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have an Athena Material Adverse Effect. Each Athena Company is, and at all times since the Applicable Date has been, in compliance with the terms and requirements of such Governmental Authorizations, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have an Athena Material Adverse Effect.

Section 3.15 Tax Matters.

(a) Each material Tax Return required to be filed by or on behalf of the respective Athena Companies with any Governmental Body with respect to any Taxable period ending on or before the Closing Date (the “Athena Company Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All material Taxes shown on the Athena Company Returns or otherwise payable by or with respect to the Athena Companies that are due and owing have been duly paid except, in each case, for Taxes contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b) As of the date of this Agreement, no Athena Company and no Athena Company Return is subject to a pending, ongoing, or, to the Knowledge of Athena, threatened, audit with respect to Taxes by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Athena Company Returns has been granted (by Athena or any other Person) which currently remains in effect, and no such extension or waiver has been requested from any Athena Company.

(c) No claim or Legal Proceeding is pending or, to the Knowledge of Athena, has been threatened against or with respect to any Athena Company in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Athena Company with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Athena Companies and with respect to which adequate reserves for payment have been established on the Athena Interim Balance Sheet). There are no Encumbrances for material Taxes upon any of the Athena Companies except Permitted Encumbrances.

(d) No written claim has ever been made by any Governmental Body in a jurisdiction where an Athena Company does not file a Tax Return that it is or may be subject to Taxation by that jurisdiction which has resulted or could reasonably be expected to result in an obligation to pay material Taxes.

(e) There are no Contracts relating to the allocating, sharing or indemnification of Taxes to which any Athena Company is a party, other than (i) the Tax Matters Agreement, and (ii) Contracts containing customary gross-up or indemnification provisions in credit agreements, derivatives, leases, and similar agreements entered into in the ordinary course of business.

(f) Other than as part of the Athena Separation, no Athena Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(g) Athena is not and has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) No Athena Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) The Athena Companies have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owning to any employee, independent contractor, creditor, shareholder or other Person.

(j) No Athena Company has taken any action or knows, after consultation with outside legal counsel, of any fact that could reasonably be expected to prevent the Intended Tax Treatment.

(k) As of the date hereof, neither Athena nor Merger Sub knows, after consultation with outside legal counsel, of any reason why (i) Athena or Everest would not be able to deliver the Tax representation letters contemplated by Section 5.5(a) and Section 5.5(b), upon which the applicable law or accounting firms may rely in rendering the opinions contemplated by Section 5.5(b), Section 7.6(a) and Section 7.6(b), (ii) Athena would not be able to obtain any opinion contemplated by Section 5.5(b) or (iii) Everest would not be able to obtain (A) the opinion contemplated by Section 7.6(a), (B) the opinion contemplated by Section 7.6(b) or (C) the Tax ruling contemplated by Section 5.5(e).

(l) Athena has satisfied its obligations under Section 4.02(d) of the Athena Tax Matters Agreement with respect to the execution of this Agreement and with respect to the transactions contemplated by the Transaction Documents.

(m) This Section 3.15 and, to the extent relating to Tax matters, Section 3.16, contain the sole and exclusive representations and warranties of Athena and Merger Sub in this Agreement with respect to Tax matters.

Section 3.16 Employee and Labor Matters; Benefit Plans.

(a) (i) As of the date of this Agreement, none of the Athena Companies is a party to any collective bargaining agreement or other Contract with a labor organization, employee representative or works council representing any of its employees and there are no labor organizations, employee representatives or works councils representing, purporting to represent or, to the Knowledge of Athena, seeking to represent any employees of any of the Athena Companies; (ii) since the Applicable Date through the date hereof, there has not been any material strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Athena Companies or any of their employees; (iii) as of the date of this Agreement, there are no pending, and, to the Knowledge of Everest, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action or picketing referred to in the preceding clause (ii); (iv) as of the date of this Agreement, no labor organization, employee representative, works council, or group of employees of the Athena Companies has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; and (v) as of the date of this Agreement, there is no material unfair labor practice charge, or claim or grievance pending or, to the Knowledge of Athena, threatened against any Athena Company arising under any collective bargaining agreement or other Contract with a labor organization, employee representative or works council relating to any terms or conditions of employment. The execution and delivery of this Agreement and the performance of this Agreement do not require any of the Athena Companies to seek or obtain any consent, engage in consultation with, or issue any notice to or make any filing with (as applicable) any labor organization, employee representative or works council, or any Governmental Body, with respect to any employee of any of the Athena Companies.

(b) Section 3.16(b) of the Athena Disclosure Letter sets forth a list of each material Athena Employee Plan. Athena has Made Available to Everest the following items with respect to each material Athena Employee Plan maintained primarily in respect of individuals who are located in the United States: (i) all documents setting forth the terms of each such plan or agreement, including all amendments thereto and all related trust documents and funding arrangements; (ii) the most recent summary plan description; (iii) the most recent annual reports (Form 5500s and all schedules and financial statements attached thereto), if any; (iv) the most recent annual actuarial valuation; (v) all material correspondence in its possession regarding any such plan or agreement regarding any audit, investigation or proceeding before any Governmental Body regarding such plan or agreement or any fiduciary thereof; and (vi) in the case of any such plan intended to be qualified under Section 401(a) of the Code, the most recent IRS determination or opinion letter issued with respect to such plan.

(c) Except as would not reasonably be expected to result in material liability to the Athena Companies, taken as a whole, (i) each of the Athena Companies and Athena Affiliates has performed in all material respects all obligations required to be performed by it under each Athena Employee Plan in respect of which any Athena Associate is a beneficiary or a party, been established and maintained in all material respects in accordance with its terms and applicable Legal Requirements; (ii) as of the date of this Agreement, there are no material audits or inquiries pending or, to the Knowledge of Athena, threatened by the IRS, the DOL or any other Governmental Body with respect to any such Athena Employee Plan (or any fiduciary thereof) in respect of which any Athena Associate is a beneficiary or a party; (iii) as of the date of this Agreement, there are no material actions, suits or claims pending, or to the Knowledge of Athena, threatened or reasonably anticipated (other than routine claims for benefits) against any such Athena Employee Plan, or against the assets of any such Athena Employee Plan, of which any Athena Associate is a beneficiary or a party; (iv) full and timely payment has been made of all material amounts which Athena or the Athena Companies are required, under applicable Legal Requirements or under any Athena Employee Plan, to have paid as a contribution or payment for any Athena Associate, in respect of any Athena Employee Plan, and all such contributions or payments for any period that are not yet due have been made, paid or properly accrued in accordance with GAAP applied on a consistent basis; (v) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Athena Employee Plan; and (vi) no events have occurred with respect to any Athena Employee Plan that would result in a payment or assessment by or against any of the Athena Companies of any material Taxes, liabilities or penalties (civil or otherwise).

(d) Each Athena Employee Plan that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and, to the Knowledge of Athena, nothing has occurred that would adversely affect the qualification or Tax exemption of any such Athena Employee Plan.

(e) Except as would not reasonably be expected to result in material liability to the Athena Companies, taken as a whole, (i) none of the Athena Companies, and no Athena Affiliate, has ever maintained, established, sponsored, participated in or contributed to, or has any current or contingent liability under, any: (A) “defined benefit plan” (as defined in Section 3(35) of ERISA) or plan that is or was subject to Section 412 of the Code or Title IV of ERISA, (B) “multiemployer plan” (as defined in Section 3(37) of ERISA), (C) “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code), or (D) “multiple employer welfare arrangement”(as defined in Section 3(40) of ERISA); (ii) no Athena Employee Plan provides (except at no cost to the Athena Companies or any Athena Affiliate), or reflects or represents any liability of any of the Athena Companies or any Athena Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Athena Associate, except as may be required by COBRA or other applicable Legal Requirements; (iii) none of Athena or any of its Subsidiaries has any liability as a result of at any time being treated as a single employer under Section 414 of the Code (other than with respect to Athena or any of its Subsidiaries, as applicable); and (iv) with respect to any Athena Employee Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (A) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (B) the PBGC has not instituted proceedings to terminate any such Athena Employee Plan, and (C) no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would, either alone or in combination with another event, (i) entitle any Athena Associate to severance, change in control, retention or incentive pay or bonuses or any increase in severance, change in control, retention or incentive pay or bonuses under any Athena Employee Plan; (ii) accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any Athena Associate under any Athena Employee Plan; (iii) directly or indirectly require Athena or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any Athena Employee Plan; (iv) otherwise give rise to any material liability to Athena or any of its Subsidiaries under any Athena Employee Plan; or (v) result in the payment of any amount that could, individually or in combination with any other such payment, be an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. None of the Athena Companies has any obligation to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for Taxes payable pursuant to Section 409A of the Code.

(g) There are no material complaints, charges, or claims against any of the Athena Companies pending or, to the Knowledge of Athena, threatened that could be brought or filed with any Governmental Body, based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by any of the Athena Companies of any individual.

(h) Except as would not reasonably be expected to result in material liability to the Athena Companies, taken as a whole, since the Applicable Date, Athena and its Affiliates, including the Athena Companies, are in compliance in all material respects with all Legal Requirements relating to terms and conditions of employment, employment practices, employment discrimination and harassment, civil rights, WARN and any similar state or local plant closures and mass layoffs Legal Requirements, wages (including minimum wage and overtime), hours of work, withholdings and deductions, classification and payment of employees, independent contractors, and consultants, employment equity, collective bargaining, occupational health and safety, workers’ compensation, immigration, and all other labor related matters with respect to the Athena Employees. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to any of the Athena Companies within the six (6) months prior to Closing.

(i) Except as would not reasonably be expected to result in material liability to the Athena Companies, taken as a whole, each Athena Employee Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has been operated in compliance in all material respects with Section 409A of the Code and has complied in all material respects with applicable documentary requirements of Section 409A of the Code.

Section 3.17 Environmental Matters. The Athena Companies are, and since the Applicable Date have been, in compliance with all applicable Environmental Laws, including holding, maintaining and complying with all Governmental Authorizations required by applicable Environmental Laws, except where any such noncompliance would not, individually or in the aggregate, be reasonably expected to have an Athena Material Adverse Effect. There has been no Release of Hazardous Materials at any property currently or formerly owned, leased or otherwise operated by an Athena Company, or to the Knowledge of Athena, by any other Person, that would require an Athena Company to investigate and/or remediate such Release or otherwise subject such Athena Company to liability pursuant to Environmental Laws, in each case except where any such Release would not, individually or in the aggregate, be reasonably expected to have an Athena Material Adverse Effect. None of the Athena Companies has received a request for information or claim with respect to any matter that could result in liability pursuant to Environmental Law, or, to the Knowledge of Athena, is otherwise subject to an investigation pursuant to applicable Environmental Law or with respect to a Release of or disposal of or arrangement for disposal of any Hazardous Material, except with respect to any such matter that would not, individually or in the aggregate, be reasonably expected to have an Athena Material Adverse Effect.

Section 3.18 Legal Proceedings; Orders. As of the date of this Agreement, there is no material pending and served Legal Proceeding affecting the assets of Athena, the business of Athena or any of the Athena Companies or, to the Knowledge of Athena, any such pending but not served material Legal Proceeding, and, to the Knowledge of Athena, as of the date of this Agreement no Person has threatened to commence any such material Legal Proceeding. As of the date of this Agreement, there is no material Order to which any of the Athena Companies, or any of the assets of Athena, is subject.

Section 3.19 Ownership of Everest Common Stock. None of Athena or, to the Knowledge of Athena, any of its respective “affiliates” or “associates” is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to Everest. No “fair price,” “moratorium,” “control share acquisition” or other similar takeover statute or similar statue or regulation (each a “Takeover Statute”) applies to Athena or Merger Sub with respect to this Agreement, the other Transaction Documents or the Contemplated Transactions.

Section 3.20 Vote Required. The only vote of Athena’s stockholders required to consummate the Contemplated Transactions is the affirmative vote of the holders of a majority of the shares of Athena Common

Stock present in person or by proxy at the Athena Stockholders’ Meeting in favor of the approval of the issuance of the Athena Common Stock pursuant to this Agreement for the purpose of approving such issuance pursuant to New York Stock Exchange Listing Rule 312.03 (the “Required Athena Stockholder Vote”). The affirmative vote of the holders of a majority of the voting power of the shares of common stock of Merger Sub is the only vote of the holders of any class or series of Merger Sub’s capital stock necessary to adopt this Agreement or consummate the Contemplated Transactions. Athena is the sole stockholder of record of Merger Sub. Athena shall, in its capacity as sole stockholder of Merger Sub, adopt this Agreement and approve the Merger by written consent as soon as practicable following execution and delivery of this Agreement.

Section 3.21 Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Athena or any of its Subsidiaries.

Section 3.22 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions and has not engaged in any business activities, incurred any liabilities or conducted any operations other than in connection with the Contemplated Transactions.

Section 3.23 Solvency. Assuming (i) the accuracy of the representations and warranties set forth in Article II and (ii) satisfaction of the conditions to Athena’s obligations to effect the Merger and otherwise consummate the Contemplated Transactions set forth in Article VI, or waiver of such conditions, upon the consummation of the Contemplated Transactions and the transactions contemplated by the other Transaction Documents, on a consolidated basis, (A) Athena will not be insolvent; (B) Athena will not be left with unreasonably small capital; (C) Athena will not have incurred debts or other liabilities beyond its ability to pay such debts or other liabilities as they mature; and (D) the capital of Athena will not be impaired.

Section 3.24 Opinion of Financial Advisor. The Athena Board has received the separate opinions (each, an “Opinion”) of each of Centerview Partners LLC and Lazard Frères & Co., each dated as of the date of this Agreement, to the effect that, based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in the applicable Opinion, as of the date of such Opinion, the Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to Athena. A true, correct and complete copy of each of the Opinions has been delivered or made available to Everest promptly after delivery thereof.

Section 3.25 Acknowledgement by Athena. Neither Athena nor Merger Sub is relying or has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article II. The representations and warranties by Everest and Newco contained in Article II constitute the sole and exclusive representations and warranties of Everest, the Newco Companies and their respective Representatives in connection with the Contemplated Transactions and each of Athena and Merger Sub understand, acknowledge and agree that all other representations and warranties of any kind or nature, whether express, implied or statutory, are specifically disclaimed by Everest and Newco. Without limiting the generality of the foregoing, each of Athena and Merger Sub acknowledges that, except for the representations and warranties of Everest and Newco contained in Article II, no representations or warranties are made by Everest, the Newco Companies or their respective Representatives with respect to the accuracy or completeness of any information, documents or other materials (including any such materials contained in any data room or otherwise reviewed by Athena or Merger Sub or any of their respective Representatives) or any management presentations that have been or shall hereafter be provided to Athena or Merger Sub or any of their respective Representatives.

Section 3.26 Athena Financing.

(a) On or prior to the date of this Agreement, Athena has delivered to Everest true, complete and fully executed copies of the Athena Commitment Letter. As of the date of this Agreement, (x) the Athena

Commitment Letter has not been amended, waived or modified in any respect; and (y) the respective commitments contained in the Athena Commitment Letter have not been withdrawn, terminated or rescinded in any respect. As of the date of this Agreement, except for the Athena Commitment Letter, there are no side letters or other contracts, instruments or other commitments, obligations or arrangements (whether written or oral) related to any portion of the funding of the full amount of the Athena Financing.

(b) As of the date of this Agreement, the Athena Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Athena and, to the Knowledge of Athena, the other parties thereto (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity). As of the date of this Agreement, (x) no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Athena under any term or condition of the Athena Commitment Letter and (y) Athena is not aware of any fact, event or any other occurrence that makes any of the representations or warranties of Athena in the Athena Commitment Letter inaccurate in any material respect. Athena has fully paid, or caused to be fully paid, any and all commitment fees, any other fees or any other amounts required by the Athena Commitment Letter to be paid on or before the date of this Agreement. Other than as set forth in the Athena Commitment Letter, there are no conditions precedent to the effectiveness of the Athena Financing. As of the date of this Agreement, and subject to the satisfaction of all the conditions set forth in Article VI and Article VII, Athena has no reason to believe that any of the conditions to the Athena Financing that are required to be satisfied by it or any other party to the Athena Commitment Letter as a condition to the obligations under the Athena Commitment Letter will not be satisfied on a timely basis or that the Athena Financing contemplated by the Athena Commitment Letter will not be available to Athena immediately prior to, or on, the Closing Date to the extent Athena requests the proceeds of the Athena Financing. Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the Athena Financing contemplated by the Athena Commitment Letter) by or to Athena or any of its affiliates or any other financing transaction be a condition to any of the obligations of Athena or Merger Sub hereunder.

ARTICLE IV

CERTAIN COVENANTS OF THE PARTIES

Section 4.1 Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier of the termination of this Agreement or the Closing (the “Pre-Closing Period”), subject to applicable Legal Requirements, upon reasonable notice Everest and Athena shall each, and shall cause each of their respective Subsidiaries to: (i) provide the Representatives of the other party with reasonable access during normal business hours (insofar as such access is reasonably required by the requesting party) to its Representatives and assets and to all existing books, records, work papers and other documents and information relating to such Entity or any of its Subsidiaries (but in the case of Everest and its Subsidiaries, solely to the extent it relates to the Newco Business or the Newco Companies), in each case as reasonably requested by Athena or Everest, as the case may be; and (ii) provide the Representatives of the other party with such copies of the existing books, records, work papers and other documents and information relating to such Entity and its Subsidiaries (but in the case of Everest and its Subsidiaries, solely to the extent it relates to the Newco Business or the Newco Companies) as reasonably requested by Athena or Everest, as the case may be. Nothing herein shall require Everest or Athena to disclose any information if such disclosure would jeopardize any attorney-client privilege or contravene any applicable Legal Requirement or binding Contract entered into prior to the date of this Agreement; provided that the parties shall cooperate to disclose such information to the extent possible without jeopardizing such privilege or contravening such Legal Requirements or binding Contracts. All information exchanged pursuant to this Section 4.1 shall be subject to the Confidentiality Agreement.

Section 4.2 Operation of the Newco Business and the Newco Companies.

(a) During the Pre-Closing Period, except as set forth in Section 4.2(a) of the Everest Disclosure Letter, as otherwise contemplated by this Agreement, the Distribution Agreement or the other Transaction Documents, as required by Legal Requirements or if Athena shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed): (i) Everest shall use its commercially reasonable efforts to ensure that Everest and its Subsidiaries (including the Newco Companies) conduct the Newco Business in the ordinary course in all material respects; (ii) Everest shall use its commercially reasonable efforts to ensure that Everest and its Subsidiaries (including the Newco Companies) manage the Newco Business’ working capital and maintain the Newco Companies’ books and records consistent with past practice; and (iii) to the extent consistent therewith, Everest shall use its commercially reasonable efforts to ensure that Everest and its Subsidiaries (including the Newco Companies) preserve intact the material components of their respective current business organization (solely as it relates to the Newco Business) (it being understood that Everest shall not have any requirement to pay retention bonuses or enter into similar arrangements), and maintain their respective relations and goodwill (solely as they relate to the Newco Business) in all material respects with all material suppliers, material customers, material licensors, and Governmental Bodies; provided, however, that no action by Everest or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Except as set forth in Section 4.2(b) of the Everest Disclosure Letter, during the Pre-Closing Period, in each case, solely as it relates to the Newco Business, Everest shall not, and Everest shall ensure that each of the Newco Companies does not (in each case, except as otherwise contemplated by this Agreement, the Distribution Agreement or the other Transaction Documents, as required by Legal Requirements or with the prior written consent of Athena, which consent shall not be unreasonably withheld, conditioned or delayed):

(i) sell, issue, grant, authorize the sale, issuance or grant of, or publicly announce its intention to sell, issue, or grant: (A) any capital stock or other security to any Newco Associate; (B) any option, call, warrant or right to acquire any capital stock or other security to any Newco Associate; or (C) any instrument convertible into or exchangeable for any capital stock or other security to any Newco Associate, in each case, which would constitute Everest Equity Awards (except that Everest may issue shares of Everest Common Stock upon the exercise, vesting and settlement, as applicable, of Everest Equity Awards outstanding as of the date hereof or granted in accordance with the terms of this Agreement in accordance with their terms);

(ii) with respect to any Everest Equity Awards to Newco Associates, except as otherwise required by the terms of any Everest Employee Plan as in effect on the date of this Agreement or the Employee Matters Agreement, (A) amend or waive any of its rights under, or accelerate the vesting under, any provision of the Everest Employee Plans; (B) amend any provision of any agreement evidencing any outstanding Everest Equity Award; or (C) otherwise modify any of the terms of any outstanding Everest Equity Award, warrant or other security or any related Contract;

(iii) amend or permit the adoption of any amendment to the certificate of incorporation, bylaws, certificate of formation, limited liability company operating agreement, or other charter or organizational documents of any Newco Company to the extent reasonably likely to adversely affect the Contemplated Transactions;

(iv) make or commit to make any capital expenditure outside the ordinary course of business (except that the Newco Business may make any capital expenditure that: (A) is provided for in the Newco Business’ capital expense budget delivered to Athena prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of Everest or any of its Subsidiaries with respect to the Newco Business since the date of this Agreement but not provided for in the Newco Business’ capital expense budget delivered to Athena prior to the date of this Agreement, does not exceed an amount equal to 2.5% of the capital expense budget in the aggregate per calendar quarter);

(v) other than in the ordinary course of business, amend in any material respect (other than an extension), terminate, or waive any material right or remedy under, any Newco Material Contract or any other Contract that is material to the Newco Business, taken as a whole, other than termination thereof upon the expiration of any such Contract in accordance with its terms or upon a material breach thereof by the counterparty thereto;

(vi) (A) abandon, sell, assign or grant any security interest in, to or under any Newco Material Registered IP, including failing to perform or cause to be performed all necessary filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in any Newco Material Registered IP; or (B) grant to any third party any license, or enter into any covenant not to sue, with respect to any Newco Material Registered IP, in each case, except for licenses and covenants not to sue granted to customers, suppliers, distributors or vendors in the ordinary course of business and consistent with past practice;

(vii) except as required by the terms of any Newco Plan in effect as of the date hereof or the Employee Matters Agreement, (A) increase the compensation or benefits provided to any Newco Associate other than base salary increases in the ordinary course of business consistent with past practice for those employees with annual base salary not in excess of $250,000, (B) grant or provide any change in control, severance, termination retention or similar payments or benefits (including any obligation to gross up, indemnify or otherwise reimburse any such individual for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code) or any equity or equity-based awards to any Newco Associate, (C) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any Newco Associate, (D) establish, adopt, enter into, terminate or amend any Newco Plan or establish, adopt or enter into any plan, agreement, program, policy or other arrangement that would be a Newco Plan if it were in existence as of the date hereof, other than (x) in connection with routine, immaterial or ministerial amendments to health and welfare plans that do not materially increase benefits or result in a material increase in administrative costs or (y) where such establishment, adoption, entering into or termination or amendment is not targeted to and has a substantially similar effect on Newco Associates relative to other employees and service providers of Everest and its Subsidiaries, (E) hire or engage, or make an offer to hire or engage, any officer, employee or individual independent contractor of any Newco Company whose annual base pay or fee exceeds $250,000, or (F) terminate the employment of any Newco Associate whose annual base pay or fee exceeds $250,000 other than for cause;

(viii) enter into, amend, extend, or modify any collective bargaining agreement or other Contract with a labor organization, employee representative or works council representing any Newco Employees, except in the ordinary course of business and consistent with past practice and as does not materially modify existing terms and conditions or materially increase existing payments or benefits provided thereunder;

(ix) acquire any equity interest or other interest in any other Entity, or acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for: (A) assets acquired, leased, licensed or disposed of by the Newco Business in the ordinary course of business; (B) assets that are immaterial to the business of the Newco Business; (C) sales of inventory or other assets in the ordinary course of business; (D) acquisitions for cash consideration that does not exceed $10,000,000 in the aggregate); or (E) assets permitted to be acquired pursuant to Section 4.2(b)(iv);

(x) make any pledge of any of the material Newco Assets or permit any of the material Newco Assets to become subject to any Encumbrances, other than Permitted Encumbrances or Encumbrances that will be released prior to or at Closing;

(xi) incur any Indebtedness outstanding in excess of $5,000,000 in the aggregate at any given time (other than (x) Indebtedness incurred in connection with working capital borrowings, overdraft facilities and letter of credit facilities or similar obligations in the ordinary course of business, (y) Indebtedness incurred in connection with the Newco Financing and (z) intercompany Indebtedness (i) owed to Everest or any of its wholly owned Subsidiaries (other than Newco and its Subsidiaries ), solely to the extent such intercompany Indebtedness will be extinguished at or prior to Closing or (ii) owed by one of Newco and its Subsidiaries to another of Newco and its Subsidiaries;

(xii) lend money to any Person (other than (i) routine travel and business expense advances made to directors, employees or independent contractors in the ordinary course of business or (ii) loans to Everest of any of its wholly owned Subsidiaries);

(xiii) other than (A) changes made by Everest with respect to both the Newco Business and the Everest Retained Business or (B) as required by changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any material respect;

(xiv) except as permitted pursuant to Section 5.12, settle any Legal Proceeding or other material claim in excess of $2,500,000 or as would otherwise be material to the Newco Business, taken as a whole;

(xv) other than in the ordinary course of business and consistent with past practice, (A) make any change (or file any such change) in any method of Tax accounting; (B) make, change or rescind any Tax election; (C) settle or compromise any Tax liability or consent to any claim or assessment relating to Taxes; (D) file any amended income or other material Tax Return or claim for refund; (E) enter into any closing agreement relating to Taxes; or (F) waive or extend the statute of limitations in respect of Taxes; in each case, to the extent that doing so could reasonably be expected to result in a material incremental cost to any of the Newco Companies after the Closing;

(xvi) write down the value of inventory or write-off as uncollectible any accounts receivable, except for immaterial write-downs and write-offs consistent with past practice in the ordinary course of business;

(xvii) take actions to accelerate the payment of accounts receivable (by, for example, shortening payment terms or providing incentives for early payment), or delay the payments on accounts payable in a manner inconsistent with past practice in the ordinary course of business; or

(xviii) enter into any Contract to do any of the actions described in clauses (i) through (xv) of this Section 4.2(b).

(c) During the Pre-Closing Period, Everest shall promptly notify Athena in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI impossible or that has had or would reasonably be expected to have, individually or in the aggregate, a Newco Material Adverse Effect. No notification given to Athena pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Everest contained in this Agreement or the conditions to the obligations of the parties under this Agreement; provided, however, that a failure to comply with this Section 4.2(c) will not constitute the failure of any condition set forth in Article VI to be satisfied unless the underlying event, condition, fact or circumstance would independently result in the failure of a condition set forth in Article VI to be satisfied.

Section 4.3 Operation of the Business of the Athena Companies.

(a) During the Pre-Closing Period, except as set forth in Section 4.3(a) of the Athena Disclosure Letter, as otherwise contemplated by this Agreement, as required by Legal Requirements or if Everest shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed): (i) Athena shall use its commercially reasonable efforts to ensure that the Athena Companies conduct their business and operations in the ordinary course in all material respects; and (ii) to the extent consistent therewith, Athena shall use its commercially reasonable efforts to ensure that the Athena Companies preserve intact the material components of their current business organization and maintain their relations and goodwill in all material respects with all material suppliers, material customers, material licensors, and Governmental Bodies; provided, however, that no action by Athena or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.3(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Except as set forth in Section 4.3(b) of the Athena Disclosure Letter, during the Pre-Closing Period, Athena shall not, and Athena shall ensure that each of the other Athena Companies does not (in each case, except as otherwise contemplated by this Agreement, as required by Legal Requirements or with the prior written consent of Everest, which consent shall not be unreasonably withheld, conditioned or delayed):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the Athena Companies to the extent consistent with past practices or (B) in connection with the exercise, vesting and settlement, as applicable, of Athena Equity Awards in accordance with their terms;

(ii) sell, issue, grant, authorize the sale, issuance or grant of, or publicly announce its intention to sell, issue, or grant: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that Athena may issue shares of Athena Common Stock upon the exercise, vesting and settlement, as applicable, of Athena Equity Awards in accordance with their terms);

(iii) with respect to any Athena Equity Awards, except as otherwise required by the terms of any Athena Employee Plan as in effect on the date of this Agreement, (A) amend or waive any of its rights under, or accelerate the vesting under, any provision of the Athena Employee Plans; (B) amend any provision of any agreement evidencing any outstanding Athena Equity Award; or (C) otherwise modify any of the terms of any outstanding Athena Equity Award, warrant or other security or any related Contract;

(iv) amend or permit the adoption of any amendment to its certificate of incorporation, bylaws, certificate of formation, limited liability company operating agreement, or other charter or organizational documents to the extent reasonably likely to adversely affect the Contemplated Transactions;

(v) (A) abandon, sell, assign or grant any security interest in, to or under any Athena Material Registered IP, including failing to perform or cause to be performed all filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in any Athena Material Registered IP; or (B) grant to any third party any license, or enter into any covenant not to sue, with respect to any Athena Material Registered IP, in each case, except for non-exclusive licenses granted to customers, suppliers, distributors or vendors in the ordinary course of business and consistent with past practice;

(vi) make or commit to make any capital expenditure outside the ordinary course of business (except that the Athena Companies may make any capital expenditure that: (A) is provided for in Athena’s capital expense budget delivered to Everest prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of the Athena Companies since the date of this Agreement but not provided for in Athena’s capital expense budget delivered to Everest prior to the date of this Agreement, does not exceed 2.5% of the capital expense budget in the aggregate per calendar quarter);

(vii) other than in the ordinary course of business amend in any material respect (other than an extension), terminate, or waive any material right or remedy under, any Athena Material Contract or any other Contract that is material to the Athena Companies (taken as a whole), other than termination thereof upon the expiration of any such Contract in accordance with its terms or upon a material breach thereof by the counterparty thereto;

(viii) except as required by the terms of any Athena Employee Plan in effect as of the date hereof, (A) increase the compensation or benefits provided to any Athena Associate other than base salary increases in the ordinary course of business consistent with past practice for those employees with annual base salary not in excess of $250,000, (B) grant or provide any change in control, severance, termination retention or similar payments or benefits to any Athena Associate (including any obligation to gross up, indemnify or otherwise reimburse any such individual for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code), (C) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any Athena Associate, (D) establish, adopt, enter into, terminate or amend any Athena Employee Plan or establish, adopt or enter into any plan, agreement, program, policy or other arrangement that would be an Athena Employee Plan if it were in existence as of the date hereof, other than (x) in connection with routine, immaterial or ministerial amendments to health and welfare plans that do not materially increase benefits or result in a material increase in administrative costs or (y) where such establishment, adoption, entering into, termination or amendment is not targeted to Athena Associates, (E) hire or engage, or make an offer to hire or engage, any officer, employee or individual independent contractor of any Athena Company whose annual base pay or fee exceeds $250,000, or (F) terminate the employment of any Athena Associate whose annual base pay or fee exceeds $250,000 other than for cause;

(ix) enter into, amend, extend, or modify any collective bargaining agreement or other Contract with a labor organization, employee representative or works council representing any Athena Employees, except in the ordinary course of business and consistent with past practice and as does not materially modify existing terms and conditions or materially increase existing payments or benefits provided thereunder;

(x) acquire any equity intertest or other interest in any other Entity, or acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for: (A) assets acquired, leased, licensed or disposed of by the Athena Companies in the ordinary course of business; (B) assets that are immaterial to the business of the Athena Companies; (C) sales of inventory or other assets in the ordinary course of business; (D) acquisitions for cash consideration that does not exceed $10,000,000 in the aggregate); or (E) assets permitted to be acquired pursuant to Section 4.3(b)(vi);

(xi) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, other than Permitted Encumbrances;

(xii) lend money to any Person (other than routine travel and business expense advances made to directors, employees or independent contractors in the ordinary course of business), or incur or guarantee any Indebtedness in excess of $5,000,000 in the aggregate (other than revolving borrowings under the Athena Credit Agreement in the ordinary course of business);

(xiii) other as required by changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any material respect;

(xiv) except as permitted pursuant to Section 5.12, settle any Legal Proceeding or other material claim in excess of $2,500,000 or as would otherwise be material to the Athena Companies, taken as a whole;

(xv) other than in the ordinary course of business and consistent with past practice, (A) make any change (or file any such change) in any method of Tax accounting; (B) make, change or rescind any Tax election; (C) settle or compromise any Tax liability or consent to any claim or assessment relating to Taxes; (D) file any amended income or other material Tax Return or claim for refund; (E) enter into any closing agreement relating to Taxes; or (F) waive or extend the statute of limitations in respect of Taxes; in each case, to the extent that doing so could reasonably be expected to result in a material incremental cost to any of the Athena Companies; or

(xvi) enter into any Contract to do any of the actions described in clauses (i) through (xv) of this Section 4.3(b).

(c) During the Pre-Closing Period, Athena shall promptly notify Everest in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VII impossible or that has had or would reasonably be expected to have, individually or in the aggregate, an Athena Material Adverse Effect. No notification given to Everest pursuant to this Section 4.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Athena contained in this Agreement or the conditions to the obligations of the parties under this Agreement; provided, however, that a failure to comply with this Section 4.3(c) will not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying event, condition, fact or circumstance would independently result in the failure of a condition set forth in Article VII to be satisfied.

Section 4.4 Control of Other Party’s Business. Nothing contained in this Agreement shall give Everest or Newco, directly or indirectly, the right to control or direct Athena’s business or operations prior to the Effective Time. Nothing contained in this Agreement shall give Athena, directly or indirectly, the right to control or direct the operations of the Newco Business, or the business of Newco and the Newco Companies prior to the Effective Time. Prior to the Effective Time, each of Everest, Newco and Athena shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 4.5 No Solicitation.

(a) During the Pre-Closing Period, Everest shall not, directly or indirectly, and Everest shall cause its Subsidiaries and use reasonable best efforts to cause the respective Representatives of Everest not to, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to the Newco Business or Acquisition Inquiry with respect to the Newco Business;

(ii) furnish any information regarding the Newco Business to any Person in connection with or in response to an Acquisition Proposal with respect to the Newco Business or Acquisition Inquiry with respect to the Newco Business;

(iii) engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to the Newco Business or Acquisition Inquiry with respect to the Newco Business;

(iv) approve, endorse or recommend any Acquisition Proposal with respect to the Newco Business or Acquisition Inquiry with respect to the Newco Business; or

(v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction or Acquisition Inquiry with respect to the Newco Business;

provided, however, that, for the avoidance of doubt, nothing in this Agreement shall preclude Everest from considering, engaging in any discussions or negotiations regarding, or furnishing to any Person any information in connection with or in furtherance of, or entering into any agreement providing for or in connection with, any Acquisition Proposal or Acquisition Inquiry with respect to Everest, its Subsidiaries, assets or businesses, so long as such Acquisition Proposal or Acquisition Inquiry (i) relates to the acquisition by a third party, directly or indirectly, of outstanding shares of Everest Common Stock or assets of one or more other businesses of Everest (other than the Newco Business); (ii) would not require the termination of this Agreement; and (iii) would not prevent or materially impair Everest from complying with its obligations hereunder or consummating the Contemplated Transactions.

(b) During the Pre-Closing Period, Athena shall not, directly or indirectly, and Athena shall cause its Subsidiaries and use reasonable best efforts to cause the respective Representatives of the Athena Companies not to, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to Athena or Acquisition Inquiry with respect to Athena;

(ii) furnish any information regarding any of the Athena Companies to any Person in connection with or in response to an Acquisition Proposal with respect to Athena or Acquisition Inquiry with respect to Athena;

(iii) engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to Athena or Acquisition Inquiry with respect to Athena;

(iv) approve, endorse or recommend, or submit to the shareholders of Athena for their approval, any Acquisition Proposal with respect to Athena or Acquisition Inquiry with respect to Athena; or

(v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction or Acquisition Inquiry with respect to Athena;

provided, however, that, prior to the approval of the issuance of shares of Athena Common Stock pursuant to the Merger by the Required Athena Stockholder Vote (and in no event after obtaining the Required Athena Stockholder Vote), this Section 4.5(b) shall not prohibit Athena from furnishing information regarding the Athena Companies (it being understood that in no event shall any of the Athena Companies or their respective Representatives furnish any information regarding Everest or any of its Subsidiaries (including the Newco Companies) or the Newco Business) to, or entering into discussions and negotiations with, any Person in response to a bona fide written Acquisition Proposal made after the date of this Agreement that is submitted to Athena by such Person (and not withdrawn) which, after consultation with its financial advisor and outside legal counsel, the Athena Board determines in good faith is, or is reasonably expected to, result in an Athena Superior Offer if: (A) such Acquisition Proposal did not result from a material breach of any of the provisions set forth in this Section 4.5(b); (B) the Athena Board concludes in good faith, after having consulted with its outside legal counsel, that failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the Athena Board to Athena’s stockholders under applicable Legal Requirements; (C) prior to furnishing any such information to such Person, Athena receives from such Person an executed confidentiality agreement containing customary provisions (including nondisclosure provisions, use restrictions and non-solicitation provisions) at least as favorable to Athena as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement and allowing for Athena to comply with its obligations in this Agreement; (D) Athena gives Everest written notice of the identity of such Person and (E) Athena furnishes such information to Everest prior to or substantially concurrent with the time it is provided or made available to such Person.

(c) Each of Athena and Everest shall promptly (and in any event within 24 hours) after receipt of any Acquisition Proposal with respect to either (i) the Newco Business or (ii) Athena, as the case may be, or Acquisition Inquiry with respect to either (x) the Newco Business or (y) Athena, as the case may be, advise the other party to this Agreement orally and in writing of any such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof, including a copy of any written Acquisition Proposal or Acquisition Inquiry and any other substantive documentation in respect of such Acquisition Proposal or Acquisition Inquiry received from the proponent thereof or its Representative) that is made or submitted by any Person during the Pre-Closing Period. Each party receiving an Acquisition Proposal or Acquisition Inquiry shall keep the other party reasonably informed on a reasonably prompt basis (and in any event within 24 hours) with respect to (i) the status of any such Acquisition Proposal or Acquisition Inquiry, including, with respect to an Acquisition Proposal or Acquisition Inquiry received by Athena only, any negotiations with respect thereto and (ii) the status and terms of any material modification or proposed material modification thereto (it being understood that any change in the purchase price or form of consideration shall be deemed a material modification), including copies of any written materials (including e-mail correspondence and copies of all drafts and final versions (and any comments thereon) of agreements (including schedules and exhibits thereto)) exchanged with the proponent thereof or its Representative in connection with any such Acquisition Proposal or Acquisition Inquiry. Athena agrees that the foregoing shall not apply to any Acquisition Proposal or Acquisition Inquiry subject to the proviso in Section 4.5(a).

(d) Each of Athena and Everest shall, and shall cause their respective Subsidiaries and use reasonable best efforts to cause their respective Representatives to, immediately cease and cause to be terminated any discussions conducted on or before the date of this Agreement with any Person that relate to any Acquisition Proposal with respect to either (i) the Newco Business or (ii) Athena, as the case may be, or Acquisition Inquiry with respect to either (x) the Newco Business or (y) Athena, as the case may be, and request the prompt return or destruction of all confidential information previously furnished.

(e) Athena agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which any Athena Company is a party or under which any Athena Company has any rights, and will use its reasonable efforts to cause each such agreement to be enforced at the request of Everest except to the extent that the Athena Board determines in good faith, after having consulted with its outside legal counsel, that failure to take such action would constitute a breach of the fiduciary duties of the Athena Board to its stockholders under applicable Legal Requirements.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

Section 5.1 Registration Statements; Proxy Statement/Prospectus.

(a) As promptly as reasonably practicable after the date hereof (i) Athena shall cause to be filed with the SEC the Athena Form S-4 Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus and (ii) Everest shall cause to be filed with the SEC a registration statement on Form 10 or a registration statement on Form S-1/S-4, as applicable (either, and together with any amendments, supplements, prospectus or information statements thereto, the “Newco Registration Statements”) to register the shares of Newco Common Stock to be distributed in the Distribution. As promptly as reasonably practicable after the Athena Form S-4 Registration Statement and the Newco Registration Statements have been declared effective, Everest shall file with the SEC a Schedule TO (together with any amendments thereto, the “Schedule TO”) if Everest elects to effect the Distribution in whole or in part by means of an Exchange Offer. Athena and Everest shall also file such other appropriate documents with the SEC as may be applicable. Each of Athena and Everest shall: (A) cause the Athena Form S-4 Registration Statement, the Proxy Statement/Prospectus, the Newco Registration Statements and the Schedule TO (if applicable) to comply with the applicable rules and regulations promulgated by the SEC; (B) promptly notify the other of, cooperate with each other with respect to, provide the other party (and its Representatives) with a reasonable opportunity to review and comment on, and respond promptly to any comments of the SEC or its staff with respect to the Athena Form S-4 Registration Statement, the Proxy Statement/Prospectus, the Newco Registration Statements or the Schedule TO (if applicable); (C) provide the other party (and its Representatives) with a reasonable opportunity to review and comment on the Athena Form S-4 Registration Statement, the Proxy Statement/Prospectus, the Newco Registration Statements or the Schedule TO (if applicable), prior to filing of any such document with the SEC; (D) have each of the Athena Form S-4 Registration Statement and the Newco Registration Statements become effective under the Securities Act and the Exchange Act, respectively, as promptly as reasonably practicable after each is filed with the SEC (it being understood that each of Athena and Everest shall use its reasonable best efforts to cause the Athena Form S-4 to become effective under the Securities Act prior to the date on which the financial statements included therein would become stale); and (E) keep each of the Athena Form S-4 Registration Statement and the Newco Registration Statements effective through the Closing in order to permit the consummation of the Contemplated Transactions. Athena shall cause to be filed with the SEC the Proxy Statement/Prospectus and shall cause the Proxy Statement/Prospectus to be mailed to Athena’s stockholders, as promptly as reasonably practicable after the Athena Form S-4 Registration Statement becomes effective under the Securities Act. Each of Athena and Everest shall promptly furnish the other party all information concerning such party, its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If, at any time prior to the Effective Time, any event or circumstance shall be discovered by either Athena or Everest, or either Athena or Everest becomes aware of any information furnished by it, in either case, that should be disclosed in an amendment or supplement to the Athena Form S-4 Registration Statement, the Proxy Statement/Prospectus, the Newco Registration Statements or the Schedule TO (if applicable) so that such document or documents would not include any untrue statement of a material fact or fail to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then such party: (i) shall promptly inform the other party thereof; (ii) shall provide the other party (and its Representatives) with a reasonable opportunity to review and comment on any amendment or supplement to the Athena Form S-4 Registration Statement, the Proxy Statement/Prospectus, the Newco Registration Statements or the Schedule TO (if applicable) prior to it being filed with the SEC; (iii) shall provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (iv) shall cooperate, if appropriate, in mailing such amendment or supplement to the stockholders of Athena or Everest (as the case may be).

(b) Each of Athena and Everest will also take all commercially reasonable actions (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with, in the case of the Athena, the issuance of Athena Common Stock pursuant to the Merger and, in the case of Everest, the issuance of shares of Newco Common Stock in the Distribution. If any state Takeover Statute or similar Legal Requirement shall become applicable to the Contemplated Transactions, each of the parties and their respective boards of directors shall grant such approvals and take such actions within their control as are reasonably necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby or by the other Transaction Documents and otherwise take such actions within their control to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

Section 5.2 Athena Stockholders’ Meeting.

(a) As promptly as reasonably practicable following the date on which the SEC shall clear (whether orally or in writing) the Proxy Statement/Prospectus, Athena: (i) shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Athena Common Stock (the “Athena Stockholders’ Meeting”) to vote on a proposal to approve the issuance of shares of Athena Common Stock pursuant to the Merger pursuant to New York Stock Exchange Listing Rule 312.03 and (ii) shall submit such proposal to such holders at the Athena Stockholders’ Meeting. Athena shall not submit any other proposals for approval at the Athena Stockholders’ Meeting without the prior written consent of Everest, such consent not to be unreasonably withheld in the event the Athena Stockholders’ Meeting is also an annual meeting of Athena’s stockholders. Athena in consultation with Everest shall set a record date for Persons entitled to notice of, and to vote at, the Athena Stockholders’ Meeting. Athena shall not change such record date for the Athena Stockholders’ Meeting without the prior written consent of Everest and shall not adjourn or otherwise postpone or delay the Athena Stockholders’ Meeting without the prior written consent of Everest; provided, however, that Athena may, without the prior written consent of Everest, adjourn or postpone the Athena Stockholders’ Meeting (i) if as of the time for which the Athena Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Athena Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Athena Stockholders’ Meeting, (ii) after consultation with Everest, to the extent necessary to ensure the distribution of any supplement or amendment to the Proxy Statement required by Legal Requirements within a reasonable amount of time in advance of the Athena Stockholders’ Meeting or, (iii) if there are insufficient affirmative votes represented (either in person or by proxy) at the Athena Stockholders’ Meeting to approve the issuance of shares of Athena Common Stock pursuant to the Merger, or (iv) after consultation with Everest, to the extent otherwise required to comply with applicable Legal Requirements; provided, further, however, that (A) unless agreed to in writing by Everest, (x) any such adjournment or postponement under the preceding clause (i) or (iii) shall be for a period of no more than ten (10) Business Days each and (y) Athena shall only be permitted to effect up to two (2) such adjournments or postponements pursuant to the preceding clauses (i) and (iii) (in the aggregate), (B) no postponement contemplated by the preceding clause (i) or (iii) shall be permitted if it would require a change to the record date for the Athena Stockholders’ Meeting and (C) if requested by Everest, Athena shall effect an adjournment or postponement of the Athena Stockholders’ Meeting under the circumstances contemplated by the preceding clause (i) or (iii) for a period of up to ten (10) Business Days each (provided, however, that Everest shall only make up to two (2) such requests, and no such request for a postponement shall be permitted if it would require a change in the record date for the Athena Stockholders’ Meeting). Athena shall use its reasonable best efforts to ensure that all proxies solicited by the Athena Companies and their Representatives in connection with the Athena Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Athena agrees that, unless this Agreement shall have been terminated in accordance with Article VIII, its obligations to hold the Athena Stockholders’ Meeting pursuant to this Section 5.2(a) shall not be affected by the commencement, public proposal, public disclosure or communication to Athena of any Acquisition Proposal with respect to Athena or Acquisition Inquiry with respect to Athena or by any Athena Change in Recommendation.

(b) Except to the extent expressly permitted by Section 5.2(c): (i) the Athena Board shall recommend that Athena’s stockholders vote in favor of the issuance of shares of Athena Common Stock pursuant to the Merger at the Athena Stockholders’ Meeting, (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Athena Board recommends that Athena’s stockholders vote to approve the issuance of shares of Athena Common Stock pursuant to the Merger at the Athena Stockholders’ Meeting (such determination and recommendation being referred to as the “Athena Board Recommendation”) and (iii) the Athena Board Recommendation shall not be directly or indirectly withdrawn, modified or qualified (or proposed to be withdrawn, modified or qualified) by the Athena Board or any committee thereof in a manner adverse to Everest (an “Athena Change in Recommendation”).

(c) Notwithstanding anything to the contrary contained in Section 5.2(a), at any time prior to the approval of the issuance of shares of Athena Common Stock pursuant to the Merger by the Required Athena Stockholder Vote, the Athena Board may (x) effect, or cause Athena to effect, as the case may be, an Athena Change in Recommendation and (y) only in the case of Section 5.2(c)(i) below, terminate or cause Athena to terminate this Agreement pursuant to Section 8.1(f) and concurrently with such termination cause Athena to enter into a definitive agreement providing for an Athena Superior Offer (subject to the satisfaction of its obligations under Section 8.3):

(i) if: (A) Athena has not materially breached its obligations under Section 4.5; (B) after the date of this Agreement, an unsolicited, bona fide written Acquisition Proposal is made to Athena and is not withdrawn; (C) the Athena Board determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes an Athena Superior Offer; (D) the Athena Board does not effect, or cause Athena to effect, an Athena Change in Recommendation at any time within four (4) Business Days (together with any subsequent shorter period as contemplated by the proviso below in this clause (D), the “Notice Period”) after Everest receives (x) written notice from Athena that the Athena Board has determined that such Acquisition Proposal is an Athena Superior Offer and (y) a summary of the material terms and conditions of the Acquisition Proposal and other information required to be provided pursuant to Section 4.5 (provided that a new notice shall be required with respect to each material modification to such offer (it being understood that any change in the purchase price or form of consideration in such offer shall be deemed a material modification) and a new Notice Period (of two (2) Business Days) shall begin); (E) during the applicable Notice Period, if requested by Everest, Athena engages in good faith negotiations, and directs its financial advisors and outside legal advisors to, engage in good faith negotiations, with Everest to amend this Agreement in such a manner that the competing Acquisition Proposal does not constitute an Athena Superior Offer; (F) at the end of the applicable Notice Period, such Acquisition Proposal has not been withdrawn and constitutes an Athena Superior Offer (taking into account any changes to the terms of this Agreement proposed by Everest as a result of the negotiations required by clause (E) or otherwise); and (G) the Athena Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Athena Superior Offer, a failure to make an Athena Change in Recommendation and/or terminate this Agreement would reasonably be likely to constitute a breach of the fiduciary duties of the Athena Board to Athena stockholders under applicable Legal Requirements; or

(ii) if other than in connection with or as a result of the making of an Acquisition Proposal with respect to Athena or an Acquisition Inquiry with respect to Athena, a material development or change in circumstances that was not known or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) to the Athena Board on the date of this Agreement occurs or arises after the date of this Agreement, which material development or change in circumstances becomes known to the Athena Board prior to the approval of the issuance of shares of Athena Common Stock pursuant to the Merger by the Required Athena Stockholder Vote (such material development or change in circumstances being referred to as an “Intervening Event”) (it being understood that that in no event shall (x) any action taken by either party pursuant to and in compliance with the affirmative covenants set forth in Section 5.3, and the consequences of any such action or (y) the receipt, existence of or terms of an Acquisition Proposal with respect to Athena or an Acquisition Inquiry with respect to Athena or the consequences thereof constitute an Intervening Event); (A) the Athena Board determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel that an Intervening Event has occurred; (B) the Athena Board does not effect, or cause Athena to effect, an Athena Change in Recommendation at any time within four (4) Business Days after Everest receives written notice from Athena that the Athena Board has determined that an Intervening Event requires the Athena Board to effect, or cause Athena to effect, an Athena Change in Recommendation (provided that a new notice shall be required with respect to any change in circumstances and a new notice period of two (2) Business Days shall begin); (C) during such applicable period, if requested by Everest, Athena engages in good faith negotiations, and directs its financial advisors and outside legal advisors to, engage in good faith negotiations, with Everest to amend this Agreement in such a manner that obviates the need for the Athena Board to effect, or cause Athena to effect, an Athena Change in Recommendation as a result of such Intervening Event; and (D) the Athena Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Intervening Event, a failure to make an Athena Change in Recommendation would reasonably be likely to constitute a breach of the fiduciary duties of the Athena Board to Athena’s stockholders under applicable Legal Requirements.

(d) Nothing contained in this Agreement shall prohibit the Athena Board from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Athena Board determines in good faith, after consultation with outside legal counsel, that the failure of the Athena Board to make such disclosure would constitute a breach of the fiduciary duties of the Athena Board under applicable Legal Requirements; provided, however, that (A) in no event shall this Section 5.2(d) permit the Athena Board to make an Athena Change in Recommendation except as otherwise permitted expressly pursuant to Section 5.2(c), (B) in no event shall this Section 5.2(d) affect, modify or supplement the definition of Athena Change in Recommendation herein (or to the consequences thereof in accordance with this Agreement) and (C) any such public disclosure (other than issuance by Athena of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that does not state that the Athena Board Recommendation has not changed shall be deemed to be an Athena Change in Recommendation. Athena shall provide Everest with a copy of the text of any disclosure proposed to be made pursuant to this Section 5.2(d) at the earliest practicable time in advance of such disclosure.

Section 5.3 Regulatory Approvals and Related Matters.

(a) Each party shall file all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing or Section 5.3(b) below, Athena and Everest each shall, promptly (and in any event, with respect to clause (x), within 10 Business Days after the date of this Agreement), prepare and file (x) the notifications required under the HSR Act and (y) the mandatory notifications required under any applicable foreign Competition Laws (the “Antitrust Filings”) in connection with the Merger. Athena and Everest each shall use its reasonable best efforts to cause the expiration or early termination of any waiting period under the HSR Act, and Athena and Everest shall each (i) cooperate with the other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly supply the other party with any information which may be required in order to effectuate notices, reports, documents or other filings with any Governmental Body required to be made pursuant to the HSR Act and the Antitrust Filings; and (iii) promptly supply any additional information which reasonably may be required by any Governmental Body in connection with Antitrust Filings or which the parties may reasonably deem appropriate. Each of Athena and Everest will notify the other party promptly upon the receipt of (and, if in writing, share a copy of) any material communication received by such party from, or given by such party to, any Governmental Bodies and of any material communication received or given in connection with any proceeding by a private party, in each case in connection with the Contemplated Transactions. Whenever any event occurs that is required to be set forth in an amendment or supplement to any Antitrust Filings, Athena or Everest, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the applicable Governmental Body (and share a copy of) such amendment or supplement. Each of Athena and Everest shall give the other party prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions, shall keep the other party reasonably informed as to the status of any such Legal Proceeding or threat, and, in connection with any such Legal Proceeding, will permit authorized representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

(b) Upon the terms and subject to the conditions set forth in this Agreement, each of Athena, Everest, Merger Sub and Newco agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to satisfy each of the conditions set forth in Articles VI and VII, consummate the Merger and make effective the other Contemplated Transactions (provided that no party shall be required to waive any of the conditions set forth in Articles VI or VII, as applicable, to its obligations to consummate the Merger and the other Contemplated Transactions) in each case as promptly as is reasonably practicable but in any event so as to permit the Closing to occur prior to the End Date. Without limiting the generality of the foregoing, but subject to this Section 5.3(b), each party to this Agreement agrees to use its reasonable best efforts to: (i) as promptly as practicable, prepare and file all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions (including Athena providing a guarantee of Newco Companies’ obligations reasonably necessary to obtain such Consents); and (iii) lift any restraint, injunction or other legal bar to the Merger (provided that, other than fees and expenses of outside counsel and other Representatives, except to the extent required pursuant to Section 5.3(d) but subject to Section 5.3(e), no party shall be required to make any payment, assume any material obligations or offer or grant any material concessions to any Person (other than any Governmental Bodies) to obtain any Consent). The parties shall jointly devise, control and direct the strategy and timing for, and the making of all material decisions relating to, obtaining any Consent of a Governmental Body contemplated by this Section 5.3.

(c) Each party shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire any business or entity, or otherwise acquire or agree to acquire any assets, if doing so would reasonably be expected to delay or prevent consummation of the Contemplated Transactions, increase the risk of not obtaining any consents of any Governmental Body necessary to consummate the Contemplated Transactions or give rise to a requirement to obtain any additional Governmental Authorizations not currently required to consummate the Contemplated Transactions.

(d) Subject to the limitations set forth below in Section 5.3(e), Athena agrees to take, or cause to be taken (including by its Subsidiaries (including, for this purpose, from and after the Closing, the Newco Companies)), any and all steps and to make, or cause to be made (including by its Subsidiaries (including, for this purpose, from and after the Closing, the Newco Companies)), any and all undertakings necessary to resolve such objections, if any, that a Governmental Body may assert under any Competition Law with respect to the transactions contemplated by this Agreement, and to avoid or eliminate any impediment under any Competition Law that may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the End Date, including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of the Athena Companies (including, for this purpose, from and after the Closing, the Newco Companies), (y) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of any of the Athena Companies (including, for this purpose, from and after the Closing, the Newco Companies) and (z) otherwise taking or committing to take any action that would limit any of the Athena Companies’ (including, for this purpose, from and after the Closing, the Newco Companies) freedom of action with respect to, or their ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of the Athena Companies (including, for this purpose, from and after the Closing, the Newco Companies), in each case as may be required in order to obtain all expirations or terminations of waiting periods required under any Competition Law or to avoid the commencement of any action by a Governmental Body to prohibit the transactions contemplated by the Agreement under any Competition Law, or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any action or Legal Proceeding seeking to prohibit the transactions contemplated by this Agreement or delay the Closing beyond the End Date (each, a “Divestiture Action”).

(e) Notwithstanding anything in this Agreement to the contrary, none of the Athena Companies (including, for this purpose, from and after the Closing, the Newco Companies) shall be required to (and without the prior written consent of Everest shall not) take any Divestiture Action that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Athena Companies, taken as a whole, after giving effect to the Contemplated Transactions (including, for this purpose, treating the Newco Companies as Athena Companies).

Section 5.4 Disclosure. Athena and Everest shall consult with each other before issuing any press release or otherwise making any public statement regarding this Agreement or the Contemplated Transactions. Everest shall consult with Athena and consider the views and comments of Athena before any of the Newco Companies or any of their Representatives sends any emails or other documents to the Newco Associates generally or otherwise communicate with the Newco Associates generally, with respect to the Merger or any of the other Contemplated Transactions. Athena shall consult with Everest and consider the views and comments of Everest before any of the Athena Companies or any of their Representatives sends any emails or other documents to the Everest Associates generally or otherwise communicate with the Everest Associates generally, with respect to the Merger or any of the other Contemplated Transactions. Notwithstanding the foregoing: (i) each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party); (ii) each party may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement or the rules and regulations of the New York Stock Exchange, in which case such party shall use its reasonable best efforts to consult in good faith with the other party hereto prior to issuing any such press release or making any such public announcement or statement; and (iii) Athena need not consult with Everest in connection with any press release, public statement or filing to be issued or made with respect to any Athena Change in Recommendation, provided that Athena shall provide Everest with a copy of the text of any disclosure proposed to be made pursuant to the foregoing at the earliest practicable time in advance of such disclosure.

Section 5.5 Tax Matters.

(a) Everest shall use reasonable best efforts to cause the delivery of (i) the Tax ruling contemplated by Section 5.5(e) and (ii) the opinions contemplated by Section 7.6(a) and Section 7.6(b), including using reasonable best efforts to deliver to Skadden, Arps, Slate, Meagher & Flom LLP and to KPMG LLP, or such other nationally recognized law firm(s) or accounting firm(s) reasonably acceptable to Everest, Tax representation letters dated as of the Closing Date and signed by an officer of Everest containing representations of Everest and Newco, in each case as reasonably necessary and appropriate to enable such advisors to render such opinions. Athena shall use reasonable best efforts to cause the delivery of (i) the Tax ruling contemplated by Section 5.5(e) and (ii) the opinions contemplated by Section 7.6(a) and Section 7.6(b), including using reasonable best efforts to (A) deliver to Skadden, Arps, Slate, Meagher & Flom LLP and to KPMG LLP, or such other nationally recognized law firm(s) or accounting firm(s) reasonably acceptable to Everest, Tax representation letters dated as of the Closing Date and signed by an officer of Athena containing representations of Athena and Merger Sub, in each case as reasonably necessary and appropriate to enable such advisors to render such opinions and (B) ensure that the terms and conditions of any Contract in respect of Indebtedness of Athena or any of its Subsidiaries (including any such Contract contemplated by Section 5.14) would not reasonably be expected to prevent such opinions from being delivered.

(b) Everest shall use reasonable best efforts to cause the delivery of any opinion required to be rendered in connection with the Athena Form S-4 Registration Statement or Newco Registration Statement (collectively, the “Registration Statements”), including using reasonable best efforts to deliver to Weil, Gotshal & Manges LLP, or such other nationally recognized law firm or accounting firm reasonably acceptable to Athena, Tax representation letters dated as of the date each Registration Statement is declared effective by the SEC and signed by an officer of Everest containing representations of Everest and Newco, in each case as reasonably necessary and appropriate to enable counsel to render any such opinion. Athena shall use reasonable best efforts to cause the delivery of any opinion required to be rendered in connection with the Registration Statements, including using reasonable best efforts to deliver to Weil, Gotshal & Manges LLP, or such other nationally recognized law firm or accounting firm reasonably acceptable to Athena, Tax representation letters dated as of the date each Registration Statement is declared effective by the SEC and signed by an officer of

Athena containing representations of Athena and Merger Sub, in each case as reasonably necessary and appropriate to enable counsel to render any such opinion.

(c) In rendering the opinions referred to in Sections 5.5(a) and 5.5(b), counsel shall be permitted to rely upon covenants and assume the accuracy of the Tax representation letters provided by each of Everest and Athena pursuant to Sections 5.5(a) and 5.5(b), as applicable; provided, each of Everest and Athena, respectively, shall be entitled to a reasonable amount of time to provide the other party with written comments to the Tax representation letters in support of the opinions referred to in Sections 5.5(a) and 5.5(b).

(d) The parties hereto acknowledge that, prior to the date hereof, Everest has submitted the Ruling Requests set forth on Schedule 5.5(d). No Ruling Request shall be filed with a Taxing Authority after the date hereof unless, prior to such filing, Athena shall have agreed (which agreement shall not be withheld unreasonably, conditioned or delayed) as to the contents of such Ruling Request, to the extent that such contents include information about Athena or its Subsidiaries or the actions that Newco or its Subsidiaries will take (or refrain from taking) after the Distribution (each such Ruling Request, a “Specified Ruling Request”). Everest shall provide Athena with copies of any Specified Ruling Request promptly following the filing thereof (subject to the proviso regarding Redactable Information, below). Everest shall use its reasonable best efforts to notify Athena of any substantive communications with or from a Taxing Authority regarding any material issue arising with respect to any Specified Ruling Requests, provided, that Everest may redact from such Specified Ruling Requests any information that (x) Everest, in its good faith judgment, considers to be confidential information or legal analyses/qualifications which in either case are not information about Athena or its Subsidiaries or the actions that Newco or its Subsidiaries will take (or refrain from taking) after the Distribution or (y) is not (and is not reasonably expected to become) a part of any other publicly filed information (such information described in clauses (x) and (y), “Redactable Information”) prior to providing such Specified Ruling Requests to Athena.

(e) If Everest is notified by Skadden, Arps, Slate, Meagher & Flom LLP, KPMG LLP or a Taxing Authority that it expects the Tax ruling set forth on Schedule 5.5(e) will not be delivered by the Closing Date, or upon discovery by Everest of any other fact that could reasonably be expected to prevent the delivery of such Tax ruling, Everest shall promptly notify Athena.

(f) From and after the date of this Agreement and until the Effective Time, each of Athena, Everest, Newco, Merger Sub and their respective Affiliates shall use its reasonable best efforts to ensure that (i) the Newco Contribution and Distribution, taken together, will qualify as a transaction described in Sections 355 and 368(a)(1)(D) of the Code and none of Everest, the Everest stockholders, or Newco will recognize gain or loss in connection therewith (including, in the case of Everest, as a result of Everest’s receipt of the Cash Payment and excluding, in the case of the Everest stockholders, as a result of the receipt of cash in lieu of fractional shares of Athena Common Stock as contemplated by Section 1.5(c)) for U.S. federal income tax purposes and (ii) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code (collectively, the “Intended Tax Treatment”), and shall not knowingly take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Intended Tax Treatment.

Section 5.6 Listing. As promptly as practicable following the date hereof, Athena shall use reasonable best efforts to cause the shares of Athena Common Stock to be issued pursuant to the Merger, to be approved for listing (subject to notice of issuance) on the New York Stock Exchange at or prior to the Effective Time.

Section 5.7 Resignation of Officers, Managers and Directors. Everest shall use reasonable best efforts to obtain and deliver to Athena at or prior to the Effective Time the resignation of each officer, manager and/or director of each of the Newco Companies (other than those, if any, that are continuing as officers of Athena pursuant to Section 5.8 or as otherwise agreed upon by the parties).

Section 5.8 Board of Directors and Management of Athena following the Closing.

(a) The parties shall take all actions necessary to cause two (2) individuals designated by Everest (the “Everest Board Designees”) to be appointed as directors of Athena from the Effective Time; provided, however, that Everest shall provide Athena with the names of the Everest Board Designees within ninety (90) days following the date of this Agreement, or such other date as is mutually agreed in writing between Athena and Everest. Each of the Everest Board Designees must qualify as an “independent director,” as such term is defined in in New York Stock Exchange Rule 303A.02. One of the Everest Board Designees shall be appointed as a Class I director of Athena and one of the Everest Board Designees shall be appointed as a Class II director of Athena. Athena shall take all actions reasonably necessary to ensure that the Athena Board nominates, to the extent consistent with its fiduciary duties, each of the Everest Board Designees to serve a full new term on the Athena Board immediately following the expiration of such director’s class term. In the event that an Everest Board Designee is (i) unwilling or unable to serve from and after the Closing, (ii) unwilling or unable to serve at the time of the commencement of such new term or (iii) not nominated to serve such new term, then Everest shall designate a replacement, reasonably acceptable to the Governance and Nominating Committee of the Athena Board, for such director prior to the Closing or the commencement of such new term, as applicable.

(b) The parties shall take all actions necessary to ensure that, effective upon or immediately following the Closing, the officers of Athena shall consist of the persons designated in accordance with the procedures set forth on Schedule 5.8(b), each to hold office from and after the Closing until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation or removal.

Section 5.9 Section 16 Matters. Prior to the Effective Time, each of Athena, Everest and Newco shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements) to approve in advance in accordance with the procedures set forth in Rule 16b-3 under the Exchange Act any dispositions of shares of Newco Common Stock (including derivative securities with respect to shares of Newco Common Stock) arising in connection with the Contemplated Transactions directly or indirectly made by each individual who is subject to Section 16 of the Exchange Act with respect to Newco as an officer or director of Newco, and any acquisitions of Athena Common Stock (including derivative securities with respect to Athena Common Stock) arising in connection with the Contemplated Transactions directly or indirectly made by each individual who is or will be subject to Section 16 of the Exchange Act with respect to Athena as an officer or director of Athena.

Section 5.10 Headquarters of the Combined Company. The headquarters of the Surviving Corporation after the Effective Time shall be located in The Woodlands, Texas.

Section 5.11 Obligations of Merger Sub and Newco. Athena shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation, as applicable, to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement. Everest shall take all action necessary to cause Newco, prior to the Effective Time, to perform its obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

Section 5.12 Securityholder Litigation.

(a) Everest shall give Athena the right to participate in the defense or settlement of any securityholder litigation against Everest and/or the Everest Board relating to the Contemplated Transactions. In no event shall Everest enter into or agree to any settlement with respect to such securityholder litigation without Athena’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) Athena shall give Everest the right to participate in the defense or settlement of any securityholder litigation against Athena and/or the Athena Board relating to the Contemplated Transactions. In no event shall Athena enter into or agree to any settlement with respect to such securityholder litigation without Everest’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) For purposes of this Section 5.12, “participate” means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to any securityholder litigation by the litigating party (to the extent the attorney-client privilege between the litigating party and its counsel is not undermined or otherwise affected), and the non-litigating party may offer comments or suggestions with respect to the litigation but will not be afforded any decision making power or authority over the litigation, except for the right to consent to any settlement as set forth in Sections 5.12(a) or 5.12(b), as applicable.

Section 5.13 Financial Statements.

(a) Everest will use reasonable efforts to procure, at its expense, the delivery of the consents of its independent accountants required to be filed with the Athena Form S-4 Registration Statement or any future registration statement until such independent accountant consents are no longer required.

(b) Everest shall use its reasonable best efforts to, as promptly as reasonably practicable and no later than forty five (45) calendar days after the end of any fiscal quarter or ninety (90) calendar days after the end of any fiscal year (or as promptly thereafter as possible), prepare and furnish to Athena copies of financial statements of the Newco Business as of and for the periods ending on any fiscal quarterly and annual periods ending after the date of this Agreement and prior to the Closing Date, in each case together with the notes thereto, and prepared from the books and records of Everest and its Subsidiaries and in accordance with GAAP (it being understood, however, that the Newco Business has not been operating historically as a separate “standalone” entity or reporting segment and, therefore, the financial statements of the Newco Business will reflect certain allocations made that may not reflect what would have been incurred if the Newco Business had been a standalone business) applied on a consistent basis through the periods involved (except as may otherwise be required under GAAP) and the rules and regulations of the SEC, including the requirements of Regulation S-X, and, in the case of the combined financial statements of the Newco Business for any fiscal year, Everest shall use its reasonable best efforts to ensure that such financial statements shall be audited and accompanied by a report of the independent accountants for the Newco Business and for any quarterly period, Everest shall use its reasonable best efforts to ensure that such financial statements shall be reviewed by the independent accountants for the Newco Business. When delivered, such financial statements shall present fairly in all material respects the combined financial position and combined and consolidated results of operations of the Newco Business as of the dates and for the periods shown therein.

(c) In connection with the filing of the Athena Form S-4 Registration Statement and other SEC filings, Everest shall use reasonable efforts during the Pre-Closing Period and after the Closing to (i) cooperate with Athena to prepare pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for SEC filings, including the requirements of Regulation S-X, and (ii) provide and make reasonably available upon reasonable notice the senior management employees of Everest to discuss the materials prepared and delivered pursuant to this Section 5.13(c).

Section 5.14 Financing.

(a) Subject to the terms and conditions of this Section 5.14, Newco shall use reasonable best efforts to (i) cause the conditions and comply with the obligations that are set forth in the Newco Commitment Letter applicable to, and within the control of, or that require the cooperation of, Newco to be fulfilled (or waived, if deemed advisable by Newco) in a timely fashion in accordance with its terms, (ii) maintain the Newco Commitment Letter in effect until the earlier of the initial funding of the Newco Financing or the date that the Newco Financing Agreements (as defined below) become effective, (iii) negotiate definitive agreements with respect thereto, on the terms and conditions contained therein (including the “market flex” provisions) or on such other terms that would not be prohibited by Section 5.14(e) (the “Newco Financing Agreements”) and (iv) if all

conditions precedent under the Newco Commitment Letter or the Newco Financing Agreements have been satisfied, on the Closing Date, cause the Newco Financing Sources to fund the Newco Financing.

(b) Subject to the terms and conditions of this Section 5.14, Athena shall use, prior to the Amendment Effective Date, reasonable best efforts to (i) cause the conditions and comply with the obligations that are set forth in the Athena Commitment Letter applicable to, and within the control of or that require the cooperation of, Athena to be fulfilled (or waived, if deemed advisable by Athena) in a timely fashion in accordance with its terms, (ii) maintain the Athena Commitment Letter in effect until the earlier of the initial funding of the Athena Financing or the occurrence of the Amendment Effective Date, (iii) negotiate definitive agreements with respect to the Athena Commitment Letter, on the terms and conditions contained therein or on such other terms that would not be prohibited by Section 5.14(f) (the “Athena Financing Agreements”) and (iv) if all conditions precedent under the Athena Commitment Letter or the Athena Financing Agreements have been satisfied cause the Athena Financing Sources to consummate the Athena Financing.

(c) Athena and Newco shall each give the other prompt written notice (i) of any material breach (or threatened material breach) or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to their respective Commitment Letters or their respective Financing Agreements, (ii) of the receipt of any written notice of any actual or threatened withdrawal, repudiation or termination of either Financing by any of the respective Financing Sources, (iii) of the receipt of any written notice of any material dispute or disagreement between or among any of the parties to their respective Commitment Letters or their respective Financing Agreements, (iv) of any amendment or modification of, or waiver under, their respective Commitment Letters or their respective Financing Agreements or (v) if for any reason either believes in good faith that it will not be able to timely obtain all or any portion of the Newco Financing or the Athena Financing (to the extent the Athena Commitment Letter is still in effect), as applicable, on the terms and conditions and in the manner or from the sources contemplated by the Newco Commitment Letter or the Athena Commitment Letter, as applicable, or the Newco Financing Agreements or the Athena Financing Agreements, as applicable.

(d) Newco and Athena shall keep one another informed upon reasonable request and in reasonable detail, as soon as reasonably practicable (but in any event within three Business Days upon receipt of such reasonable request) of the status of their efforts to arrange the Newco Financing and the Athena Financing, as applicable. In addition, Athena shall keep Newco informed upon reasonable request and in reasonable detail, as soon as reasonably practicable (but in any event within three Business Days upon receipt of such reasonable request) of the status of the effectiveness of the Athena Credit Agreement Amendment. The terms and conditions of (i) the Newco Financing Agreements shall be reasonably satisfactory in form and substance to Athena and (ii) the Athena Financing Agreements and any Athena Credit Agreement Amendment, in each case to the extent such agreement becomes effective, shall be reasonably satisfactory in form and substance to Newco.

(e) Newco may not amend, modify, replace, waive or change any material provision in the Newco Commitment Letter or any of the Newco Financing Agreements in any material respect without obtaining the prior written consent of Athena (such consent not to be unreasonably withheld, conditioned or delayed) (it being understood that, among other things, any amendment, modification, replacement, waiver or change to the ability of Newco or any of its affiliates to approve the selection of financial institutions or other entities that will participate as term lenders under the Newco Commitment Letter or the Newco Financing Agreements, and the allocations of commitments to the lenders thereunder, shall be an amendment, modification, replacement, waiver or change of a material provision in a material respect). Notwithstanding anything to the contrary set forth herein, Newco may modify, supplement, or amend the Newco Commitment Letter or any of the Newco Financing Agreements, to add lead arrangers, bookrunners, syndication agents, documentation agents, lenders or similar entities that have not executed the Newco Commitment Letter as of the date hereof. In such event, the term “Newco Commitment Letter” as used herein shall be deemed to include such new or amended commitment letters (including all exhibits, schedules, and attachments thereto) and fee letters entered into in accordance with this Section 5.14(e), the term “Newco Financing” as used herein shall be deemed to include any substitute financing obtained in accordance with this Section 5.14(e), and the term “Newco Financing Agreements” shall be deemed to include the new or amended definitive agreements with respect to the Newco Financing entered into in accordance with this Section 5.14(e).

(f) Athena may not amend, modify, replace, waive or change any material provision in the Athena Commitment Letter or any of the Athena Financing Agreements in any material respect without obtaining the prior written consent of Everest (such consent to be exercised in furtherance of Section 5.5(a) and Section 5.5(f) only and not to be unreasonably withheld, conditioned or delayed) (it being understood that, among other things, any amendment, modification, replacement, waiver or change to the ability of Athena or any of its affiliates to approve the selection of financial institutions or other entities that will participate as term lenders under the Athena Commitment Letter or the Athena Financing Agreements, and the allocations of commitments to the lenders thereunder, shall be an amendment, modification, replacement, waiver or change of a material provision in a material respect). Notwithstanding anything to the contrary set forth herein, Athena may modify, supplement, or amend the Athena Commitment Letter or any of the Athena Financing Agreements, to add lead arrangers, bookrunners, syndication agents, documentation agents, lenders or similar entities that have not executed the Athena Commitment Letter as of the date hereof. In such event, the term “Athena Commitment Letter” as used herein shall be deemed to include such new or amended commitment letters (including all exhibits, schedules, and attachments thereto) and fee letters entered into in accordance with this Section 5.14(f), the term “Athena Financing” as used herein shall be deemed to include any substitute financing obtained in accordance with this Section 5.14(f), and the term “Athena Financing Agreements” shall be deemed to include the new or amended definitive agreements with respect to the Athena Financing entered into in accordance with this Section 5.14(f).

(g) On and prior to (x) the Closing, Everest and Newco shall and shall cause their Subsidiaries, officers, employees, advisors and representatives (including legal and accounting) to provide such cooperation to Athena and Merger Sub as may reasonably be requested in connection with obtaining the Athena Financing and (y) the Distribution, Athena and Merger Sub shall and shall cause their Subsidiaries, officers, employees, advisors and representatives (including legal and accounting) to provide such cooperation to Everest and Newco as may reasonably be requested in connection with obtaining the Newco Financing, in each case of clause (x) and (y), including the following, as applicable: (i) furnishing as promptly as practicable financial information required in connection with such Financing and other financial and pertinent information regarding the applicable parties reasonably requested by Athena or Everest, as applicable, (ii) at reasonable times and upon reasonable notice, causing their management team, with appropriate seniority and expertise, to participate in, and assist in preparation for, a reasonable number of meetings, due diligence sessions, conference calls, drafting sessions, rating agency presentations and similar presentations to and with prospective lenders, (iii) using reasonable best efforts to (A) assist in negotiation, execution and delivery of definitive financing documentation and schedules and exhibits thereto (including collateral agreements and officer’s certificates); provided, however, that no solvency certificate shall have to be required to be executed and delivered except as set forth below and (B) facilitate the pledging of collateral, (iv) in the case of Athena and Merger Sub, ensure that the syndication efforts for the Newco Financing benefit from Athena’s existing lending and banking relationships, (v) in the case of Athena and Merger Sub, obtaining, prior to the launch of syndication of the Newco Financing, public corporate ratings of Athena from each of Moody’s Investor Survives, Inc. and Standard & Poor’s Ratings Services, (vi) furnishing Everest and Athena, as applicable, and the applicable Financing Sources promptly, and in any event no later than 10 Business Days prior to the Closing Date, with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested by Athena and Everest, as applicable, at least 3 Business Days prior to the Closing Date, (vii) causing the taking of corporate and other actions reasonably necessary to permit the consummation of the applicable Financing on the Closing Date and to permit the proceeds thereof to be made available (A) on or prior to the Distribution, in the case of Everest and Newco, or (B) the Closing, in the case of Athena and Merger Sub, (viii) supplementing the information required to be delivered pursuant to this Section 5.14(g) from time to time to ensure that it does not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make such information not materially misleading in light of the circumstances under which such statements were made and (ix) in the case of Athena and Merger Sub, providing a customary letter authorizing the dissemination of Public Information Materials (as defined in the Newco Commitment Letter) and confirming the absence of material non-public information (within the meaning of the United Sates federal securities law) with respect to Athena and its subsidiaries; provided, however, that irrespective of the above, no obligation of Everest or its Subsidiaries (including the Newco Companies) or Athena or its Subsidiaries (including Merger Sub) under any certificate, document, agreement or instrument shall be effective until the Effective Time and none of Everest or its Subsidiaries (including the Newco Companies) nor Athena or its Subsidiaries (including Merger Sub) shall be required to take any action (A) under any certificate, document, agreement or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time or (B) that would reasonably be expected to cause any director, officer or employee of Everest or its Subsidiaries (including the Newco Companies) to incur any personal liability. None of Everest or its Subsidiaries (including the Newco Companies) shall be required to take any action (i) that would cause any representation in this Agreement to be breached by Everest or any of its Subsidiaries (including the Newco Companies) or (ii) that would result in a material violation or breach of, or default under, any material Contract to which Everest or any of its Subsidiaries (including the Newco Companies) is party, the organizational documents of Everest or its Subsidiaries or any applicable Legal Requirements. Neither Everest nor its Subsidiaries (including the Newco Companies) shall be required (i) to provide access to or disclose information that Everest or any of its Subsidiaries (including the Newco Companies) reasonably determines would jeopardize any attorney-client privilege of Everest or any of its Subsidiaries (including the Newco Companies) or (ii) to deliver or cause to be delivered any opinion of counsel in connection with the Athena Financing. Notwithstanding anything to the contrary in the foregoing, nothing contained in this Section 5.14 shall require cooperation to the extent it would interfere unreasonably with the business operations of the applicable party hereto (it being understood and agreed that compliance with the requirements set forth in this clause (g) will not unreasonably interfere with the business operations), encumber any of assets prior to Closing, require the applicable party to pay any commitment or similar fee in connection with the Financing prior to the Closing Date (unless simultaneously reimbursed pursuant to the terms of this Agreement), or impose any liability on the applicable party prior to the Closing (it being understood and agreed that compliance with the requirements set forth in this clause (g) will not impose any liability. Notwithstanding anything in the contrary to the foregoing, prior to the Distribution, Athena shall (x) on the Closing Date and prior to the closing of the Newco Financing, execute and deliver a solvency certificate, executed by the chief financial officer of Athena, in substantially the form attached as Exhibit C to the Newco Commitment Letter, and (y) deliver to Everest the financial statement referred to in clause (vi)(C) of Exhibit B to the Newco Commitment Letter.

(h) Other than pursuant to an Athena Credit Agreement Amendment that complies with Section 5.14(d), Athena shall not (i) amend, restate, amend and restate, replace, refinance, supplement or otherwise modify the Athena Credit Agreement, nor (ii) reprice, repay, pre-pay, pay down, redeem, retire, defease or otherwise satisfy any term loan obligations under the Athena Credit Agreement, other than as required thereunder, in each case, without the consent of Newco (such consent to be exercised in furtherance of Section 5.5(a) and Section 5.5(f) only and not to be unreasonably withheld, conditioned or delayed); provided, that, it is understood and agreed that Athena may voluntarily prepay the terms loan obligations (other than with the proceeds of Indebtedness for borrowed money) under the Athena Credit Agreement in an amount not to exceed $100,000,000.

Section 5.15 D&O Indemnification.

(a) From and after the Effective Time, Athena shall indemnify and hold harmless each Person who at the Effective Time is a present or former director or officer of any Newco Company (each a “D&O Indemnitee”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that a D&O

Indemnitee was a director or officer of a Newco Company at or prior to the Effective Time, in each case, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Everest or any of its Subsidiaries (including the Newco Companies), as the case may be, would have been permitted under the applicable Legal Requirements to indemnify such Person (including promptly advancing expenses as incurred to the fullest extent permitted under applicable Legal Requirements).

(b) Notwithstanding anything contained in this Agreement to the contrary, this Section 5.15(b) shall survive the consummation of the transactions contemplated hereby and shall be binding, jointly and severally, on all successors and assigns of Athena and Newco and are intended to be for the benefit of, and will be enforceable by, each present and former director and officer of any Newco Company and his or her heirs and representatives. In the event that Athena or Newco or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Athena or Newco, as the case may be, shall succeed to the obligations set forth in this Section 5.15(b).

(c) Athena acknowledges that the D&O Indemnitees may have certain rights to indemnification, insurance and/or advancement of expenses from other Persons (directly or by insurance retained by such Person) (the “Other Indemnitors”). Athena hereby agrees and acknowledges that (i) it is the indemnitor of first resort with respect to the D&O Indemnitees, (ii) it shall be required to advance the full amount of expenses incurred by the D&O Indemnitees, as required by the terms of this Agreement, without regard to any rights the D&O Indemnitees may have against the Other Indemnitors and (iii) it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Athena further agrees that no advancement or payment by the Other Indemnitors on behalf of Everest or any of its Subsidiaries with respect to any claim for which the D&O Indemnitees have sought indemnification from such Entities shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the D&O Indemnitees against Everest or any of its Subsidiaries.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF ATHENA AND MERGER SUB

The obligations of Athena and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

Section 6.1 Accuracy of Representations.

(a) The representation and warranty in Section 2.7(b) shall be true and correct in all respects as of the date of this Agreement.

(b) Each of the Everest Designated Representations (without giving effect to any materiality or “Newco Material Adverse Effect” qualifications therein) shall be true and correct in all material respects both as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except, in each case, for any such representations and warranties made as of a specific date, which shall be so true and correct in all material respects as of such date).

(c) The representations and warranties in Section 2.4 shall be true and correct, subject only to de minimis inaccuracies, both as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct subject only to de minimis inaccuracies as of such date).

(d) Each of the representations and warranties of Everest (other than the Everest Designated Representations and the representations and warranties in Section 2.4 and Section 2.7(b)) shall be true and correct in all respects (without giving effect to any materiality or “Newco Material Adverse Effect” qualifications therein) both as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except, in each case, for any such representations and warranties made as of a specific date, which shall have been so true and correct in all respects as of such date), except where the failure of such representations and warranties to be so true and correct in all respects has not had, and would not reasonably be expected to have, individually or in the aggregate, a Newco Material Adverse Effect.

Section 6.2 Performance of Covenants. The covenants and obligations in this Agreement that Everest, Newco or the other Newco Companies are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

Section 6.3 Effectiveness of Registration Statements. (a) The Athena Form S-4 Registration Statement and the applicable Newco Registration Statement each shall have become effective in accordance with the provisions of the Securities Act and the Exchange Act, respectively; (b) no stop order shall have been issued by the SEC and each shall remain in effect; (c) no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened by the SEC; and (d) (i) if the Distribution is effected in whole or in part as an Exchange Offer, the applicable offer period and any extensions thereof in the Exchange Offer required by applicable securities laws shall have expired and (ii) if the Distribution is effected in whole or in part as a Spin-Off, the applicable notice periods required by applicable stock exchange rules or securities laws shall have expired.

Section 6.4 Athena Stockholder Approval. The issuance of shares of Athena Common Stock pursuant to the Merger shall have been duly approved by the Required Athena Stockholder Vote.

Section 6.5 Separation and Distribution. The transactions contemplated by the Distribution Agreement shall have been consummated in accordance with and subject to the terms of this Agreement and the Distribution Agreement, and the Tax Matters Agreement, the Transition Services Agreement, the Cross-Supply Agreement, and the Intellectual Property Matters Agreement each shall have been executed and delivered by the parties (other than Athena or Merger Sub) thereto.

Section 6.6 Certificate. Athena and Merger Sub shall have received a certificate executed by the Chief Executive Officer of Everest confirming that the conditions set forth in Sections 6.1, 6.2, 6.5 and 6.7 have been duly satisfied.

Section 6.7 No Newco Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Newco Material Adverse Effect, and no Effect shall have occurred or exist that would reasonably be expected to have, individually or in the aggregate, a Newco Material Adverse Effect.

Section 6.8 Governmental Approvals. Any waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and any applicable consents, authorizations, orders or approvals required under other Competition Laws that are listed on Schedule 6.8 (collectively, the “Additional Antitrust Consents”) shall have been obtained.

Section 6.9 Listing. The shares of Athena Common Stock to be issued pursuant to the Merger shall have been approved for listing (subject to notice of issuance) on the New York Stock Exchange.

Section 6.10 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

Section 6.11 FIRPTA Matters. Everest shall have delivered to Athena a statement described in Section 1.1445-2(c)(3)(i) of the Treasury Regulations certifying that the interests of Newco are not U.S. real property interests.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATION OF EVEREST AND NEWCO

The obligations of Everest and Newco to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

Section 7.1 Accuracy of Representations.

(a) Each of the representations and warranties in Section 3.7(b) and Section 3.15(l) shall be true and correct in all respects as of the date of this Agreement.

(b) Each of the Athena Designated Representations (without giving effect to any materiality or “Athena Material Adverse Effect” qualifications therein) shall be true and correct in all material respects both as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except, in each case, for any such representations and warranties made as of a specific date, which shall be so true and correct in all material respects as of such date).

(c) The representations and warranties in Section 3.4 shall be true and correct, subject only to de minimis inaccuracies, both as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct subject only to de minimis inaccuracies as of such date).

(d) Each of the representations and warranties of Athena and Merger Sub (other than the Athena Designated Representations and the representations and warranties in Section 3.7(b), Section 3.4 and Section 3.15(l)) shall be true and correct in all respects (without giving effect to any materiality or “Athena Material Adverse Effect” qualifications therein) both as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except, in each case, for any such representations and warranties made as of a specific date, which shall have been so true and correct in all respects as of such date), except where the failure of such representations and warranties to be so true and correct in all respects, has not had, and would not reasonably be expected to have, individually or in the aggregate, an Athena Material Adverse Effect.

Section 7.2 Performance of Covenants. The covenants and obligations in this Agreement that Athena and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

Section 7.3 Effectiveness of Registration Statements. (a) The Athena Form S-4 Registration Statement and the applicable Newco Registration Statement each shall have become effective in accordance with the provisions of the Securities Act and the Exchange Act, respectively; (b) no stop order shall have been issued by the SEC and each shall remain in effect; (c) no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened by the SEC; and (d) (i) if the Distribution is effected in whole or in part as an Exchange Offer, the applicable offer period and any extensions thereof in the Exchange Offer required by applicable securities laws shall have expired and (ii) if the Distribution is effected in whole or in part as a Spin-Off, the applicable notice periods required by applicable stock exchange rules or securities laws shall have expired.

Section 7.4 Athena Stockholder Approval. The issuance of shares of Athena Common Stock pursuant to the Merger shall have been duly approved by the Required Athena Stockholder Vote.

Section 7.5 Separation and Distribution. The transactions contemplated by the Distribution Agreement shall have been consummated in accordance with and subject to the terms of this Agreement and the Distribution Agreement, and the Tax Matters Agreement, the Transition Services Agreement, the Cross-Supply Agreement and the Intellectual Property Matters Agreement each shall have been executed and delivered by the parties (other than Everest, Newco and the other Newco Companies) thereto.

Section 7.6 Opinions and Certificate. Everest shall have received the following opinions and certificate, each of which shall be in full force and effect:

(a) a written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, or a written opinion of another nationally recognized law firm or accounting firm reasonably acceptable to Everest, in form and substance reasonably acceptable to Everest, dated as of the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, (i) the Newco Contribution and Distribution, taken together, will qualify as a transaction described in Sections 355 and 368(a)(1)(D) of the Code and none of Everest, the Everest stockholders, or Newco will recognize gain or loss in connection therewith (including, in the case of Everest, as a result of Everest’s receipt of the Cash Payment, and excluding, in the case of the Everest stockholders, as a result of the receipt of cash in lieu of fractional shares of Athena Common Stock as contemplated by Section 1.5(c)) for U.S. federal income tax purposes and (ii) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

(b) a written opinion of KPMG LLP, or a written opinion of another nationally recognized law firm or accounting firm reasonably acceptable to Everest, covering the matters set forth on Schedule 7.6(b) (the “KPMG Tax Opinion”); and

(c) a certificate executed by the Chief Executive Officer of Athena confirming that the conditions set forth in Sections 7.1, 7.2, 7.4, 7.5 and 7.7 have been duly satisfied.

Section 7.7 No Athena Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Athena Material Adverse Effect, and no Effect shall have occurred or exist that would reasonably be expected to have, individually or in the aggregate, an Athena Material Adverse Effect.

Section 7.8 Governmental Approvals. Any waiting period applicable (and any extensions thereof) to the consummation of the Merger under the HSR Act shall have expired or been terminated, and the Additional Antitrust Consents shall have been obtained.

Section 7.9 Listing. The shares of Athena Common Stock to be issued pursuant to the Merger shall have been approved for listing (subject to notice of issuance) on the New York Stock Exchange.

Section 7.10 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

Section 7.11 Directors. With respect to the initial appointment of the Everest Board Designees, Athena shall have complied in all respects with its obligations under Section 5.8(a); provided, however, that this condition shall be deemed to be satisfied if Everest has not complied in all respects with its obligations under Section 5.8(a) and/or if an Everest Board Designee refuses to serve as a director on the Athena Board.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated prior to the Effective Time (except as indicated below, whether before or after approval of the issuance of shares of Athena Common Stock pursuant to the Merger by Athena’s stockholders):

(a) by mutual written consent of Athena and Everest;

(b) by either Athena or Everest if the Merger shall not have been consummated by September 20, 2020 (as such date may be extended pursuant to the terms of this Agreement or by the mutual written consent of Athena and Everest, the “End Date”); provided, if on the End Date all of the conditions set forth in Sections 6.1, 6.2, 6.7, 7.1, 7.2 and 7.7 have been satisfied (or, with respect to the conditions that by their terms must be satisfied at the Closing, would have been so satisfied if the Closing would have occurred) or remain capable of being satisfied but any of the other conditions set forth in Article VI and/or Article VII has not been satisfied, then the End Date shall automatically be extended for an additional 90 days, in which case the End Date shall be deemed for all purposes to be such later date; provided, further, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is primarily attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by either Athena or Everest if an Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger issued by a court of competent jurisdiction or other Governmental Body shall have become final and nonappealable;

(d) by either Athena or Everest if: (i) the Athena Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and a vote of Athena’s stockholders on the issuance of shares of Athena Common Stock pursuant to the Merger shall have been taken; and (ii) the issuance of shares of Athena Common Stock pursuant to the Merger shall not have been approved at the Athena Stockholders’ Meeting (or shall not have been approved at any such adjournment or postponement thereof) by the Required Athena Stockholder Vote; provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to Athena if the failure to obtain the Required Athena Stockholder Vote is primarily attributable to a failure on the part of Athena to perform any covenant or obligation in this Agreement required to be performed by Athena at or prior to the Athena Stockholders’ Meeting (including any adjournments and postponements thereof);

(e) by Everest (at any time prior to the approval of the issuance of shares of Athena Common Stock pursuant to the Merger by the Required Athena Stockholder Vote) if an Athena Triggering Event shall have occurred;

(f) by Athena if, at any time prior to the Required Athena Stockholder Vote being obtained, (i) if the board of directors of Athena authorizes Athena, to the extent permitted by and subject to complying with the terms of Section 5.2(c), to enter into a definitive agreement with respect to an Athena Superior Offer that did not result from a material breach of this Agreement, (ii) concurrently with the termination of this Agreement, Athena, subject to complying with the terms of Section 5.2(c) enters into such definitive agreement providing for an Athena Superior Offer that did not result from a material breach of this Agreement and (iii) prior to or concurrently with such termination, Athena pays to Everest in immediately available funds any fees and other amounts required to be paid pursuant to Section 8.3(a) and Section 8.3(b);

(g) by Athena if: (i) any of Everest or Newco’s representations and warranties contained in this Agreement shall be inaccurate such that the conditions set forth in Section 6.1 would not then be satisfied or

(ii) any of Everest’s or Newco’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that, for purposes of clauses (i) and (ii) above, if an inaccuracy in any of Everest’s or Newco’s representations and warranties or a breach of a covenant or obligation by Everest or Newco is curable by Everest or Newco and Everest and Newco are continuing to exercise their reasonable best efforts to cure such inaccuracy or breach, then Athena may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall not have been cured prior to the earlier of (x) thirty (30) days commencing on the date that Athena gives Everest notice of such inaccuracy or breach and (y) the date that is three (3) Business Days prior to the End Date; or

(h) by Everest if: (i) any of Athena’s or Merger Sub’s representations and warranties contained in this Agreement shall be inaccurate such that the conditions set forth in Section 7.1 would not then be satisfied or (ii) any of Athena’s or Merger Sub’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that, for purposes of clauses (i) and (ii) above, if an inaccuracy in any of Athena’s or Merger Sub’s representations and warranties or a breach of a covenant or obligation by Athena or Merger Sub is curable by Athena or Merger Sub and Athena and Merger Sub are continuing to exercise their reasonable best efforts to cure such inaccuracy or breach, then Everest may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall not have been cured prior to the earlier of (x) thirty (30) days commencing on the date that Everest gives Athena notice of such inaccuracy or breach and (y) the date that is three (3) Business Days prior to the End Date.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Article IX shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for fraud or any willful and material breach of any covenant or obligation contained in this Agreement.

Section 8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3 or otherwise in this Agreement, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger or the other Contemplated Transactions are consummated; provided, however, that (i) Athena and Everest shall share equally all (x) printing and mailing costs associated with the Newco Registration Statements, the Athena Form S-4 Registration Statement and the Proxy Statement/Prospectus and (y) SEC filing fees relating to the Contemplated Transactions; and (ii) all fees and expenses described in Section 8.4(ii) of the Distribution Agreement shall be treated as set forth therein. Notwithstanding the foregoing, Athena agrees that, in the event of any termination of this Agreement pursuant to Section 8.1(d) (and without any limitation of any other rights or remedies of Everest or Newco hereunder in connection with such termination (including, if applicable, Everest’s right to receive payment of any Athena Termination Fee), Athena shall reimburse Everest for an amount equal to $25,000,000 in the aggregate as partial reimbursement of Everest’s fees and expenses incurred by Everest and its Subsidiaries (including on behalf of the Newco Companies) in connection with this Agreement and the Contemplated Transactions (including fees and expenses of Everest’s or any of its Subsidiaries’ (including the Newco Companies) Representatives, including financial advisors, legal counsels, accountants and auditors) (the “Everest Expense Reimbursement”).

(b) In the event that:

(i) this Agreement is terminated (x) by Everest pursuant to Section 8.1(e), or (y) by Athena pursuant to Section 8.1(f); or

(ii) this Agreement is terminated (x) by either Athena or Everest pursuant to Section 8.1(b) or Section 8.1(d) or (y) by Everest pursuant to Section 8.1(h), and (A) after the date of this Agreement but before any such termination an Acquisition Proposal with respect to Athena shall have been made or communicated to Athena (and not withdrawn publicly if made or communicated publicly) or shall have become publicly known by the stockholders of Athena, and (B) within twelve (12) months after such termination Athena shall have entered into a definitive agreement to consummate, or shall have consummated an Acquisition Transaction; provided that for purposes of this clause (B) all references in the definition of Acquisition Transaction to 20% shall instead refer to 50%;

then Athena shall pay to Everest, in cash by wire transfer of same-day funds to an account or accounts designated by Everest, a nonrefundable fee in the amount of $89,800,000 (the “Athena Termination Fee”), which shall be paid (1) in the case of a termination by Everest pursuant to clause (b)(i) above, within two Business Days after termination of this Agreement, (2) in the case of a termination by Athena pursuant to clause (b)(i) above, prior to or simultaneously with such termination, or (3) in the case of a termination pursuant to clause (b)(ii) above, upon the earlier of the entry into a definitive agreement to consummate, or the consummation of, an Acquisition Transaction; provided that, to the extent the Everest Expense Reimbursement was actually previously paid to and received by Everest, such amount shall be credited against the Athena Termination Fee.

(c) If Athena fails to pay when due any amount payable under this Section 8.3, then: (i) Athena shall reimburse Everest for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Everest of its rights under this Section 8.3; and (ii) Athena shall pay to Everest interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the lower of: (A) 350 basis points over the “prime rate” (as published in the Wall Street Journal) in effect on the date such overdue amount was originally required to be paid or (B) the maximum rate permitted by applicable Legal Requirements.

(d) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Athena be obligated to pay more than one Athena Termination Fee.

(e) Notwithstanding anything to the contrary in this Agreement, Everest’s right to receive payment of the Athena Termination Fee pursuant to Section 8.3(b) shall, in circumstances in which the Athena Termination Fee is payable hereunder and is paid in full (absent fraud or any willful and material breach of this Agreement), be deemed to be liquidated damages (and not a penalty) and shall, except as set forth in this Section 8.3(e), be the sole and exclusive monetary remedy of Everest and Newco against Athena and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or assignees or successors (collectively, “Athena Related Parties”) for any loss or damage suffered as a result of the failure of the Merger and the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Athena Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (except that Athena remains obligated to pay to Everest any amounts due and payable pursuant to Section 8.3(a) and Section 8.3(c), including as and if applicable the Everest Expense Reimbursement), whether in equity or at law, in contract, in tort or otherwise. For the avoidance of doubt, while Everest and Newco may pursue both a grant of specific performance and the payment of the Athena Termination Fee (in each case in accordance with the terms of this Agreement), under no circumstances shall Everest and Newco be permitted or entitled to receive both a grant of specific performance and the Athena Termination Fee.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1 Amendment. This Agreement may be amended with the approval of the respective Athena Board and Everest Board at any time prior to the Effective Time (whether before or after approval of the issuance of Athena Common Stock pursuant to the Merger by Athena’s stockholders); provided, however, that, after any such approval of the issuance of shares of Athena Common Stock pursuant to the Merger by Athena’s stockholders, no amendment shall be made which by law or regulation of the New York Stock Exchange requires further approval of Athena’s stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by an authorized representative of each of the parties hereto. Notwithstanding anything to the contrary contained in this Agreement, Section 9.4(a), the last sentence of Section 9.6, the penultimate sentence of Section 9.8 and this sentence (and any other provision of this Agreement to the extent that an amendment, supplement or other modification of such provision would modify the substance of the foregoing specified provisions) may not be amended, supplemented or otherwise modified in any manner that is adverse in any material respect to any Athena Financing Source or any of its Athena Financing Source Related Parties without the prior written consent of such Athena Financing Source. Notwithstanding anything to the contrary contained in this Agreement, Section 9.4(b), the last sentence of Section 9.6, the last sentence of Section 9.8 and this sentence (and any other provision of this Agreement to the extent that an amendment, supplement or other modification of such provision would modify the substance of the foregoing specified provisions) may not be amended, supplemented or otherwise modified in any manner that is adverse in any material respect to any Newco Financing Source or any of its Newco Financing Source Related Parties without the prior written consent of such Newco Financing Source.

Section 9.2 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any party would otherwise have.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement (including under Article VI, with respect to Athena and Merger Sub and Article VII with respect to Everest and Newco), unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 9.3 No Survival of Representations, Warranties and Agreements. The covenants and agreements that by their terms are to be performed following the Closing pursuant to this Agreement, the Distribution Agreement or any other Transaction Document shall survive the Closing in accordance with their terms, and all other covenants and agreements herein and therein shall terminate and shall not survive the Closing. None of the representations and warranties contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives thereunder or hereunder.

Section 9.4 Financing Source Matters.

(a) Without limiting the rights of Athena under the Athena Commitment Letters and notwithstanding anything to the contrary contained in this Agreement, Everest agrees that none of (i) the Athena

Financing Sources or (ii) any of the respective Affiliates of the Athena Financing Sources or any of such Athena Financing Sources’ or their respective Affiliates’ respective former, current or future general or limited partners, shareholders, managers, members, agents, officers, directors, employees, accountants, attorneys, advisors, or representatives or any of their respective successors or assigns (the Persons referred to in this clause (ii) being collectively referred to as the “Athena Financing Source Related Parties”) shall have any liability or obligation to Everest, its stockholders or its Affiliates relating to this Agreement or any of the transactions contemplated hereby (including the Athena Financing), whether at law, in equity, in contract, in tort or otherwise.

(b) Without limiting the rights of Everest and Newco under the Newco Commitment Letter and notwithstanding anything to the contrary contained in this Agreement, Athena agrees that none of (i) the Newco Financing Sources or (ii) any of the respective Affiliates of the Newco Financing Sources or any of such Newco Financing Sources’ or their respective Affiliates’ respective former, current or future general or limited partners, shareholders, managers, members, agents, officers, directors, employees, accountants, attorneys, advisors, or representatives or any of their respective successors or assigns (the Persons referred to in this clause (ii) being collectively referred to as the “Newco Financing Source Related Parties”) shall have any liability or obligation to Athena, its stockholders or its Affiliates relating to this Agreement or any of the transactions contemplated hereby (including the Newco Financing), whether at law, in equity, in contract, in tort or otherwise.

Section 9.5 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement, the Distribution Agreement, the other Transaction Documents and the Confidentiality Agreement including the schedules, exhibits and amendments hereto and thereto the other agreements referred to herein and therein shall together constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 9.6 Governing Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any Legal Proceeding between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if under applicable Legal Requirements, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof; (b) each of the parties irrevocably waives the right to trial by jury; and (c) each of the parties hereto irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any claim (i) that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) that (x) the claim, action, suit or other Legal Proceeding in any such court is brought in an inconvenient forum; (y) the venue of such claim, action, suit or other Legal Proceeding is improper; or (z) this Agreement, the other Transaction Documents, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable Legal Requirements, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 9.9 will be effective service of process for any claim, action, suit or other Legal Proceeding in the Court of Chancery of the State of Delaware or, to the extent required by Legal Requirements, any federal court in the State of Delaware, with respect to any matters to which it has submitted to jurisdiction as set forth in this paragraph. The parties hereto hereby agree that a final judgment in any such claim, suit, action or other Legal Proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this

Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance and injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement for the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto agrees that: (i) it will not bring or support any legal proceeding against the Financing Sources or any of the Financing Source Related Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, including any dispute relating to the Financings, in any forum other than the United States federal court located in, or if that court does not have subject matter jurisdiction, in any New York state court located in, the Borough of Manhattan in the City of New York, New York; (ii) all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources or any of the Financing Source Related Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, including any claims or causes of action relating to the Financings, shall be exclusively governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; and (iii) the provisions of this Section 9.6 relating to the waiver of jury trial shall apply to any legal proceeding described in clause (i) of this sentence.

Section 9.7 Disclosure Letters. For purposes of this Agreement: (a) each statement or other item of information set forth in the Everest Disclosure Letter is intended only to qualify and limit the representations, warranties, covenants and agreements of Everest and Newco contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties, covenants and agreements and (b) each statement or other item of information set forth in the Athena Disclosure Letter is intended only to qualify and limit the representations, warranties, covenants and agreements of Athena and Merger Sub contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties, covenants and agreements. The Everest Disclosure Letter and Athena Disclosure Letter shall each be delivered as of the date of this Agreement, and no amendments or modifications thereto shall be made without the prior written consent of Everest and Athena, as applicable.

Section 9.8 Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Except as provided in Section 5.14, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything in this Agreement to the contrary, the Athena Financing Sources shall be third party beneficiaries of the penultimate sentence of Section 9.1, Section 9.4(a), the last sentence of Section 9.6 and this sentence. Notwithstanding anything in this Agreement to the contrary, the Newco Financing Sources shall be third party beneficiaries of the last sentence of Section 9.1, Section 9.4(b), the last sentence of Section 9.6 and this sentence.

Section 9.9 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the U.S. return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two Business Days after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Eastern Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Eastern Time and receipt is confirmed, on the following Business Day; or (e) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Athena or Merger Sub:

Apergy Corporation

2445 Technology Forest Blvd., 12th Floor

The Woodlands, TX 77381

Attn: General Counsel

Email: general.counsel@apergy.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn:	Michael J. Aiello
Sachin Kohli
Email:	michael.aiello@weil.com
sachin.kohli@weil.com
Fax:	(212) 310-8007

if to Everest or Newco:

c/o Ecolab Inc.

1 Ecolab Place

Saint Paul, MN 55102

Attn: General Counsel

Email: general.counsel@ecolab.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Attn:	Charles W. Mulaney, Jr.
Richard C. Witzel, Jr.

155 N. Wacker Drive, Suite 2700

Chicago, IL 60606

Email:	charles.mulaney@skadden.com
rich.witzel@skadden.com
Fax:	(312) 407-0411

Section 9.10 Cooperation. Athena and Merger Sub, on the one hand, and Everest and Newco, on the other hand, agree to cooperate fully with Everest and Newco and Athena and Merger Sub, respectively, and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

Section 9.11 Severability. Any term or provision of this Agreement (or part thereof) that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement (or part thereof) is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision (or part thereof), to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 9.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(e) As used in this Agreement, the word “will” shall be deemed to have the same meaning and effect as the word “shall.”

(f) As used in this Agreement, the terms “or,” “any” or “either” are not exclusive.

(g) Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Exhibits or Schedules to this Agreement.

(h) As used in this Agreement, the terms “hereunder,” “hereof,” “hereto,” herein and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular Section or other provision.

(i) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(j) Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

APERGY CORPORATION

By:	/s/ Sivasankaran Somasundaram
Name:	Sivasankaran Somasundaram
Title:	President and Chief Executive Officer

ATHENA MERGER SUB, INC.

By:	/s/ Sivasankaran Somasundaram
Name:	Sivasankaran Somasundaram
Title:	President

ECOLAB INC.

By:	/s/ Douglas M. Baker, Jr.
Name:	Douglas M. Baker, Jr.
Title:	Chairman of the Board and Chief Executive Officer

CHAMPIONX HOLDING INC.

By:	/s/ Douglas M. Baker, Jr.
Name:	Douglas M. Baker, Jr.
Title:	Chairman of the Board

SCHEDULES

•	Schedule 5.5(d)—Submitted Ruling Requests

•	Schedule 5.5(e)—Pending Ruling Requests

•	Schedule 5.8(b)—Procedure for designating Officers of Athena following the Closing

•	Schedule 6.8—Additional Antitrust Consents

•	Schedule 7.6(b)—Matters to be covered in KPMG Tax Opinion

EXHIBIT A—CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Athena to Everest or by Everest to Athena) that would reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Athena to Everest or by Everest to Athena) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” with respect to an Entity shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving, directly or indirectly:

(a) any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such Entity is a constituent corporation and which would result in a third party, or the stockholders of that third party, beneficially owning 20% or more of any class of equity or voting securities of such Entity, or the Entity resulting from such transaction or the parent of such Entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of such Entity; or (iii) in which such Entity issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Entity;

(b) any sale, lease, exchange, transfer, exclusive license, acquisition or disposition of any business or businesses or assets of such Entity that constitute or account for 20% or more of the consolidated net revenues, or consolidated net income for the 12 full months immediately prior to the receipt of the related Acquisition Proposal or 20% or more of the fair market value of the consolidated assets of such Entity; or

(c) any liquidation or dissolution of such Entity;

provided, however, that as such definition applies to Everest (except with respect to the proviso in Section 4.5(a)) or the Newco Business, references to “Entity” or “Entity or any of its Subsidiaries” shall be deemed to be references solely to the “Newco Business, taken as a whole.”

“Actual Knowledge” shall mean actual knowledge, without any duty of investigation, of those individuals listed on Section A-2 of the Everest Disclosure Letter.

An “Affiliate” of any Person shall mean any other Person, that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, and, for the purposes of this definition only, “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of a Person whether through the ownership of securities, by contract or agency or otherwise.

“Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Amendment Effective Date” shall have the meaning assigned to such term in the Athena Commitment Letter as in effect on the date of this Agreement.

“Applicable Date” means January 1, 2018.

“Athena Affiliate” shall mean any Person under common control with any of the Athena Companies within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Athena Associate” shall mean any current officer or other employee, or any individual who is a current independent contractor, consultant or director, of or to any of the Athena Companies.

“Athena Board” shall mean Athena’s board of directors.

“Athena Commitment Letter” shall mean the debt commitment letter, including (A) all exhibits, schedules, annexes, joinders and amendments thereto in effect as of the date of this Agreement; and (B) any associated fee letter, in each case, by and between Athena and the financing sources party thereto (together with all additional agents, lenders and financing sources joined to the Athena Commitment Letter, the “Athena Financing Sources”), pursuant to which, among other things and on the terms and subject only to the conditions set forth therein, the Athena Financing Sources have committed to provide Athena with financing in the amount set forth therein (the “Athena Financing”).

“Athena Common Stock” shall mean the common stock, par value $0.01 per share, of Athena.

“Athena Companies” shall mean: (a) Athena; and (b) each of Athena’s Subsidiaries, including Merger Sub.

“Athena Contract” shall mean any Contract: (a) to which any of the Athena Companies is a party; or (b) by which any of the Athena Companies is bound.

“Athena Credit Agreement” shall mean the Credit Agreement, dated as of May 9, 2018, among Athena, as borrower, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, modified or supplemented prior to the date hereof.

“Athena Credit Agreement Amendment” shall mean the amendment to the Athena Credit Agreement amending only the terms described in items 1 through 8 on Schedule I of the Athena Commitment Letter as in effect on the date of this Agreement.

“Athena Designated Representations” shall mean the representations and warranties set forth in Sections 3.2, 3.19, 3.20, 3.21, 3.23 and 3.24.

“Athena Disclosure Letter” shall mean the Athena Disclosure Letter that has been delivered by Athena to Everest concurrently with the execution of this Agreement.

“Athena Employee” shall mean any director or any officer or any other employee of any of the Athena Companies.

“Athena Employee Plan” shall mean each plan, program, policy, practice or Contract providing for employment, consulting services, compensation, severance, termination pay, retention or transaction bonuses, relocation, repatriation or expatriation, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, change in control payments, sick pay, paid time off, vacation pay, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Athena Companies for the benefit of any Athena Employee; or (b) with respect to which any of the Athena Companies has or may incur or become subject to any liability or obligation; provided, however, that in no event shall any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body be considered to be an Athena Employee Plan.

“Athena Equity Award” shall mean each Athena PSA, Athena RSU and Athena SAR.

“Athena Equity Plan” shall mean the Athena 2018 Equity and Cash Incentive Plan.

“Athena Financing” shall have the meaning set forth in the definition of Athena Commitment Letter.

“Athena Financing Sources” shall have the meaning set forth in the definition of Athena Commitment Letter.

“Athena Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Athena in connection with the issuance of Athena Common Stock pursuant to the Merger, as said registration statement may be amended prior to the time it becomes effective under the Securities Act.

“Athena Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of Athena and its consolidated Subsidiaries as of September 30, 2019.

“Athena IP” shall mean all Intellectual Property Rights with respect to which any of the Athena Companies has an ownership interest.

“Athena Material Adverse Effect” shall mean any effect, change, development, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, (a) has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Athena and its Subsidiaries taken as a whole; provided, however, that in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred or exists, an Athena Material Adverse Effect: (i) conditions generally affecting the industry in which Athena competes or the U.S. or global economy as a whole, to the extent that such conditions (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events) do not have a disproportionate impact on the Athena Companies, taken as a whole, relative to other companies in the industry in which the Athena Companies operate; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Athena Companies, taken as a whole, relative to other companies in the industry in which the Athena Companies operate; (iii) changes in the trading price or trading volume of Athena Common Stock (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iv), (v), (vi), (vii) or (viii) of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume of Athena Common Stock may give rise to an Athena Material Adverse Effect and may be taken into account in determining whether an Athena Material Adverse Effect has occurred or exists); (iv) changes in GAAP (or any interpretations of GAAP) or Legal Requirements applicable to Athena or any of its Subsidiaries, to the extent that such conditions do not have a disproportionate impact on the Athena Companies, taken as a whole, relative to other companies in the industry in which the Athena Companies operate; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iii), (iv), (vi), (vii) or (viii) of this sentence, any Effect giving rise to or contributing to any such failure may give rise to an Athena Material Adverse Effect and may be taken into account in determining whether an Athena Material Adverse Effect has occurred or exists); (vi) any stockholder or derivative litigation arising from or relating to this Agreement or the Contemplated Transactions; (vii) Effects resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions, including loss of employees, suppliers or customers; or (viii) any items disclosed in the Athena Disclosure Letter, or (b) would prevent or materially impair Athena from complying with its obligations hereunder or consummating the Contemplated Transactions.

“Athena Owned Real Property” shall mean all material Owned Real Property owned by any Athena Company.

“Athena PSA” shall mean a performance-based restricted stock unit granted pursuant to the Athena Equity Plan or otherwise that vests on the basis of time and the achievement of performance and pursuant to which the holder has a right to receive shares of Athena Common Stock or cash following the vesting or lapse of restrictions applicable to such performance-based restricted stock unit.

“Athena Real Property” shall mean the Athena Owned Real Property and the Athena Leased Real Property.

“Athena RSU” shall mean a restricted stock unit granted pursuant to the Athena Equity Plan or otherwise that vests solely on the basis of time and pursuant to which the holder has a right to receive shares of Athena Common Stock or cash following the vesting or lapse of restrictions applicable to such restricted stock unit.

“Athena SAR” shall mean a stock appreciation right granted pursuant to the Athena Equity Plan or otherwise that vests solely on the basis of time and pursuant to which the holder has a right to receive shares of Athena Common Stock or cash upon exercise.

“Athena Separation” shall mean the series of transactions carried out pursuant to that certain Separation and Distribution Agreement, dated as of May 9, 2018, by and between Delta and Athena.

“Athena Superior Offer” shall mean an unsolicited bona fide written offer by a third party to purchase at least a majority of the outstanding shares of Athena Common Stock or at least a majority of the assets of Athena (whether through a tender offer, merger or otherwise), that is determined by the Athena Board, in its good faith judgment, after consulting with its financial advisor and outside legal counsel, and after taking into account the terms and conditions of the offer, including the likelihood and anticipated timing of consummation, (i) to be more favorable, from a financial point of view, to Athena stockholders than the Contemplated Transactions and (ii) is reasonably likely to be completed, taking into account any financing and approval requirements that the Athena Board determines to be relevant and all other financial, legal, regulatory and other aspects of such proposal that the Athena Board determines to be relevant.

“Athena Tax Matters Agreement” shall mean that certain Tax Matters Agreement, dated as of May 9, 2018, by and between Delta and Athena.

An “Athena Triggering Event” shall be deemed to have occurred if (a) the Athena Board shall have failed to recommend that Athena’s stockholders vote in favor of the issuance of shares of Athena Common Stock pursuant to the Merger at the Athena Stockholders’ Meeting, or shall have made an Athena Change in Recommendation, (b) Athena shall have failed to include in the Proxy Statement/Prospectus the Athena Board Recommendation, (c) Athena shall have failed to publicly recommend against any publicly announced Acquisition Proposal with respect to Athena or publicly announced Acquisition Inquiry with respect to Athena, and reaffirm the Athena Board Recommendation in connection therewith, within ten (10) Business Days of the request of Everest, (d) the Athena Board shall have approved, endorsed or recommended any Acquisition Proposal, (e) Athena shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than any confidentiality agreement contemplated by Section 4.5(b)) or (f) Athena shall have materially breached Section 4.5 or Section 5.2.

“Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banking institutions are authorized or required by applicable Legal Requirements to be closed in the State of Minnesota or State of Texas.

“Cash Payment” shall have the meaning set forth in the Distribution Agreement.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar state or local law.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Commitment Letters” mean, collectively, the Athena Commitment Letter and the Newco Commitment Letter.

“Competition Laws” shall mean applicable supranational, national, federal, state, provincial or local Laws designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any other country or jurisdiction, to the extent applicable to the Merger and the other Contemplated Transactions.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of June 7, 2019, between Everest and Athena.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger, the Distribution and the other transactions contemplated by the Transaction Documents including, for the avoidance of doubt, the Separation Plan.

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Cross-Supply Agreement” shall mean a Cross-Supply Agreement to be negotiated and entered into at or prior to Closing pursuant to Section 2.7(b) of the Distribution Agreement.

“Delta” shall mean that certain Delaware corporation that is the common parent of the affiliated group of corporations of which Athena was a member prior to the consummation of the spin-off of Athena on May 9, 2018.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Distribution” shall have the meaning set forth in the Distribution Agreement.

“Distribution Agreement” shall mean the Separation and Distribution Agreement by and among Everest, Athena and Newco dated as of the date of this Agreement, as it may be amended from time to time in accordance with the terms thereof.

“DOL” shall mean the U.S. Department of Labor.

“Effect” shall have the meaning set forth in the definition of Athena Material Adverse Effect.

“Employee Matters Agreement” shall mean the Employee Matters Agreement, dated as of the date hereof, by and among Everest, Newco and Athena.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Laws” means all Legal Requirements relating to pollution or protection of human health or safety or the environment, including Legal Requirements relating to the exposure to, or Release, threatened Release or the presence of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials and all Legal Requirements with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all Legal Requirements relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Everest Affiliate” shall mean any Person under common control with any of the Newco Companies within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Everest Associate” shall mean any current or former officer or other employee, or any individual who is a current or former independent contractor, consultant or director, of or to Everest or its Subsidiaries. For the avoidance of doubt, “Everest Associate” includes each Newco Associate.

“Everest Board” shall mean Everest’s board of directors.

“Everest Common Stock” shall mean the common stock, par value $1.00 per share, of Everest.

“Everest Designated Representations” shall mean the representations and warranties set forth in Sections 2.2, 2.19 and 2.20.

“Everest Disclosure Letter” shall mean the Everest Disclosure Letter that has been delivered by Everest to Athena concurrently with the execution of this Agreement.

“Everest Employee Plan” shall mean each plan, program, policy, practice or Contract providing for employment, consulting services, compensation, severance, termination pay, retention or transaction bonuses, relocation, repatriation or expatriation, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, change in control payments, sick pay, paid time off, vacation pay, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by Everest or any of its Subsidiaries; or (b) with respect to which Everest or its Subsidiaries has or may incur or become subject to any liability or obligation; provided, however, that in no event shall any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body be considered to be an Everest Employee Plan.

“Everest Equity Award” shall mean any Everest Option, Everest PBRSU, Everest RSU and other equity or equity-based award issued by Everest or its Subsidiaries that is outstanding as of immediately prior to the Effective Time, and which is assumed by Athena or converted by Athena into an equity award relating to Athena Common Stock, in each case in accordance with the Employee Matters Agreement.

“Everest Option” shall mean an option to purchase shares of Everest Common Stock granted pursuant to an Everest Stock Incentive Plan or otherwise.

“Everest PBRSU” shall mean a performance-based restricted stock unit granted pursuant to the Everest Stock Incentive Plan or otherwise that vests on the basis of time and the achievement of performance and pursuant to which the holder has a right to receive shares of Everest Common Stock or cash following the vesting or lapse of restrictions applicable to such performance-based restricted stock unit.

“Everest Retained Business” shall have the meaning set forth in the Distribution Agreement.

“Everest RSU” shall mean a restricted stock unit granted pursuant to the Everest Stock Incentive Plan or otherwise that vests solely on the basis of time and pursuant to which the holder has a right to receive shares of Everest Common Stock or cash following the vesting or lapse of restrictions applicable to such restricted stock unit.

“Everest SEC Documents” shall mean all registration statements, proxy statements, Everest certifications and other statements, reports, schedules, forms and other documents filed by Everest with the SEC, including all amendments thereto, since the Applicable Date.

“Everest Stock Incentive Plans” shall mean, collectively, (i) the Everest 2010 Stock Incentive Plan, as amended and restated, and (ii) the Second Amended and Restated Nalco Holding Company 2004 Stock Incentive Plan.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Offer” shall mean the consummation of the Distribution through an offer to exchange shares of Newco Common Stock for outstanding shares of Everest Common Stock as contemplated by the Distribution Agreement.

“Exchange Ratio” shall mean the New Issuance divided by the aggregate number of shares of Newco Common Stock issued and outstanding immediately prior to the Effective Time, subject to adjustment as set forth herein.

“Financing” shall mean, collectively, the Athena Financing and the Newco Financing.

“Financing Agreements” shall mean, collectively, the Athena Financing Agreements and the Newco Financing Agreements.

“Financing Sources” shall mean, collectively, the Athena Financing Sources and the Newco Financing Sources.

“Financing Source Related Parties” shall mean, collectively, the Athena Financing Source Related Parties and the Newco Financing Source Related Parties.

“Fully Diluted Athena Shares” shall mean the number of outstanding shares of Athena Common Stock as of immediately before the Effective Time on a fully-diluted, as converted and as exercised basis in accordance with the treasury stock method, calculated by reference to the closing price per share of Athena Common Stock on the trading day immediately prior to the Distribution, including shares of Athena Common Stock underlying outstanding Athena Equity Awards and any other outstanding securities convertible into or exercisable for shares of Athena Common Stock.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, political subdivision, municipality, district, judiciary, executive branch, legislature or other jurisdiction of any nature; (b) federal, state, local, municipal, domestic, foreign, multinational, supranational or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the New York Stock Exchange).

“Hazardous Materials” shall mean (a) any substances defined, listed, classified or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “wastes,” “radioactive materials,” “petroleum,” “oils” or designations of similar import under any Environmental Law, or (b) any other chemical, material or substance that is regulated or for which liability can be imposed under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean, with respect to any Person: (i) any indebtedness for borrowed money, including any such obligations evidenced by bonds, debentures, notes, letters of credit, banker’s acceptances or similar obligations; (ii) all obligations under any interest rate cap, swap, collar or similar transactions or currency hedging transactions; (iii) all obligations of such Person under a lease agreement that would be treated as “finance leases” under to GAAP; (iv) all related accrued and unpaid interest, premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of the obligations described in the foregoing clauses (i) through (iii) of this definition; and (v) all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (i) through (iv) above.

“Intellectual Property Matters Agreement” shall mean the Intellectual Property Matters Agreement between Everest and Newco in the form attached to the Distribution Agreement as Exhibit C.

“Intellectual Property Rights” shall mean and include all rights, titles and interests in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction in the world, including: (a) rights associated with works of authorship or other copyrightable work (whether or not registered or published), including exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights, including all trademarks, service marks, logos, trade names, brand names, corporate names, internet domain names, trade dress, trade styles, and other identifiers indicating the business or source of goods or services, and other indicia of commercial source or origin (whether registered, arising under common law or statutory law, or otherwise) and general intangibles of a like nature, and all registrations and applications to register, and renewals of, and all goodwill associated with, any of the foregoing; (c) trade secret rights and corresponding rights in non-public or proprietary information, including non-public or proprietary ideas, formulas, compositions, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, inventor’s notes, specifications, designs, plans, proposals and technical data, business and marketing plans, market know-how and customer lists and information; (d) patents and industrial property rights; (e) other similar proprietary rights; and (f) all registrations, renewals, revisions, extensions, continuations, continuations-in-part, divisions, or reissues of, and applications for issuance or registration of, any of the rights referred to in clauses (a) through (e) above.

“Internal Restructuring” shall have the meaning set forth in the Distribution Agreement.

“IRS” shall mean the United States Internal Revenue Service.

“IT Systems” shall mean all computer systems, networks, hardware, Software, databases, websites, and equipment used to process, store, maintain and operate all data, information and functions of a business.

“Knowledge of Athena” or a similar phrase shall mean the actual knowledge, after reasonable investigation, of those individuals listed on Section A-1 of the Athena Disclosure Letter.

“Knowledge of Everest” or a similar phrase shall mean the actual knowledge, after reasonable investigation, of those individuals listed on Section A-2 of the Everest Disclosure Letter.

“Legal Proceeding” shall mean any action, complaint, suit, demand, claim, countersuit, litigation, subpoena, case, mediation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, review, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body, or grand jury, or mediation tribunal, or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, provincial, domestic, foreign, multinational, supranational, or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, binding directives, Order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the New York Stock Exchange).

Any statement in this Agreement to the effect that any information, document or other material has been “Made Available” shall mean that: (a) with respect to any information, document or other material to which Everest has given Athena or its Representatives access, such information, document or material was made available by Everest for review by Athena or Athena’s Representatives prior to the execution of this Agreement in the virtual data room maintained by Everest on the data site provided by Donnelley Financial Solutions Venue in connection with the transactions contemplated by this Agreement and (b) with respect to any information, document or other material to which Athena has given Everest access, such information, document or material was made available by Athena for review by Everest or Everest’s Representatives prior to the execution of this Agreement in the virtual data room maintained by Athena on the data site provided by Donnelley Financial Solutions Venue in connection with the transactions contemplated by this Agreement.

“New Issuance” shall mean a number of shares of Athena Common Stock equal to (i) the Fully Diluted Athena Shares, multiplied by (ii) the quotient of 62 divided by 38, minus (iii) the number of shares of Athena Common Stock subject to issuance pursuant to Sections 4.1 to 4.3 of the Employee Matters Agreement; provided, that, with respect to the Everest Options, the number of shares of Athena Common Stock subject to issuance shall be determined in accordance with the treasury stock method, calculated by reference to the closing price per share of Athena Common Stock on the trading day immediately prior to the Distribution.

“Newco Assets” shall mean the assets, properties and rights of the Newco Companies after giving effect to the Contemplated Transactions described in or contemplated by the Distribution Agreement.

“Newco Associate” shall mean any current or former officer or other employee, or any individual who is a current or former independent contractor, consultant or director, of or to Everest or any of its Subsidiaries (with respect to the Newco Business) or any of the Newco Companies.

“Newco Business” shall mean (i) Everest’s upstream energy business described in the two paragraphs set forth immediately below as conducted prior to the Separation Effective Time (as defined in the Distribution Agreement), (ii) any business established by or for Newco or any of its Subsidiaries after the Separation Effective Time (as defined in the Distribution Agreement) and (iii) the Newco Former Businesses.

The upstream energy business provides applications and technology for drilling, production and midstream, both onshore and offshore. The upstream energy business’s facilities are owned or leased in locations both domestically and internationally, and the upstream energy business’s products and services are sold in the U.S., Canada, Europe, Asia Pacific, Latin America, the Middle East and Africa. Upstream energy business product offerings address the many critical processes and challenges in the oil and natural gas lifecycle, including corrosion, oil and water separation, paraffin and asphaltene control, scale deposits, hydrogen sulfide impurities, drilling and well stimulation, hydrate control, foaming control, flow restrictions and water treatment needs. Upstream energy business customers include many of the largest publicly traded exploration and production and service companies, as well as national and independent oil and natural gas companies of all sizes.

The upstream energy business consists of two operating segments: oilfield performance and specialty performance. Oilfield Performance provides exploration and production companies solutions to manage and control corrosion, oil and water separation, flow assurance, sour gas treatment and a host of water-related issues. Specialty performance provides service and equipment companies that support global exploration and production companies with products that support well stimulation, construction (including drilling and cementing) and remediation needs in the oil and natural gas industry.

“Newco Commitment Letter” shall mean the debt commitment letter, including (A) all exhibits, schedules, annexes, joinders and amendments thereto in effect as of the date of this Agreement; and (B) any associated fee letter, in each case, by and between Newco and the financing sources party thereto (together with all additional agents, lenders and financing sources joined to the Newco Commitment Letter, the “Newco Financing Sources”), pursuant to which, among other things and on the terms and subject only to the conditions set forth therein, the Newco Financing Sources have committed to provide Newco with financing in the amount set forth therein (the “Newco Financing”) for purposes of funding the Cash Payment.

“Newco Common Stock” shall mean the common stock of Newco, par value $0.01 per share.

“Newco Companies” shall mean Newco and its Subsidiaries after giving effect to the Newco Contribution.

“Newco Contract” shall mean any Contract: (a) to which any of the Newco Companies is a party; or (b) by which any of the Newco Companies is bound.

“Newco Contribution” shall have the meaning set forth in the Distribution Agreement.

“Newco Employee” shall mean each individual who is employed by Everest or any of its Subsidiaries (with respect to the Newco Business) or any of the Newco Companies as of the date on which Everest determines to transfer the employment of applicable individuals to a Newco Company and who Everest determines as of such date is either (i) exclusively or primarily engaged in the Newco Business or (ii) necessary for the ongoing operation of the Newco Business, in each case regardless of whether any such employee is actively at work or is not actively at work as a result of disability or illness, an approved leave of absence (including military leave with reemployment rights under federal Legal Requirements and leave under the Family and Medical Leave Act of 1993), vacation, personal day or similar short- or long-term absence.

“Newco Financing” shall have the meaning set forth in the definition of Newco Commitment Letter.

“Newco Financing Sources” shall have the meaning set forth in the definition of Newco Commitment Letter.

“Newco IP” shall mean all Intellectual Property Rights with respect to which Everest or any of its Subsidiaries (including the Newco Companies) has or purports to have (including as a result of the transfers under the Distribution Agreement) an ownership interest in and are (a) included in the Newco Assets or (b) otherwise used in the conduct or operation of the Newco Business.

“Newco Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, (a) has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of the Newco Business taken as a whole; provided, however, that in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred or exists, a Newco Material Adverse Effect: (i) conditions generally affecting the industry in which the Newco Business compete, or the U.S. or global economy as a whole, to the extent that such conditions (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events) do not have a disproportionate impact on the Newco Business, taken as a whole, relative to other companies in the industry in which the Newco Business operates; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Newco Business, taken as a whole, relative to other companies in the industry in which the Newco Business operates; (iii) changes in the trading price or trading volume of Everest Common Stock (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iv), (v), (vi), (vii) or (viii) of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume of Everest Common Stock may give rise to a Newco Material Adverse Effect and may be taken into account in determining whether a Newco Material Adverse Effect has occurred or exists); (iv) changes in GAAP (or any interpretations of GAAP) or Legal Requirements applicable to the Newco Business, to the extent that such conditions do not have a disproportionate impact on the Newco Business, taken as a whole, relative to other companies in the industry in which the Newco Business operates; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iii), (iv), (vi), (vii) or (viii) of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Newco Material Adverse Effect and may be taken into account in determining whether a Newco Material Adverse Effect has occurred or exists); (vi) any stockholder or derivative litigation arising from or relating to this Agreement, the Distribution Agreement or the Contemplated Transactions; (vii) Effects resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions, including loss of employees, suppliers or customers; or (viii) any items disclosed in the Everest Disclosure Letter, or (b) would prevent or materially impair Everest from complying with its obligations hereunder or consummating the Contemplated Transactions.

“Newco Owned IP” shall mean all Newco IP included in the Newco Assets.

“Newco Owned Real Property” shall mean all material Owned Real Property that is intended to be conveyed to Newco by Everest or its Subsidiaries in the Internal Restructuring and Newco Contribution pursuant to the Distribution Agreement.

“Newco Real Property” shall mean the Newco Owned Real Property and the Newco Leased Real Property.

“Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

“Order” shall mean any order, writ, injunction, judgment or decree of a Governmental Body of competent jurisdiction.

“Owned Real Property” shall mean all land, together with all buildings, structures, improvements and fixtures located thereon, that is owned.

“Permitted Encumbrances” shall mean (i) any Encumbrance for current Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business with respect to amounts not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iii) zoning, building codes and other land use Legal Requirements regulating the use or occupancy of any Newco Real Property or Athena Real Property, as applicable, that are not violated by the current use or occupancy of such Newco Real Property or Athena Real Property, as applicable; (iv) easements, covenants, conditions, restrictions and other similar nonmonetary matters of record, or matters that would be disclosed by a true and correct survey, affecting title to any Newco Real Property or Athena Real Property, as applicable, that do not or would not materially impair the use or occupancy of such Newco Real Property or Athena Real Property, as applicable, in the operation of the business conducted thereon; (v) licenses in Intellectual Property Rights granted in the ordinary course of the Newco Business or by Athena, as applicable; and (vi) solely with respect to the Newco Companies, Encumbrances described in Section 2.8(a) of the Everest Disclosure Letter, and solely with respect to the Athena Companies, Encumbrances described in Section 3.8 of the Athena Disclosure Letter.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Data” shall mean, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Legal Requirements, or in applicable privacy policies or notices or other similar public-facing statements, all information, in any form, regarding or capable of being associated with or identifying an individual person, including a natural person’s name, street address, telephone number, e-mail address, social security number (or other government-issued identifier), driver’s license number, passport number, financial or bank account information, or customer or account number, or any other piece of information that allows the identification of a natural person.

“Privacy Laws” means any and all applicable laws, Legal Requirements, and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to data privacy and security, and Personal Data, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer (including cross-border) of Personal Data, including the Federal Trade Commission Act, Payment Card Industry Data Security Standard (PCI-DSS), Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, Telephone Consumer Protection Act (TCPA), General Data Protection Regulation, Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR), and any and all applicable laws or Legal Requirements governing breach notification in connection with Personal Data.

“Proxy Statement/Prospectus” shall mean the proxy statement/prospectus to be sent to Athena’s stockholders in connection with the Athena Stockholders’ Meeting.

“Registered IP” shall mean all Intellectual Property Rights that are registered, applied for, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks, domain name registrations and all applications for any of the foregoing.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives” shall mean with respect to an Entity, the directors, officers, other employees, agents, attorneys, accountants, investment bankers, other advisors and representatives of such Entity.

“Ruling Request” shall mean any letter filed by Everest (or any of its Subsidiaries) with a Taxing Authority requesting a ruling regarding certain tax consequences of the Contemplated Transactions and any amendment or supplement to such ruling request letter.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Separation Plan” shall have the meaning set forth in the Distribution Agreement.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source or object code; (b) databases and compilations in any form, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, including Internet web sites, web content and links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, development tools, library functions, compilers, and data formats, all versions, updates, corrections, enhancements and modifications thereof, and (d) all related documentation, user manuals, training materials, developer notes, comments and annotations related to any of the foregoing.

“Spin-Off” shall mean the consummation of the Distribution through a dividend of shares of Newco Common Stock to Everest stockholders on a pro rata basis as contemplated by the Distribution Agreement.

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) more than 50% of the outstanding equity, voting or financial interests in such Entity. Additionally, in the case of Everest, the Entities set forth on Section 2.5(a) of the Everest Disclosure Letter under the heading “Joint Ventures” shall be considered a “Subsidiary” under this Agreement solely for purposes of the representations and warranties Section 2.12 and Section 2.13; provided, that any such representations and warranties shall, with respect to the Entities set forth on Section 2.5(a) of the Everest Disclosure Letter under the heading “Joint Ventures”, be made only to the Actual Knowledge of Everest.

“Tax” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any U.S. federal, state, local or non-U.S. Taxing Authority, including, without limitation, income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Matters Agreement” shall mean the Tax Matters Agreement by and among Everest, Newco and Athena, in the form attached to the Distribution Agreement as Exhibit A.

“Tax Return” shall mean any return, report, certificate, election, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” shall mean any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transaction Documents” shall mean this Agreement, the Distribution Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Intellectual Property Matters Agreement, the Cross-Supply Agreement and the other Ancillary Agreements (as defined in the Distribution Agreement).

“Transition Services Agreement” shall mean the Transition Services Agreement by and between Everest and Newco, in the form attached to the Distribution Agreement as Exhibit B.

“Treasury Regulations” shall mean the regulations promulgated under the Code.

Other Defined Terms. In addition, each of the following terms shall have the meaning given to such term in the applicable Section of this Agreement listed opposite such term:

Term	Section
Additional Antitrust Consents	Section 6.8
Antitrust Filings	Section 5.3(a)
Athena	Preamble
Athena Board Recommendation	Section 5.2(b)
Athena Certifications	Section 3.6(a)
Athena Change in Recommendation	Section 5.2(b)
Athena Company Returns	Section 3.15(a)
Athena Financing Source Related Parties	Section 9.4(a)
Athena IP Licenses	Section 3.11(a)(ix)
Athena Lease	Section 3.9(c)
Athena Leased Real Property	Section 3.9(c)
Athena Material Contract	Section 3.11(a)
Athena Material Registered IP	Section 3.10(a)
Athena Related Parties	Section 8.3(e)
Athena SEC Documents	Section 3.6(a)
Athena Stockholders’ Meeting	Section 5.2(a)
Athena Termination Fee	Section 8.3(b)(ii)
Closing	Section 1.3
Closing Date	Section 1.3
D&O Indemnitee	Section 5.15(a)
Divestiture Action	Section 5.3(d)
Effective Time	Section 1.3
End Date	Section 8.1(b)
Everest	Preamble
Everest Board Designees	Section 5.8(a)
Everest Expense Reimbursement	Section 8.3(a)
Exchange Agent	Section 1.6(b)
Exchange Fund	Section 1.6(b)
FCPA	Section 2.13(a)
Intended Tax Treatment	Section 5.5(f)
Intervening Event	Section 5.2(c)(ii)
KPMG Tax Opinion	Section 7.6(b)
Merger Sub	Preamble
Merger	Recitals
Newco	Preamble

Term	Section
Newco Business Financial Statements	Section 2.6(a)
Newco Company Returns	Section 2.15(a)
Newco Financing Agreements	Section 5.14(a)
Newco Financing Source Related Parties	Section 9.4(b)
Newco Lease	Section 2.9(c)
Newco Leased Real Property	Section 2.9(c)
Newco Material Contract	Section 2.11(a)
Newco Material Registered IP	Section 2.10(a)
Newco Registration Statements	Section 5.1(a)
Newco Plans	Section 2.16(b)
Opinion	Section 3.24
Notice Period	Section 5.2(c)(i)
Other Indemnitors	Section 5.15(c)
Other IP Licenses	Section 2.11(a)(ix)
PBGC	Section 2.16(e)
Pre-Closing Period	Section 4.1
Redactable Information	Section 5.5(d)
Registration Statements	Section 5.5(b)
Required Athena Stockholder Vote	Section 3.20
Schedule TO	Section 5.1(a)
Specified Ruling Request	Section 5.5(d)
Surviving Corporation	Section 1.1
Takeover Statute	Section 3.19
U.S. Sanctions and Export Control Laws	Section 2.13(b)

Annex B

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND AMONG

ECOLAB INC.,

CHAMPIONX HOLDING INC.,

AND

APERGY CORPORATION

DATED AS OF DECEMBER 18, 2019

B-i

Exhibits

Exhibit A	Form of Tax Matters Agreement

Exhibit B	Form of Transition Services Agreement

Exhibit C	Form of Intellectual Property Matters Agreement

Exhibit D	Separation Plan

B-ii

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is entered into as of December 18, 2019, by and among: (i) Ecolab Inc., a Delaware corporation (“Everest”); (ii) ChampionX Holding Inc., a Delaware corporation and wholly owned Subsidiary of Everest (“Newco”); and (iii) Apergy Corporation, a Delaware corporation (“Athena”) (each a “Party” and together, the “Parties”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, Everest is engaged, directly and indirectly, in the Newco Business;

WHEREAS, the Board of Directors of Everest (the “Everest Board”) has determined that it is advisable and in the best interests of Everest and Everest’s stockholders to separate the Newco Business from the other businesses of Everest and to divest the Newco Business in the manner contemplated by this Agreement and the Agreement and Plan of Merger and Reorganization, dated the date hereof (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Everest, Newco, Athena and Athena Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Athena (“Merger Sub”);

WHEREAS, Everest currently owns all of the shares of common stock of Newco (the “Newco Common Stock”);

WHEREAS, on the terms and subject to the conditions set forth herein, in order to effect such separation, Everest will undertake the Internal Restructuring and, in connection therewith, effect the Newco Contribution and, in exchange therefor, Newco shall (i) issue to Everest additional shares of Newco Common Stock and (ii) pay to Everest the Cash Payment;

WHEREAS, on the terms and subject to the conditions set forth herein, following the completion of the Internal Restructuring, the Newco Contribution and the payment of the Cash Payment, Everest shall own all of the issued and outstanding shares of Newco Common Stock and shall effect the distribution of all of such outstanding shares of Newco Common Stock to the holders of Everest Common Stock in accordance with Article III hereof (the “Distribution”);

WHEREAS, the Parties contemplate that, pursuant to the Merger Agreement, immediately after the Distribution and at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into Newco, with Newco surviving the Merger as a wholly owned Subsidiary of Athena, and the shares of Newco Common Stock shall be converted into the right to receive shares of common stock of Athena on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law;

WHEREAS, for U.S. federal income tax purposes (i) the Newco Contribution and the Distribution, taken together, are intended to qualify as a transaction described in Sections 355 and 368(a)(1)(D) of the Code, (ii) the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (iii) each of this Agreement and the Merger Agreement constitute “a plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g); and

WHEREAS, the Parties desire to set forth the principal arrangements among them regarding the foregoing transactions and to make certain covenants and agreements specified herein in connection therewith and to prescribe certain conditions relating thereto.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 General. As used in this Agreement, the following terms shall have the respective meanings set forth or referenced below:

(1) “Affiliate” shall mean, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control,” when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of its Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group solely by reason of having one or more directors in common or by reason of having been under common control of Everest or Everest’s stockholders prior to or, in the case of Everest’s stockholders, after, the Separation Effective Time.

(2) “Agreement” shall have the meaning set forth in in the Preamble.

(3) “Agreement Disputes” shall have the meaning set forth in Section 7.1.

(4) “Ancillary Agreements” shall mean the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Intellectual Property Matters Agreement, the Cross-Supply Agreement, the agreements contemplated by Section 2.7(b) that have been agreed upon by the Parties, any and all Conveyancing and Assumption Instruments and any other agreements to be entered into by and between any member of the Everest Group, on one hand, and any member of the Newco Group (and/or the Athena Group), on the other hand, at, prior to or after the Distribution in connection with the Distribution and/or the Merger.

(5) “Applicable Period” shall have the meaning set forth in Section 5.2.

(6) “Appointed Representative” shall have the meaning set forth in Section 7.1.

(7) “Asset Transferors” shall mean the Entities transferring Assets to Newco or Everest, as the case may be, or one of their respective Subsidiaries in order to consummate the transactions contemplated hereby or by the Ancillary Agreements.

(8) “Assume” shall have the meaning set forth in Section 2.1(c); and the terms “Assumed” and “Assumption” shall have their correlative meanings.

(9) “Assets” shall mean all rights, title and ownership interests (including Intellectual Property rights) in and to all properties, claims, Contracts, businesses or assets (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Entity.

(10) “Athena” shall have the meaning set forth in in the Preamble.

(11) “Athena Group” shall mean Athena and each Entity that is or becomes a direct or indirect Subsidiary of Athena (including, after the Effective Time, the Newco Group).

(12) “Audited Party” shall have the meaning set forth in Section 5.2(a).

(13) “Athena Restricted Business” shall have the meaning set forth in Section 2.13(a).

(14) “Business” shall mean the Everest Retained Business or the Newco Business, as applicable.

(15) “Business Day” shall have the meaning set forth in the Merger Agreement.

(16) “Cash Equivalents” shall mean consolidated (i) cash and (ii) checks, certificates of deposit having a maturity of less than one year, money orders, marketable securities, money market funds, commercial paper, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Body, minus the amount of any outbound checks, plus the amount of any deposits in transit.

(17) “Cash Payment” shall mean an amount equal to (i) $525 million, plus (ii) the Estimated Tax Amount, with such Cash Payment to be paid, in part, from the proceeds of the Newco Financing (including any substitute financing therefor permitted pursuant to the Merger Agreement).

(18) “Chemical Product or Substance Registrations” shall mean any and all chemical substance registrations, biocide active ingredient registrations, and product authorizations, licenses, approvals, registrations, or certification with any Governmental Body or international political or economic organization (such as the European Union or the OSPAR Commission for the Protection of the Marine Environment of the North-East Atlantic).

(19) “Clean-Up Spin-Off” shall mean the distribution by Everest, pro rata to its stockholders, of any unsubscribed shares of Newco Common Stock immediately following the consummation of the Exchange Offer.

(20) “Closing” shall have the meaning set forth in the Merger Agreement.

(21) “Closing Date” shall have the meaning set forth in the Merger Agreement.

(22) “Code” shall have the meaning set forth in the Merger Agreement.

(23) “Commission” shall mean the United States Securities and Exchange Commission.

(24) “Company Policies” shall mean all insurance contracts of any kind (including claim administration contracts), including primary, excess and umbrella policies, commercial general liability policies, fiduciary liability, directors’ and officers’ liability, automobile, property and casualty, workers’ compensation and employee dishonesty insurance policies and bonds, together with the rights, benefits and privileges thereunder of any kind of any member of the Everest Group.

(25) “Competing Athena Business” shall have the meaning set forth in Section 2.13(a)(i).

(26) “Competing Everest Business” shall have the meaning set forth in Section 2.13(b)(i).

(27) “Confidential Information” shall mean all non-public, confidential or proprietary Information (a) with respect to Athena and Newco (and members of their respective Groups), that is included in the Newco Assets or that was acquired by Everest or any member of its Group after the Separation Effective Time pursuant to Article V or otherwise in accordance with this Agreement or any Ancillary Agreement and (b) with respect to Everest (and any member of its Group), that relates to the Everest Group, the Everest Retained Business, any Everest Retained Assets or any Everest Retained Liabilities or that was acquired by Athena or Newco (or any member of their respective Groups) after the Separation Effective Time pursuant to Article V or otherwise in accordance with this Agreement or any Ancillary Agreement; except for any Information that is (i) in the public domain or known to the public through no fault of the receiving Party or any member of its Group, (ii) lawfully acquired after the Separation Effective Time by such Party or any member of its Group from other sources not known to be subject to confidentiality obligations with respect to such Information or (iii) independently developed by the receiving Party or any member of its Group after the Separation Effective Time without reference to any Confidential Information.

(28) “Consent” shall have the meaning set forth in the Merger Agreement.

(29) “Continuing Arrangements” shall mean:

(i) those arrangements set forth on Schedule 1.1(29)(i);

(ii) this Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups);

(iii) any Contracts or intercompany accounts solely between or among members of the Newco Group;

(iv) any Contracts between: (A) a Subsidiary or Affiliate of Everest that is in the business of selling or buying products or services to or from third parties and (B) a member of the Newco Group, and which Contract is related primarily to the provision of such products or services and was or is entered into in the ordinary course of business and on arms’-length terms; and

(v) such other commercial arrangements among the Parties or their Groups that are intended to survive and continue following the Separation Effective Time; provided that none of the intercompany Contracts set forth on Schedule 1.1(29)(v) shall be deemed to be Continuing Arrangements, it being understood that Schedule 1.1(29)(v) is not intended to be an exhaustive list of arrangements that are to be terminated at or prior to the Separation Effective Time; provided, however, that, for the avoidance of doubt, any Third-Party Agreements shall not be considered Continuing Arrangements for purposes of this definition.

(30) “Contract” shall have the meaning set forth in the Merger Agreement.

(31) “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts, including the related local asset transfer agreements, local assumption agreements, local stock transfer agreements, and other documents entered into prior to the Separation Effective Time or to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement.

(32) “Credit Support Instruments” shall mean any letters of credit, performance bonds, surety bonds (including, with respect to the surety bonds, letters of credit and performance bonds set forth on Schedule 1.1(32), the allocable portion of the surety bonds, letters of credit and performance bonds as set forth on Schedule 1.1(32)), bankers’ acceptances, or other similar arrangements.

(33) “Cross-Supply Agreement” shall mean a Cross-Supply Agreement to be negotiated and entered into at or prior to Closing pursuant to Section 2.7(b).

(34) “Cut-Off Time” shall have the meaning set forth in Section 3.3(a).

(35) “Distribution” shall have the meaning set forth in the Recitals.

(36) “Distribution Date” shall mean the date, as shall be determined by the Everest Board (or its designee), on which the Distribution occurs.

(37) “Effective Time” shall have the meaning set forth in the Merger Agreement.

(38) “Employee Matters Agreement” shall mean the Employee Matters Agreement, dated as of the date hereof, by and among Everest, Newco and Athena, dated as of the date hereof.

(39) “Entity” shall have the meaning set forth in the Merger Agreement.

(40) “Environmental Compliance Liabilities” shall mean any and all Liabilities relating to, resulting from or arising out of actual or alleged violations of or non-compliance with any Environmental Law, including a failure to obtain, maintain or comply with any Environmental Permits, including fines, penalties, mitigation damages and the costs and expenses (including capital expenditures) required to address such actual or alleged violations or non-compliance; provided that Environmental Compliance Liabilities do not include Liabilities that would also be considered Remediation Liabilities.

(41) “Environmental Deductible Amount” shall have the meaning set forth in Section 4.2(b).

(42) “Environmental Laws” shall mean all Legal Requirements relating to pollution or protection of human health or safety or the environment, including Legal Requirements relating to the exposure to, or Release, threatened Release or the presence of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances and all Legal Requirements with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all Legal Requirements relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

(43) “Environmental Liabilities” shall mean Remediation Liabilities, Environmental Compliance Liabilities, Hazardous Substance Damage Liabilities and Off-Site Environmental Liabilities. The term “Environmental Liabilities” does not include Liabilities arising in connection with claims for injuries to natural persons or property from products sold by or services provided by the Newco Group, the Everest Group or their predecessors.

(44) “Environmental Permit” shall mean any permit, license, approval or other authorization under any applicable Legal Requirement or of any Governmental Body relating to Environmental Laws or Hazardous Substances.

(45) “Estimated Tax Amount” shall mean Everest’s estimate as of the Separation Effective Time of the Tax Amount (which shall not exceed $12,000,000).

(46) “Everest” shall have the meaning set forth in the Preamble.

(47) “Everest Asset Transferee” shall mean any Entity that is or will be a member of the Everest Group to which Everest Retained Assets shall be or have been transferred, directly or indirectly, at or prior to the Separation Effective Time by an Asset Transferor in order to consummate the transactions contemplated hereby or by any Ancillary Agreement.

(48) “Everest Board” shall have the meaning set forth in the Recitals.

(49) “Everest CSIs” shall have the meaning set forth in Section 2.9(d).

(50) “Everest Common Stock” shall mean the common stock of Everest, par value $0.01 per share.

(51) “Everest Former Business” shall mean any Former Business that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily operated or managed by, or primarily associated with, the Everest Retained Business as then conducted, excluding any Newco Former Businesses.

(52) “Everest Group” shall mean (i) Everest, the Everest Retained Business and each Entity that is a direct or indirect Subsidiary of Everest as of immediately following the Effective Time and (ii) each Entity that becomes a Subsidiary of Everest after the Effective Time.

(53) “Everest Group Former Real Property” shall mean any real property that at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily owned, leased or operated in connection with the Everest Retained Business or the Everest Former Business.

(54) “Everest Group Landlord Property” shall mean any real properties owned or leased by the Everest Group as to which the Newco Group will (i) lease pursuant to a lease or sublease (which in each case is subject to Section 2.7(a)), or (ii) occupy under other agreement (but not including the Transition Services Agreement) from a member of the Everest Group to conduct business operations after the Separation Effective Time. An exhaustive list of the Everest Group Landlord Property is set forth on Schedule 1.1(54).

(55) “Everest Group Leased Real Property” shall mean all rights, title, and interest in and to any real property used or occupied by the Everest Group pursuant to a lease, license, or similar use or occupancy agreement, and excluding any Newco Owned Real Property.

(56) “Everest Group Owned Real Property” shall mean all rights, title and interest in and to any real property owned by any member of the Everest Group, including all land, structures, buildings and other improvements located thereon and appurtenances thereto, and excluding any Newco Owned Real Property.

(57) “Everest Indemnitees” shall mean each member of the Everest Group from and after the Separation Effective Time and each of their respective successors and permitted assigns, except, for the avoidance of doubt, the Newco Indemnitees.

(58) “Everest Released Liabilities” shall have the meaning set forth in Section 4.1(a)(i).

(59) “Everest Restricted Business” shall have the meaning set forth in Section 2.13(b).

(60) “Everest Retained Assets” shall mean:

(i) the Assets listed or described on Schedule 1.1(60);

(ii) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by Everest or any other member of the Everest Group;

(iii) any and all Assets that are owned, leased or licensed, at or prior to the Separation Effective Time, by Everest and/or any of its Subsidiaries, that are not Newco Assets;

(iv) any and all Assets that are acquired or otherwise become an Asset of the Everest Group after the Separation Effective Time;

(v) any and all Everest Retained IP;

(vi) any and all Everest Retained Regulatory Property; and

(vii) any and all Company Policies.

(61) “Everest Retained Business” shall mean (i) those businesses operated by the Everest Group prior to the Separation Effective Time other than the Newco Business and (ii) those businesses acquired or established by or for any member of the Everest Group after the Separation Effective Time.

(62) “Everest Retained Environmental Liability” shall mean the following:

(i) any and all Hazardous Substance Damage Liabilities, Environmental Compliance Liabilities and Remediation Liabilities relating to events, conduct, conditions or occurrences from before, at or after the Separation Effective Time, at (A) the Everest Group Leased Real Property (excluding the Newco Group Landlord Property), and (B) the Everest Group Former Real Property;

(ii) any and all Environmental Compliance Liabilities and Remediation Liabilities relating to events, conduct, conditions or occurrences from before, at or after the Separation Effective Time, at the Everest Group Owned Real Property (excluding the Everest Group Landlord Property);

(iii) subject to Section 4.3(b), any and all Hazardous Substance Damage Liabilities relating to or associated with events, conduct, conditions or occurrences that arose on or before the Separation Effective Time, at the Everest Group Owned Real Property (excluding the Everest Group Landlord Property), where the Liability Primarily Relates to the Everest Retained Business;

provided that for purposes of clarification, at the Everest Group Owned Real Property located at the site specified on Item 1 of Schedule 1.1(62)(a), all of the operations prior to the Separation Effective Time related to the Newco Business with any Hazardous Substance Damage Liabilities as described in this clause shall be Newco Environmental Liabilities;

(iv) any and all Remediation Liabilities relating to events, conduct, conditions or occurrences that arose at or before the Separation Effective Time at the Everest Group Landlord Property. A non-exhaustive list of currently known matters that fall within the scope of this clause is set forth on Schedule 1.1(62)(iv);

(v) subject to Section 4.3(b), any and all Hazardous Substance Damage Liabilities and Environmental Compliance Liabilities relating to or associated with events, conduct, conditions or occurrences that arose at or before the Separation Effective Time, at the Everest Group Landlord Property or the Newco Group Landlord Property, where the Liability Primarily Relates to the Everest Retained Business. A non-exhaustive list of currently known matters that fall within the scope of this clause is set forth on Schedule 1.1(62)(v);

(vi) subject to Section 4.3(b), any and all Off-Site Environmental Liabilities arising out of or in connection with or relating to disposal, recycling, reclamation, treatment or storage of Hazardous Substances, or the arrangement for the same, before the Separation Effective Time, where the Liability Primarily Relates to the Everest Retained Business, provided that (i) with respect to the site specified on Item 2 of Schedule 1.1(62)(a), the Newco Group and the Everest Group shall be liable for their respective share of Liability based on their respective contribution of waste to the site, as set forth on Schedule 1.1(62)(vi); and (ii) with respect to the site specified on Item 3 of Schedule 1.1(62)(a), the Newco Group shall be responsible for the entire share of Liability allocated to the Newco Business and the Everest Retained Business; provided, further, that the Newco Group will receive the benefit of the indemnification owed to Nalco Energy by the party specified on Item 4 of Schedule 1.1(62)(a) with respect to the share of Liability attributed to Nalco Energy at this site; and

(vii) any agreement or operation of law pursuant to which the Newco Group or the Everest Group becomes liable for any of the foregoing, including as a successor-in-interest any agreements pursuant to which the Everest Group or any predecessor has retained Liability or provided an indemnification with respect to a counterparty, which Liability would fall within the scope of any of the foregoing provisions as an Everest Retained Environmental Liability. A non-exhaustive list of such agreements is set forth on Schedule 1.1(62)(vii).

(63) “Everest Retained IP” shall mean all Intellectual Property owned or controlled by the Everest Group, other than Newco IP, including (i) the Intellectual Property listed on Schedule 1.1(63) and (ii) any Intellectual Property licensed to Newco or the Newco Group pursuant to any Ancillary Agreement.

(64) “Everest Retained Liabilities” shall mean (i) any and all Liabilities of Everest and each of its Subsidiaries that are not Newco Liabilities, and (ii) the Liabilities listed on Schedule 1.1(64).

(65) “Everest Retained Regulatory Property” shall mean (i) all Regulatory Property other than Newco Regulatory Property, including the Regulatory Property listed on Schedule 1.1(65), and (ii) any Regulatory Property licensed to Newco or the Newco Group pursuant to any Ancillary Agreement.

(66) “Exchange Agent” shall have the meaning set forth in the Merger Agreement.

(67) “Exchange Offer” shall mean the consummation of the Distribution through an offer to exchange shares of Newco Common Stock for outstanding shares of Everest Common Stock.

(68) “Final Closing Cash” shall have the meaning set forth in Section 3.3(b).

(69) “Final Closing Indebtedness” shall have the meaning set forth in Section 3.3(b).

(70) “Final Tax Amount” shall have the meaning set forth in Section 3.3(b).

(71) “Former Business” shall mean any corporation, partnership, entity, division, business unit or business (in each case, including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) to a Person that is not a member of the Newco Group or the Everest Group or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part), in each case, prior to the Separation Effective Time.

(72) “Governmental Authorization” shall have the meaning set forth in the Merger Agreement.

(73) “Governmental Body” shall have the meaning set forth in the Merger Agreement.

(74) “Governmental Filing” shall have the meaning set forth in Section 4.5(d).

(75) “Group” shall mean (i) with respect to Everest, the Everest Group, (ii) with respect to Newco, the Newco Group and (iii) with respect to Athena, the Athena Group.

(76) “Guaranteed Obligations” shall have the meaning set forth in Section 2.10.

(77) “Guaranty Release” shall have the meaning set forth in Section 2.9(b).

(78) “Hazardous Substance” shall mean (a) any substances defined, listed, classified or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “wastes,” “radioactive materials,” “petroleum,” “oils” or designations of similar import under any Environmental Law, or (b) any other chemical, material or substance that is regulated or for which Liability can be imposed under any Environmental Law.

(79) “Hazardous Substance Damage Liabilities” shall mean any and all Liabilities relating to, resulting from or arising out of claims for personal or bodily injury (including claims for medical monitoring and associated costs therewith, including mandated scientific inquiries or panels), wrongful death or property damage associated with the Release or threatened Release of Hazardous Substances to the environment or exposure to or presence of Hazardous Substances. Hazardous Substance Damage Liabilities do not include Remediation Liabilities or claims for injuries to natural persons or property from products sold by the Newco Group or the Everest Group or their respective predecessors.

(80) “Indebtedness” shall mean, with respect to any Person: (i) any indebtedness for borrowed money, including any such obligations evidenced by bonds, debentures, notes or letters of credit, banker’s acceptances or similar obligations, in each case that are drawn or funded; (ii) all obligations under any interest rate cap, swap, collar or similar transactions or currency hedging transactions; (iii) all obligations of such Person under a lease agreement that would be treated as a “finance lease” under GAAP; (iv) other than in respect of the Newco Financing or any substitute financing pursuant to Section 5.14(e) of the Merger Agreement, all related accrued and unpaid interest, premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of the obligations described in the foregoing clauses (i) through (iii) of this definition; and (v) all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (i) through (iv) of this definition, but in the case of this clause (v), only to the extent drawn upon. For the avoidance of doubt, no Liabilities of the Newco Group under any Ancillary Agreement shall be considered “Indebtedness”.

(81) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Legal Proceedings and demands, assessments, judgments, settlements and compromises relating thereto) provided, however, that “Indemnifiable Loss” and “Indemnifiable Losses” shall not include any (A) punitive or exemplary special damages or (B) any speculative damages or damages that are not reasonably foreseeable, in each case, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

(82) “Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

(83) “Indemnitee” shall have the meaning set forth in Section 4.4(a).

(84) “Indemnity Payment” shall have the meaning set forth in Section 4.7(a).

(85) “Independent Accounting Firm” shall mean Ernst & Young or if such firm is not available or is unwilling to serve, then a mutually acceptable expert in public accounting upon which Everest and Newco mutually agree.

(86) “Information” shall mean information, content, and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including (i) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, customer names and information (including prospects), technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s or its Group’s product or facilities (including product or facility specifications and documentation; engineering, design, and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies, procedures and specifications; evaluation and/validation studies; process control and/or shop-floor control strategy, logic or algorithms; assembly code, software, firmware, programming data, databases, and all information referred to in the same); product costs, margins and pricing; as well as product marketing studies and strategies; all other methodologies, procedures, techniques and Know-How related to research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files and documents; and (ii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including supplier records and lists), sales and pricing data, business plans, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities laws or regulations of securities exchanges.

(87) “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable deductible or retention.

(88) “Intellectual Property” shall mean all U.S. and foreign intellectual property of any kind or nature, including all: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, brand names, corporate names, trade names, internet domain names, social media accounts and addresses and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, industrial property rights, and any and all related national or international counterparts thereto, including any renewals, divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof (collectively, “Patents”); (iii) copyrights and copyrightable subject matter, excluding Know-How; (iv) trade secrets, and all other confidential or proprietary information, know-how, inventions, processes, formulae (including product formulations), data, models, methodologies, inventor’s notes, specifications, designs, plans, proposals and technical data, business and marketing plans, market know-how and customer lists and information, excluding Patents and Regulatory Property (collectively, “Know-How”); (v) applications and registrations for the foregoing; and (vi) rights, titles and interests in or relating to any of the foregoing, whether protected, created or arising under the laws of the U.S. or any foreign jurisdiction, and all remedies against past, present, and future infringement, misappropriation, or other violation thereof.

(89) “Intellectual Property Matters Agreement” shall mean the Intellectual Property Matters Agreement between Everest and Newco in the form attached hereto as Exhibit C.

(90) “Intercompany Account” shall mean any receivable, payable or loan between any member of the Everest Group, on the one hand, and any member of the Newco Group, on the other hand, in effect at or immediately prior to the Separation Effective Time, except for any such receivable, payable or loan that arises pursuant to any Continuing Arrangement and provided that, for avoidance of doubt, guarantees and Credit Support Instruments described in Section 2.9 shall not be considered Intercompany Accounts.

(91) “Internal Restructuring” shall mean the allocation and transfer or assignment of Assets and Liabilities in accordance with the terms of this Agreement, including by means of the Conveyancing and Assumption Instruments and/or pursuant to the Newco Contribution, resulting in (i) the Newco Group owning and operating the Newco Business, and (ii) the Everest Group continuing to own and operate the Everest Retained Business, in each case, in accordance with the Separation Plan.

(92) “IT Assets” shall mean all software, computer systems, telecommunications equipment, databases, internet protocol addresses, data rights and documentation, reference, resource and training materials relating thereto, and all Contracts (including Contract rights) relating to any of the foregoing (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, domain name registration agreements, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, governmental permits, radio licenses and telecommunications agreements).

(93) “Legal Proceeding” shall have the meaning set forth in the Merger Agreement.

(94) “Legal Requirement” shall have the meaning set forth in the Merger Agreement.

(95) “Liabilities” shall mean any and all Indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Legal Requirement (including Environmental Law), Legal Proceeding, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Body and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.

(96) “Merger Agreement” shall have the meaning set forth in the Recitals.

(97) “Merger Sub” shall have the meaning set forth in the Recitals.

(98) “Merger” shall have the meaning set forth in the Recitals.

(99) “Net Debt Adjustment” shall have the meaning set forth in Section 3.3(e).

(100) “Newco” shall have the meaning set forth in the Preamble.

(101) “Newco Asset Transferee” shall mean any Entity that is or will be a member of the Newco Group to which Newco Assets shall be or have been transferred, directly or indirectly, at or prior to the Separation Effective Time by an Asset Transferor in order to consummate the transactions contemplated hereby or by any Ancillary Agreement.

(102) “Newco Assets” shall mean, without duplication:

(i) all interests in the capital stock of, or any other equity interests in, (x) the members of the Newco Group held, directly or indirectly, by Everest immediately prior to the Distribution (other than Newco) and (y) the Entities set forth on Schedule 1.1(102)(i)(y) held, directly or indirectly, by Everest immediately prior to the Distribution (the interests described in this clause (y), the “Other Interests”);

(ii) the Assets set forth on Schedule 1.1(102)(ii);

(iii) all Newco Current Assets;

(iv) any and all Assets that are expressly provided by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to or retained by any member of the Newco Group;

(v) all rights, title and interest in and to the owned real property set forth on Schedule 1.1(102)(v), including all land, structures, buildings and other improvements located thereon and appurtenances thereto (the “Newco Owned Real Property”);

(vi) all rights, title and interest in the real property which is leased, subleased or otherwise used and occupied pursuant to the leases, subleases, or other occupancy agreements set forth on Schedule 1.1(102)(vi) (the “Newco Leased Real Property”);

(vii) all Contracts to which any member of the Newco Group or the Everest Group is a party or by which it or any such member’s Assets is bound, in each case, as of immediately prior to the Separation Effective Time that is exclusively related to the Newco Business or the Newco IP, and any rights or claims arising thereunder, and any Contracts set forth on Schedule 1.1(102)(vii);

(viii) all Intellectual Property (other than Patents) exclusively related to the Newco Business, including the Intellectual Property applications, issuances and registrations set forth on Schedule 1.1(102)(viii) (the “Newco IP”);

(ix) the Patents set forth on Schedule 1.1(102)(ix);

(x) all Regulatory Property exclusively related to the Newco Business and the Regulatory Property identified on Schedule 1.1(102)(x) (the “Newco Regulatory Property”);

(xi) all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Body and (1) which relate exclusively to, or are used exclusively in, the Newco Business or (2) which are solely associated with or related to any Newco Owned Real Property or Newco Leased Real Property, but, in each case of clauses (1) and (2), only to the extent transferable;

(xii) all Information exclusively related to, or exclusively used in, the Newco Business;

(xiii) excluding any Intellectual Property (which is addressed in Section 1.1(102)(viii) and Section 1.1(102)(ix) above), all IT Assets that are exclusively used or exclusively held for use in the Newco Business, and the IT Assets listed on Schedule 1.1(102)(xiii) (“Newco IT Assets”);

(xiv) excluding any IT Assets (which are addressed in Section 1.1(102)(xiii) above) all office equipment and furnishings located at any Newco Owned Real Property or Newco Leased Real Property, whether owned or leased;

(xv) any and all goodwill of the Newco Business and Newco IP;

(xvi) all rights to causes of action, lawsuits, judgments, claims and demands that are, in each case, related exclusively to the Newco Business; and

(xvii) all other Assets (other than any Assets that are of the type that would be listed in clauses (i) through (xvi) of this Section 1.1(102)) that are held by the Newco Group or the Everest Group immediately prior to the Separation Effective Time and that are exclusively used and exclusively held for use in the Newco Business as conducted immediately prior to the Separation Effective Time; provided that no Asset shall be a Newco Asset solely as a result of this clause (xvii) unless a written claim with respect thereto is made by Newco on or prior to the date that is twelve (12) months after the Distribution.

Notwithstanding anything to the contrary herein, the Newco Assets shall not include (i) any Assets that are expressly provided by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Everest Group (including all Everest Retained Assets) or (ii) any Assets that are expressly listed on Schedule 1.1(102)(a).

(103) “Newco Balance Sheet” shall mean the unaudited interim combined balance sheet of the Newco Group, including the notes thereto, as of September 30, 2019.

(104) “Newco Business” shall have the meaning set forth in the Merger Agreement.

(105) “Newco Common Stock” shall mean the common stock of Newco, par value $0.01 per share.

(106) “Newco Contribution” shall mean the Transfer of Assets from Everest to Newco and the Assumption of Liabilities by Newco from Everest pursuant to the Internal Restructuring or otherwise arising out of or resulting from the transactions contemplated by this Agreement.

(107) “Newco CSIs” shall heave the meaning set forth in Section 2.9(e).

(108) “Newco Current Assets” shall mean the current Assets as of the Separation Effective Time of the Newco Business as described on Schedule 1.1(108), to the extent (1) reflected on the Newco Balance Sheet or (2) acquired subsequent to the date of the Newco Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the Newco Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of the Newco Balance Sheet.

(109) “Newco Current Liabilities” shall mean the current Liabilities as of the Separation Effective Time of the Newco Business as described on Schedule 1.1(109), to the extent (1) reflected on the Newco Balance Sheet or (2) incurred subsequent to the date of the Newco Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the Newco Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the Newco Balance Sheet.

(110) “Newco Debt” shall mean, as of the applicable time, the aggregate amount of all outstanding consolidated Indebtedness of the Newco Group.

(111) “Newco Environmental Liabilities” shall mean the following:

(i) any and all Hazardous Substance Damage Liabilities, Environmental Compliance Liabilities and Remediation Liabilities relating to events, conduct, conditions or occurrences from before, at or after the Separation Effective Time, at (A) the Newco Owned Real Property (excluding the Newco Group Landlord Property), (B) the Newco Leased Real Property (excluding Everest Group Landlord Property), and (C) the Newco Former Real Property. A non-exclusive list of currently known matters that fall within the scope of this clause is set forth on Schedule 1.1(111)(i);

(ii) any and all Remediation Liabilities relating to events, conduct, conditions or occurrences that arose at or before the Separation Effective Time at the Newco Group Landlord Property. A non-exclusive list of currently known matters that fall within the scope of this clause is set forth on Schedule 1.1(111)(ii);

(iii) subject to Section 4.2(b), any and all Hazardous Substance Damage Liabilities and Environmental Compliance Liabilities relating to or associated with events, conduct, conditions or occurrences that arose at or before the Separation Effective Time, at the Newco Group Landlord Property or the Everest Group Landlord Property, where the Liability Primarily Relates to the Newco Business. A non-exclusive list of currently known matters that fall within the scope of this clause is set forth on Schedule 1.1(111)(iii);

(iv) subject to Section 4.2(b), any and all Hazardous Substance Damage Liabilities relating to or associated with events, conduct, conditions or occurrences that arose at or before the Separation Effective Time, at the Everest Group Owned Real Property (excluding the Everest Group Landlord Property), where the Liability Primarily Relates to the Newco Business; provided that, for purposes of clarification, at the Everest Group Owned Real Property located at the site specified on Item 1 of Schedule 1.1(62)(a), all of the operations prior to the Separation Effective Time related to the Newco Business with any Hazardous Substance Damage Liabilities as described in this clause shall be Newco Environmental Liabilities. A non-exclusive list of currently known matters that fall within the scope of this clause is set forth on Schedule 1.1(111)(iv);

(v) subject to Section 4.2(b), any and all Off-Site Environmental Liabilities arising out of or in connection with or relating to disposal, recycling, reclamation, treatment or storage of Hazardous Substances, or the arrangement for the same, before the Separation Effective Time, where the Liability Primarily Relates to the Newco Business, provided that (A) with respect to the site specified on Item 2 of Schedule 1.1(62)(a), the Newco Group and the Everest Group shall be liable for their respective share of Liability based on their respective contribution of waste to the site, as set forth on Schedule 1.1(111)(v); and (B) with respect to the site specified on Item 3 of Schedule 1.1(62)(a), the Newco Group shall be responsible for the entire share of Liability allocated to the Newco Business and the Everest Retained Business; provided, further, that the Newco Group will receive the benefit of the indemnification owed to Nalco Energy by the party specified on Item 4 of Schedule 1.1(62)(a) with respect to the share of Liability attributed to Nalco Energy at this site. A non-exclusive list of currently known matters that fall within the scope of this clause is set forth on Schedule 1.1(111)(v); and

(vi) any agreement or operation of law pursuant to which the Newco Group or the Everest Group becomes liable for any of the foregoing, including as a successor-in-interest any agreements pursuant to which the Everest Group or any predecessor has retained Liability or provided an indemnification with respect to a counterparty, which Liability would fall within the scope of any of the foregoing provisions as a Newco Environmental Liability. A non-exclusive list of such agreements is set forth on Schedule 1.1(111)(vi).

(112) “Newco Former Businesses” shall mean (i) any Former Business that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily operated or managed by, or primarily associated with, the Newco Business as then conducted and (ii) the Former Businesses set forth on Schedule 1.1(112).

(113) “Newco Former Real Property” shall mean any real property that at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily owned, leased or operated in connection with the Newco Business or the Newco Former Business.

(114) “Newco Group” shall mean Newco and each Entity that is a direct or indirect Subsidiary of Newco as of immediately prior to the Effective Time (but after giving effect to the Internal Restructuring), and each Entity that becomes a Subsidiary of Newco after the Effective Time.

(115) “Newco Group Landlord Property” shall mean any real properties owned or leased by the Newco Group as to which the Everest Group will (i) lease pursuant to a lease or sublease (which in each case is subject to Section 2.7(a)), or (ii) occupy under other agreement (but not including the Transition Services Agreement) from a member of the Newco Group to conduct business operations after the Separation Effective Time. An exhaustive list of the Newco Group Landlord Property is set forth on Schedule 1.1(115).

(116) “Newco Indemnitees” shall mean each member of the Newco Group from and after the Separation Effective Time and each of their respective successors and permitted assigns.

(117) “Newco IP” shall have the meaning set forth in Section 1.1(102)(viii).

(118) Newco IT Assets” shall have the meaning set forth in Section 1.1(102)(xiii).

(119) “Newco Leased Real Property” shall have the meaning set forth in Section 1.1(102)(vi).

(120) “Newco Liabilities” shall mean:

(i) any and all Liabilities: (a) to the extent arising out of or resulting from the operation or conduct of the Newco Business, as conducted at any time prior to, at or after the Separation Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent, distributor or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Newco Group); (b) relating to the operation or conduct of any business (other than the Newco Business) conducted by any member of the Newco Group at any time after the Separation Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent, distributor or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Newco Group); or (c) to the extent arising out of or relating to any Newco Asset, whether arising before, at or after the Separation Effective Time;

(ii) the Liabilities set forth on Schedule 1.1(120)(ii);

(iii) any and all Liabilities that are expressly provided by this Agreement or any of the Ancillary Agreements as Liabilities to be assumed by Newco or any other member of the Newco Group, and all agreements, obligations and Liabilities of Newco or any other member of the Newco Group under this Agreement or any of the Ancillary Agreements;

(iv) the Newco Current Liabilities;

(v) any and all Liabilities relating to, arising out of, or resulting from, whether prior to, at or after the Separation Effective Time, any infringement, misappropriation or other violation of any Intellectual Property of any other Person related to the conduct of the Newco Business;

(vi) any and all Newco Environmental Liabilities;

(vii) any and all Liabilities relating to, arising out of or resulting from any Legal Proceeding related to the Newco Business, including the Legal Proceedings listed on Schedule 1.1(120)(vii); and

(viii) any and all Liabilities relating to, arising out of or resulting from any Indebtedness (as defined in the Merger Agreement) of the Newco Business or any member of the Newco Group or any Indebtedness (as defined in the Merger Agreement) secured by any of the Newco Assets.

Notwithstanding the foregoing, the Newco Liabilities shall not include any Liabilities that are expressly provided by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the Everest Group.

(121) “Newco Owned Real Property” shall have the meaning set forth in Section 1.1(102)(v).

(122) “Newco Regulatory Property” shall have the meaning set forth in Section 1.1(102)(x).

(123) “Newco Released Liabilities” shall have the meaning set forth in Section 4.1(a)(ii).

(124) “Know-How” shall have the meaning set forth in Section 1.1(88).

(125) “Notice of Objections” shall have the meaning set forth in Section 3.3(a).

(126) “Off-Site Environmental Liabilities” shall mean any and all Liabilities relating to, resulting from or arising out of the Release, threatened Release, transport, disposal, recycling, reclamation, treatment or storage of Hazardous Substances, or the arrangement for same, at the Off-Site Locations, including Remediation Liabilities, Environmental Compliance Liabilities and Hazardous Substance Damage Liabilities at such locations.

(127) “Other Party’s Auditors” shall have the meaning set forth in Section 5.2(a).

(128) “Off-Site Location” shall mean any third-party location that is not now nor has ever been owned, leased or operated by the Everest Group or the Newco Group or any of their respective predecessors. “Off-Site Location” does not include any property that is adjacent to or neighboring any property currently or formerly owned, leased or operated by the Everest Group or the Newco Group or any of their respective predecessors that has been impacted by Hazardous Substances Released from such properties.

(129) “Party” and “Parties” shall have the respective meanings set forth in the Preamble.

(130) “Patents” shall have the meaning set forth in Section 1.1(88).

(131) “Person” shall have the meaning set forth in the Merger Agreement.

(132) “Pre-Closing Policies” shall have the meaning set forth in Section 6.1(a).

(133) “Primarily Relates” when used in the definition of Newco Environmental Liability or Everest Retained Environmental Liability, means that more than fifty percent (50%) of the responsibility for a particular Liability, reasonably determined based on the source of a Liability, is attributable to the Newco Group or the Everest Group, as the case may be. Where a Liability has been caused by the actions or operations of both the Newco Group and the Everest Group, the determination of the Group that is Primarily Related shall be based on reasonably objective factors that are customarily relied upon with respect to such determinations, including: (i) relative amounts of Hazardous Substances that were transported to an Off-Site Location, where such Off-Site Location has become the source of an Off-Site Environmental Liability, or (ii) with respect to a Hazardous Substance Damage Liability, the Group responsible for the larger share (based on volume or mass, as appropriate) of the Release of or exposure to the Hazardous Substance or Hazardous Substances that are claimed to be the cause of the Liability and the relative toxicity of the Hazardous Substances Released by the respective Groups.

(134) “Privilege” shall have the meaning set forth in Section 5.7(a)(i).

(135) “Privileged Information” shall have the meaning set forth in Section 5.7(a)(i).

(136) “Proposed Closing Cash” shall have the meaning set forth in Section 3.3(a).

(137) “Proposed Closing Indebtedness” shall have the meaning set forth in Section 3.3(a).

(138) “Proposed Statement” shall have the meaning set forth in Section 3.3(a).

(139) “Proposed Tax Amount” shall have the meaning set forth in Section 3.3(a).

(140) “Record Date” shall mean the close of business on date determined by the Everest Board to be the record date for determining the holders of Everest Common Stock entitled to receive Newco Common Stock in the Distribution if it is effected by a Spin-Off or Clean-Up Spin-Off.

(141) “Record Holders” shall mean holders of Everest Common Stock on the Record Date.

(142) “Records” shall mean any Contracts, documents, books, records or files.

(143) “Regulatory Data” shall mean any and all regulatory data, including studies, data, raw data, efficacy data, reports, physical samples, reviews (including business risk reviews), opinions, registration dossiers, chemical safety reports, toxicity reports, information or other compliance requirements, including safety, risk and exposure assessments and modeling for product contamination or impurity issues, in written, electronic, computerized, digital, or other tangible or intangible media, actually submitted to, or maintained to support a submission to (whether submitted or not), a Governmental Body or a third party to seek, obtain or maintain a Consent from a Governmental Body or demonstrate regulatory compliance.

(144) “Regulatory Property” shall mean all Chemical Product or Substance Registrations and Regulatory Data related thereto.

(145) “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

(146) “Remediation” shall mean all actions required to: (1) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (2) prevent the Release of Hazardous Substances (including by way of vapor intrusion) so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to requests of any Governmental Body for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment.

(147) “Remediation Liabilities” shall mean any and all Liabilities relating to, resulting from or arising out of (i) Remediation of Hazardous Substances that are present or have been Released, or as to which there has been or is a threatened Release, at, in, on, under or migrating from or to any real property or facility, and (ii) natural resource damages associated with the presence or Release or threatened Release of Hazardous Substances in the environment.

(148) “Representatives” shall have the meaning set forth in the Merger Agreement.

(149) “Separation Effective Time” shall mean the time the Distribution occurs on the Distribution Date; provided, that for accounting purposes, the Distribution shall be deemed to have occurred at 12:01 a.m. Eastern Time on the Distribution Date, unless another time is selected by the Parties.

(150) “Separation Plan” shall mean the Separation Plan set forth as Exhibit D hereto, as amended, supplemented or modified by mutual agreement of the Parties; provided that (i) each of the Parties shall consider any amendments, supplements or modification proposed by the other Parties in good faith and (ii) Everest shall be permitted to amend, supplement or modify the Separation Plan with Athena’s written consent (such consent not to be unreasonably withheld, conditioned or delayed, it being understood that Athena, in making its determination, may take into account any material adverse effect on Athena or the Newco Business of the proposed amendment, supplement or modification); provided, however, that Everest shall be entitled to make (x) amendments, supplements or modifications that are not material and (y) any of the amendments, supplements or modifications set forth on Schedule 1.1(150), in each case, without any such written consent in its sole and absolute discretion.

(151) “Shared Contract” shall have the meaning set forth in Section 2.2(a).

(152) “Spin-Off” shall mean the consummation of the Distribution through a dividend of shares of Newco Common Stock to Everest stockholders on a pro rata basis.

(153) “Subsidiary” shall have the meaning set forth in the Merger Agreement.

(154) “Tax” or “Taxes” shall have the meaning set forth in the Merger Agreement.

(155) “Tax Amount” shall mean the aggregate amount paid prior to the Separation Effective Time to one or more applicable Taxing Authorities by any member of the Everest Group or the Newco Group with respect to Taxes allocated to Newco pursuant to Section 2.3 of the Tax Matters Agreement (which shall not exceed $12,000,000).

(156) “Tax Contest” shall mean a pending or threatened audit, claim, suit, action, proposed assessment or other proceeding concerning Taxes.

(157) “Tax Matters Agreement” shall mean the Tax Matters Agreement by and among Everest, Newco and Athena, in the form attached hereto as Exhibit A.

(158) “Tax Return” shall have the meaning set forth in the Merger Agreement.

(159) “Third-Party Agreements” shall mean any agreements, arrangements, commitments or understandings between or among a Party (or any member of its Group) and any other Persons (other than a Party or any member of its respective Group) (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Newco Assets or Newco Liabilities, or Everest Retained Assets or Everest Retained Liabilities, such Contracts shall be assigned or retained in accordance with Article II).

(160) “Third-Party Claim” shall have the meaning set forth in Section 4.4(b).

(161) “Third-Party Proceeds” shall have the meaning set forth in Section 4.7(a).

(162) “Trademarks” shall have the meaning set forth in Section 1.1(88).

(163) “Transfer” shall have the meaning set forth in Section 2.1(b); and the term “Transferred” shall have its correlative meaning.

(164) “Transition Services Agreement” shall mean the Transition Services Agreement by and between Everest and Newco, in the form attached hereto as Exhibit B.

(165) “Treasury Regulations” shall mean the regulations promulgated under the Code.

ARTICLE II

THE SEPARATION

Section 2.1 Restructuring; Transfer of Assets; Assumption of Liabilities.

(a) At or prior to the Separation Effective Time, to the extent not already completed, each of Everest and Newco shall complete the Internal Restructuring, including by taking the actions referred to in Sections 2.1(b) and 2.1(c) below, in accordance with the Separation Plan and the terms of this Agreement.

(b) At or prior to the Separation Effective Time (it being understood that some of such Transfers may occur following the Separation Effective Time in accordance with Section 2.2 or Section 2.5), in connection with the Internal Restructuring, Everest shall, and shall cause the applicable Asset Transferors to, transfer, contribute, distribute, assign and/or convey or cause to be transferred, contributed, distributed, assigned and/or conveyed (“Transfer”) to (i) the respective Everest Asset Transferees, all of the applicable Asset Transferors’ right, title and interest in and to the Everest Retained Assets and (ii) Newco and/or the respective Newco Asset Transferees, all of its and the applicable Asset Transferors’ right, title and interest in and to the Newco Assets; and the applicable Everest Asset Transferees and Newco Asset Transferees shall accept from Everest and the applicable members of the Everest Group, all of Everest’s and the other members of the Everest Group’s respective direct or indirect rights, title and interest in and to the applicable Assets, including all of the outstanding shares of capital stock or other ownership interests.

(c) Except as otherwise specifically set forth in any Ancillary Agreement, in connection with the Internal Restructuring, from and after the Separation Effective Time, (i) Everest shall, or shall cause a member of the Everest Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the Everest Retained Liabilities and (ii) Newco shall, or shall cause a member of the Newco Group to, Assume all of the Newco Liabilities, in each case, regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, at or subsequent to the Separation Effective Time, (C) where or against whom such Liabilities are asserted or determined, (D) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Legal Requirement, fraud or misrepresentation by any member of the Everest Group or the Newco Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates and (E) which Entity is named in any Legal Proceeding associated with any Liability.

(d) In connection with the Internal Restructuring and in exchange for the Newco Contribution, at or prior to the Separation Effective Time, Newco shall (i) issue to Everest additional shares of Newco Common Stock such that the number of shares of Newco Common Stock (together with such shares previously held by Everest) shall be equal to the number of shares of Newco Common Stock determined by Everest to be appropriate to effect the Distribution, which shares as of the date of issuance shall represent all of the issued and outstanding shares of Newco Common Stock, and (ii) make the Cash Payment to Everest.

(e) It is understood and agreed by the Parties that certain of the Transfers referenced in Section 2.1(b) or Assumptions referenced in Section 2.1(c) have heretofore occurred and, as a result, in such cases no additional Transfers or Assumptions by any member of the Everest Group or the Newco Group, as applicable, shall be deemed to occur with respect thereto pursuant to this Agreement. Moreover, to the extent that any Subsidiary of Everest or Newco, as applicable, is liable for any Everest Retained Liability or any Newco Liability, respectively, by operation of law immediately following any Transfer in accordance with this Agreement or any Conveyancing and Assumption Instruments, there shall be no need for any other member of the Everest Group or the Newco Group, as applicable, to Assume such Liability in connection with the operation of Section 2.1(c) and, accordingly, no other member of such Group shall Assume such Liability in connection with Section 2.1(c). The Parties agree that, as of the Separation Effective Time, each of Newco and Everest, as applicable, shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto (subject to Section 2.2 and Section 2.5(a)), and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to assume pursuant to the terms of this Agreement. The Parties further agree that, except as otherwise specifically provided in the Separation Plan, no Assets or Liabilities of any Entity that is not a wholly owned Subsidiary shall be Transferred or Assumed pursuant to Section 2.1, but instead any Transfer or Assumption with respect to such Entity shall be implemented by means of a Transfer of the equity interests in such Entity.

Section 2.2 Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Sections 2.1(a) and (b):

(a) Any Contract (or category of Contract, where applicable and described on Schedule 2.2(a)) that is listed on Schedule 2.2(a) (a “Shared Contract”) shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, at or after the Separation Effective Time, so that each of Everest or Newco or the members of their respective Group as of the Separation Effective Time shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses; provided, however, that (x) in no event shall any member of any such Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended to effect an assignment or other transfer) by its terms (including any terms imposing Consent requirements or conditions on an assignment where such Consents or conditions have not been obtained or fulfilled, subject to Section 2.5), and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, cannot be amended or has not for any other reason been assigned or amended, or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, (A) at the reasonable request of Everest or Newco (or the member of such Party’s Group) to which the benefit of such Shared Contract inures in part, Everest or Newco, as applicable, for which such Shared Contract is, as applicable, an Everest Retained Asset or Newco Asset shall, and shall cause each of its respective Subsidiaries to, for a period ending not later than six (6) months after the Separation Effective Time, take such other reasonable and permissible actions to cause such member of the Newco Group or the Everest Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the Newco Business or the Everest Retained Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned (or amended to allow such assignment) to a member of the applicable Group pursuant to this Section 2.2 and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.2; provided that the Party for which such Shared Contract is an Everest Retained Asset or a Newco

Asset, as applicable, shall be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such Shared Contract, as the case may be, and (B) the Party to which the benefit of such Shared Contract inures in part shall use commercially reasonable efforts to enter into a separate Contract pursuant to which it procures such rights and obligations as are necessary such that it no longer needs to avail itself of the arrangements provided pursuant to this Section 2.2(a); provided that, the Party for which such Shared Contract is, as applicable, an Everest Retained Asset or Newco Asset, and such Party’s applicable Subsidiaries shall not be liable for any actions or omissions taken in accordance with clause (y) of this Section 2.2(a).

(b) Each of Everest and Newco shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Party as of the Separation Effective Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Legal Requirement or good faith resolution of a Tax Contest).

Section 2.3 Intercompany Accounts. Each Intercompany Account shall be satisfied, settled or otherwise terminated by the relevant members of the Everest Group and the Newco Group no later than the Separation Effective Time with no further liability of any member of either the Everest Group or the Newco Group in a manner determined by Everest.

Section 2.4 Intercompany Contracts. No member of the Everest Group or the Newco Group shall be liable to any member of the other Group based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding between or among it and any member of the other Group existing at or prior to the Separation Effective Time (other than, pursuant to this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Third-Party Agreements, as set forth in Section 4.1(b) or pursuant to any other Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby) and Everest and Newco, on behalf of the themselves and each member of their Group, hereby terminates any and all Contracts, arrangements, courses of dealing or understandings between or among it or any member of its Group and any member of the other Group effective as of the Separation Effective Time (other than as set forth on Schedule 2.4, this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Third-Party Agreements, as set forth in Section 4.1(b) or pursuant to any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby). With respect to the items set forth on Schedule 2.4, the Parties agree that any applicable covenants or other provisions specifically set forth on such Schedule 2.4 shall apply.

Section 2.5 Transfers of Assets Not Effected at or Prior to the Separation Effective Time; Transfers Deemed Effective as of the Separation Effective Time.

(a) To the extent that any Transfers contemplated by this Article II shall not have been consummated in accordance with the Separation Plan at or prior to the Separation Effective Time, Everest and Newco shall use commercially reasonable efforts to effect such Transfers as promptly following the Separation Effective Time as shall be practicable. Nothing herein shall be deemed to require or constitute the Transfer of any Assets which by their terms or operation of Legal Requirements cannot be Transferred; provided, however, that each of the Everest Group and the Newco Group shall cooperate and use their respective commercially reasonable efforts to seek to obtain, in accordance with applicable Legal Requirement, any necessary Consents or Governmental Authorizations for the Transfer of all Assets contemplated to be Transferred pursuant to this Article II to the fullest extent permitted by applicable Legal Requirements; provided, further, however, that no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any third party from whom any such Consent or Governmental Authorization is required. In the event that any such Transfer of Assets has not been consummated, from and after the Separation Effective Time, the Party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto). In addition, the Party retaining such Asset (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Legal Requirements, such Asset in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred in order to place such Party, insofar as reasonably possible and to the extent permitted by applicable Legal Requirements, in the same position as if such Asset had been Transferred as contemplated hereby and so that all the benefits and burdens relating to such Asset, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset, are to inure from and after the Separation Effective Time to the relevant member or members of the Everest Group or the Newco Group entitled to the receipt of such Asset. If and when the Consents, Governmental Authorizations and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset pursuant to this Section 2.5(a), are obtained or satisfied, the Transfer of the applicable Asset shall, except as otherwise set forth in the Separation Plan, be effected without further consideration in accordance with and subject to the terms of this Agreement (including Section 2.1) and/or the applicable Ancillary Agreement. The Parties’ obligations under this Section 2.5(a) shall terminate (i) on the date that is 18 months after the Separation Effective Time with respect to any Assets other than Contracts, and (ii) with respect to Contracts, the date that the applicable Contract expires or terminates in accordance with its terms (as in effect at the Separation Effective Time).

(b) In retaining any Asset due to the deferral of the Transfer of such Asset pursuant to Section 2.5(a), Everest or Newco (or relevant member of its Group) shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of, in connection with and relating to such retained Asset.

(c) With respect to Assets described in Section 2.5(a), each of Everest and Newco shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes the deferred Assets as assets having been Transferred to and owned by the Party (or applicable member of its Group) entitled to such Assets as of the Separation Effective Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Legal Requirements or good faith resolution of a Tax Contest).

Section 2.6 Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate entities to the extent not executed prior to the date hereof, any Conveyancing and Assumption Instruments reasonably necessary to evidence the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its Transferred Assets and the valid and effective Assumption by the applicable Party of Liabilities it has Assumed for Transfers and Assumptions to be effected pursuant to applicable Legal Requirements, in such form as reasonably determined by Everest, including the Transfer of real property by deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located. All Conveyancing and Assumption Instruments shall be prepared, executed and delivered in a manner reasonably determined by Everest. The Conveyancing and Assumption Instruments shall not contain (i) any indemnities that conflict with this Agreement or (ii) any representations or warranties and, to the extent that any provision of a Conveyancing and Assumption Instrument does conflict with any provision of this Agreement, this Agreement shall govern and control. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to equity and, only to the extent required by applicable Legal Requirement, by notation on public registries.

Section 2.7 Ancillary Agreements.

(a) Concurrently with the execution and delivery of this Agreement, the Parties have executed and delivered the Employee Matters Agreement. At or prior to the Separation Effective Time, each of Everest, Newco and Athena shall execute and deliver the other Ancillary Agreements (in each case to the extent to which it is a party), to be effective at the Separation Effective Time or the Effective Time, as applicable.

(b) As promptly as reasonably practicable after the date of this Agreement, the Parties shall (i) negotiate in good faith to agree upon definitive terms of certain arrangements described on Schedule 2.7(b)(i) in substantial conformance with the arrangements described on such schedule together with such other terms or conditions reasonably agreed upon by the Parties, (ii) negotiate in good faith to agree upon terms of certain leasing, services and supply arrangements described on Schedule 2.7(b)(ii), (iii) negotiate in good faith to implement certain arrangements described on Schedule 2.7(b)(iii) and (iv) negotiate in good faith to implement a mutually satisfactory distributorship or other business arrangement between the Parties to facilitate the continued conduct, transition or wind-down of the Newco Business and/or the Everest Retained Business in the jurisdictions described on Schedule 2.7(b)(iv).

Section 2.8 Further Assurances.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, including Section 2.5, each of the Parties shall cooperate with each other in good faith and use (and shall cause its respective Group to use) commercially reasonable efforts, at and after the Separation Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, at and after the Separation Effective Time, each Party shall cooperate with the other Parties, and without any further consideration, but at the expense of the requesting Party (except as provided in Section 2.5(b)) from and after the Separation Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby.

(c) Without limiting the foregoing, in the event that after the Separation Effective Time any Party (or member of such Party’s Group) receives any Assets (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) to which another Party is entitled pursuant to this Agreement, such Party agrees to promptly Transfer, or cause to be Transferred such Asset to such other Party so entitled thereto (or member of such other Party’s Group as designated by such other Party) at such other Party’s expense. Prior to any such Transfer, such Asset shall be held in accordance with the provisions of Section 2.5.

(d) After the Separation Effective Time, each Party (or any member of its Group) may receive mail, packages, electronic mail and any other written communications properly belonging to another Party (or any member of its Group). Accordingly, at all times after the Separation Effective Time, each Party is hereby authorized to receive and, if reasonably necessary to identify the proper recipient in accordance with this Section 2.8(d), open all mail, packages, electronic mail and any other written communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages, electronic mail or any other written communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 8.5. The provisions of this Section 2.8(d) are not intended to, and shall not be deemed to, constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.

Section 2.9 Guarantees; Credit Support Instruments.

(a) Except as otherwise specified in any Ancillary Agreement, at or prior to the Separation Effective Time or as soon as reasonably practicable thereafter, (i) Everest shall (with the reasonable cooperation of the applicable member of the Newco Group) use reasonable best efforts to have each member of the Newco Group removed as guarantor of or obligor for any Everest Retained Liability to the fullest extent permitted by applicable Legal Requirement, including in respect of those guarantees set forth on Schedule 2.9(a)(i), to the extent that they relate to Everest Retained Liabilities and (ii) Newco shall (with the reasonable cooperation of the applicable member of the Everest Group) use reasonable best efforts to have each member of the Everest Group removed as guarantor of or obligor for any Newco Liability, to the fullest extent permitted by applicable Legal Requirement, including in respect of those guarantees set forth on Schedule 2.9(a)(ii), to the extent that they relate to Newco Liabilities; provided, however, that no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any third party from whom any such Guaranty Release is requested (unless such Party is fully reimbursed or otherwise made whole by the requesting Party).

(b) Without limitation of Section 2.9(a), at or prior to the Separation Effective Time, to the extent required to obtain a release from a guaranty (a “Guaranty Release”):

(i) of any member of the Everest Group, Newco shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is reasonably agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Newco would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and

(ii) of any member of the Newco Group, Everest shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is reasonably agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Everest would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c) If Everest or Newco is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.9, (i) Everest, to the extent a member of the Everest Group, has assumed the underlying Liability with respect to such guaranty or Newco, to the extent a member of the Newco Group, has assumed the underlying Liability with respect to such guaranty, as the case may be, shall indemnify and hold harmless the guarantor or obligor from and against any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article IV) and shall, or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder and (ii) each of Everest and Newco, on behalf of themselves and the members of their respective Group, agree not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guaranty, lease, contract or other obligation for which the other Party or member of such Party’s Group is or may be liable without the prior written consent of such other Party, unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party.

(d) Everest and Newco shall cooperate and Newco shall use reasonable best efforts to replace all Credit Support Instruments issued by Everest or other members of the Everest Group on behalf of or in favor of any member of the Newco Group or the Newco Business (the “Everest CSIs”) as promptly as reasonably practicable with Credit Support Instruments from Newco or a member of the Newco Group as of the Separation Effective Time. With respect to any Everest CSIs that remain outstanding after the Separation Effective Time, (i) Newco shall, and shall cause the members of the Newco Group to, jointly and severally indemnify and hold harmless the Everest Indemnitees for any Liabilities arising from or relating to such Credit Support Instruments, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such Everest CSIs in accordance with the terms thereof; (ii) Newco shall reimburse the applicable member of the Everest Group for all reasonable and documented out-of-pocket expenses incurred by it arising out of or related to any such Credit Support Instrument; and (iii) without the prior written consent of Everest, Newco shall not, and shall not permit any member of the Newco Group to, enter into, renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, lease, Contract or other obligation in connection with which Everest or any member of the Everest Group has issued any Credit Support Instruments which remain outstanding. Neither Everest nor any member of the Everest Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the Newco Group or the Newco Business after the expiration of any such Credit Support Instrument.

(e) Everest and Newco shall cooperate and Everest shall use reasonable best efforts to replace all Credit Support Instruments issued by Newco or other members of the Newco Group on behalf of or in favor of any member of the Everest Group or the Everest Retained Business (the “Newco CSIs”) as promptly as reasonably practicable with Credit Support Instruments from Everest or a member of the Everest Group as of the Separation Effective Time. With respect to any Newco CSIs that remain outstanding after the Separation Effective Time, (i) Everest shall, and shall cause the members of the Everest Group to, jointly and severally indemnify and hold harmless the Newco Indemnitees for any Liabilities arising from or relating to such Credit Support Instruments, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such Newco CSIs in accordance with the terms thereof; (ii) Everest shall reimburse the applicable member of the Newco Group for all reasonable and documented out-of-pocket expenses incurred by it arising out of or related to any such Credit Support Instrument; and (iii) without the prior written consent of Newco, Everest shall not, and shall not permit any member of the Everest Group to, enter into, renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, lease, Contract or other obligation in connection with which Newco or any member of the Newco Group has issued any Credit Support Instruments which remain outstanding. Neither Newco nor any member of the Newco Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the Everest Group or the Everest Retained Business after the expiration of any such Credit Support Instrument.

Section 2.10 Athena Guarantee. Following the Closing, Athena unconditionally, absolutely and irrevocably guarantees to Everest the prompt payment, in full, when due, of any payment obligations of all members of the Newco Group under this Agreement, the Merger Agreement and the Ancillary Agreements after the Closing and the prompt performance, when due, of all other obligations of any member of the Newco Group under this Agreement, the Merger Agreement and the Ancillary Agreements after the Closing. Athena’s obligations to Everest under this Section 2.10 are referred to as the “Guaranteed Obligations.” The Guaranteed Obligations are absolute and unconditional, irrespective of, and Athena hereby expressly waives any defense to its obligations under this Section 2.10, any circumstance whatsoever which might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including any right to require or claim that Everest seek recovery directly from any member of the Newco Group in respect of the Guaranteed Obligations.

Section 2.11 Disclaimer of Representations and Warranties.

(a) EACH OF THE PARTIES (ON BEHALF OF ITSELF AND EACH MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE MERGER AGREEMENT OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED

BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OR ENCUMBRANCES OF, AS TO NON-INFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR BUSINESS OF SUCH PARTY OR ITS GROUP, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY OR ITS GROUP, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN THE MERGER AGREEMENT OR ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST OR OTHER ENCUMBRANCE AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY LEGAL REQUIREMENTS OR JUDGMENTS ARE NOT COMPLIED WITH.

(b) Each of the Parties (on behalf of itself and each member of its Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.11(a) is held unenforceable or is unavailable for any reason under the Legal Requirements of any jurisdiction or if, under the Legal Requirements of a jurisdiction, both Everest or any member of the Everest Group, on the one hand, and Newco or any member of the Newco Group, on the other hand, are jointly or severally liable for any Everest Liability or any Newco Liability, respectively, then the Parties intend that, notwithstanding any provision to the contrary under the Legal Requirements of such jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including any disclaimer of representations and warranties, allocation of Liabilities among the Parties and their respective Groups, releases and indemnification of Liabilities) shall prevail for any and all purposes among the Parties and their respective Groups.

(c) Everest hereby waives compliance by itself and each and every member of the Everest Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Legal Requirements of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Everest Retained Assets to Everest or any member of the Everest Group.

(d) Newco hereby waives compliance by itself and each and every member of the Newco Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Legal Requirements of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Newco Assets to Newco or any member of the Newco Group.

Section 2.12 Cash Management. From the date of this Agreement until the Cut-Off Time, Everest and its Subsidiaries shall be entitled to use, retain or otherwise dispose of all Cash Equivalents generated by the Newco Business and the Newco Assets in accordance with Everest’s cash management systems. Subject to any adjustment in accordance with Section 3.3, all Cash Equivalents held by any member of the Newco Group as of the Cut-Off Time shall be a Newco Asset and all Cash Equivalents held by any member of the Everest Group as of the Cut-Off Time shall be an Everest Retained Asset. Everest shall cause the Newco Group to have at least $45,000,000 in Cash Equivalents as of immediately prior to the Separation Effective Time. Everest shall provide Athena with an estimate of the estimated Cash Equivalents of the Newco Group as of the Cut-Off Time at least ten (10) Business Days prior to the Separation Effective Time.

Section 2.13 Non-Compete.

(a)

(i) For a period of three (3) years following the Separation Effective Time, without the prior written consent of Everest, Athena agrees not to, and not to permit any of its Group to, engage in, manage or operate, anywhere in the world, or own an equity interest in any Person who engages in, manages or operates anywhere in the world, in any business that directly competes with the Athena Restricted Business (a “Competing Athena Business”); provided, however, that nothing herein shall preclude Athena or any of its Group from:

(1) acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a Competing Athena Business if such Competing Athena Business generated less than five percent (5%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person;

(2) owning ten percent (10%) or less of the outstanding securities of any Person whose shares are listed on a stock exchange; provided, that such shares are held for passive investment purposes only and none of the Athena Companies exercise control of (or otherwise manage, operate or engage in the Competing Athena Business of) such Person;

(3) acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is (directly or indirectly through controlled Affiliates) engaged in a Competing Athena Business if (A) such Competing Athena Business generated five percent (5%) or more (but in no event greater than twenty percent (20%)) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person and (B) Athena, within one (1) year after the consummation of such acquisition, discontinues, or enters into a definitive agreement to cause the divestiture of, a sufficient portion of the Competing Athena Business of such Person such that the restrictions set forth in this Section 2.13(a)(i) would not operate to restrict such ownership;

(4) exercising its rights or performing or complying with its obligations under or as contemplated by this Agreement or any of the Transaction Documents; or

(5) entering into or participating in a joint venture, partnership or other strategic business relationship with any Person engaged in a Competing Athena Business, if such joint venture, partnership or other strategic business relationship does not engage in the Competing Athena Business.

(ii) The parties acknowledge that the restrictions contained in this Section 2.13(a) are reasonable in scope and duration. The parties further acknowledge that the restrictions contained in this Section 2.13(a) are necessary to protect Everest’s significant interest in the Athena Restricted Business, including its goodwill. It is the desire and intent of the parties that the provisions of this Section 2.13(a) be enforced to the fullest extent permissible under applicable Legal Requirements. If any covenant in this Section 2.13(a) is found to be invalid, void or unenforceable in any situation in any jurisdiction by a final determination of a Governmental Body of competent jurisdiction, the parties agree that: (i) such determination will not affect the validity or enforceability of (A) the offending term or provision in any other situation or in any other jurisdiction or (B) the remaining terms and provisions of this Section 2.13(a) in any situation in any jurisdiction; (ii) the offending term or provision will be reformed rather than voided and the Governmental Body making such determination will have the power to reduce the scope, duration or geographical area of any invalid or unenforceable term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, in order to render the restrictive covenants set forth in this

Section 2.13(a) enforceable to the fullest extent permitted by applicable Legal Requirements; and (iii) the restrictive covenants set forth in this Section 2.13(a) will be enforceable as so modified.

For purposes hereof, “Athena Restricted Business” means the businesses of manufacturing, distribution and sale of the products described in the terms “Water” and “Downstream Field” as defined in the Intellectual Property Matters Agreement.

(b)

(i) For a period of three (3) years following the Separation Effective Time, without the prior written consent of Athena, Everest agrees not to, and not to permit any of its Group to, engage in, manage or operate, anywhere in the world, or own an equity interest in any Person who engages in, manages or operates anywhere in the world, in any business that directly competes with the Everest Restricted Business (a “Competing Everest Business”); provided, however, that nothing herein shall preclude Everest or any of its Group from:

(1) acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a Competing Everest Business if such Competing Everest Business generated less than five percent (5%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person;

(2) owning ten percent (10%) or less of the outstanding securities of any Person whose shares are listed on a stock exchange; provided, that such shares are held for passive investment purposes only and none of the Everest Group exercise control of (or otherwise manage, operate or engage in the Competing Everest Business of) such Person;

(3) acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is (directly or indirectly through controlled Affiliates) engaged in a Competing Everest Business if (A) such Competing Everest Business generated five percent (5%) or more (but in no event greater than twenty percent (20%)) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person and (B) Everest, within one (1) year after the consummation of such acquisition, discontinues, or enters into a definitive agreement to cause the divestiture of, a sufficient portion of the Competing Everest Business of such Person such that the restrictions set forth in this Section 2.13(b)(i) would not operate to restrict such ownership;

(4) exercising its rights or performing or complying with its obligations under or as contemplated by this Agreement or any of the Transaction Documents; or

(5) entering into or participating in a joint venture, partnership or other strategic business relationship with any Person engaged in a Competing Everest Business, if such joint venture, partnership or other strategic business relationship does not engage in the Competing Everest Business.

(ii) The parties acknowledge that the restrictions contained in this Section 2.13(b) are reasonable in scope and duration. The parties further acknowledge that the restrictions contained in this Section 2.13(b) are necessary to protect Athena’s significant interest in the Everest Restricted Business, including its goodwill. It is the desire and intent of the parties that the provisions of this Section 2.13(b) be enforced to the fullest extent permissible under applicable Legal Requirements. If any covenant in this Section 2.13(b) is found to be invalid, void or unenforceable in any situation in any jurisdiction by a final determination of a Governmental Body of competent jurisdiction, the parties agree that: (i) such determination will not affect the validity or enforceability of (A) the offending term or provision in any other situation or in any other jurisdiction or (B) the remaining terms and provisions of this Section 2.13(b) in any situation in any jurisdiction; (ii) the offending term or provision will be reformed rather than voided and the

Governmental Body making such determination will have the power to reduce the scope, duration or geographical area of any invalid or unenforceable term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, in order to render the restrictive covenants set forth in this Section 2.13(b) enforceable to the fullest extent permitted by applicable Legal Requirements; and (iii) the restrictive covenants set forth in this Section 2.13(b) will be enforceable as so modified.

For purposes hereof, “Everest Restricted Business” means the businesses of manufacturing, distribution and sale of the products described in the term “Upstream Field” as defined in the Intellectual Property Matters Agreement.

(c) No Restrictions on Athena Business. The Parties acknowledge and agree that, notwithstanding anything in this Agreement or otherwise, nothing in this Agreement (including this Section 2.13) prohibits or restricts Athena or any of its Affiliates (other than Newco or its Subsidiaries), on or after the Effective Time, in any manner whatsoever, from engaging in any business of Athena or any such Affiliate in any area or market with respect to any equipment (such as, for example and without limitation, pumps, valves, filters, seals, bearings, rotating and reciprocating machinery and components) and related after-market services, digital hardware, software, analytics and services, including the development, manufacture, use, sale, offering for sale, marketing, promotion, distribution, importation, exportation, maintenance, commercialization and exploitation of any of the foregoing.

ARTICLE III

THE DISTRIBUTION

Section 3.1 Form of Distribution.

(a) Everest shall elect, in its sole discretion, to effect the Distribution in the form of either (i) the Spin-Off or (ii) the Exchange Offer, including any Clean-Up Spin-Off. Everest shall provide written notice to Athena of the form of the Distribution no later than forty-five (45) days from the date of this Agreement.

(b) If Everest elects to effect the Distribution in the form of the Spin-Off, the Everest Board (or a committee of the Everest Board acting pursuant to delegated authority), in accordance with all applicable Legal Requirements, shall set the Record Date and the Distribution Date, and Everest shall establish appropriate procedures in connection with the Distribution, and shall declare, make and otherwise effectuate the Distribution, in accordance with all applicable Legal Requirements. In connection with the Spin-Off, all shares of Newco Common Stock held by Everest as of immediately prior to the Separation Effective Time will be distributed to Record Holders in the manner determined by Everest.

(c) If Everest elects to effect the Distribution in the form of the Exchange Offer, Everest shall determine the terms and conditions of the Exchange Offer, including the number of shares of Newco Common Stock that will be offered for each validly tendered share of Everest Common Stock, the period during which the Exchange Offer will remain open, the procedures for the tender and exchange of shares and all other terms and conditions of the Exchange Offer, which terms and conditions shall comply with all applicable Legal Requirements. In the event Everest’s stockholders subscribe for less than all of the Newco Common Stock in the Exchange Offer, Everest shall consummate the Clean-Up Spin-Off on the Distribution Date immediately following consummation of the Exchange Offer, and the Record Date for the Clean-Up Spin-Off shall be set as of such date in the same manner as provided in Section 3.1(a). The terms and conditions of any Clean-Up Spin-Off shall be as determined by Everest (provided that any shares of Newco Common Stock that are not subscribed for in the Exchange Offer must be distributed to Everest’s stockholders in the Clean-Up Spin-Off) and shall comply with all applicable Legal Requirements.

(d) Upon the consummation of the Distribution, Everest will deliver to the transfer agent or Exchange Agent, as applicable, a book-entry authorization representing the shares of Newco Common Stock being distributed in the Distribution for the account of the Everest stockholders that are entitled thereto. The transfer agent or Exchange Agent will hold such book-entry shares for the account of the Everest stockholders pending the Merger (as defined in the Merger Agreement), as provided in Section 1.6 of the Merger Agreement. Immediately after the time of the Distribution and prior to the Effective Time, the shares of Newco Common Stock will not be transferable and the transfer agent for the shares of Newco Common Stock will not transfer any shares of Newco Common Stock. The Distribution will be deemed to be effective upon written authorization from Everest to the transfer agent or the Exchange Agent.

(e) The Parties shall keep each other reasonably informed with respect to the transactions contemplated by this Section 3.1 in order to coordinate the timing of such transactions to the extent reasonably practicable and desirable and otherwise consistent with the other provisions of this Section 3.1.

(f) Notwithstanding anything to the contrary in this Agreement, without any further action required by any Party, effective as of immediately prior to the Effective Time, Section 3.1(b) through Section 3.1(e) shall automatically terminate and be of no further force and the Parties shall cease to have any rights or obligations thereunder.

(g) Nothing under this Section 3.1 shall be deemed to limit or affect the Parties’ rights and obligations under the Merger Agreement.

Section 3.2 Conditions to the Distribution. The obligations of Everest to effect the Distribution pursuant to this Agreement shall be subject to the fulfillment, or waiver, at or prior to the Separation Effective Time of each the following conditions:

(a) the Newco Contribution (including the execution and delivery of the Ancillary Agreements) shall have been consummated;

(b) Everest shall have received the Cash Payment from Newco; and

(c) each of the conditions in Articles VI and VII of the Merger Agreement shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied contemporaneously with the Distribution and/or the Merger; provided that such conditions are capable of being satisfied at such time).

Section 3.3 Net Debt Adjustment.

(a) Promptly following the Distribution Date, but in no event later than ninety (90) days thereafter, Newco shall, at its expense, prepare and submit to Everest a proposed statement (the “Proposed Statement”) setting forth Newco’s calculation of (i) the Cash Equivalents of the Newco Group and (ii) the Newco Debt, in each case, as of 11:59 p.m. on the day prior to the Distribution Date (but giving effect (regardless of whether occurring prior to the Cut-Off Time) to the receipt of the Newco Financing and the payment of the Cash Payment) (the “Cut-Off Time,” and such calculation of the Cash Equivalents of the Newco Group and the Newco Debt, the “Proposed Closing Cash” and the “Proposed Closing Indebtedness”, respectively) and (iii) the Tax Amount as of immediately prior to the Separation Effective Time (the “Proposed Tax Amount”). In the event Everest disputes any matter set forth in the Proposed Statement, Everest shall notify Newco in writing of its objections within forty-five (45) days after receipt of the Proposed Statement, and shall set forth, in writing and in reasonable detail, the reasons for Everest’s objections (the “Notice of Objections”); provided, however, that such forty-five (45) day period shall be tolled for any period during which Newco shall fail to make available to Everest all books, records, documents and work papers required to be made available to Everest under Section 3.3(g). If Everest fails to deliver such Notice of Objections within such time, Everest shall be deemed to have accepted the Proposed Statement and the matters set forth therein. To the extent Everest does not object within the time period contemplated by this Section 3.3 to a matter set forth in the Proposed Statement, Everest shall be deemed to have accepted Newco’s calculation in respect of the matter and the matter shall not be considered to be in dispute. Everest and Newco shall endeavor to resolve any disputed matters within thirty (30) days after Newco’s receipt of any Notice of Objections. If Everest and Newco are unable to resolve the disputed matters for any reason, Everest and Newco jointly shall, as soon as practicable and in any event within fifteen (15) days after the expiration of such thirty (30) day period, engage the Independent Accounting Firm to resolve the matters in dispute in a manner consistent with this Section 3.3(a). Any dispute with respect to the scope of the matters to be resolved by the Independent Accounting Firm pursuant to this Section 3.3(a) shall be resolved in accordance with Article VII and Section 8.14 not by the Independent Accounting Firm. Promptly after joint engagement of the Independent Accounting Firm, Everest and Newco shall provide the Independent Accounting Firm with a copy of this Agreement, the Proposed Statement and the Notice of Objections. Within fifteen (15) days of the engagement of the Independent Accounting Firm for the purposes of this Section 3.3, each of Everest and Newco shall deliver to the Independent Accounting Firm and to each other simultaneously a written submission of its final position with respect to each of the matters in dispute (which position may be different from the position set forth in or contemplated by the Proposed Statement or the Notice of Objections, but may not be outside of the range of the Proposed Statement or the Notice of Objections, as applicable). The Independent Accounting Firm may request additional information solely to the extent necessary to resolve the matter in dispute from either such Party, but absent such a request no Party may make (nor permit any of its Representatives to make) any additional submission to the Independent Accounting Firm or otherwise communicate with the Independent Accounting Firm, and in no event shall a Party (i) communicate (or permit any of its Representatives to communicate) with the Independent Accounting Firm without providing the other Party with a reasonable opportunity to participate in such communication or (ii) make (or permit any of its Representatives to make) a written submission to the Independent Accounting Firm unless a copy of such submission is simultaneously provided to the other Party. The Independent Accounting Firm shall have thirty (30) days following submission of the Parties’ rebuttals to review the documents provided to it pursuant to this Section 3.3(a) and to deliver its written determination, acting as an arbitrator, with respect to each of the items in dispute submitted to it for resolution, as well as its determination of the Newco Debt and the Cash Equivalents of the Newco Group as described above, as well as the Tax Amount. The Independent Accounting Firm shall resolve the differences regarding the Party’s submissions based solely on the information provided to the Independent Accounting Firm by the Parties pursuant to the terms of this Agreement and not by independent review, and the Independent Accounting Firm may not assign a value for Newco Debt, the Cash Equivalents of the Newco Group, or the Tax Amount, in each case, greater than the greatest value claimed for an item by either Party or smaller than the smallest value for such item claimed by the other Party. The determination of the Independent Accounting Firm and any required adjustments resulting therefrom shall be final, conclusive and binding on all of the Parties hereto. The fees and expenses of the Independent Accounting Firm shall be allocated between and borne by the Parties based on the inverse of the percentage that the Independent Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accounting Firm; provided that such fees and expenses shall not include, so long as a Party complies with the procedures of this Section 3.3(a), the other Party’s outside counsel or fees of any Representatives.

(b) The Newco Debt as of the Cut-Off Time and the Cash Equivalents of the Newco Group as of the Cut-Off Time (in each case giving effect (regardless of whether occurring prior to the Cut-Off Time) to the receipt of the Newco Financing and the payment of the Cash Payment), in each case as finally determined pursuant to this Section 3.3 (whether by failure of Everest to deliver notice of objection, by agreement of Everest and Newco or by determination of the Independent Accounting Firm) are referred to herein as, respectively, the “Final Closing Indebtedness” and “Final Closing Cash.” The Tax Amount, as finally determined pursuant to this Section 3.3 (whether by failure of Everest to deliver notice of objection, by agreement of Everest and Newco or by determination of the Independent Accounting Firm) is referred to herein as the “Final Tax Amount.”

(c) The Proposed Closing Indebtedness and the Final Closing Indebtedness, and the Proposed Closing Cash and the Final Closing Cash, shall each be determined in accordance with the definitions in this Agreement (including Cash Equivalents and Indebtedness) and to the extent not inconsistent therewith, GAAP

(applied consistently with the principles applied to the Newco Business Financial Statements), subject to the adjustments described above to give effect (regardless of whether occurring prior to the Cut-Off Time) to the receipt of the Newco Financing and the payment of the Cash Payment.

(d) Not later than five (5) Business Days after the determination of the Final Closing Indebtedness, the Final Closing Cash, and the Final Tax Amount, a payment by wire transfer in respect thereof shall be made as follows:

(i) If the Net Debt Adjustment is negative, such amount shall be paid to Newco by Everest;

(ii) If the Net Debt Adjustment is positive, such amount shall be paid to Everest by Newco; and

(iii) If the Net Debt Adjustment is zero, no payment by any Party shall be due.

(e) For purposes of this Agreement, “Net Debt Adjustment” shall mean an amount equal to (i) $480 million plus (ii) the Final Closing Cash, plus (iii) the Final Tax Amount, minus (iv) the Final Closing Indebtedness, which sum of (i) through (iv) can be either a positive or negative number or zero.

(f) Any payment pursuant to Section 3.3(d) shall be made in immediately available funds by wire transfer to a bank account designated in writing by the Party entitled to receive the payment. For Tax purposes, (i) any such payment to Everest by Newco shall be treated as an increase in the Cash Payment, and (ii) any such payment to Newco by Everest shall be treated as a decrease to the Cash Payment to the extent thereof (with any excess treated in the manner provided under Section 8.17).

(g) Newco shall provide reasonable access to Everest and, if applicable, to the Independent Accounting Firm, to the books, records, documents and work papers (subject to, in the case of independent accountant work papers, Everest or the Independent Accounting Firm, as applicable, entering into a customary release agreement with respect thereto) (i) transferred by members of the Everest Group to Newco in connection with the Internal Restructuring and the Distribution and any of the other transactions contemplated under this Agreement, the Merger Agreement and the Ancillary Agreements or otherwise in the possession of the Newco Group as of the Closing, or (ii) created or prepared by or for Newco in connection with the preparation of the Proposed Statement and the calculation of the Proposed Closing Indebtedness, the Proposed Closing Cash, the Proposed Tax Amount, and the other matters contemplated by this Section 3.3.

ARTICLE IV

INDEMNIFICATION

Section 4.1 Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 4.1(b):

(i) Everest, for itself and each member of the Everest Group, as of the Separation Effective Time and, to the extent permitted by law, all Persons who at any time prior to the Separation Effective Time were directors, officers, agents or employees of any member of the Everest Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge Newco and the other members of the Newco Group and all Persons who at any time prior to the Separation Effective Time were stockholders, directors, officers or employees of any member of the Newco Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities, whether at law or in equity, whether arising under any Contract, by operation of law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Separation Effective Time, including in connection with the Internal Restructuring and the Distribution and any of the other transactions contemplated under this Agreement, the Merger Agreement and the Ancillary Agreements (such Liabilities, the “Everest Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Legal Proceeding against any member of the Newco Group in respect of any Everest Released Liabilities; provided, however, that nothing in this Section 4.1(a)(i) shall relieve any Person released in this Section 4.1(a)(i) who, after the Separation Effective Time, is a director, officer or employee of any member of the Newco Group and is no longer a director, officer or employee of any member of the Everest Group from Liabilities arising out of, relating to or resulting from his or her service as a director, officer or employee of any member of the Newco Group after the Separation Effective Time. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit Everest or any member of the Everest Group from commencing any Legal Proceedings against any Newco Group officer, director, agent or employee, or his or her respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to, (i) theft of Everest Know-How or (ii) intentional criminal acts by any such officers, directors, agents or employees.

(ii) Each of Athena and Newco, for itself and each member of its respective Group as of the Separation Effective Time and, to the extent permitted by law, all Persons who at any time prior to the Separation Effective Time were directors, officers, agents or employees of any member of the Newco Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge Everest and the other members of the Everest Group and all Persons who at any time prior to the Separation Effective Time were stockholders, directors, officers or employees of any member of the Everest Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities, whether at law or in equity, whether arising under any Contract, by operation of law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Separation Effective Time, including in connection with the Internal Restructuring and the Distribution and any of the other transactions contemplated under this Agreement, the Merger Agreement and the Ancillary Agreements (such Liabilities, the “Newco Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Legal Proceeding against any member of the Everest Group in respect of any Newco Released Liabilities. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit Athena or any member of the Athena Group from commencing any Legal Proceedings against any Everest Group officer, director, agent or employee, or his or her respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to, (i) theft of Newco Know-How or (ii) intentional criminal acts by any such officers, directors, agents or employees.

(b) Nothing contained in this Agreement, including Section 4.1(a), Section 2.3 or Section 2.4, shall impair or otherwise affect any right of any Party and, as applicable, a member of such Party’s Group, as well as their respective heirs, executors, administrators, successors and assigns, to enforce this Agreement, the Merger Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement, the Merger Agreement or in any Ancillary Agreement to continue in effect after the Separation Effective Time. In addition, nothing contained in Section 4.1(a) shall release any Person from:

(i) any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement including (A) with respect to Everest, any Everest Retained Liability and (B) with respect to Newco, any Newco Liability;

(ii) any Liability provided for in or resulting from any other Contract or understanding that is entered into after the Separation Effective Time between any Party (and/or a member of such Party’s or Parties’ Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand;

(iii) any Liability with respect to any Continuing Arrangements;

(iv) any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or otherwise for claims brought against the Parties by third parties, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article IV and, if applicable, the appropriate provisions of the Ancillary Agreements or Continuing Arrangements; and

(v) any Liability the release of which would result in a release of any Person other than the Persons released in Section 4.1(a); provided that the Parties agree not to bring any Legal Proceeding or permit any other member of their respective Group to bring any Legal Proceeding against a Person released in Section 4.1(a) with respect to such Liability.

In addition, nothing contained in Section 4.1(a) shall release Everest from indemnifying any director, officer or employee of the Newco Group who was a director, officer or employee of Everest or any of its Subsidiaries prior to the Separation Effective Time, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Legal Proceeding with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Legal Proceeding is a Newco Liability, Newco shall indemnify Everest to the fullest extent permitted by law for such Liability (including Everest’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(c) From and after the Separation Effective Time, each Party shall not, and shall not permit any member of its Group to, make any claim for offset, or commence any Legal Proceeding, including any claim of indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a).

(d) From and after the Separation Effective Time, if any Person associated with a Party (including any director, officer or employee of a Party) initiates any Legal Proceeding with respect to claims released by this Section 4.1, the Party with which such Person is associated shall be responsible for the fees and expenses of counsel of the other Party (and/or the members of such Party’s Group, as applicable) and such other Party shall be indemnified for all Liabilities incurred in connection with such Legal Proceeding in accordance with the provisions set forth in this Article IV.

(e) The release in this Section 4.1 includes a release of any rights and benefits with respect to such Liabilities that each Party and each member of such Party’s Group, and its successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, each Party hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and further agrees that this release has been negotiated and agreed upon in light of that awareness and each such Party nevertheless hereby intends to release the Persons described in Section 4.1(a) from the Liabilities described in Section 4.1(a).

Section 4.2 Indemnification by Everest.

(a) In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of the Merger Agreement, this Agreement or any Ancillary Agreement, from and after the Separation Effective Time, Everest shall to the fullest extent permitted by law indemnify, defend and hold harmless the Newco Indemnitees from and against any and all Indemnifiable Losses of the Newco Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Everest Retained Liabilities, including, after the Separation Effective Time, the failure of any member of the Everest Group or any other Person to pay, perform or otherwise discharge any Everest Retained Liability in accordance with its respective terms, whether arising prior to, at or after the Separation Effective Time; (b) any Everest Retained Asset or Everest Retained Business, whether arising prior to, at or after the Separation Effective Time; (c) any breach by Everest or any member of the Everest Group after the Separation Effective Time of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder; or (d) any breach by Everest of any covenant or agreement in the Merger Agreement that survives the Closing under Section 9.3 of the Merger Agreement.

(b) In addition, from and after the Separation Effective Time, Everest shall indemnify the Newco Indemnitees for a share of any specific Newco Environmental Liability, where said Liability is a Newco Environmental Liability pursuant to Section 1.1(111)(iii), (iv) or (v) because the Liability Primarily Relates to the Newco Business, when the Indemnifiable Losses incurred by the Newco Indemnitees for such matter exceed $1,000,000 (the “Environmental Deductible Amount”). Everest shall only be obligated to indemnify the Newco Indemnitees for its share of the Indemnifiable Losses (as determined pursuant to Section 4.10(d)) in excess of the Environmental Deductible Amount. The Newco Group member that is responsible for the Liability shall be responsible for managing the defense of the Liability and the Parties shall cooperate with each other with respect to the claim in accordance with applicable provisions of this Agreement, including Section 4.5.

Section 4.3 Indemnification by Newco Group.

(a) In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of the Merger Agreement, this Agreement or any Ancillary Agreement, from and after the Separation Effective Time, Newco and each member of the Newco Group shall, on a joint and several basis, indemnify, defend and hold harmless the Everest Indemnitees to the fullest extent permitted by law from and against any and all Indemnifiable Losses of the Everest Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Newco Liabilities, including, after the Separation Effective Time, the failure of any member of the Newco Group or any other Person to pay, perform or otherwise discharge any Newco Liability in accordance with its respective terms, whether arising prior to, at or after the Separation Effective Time; (b) any Newco Asset or Newco Business, whether arising prior to, at or after the Separation Effective Time; (c) any breach by Newco or any member of the Newco Group or Athena Group after the Separation Effective Time of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder; or (d) any breach by any member of the Newco Group or the Athena Group of any covenant or agreement in the Merger Agreement that survives the Closing under Section 9.3 of the Merger Agreement.

(b) In addition, from and after the Separation Effective Time, Newco and each member of the Newco Group, shall, on a joint and several basis, indemnify the Everest Indemnitees for a share of any specific Everest Retained Environmental Liability, where said Liability is an Everest Retained Environmental Liability pursuant to Section 1.1(62)(iii), (v) or (vi) because the Liability Primarily Relates to the Everest Business, when the Indemnifiable Losses incurred by the Everest Indemnitees for such matter exceed the Environmental Deductible Amount. Newco shall only be obligated to indemnify the Everest Indemnitees for its share of the Indemnifiable Losses (as determined pursuant to Section 4.10(d)) in excess of the Environmental Deductible

Amount. The Everest Group member that is responsible for the Liability shall be responsible for managing the defense of the Liability and the Parties shall cooperate with each other with respect to the claim in accordance with applicable provisions of this Agreement, including Section  4.5.

Section 4.4 Procedures for Indemnification.

(a) Other than with respect to Third-Party Claims, which shall be governed by Section 4.4(b), an Everest Indemnitee or a Newco Indemnitee (each, as applicable, an “Indemnitee”) shall notify in writing, with respect to any matter that such Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement, the Party which is or may be required pursuant to this Article IV to make such indemnification (the “Indemnifying Party”), within thirty (30) days of such determination, stating in such written notice the amount of the Indemnifiable Loss claimed, if known, and, to the extent practicable, method of computation thereof, and referring to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

(b) If a claim or demand is made against an Indemnitee by any Person who is not a Party or an Affiliate of a Party (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Indemnifying Party in writing (which notice obligation may be satisfied by providing copies of all notices and documents received by the Indemnitee relating to the Third-Party Claim), and in reasonable detail, of the Third-Party Claim promptly (and in any event within the earlier of (x) thirty (30) days or (y) two (2) Business Days prior to the final date of the applicable response period under such Third-Party Claim) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim; provided, however, that the failure to deliver such notices and documents of shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

(c) Other than in the case of indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.9(c) (the defense of which shall be controlled by the beneficiary Party), the Indemnifying Party shall be entitled, if it so chooses, to assume the defense thereof, and if it does not assume the defense of such Third-Party Claim, to participate in the defense of any Third-Party Claim in accordance with the terms of Section 4.5 at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the Indemnitee, within thirty (30) days of the receipt of an indemnification notice from such Indemnitee; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim if (x) in the reasonable judgment of the Indemnitee, after consultation with outside counsel, there exists a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s) in the defense of such Third-Party Claim by the Indemnifying Party, (y) the party making such Third-Party Claim is a Governmental Body with regulatory or other authority over the Indemnitee or any of its material assets or (z) the Third-Party Claim seeks injunctive or other non-monetary relief that, if granted, would reasonably be expected to have a material and adverse effect on the Indemnitee’s business. In connection with the Indemnifying Party’s defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent materials and information (subject to Section 5.7 as applicable) in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party. To the extent permitted by law, no Indemnifying Party shall settle or compromise any Third-Party Claim without the written consent of the Indemnitee, such consent not to be unreasonably withheld, conditioned or delayed, unless such settlement (A) completely and unconditionally releases the Indemnitee in connection with such matter, (B) provides relief consisting solely of money damages borne by the Indemnifying Party and (C) does not involve any admission by the Indemnitee of any wrongdoing or violation of a Legal Requirement.

(d) If an Indemnifying Party does not (or is not entitled to) assume responsibility for defending a Third-Party Claim within the period specified in this Section 4.4, such Indemnitee may defend such Third-Party Claim. If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent materials and information (subject to Section 5.7 as applicable) in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee. To the extent permitted by law, no Indemnitee may settle or compromise any Third-Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

(e) Except as otherwise set forth in Section 5.6 or to the extent set forth in any Ancillary Agreement, following the Closing, the indemnification provisions of this Article IV shall be the sole and exclusive remedy of any Party or member of its Group for any monetary damages or Indemnifiable Losses arising out of, relating to or resulting from this Agreement, the Merger Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby and each Party expressly waives and relinquishes any and all rights, claims or remedies such Party or any member of its Group may have with respect to the foregoing other than under this Article IV against any Indemnifying Party.

(f) The provisions of this Article IV shall apply to Third-Party Claims that are already pending or asserted as well as Third-Party Claims brought or asserted after the date of this Agreement. There shall be no requirement under this Section 4.4 to give a notice with respect to any Third-Party Claim that exists as of the Separation Effective Time. Neither Everest nor Athena shall, nor shall either permit any member of its Group to, file Third-Party Claims or cross-claims against the other Party or its Subsidiaries in a Legal Proceeding in which a Third-Party Claim is being resolved.

Section 4.5 Cooperation in Defense and Settlement.

(a) With respect to any Third-Party Claim that implicates two or more Parties in any respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the applicable Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that will appropriately preserve for all Parties any applicable Privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third-Party Claim shall, upon reasonable request, be consulted with respect to matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Notwithstanding the foregoing, nothing in this Section 4.5(a) shall derogate from any Party’s rights to control the defense of any Legal Proceeding in accordance with Section 4.4.

(b) Notwithstanding anything to the contrary in this Agreement, the Merger Agreement or the Ancillary Agreements, with respect to any Legal Proceeding by a Governmental Body or any other Legal Proceeding against, or involving, Newco (i) where the facts and circumstances giving rise to the Legal Proceeding occurred (in whole or in part) prior to the Separation Effective Time or (ii) that would reasonably be expected to adversely impact the Everest Retained Businesses, Everest, unless not permitted by law, shall be provided reasonably prompt notice of any disclosure or submission and have, at Everest’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Legal Proceeding, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by or on behalf of Newco or Athena to any third party involved in such Legal Proceeding (including any Governmental Body). To the extent that such Legal Proceeding involves any Privileged Information or potentially Privileged Information or material in any way, such Information or material will only be submitted in accordance with Section 5.7. With regard to the matters specified in the preceding clauses (i) and (ii), which may include matters indemnifiable under Section 4.2, Everest shall have a right to consent to any compromise or settlement related thereto to the extent permitted by law.

(c) Notwithstanding anything to the contrary in this Agreement, the Merger Agreement or the Ancillary Agreements, with respect to any Legal Proceeding by a Governmental Body or any other Legal Proceeding against, or involving, Everest (i) where the facts and circumstances giving rise to the Legal Proceeding occurred (in whole or in part) prior to the Separation Effective Time or (ii) that would reasonably be expected to adversely impact the Newco Businesses, Newco, unless not permitted by law, shall be provided reasonably prompt notice of any disclosure or submission and have, at Newco’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Legal Proceeding, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by or on behalf of Everest to any third party involved in such Legal Proceeding (including any Governmental Body). To the extent that such Legal Proceeding involves any Privileged Information or potentially Privileged Information or material in any way, such Information or material will only be submitted in accordance with Section 5.7. With regard to the matters specified in the preceding clauses (i) and (ii), which may include matters indemnifiable under Section 4.2, Newco shall have a right to consent to any compromise or settlement related thereto to the extent permitted by law.

(d) Notwithstanding anything to the contrary in this Agreement, the Merger Agreement or the Ancillary Agreements, with respect to any notices or reports to be submitted to, or reporting, disclosure, filing or other requirements to be made with, any Governmental Body by Newco or its Subsidiaries (or Athena or its Subsidiaries with respect to the Newco Business) (“Governmental Filing”) where the Governmental Filing requires disclosure of facts, information or data that relate, in whole or in part, to periods prior to the Separation Effective Time, except to the extent prohibited by any applicable Legal Requirement, Everest shall have the reasonable opportunity to comment on the preparation and content of any such Governmental Filing (solely with respect to those aspects that relate to the Newco Business). To the extent the Governmental Filing would involve disclosing Privileged Information that Everest provided to Newco, it will only be submitted as approved by Everest in its reasonable discretion and in accordance with Section 5.7.

(e) The Parties each agree that at all times from and after the Separation Effective Time, if a Legal Proceeding is commenced by a third party naming two (2) or more Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which one or more named Parties (or any member of such Party’s respective Group) is a nominal defendant and/or such Legal Proceeding is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party or Parties shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Legal Proceeding, as soon as reasonably practicable.

Section 4.6 Indemnification Payments. Indemnification required by this Article IV shall be made by periodic payments of the amount of Indemnifiable Losses in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss is incurred.

Section 4.7 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any recovery by any Indemnitee for any Indemnifiable Loss subject to indemnification pursuant to this Article IV shall be calculated (i) net of Insurance Proceeds actually received by such Indemnitee with respect to any Indemnifiable Loss (which such proceeds shall be reduced by the present value, based on that Party’s then cost of short-term borrowing, of future premium increases known at such time) and (ii) net of any proceeds actually received by the Indemnitee from any third party with respect to any such Liability corresponding to the Indemnifiable Loss (“Third-Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article IV to any Indemnitee pursuant to this Article IV shall be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee corresponding to the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party corresponding to any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third-Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties hereby agree that an insurer or other third party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other third party shall be entitled to a “windfall” (e.g., a benefit they would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that they would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds that may be collectible or recoverable in respect of the Liabilities for which indemnification may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Legal Proceedings to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

Section 4.8 Covenant not to Sue. Each Party hereby covenants and agrees that none of it or the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Newco Liabilities by Newco or a member of the Newco Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Everest Retained Liabilities by Everest or any member of the Everest Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.

Section 4.9 Additional Matters; Survival of Indemnities.

(a) The indemnity agreements contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder.

(b) The rights and obligations of each Party and their Indemnitees under this Article IV shall survive (i) the sale or other Transfer by any Party or its Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities and (ii) any merger, consolidation, business combination, restructuring, recapitalization, reorganization or similar transaction involving any Party or any of its Subsidiaries.

(c) No Party hereto shall have any right to set off any losses (including Indemnifiable Losses) under this Article IV against any payments to be made by such Party pursuant to this Agreement or any other agreement between or among the Parties, including the Merger Agreement or any of the Ancillary Agreements.

Section 4.10 Environmental Matters.

(a) Without limiting any other provision of this Agreement, each Party agrees to provide, or cause to be provided, at any time at or after the Separation Effective Time, as soon as reasonably practicable after written request therefor, reasonable access to any non-privileged information in the possession or under the control of its respective Group and reasonable access to its employees to the extent that (i) such information relates to, or such employees have relevant knowledge regarding, specific alleged Environmental Liabilities, including the requesting Party’s alleged or potential link to environmental contamination at an Off-Site Location or real property that was allegedly owned or operated by the Everest Group and any operating group, business unit, division, Subsidiary, line of business or investment of Everest or any of its Subsidiaries (including, prior to the Separation Effective Time, any member of the Newco Group) prior to the Separation Effective Time; or (ii) such information relates to, or such employees have relevant knowledge regarding, the impact that any alleged Environmental Liability could have on the operations, activities or liability exposure of the requesting Party; and (iii) the information and access to employees can be provided without significant disruption to the respective Group’s business or operations.

(b)

(i) Newco shall use commercially reasonable efforts to obtain any consents, transfers, assignments, assumptions, waivers, or other legal instruments necessary to cause Newco or the appropriate Subsidiary of Newco to be fully substituted for Everest or other member of the Everest Group with respect to: (i) any order, decree, judgment, agreement or Legal Proceeding with respect to Newco Environmental Liabilities that are in effect as of the Separation Effective Time; or (ii) Environmental Permits, financial assurance obligations or instruments, or other environmental approvals or filings associated with the Newco Assets. Newco shall inform the applicable Governmental Body about its assumption of the Environmental Liabilities associated with the matters covered by this Section 4.10(b) and request that the Governmental Bodies direct all communications, requirements, notifications and/or official letters related to such matters to Newco. Everest shall use its commercially reasonable efforts to provide necessary assistance or signatures to Newco to achieve the purposes of this Section 4.10(b).

(ii) Until such time as Newco and Everest complete the substitutions outlined in Section 4.10(b)(i) above, Newco shall comply with all applicable Environmental Laws, including all reporting obligations, and the terms and conditions of all orders, decrees, judgments, agreements, actions, Environmental Permits, financial assurances, obligations, instruments or other environmental approvals or filings that remain in Everest’s name relating to the Newco Assets and the Newco Environmental Liabilities.

(c)

(i) Everest shall use commercially reasonable efforts to obtain any consents, transfers, assignments, assumptions, waivers, or other legal instruments necessary to cause Everest or the appropriate Subsidiary of Everest to be fully substituted for Newco or other member of the Newco Group with respect to: (i) any order, decree, judgment, agreement or Legal Proceeding with respect to Everest Retained Environmental Liabilities that are in effect as of the Separation Effective Time; or (ii) Environmental Permits, financial assurance obligations or instruments, or other environmental approvals or filings associated with the Everest Retained Assets. Everest shall inform the applicable Governmental Body about its assumption of the Environmental Liabilities associated with the matters covered by this Section 4.10(c) and request that the Governmental Bodies direct all communications, requirements, notifications and/or official letters related to such matters to Everest. Newco shall use its commercially reasonable efforts to provide necessary assistance or signatures to Everest to achieve the purposes of this Section 4.10(c).

(ii) Until such time as Everest and Newco complete the substitutions outlined in Section 4.10(c)(i) above, Everest shall comply with all applicable Environmental Laws, including all reporting obligations, and the terms and conditions of all orders, decrees, judgments, agreements, actions, Environmental Permits, financial assurances, obligations, instruments or other environmental approvals or filings that remain in Newco’s name relating to the Everest Retained Assets and the Everest Retained Environmental Liabilities.

(d) For any Environmental Liability that is a Newco Environmental Liability or an Everest Retained Environmental Liability because the Liability Primarily Relates to the Newco Business or the Everest Retained Business, respectively, a determination shall be made in each case as to what percentage of the Liability should be attributed to the Newco Group and the Everest Group, respectively. The determination of these shares shall be made on a fair and objective basis as is customary when allocating the specific liability at issue, including, but not limited to, consideration of the factors identified in the definition of “Primarily Relates.” The Parties shall work cooperatively to establish the appropriate shares with respect to any such Liability; provided that the foregoing shall not limit any Party’s rights under this Agreement if the Parties cannot so agree. The allocation of shares between the Newco Group and the Everest Group shall be relevant in assessing the indemnification obligation of the Party as to which said Liability is not Primarily Related pursuant to Section 4.2 or Section 4.3, respectively.

ARTICLE V

PRESERVATION OF RECORDS; ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

Section 5.1 Preservation of Corporate Records.

(a) Except to the extent otherwise contemplated by any Ancillary Agreement, a Party providing Records or access to Information to another Party under this Article V shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall include the costs of any discovery vendor but shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as are reasonably incurred in providing such Records or access to Information.

(b) From and after the Effective Time, except as otherwise required or agreed upon in writing, or as otherwise provided in any Ancillary Agreement, with regard to any Information referenced in Section 5.3, each Party shall use commercially reasonable efforts, at such Party’s sole cost and expense, to retain, until the latest of, as applicable, (i) the date on which such Information is no longer required to be retained pursuant to the applicable record retention policy of Everest or such other member of the Everest Group, respectively, as in effect immediately prior to the Distribution, including pursuant to any “litigation hold” issued by Everest or any of its Subsidiaries prior to the Distribution, (ii) the concluding date of any period as may be required by any applicable Legal Requirement, (iii) the concluding date of any period during which such Information relates to a pending or threatened Legal Proceeding which is known to the members of such Party’s Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire, and (iv) the concluding date of any period during which the destruction of such Information could interfere with a pending or threatened investigation by a Governmental Body which is known to the members of such Party’s Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire; provided that with respect to any pending or threatened Legal Proceeding arising after the Effective Time, clause (iii) of this sentence applies only to the extent that whichever member of the applicable Party or its Group, as applicable, is in possession of such Information has been notified in writing pursuant to a “litigation hold” by the other Party of the relevant pending or threatened Legal Proceeding. The Parties hereto agree that from and after the Effective Time, upon written request from the other that certain Information relating to the Newco Business, the Everest Retained Businesses

or the transactions contemplated hereby be retained in connection with a Legal Proceeding, the Parties shall use reasonable efforts to preserve and not to destroy or dispose of such Information without the consent of the requesting Party.

(c) Everest and Newco intend that any transfer between Everest and Newco (including between their attorneys, Representatives and agents), of Information that is subject to the protections of the attorney-client or attorney work product privileges shall not operate as a waiver of any potentially applicable privilege and will be completed in accordance with Section 5.7.

Section 5.2 Financial Statements and Accounting. Each of (x) the members of the Everest Group and (y) the members of the Athena Group agrees to provide the following reasonable assistance and, subject to Section 5.6, reasonable access to its properties, Records, other Information and personnel set forth in this Section 5.2, from the Effective Time until Everest’s or Athena’s (as applicable) Form 10-K filing deadline for the end of the first full fiscal year occurring after the Effective Time (the “Applicable Period”), (i) in connection with the preparation and review or audit of such Party’s quarterly and annual financial statements, and the filing of such financial statements and the audit of such Party’s internal controls over financial reporting and management’s assessment thereof and management’s assessment of such Party’s disclosure controls and procedures, if required, and (ii) to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Body, such as in connection with responding to a comment letter from the Commission. Notwithstanding the foregoing, in the event that either such Party changes its independent auditors within one (1) year following the Distribution Date, then such Party may request reasonable access on the terms set forth in this Section 5.2 for a period of up to one hundred and eighty (180) days from such change. Without limiting the foregoing, during the Applicable Period, each Party agrees as follows:

(a) Except to the extent otherwise contemplated by the Ancillary Agreements and subject to Section 5.6 and Section 5.7, (i) each of Everest and Athena shall authorize and request its respective auditors to make reasonably available to the other Party’s auditors (the “Other Party’s Auditors”) both the personnel who performed or are performing the annual audits of such audited Party (each Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party (subject to the execution of any reasonable and customary access letters that such Audited Party’s auditors may require in connection with the review of such work papers by such Other Party’s Auditors), in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the filing of its annual financial statements with the Commission and (ii) until all governmental audits are complete, Athena will provide reasonable access during normal business hours for Everest’s internal auditors, counsel and other designated Representatives to (x) the premises of the Newco Group and all Information (and duplicating rights) within the knowledge, possession or control of the Athena and its Subsidiaries (including the Newco Group) in respect of the Newco Business and (y) the officers and employees of Athena and its Subsidiaries (including the Newco Group) in respect of the Newco Business, so that Everest may conduct reasonable audits relating to the financial statements in relation to the Newco Business.

(b) Without limitation of Section 5.6, nothing in this Article V shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 5.2 to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s written consent to the disclosure of such Information.

(c) The Parties acknowledge that Information provided under this Section 5.2 may constitute material, non-public information, and trading in the securities of a Party (or the securities of its affiliates, subsidiaries or partners) while in possession of such material, non-public material information may constitute a violation of the U.S. federal securities laws.

Section 5.3 Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article IV (in which event the provisions of such Article IV shall govern) and subject to appropriate restrictions for Privileged Information or Confidential Information in Section 5.6 and Section 5.7:

(a) After the Effective Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, Athena for specific and identified Information:

(i) that (x) relates to Newco or the Newco Business, as the case may be, prior to the Separation Effective Time or (y) is necessary for Athena and/or Newco to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which Everest and/or Newco and/or Athena are parties, Everest shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Athena has a reasonable need for such originals) in the possession or control of the Everest Group, but only to the extent such items so relate and are not already in the possession or control of the Athena Group; provided that, to the extent any originals are delivered to the Athena Group pursuant to this Agreement or the Ancillary Agreements, Athena shall, at its own expense, return them to Everest within a reasonable time after the need to retain such originals has ceased; provided, further, that, such obligation to provide any requested Information shall terminate and be of no further force and effect on the date that is the later of (x) the first anniversary of the Closing Date and (y) three (3) months after the earlier termination or expiration of this Agreement or the Ancillary Agreement to which the Information relates; provided, further, that, in the event that any such access or the provision of any such Information would violate any Legal Requirement or would reasonably be expected to result in the waiver of any attorney-client privilege, rights under the work product doctrine or other applicable privilege, Everest shall not be obligated to provide such Information requested by Athena; or

(ii) that (x) is required by Athena with regard to reasonable compliance with reporting, disclosure, filing or other Legal Requirements imposed on Athena (including under applicable securities laws) by a Governmental Body having jurisdiction over Athena, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Legal Proceeding or other similar requirements, as applicable, Everest shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Athena has a reasonable need for such originals) in the possession or control of the Everest Group, but only to the extent such items so relate and are not already in the possession or control of the Athena Group; provided that, to the extent any originals are delivered to the Athena Group pursuant to this Agreement or the Ancillary Agreements, Athena shall, at its own expense, return them to Everest within a reasonable time after the need to retain such originals has ceased; provided, further, that, in the event that any such access or the provision of any such Information would violate any Legal Requirement or would reasonably be expected to result in the waiver of any attorney-client privilege, rights under the work product doctrine or other applicable privilege, Everest shall not be obligated to provide such Information requested by Athena.

(b) After the Effective Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, Everest for specific and identified Information:

(i) that (x) relates to Everest or the Everest Retained Business, as the case may be, prior to the Separation Effective Time or (y) is necessary for Everest to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which Everest and/or Newco and/or Athena are parties, Athena shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Everest has a reasonable need for such originals) in the possession or control of the Athena Group, but only to the extent such items so relate and are not already in the possession or control of Everest; provided that, to the extent any originals are delivered to the Everest Group pursuant to this Agreement or the Ancillary Agreements, Everest shall, at its own expense, return them to Athena within a reasonable time after the need to retain such originals has ceased; provided, further, that, such obligation to provide any requested Information shall terminate and be of no further force and effect on the date that is the later of (x) the first anniversary of the Closing Date and (y) three (3) months after the earlier termination or expiration of this Agreement or the Ancillary Agreement to which the Information relates; provided, further, that, in the event that any such access or the provision of any such Information would violate any Legal Requirement or would reasonably be expected to result in the waiver of any attorney-client privilege, rights under the work product doctrine or other applicable privilege, Athena shall not be obligated to provide such Information requested by Everest; or

(ii) that (x) is required by Everest with regard to reasonable compliance with reporting, disclosure, filing or other Legal Requirements imposed on Everest (including under applicable securities laws) by a Governmental Body having jurisdiction over Everest, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Legal Proceeding or other similar requirements, as applicable, Athena shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Everest has a reasonable need for such originals) in the possession or control of the Athena Group, but only to the extent such items so relate and are not already in the possession or control of Everest; provided that, to the extent any originals are delivered to Everest pursuant to this Agreement or the Ancillary Agreements, Everest shall, at its own expense, return them to Athena within a reasonable time after the need to retain such originals has ceased; provided, further, that, in the event that any such access or the provision of any such Information would violate any Legal Requirement or would reasonably be expected to result in the waiver of any attorney-client privilege, rights under the work product doctrine or other applicable privilege, Athena shall not be obligated to provide such Information requested by Everest.

(c) From and after the Effective Time, each Party shall have the right to request in writing (including on behalf of any member of its Group) that the other Parties make available for inspection any non-privileged books, records, or other documents within its control or that it otherwise has the ability to make available, to the extent such books, records or other documents may reasonably be required in connection with any Legal Proceeding or threatened or contemplated Legal Proceeding (including preparation for such Legal Proceeding) in which the Everest Group or Athena Group (with respect to the Newco Business), as applicable, may from time to time be involved, regardless of whether such Legal Proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith. Any such disclosure of books, records and documents shall be made subject to Section 5.6.

(d) Subject to the conditions and limitations in this Article V, the Parties agree to make their respective personnel reasonably available during regular business hours to discuss any Information exchanged pursuant to this Section 5.3. Each of Everest and Athena shall inform their and their Groups’ respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated Representatives who have or have access to the other Party’s Confidential Information or other information provided this Article V of their obligation to hold such information confidential in accordance with the provisions of this Agreement.

Section 5.4 Witness Cooperation. At all times from and after the Effective Time, each Party shall have the right to request in writing (including on behalf of any member of its Group) that the other Party make available for consultation or witness purposes, its (or its applicable member of its Group’s) directors, officers, employees, consultants or agents (current and future and to the extent possible former) who have expertise or knowledge with respect to the other Party’s (or its Group’s) Legal Proceedings or business or products or matters in litigation or alternative dispute resolution to the extent that the requesting Party believes any such persons may reasonably be useful or required in connection with any Legal Proceeding, legal, administrative, internal investigation or other proceedings in which the requesting Party (or its Group) may from time to time be involved. Upon such request, the affected Party shall select a person or persons to provide the requested assistance after conferring in good faith to determine which person or persons should provide such assistance, and if commercially reasonable shall use its efforts to make such person or persons available. A Party providing a witness to the other Party (or its Group) under this Section 5.4 shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other reasonable and documented out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Legal Requirements. Further, any applicable privilege or immunity will be protected and shared only in accordance with Section 5.7.

Section 5.5 Reimbursement. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party (or its Group) providing Information or access to Information to the other Party (or its Group) under this Article V shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other reasonable and documented out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party (or its Group) or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Information or access to such Information.

Section 5.6 Confidentiality.

(a) From and after the Effective Time, except as otherwise provided in the Ancillary Agreements, each of Everest and Athena shall hold, and shall cause their respective members of their Group and their and their Group’s respective officers, employees, agents, consultants and advisors to hold, in strict confidence (and not to disclose or release or, except as otherwise permitted by this Agreement or any Ancillary Agreement, use, including for any ongoing or future commercial purpose, without the prior written consent of the Party to whom the Confidential Information relates (which may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Legal Requirements)), any and all Confidential Information to the extent concerning or belonging to the other Party or its Group that is provided to the other Party or its Group; provided that each Party may disclose, or may permit disclosure of, Confidential Information (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information for auditing and other non-commercial purposes and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any member of its Group is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other Legal Requirements or stock exchange rules or is advised by outside counsel in connection with a Legal Proceeding brought by a Governmental Body that it is advisable to do so, (iii) as required in connection with any legal or other proceeding by one Party (or its Group) against any other Party (or its Group) or in respect of claims by one Party (or its Group) against the other Party (or its Group) brought in a Legal Proceeding, (iv) as necessary in order to permit a Party (or its Group) to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns or (v) as necessary for a Party to enforce its rights or perform its obligations under this Agreement (including pursuant to Section 2.2) or an Ancillary Agreement. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a third party pursuant to clause (ii), (iii) or (v) above, each Party, as applicable, shall promptly notify (to the extent permissible by Legal Requirements) the Party to whom the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information. Further, as to Privileged Information nothing in this Section 5.6 replaces or diminishes the Parties’ obligations and limitations set forth in Section 5.7.

(b) Each Party acknowledges that it and the other members of its Group may have in its or their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while such Party and/or members of its Group were part of the Everest Group. From and after the Effective Time, each Party shall comply, and shall cause the other members of its Group to comply, and shall cause its and their respective officers, employees, agents, consultants and advisors to comply, with all terms and conditions of any such third-party agreements entered into prior to the Separation Effective Time, with respect to any confidential and proprietary Information of third parties to which it or any other member of its Group has had access.

(c) Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise at least the same degree of care that applies to Everest’s confidential and proprietary information pursuant to policies in effect as of the Separation Effective Time and (ii) confidentiality obligations provided for in any Contract between each Party or member of its Group and their respective employees shall remain in full force and effect from and after the Separation Effective Time.

(d) The Parties agree that irreparable damage may occur in the event that the provisions of this Section 5.6 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(e) For the avoidance of doubt and notwithstanding any other provision of this Section 5.6, (i) the disclosure and sharing of Privileged Information shall be governed solely by Section 5.7, and (ii) Information that is subject to any confidentiality provision or other disclosure restriction in any Ancillary Agreement shall be governed by the terms of such Ancillary Agreement.

Section 5.7 Privilege Matters.

(a)

(i) The Parties recognize that legal and other professional services that have been and will be provided prior to the Separation Effective Time have been and will be rendered for the collective benefit of each of the members of the Everest Group and the Newco Group, and that each of the members of the Everest Group and the Newco Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges, immunities, or other protections from disclosure which may be asserted under applicable Legal Requirement, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”). The Parties shall have a shared Privilege with respect to all Information subject to Privilege (“Privileged Information”) which relates to such pre-separation services. For the avoidance of doubt, Privileged Information within the scope of this Section 5.7 includes, but is not limited to, services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.

(ii) The Parties recognize that legal and other professional services will be provided following the Separation Effective Time to each of Everest and Newco. The Parties further recognize that certain of such post-separation services will be rendered solely for the benefit of Everest or Newco, as the case may be, while other such post-separation services may be rendered with respect to claims, proceedings, litigation, disputes or other matters which involve both Everest and Newco.

(b) The Parties agree, notwithstanding the definition of Newco Assets, as follows:

(i) Everest shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Everest Retained Business, whether or not the Privileged Information is in the possession or under the control of Everest or Athena or a member of their respective Group, agent, or representative of either. Everest shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Everest Retained Liabilities resulting from any Legal Proceedings that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under control of Everest or Athena or a member of their respective Group, agent, or representative of either.

(ii) Athena shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Newco Business, whether or not the Privileged Information is in the possession or under the control of Everest or Athena or a member of their respective Group, agent, or representative of either. Athena shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Newco Liabilities resulting from any Legal Proceedings that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under control of Everest or Athena or a member of their respective Group, agent, or representative of either.

(iii) If Everest and Athena do not agree as to whether certain information is Privileged Information, then the information shall be treated as Privileged Information, and that Party who believes such information is Privileged shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree. The Parties shall utilize the procedures set forth in Article VII and Section 8.14 to resolve any disputes as to whether any information relates solely to the Everest Retained Business, solely to the Newco Business, or to both the Everest Retained Business and the Newco Business.

(c) Subject to Sections 5.7(d) and 5.7(e), the Parties agree that they shall have a shared privilege or immunity with respect to all privileges not otherwise allocated pursuant to Section 5.7(b), and all privileges and immunities relating to any Legal Proceeding, claims, disputes, or other matters that involve both Everest and Athena (or one or more of the members of their respective Group).

(d) The Parties agree that no such shared privilege or immunity may be waived by either Party or any member of its respective Group without the consent of the other Party.

(e) If any dispute arises between Everest and Athena, or the members of their respective Group, regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or the members of their respective Group, each such Party agrees that it shall (i) negotiate with the other applicable Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party or any of the members of its Group; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not (and shall cause each member of its Group not to), without the other Party’s consent, agree to the waiver of a privilege or immunity for any purpose except to protect its own legitimate interests.

(f) Upon receipt by Athena or any member of its Group of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of information subject to a shared privilege or immunity or as to which Everest or any member of the Everest Group has the sole right hereunder to assert a privilege or immunity or if Athena obtains knowledge that it or any member of its Group’s current or former directors, officers, agents or employees has received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, Athena shall promptly provide notice to Everest of the existence of the request (which notice shall be delivered to Everest no later than three (3) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide Everest with a reasonable opportunity to review the information and to assert any rights it or they may have, including under this Section 5.7 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g) Upon receipt by Everest or by any member of the Everest Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of information subject to a shared privilege or immunity or as to which Athena or any member of the Athena Group has the sole right hereunder to assert a privilege or immunity or if Everest obtains knowledge that it or any member of its Group’s current or former directors, officers, agents or employees has received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, Everest shall promptly provide notice to Athena of the existence of the request (which notice shall be delivered to Athena no later than three (3) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide Athena with a reasonable opportunity to review the information and to assert any rights it or they may have, including under this Section 5.7 or otherwise, to prevent the production or disclosure of such Privileged Information.

(h) The Parties agree that they have or may in the future have common legal interests in the Everest Retained Liabilities and any corresponding legal rights, in the Newco Liabilities and any corresponding legal rights, in the Privileged Information and in the preservation of the protected status of the Privileged Information. The Parties have disclosed and exchanged and will disclose and exchange certain Privileged Information between and among themselves in order to further the Parties’ common legal interests.

(i) Any furnishing of, or access to, information pursuant to this Agreement is made in reliance on the agreement of Everest, Athena and/or Newco set forth in Section 5.6 and this Section 5.7 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties further agree that (i) the exchange by Everest or Athena (or any member of its respective Group) to the other Party (or any member of its Group) of any Privileged Information that should not have been transferred pursuant to the terms of this Article V shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such Privileged Information; and (ii) the Party receiving (or for which a member of its Group has received) such Privileged Information shall promptly return such Privileged Information to the Party (or the applicable member of its Group) who has the right to assert the privilege or immunity.

(j) In furtherance of, and without limitation to, the Parties’ agreement under this Section 5.7, Everest and Athena shall, and shall cause the applicable members of their respective Groups to, use reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

(k) In the event of any litigation or dispute between the Parties, or any members of their respective Groups, either such Party may waive a Privilege in which the other Party or member of such Group has a shared Privilege, without obtaining the consent of the other Party; provided that such waiver of a shared Privilege shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to third parties. The Parties agree to treat such information as Confidential Information in accordance with Section 5.6, including, but not limited to obtaining appropriate protective orders and sealing of the information to protect the Privilege as to others. The Parties agree to protect the Privileged Information to prevent waivers as to third parties to the fullest extent permitted by law.

(l) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Everest, Athena and/or Newco as set forth in Section 5.6 and this Section 5.7, to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege. The access to Information being granted pursuant to Sections 4.5, 5.2 and 5.3 hereof, the agreement to provide witnesses and individuals pursuant to Sections 4.5 and 5.4 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 4.5 hereof, and the transfer of Privileged Information between the Parties and their respective members of their Group pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

(m) The provisions of this Section 5.7 shall become effective as of the Effective Time.

Section 5.8 Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article V shall be deemed to remain the property of the providing Party. Unless expressly set forth herein, nothing contained in this Agreement shall be construed as granting a license or other rights to any Party with respect to any such Information, whether by implication, estoppel or otherwise.

Section 5.9 Other Agreements. The rights and obligations granted under this Article V are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

ARTICLE VI

INSURANCE

Section 6.1 Insurance Matters.

(a) Newco and Athena acknowledge and agree that, from and after the Separation Effective Time, neither Newco nor any member of the Newco Group shall have any rights to or under any Company Policies, other than (i) as expressly provided in Section 4.7 or (ii) for a period of three (3) years following the Separation Effective Time, Company Policies issued by a third party providing coverage on an occurrence basis, including defense and indemnity benefits attributable to or arising from or under such Company Policies (such policies or programs, the “Pre-Closing Policies”). Everest, on behalf of itself and each member of the Everest Group agrees that with respect to acts, omissions, events or circumstances relating to the Newco Business that occurred prior to the Separation Effective Time and that would reasonably be expected to be covered by Pre-Closing Policies under which the Newco Business was insured prior to the Separation Effective Time, Newco and the members of the Newco Group may make claims under such Pre-Closing Policies subject to the terms and conditions of such Pre-Closing Policies and this Agreement; provided that the applicable member of the Newco Group shall notify Athena in writing of all such claims and shall be solely responsible for the amount of any deductibles, retentions, premium increases, claim administration, claims handling, costs and expenses of any letters of credit or other collateral arrangements (to the extent related to any claims or potential claims related to the Newco Business) and all other out-of-pocket costs and expenses incurred in connection with such claims and any uninsured, uncovered or uncollectible amounts related to such claims. If so requested by Everest, Newco shall promptly enter into assumption agreements (and provide for letters of credit or other collateral arrangements as required by such assumption agreements), required by any insurers under such Pre-Closing Policies for the purpose of transferring, or acknowledging and accepting the transfer of, the liabilities and obligations of Everest with respect to the Pre-Closing Policies to the extent related to the Newco Business, including all liabilities with respect to the payment, reimbursement and indemnification obligations for losses, deductibles, retained amounts, administration, allocated loss adjustment expenses and the provision of collateral. To the extent any such assumption agreements contemplated by the preceding sentence are entered into, and Everest actually receives a refund of premium as a result of Newco assuming the applicable portion of the polic(ies) as between Everest,

Newco and the applicable insurer, Everest shall offset against the amounts due from Newco in respect of Newco’s portion of any Pre-Closing Policies the amount of such premium refund actually received. For the avoidance of doubt, (i) except with respect to the Pre-Closing Policies to the extent provided above, Newco acknowledges and agrees that, from and after the Separation Effective Time the Newco Group and not any member of the Everest Group shall be responsible for establishing any and all insurance programs required to comply with the Newco Group’s contractual obligations and such other Company Policies required by Legal Requirements or as necessary or appropriate to operate the Newco Business, including, without limitation, with respect to general liability, workers’ compensation, directors’ and officers’ liability and fiduciary liability; (ii) for purposes of this Section 6.1, Company Policies shall not include any self-insurance or captive insurance; and (iii) nothing in this Section 6.1 shall prevent Everest or any member of the Everest Group, in their sole discretion, from accessing, amending, commuting, cancelling, eroding, exhausting or otherwise taking any action under or in connection with a Company Policy.

(b) If requested by Everest, Newco shall procure, at Newco’s sole cost and expense, a prepaid, non-cancelable six (6)-year “tail” insurance policy, endorsement or otherwise, effective as of the Effective Time, containing terms not less favorable than the terms of directors’ and officers’ liability insurance, fiduciary liability insurance or employment practices liability insurance covering any directors and officers, fiduciaries or employees of the Newco Group who are covered by the directors’ and officers’ liability insurance, fiduciary liability insurance or employment practices liability insurance policies of Everest and its Subsidiaries (including the Newco Group) with respect to matters existing or occurring at or prior to the Effective Time. If any claim is asserted or made within such six (6)-year period, then any insurance required to be maintained under this Section 6.1(b) shall be continued in respect of such claim until the final disposition thereof.

ARTICLE VII

DISPUTE RESOLUTION

Section 7.1 Negotiation. Each Party shall appoint a representative who shall be responsible for administering this dispute resolution provision (the “Appointed Representative”) after the Closing. The Appointed Representative shall have the authority to resolve any such disputes. Except as otherwise provided in this Agreement or in any Ancillary Agreement, in the event of a controversy, dispute or claim after the Closing arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any Ancillary Agreement or otherwise arising out of, or in any way related to, this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (but, for the avoidance of doubt, specifically excluding the Merger Agreement where any disputes under the Merger Agreement shall be resolved pursuant to the terms thereof) (collectively, the “Agreement Disputes”), the Appointed Representatives shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute; provided, however, that such reasonable period shall not, unless otherwise agreed to by the relevant Parties in writing, exceed ninety (90) calendar days from the time of receipt by a Party of written notice of such Agreement Dispute. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes. The Parties agree that (i) this Article VII is included for the convenience of the Parties, (ii) no Party shall have any Liability for any breach of this Article VII and (iii) no breach of, or failure to comply with this Article VII shall affect any of the rights or remedies under this Agreement, the Merger Agreement or any Ancillary Agreement, including the right to have the dispute resolved pursuant to Section 8.14.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement, the Merger Agreement, the Ancillary Agreements and the Confidentiality Agreement, including the exhibits and schedules hereto and thereto and the other agreements referred to herein and therein shall constitute the entire agreement and shall supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 8.2 Ancillary Agreements; Precedence of Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements. In the event and to the extent that there shall be a conflict between the provisions of (a) this Agreement and the provisions of any Ancillary Agreement or Continuing Arrangement, such Ancillary Agreement or Continuing Arrangement shall control (except with respect to any Conveyancing and Assumption Instruments, in which case this Agreement shall control) and (b) this Agreement and any agreement which is not an Ancillary Agreement, this Agreement shall control unless specifically stated otherwise in such agreement. For the avoidance of doubt, the Conveyancing and Assumption Instruments are intended to be ministerial in nature and only to effect the transactions contemplated by this Agreement with respect to the applicable local jurisdiction and shall not expand or modify the rights and obligations of the Parties under this Agreement or any of the Ancillary Agreements that are not Conveyancing and Assumption Instruments.

Section 8.3 Survival. The covenants and agreements that by their terms are to be performed following the Separation Effective Time pursuant to this Agreement or any other Ancillary Agreement shall survive the Separation Effective Time in accordance with their terms, and all other covenants and agreements herein and therein shall terminate and shall not survive the Separation Effective Time.

Section 8.4 Expenses. Except as otherwise provided in this Agreement, the Merger Agreement (including Section 8.3 thereof, including the fees and expense payment and reimbursement requirements therein) or any Ancillary Agreement, (i) all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby or thereby shall be paid by the Party incurring such expenses, whether or not the transactions contemplated hereby or by the Merger Agreement are consummated and (ii) all investment banking, debt financing, legal, regulatory advisory, finance, accounting and tax advisory, audit, project management consulting, human resources consulting, and IT, ERP and supply chain consulting fees and expenses incurred but not paid prior to the Closing by or on behalf of the Newco Companies in connection with this Agreement and the Contemplated Transactions shall be deemed to be fees and expenses of Everest.

Section 8.5 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the U.S. return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two (2) Business Days after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Eastern Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Eastern Time and receipt is confirmed, on the following Business Day; or (e) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any Party shall provide by like notice to the other Parties to this Agreement:

if to Athena or Newco (after the Separation Effective Time):

Apergy Corporation

2445 Technology Forest Blvd., 12th Floor

The Woodlands, TX 77381

Attn: General Counsel

Email: general.counsel@apergy.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn:	Michael J. Aiello
Sachin Kohli
Email:	michael.aiello@weil.com
sachin.kohli@weil.com
Fax:	(212) 310-8007

if to Everest or Newco (prior to the Separation Effective Time):

c/o Ecolab Inc.

1 Ecolab Place

Saint Paul, MN 55102

Attn: General Counsel

Email: generalcounsel@ecolab.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Attn:	Charles W. Mulaney, Jr.
Richard C. Witzel, Jr.

155 N. Wacker Drive, Suite 2700

Chicago, IL 60606

Email:	charles.mulaney@skadden.com
rich.witzel@skadden.com
Fax:	(312) 407-0411

Section 8.6 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 8.7 Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any Party without the prior written consent of the other Parties shall be void and of no effect.

Section 8.8 Termination. This Agreement shall terminate without further action at any time before the Separation Effective Time upon termination of the Merger Agreement. If so terminated, no Party shall have any Liability of any kind to any other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.

Section 8.9 Amendment. This Agreement may not be amended except by an instrument in writing signed by an authorized Representative of each of the Parties.

Section 8.10 Payment Terms.

(a) Except as set forth in Article IV or as otherwise expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within 30 days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as set forth in Article IV or as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the lower of: (i) 350 basis points over the “prime rate” (as published in The Wall Street Journal) in effect on the date such overdue amount was originally required to be paid; or (ii) the maximum rate permitted by applicable Legal Requirements.

(c) Without the consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Everest or Newco under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the exchange rate published on Bloomberg at 5:00 p.m. Eastern Time on the day before the relevant date or in The Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder or under any Ancillary Agreement may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. Dollars on the date in which notice of the claim is given to the Indemnifying Party.

Section 8.11 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Separation Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 8.12 Third-Party-Beneficiaries. Except (i) as provided in Article IV relating to Indemnitees and for the release under Section 4.1 of any Person provided therein, and (ii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.13 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the Everest Group or the Newco Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Everest Group or the Newco Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

Section 8.14 Governing Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any Legal Proceeding between any of the Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if under applicable Legal Requirements, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof; (b) each of the Parties irrevocably waives the right to trial by jury; and (c) each of the Parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any claim (i) that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) that (x) the claim, action, suit or other Legal Proceeding in any such court is brought in an inconvenient forum; (y) the venue of such claim, action, suit or other Legal Proceeding is improper; or (z) this Agreement, the Ancillary Agreements, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each of the Parties further agrees that, to the fullest extent permitted by applicable Legal Requirements, service of any process, summons, notice or document by U.S. registered mail to such Entity’s respective address set forth in Section 8.5 will be effective service of process for any claim, action, suit or other Legal Proceeding in the Court of Chancery of the State of Delaware or, to the extent required by Legal Requirements, any federal court in the State of Delaware, with respect to any matters to which it has submitted to jurisdiction as set forth in this paragraph. The Parties hereby agree that a final judgment in any such claim, suit, action or other Legal Proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance and injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement for the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.15 Severability. Any term or provision of this Agreement (or part thereof) that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement (or part thereof) is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision (or part thereof), to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 8.16 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 4.2; Section 4.3; and Section 4.4).

Section 8.17 Tax Treatment of Payments. The Parties agree that any payment made among the Parties pursuant to this Agreement (other than any payment of interest pursuant to Section 8.10) shall be treated, to the extent permitted by applicable Legal Requirement, for all U.S. federal income tax purposes as either (i) a non-taxable contribution by Everest to Newco, or (ii) a distribution by Newco to Everest, in each case, made immediately prior to the Distribution. Any Indemnity Payment made by a Party under this Agreement shall be increased as necessary so that after making all payments in respect of Taxes imposed on or attributable to such Indemnity Payment, the recipient Party receives an amount equal to the sum it would have received had no such Taxes been imposed.

Section 8.18 Advisors. It is acknowledged and agreed by each of the Parties hereto that Everest, on behalf of itself and the other members of the Everest Group, has retained each of the Persons identified on Schedule 8.18 to act as counsel in connection with this Agreement, the Merger Agreement, the Ancillary Agreements, the Internal Restructuring and the other transactions contemplated hereby and thereby and that the Persons listed on Schedule 8.18 have not acted as counsel for Newco or any other member of the Newco Group in connection with this Agreement, the Merger Agreement, the Ancillary Agreements, the Internal Restructuring and the other transactions contemplated hereby and thereby and that none of Newco or any member of the Newco Group has the status of a client of the Persons listed on Schedule 8.18 for conflict of interest or any other purposes as a result thereof. Newco hereby agrees, on behalf of itself and each other member of the Newco Group that, in the event that a dispute arises after the Separation Effective Time in connection with this Agreement, the Merger Agreement, the Ancillary Agreements, the Internal Restructuring and the other transactions contemplated hereby and thereby between Everest and Newco or any of the members of their respective Groups, each of the Persons listed on Schedule 8.18 may represent any or all of the members of the Everest Group in such dispute even though the interests of the Everest Group may be directly adverse to those of the Newco Group. Newco further agrees, on behalf of itself and each other member of the Newco Group that, with respect to this Agreement, the Merger Agreement, the Ancillary Agreements, the Internal Restructuring and the other transactions contemplated hereby and thereby, the attorney-client privilege and the expectation of client confidence belongs to Everest or the applicable member of the Everest Group and may be controlled by Everest or such member of the Everest Group and shall not pass to or be claimed by Newco or any member of the Newco Group.

Section 8.19 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(e) As used in this Agreement, the word “will” shall be deemed to have the same meaning and effect as the word “shall.”

(f) As used in this Agreement, the terms “or,” “any” or “either” are not exclusive.

(g) Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Exhibits or Schedules to this Agreement.

(h) As used in this Agreement, the terms “hereunder,” “hereof,” “hereto,” “herein” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular Section or other provision.

(i) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(j) Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.

(k) Unless the context requires otherwise, references in this Agreement to “Everest” shall also be deemed to refer to the applicable member of the Everest Group, references to “Newco” shall also be deemed to refer to the applicable member of the Newco Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Everest or Newco shall be deemed to require Everest or Newco, as the case may be, to cause the applicable members of the Everest Group or the Newco Group, respectively, to take, or refrain from taking, any such action. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

ECOLAB INC.

By:	/s/ Douglas M. Baker, Jr.
Name:	Douglas M. Baker, Jr.
Title:	Chairman of the Board and Chief Executive Officer

CHAMPIONX HOLDING INC.

By:	/s/ Douglas M. Baker, Jr.
Name:	Douglas M. Baker, Jr.
Title:	Chairman of the Board

APERGY CORPORATION

By:	/s/ Sivasankaran Somasundaram
Name:	Sivasankaran Somasundaram
Title:	President and Chief Executive Officer

[Signature Page to Separation Agreement]

Annex C

EXECUTION VERSION

EMPLOYEE MATTERS AGREEMENT

by and among

ECOLAB INC.,

CHAMPIONX HOLDING INC.,

and

APERGY CORPORATION

Dated as Of December 18, 2019

C-i

C-ii

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”) is entered into as of December 18, 2019 by and among: (i) Ecolab Inc., a Delaware corporation (“Everest”); (ii) ChampionX Holding Inc., a Delaware corporation and wholly owned Subsidiary of Everest (“Newco”); and (iii) Apergy Corporation, a Delaware corporation (“Athena”) (each a “Party” and together, the “Parties”). Terms used but not defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement.

W I T N E S S E T H:

WHEREAS, Everest is engaged, directly and indirectly, in the Newco Business;

WHEREAS, the Board of Directors of Everest (the “Everest Board”) has determined that it is appropriate, desirable and in the best interests of Everest and Everest’s stockholders to separate the Newco Business from the other businesses of Everest and to divest the Newco Business in the manner contemplated by the Agreement and Plan of Merger and Reorganization, dated as of December 18, 2019 (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Everest, Newco, Athena, and Athena Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Athena (“Merger Sub”), and the Separation and Distribution Agreement by and among the Parties, dated as of December 18, 2019 (the “Separation and Distribution Agreement”);

WHEREAS, Everest currently owns all of the shares of common stock of Newco (the “Newco Common Stock”);

WHEREAS, on the terms and subject to the conditions set forth in the Separation and Distribution Agreement, in order to effect such separation, Everest will undertake the Internal Restructuring and, in connection therewith, effect the Newco Contribution and, in exchange therefor, Newco shall (i) issue to Everest additional shares of Newco Common Stock and (ii) pay to Everest the Cash Payment;

WHEREAS, on the terms and subject to the conditions set forth in the Separation and Distribution Agreement, following the completion of the Internal Restructuring, the Newco Contribution and the payment of the Cash Payment, Everest shall own all of the issued and outstanding shares of Newco Common Stock and shall effect the distribution of all of such outstanding shares of Newco Common Stock to the holders of Everest Common Stock in accordance with the Separation and Distribution Agreement (the “Distribution”);

WHEREAS, the Parties contemplate that, pursuant to the Merger Agreement, immediately after the Distribution and at the Separation Effective Time, Merger Sub shall be merged (the “Merger”) with and into Newco, with Newco surviving the Merger as a wholly owned subsidiary of Athena, and the shares of Newco Common Stock shall be converted into the right to receive shares of common stock of Athena (“Athena Common Stock”) on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law; and

WHEREAS, pursuant to the Separation and Distribution Agreement, the Parties have agreed to enter into this Agreement for the purpose of allocating Assets, Liabilities and responsibilities with respect to certain employee matters and employee compensation and benefit plans and programs between them and to address certain other employment-related matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings:

(1) “Accrued Incentive Amount” shall mean the aggregate amount accrued by Everest through the Separation Effective Time consistent with past practice in respect of all Newco Employees under any incentive compensation and sales commission programs, including those material incentive compensation and sales commissions programs listed on Schedule 2.16(b) of the Everest Disclosure Letter, that are applicable to such Newco Employees and unpaid as of the Separation Effective Time.

(2) “Agreement” shall have the meaning set forth in the Preamble.

(3) “Automatic Transfer Newco Employees” shall mean any Newco Employee, where local employment Legal Requirements, including the Transfer Regulations, provide for an automatic transfer of such employees to a member of the Newco Group by operation of law upon the transfer of a business and such business transfer occurs as a result of the transactions contemplated by the Separation and Distribution Agreement.

(4) “Automatic Transfer Everest Employees” shall mean any Everest Employee, where local employment Legal Requirements, including the Transfer Regulations, provide for an automatic transfer of such employees to a member of the Everest Group by operation of law upon the transfer of a business as a going concern and such business transfer occurs as a result of the transactions contemplated by the Separation and Distribution Agreement.

(5) “Athena Adjusted Performance-Based Restricted Stock Unit” shall have the meaning set forth in Section 4.3.

(6) “Athena Common Stock” shall have the meaning set forth in the Recitals.

(7) “Athena Group” shall have the meaning set forth in the Separation and Distribution Agreement.

(8) “Athena Option” shall have the meaning set forth in Section 4.1.

(9) “Athena Restricted Stock Unit” shall have the meaning set forth in Section 4.2.

(10) “Benefit Arrangement” shall mean each Benefit Plan and PTO Policy.

(11) “Benefit Plan” shall mean, with respect to an Entity, each compensation or employee benefit plan, program, policy, agreement or other arrangement, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any benefit plan, program, policy, agreement or arrangement providing cash- or equity-based compensation or incentives, health, medical (including self-funded medical with stop-loss insurance), dental, vision, disability, accident or life insurance benefits, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, pension or savings benefits, supplemental income, retiree benefit or other fringe benefit (whether or not taxable), that are sponsored or maintained by such Entity (or to which such Entity contributes or is required to contribute or in which it participates), and excluding workers’ compensation plans, policies, programs and arrangements.

(12) “Closing Date” shall have the meaning set forth in the Merger Agreement.

(13) “Collective Bargaining Agreement” shall mean all agreements with the collective bargaining representatives, employee representatives, trade unions, labor or management organizations, groups of employees, or works councils or similar representative bodies of Newco Employees, including all national or sector specific collective agreements which are applicable to Newco Employees, in each case in effect immediately prior to the date on which the applicable Newco Employees become employed by a member of the Newco Group, that set forth terms and conditions of employment of Newco Employees, and all modifications of, or amendments to, such agreements and any rules, procedures, awards or decisions of competent jurisdiction interpreting or applying such agreements.

(14) “Delayed Transfer Date” shall mean the date on which it is determined by Everest in consultation with Athena that (i) a Delayed Transfer Newco Employee or Delayed Transfer Everest Employee is permitted to transfer from the Everest Group to the Newco Group or from the Newco Group to the Everest Group, respectively, in accordance with applicable Legal Requirements, or (ii) the necessary business operations are set up in the relevant jurisdiction to enable employment of the Everest Employee by the Everest Group. Delayed Transfer Everest Employees and Delayed Transfer Newco Employees shall become Everest Employees or Newco Employees, respectively, if such employees return to active service within twelve (12) months following the Separation Effective Time or such longer period as required by applicable Legal Requirements or otherwise agreed to by the Parties (including as agreed to in the Transition Services Agreement).

(15) “Delayed Transfer Everest Employee” shall mean any Everest Employee whose employment is determined by Everest in consultation with Athena to not be eligible to be transferred from a member of the Newco Group to a member of the Everest Group at or prior to the Separation Effective Time as a result of (i) requirements under applicable Legal Requirements, (ii) the Everest Employee being on a disability, workers’ compensation or similar leave, (iii) a delay in a transferring or obtaining a visa in order to work for a member of the Everest Group, (iv) a delay in setting up Everest operations in a particular jurisdiction sufficient to employ such Everest Employee, or (v) any delay as a result of the Transition Services Agreement.

(16) “Delayed Transfer Equity Award Effective Date” shall have the meaning set forth in Section 4.5.

(17) “Delayed Transfer Newco Employee” shall mean any Newco Employee whose employment is determined by Everest in consultation with Athena to not be eligible to be transferred to a member of the Newco Group at or prior to the Separation Effective Time as a result of (i) requirements under applicable Legal Requirements, (ii) the Newco Employee being on a disability, workers compensation, or similar leave, (iii) a delay in a transferring or obtaining a visa in order to work for a member of the Newco Group, (iv) a delay in setting up Newco operations in a particular jurisdiction sufficient to employ such Newco Employee, or (v) any delay as a result of the Transition Services Agreement.

(18) “Designated Individual Agreements” shall mean those Individual Newco Agreements set forth on Exhibit A hereto.

(19) “Distribution” shall have the meaning set forth in the Recitals.

(20) “Effective Time” shall have the meaning set forth in the Merger Agreement.

(21) “Employee Representative” shall mean any works council, employee representative, trade union, labor or management organization, group of employees or similar representative body for Newco Employees.

(22) “Equity Award Adjustment Ratio” shall mean (A) the closing trading price per share of Everest Common Stock immediately prior to the Separation Effective Time divided by (B) the closing trading price per share of Athena Common Stock immediately prior to the Separation Effective Time.

(23) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(24) “Everest” shall have the meaning set forth in the Preamble.

(25) “Everest Benefit Arrangement” shall mean any Benefit Arrangement sponsored, maintained or contributed to by any member of the Everest Group.

(26) “Everest Board” shall have the meaning set forth in the Recitals.

(27) “Everest Deferred Compensation Plan” shall mean the Everest Mirror Savings Plan.

(28) “Everest Employee” shall mean each employee of Everest or any of its Subsidiaries or Affiliates who does not qualify as a Newco Employee.

(29) “Everest Independent Contractor” shall mean each independent contractor or consultant of Everest or any of its Subsidiaries or Affiliates who does not qualify as a Newco Independent Contractor.

(30) “Everest Option” shall mean an option to purchase shares of Everest Common Stock granted pursuant to an Everest Stock Incentive Plan.

(31) “Everest Performance Based Restricted Stock Unit” shall mean an award granted by Everest pursuant to an Everest Stock Incentive Plan that was denominated as a “Performance Stock Unit” under the terms of such plan and the related award agreement.

(32) “Everest Restricted Stock Unit” shall mean an award granted by Everest pursuant to an Everest Stock Incentive Plan that was denominated as a “Restricted Stock Unit” under the terms of such plan and the related award agreement and vests solely based on the continued employment or service of the recipient.

(33) “Everest Stock Purchase Plan” shall mean the Everest Stock Purchase Plan as amended through February 28, 2004.

(34) “Everest Stock Incentive Plans” shall mean, collectively, (i) the Everest Inc. 2010 Stock Incentive Plan, as amended and restated, and (ii) the Second Amended and Restated Nalco Holding Company 2004 Stock Incentive Plan.

(35) “Everest U.S. OPEB Plan” shall mean the Everest Post Retirement Benefits Plan, or any other Everest Benefit Arrangement maintained primarily in respect of individuals who are located in the United States that provides for post-termination or post-retirement health and welfare benefits.

(36) “Everest U.S. Retirement Plan” shall mean the Everest Pension Plan.

(37) “Everest U.S. Savings Plans” shall mean (i) the Everest Savings Plan and ESOP, (ii) the Everest Savings Plan and ESOP for Traditional Benefit Employees, and (iii) any other defined contribution retirement plan maintained by Everest or any of its Affiliates (other than a member of the Newco Group) that is intended to be qualified under Section 401(a) of the Code.

(38) “Everest Welfare Plans” shall mean any Welfare Plan maintained by Everest or any member of the Everest Group.

(39) “Former Everest Service Provider” shall mean any former employee, independent contractor or consultant of Everest or any of its Subsidiaries or Affiliates who is not a Former Newco Service Provider.

(40) “Former Newco Service Provider” shall mean (i) any individual who would qualify as a Newco Employee or Newco Independent Contractor, but whose employment or service with Everest or any of its Subsidiaries or Affiliates terminated for any reason prior to the date on which such individual’s employment or service would otherwise have transferred to Newco pursuant to this Agreement and (ii) any former employee, independent contractor or consultant of Everest or any of its Subsidiaries or Affiliates who was exclusively or primarily engaged in a Newco Former Business (A) at the time either (x) such business was sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) to a Person that is not a member of the Newco Group or the Everest Group or (y) the operations, activities or production of which were discontinued, abandoned, completed or otherwise terminated (in whole or in part), or (B) at any other time, but in such case only to the extent relating to his or her service with such Newco Former Business.

(41) “Individual Agreement” shall mean each Individual Everest Agreement and each Individual Newco Agreement.

(42) “Individual Everest Agreement” shall mean any individual (i) employment contract, (ii) retention, severance or change of control agreement, (iii) expatriate (including any international assignee) contract or agreement (including agreements and obligations regarding repatriation, relocation, equalization of taxes and living standards in the host country), or (iv) other agreement containing restrictive covenants (including confidentiality, non-competition and non-solicitation provisions) by and between a member of the Newco Group and an Everest Group Employee, as in effect immediately prior to the Individual Agreement Effective Time.

(43) “Individual Newco Agreement” shall mean any individual (i) employment contract, (ii) retention, severance or change of control agreement, (iii) expatriate (including any international assignee) contract or agreement (including agreements and obligations regarding repatriation, relocation, equalization of taxes and living standards in the host country), or (iv) other agreement containing restrictive covenants (including confidentiality, non-competition and non-solicitation provisions) by and between a member of the Everest Group and a Newco Group Employee, as in effect immediately prior to the Individual Agreement Effective Time but, in each case, other than the Excluded Individual Agreements.

(44) “Individual Agreement Effective Time” shall have the meaning set forth in Section 3.9(a).

(45) “Key Athena Employee” shall mean those employees of Athena who are in the Athena compensation bands N, N-1, N-2 and N-3, as well as all employees of Athena with a title of “Manager.”

(46) “Key Everest Employee” shall mean those Everest Employees who are in the following Everest compensation bands: E1, E2, E3, S1, S2 and C5.

(47) “Merger” shall have the meaning set forth in the Recitals.

(48) “Merger Agreement” shall have the meaning set forth in the Recitals.

(49) “Merger Sub” shall have the meaning set forth in the Recitals.

(50) “Newco” shall have the meaning set forth in the Preamble.

(51) “Newco Benefit Arrangement” shall mean any Benefit Arrangement sponsored, maintained or contributed to exclusively by any member of the Newco Group including, from and after the Closing, any member of the Athena Group.

(52) “Newco Common Stock” shall have the meaning set forth in the Recitals.

(53) “Newco Contribution” shall have the meaning set forth in the Recitals.

(54) “Newco Deferred Compensation Plan” shall have the meaning set forth in Section 3.5(a).

(55) “Newco Employee” shall mean each individual who is employed by Everest or any of its Subsidiaries (with respect to the Newco Business) or any of the Newco Companies as of the date on which Everest determines to transfer the employment of applicable individuals to a Newco Company and who Everest determines as of such date (or as of prior to the Separation Effective Time for those individuals who are hired by a Newco Company in accordance with the terms of the Merger Agreement) (i) is exclusively or primarily engaged in the Newco Business, or (ii) is necessary for the ongoing operation of the Newco Business following the Separation Effective Time, in each case regardless of whether any such employee is actively at work or is not actively at work as a result of disability or illness, an approved leave of absence (including military leave with reemployment rights under federal Law and leave under the Family and Medical Leave Act of 1993), vacation, personal day or similar short- or long-term absence.

(56) “Newco Group” shall have the meaning set forth in the Separation and Distribution Agreement.

(57) “Newco Independent Contractor” shall mean each individual who is engaged as an independent contractor or consultant by Everest or any of its Subsidiaries (with respect to the Newco Business) or any of the Newco Companies as of the date on which Everest determines to transfer the contracts of service of applicable individuals to the Newco Group and who Everest determines as of such date (i) is exclusively or primarily engaged in the Newco Business, or (ii) is necessary for the ongoing operation of the Newco Business following the Separation Effective Time.

(58) “Newco RSP” shall have the meaning set forth in Section 3.6(a).

(59) “Newco U.S. Savings Plan” shall have the meaning set forth in Section 3.2(a).

(60) “Newco Welfare Plans” shall mean any Welfare Plan maintained exclusively by Newco or any member of the Newco Group including, from and after the Closing, any member of the Athena Group.

(61) “Non-Automatic Transfer Newco Employee” shall mean any Newco Employee who is not an Automatic Transfer Newco Employee.

(62) “Non-Automatic Transfer Everest Employee” shall mean any Everest Employee who is not an Automatic Transfer Everest Employee.

(63) “Non-Solicit Period” shall have the meaning set forth in Section 5.12.

(64) “Non-U.S. Plans” shall have the meaning set forth in Section 3.7.

(65) “Non-U.S. Defined Benefit Plans” shall have the meaning set forth in Section 3.8.

(66) “Party” and “Parties” shall have the meanings set forth in the Preamble.

(67) “PTO Policy” shall mean, with respect to an Entity, each plan, program, arrangement, agreement or commitment that is a vacation pay or other paid or unpaid leave policy or practice, excluding disability pay or leave, sponsored or maintained by such Entity (or to which such Entity contributes or is required to contribute) or in which it participates.

(68) “Replacement Award” shall have the meaning set forth in Section 4.5.

(69) “Separation and Distribution Agreement” shall have the meaning set forth in the Recitals.

(70) “Transfer Regulations” shall mean (i) all Legal Requirements of any EU Member State or, if it is no longer an EU Member State, the United Kingdom, implementing the EU Council Directive 2001/23/EC of 12 March 2001 on the approximation of the Legal Requirements of the Member States or, if it is no longer an EU Member State, the United Kingdom, relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses (the “Acquired Rights Directive”) and legislation and regulations of any EU Member State or, if it is no longer an EU Member State, the United Kingdom, implementing such Acquired Rights Directive, and (ii) any similar Legal Requirements in any jurisdiction providing for an automatic transfer, by operation of law, of employment in the event of a transfer of business.

(71) “Transferred Newco Employee” shall mean all (i) Newco Employees that are employed by the Newco Group as of immediately following the Separation Effective Time and (ii) Delayed Transfer Newco Employees who commence employment with the Newco Group following the Separation Effective Time.

(72) “Transferred Newco Independent Contractor” shall mean all Newco Independent Contractors that are retained by or otherwise provide services to the Newco Group as of immediately following the Separation Effective Time.

(73) “Welfare Plan” shall mean, where applicable, a “welfare plan” (as defined in Section 3(1) of ERISA and in 29 C.F.R. §2510.3-1) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision and mental health and substance use disorder), disability benefits, or life, accidental death and disability, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, contribution funding toward a health savings account, flexible spending accounts, tuition reimbursement or adoption assistance programs or cashable credits.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1 Nature of Liabilities and Assets. All Liabilities and Assets assumed or retained by a member of the Everest Group under this Agreement shall be Everest Retained Liabilities or Everest Retained

Assets, respectively, for purposes of the Separation and Distribution Agreement. All Liabilities and Assets assumed or retained by a member of the Newco Group under this Agreement shall be Newco Liabilities or Newco Assets, respectively, for purposes of the Separation and Distribution Agreement.

Section 2.2 Transfers of Employees and Independent Contractors Generally.

(a) Subject to applicable Legal Requirements, through and until immediately prior to the Separation Effective Time, Everest shall use its reasonable best efforts to (i) cause the employment of any Newco Employee and the contract of services of any Newco Independent Contractor to be transferred to a member of the Newco Group and (ii) cause the employment of any Everest Employee who is employed by a member of the Newco Group and the contract of services between any independent contractor or consultant that does not qualify as a Newco Independent Contractor and a member of the Newco Group to be transferred to a member of the Everest Group.

(b) Everest shall use its reasonable best efforts to cause each Automatic Transfer Newco Employee to be employed by a member of the Newco Group no later than the Separation Effective Time in accordance with applicable Legal Requirements, or as of the applicable Delayed Transfer Date, if applicable, and Newco agrees to take all actions reasonably necessary to cause the Newco Employees to be so employed. If an Automatic Transfer Newco Employee objects to the transfer of employment to a member of the Newco Group as permitted under applicable law and consequently does not become an employee of the Newco Group and is terminated from employment by the Everest Group as a result, then Newco or a member of the Newco Group shall reimburse the Everest Group in accordance with Section 2.3(c) in an amount equal to fifty percent (50%) of any severance or termination costs incurred by the Everest Group in connection with such termination of employment.

(c) Everest shall use its reasonable best efforts to cause each Automatic Transfer Everest Employee to be employed by a member of the Everest Group no later than the Separation Effective Time in accordance with applicable Legal Requirements, or as of the applicable Delayed Transfer Date, if applicable, and Everest agrees to take all actions reasonably necessary to cause the Everest Employees to be so employed. If an Automatic Transfer Everest Employee objects to the transfer of employment to a member of the Everest Group as permitted under applicable law and consequently does not become an employee of the Everest Group and is terminated from employment by the Newco Group as a result, then Everest or a member of the Everest Group shall reimburse Newco or a member of the Newco Group in accordance with Section 2.3(c) for any severance or termination costs incurred by the Newco Group in connection with such termination of employment.

(d) A member of the Newco Group shall make a qualifying offer of employment in accordance with Section 2.4 to each Non-Automatic Transfer Newco Employee prior to the Separation Effective Time to become employed by a member of the Newco Group effective as of no later than the Separation Effective Time, or as of the applicable Delayed Transfer Date, if applicable; provided that if (i) the consent of such Non-Automatic Transfer Newco Employee is required by the applicable Legal Requirements and (ii) such Non-Automatic Transfer Newco Employee does not consent and does not become employed by a member of the Newco Group and is terminated by the Everest Group as a result, then Newco or a member of the Newco Group shall reimburse Everest or a member of the Everest Group in accordance with Section 2.3(c) in an amount equal to fifty percent (50%) of any severance or termination costs incurred by the Everest Group in connection with such termination of employment (provided that Everest shall consult with Athena prior to terminating the employment of any such Non-Automatic Transfer Newco Employee); provided, further, that Newco or a member of the Newco Group shall reimburse Everest or a member of the Everest Group in accordance with Section 2.3(c) for any statutory severance or termination indemnity incurred by the Everest Group in connection with the transfer of any Non-Automatic Transfer Newco Employee to Newco.

(e) Everest shall make an offer of employment in accordance with applicable Law to each Non-Automatic Transfer Everest Employee prior to the Separation Effective Time to become employed by a member of the Everest Group effective as of no later than the Separation Effective Time, or as of the applicable Delayed Transfer Date, if applicable; provided that if (i) the consent of such Non-Automatic Transfer Everest Employee is required by the applicable Legal Requirements and (ii) such Non-Automatic Transfer Everest

Employee does not consent and does not become employed by a member of the Everest Group and is terminated by the Newco Group as a result, then Everest or a member of the Everest Group shall reimburse Newco or a member of the Newco Group in accordance with Section 2.3(c) for any severance or termination costs incurred by Newco in connection with such termination of employment; provided, further, that Everest or a member of the Everest Group shall reimburse Newco or a member of the Newco Group in accordance with Section 2.3(c) for any statutory severance or termination indemnity incurred by Newco or a member of the Newco Group in connection with the transfer of any Non-Automatic Transfer Everest Employee to Everest.

(f) The Everest Group and Newco Group agree to execute, and to seek to have the applicable Newco Employees and Everest Employees execute, such documentation, if any, as may be necessary to reflect the transfer of employment described in this Section 2.2. Notwithstanding any provision of the Merger Agreement or this Agreement to the contrary, to the extent that an Automatic Transfer Newco Employee or Non-Automatic Transfer Newco Employee does not agree to the transfer of employment in accordance with this Section 2.2, Everest, following consultation with Athena, shall be permitted to, or shall be permitted to cause the Newco Group to, increase the annual compensation or provide incentive bonuses (in the form of cash or equity-based awards) to incentivize such transfer of employment, with any such increases in annual compensation limited to no more than 10% and any such incentive bonuses limited to a maximum of $750,000 in the aggregate and $75,000 per employee; provided, that (x) fifty percent (50%) of the Liability of any such compensatory payments that are one-time payments shall be assumed or retained by the Newco Group or Everest Group, respectively, and (y) Newco Group shall be solely liable for any such compensatory payments that are not one-time payments.

Section 2.3 Assumption and Retention of Liabilities Generally.

(a) Except as otherwise provided pursuant to this Agreement, any Ancillary Agreement, Exhibit or appendix hereto, in connection with the Internal Restructuring and the Newco Contribution, or, if applicable, from and after the Separation Effective Time, Everest shall, or shall cause one or more members of the Everest Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill (i) all Liabilities under all Everest Benefit Arrangements, whenever incurred; (ii) all Liabilities not associated with an Everest Benefit Arrangement or Newco Benefit Arrangement but with respect to the employment, service, termination of employment or termination of service of all Everest Employees, Former Everest Service Providers and Everest Independent Contractors and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred; and (iii) all other Liabilities or obligations expressly assigned to or assumed by a member of the Everest Group under this Agreement.

(b) Except as otherwise provided pursuant to this Agreement, any Ancillary Agreement, Exhibit or appendix hereto, in connection with the Internal Restructuring and the Newco Contribution, or, if applicable, from and after the Separation Effective Time, Newco shall, or shall cause one or more members of the Newco Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill (i) all Liabilities under all Newco Benefit Arrangements, whenever incurred; (ii) all Liabilities not associated with a Newco Benefit Arrangement or Everest Benefit Arrangement but with respect to the employment, service, termination of employment or termination of service of all Newco Employees, Former Newco Service Providers and Newco Independent Contractors and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred; and (iii) all other Liabilities or obligations expressly assigned to or assumed by a member of the Newco Group under this Agreement.

(c) The Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by the Party requesting reimbursement or its Group that are, or that have been made pursuant to this Agreement, the responsibility of the other Party or any of its Group.

(d) Notwithstanding that a Delayed Transfer Newco Employee or Delayed Transfer Everest Employee shall not become employed by a member of the Newco Group or Everest Group, respectively, until the Delayed Transfer Date applicable to such employee, (i) the Newco Group or the Everest Group shall be responsible for, and shall timely reimburse the other for, all Liabilities incurred by the Everest Group or Newco Group, respectively, with regard to each such Delayed Transfer Newco Employee or Delayed Transfer Everest Employee from the Separation Effective Time to the Delayed Transfer Date applicable to such employee and (ii) the Parties shall use their reasonable efforts to effect the provisions of this Agreement with respect to the compensation and benefits of such Delayed Transfer Newco Employees and Delayed Transfer Everest Employees following the Delayed Transfer Date applicable to such employee, it being understood that it may not be possible to replicate the effect of such provisions under such circumstances. Notwithstanding the foregoing, for compensation subject to Section 409A of the Code, any such subsequent transfer (including as of the applicable Delayed Transfer Date) shall be a “separation from service” (within the meaning of Section 409A of the Code) from the applicable employer for purposes of such compensation, and the consequences of such separation from service shall be determined in accordance with the terms of the applicable plan or agreement.

Section 2.4 Treatment of Compensation and Benefit Arrangements; Terms of Employment.

(a) Except as otherwise (i) required by a Collective Bargaining Agreement, the Transfer Regulations or applicable Legal Requirements, or (ii) expressly provided for in this Agreement, any Ancillary Agreement, Exhibit or appendix hereto, for the period commencing on the Separation Effective Time and ending on the first anniversary of the Closing Date (or if shorter, during the period of employment), Newco (and, following the Effective Time, Athena) shall, or shall cause a member of the Newco Group to provide or cause to be provided to each Transferred Newco Employee (A) a base salary or hourly wage rate, as applicable, that is at least equal to the base salary or hourly wage rate provided to such Newco Employee immediately prior to the Separation Effective Time, (B) subject to Section 5.1, an annual or short-term cash incentive target opportunity or sales commission opportunity no less favorable than the annual or short-term cash incentive target opportunity or sales commission opportunity in effect for such Newco Employee, if any, immediately prior to the Separation Effective Time, (C) health, welfare, and retirement benefits that are substantially similar to those provided to such Newco Employee immediately prior to the Separation Effective Time (without regard to any employee stock purchase plan, defined benefit pension plan benefits or post-employment benefit plan (including retiree medical and retiree death benefit or life insurance arrangements)), and (D) severance benefits that are no less favorable than those that would have been provided to such Newco Employee under an Everest Benefit Arrangement or Newco Benefit Arrangement immediately prior to the Separation Effective Time. Notwithstanding the foregoing, (i) except as otherwise set forth in ARTICLE IV, nothing contained in this Agreement shall require Athena to make any grants of equity awards relating to shares of Newco Common Stock or Athena Common Stock to Newco Employees following the Separation Effective Time, (ii) Athena, Newco and each member of the Newco Group shall be permitted to suspend the compensation contemplated under clauses (A)-(B) of this Section 2.4 in connection with customary furloughs and work stoppages and (iii) subject to the terms of any Newco Benefit Arrangement (including any Individual Newco Agreement), a Collective Bargaining Agreement, the Transfer Regulations or applicable Legal Requirements, Athena, Newco and each member of the Newco Group shall be permitted to decrease the compensation provided in clauses (A)-(B) of this Section 2.4 in connection with any reduction in such compensation that similarly affects similarly situated employees of Athena Group (provided that any such reduction shall not exceed ten percent (10%) of the base salary, hourly wage rate, annual or short-term cash incentive target opportunity or sales commission opportunity, as applicable, in effect prior to the Separation Effective Time).

(b) To the extent that the Effective Time occurs prior to April 1, 2020, Athena shall implement the 2020 global annual merit compensation increases for Newco Employees listed on Exhibit 2.4(b) hereto.

Section 2.5 Participation in Everest Benefit Arrangements. Effective no later than the Separation Effective Time, (i) Newco and each member of the Newco Group, to the extent applicable, shall cease to be a participating company in any Everest Benefit Arrangement and (ii) each Newco Employee shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any Everest Benefit Arrangement (except to the extent of previously accrued obligations that remain a Liability of any member of the Everest Group pursuant to this Agreement).

Section 2.6 Service Recognition.

(a) In addition to any applicable obligations under the Transfer Regulations or other applicable Legal Requirements, the Newco Group shall provide each Newco Employee who was employed by the Newco Group as of the Distribution with full credit for purposes of eligibility, vesting, and determination of level of benefits (including for purposes of vacation and separation/end of service Liabilities but not for other benefit accruals) under any Newco Benefit Arrangement for such Newco Employee’s prior service with any member of the Everest Group or Newco Group or any predecessor thereto, to the same extent such service was recognized by the applicable Everest Benefit Arrangement; provided, that, such service shall not be recognized to the extent it would result in the duplication of benefits.

(b) Except to the extent prohibited by applicable Legal Requirements, as soon as administratively practicable on or after the Separation Effective Time (or, following the Effective Time, Athena): (i) the Newco Group shall use commercially reasonable efforts to waive or cause to be waived all limitations as to preexisting conditions or waiting periods with respect to participation and coverage requirements applicable to each Transferred Newco Employee under any Newco Welfare Plan in which Newco Employees participate (or are eligible to participate) to the same extent that such conditions and waiting periods were satisfied or waived under an analogous Everest Welfare Plan, and (ii) Athena and Newco shall use commercially reasonable efforts to provide or cause each Transferred Newco Employee to be provided with credit for any co-payments, deductibles or other out-of-pocket amounts paid during the plan year in which the Newco Employees become eligible to participate in the Newco Welfare Plans in satisfying any applicable co-payments, deductibles or other out-of-pocket requirements under any such plans for such plan year.

Section 2.7 Collective Bargaining Agreements.

(a) Notwithstanding anything in this Agreement to the contrary, Athena, Everest and Newco shall, to the extent required by applicable Legal Requirements, take or cause to be taken all actions that are necessary (if any) for Everest or a member of the Everest Group and Newco or a member of the Newco Group to continue to maintain or to assume and honor any Collective Bargaining Agreements and any pre-existing collective bargaining relationships (in each case including obligations that arise in respect of the period both before and after the date of employment by the Newco Group) in respect of any Everest Employees or Newco Employees, respectively, and any Employee Representatives.

(b) Effective no later than the Separation Effective Time, Athena and Newco shall, or shall cause a member of the Newco Group to, continue to maintain or to assume and honor, to the extent required by applicable Legal Requirements or the terms of any Collective Bargaining Agreement, all Collective Bargaining Agreements and pre-existing collective bargaining relationships (in each case including obligations that arise in respect of the period both before and after the date of a Newco Employee’s employment by the Newco Group) that are applicable to any Newco Employee.

(c) Nothing in this Agreement is intended to alter the provisions of any Collective Bargaining Agreement or modify in any way the obligations of the Everest Group or the Newco Group to any Employee Representative or any other Person as described in such agreement.

Section 2.8 Information and Consultation; Notification. The Parties shall comply with all requirements and obligations to inform, consult or otherwise notify any Newco Employees or Employee Representatives in relation to the transactions contemplated by this Agreement and the Separation and Distribution Agreement, whether required pursuant to any Collective Bargaining Agreement, the Transfer Regulations or other applicable Legal Requirements. From and after the Separation Effective Time, Newco Group, at its earliest reasonable opportunity, shall notify Everest Group of any union organizing activities regarding which it becomes aware at or in connection with Newco Leased Real Property or any other facility shared with a member of the Everest Group, and shall cooperate in good faith with Everest Group regarding such matters.

Section 2.9 WARN. Notwithstanding anything set forth in this Agreement to the contrary, none of the transactions contemplated by or undertaken by this Agreement is intended to and shall not constitute or give rise to an “employment loss” or employment separation within the meaning of the federal Worker Adjustment and

Retraining Notification (WARN) Act, or any other federal, state, or local Legal Requirement addressing mass employment separations.

Section 2.10 Non-U.S. Jurisdictions. Except as expressly set forth herein, the provisions of this Agreement shall apply in respect of all jurisdictions wherever situated; provided, however, that to the extent of any Ancillary Agreement, Exhibit or appendix attached hereto, the terms of such Ancillary Agreement, Exhibit or appendix shall govern in respect of matters relating to employees employed in the applicable jurisdiction. Following consultation with Athena, until the Separation Effective Date Everest shall have authority to (i) adjust the treatment described in this Agreement (including any appendix attached hereto) or an Ancillary Agreement with respect to Newco Employees who are located outside of the United States in order to address different plans or benefits not addressed herein or to address applicable plans and benefits in a manner appropriate to the jurisdiction; provided that no such adjustment shall increase the cost of any such plans or benefits in any material respect, (ii) ensure compliance with the applicable Legal Requirements of countries outside of the United States, and (iii) preserve the tax benefits provided under local tax law or regulation prior to the Separation Effective Time.

ARTICLE III

CERTAIN BENEFIT PLAN PROVISIONS

Section 3.1 Health and Welfare Benefit Plans.

(a) (i) Effective no later than the Separation Effective Time, the participation of each Newco Employee who is a participant in an Everest Welfare Plan shall automatically cease and (ii) Everest shall cause Newco or a member of the Newco Group (A) to have in effect, no later than the earlier of the date of cessation described in subsection (i) above or the Business Day immediately prior to the Separation Effective Time, Newco Welfare Plans providing health and welfare benefits for the benefit of each Newco Employee with terms that are substantially similar to those provided to the applicable Newco Employee immediately prior to the date on which such Newco Welfare Plans become effective (excepting any benefits under an Everest U.S. OPEB Plan); and (B) effective on and after the date of cessation described in subsection (i) above, to fully perform, pay and discharge all claims of Newco Employees or Former Newco Service Providers (excepting any claims of any Former Newco Service Providers under an Everest U.S. OPEB Plan) where such claims are incurred on or following the date of cessation described in subsection (i) above. For the avoidance of doubt, and except as otherwise required by the Transfer Regulations, Everest and the Everest Welfare Plans shall retain, fully perform, pay and discharge all claims of Newco Employees and Former Newco Service Providers incurred under any Everest Welfare Plan on or prior to the date of such cessation described in subsection (i) above.

(b) For any claims related to Newco Employees or Former Newco Service Providers paid by an Everest Welfare Plan prior to the Separation Effective Time, where the cost of coverage applicable to such claim(s) have not been previously charged to the applicable member of the Newco Group prior to the Separation Effective Time in the ordinary course of business, the Everest Welfare Plan will retain the right, for no longer than one (1) year after the Separation Effective Time, to receive reimbursement from the applicable member of the Newco Group for any claims described in this Section 3.1(b).

Section 3.2 U.S. Savings Plans.

(a) (i) Effective no later than the Separation Effective Time, Everest shall cause a member of the Newco Group to have in effect one or more defined contribution savings plans and related trusts that satisfy the requirements of Sections 401(a) and 401(k) of the Code in which each Newco Employee who participated in an Everest U.S. Savings Plan immediately prior thereto shall be eligible to participate (the “Newco U.S. Savings Plan”), with terms that are substantially similar to those provided by the applicable Everest Savings Plan and ESOP immediately prior to the date on which such Newco U.S. Savings Plan becomes effective (other than the ability to make additional investments in an investment fund invested primarily in Everest Common Stock) and which also provides for a 3% nonelective contribution, (ii) the participation of each Newco Employee who is a participant in an Everest U.S. Savings Plan shall automatically cease effective upon the date on which the Newco U.S. Savings Plan becomes effective, (iii) as soon as practicable after the Newco U.S. Savings Plan becomes effective, Everest shall cause the accounts (including any outstanding participant loan balances) in the Everest U.S. Savings Plans attributable to such Newco Employees and all of the Assets in the Everest U.S. Savings Plans related thereto to be transferred in-kind to the applicable Newco U.S. Savings Plan, provided that Athena shall have the right to participate in any administrative procedures related to such transfer, and any required adjustments or true-ups related to such transfer shall be made by Everest and its Subsidiaries or Athena or a member of the Newco Group to be mutually agreed as promptly as possible following the Closing Date, and (iv) effective as of the Separation Effective Time, Everest shall cause the Newco U.S. Savings Plan (including all applicable accounts and underlying Assets) to be transferred to Newco and Newco shall thereafter fully pay, perform and discharge, all obligations thereunder.

(b) The respective investment committees and other fiduciaries of the Newco U.S. Savings Plan and the Everest U.S. Savings Plan shall determine (i) the period of time, if any, following the adoption of the Newco U.S. Savings Plan, during which Newco Employees and Everest Employees may receive distributions in kind from, respectively, the Newco U.S. Savings Plan and the Everest U.S. Savings Plan, if, and to the extent, investments under such plans are comprised of Athena Common Stock or Everest Common Stock, and (ii) the extent to which and when Everest Common Stock (in the case of the Newco U.S. Savings Plans) and Athena Common Stock (in the case of the Everest U.S. Savings Plans) shall cease to be investment alternatives in the respective plans.

(c) Everest shall retain all accounts and all Assets and Liabilities relating to the Everest U.S. Savings Plans in respect of each Former Newco Service Provider; provided, that if any Newco Employee whose account balance is transferred from the Everest U.S. Savings Plans to the applicable Newco U.S. Savings Plan as set forth in Section 3.2(a) thereafter terminates employment prior to the Separation Effective Time, such individual’s account balance shall nonetheless continue to be held in, and subject to the terms and conditions of, the applicable Newco U.S. Savings Plan.

Section 3.3 U.S. Defined Benefit Plans. Effective no later than the Separation Effective Time, and except as provided in an Ancillary Agreement, Exhibit or appendix hereto, no Newco Employee shall accrue benefits under the Everest U.S. Retirement Plan. Everest shall retain all Assets and Liabilities relating to the Everest U.S. Retirement Plan, including Liabilities in respect of pension benefits accrued thereunder by each Newco Employee and Former Newco Service Provider. No Assets or Liabilities of any Everest U.S. Retirement Plan shall be transferred to a retirement plan maintained by any member of the Newco Group.

Section 3.4 U.S. OPEB Plan. Effective no later than the Separation Effective Time, no Newco Employee shall accrue benefits under the Everest U.S. OPEB Plan. Everest shall retain all Assets and Liabilities relating to the Everest U.S. OPEB Plan, including Liabilities in respect of benefits accrued thereunder by each Newco Employee and Former Newco Service Provider. No Assets or Liabilities of the Everest U.S. OPEB Plan shall be transferred to a post-employment benefit plan (including retiree medical and retiree life insurance arrangements) maintained by any member of the Newco Group.

Section 3.5 Everest Deferred Compensation Plans.

(a) (i) Effective no later than the Separation Effective Time, the active participation of each Newco Employee who is a Participant in an Everest Deferred Compensation Plan shall cease (except that the deferral elections for such Newco Employee Participants shall remain in effect in respect of the deferral of 2019 annual incentive bonuses) and (ii) effective no later than the date of such cessation, Newco shall or shall cause a member of the Newco Group to have in effect one or more non-qualified deferred compensation plans for the benefit of Transferred Newco Employees (the “Newco Deferred Compensation Plans”) with terms that are substantially similar to those provided to the applicable Newco Employee under the Everest Mirror Savings Plan (and as though such plan provided for a 3% nonelective contribution) immediately prior to the date on which the Newco Deferred Compensation Plans become effective.

(b) Except as provided in an Exhibit or appendix hereto, Everest shall retain all Assets and Liabilities relating to the Everest Deferred Compensation Plans in respect of Everest Employees (including any Assets relating to corporate owned life insurance policies) and all Assets and Liabilities relating to the Everest Deferred Compensation Plans in respect of Newco Employees and Former Newco Service Providers (including any Assets relating to corporate owned life insurance policies).

(c) The Parties acknowledge and agree that the consummation of the transactions contemplated by the Separation and Distribution Agreement shall not trigger a payment or distribution of compensation under any Everest Deferred Compensation Plan or any other nonqualified deferred compensation plan sponsored or maintained by any member of the Everest Group in which any Newco Employee participates. Following the Separation Effective Time, Athena and Newco shall, or shall cause the applicable member of the Newco Group to, notify Everest as soon as reasonably practicable if any Transferred Newco Employee who participates in any Everest Deferred Compensation Plan or any other nonqualified deferred compensation plan sponsored or maintained by any member of the Everest Group experiences a “separation from service” within the meaning of Section 409A of the Code on or following the Separation Effective Time.

Section 3.6 Everest Canadian Retirement Plans.

(a) (i) Effective no later than the Separation Effective Time, the active participation of each Newco Employee who is a Participant in any Canadian savings, registered savings or pension plan sponsored or maintained by a member of the Everest Group (the “Everest Canadian Retirement Plans”) shall cease, (ii) effective no later than the date of such cessation, Newco shall or shall cause a member of the Newco Group to have in effect one or more Canadian savings and or pension plans (the “Newco Canadian Retirement Plans”) with terms that are substantially similar to those provided to the applicable Newco Employee under the Everest Canadian Savings Plans immediately prior to the date on which the applicable Newco Canadian Retirement Plans become effective, and (iii) as soon as practicable after the Newco Canadian Retirement Plans become effective, Everest shall cause the accounts (including any outstanding participant loan balances) in the Everest Canadian Retirement Plans attributable to such Newco Employees and all of the Assets in the Everest Canadian Retirement Plans related thereto to be transferred in-kind to the applicable Newco Canadian Retirement Plan, provided that Athena shall have the right to participate in any administrative procedures related to such transfer, and any required adjustments or true-ups related to such transfer shall be made by Everest and its Subsidiaries or Athena or a member of the Newco Group to be mutually agreed as promptly as possible following the Closing Date and transfer of such assets.

(b) Everest shall retain all Assets and Liabilities relating to the Everest Canadian Savings Plans in respect of each Former Newco Service Provider.

Section 3.7 Non-U.S. Plans. Except as expressly provided in Section 3.6, Section 3.8, or Section 3.9, the treatment of each Everest Benefit Arrangement and Newco Benefit Arrangement that is maintained primarily in respect of individuals who are located outside of the United States (together, the “Non-U.S. Plans”) shall be subject to the terms and conditions set forth in the applicable Ancillary Agreement, Exhibit or an appendix attached hereto; provided, that if the treatment of any such Non-U.S. Plan is not specifically covered by such Ancillary Agreement, Exhibit or an appendix attached hereto, then unless otherwise agreed by the Parties or as required by applicable Legal Requirements, (i) Athena and Newco shall fully perform, pay and discharge all obligations of the Non-U.S. Plans relating to Newco Employees, Newco Independent Contractors and Former Newco Service Providers, whenever incurred, (ii) Everest shall fully perform, pay and discharge all obligations of the Non-U.S. Plans relating to Everest Employees, Everest Independent Contractors and Former Everest Service Providers whenever incurred, and (iii) any Assets held in respect of such Non-U.S. Plans related to Newco Employees, Newco Independent Contractors and Former Newco Service Providers shall be transferred to Newco.

Section 3.8 Non-U.S. Defined Benefit Plans. Effective no later than the Separation Effective Time, and except as required by applicable Legal Requirements or the terms of a Collective Bargaining Agreement, no

Newco Employee shall accrue benefits under any Non-U.S. Plan that is a defined benefit pension plan (each, a “Non-U.S. Defined Benefit Plan”). Except as required by applicable Legal Requirements or as provided in an Ancillary Agreement, Exhibit or an appendix attached hereto, Everest shall retain all Assets and Liabilities relating to any Non-U.S. Defined Benefit Plan, including Liabilities in respect of pension benefits accrued thereunder by each Newco Employee and Former Newco Service Provider.

Section 3.9 Individual Agreements.

(a) To the extent permissible by the terms of any Individual Agreement and by applicable Legal Requirements, (i) Everest shall, or shall cause a member of the Everest Group to, assign to Newco or another member of the Newco Group, as designated by Newco, all Individual Newco Agreements and (ii) Newco shall, or shall cause a member of the Newco Group to, assign to Everest or another member of the Everest Group, as designated by Everest, all Individual Everest Agreements, in either case, with such assignment to be effective no later than the Separation Effective Time (the date of such assignment, the “Individual Agreement Effective Time”). Effective as of the Individual Agreement Effective Time, (i) Newco shall, or shall cause a member of the Newco Group to, assume and honor each Individual Newco Agreement assigned by Everest or a member of the Everest Group and (ii) Everest shall, or shall cause a member of the Everest Group to, assume and honor each Individual Everest Agreement assigned by Newco or a member of the Newco Group, in either case, in accordance with this Section 3.9(a).

(b) To the extent that assignment of any such Individual Agreement is not permitted by the terms of such Individual Agreement or by applicable Legal Requirements, effective as of the Separation Effective Time, each member of the Newco Group or the Everest Group, respectively, shall be considered to be a successor to each member of the Everest Group or the Newco Group, respectively, for purposes of, and a third-party beneficiary with respect to, such Individual Agreement, such that each member of the Newco Group or the Everest Group, respectively, shall enjoy all of the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary), with respect to the business operations of the Newco Group or the Everest Group, respectively; provided, however, that in no event shall (i) Everest be permitted to enforce any Individual Agreement (including any agreement containing non-competition or non-solicitation covenants) against a Newco Employee or Former Newco Service Provider for action taken in such individual’s capacity as a Newco Employee or Former Newco Service Provider, or (ii) Newco be permitted to enforce any Individual Agreement (including any agreement containing non-competition or non-solicitation covenants) against an Everest Employee or Former Everest Service Provider for action taken in such individual’s capacity as an Everest Employee or Former Everest Service Provider; provided, further, that Everest and Newco, respectively, shall only be permitted to enforce any Individual Agreement on Everest’s or Newco’s own behalf for twelve (12) months following the Separation Effective Time.

(c) To the extent that any such Individual Agreement is assigned to Newco or another member of the Newco Group or Everest or another member of the Everest Group, as applicable, then each member of the Everest Group or Newco Group, as applicable, shall be considered to be a third-party beneficiary with respect to such Individual Agreement, such that each member of the Everest Group or the Newco Group, as applicable, shall enjoy all of the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary), with respect to the business operations of the Everest Group or the Newco Group, as applicable; provided, however, that in no event shall (i) Everest be permitted to enforce any Individual Agreement (including any agreement containing non-competition or non-solicitation covenants) against a Newco Employee or Former Newco Service Provider for action taken in such individual’s capacity as a Newco Group Employee or Former Newco Service Provider, or (ii) Newco be permitted to enforce any Individual Agreement (including any agreement containing non-competition or non-solicitation covenants) against an Everest Employee or Former Everest Service Provider for action taken in such individual’s capacity as an Everest Group Employee or Former Everest Service Provider; provided, further, that Everest or Newco, as applicable shall only be considered a third-party beneficiary with respect to any such Individual Agreement for twelve (12) months following the Separation Effective Time.

(d) Notwithstanding any provision in Section 3.9(a) or Section 3.9(c) to the contrary, effective as of the Separation Effective Time, Newco shall expressly assume in writing the Designated Individual Agreements and honor the obligations of Everest in accordance with the terms of the Designated Individual Agreements in respect of each Transferred Newco Employee who is a party to such agreements, in the same manner and to the same extent that Everest would be required to perform if no assumption had taken place. For purposes of the Designated Individual Agreements, each Party hereby acknowledges and agrees that (i) the consummation of the transactions contemplated by the Merger Agreement and the Separation and Distribution Agreement constitute an RMT Separation (within the meaning of the Designated Individual Agreements), and (ii) from and after the Separation Effective Time, the “Company” and the “Company Group” (each as defined in the Designated Individual Agreements) shall mean Athena and the Athena Group.

(e) Notwithstanding any provision of this Agreement to the contrary, Everest shall retain the Excluded Individual Agreements and all Liabilities associated therewith.

ARTICLE IV

EQUITY INCENTIVE AWARDS

Section 4.1 Treatment of Everest Stock Options. Each Everest Option that is outstanding immediately prior to the Effective Time and that is held by a Newco Employee (other than a Delayed Transfer Newco Employee) who continues in employment through the Effective Time, whether vested or unvested, shall automatically be assumed by Athena at the Effective Time (each, an “Athena Option”) and shall have, and be subject to, the same terms and conditions as were applicable to the corresponding Everest Option immediately prior to the Effective Time, except that each Athena Option shall (i) relate to a number of shares of Athena Common Stock (with each discrete grant rounded down to the nearest whole share) equal to the product of (x) the number of shares of Everest Common Stock issuable upon the exercise of the corresponding Everest Option immediately prior to the Effective Time and (y) the Equity Award Adjustment Ratio and (ii) have a per-share exercise price (rounded up to the nearest whole cent) equal to the quotient determined by dividing (x) the per share exercise price of the corresponding Everest Option by (y) the Equity Award Adjustment Ratio.

Section 4.2 Treatment of Everest Restricted Stock Units. Each Everest Restricted Stock Unit that is outstanding immediately prior to the Effective Time and that is held by a Newco Employee (other than a Delayed Transfer Newco Employee) who continues in employment through the Effective Time, whether vested or unvested, shall automatically be assumed by Athena at the Effective Time (each, an “Athena Restricted Stock Unit”) and shall have, and be subject to, the same terms and conditions as were applicable to the corresponding Everest Restricted Stock Unit immediately prior to the Effective Time, except that each grant of Athena Restricted Stock Units shall (i) relate to that number of shares of Athena Common Stock (with each discrete grant rounded up to the nearest whole share) equal to the product of (x) the number of shares of Everest Common Stock that were issuable upon the vesting of such Everest Restricted Stock Units immediately prior to the Effective Time and (y) the Equity Award Adjustment Ratio and (ii) be subject to vesting solely based upon the satisfaction of any applicable continued employment requirements that apply to the corresponding Everest Restricted Stock Units immediately prior to the Effective Time.

Section 4.3 Treatment of Everest Performance Based Restricted Stock Units. Each Everest Performance Based Restricted Stock Unit that is outstanding immediately prior to the Effective Time and that is held by a Newco Employee (other than a Delayed Transfer Newco Employee) who continues in employment through the Effective Time, whether vested or unvested, shall be assumed by Newco at the Effective Time and converted into a restricted stock unit denominated in shares of Athena Common Stock (each, an “Athena Adjusted Performance Based Restricted Stock Unit”) and shall have, and be subject to, the same terms and conditions as were applicable to the corresponding Everest Performance Based Restricted Stock Unit immediately prior to the Effective Time, except that (i) the performance-based vesting conditions applicable to such Everest Performance Based Restricted Stock Unit immediately prior to the Effective Time shall not apply from and after the Effective Time, and (ii) each grant of Athena Adjusted Performance Based Restricted Stock Units shall (x) relate to that number of shares of Athena Common Stock (with each discrete grant rounded up to the nearest whole share) equal to the product of (A) the number of shares of Everest Common Stock that were issuable upon the vesting of such Everest Performance Based Restricted Stock Unit immediately prior to the Effective Time assuming attainment of the applicable performance metrics at the target level of performance and (B) the Equity Award Adjustment Ratio and (y) be subject to vesting solely based upon the satisfaction of any applicable continued employment or service requirements that apply to the corresponding Everest Performance-Based Restricted Stock Unit immediately prior to the Effective Time.

Section 4.4 Everest Stock Purchase Plan. The administrator of the Everest Stock Purchase Plan shall take all actions necessary and appropriate to provide that: (i) the purchase period (if any) established for the Everest Stock Purchase Plan during which the Record Date is to occur shall end at a reasonable time before the Record Date to allow participants to purchase shares of Everest Common Stock under the Everest Stock Purchase Plan prior to the Record Date; (ii) all participant payroll deductions and other contributions under the Everest Stock Purchase Plan shall cease on or before the Record Date described in clause (i) of this Section 4.4; (iii) Newco Group Employees in the Everest Stock Purchase Plan shall not be eligible to participate in any future purchase period that begins following the Record Date; (iv) any cash remaining in the Everest Stock Purchase Plan account of any Newco Group Employee described in clause (iii) shall be refunded to such Newco Group Employee without interest as soon as administratively practicable; and (v) the next following purchase period shall be established by the administrator of the Everest Stock Purchase Plan in its sole discretion.

Section 4.5 Replacement Awards. Each Everest Stock Option, Everest Restricted Stock Unit and Everest Performance Based Restricted Stock Unit that is outstanding immediately prior to the Effective Time and that is held by a Delayed Transfer Newco Employee shall remain outstanding in accordance with the terms of applicable Everest Stock Incentive Plan and award agreement thereunder (including with respect to terms applicable to termination of employment or service). Effective as of the Delayed Transfer Date applicable to any such Delayed Transfer Newco Employee, (i) each then outstanding Everest Stock Option, Everest Restricted Stock Unit and Everest Performance Based Restricted Stock Unit shall vest or be forfeited by such Delayed Transfer Newco Employee in accordance with its terms (such date, “Delayed Transfer Equity Award Effective Date”) and (ii) as soon as administratively practicable following the Delayed Transfer Equity Award Effective Date, Athena shall grant such Delayed Transfer Newco Employee an incentive award (each, a “Replacement Award”) that is equivalent in value to the value of, and has substantially the same terms and conditions as were applicable to, the Everest Stock Options, Everest Restricted Stock Units and Everest Performance Based Restricted Stock Units forfeited by such Delayed Transfer Newco Employee as of the Delayed Transfer Equity Award Effective Date.

Section 4.6 General Terms.

(a) At or prior to the Effective Time, Athena shall take such actions as are necessary for the grant of the Athena Options, Athena Restricted Stock Units, and Athena Adjusted Performance-Based Restricted Stock Units pursuant to this ARTICLE IV, including the reservation, issuance and listing of Athena Common Stock issuable pursuant to the awards granted pursuant this ARTICLE IV in compliance with applicable Legal Requirements and the rules and regulations of any applicable United States securities exchange. As soon as reasonably practicable following the date of this Agreement, Athena shall file with the SEC a registration statement on Form S-3 or Form S-8, as the case may be (or any successor form), or another appropriate form with respect to such Athena Common Stock issuable pursuant to this ARTICLE IV and shall use commercially reasonable efforts to have such registration statement declared effective as soon as practicable following each such filing (as applicable) but in any event before the Closing and, thereafter, Athena shall use commercially reasonable efforts to maintain the effectiveness of such registration statements.

(b) All of the adjustments described in this ARTICLE IV shall be effected in accordance with Sections 424 and 409A of the Code, in each case to the extent applicable. Notwithstanding the foregoing, (i) if the treatment set forth in this ARTICLE IV would cause adverse Tax consequences to any Newco Employee located outside of the United States, the Parties shall use their reasonable best efforts to cause the treatment to be conformed in a manner that does not give rise to such adverse Tax consequences, to the extent practicable; (ii) each Everest Option, Everest Restricted Stock Unit and Everest Performance-Based Restricted Stock Unit held by a Newco Employee located in Canada shall be assumed and adjusted as described in this ARTICLE IV immediately prior to, but contingent upon the occurrence of, the Effective Time; and (iii) each discrete grant of Newco Restricted Stock Units and Newco Adjusted Performance-Based Restricted Stock Units held by a Newco Employee located in Canada shall in all events be rounded down to the nearest whole share.

(c) For purposes of the vesting and termination provisions of the Athena Options, Athena Restricted Stock Units, and Athena Adjusted Performance-Based Restricted Stock Units, (i) continued service with a member of the Athena Group shall be considered to be continued service for purposes of such award (and prior service with a member of the Everest Group and Newco Group shall be credited for purposes of any Athena Group award), (ii) all references in such awards to the “Company” shall be references to Athena, and (iii) any reference to a “change in control,” “change of control,” or similar definition in any agreement applicable to such awards shall be deemed to refer to a “Change in Control” as defined in the Athena 2018 Equity and Cash Incentive Plan or any successor thereto.

(d) The Parties hereby acknowledge that the provisions of this ARTICLE IV are intended to achieve certain tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

ARTICLE V

ADDITIONAL MATTERS

Section 5.1 Cash Incentive Programs. Prior to the Separation Effective Time, Everest shall transfer to Newco the Accrued Incentive Amount. For the remainder of the applicable cash incentive or sales commission period in effect as of the date on which the transfer of such employment occurs, and in addition to any applicable obligations under the Transfer Regulations or other applicable Legal Requirements, Athena and Newco shall provide that each applicable Transferred Newco Employee shall continue to be eligible to receive an annual and/or short-term cash incentive bonus or sales commission payment in accordance with similar terms and conditions (except with regard to any performance-related metrics) as applied to such Newco Employee under the corresponding Everest annual or short-term incentive or sales commission program as in effect immediately prior to the date of such transfer, as equitably adjusted by the Compensation Committee of the Board of Everest in consultation with Athena prior to the Separation Effective Time to the extent necessary to reflect the effect of the transactions contemplated by the Separation and Distribution Agreement and the Merger Agreement on the applicable performance metrics; provided that in no event shall the aggregate incentive amounts paid to the applicable Newco Employees in respect of such applicable period be less than the Accrued Incentive Amount; provided, further, that this provision is only effective to the extent that these annual and/or short-term cash incentive bonus or sales commission programs were established in the ordinary course of business consistent with past practice.

Section 5.2 Time-Off Benefits. Unless otherwise required in a Collective Bargaining Agreement, the Transfer Regulations or applicable Legal Requirements, Athena and Newco shall (i) credit each Transferred Newco Employee with the amount of accrued but unused vacation time, paid time-off and other time-off benefits as such Newco Employee had with the Everest Group as of immediately before the date on which the employment of the Newco Employee transfers to Newco (the “PTO Accruals”) and (ii) permit each such Newco Employee to use such accrued but unused vacation time, paid time off and other time-off benefits in the same manner and upon substantially the same terms and conditions as the Newco Employee would have been so permitted under the terms and conditions of the applicable Everest policies in effect for the year in which such transfer of employment occurs. Effective no later than the Separation Effective Time, Athena and Newco shall assume all Liabilities for the PTO Accruals.

Section 5.3 Workers’ Compensation Liabilities. Effective no later than the Separation Effective Time, Athena and Newco shall assume all Liabilities for Transferred Newco Employees, Transferred Newco Independent Contractors and Former Newco Service Providers related to any and all workers’ compensation injuries, incidents, conditions, claims or coverage, on and after the Separation Effective Time, and Newco shall be fully responsible for the administration, management and payment of all such claims and satisfaction of all such Liabilities.

Section 5.4 COBRA Compliance in the United States. Effective no later than the Separation Effective Time, Athena and Newco shall assume and be responsible for administering compliance with the health care continuation requirements of COBRA in accordance with the provisions of the Newco Welfare Plans, with respect to Transferred Newco Employees or Newco Former Service Providers who incurred a COBRA qualifying event or loss of coverage under an Everest Welfare Plan at any time on or after the Separation Effective Time. Newco shall also be responsible for administering and ensuring compliance with the health care continuation requirements of COBRA and the corresponding provisions of the Newco Welfare Plans with respect to Transferred Newco Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the Newco Welfare Plans at any time after the Separation Effective Time.

Section 5.5 Retention Bonuses. Any retention bonuses payable to any Newco Employees that become payable after the date on which the employment of the Newco Employee transfers to a member of the Newco Group shall be assumed by the Newco Group as of the date of such transfer and the applicable member of the Newco Group shall pay all amounts payable thereunder to the applicable Newco Employees in accordance with the terms thereof; provided, that such bonuses (i) do not exceed $2,000,000 in the aggregate and $75,000 per employee, (ii) are subject to continued employment through the date that is six (6) months following the Separation Effective Time unless earlier terminated without just cause, and (iii) are awarded in consultation with Athena, including with respect to the terms and conditions thereof.

Section 5.6 Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the Parties shall negotiate in good faith regarding the need for any treatment different from that otherwise provided herein with respect to the payment of compensation to ensure that the treatment of such compensation does not cause the imposition of a Tax under Section 409A of the Code. In no event, however, shall any Party be liable to another in respect of any Taxes imposed under, or any other costs or Liabilities relating to, Section 409A of the Code; provided, that the Newco Group shall promptly reimburse Everest for any Taxes, costs or Liabilities incurred by Everest as a result of the failure to timely notify Everest of a “separation from service” in accordance with Section 3.5(c).

Section 5.7 Payroll Taxes and Reporting. The Parties shall, to the extent practicable, (i) treat Newco or a member of the Newco Group as a “successor employer” and Everest (or the appropriate member of the Everest Group) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transferred Newco Employees for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) agree to implement this treatment by utilizing solely Section 4 of Revenue Procedure 2004-53, STANDARD PROCEDURE FOR PREDECESSORS AND SUCCESSORS.

Section 5.8 Regulatory Filings. Subject to applicable Legal Requirements and the Tax Matters Agreement, Everest shall retain responsibility for all employee-related regulatory filings for reporting periods ending at or prior to the Separation Effective Time, except for Equal Employment Opportunity Commission EEO-1 reports and affirmative action program (AAP) reports and responses to Office of Federal Contract Compliance Programs (OFCCP) submissions, for which the Parties shall cooperate in good faith to provide data and information (to the extent permitted by applicable Legal Requirements) to Newco, which shall be responsible for making such filings in respect of Newco Employees.

Section 5.9 Disability.

(a) Except as required by applicable Legal Requirements and notwithstanding any provision of Section 2.5 or Section 3.1(a) to the contrary, to the extent any Newco Welfare Plan is underwritten to only cover disability claims incurred following the Separation Effective Time, with respect to any Newco Employee that has, as of the Separation Effective Time, incurred a claim as part of any short- or long-term disability program under an Everest Welfare Plan, such Newco Employee’s rights to continued short- or long-term disability benefits shall remain with, and be according to the terms of, the applicable Everest Welfare Plan as of the Separation Effective Time and to the extent such Newco Employee is able to return to work within twelve (12) months of the disability event, Newco shall provide a qualifying offer of employment to such Newco Employee in accordance with Section 2.2; provided, that to the extent the applicable Newco Welfare Plan accepts claims incurred prior to the Separation Effective Time, such claims shall transfer to a Newco Welfare Plan on or before the Separation Effective Time, and the remainder (if any) of such Transferred Newco Employee’s short- or long-term disability benefits will be paid by a Newco Welfare Plan. If the claims described in the first sentence of this Section 5.9(a) transfer to a Newco Welfare Plan effective on or before the Separation Effective Time and if any Newco Employee described above shall have any dispute with such benefits that such Newco Employee is receiving or has filed a claim to receive under a Newco Welfare Plan, any and all appeal rights of such Newco Employee shall be realized through the Newco Welfare Plans (and any appeal rights such Newco Employee may have under any Everest Welfare Plan will be limited to benefits received and time periods occurring prior to the Separation Effective Time). If the claims described in the first sentence of this Section 5.9(a) do not transfer to a Newco Welfare Plan effective as of the Separation Effective Time, then a member of the Newco Group shall promptly reimburse the Everest Welfare Plan for the cost of such continued coverage.

(b) For any Newco Employee or Former Newco Service Provider who is, as of the Separation Effective Time, receiving payments as part of any short- or long-term disability program that is part of an Everest Welfare Plan, and has been receiving short- or long-term disability payments from such plan for twelve (12) months or fewer before the Separation Effective Time, and to the extent such Newco Employee or Former Newco Service Provider is able to return to work within twelve (12) months of the disability event, Newco shall provide a qualifying offer of employment to such Newco Employee or Former Newco Service Provider in accordance with Section 2.2; provided, however that, notwithstanding the foregoing, no Newco Employee or Former Newco Service Provider described in this Section 5.9(b) will be eligible for re-employment as described in this subsection after the first anniversary of the Separation Effective Time.

Section 5.10 Certain Requirements. Notwithstanding anything in this Agreement to the contrary, if the Transfer Regulations, the terms of a Collective Bargaining Agreement or applicable Legal Requirements require that any Assets or Liabilities be retained by the Everest Group or transferred to or assumed by the Newco Group in a manner that is different from that set forth in this Agreement, such retention, transfer or assumption shall be made in accordance with the terms of such Collective Bargaining Agreement or applicable Legal Requirement and shall not be made as otherwise set forth in this Agreement.

Section 5.11 Fiduciary Matters. The Parties each acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Legal Requirement, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good-faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Subject to Section 5.6, each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 5.12 No Hire and No Solicitation of Employees. Everest and Athena each agree that, except as specifically set forth below, for a period of (i) twenty-four (24) months for those Key Everest Employees in compensation band E3 and for those Key Athena Employees in compensation bands N, N-1 and N-2 and

(ii) eighteen (18) months for each other Key Everest Employee and Key Athena Employee, in either case, from and after the Closing Date (the “Non-Solicit Period”), without the prior written consent of the other applicable party, they shall not, and they shall cause their respective Subsidiaries not to, directly or indirectly, hire or solicit to hire (or cause or seek to cause to leave the employ of the other party or the other party’s Subsidiary), or solicit to enter, or enter into, a consulting agreement with, any employee who is a Key Everest Employee or Key Athena Employee on the Closing Date, as applicable. The restrictions set forth in this Section 5.12 shall not apply to (i) any Key Everest Employee or Key Athena Employee whose employment has been involuntarily terminated by a party or a party’s Subsidiary without cause, including in connection with a layoff or reduction in force; or (ii) Key Everest Employee or Key Athena Employee who has voluntarily terminated his or her employment with a party or a party’s Subsidiary, after six (6) months from the date of termination of such employee’s employment, or such longer period as required by applicable law.

ARTICLE VI

GENERAL AND ADMINISTRATIVE

Section 6.1 Employer Rights. Nothing in this Agreement shall be deemed to be an amendment to any Everest Benefit Arrangement or Newco Benefit Arrangement or to prohibit any member of the Everest Group or Newco Group, as the case may be, from amending, modifying or terminating any Everest Benefit Arrangement or Newco Benefit Arrangement at any time within its sole discretion.

Section 6.2 Effect on Employment. Nothing in this Agreement is intended to or shall confer upon any employee or former employee of Everest, Newco or any of their respective Affiliates any right to continued employment, or any recall or similar rights to any such individual on layoff or any type of approved leave.

Section 6.3 Consent of Third Parties. If any provision of this Agreement is dependent on the Consent of any third party and such Consent is withheld, the Parties shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.

Section 6.4 Access to Employees. On and after the Separation Effective Time, Everest and Newco shall, or shall cause each of their respective Affiliates to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between Everest and Newco) to which any employee or director of the Everest Group or the Newco Group or any Everest Benefit Arrangement or Newco Benefit Arrangement is a party and which relates to an Everest Benefit Arrangement or Newco Benefit Arrangement. The Party to whom an employee is made available in accordance with this Section 6.4 shall pay or reimburse the other Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.

Section 6.5 Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Legal Requirements and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of Information and rights to reimbursement made by or relating to Transferred Newco Employees under Everest Benefit Arrangements shall be transferred to and be in full force and effect under the corresponding Newco Benefit Arrangements until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant Newco Employee.

Section 6.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, except to the extent otherwise expressly provided herein, nothing in this Agreement, express or implied, is intended to confer any rights, benefits, remedies, obligations or Liabilities under this Agreement upon any

Person, including any Newco Employee or other current or former employee, officer, director or contractor of the Athena Group, Everest Group or Newco Group, other than the Parties and their respective successors and assigns.

Section 6.7 No Acceleration of Benefits. Except as otherwise provided in this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate vesting or entitlement, to any compensation or benefit whatsoever on the part of any Newco Employee or other former, current or future employee of the Everest Group or Newco Group under any Benefit Arrangement of the Everest Group or Newco Group.

Section 6.8 Employee Benefits Administration. At all times following the date hereof, the Parties will cooperate in good faith as necessary to facilitate the administration of employee benefits and the resolution of related employee benefit claims with respect to Transferred Newco Employees, Former Newco Service Providers and employees and other service providers of Everest, as applicable, including with respect to the provision of employee level information necessary for the other Party to manage, administer, finance and file required reports with respect to such administration.

Section 6.9 Exhibits. Everest Group shall, or shall cause Newco Group, to provide the Exhibits, Schedules and appendices contemplated by this Agreement to Athena no later than thirty (30) days prior to the Separation Effective Time; provided, that, to the extent any Exhibit, Schedule or appendix is not attached hereto as of the date this Agreement is entered into, or if any such Exhibit, Schedule or appendix is amended (in each case, a “Subsequent Exhibit”), Everest shall consult with Athena regarding such Subsequent Exhibit and shall consider any comment from Athena in good faith; provided, further, that, to the extent that the terms of or actions contemplated by any such Subsequent Exhibit materially increase the cost to Athena under this Agreement or are otherwise materially inconsistent with this Agreement, such Subsequent Exhibit shall be subject to the consent of Athena, which shall not be unreasonably withheld.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the Separation and Distribution Agreement, including the Exhibits and Schedules thereto and the other agreements referred to herein and therein, shall constitute the entire agreement and shall supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 7.2 Survival of Agreements. The covenants and agreements that by their terms are to be performed following the Separation Effective Time pursuant to this Agreement shall survive the Separation Effective Time in accordance with their terms, and all other covenants and agreements herein shall terminate and shall not survive the Separation Effective Time.

Section 7.3 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the U.S. return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two Business Days after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Eastern Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Eastern Time and receipt is confirmed, on the following Business Day; or

(e) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any Party shall provide by like notice to the other Parties to this Agreement:

if to Athena or Newco (after the Separation Effective Time):

Apergy Corporation

2445 Technology Forest Blvd., 12th Floor

The Woodlands, TX 77381

Attn: General Counsel

Email: general.counsel@apergy.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn:	Michael J. Aiello
Sachin Kohli
Email: michael.aiello@weil.com
sachin.kohli@weil.com
Fax: (212) 310-8007

if to Everest or Newco (prior to the Separation Effective Time):

c/o Ecolab Inc.

1 Ecolab Place

Saint Paul, MN 55102

Attn: General Counsel

Email: generalcounsel@ecolab.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Attn: Charles W. Mulaney, Jr.
Richard C. Witzel, Jr.
155 N. Wacker Drive, Suite 2700
Chicago, IL 60606
Email: charles.mulaney@skadden.com
rich.witzel@skadden.com
Fax: (312) 407-0411

Section 7.4 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 7.5 Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any Party without the prior written consent of the other Parties shall be void and of no effect.

Section 7.6 Termination. This Agreement shall terminate without further action at any time before the Separation Effective Time upon termination of the Merger Agreement. If so terminated, no Party shall have any Liability of any kind to any other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.

Section 7.7 Amendment. This Agreement may not be amended except by an instrument in writing signed by an authorized Representative of each of the Parties.

Section 7.8 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any Entity that becomes a Subsidiary of such Party at and after the Separation Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 7.9 Governing Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any Legal Proceeding between any of the Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if under applicable Legal Requirements, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof; (b) each of the Parties irrevocably waives the right to trial by jury; and (c) each of the Parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any claim (i) that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) that (x) the claim, action, suit or other Legal Proceeding in any such court is brought in an inconvenient forum; (y) the venue of such claim, action, suit or other Legal Proceeding is improper; or (z) this Agreement or the subject matter hereof may not be enforced in or by such courts. Each of the Parties further agrees that, to the fullest extent permitted by applicable Legal Requirements, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 7.3 will be effective service of process for any claim, action, suit or other Legal Proceeding in the Court of Chancery of the State of Delaware or, to the extent required by Legal Requirements, any federal court in the State of Delaware, with respect to any matters to which it has submitted to jurisdiction as set forth in this paragraph. The Parties hereby agree that a final judgment in any such claim, suit, action or other Legal Proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. The Parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance and injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement for the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 7.10 Severability. Any term or provision of this Agreement (or part thereof) that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement (or part thereof) is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision (or part thereof), to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 7.11 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 7.12 Tax Treatment of Payments. The Parties agree that any payment made among the Parties pursuant to this Agreement shall be treated, to the extent permitted by applicable Legal Requirement, for all U.S. federal income tax purposes as either (i) a non-taxable contribution by Everest to Newco, or (ii) a distribution by Newco to Everest, in each case, made immediately prior to the Distribution. Any such payment made by a Party under this Agreement shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such payment, the recipient Party receives an amount equal to the sum it would have received had no such Taxes been imposed.

Section 7.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(e) As used in this Agreement, the word “will” shall be deemed to have the same meaning and effect as the word “shall.”

(f) As used in this Agreement, the terms “or,” “any” or “either” are not exclusive.

(g) Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Exhibits or Schedules to this Agreement.

(h) As used in this Agreement, the terms “hereunder,” “hereof,” “hereto,” herein and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular Section or other provision.

(i) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(j) Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.

(k) Unless the context requires otherwise, references in this Agreement to “Athena” shall also be deemed to refer to the applicable member of the Athena Group, references to “Everest” shall also be deemed to refer to the applicable member of the Everest Group, references to “Newco” shall also be deemed to refer to the applicable member of the Newco Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Athena, Everest or Newco shall be deemed to require Everest or Newco, as the case may be, to cause the applicable members of the Athena Group, the Everest Group or the Newco Group, respectively, to take, or refrain from taking, any such action. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

Section 7.14 Relation to Other Documents. To the extent there is any inconsistency between this Agreement and the terms of another agreement pertaining to the Distribution or Mergers (other than any Collective Bargaining Agreement) that is the subject of this Agreement and such inconsistency (i) arises in connection with or as a result of employment with or the performance of services before or after the Distribution for any member of the Athena Group, Everest Group or Newco Group and (ii) relates to the allocation of Liabilities attributable to the employment, service, termination of employment or termination of service of all present or former Everest Employees or Newco Employees or any of their dependents and beneficiaries (and any alternate payees in respect thereof) and other service providers (including any individual who is, or was or is determined to be an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the Everest Group or the Newco Group), the terms of this Agreement shall prevail.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

ECOLAB INC.

By:	/s/ Douglas M. Baker, Jr.
Name:	Douglas M. Baker, Jr.
Title:	Chairman of the Board and Chief Executive Officer

CHAMPIONX HOLDING INC.

By:	/s/ Douglas M. Baker, Jr.
Name:	Douglas M. Baker, Jr.
Title:	Chairman of the Board

APERGY CORPORATION

By:	/s/ Sivasankaran Somasundaram
Name:	Sivasankaran Somasundaram
Title:	President and Chief Executive Officer

[EMPLOYEE MATTERS AGREEMENT SIGNATURE PAGE]

Annex D

FORM OF

TAX MATTERS AGREEMENT

by and among

ECOLAB INC.,

CHAMPIONX HOLDING INC.,

and

APERGY CORPORATION

Dated as of [●], 2020

D-i

Section 5.3	Payment Mechanics	D-17
Section 5.4	Treatment of Payments	D-17

ARTICLE VI

TAX CONTESTS

Section 6.1	Notice	D-18
Section 6.2	Control of Tax Contests by Everest	D-18
Section 6.3	Control of Tax Contests by Newco	D-18
Section 6.4	Tax Contests	D-18
Section 6.5	Obligation of Continued Notice	D-18
Section 6.6	Settlement Rights	D-19

ARTICLE VII

COOPERATION

Section 7.1	General	D-19
Section 7.2	Consistent Treatment	D-19

ARTICLE VIII

RETENTION OF RECORDS; ACCESS

Section 8.1	Retention of Records	D-20
Section 8.2	Access to Tax Records	D-20

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1	Dispute Resolution Mechanics	D-20

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1	Certain Provisions Incorporated By Reference	D-21
Section 10.2	Successors	D-21
Section 10.3	Conflicting Agreements	D-21
Section 10.4	Interest on Late Payments	D-21
Section 10.5	Application to Present and Future Subsidiaries	D-21
Section 10.6	Assignment	D-21
Section 10.7	No Fiduciary Relationship	D-21
Section 10.8	Further Assurances	D-21
Section 10.9	Survival	D-21
Section 10.10	Notices	D-22
Section 10.11	Effective Date	D-23

EXHIBITS

Exhibit A	ATOB Entities

D-ii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”), dated as of [●], 2020, is by and among Ecolab Inc. (“Everest”), a Delaware corporation, ChampionX Holding Inc. (“Newco”), a Delaware corporation and wholly owned subsidiary of Everest, and Apergy Corporation (“Athena”), a Delaware corporation. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Section 1.1.

RECITALS

WHEREAS, as of the date hereof, Everest is the common parent of an affiliated group of domestic corporations that has elected to file consolidated U.S. federal Income Tax Returns and, as a result of the Distribution, neither Newco nor any of its Subsidiaries will be a member of such group after the close of the Distribution Date;

WHEREAS, the Board of Directors of Everest has determined that it is advisable and in the best interests of Everest and Everest’s stockholders to separate the Newco Business from the other businesses of Everest and to divest the Newco Business in the manner contemplated by the Distribution Agreement and Merger Agreement;

WHEREAS, in order to effect such separation, Everest and Newco have entered into the Distribution Agreement pursuant to which and on the terms and subject to the conditions set forth therein, Everest will undertake the Internal Restructuring and effect the Newco Contribution and, in exchange for the Newco Contribution, Newco shall (i) issue to Everest additional shares of Newco Common Stock and (ii) pay Everest the Cash Payment;

WHEREAS, following the completion of the Internal Restructuring, the Newco Contribution and the payment of the Cash Payment, Everest shall own all of the issued and outstanding shares of Newco Common Stock and shall effect the distribution of all of such outstanding Newco Common Stock to the holders of Everest Common Stock on the terms and subject to the conditions set forth in the Distribution Agreement;

WHEREAS, the Parties contemplate that, pursuant to the Merger Agreement, immediately after the Distribution and at the Effective Time, Merger Sub shall be merged with and into Newco, with Newco surviving the Merger as a wholly owned subsidiary of Athena, and the Newco Common Stock shall be converted into the right to receive shares of common stock of Athena on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, for U.S. federal income tax purposes (i) the Newco Contribution and the Distribution, taken together, are intended to qualify as a transaction described in Sections 355 and 368(a)(1)(D) of the Code, (ii) the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (iii) each of the Distribution Agreement and Merger Agreement constitute “a plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, Everest has received the [Dutch Tax Ruling]1 and Swiss Tax Ruling; and

WHEREAS, the Parties desire to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the Intended Tax Treatment of the Transactions.

[1]	If applicable.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    General. As used in this Agreement, the following terms shall have the following meanings:

“Active Business” shall mean the business conducted by each of the ATOB Entities as of the applicable distribution date as listed on Exhibit A.

“Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Affiliate” shall have the meaning set forth in the Distribution Agreement.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Athena” shall have the meaning set forth in the preamble hereto.

“Athena Financing” shall have the meaning set forth in the Merger Agreement.

“Athena Group” shall have the meaning set forth in the Distribution Agreement.

“ATOB Entities” shall mean the entities listed on Exhibit A.

“Cash Payment” shall have the meaning set forth in the Distribution Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Parent” shall mean the “common parent corporation” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code) filing a U.S. federal consolidated Income Tax Return.

“Contract” shall have the meaning set forth in the Merger Agreement.

“Controlling Party” shall mean, with respect to a Tax Contest, the Party entitled to control such Tax Contest pursuant to Section 6.2, Section 6.3 or Section 6.4 of this Agreement.

“Dispute” shall have the meaning set forth in Section 9.1 of this Agreement.

“Distribution” shall have the meaning set forth in the Distribution Agreement.

“Distribution Agreement” shall mean the Separation and Distribution Agreement, by and among Everest, Newco and Athena, dated as of December 18, 2019.

“Distribution Date” shall have the meaning set forth in the Distribution Agreement.

“Dutch Tax Ruling” shall mean an advance tax ruling from the Tax and Customs Administration of the Netherlands addressing the Dutch tax consequences of certain aspects of the Transactions.

“Dutch Tax Ruling Request” shall mean any letter filed by Everest (or any of its Affiliates) with the Tax and Customs Administration of the Netherlands requesting an advance tax ruling regarding certain Dutch tax consequences of the Transactions and any amendment or supplement to such Dutch Tax Ruling Request letter.

“Entity” shall have the meaning set forth in the Merger Agreement.

“Everest” shall have the meaning set forth in the preamble hereto.

“Everest Common Stock” shall have the meaning set forth in the Distribution Agreement.

“Everest Consolidated Tax Return” shall mean the U.S. federal Income Tax Return required to be filed by Everest as the Common Parent.

“Everest Controlled Tax Contests” shall have the meaning set forth in Section 6.2 of this Agreement.

“Everest Group” shall mean Everest and each Entity that is a Subsidiary of Everest (other than Newco and any other member of the Newco Group).

“Everest Retained Business” shall have the meaning set forth in the Distribution Agreement.

“Everest Wholly Owned Group” shall mean Everest and each Entity that is a direct or indirect wholly owned Subsidiary of Everest (“wholly owned” determined as of immediately after the Separation Effective Time, treating all of the transactions in the Separation Plan as having occurred by such time).

“Effective Time” shall have the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” shall have the meaning set forth in the Distribution Agreement.

“Employment Taxes” shall mean those Liabilities (as defined in the Distribution Agreement) for Taxes which are allocable pursuant to the provisions of the Employee Matters Agreement.

“Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Legal Requirement of other jurisdictions, which resolves the entire Tax liability for any taxable period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Final Tax Amount” shall have the meaning set forth in the Distribution Agreement.

“Group” shall mean either the Newco Group or the Everest Group, as the context requires.

“Income Tax” shall mean any federal, state, local or Non-U.S. Tax determined by reference to income, gains, net worth, gross receipts, or any Taxes imposed in lieu of such a Tax.

“Incremental Separation Taxes” shall mean any and all Separation Taxes in excess of those Separation Taxes that would have been imposed on the Separation and Internal Restructurings had the Transactions been consummated in accordance with the Separation Plan but the Merger was not consummated, excluding any such Taxes resulting from (a) the provision of any guarantees or collateral in connection with the consummation of the

Transactions under the Newco Financing and/or the Athena Financing (or any other financing permitted under Section 5.14 of the Merger Agreement) or any other transactions or actions required to be taken pursuant to such financing in connection with the consummation of the Transactions or (b) any payment required pursuant to the terms of any Contract with respect to such financing (excluding any prepayment required as a result of an action taken by a member of the Athena Group or the Newco Group).

“Indemnifying Party” shall have the meaning set forth in Section 5.2 of this Agreement.

“Indemnitee” shall have the meaning set forth in Section 5.2 of this Agreement.

“Intended Tax Treatment” shall mean the qualification of the Transactions for the intended tax treatment, including as set forth in the Swiss Tax Ruling, Dutch Tax Ruling, any Tax Opinion or the Separation Plan.

“Internal Restructuring” shall have the meaning set forth in the Distribution Agreement.

“IRS” shall have the meaning set forth in the Merger Agreement.

“Intended Tax Treatment Tax Contests” shall have the meaning set forth in Section 6.4 of this Agreement.

“Legal Requirement” shall have the meaning set forth in the Merger Agreement.

“Merger” shall have the meaning set forth in the preamble hereto.

“Merger Agreement” shall have the meaning set forth in the Distribution Agreement.

“Newco” shall have the meaning set forth in the preamble hereto.

“Newco Business” shall have the meaning set forth in the Distribution Agreement.

“Newco Canada 1” shall mean ChampionX Canada ULC, an unlimited liability company formed under the laws of the Province of Alberta.

“Newco Canada 2” shall mean ChampionX Holdings 1 ULC, an unlimited liability company formed under the laws of the Province of British Columbia.

“Newco Common Stock” shall have the meaning set forth in the Distribution Agreement.

“Newco Contribution” shall have the meaning set forth in the Distribution Agreement.

“Newco Controlled Tax Contests” shall have the meaning Section 6.3 of this Agreement.

“Newco Financing” shall have the meaning set forth in the Merger Agreement.

“Newco Group” shall mean Newco and each Entity that will be a Subsidiary of Newco as of immediately after the Separation Effective Time.

“Newco JV Entity” shall mean an Entity that is a member of the Newco Group but is not a member of the Newco Wholly Owned Group.

“Newco Sub 1” shall mean ChampionX U.S. 3 Inc., a corporation formed under the laws of Delaware.

“Newco Sub 2” shall mean ChampionX Gulf Ltd., a limited company formed under the laws of the Bailiwick of Jersey.

“Newco Wholly Owned Group” shall mean Newco and each Entity that is a direct or indirect wholly owned Subsidiary of Newco (“wholly owned” determined as of immediately after the Separation Effective Time, treating all of the transactions in the Separation Plan as having occurred by such time).

“Non-Controlling Party” shall mean, with respect to a Tax Contest, the Party that is not entitled to control such Tax Contest pursuant to Section 6.2, Section 6.3 or Section 6.4 of this Agreement.

“Non-U.S. Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession.

“Parties” shall mean the parties to this Agreement.

“Past Practices” shall have the meaning set forth in Section 3.6 of this Agreement.

“Person” shall have the meaning set forth in the Merger Agreement.

“Post-Distribution Period” shall mean any taxable period (or portion thereof) beginning after the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Distribution Date.

“Post-Distribution Ruling” shall mean a favorable private letter ruling from a Taxing Authority (including the IRS) to the effect that a transaction will not affect the Intended Tax Treatment.

“Pre-Distribution Period” shall mean any taxable period (or portion thereof) ending on or before the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date.

“Preparing Party” shall mean, with respect to a Tax Return, the Party that is required to prepare and file any such Tax Return pursuant to this Agreement.

“Proposed Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding, arrangement or substantial negotiations, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Newco or Athena management or shareholders, is a hostile acquisition, or otherwise, as a result of which Newco or Athena (or any successor thereto) would merge or consolidate with any other Entity or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from Newco or Athena (or any successor thereto) and/or one or more holders of Newco Common Stock or Athena stock (as the case may be), any amount of stock of Newco or Athena, that would, when combined with any other direct or indirect changes in ownership of the stock of Newco or Athena pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder (including the Merger), comprise forty (40) percent or more of (i) the value of all outstanding shares of Newco or Athena as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of Newco or Athena as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Newco or Athena of, or the issuance of stock pursuant to, a shareholder rights plan or (ii) issuances by Newco or Athena that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For the avoidance of doubt,

Proposed Acquisition Transaction shall not include acquisitions of Newco or Athena stock that satisfy Safe Harbor VII (related to public trading) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, (i) any recapitalization or other transaction resulting in a shift of voting power shall be treated as an indirect acquisition of shares of stock by the shareholders experiencing an increase in voting power as a result of such recapitalization or other transaction and (ii) any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly. Any clarification of, or change in, the statute or Treasury Regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation. For the avoidance of doubt, the Merger shall not constitute a Proposed Acquisition Transaction.

“Reasonable Basis” shall mean reasonable basis within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and the Treasury Regulations promulgated thereunder (or such other level of confidence required by the Code at that time to avoid the imposition of penalties).

“Refund” shall mean any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that the amount of any refund of Taxes shall be net of any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt of or accrual of such refund, including any Taxes imposed by way of withholding or offset.

“Restricted Period” shall mean the period which begins on the Distribution Date and ends two (2) years thereafter.

“Reviewing Party” shall mean, with respect to a Tax Return, the Party that is not the Preparing Party.

“Separation” shall mean the separation of the Newco Business from the Everest Retained Business and the divestiture of the Newco Business in the manner contemplated by the Distribution Agreement.

“Separation Effective Time” shall have the meaning set forth in the Distribution Agreement.

“Separation Plan” shall have the meaning set forth in the Distribution Agreement.

“Separation Taxes” shall mean those Taxes triggered by, or arising or otherwise incurred as a result of, the Transactions (including any such Taxes resulting from (a) the provision of any guarantees or collateral in connection with the consummation of the Transactions under the Newco Financing and/or the Athena Financing (or any other financing permitted under Section 5.14 of the Merger Agreement) or any other transactions or actions required to be taken pursuant to such financing in connection with the consummation of the Transactions or (b) any payment required pursuant to the terms of any Contract with respect to such financing (excluding any prepayment required as a result of an action taken by a member of the Athena Group or the Newco Group)), and imposed on, or payable by, any member of the Everest Group or the Newco Group, except for (i) any Tax resulting from a breach by any Party of any covenant in this Agreement, (ii) any Tax attributable to any action set out in Section 4.2 or Section 4.3 and (iii) Transfer Taxes.

“Specified Pre-Distribution Period Taxes” shall have the meaning set forth in Section 2.4 of this Agreement.

“Straddle Period” shall mean any taxable year or other taxable period that begins on or before the Distribution Date and ends after the Distribution Date.

“Subsidiary” shall have the meaning set forth in the Merger Agreement.

“Swiss Tax Ruling” shall mean an advance tax ruling from the Federal Tax Administration of Switzerland addressing the Swiss tax consequences of certain aspects of the Transactions.

“Swiss Tax Ruling Request” shall mean any letter filed by Everest (or any of its Affiliates) with the Federal Tax Administration of Switzerland requesting an advance tax ruling regarding certain Swiss tax consequences of the Transactions and any amendment or supplement to such Swiss Tax Ruling Request letter.

“Tax” or “Taxes” shall have the meaning set forth in the Merger Agreement.

“Tax Attribute” shall mean net operating losses; capital losses; research and development deductions, credits and carryovers; general business credits and carryovers; investment tax credit carryovers; earnings and profits; foreign tax credit carryovers; overall foreign losses; previously taxed income; separate limitation losses; and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future taxable period.

“Tax Certificates” shall mean any certificates of officers of Everest, Newco or Athena provided to Skadden, Arps, Slate, Meagher & Flom LLP, KPMG LLP or any other law or accounting firm in connection with the Transactions.

“Tax Contest” shall have the meaning set forth in the Distribution Agreement.

“Tax Expert” shall mean independent Tax counsel of recognized national standing or a nationally recognized independent public accounting firm, in either case, with experience in the tax area(s) involved or at issue.

“Tax Item” shall mean any item of income, gain, loss, deduction, or credit.

“Tax Legal Requirement” shall mean the law of any Taxing Authority or political subdivision thereof relating to any Tax.

“Tax Materials” shall have the meaning set forth in Section 4.1(a) of this Agreement.

“Tax Opinion” shall mean any written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, KPMG LLP or any other law or accounting firm, regarding certain tax consequences of certain transactions executed as part of the Transactions.

“Tax Records” shall have the meaning set forth in Section 8.1 of this Agreement.

“Tax-Related Losses” shall mean (i) all Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment or otherwise, (ii) all accounting, legal and other professional fees, and court costs incurred in connection with Taxes or Tax Contests, as well as any other out-of-pocket costs incurred in connection with Taxes or Tax Contests; and (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Everest (or any of its Affiliates) or Newco (or any of its Affiliates) in respect of the liability of stockholders, whether paid to stockholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of any transaction to have the Intended Tax Treatment.

“Tax Return” shall have the meaning set forth in the Merger Agreement.

“Taxing Authority” shall have the meaning set forth in the Merger Agreement.

“Transactions” shall mean, collectively, the Separation, Internal Restructuring, Newco Contribution, Distribution, and Merger.

“Transfer Taxes” shall mean any sales, use, transfer, conveyance, ad valorem, stamp, stamp duty, recording or other similar Tax, fee or charge imposed by any Governmental Body upon the sale, transfer or assignment of real, personal, tangible or intangible property or any interest therein pursuant to the Distribution Agreement, the Separation Plan, or the Merger Agreement, or upon the recording of any such sale, transfer or assignment, together with any interest, additions or penalties in respect thereof.

“Treasury Regulations” shall have the meaning set forth in the Merger Agreement.

“Unqualified Tax Opinion” shall mean a “will” opinion, without substantive qualifications, of a nationally recognized law or accounting firm, to the effect that a transaction will not affect the Intended Tax Treatment of the Transactions. Any such opinion must assume that the Transactions would have qualified for the Intended Tax Treatment if the transaction in question did not occur.

ARTICLE II

PAYMENTS AND TAX REFUNDS

Section 2.1    Responsibility of Everest. Everest shall pay and be responsible for (without duplication) (a) any and all Taxes imposed on or payable by any member of the Newco Wholly Owned Group for all Pre-Distribution Periods, (b) any and all Taxes imposed on or payable by any member of the Everest Wholly Owned Group, (c) any Taxes imposed on Newco or any member of the Newco Group under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Legal Requirement) as a result of Newco or any such member having been included as part of an Everest Consolidated Tax Return (or any similar consolidated or combined Tax Return under any similar provision of state, local or non-U.S. Tax Legal Requirement), (d) any and all Transfer Taxes and/or Separation Taxes not allocated to Newco pursuant to Section 2.3, and (e) any and all Specified Pre-Distribution Period Taxes not allocated to Newco pursuant to Section 2.4, excluding, in the case of clauses (a) and (b), any such Taxes that are Taxes of the entities set forth on Schedule 2.2(c).

Section 2.2    Responsibility of Newco. Newco shall pay and be responsible for (without duplication) (a) any and all Taxes that are attributable to the Newco Business for all Post-Distribution Periods (in each case, imposed on or payable by a member of the Everest Wholly Owned Group or Newco Wholly Owned Group), (b) any and all Taxes imposed on or payable by any member of the Newco Wholly Owned Group for all Post-Distribution Periods, (c) any and all Taxes of the Entities set forth on Schedule 2.2(c) for all Post-Distribution Periods, (d) any and all Taxes allocated to Newco pursuant to Section 2.3, and (e) any and all Taxes allocated to Newco pursuant to Section 2.4.

Section 2.3    Separation and Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, Newco shall pay and be responsible for (x) any and all Transfer Taxes, and (y) any and all Incremental Separation Taxes; provided that Newco shall not be responsible for Taxes described in the foregoing clauses (x) and (y), in the aggregate, in excess of $12,000,000 (reduced by the Final Tax Amount).

Section 2.4    Specified Pre-Distribution Period Taxes. Newco shall pay and be responsible for (x) any and all Taxes imposed on or payable by the Entities set forth on Schedule 2.2(c) for all Pre-Distribution Periods and (y) any and all Taxes for which a member of the Newco Wholly Owned Group is liable that are attributable to an equity interest in a Newco JV Entity for all Pre-Distribution Periods (determined in accordance with the principles of Section 2.5) (any such Taxes described in the foregoing clause (x) and clause (y), “Specified Pre-Distribution Period Taxes”); provided, that Newco shall not be responsible for Specified Pre-Distribution Period Taxes in excess of (A) $12,000,000 plus (B) any estimated Tax payments made both (i) prior to the Separation Effective Time for Specified Pre-Distribution Period Taxes described in clause (x) and (ii) with respect to Taxable periods for which Tax Returns have not been filed as of the Separation Effective Time.

Section 2.5    Straddle Period Tax Allocation. Everest and Newco shall take all commercially reasonable actions necessary or appropriate to close the taxable year of Newco and each member of the Newco Group for all Tax purposes as of the close of the Distribution Date to the extent permitted by applicable Legal Requirement. If applicable Legal Requirement does not permit Newco or a member of the Newco Group, as the case may be, to close its taxable year on the Distribution Date, then the allocation of income or deductions required to determine any Taxes or other amounts attributable to the portion of the Straddle Period ending on, or beginning after, the Distribution Date shall be made by means of a closing of the books and records of Newco or such member of the Newco Group as of the close of the Distribution Date, except that in the case of any such Taxes attributable to an equity interest in any partnership or other “flowthrough” entity or controlled foreign corporation, the Taxes of the relevant owner of such equity interest shall be determined as if the taxable period of such partnership or other “flowthrough” entity or controlled foreign corporation ended as of the close of business on the Distribution Date; provided that both (i) exemptions, allowances, or deductions that are calculated on an annual or periodic basis, and (ii) property Taxes or other non-Income Taxes that are calculated on an annual or periodic basis and not assessed with respect to a transaction or series of transactions, shall, in each case, be allocated between such portions in proportion to the number of days in each such portion. For the avoidance of doubt, nothing in this Section 2.5 shall require Everest or Newco to cause a change in taxable year of any member of the Newco Group.

Section 2.6    Allocation of Employment Taxes. Notwithstanding anything to the contrary herein, Liability for Employment Taxes shall be governed by the Employee Matters Agreement.

Section 2.7    Tax Refunds.

(a)    Everest shall be entitled to (i) all Refunds of Taxes the liability for which is allocated to Everest pursuant to this Agreement (it being understood that any estimated Tax payments made both (x) prior to the Separation Effective Time for such Taxes and (y) with respect to Taxable periods for which Tax Returns have not been filed as of the Separation Effective Time shall be treated as a Refund for this purpose) and (ii) the Refunds of Taxes set forth on Schedule 2.7(a); provided, Everest shall pay and be responsible for any additional Taxes attributable to the claims set forth on Schedule 2.7(a).

(b)    Newco shall be entitled to all Refunds of Taxes the liability for which is allocated to Newco pursuant to this Agreement except the Refunds for Taxes set forth on Schedule 2.7(a).

(c)    Newco shall pay to Everest any Refund received by Newco or any member of the Newco Group that is allocable to Everest pursuant to this Section 2.7 no later than five (5) Business Days after the receipt of such Refund. Everest shall pay to Newco any Refund received by Everest or any member of the Everest Group that is allocable to Newco pursuant to this Section 2.7 no later than five (5) Business Days after the receipt of such Refund. For purposes of this Section 2.7(c), any Refund that arises as a result of an offset, credit or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the date on which payment of the Tax that would have otherwise been paid absent such offset, credit or other similar benefit is due (taking into account any applicable extensions). To the extent that the amount of any Refund in respect of which a payment was made under this Section 2.7 is later reduced by a Taxing Authority or in a Tax Contest, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 2.7 and an appropriate adjusting payment shall be made.

Section 2.8    Tax Benefits. If (a) one Party is responsible for a Tax pursuant to this Agreement and (b) the other Party is entitled to a deduction, credit or other Tax benefit relating to such Tax, then the Party entitled to such deduction, credit or other Tax benefit shall pay to the Party responsible for such Tax the amount of any cash Tax savings realized by the entitled Party as a result of such deduction, credit or other Tax benefit, net of any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt of or accrual of such Tax benefit, including any Taxes imposed by way of withholding or offset, no later than five (5) Business Days after such cash Tax savings are realized. To the extent that the amount of any Tax benefit in respect of which a payment was made under this Section 2.8 is later reduced by a Taxing Authority or in a Tax Contest, the Party that received such payment shall refund such payment to the Party that made such payment to the extent of such reduction.

Section 2.9    Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the Everest Group and any member of the Newco Group shall be terminated with respect to the Newco Group and the Everest Group as of the Distribution Date. No member of either the Newco Group or the Everest Group shall have any continuing rights or obligations under any such agreement.

Section 2.10    Apportionment of Taxes. For all purposes of this Agreement, but subject to Section 3.10, Everest shall determine in good faith, and in consultation with Newco, which Tax Items are properly attributable to assets or activities of the Newco Business (and in the case of a Tax Item that is properly attributable to both the Newco Business and the Everest Retained Business, the allocation of such Tax Item between the Newco Business and the Everest Retained Business). To the extent that Newco may in good faith disagree with any such apportionment, any disputes shall be resolved by the Tax Expert in accordance with Section 9.1.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

Section 3.1    Everest’s Responsibility. Everest shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, any Everest Consolidated Tax Returns and any other Tax Returns required or permitted to be filed by Everest or a member of the Everest Group for any Pre-Distribution Period or Straddle Period. Everest shall be the “Preparing Party” with respect to Tax Returns described in this Section 3.1.

Section 3.2    Newco’s Responsibility. Newco shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Tax Returns for any Pre-Distribution Period or Straddle Period required to be filed by or with respect to members of the Newco Group other than those Tax Returns for which Everest is responsible under Section 3.1. Newco shall be the “Preparing Party” with respect to Tax Returns described in this Section 3.2.

Section 3.3    Right To Review Tax Returns. To the extent that the positions taken on any Tax Return (i) reasonably relate to matters for which the Reviewing Party has an indemnification obligation to the Preparing Party, or that may give rise to a Refund to which the Reviewing Party would be entitled under this Agreement or (ii) would reasonably be expected to adversely affect the Tax position of the Reviewing Party, the Preparing Party shall provide a draft of the relevant portion of such Tax Return to the Reviewing Party for its review and comment at least thirty (30) Business Days prior to the due date for such Tax Return (taking into account any applicable extensions). The Reviewing Party shall thereafter have fifteen (15) Business Days to review such portion of such Tax Return and provide reasonable comments, if any, on such portion of such Tax Return to the Preparing Party, provided, however, that the Reviewing Party shall provide any comments it may have to the Preparing Party no later than two (2) Business Days prior to the due date for such Tax Return (taking into account any applicable extensions). The Preparing Party shall modify such portion of such Tax Return before filing such Tax Return to include the Reviewing Party’s reasonable comments, provided, however, that nothing herein shall prevent the Preparing Party from timely filing any such Tax Return. Notwithstanding the foregoing, in the case of an Everest Consolidated Tax Return, the covenants and obligations set forth in this Section 3.3 shall not apply. The Parties shall negotiate in good faith to resolve any disputes relating to the review of a Tax

Return pursuant to this Section 3.3. Any disputes that the Parties are unable to resolve shall be resolved by the Tax Expert pursuant to Section 9.1. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Tax Expert) prior to the due date for the filing of any Tax Return (taking into account any applicable extensions), such Tax Return shall be timely filed by the Preparing Party and the Parties agree to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

Section 3.4    Canadian Income Tax Returns. Notwithstanding Section 3.2, in the case of each Tax Return required to be filed by any member of the Newco Group with any Canadian Taxing Authority for any Pre-Distribution Period or Straddle Period that reflects the Intended Tax Treatment, Everest shall direct the preparation of the portion of such Tax Return that reflects such treatment. The provisions of Section 3.3 relating to providing draft Tax Returns and providing and incorporating comments with respect thereto shall apply to the portion of any Canadian Income Tax Return prepared at Everest’s direction pursuant to this Section 3.4, mutatis mutandis, as if Everest were the “Preparing Party.”

Section 3.5    Cooperation. The Parties shall provide, and shall cause their Subsidiaries to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Article VIII.

Section 3.6    Tax Reporting Practices. With respect to any Tax Return required to be filed by Newco under Section 3.2, such Tax Return shall be prepared in a manner (i) consistent with past practices, accounting methods, elections and conventions (“Past Practices”) used by Everest in preparing similar Tax Returns (unless there is no Reasonable Basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no Reasonable Basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by Newco; and (ii) that, to the extent consistent with clause (i), minimizes the overall amount of Taxes due and payable on such Tax Return for all of the Parties by cooperating in making such elections or applications for group or other relief or allowances available in the taxing jurisdiction in which such Tax Return is filed; provided, that making such election or application for group or other relief or allowances available in the taxing jurisdiction in which such Tax Return is filed does not have a disproportionate and adverse effect on such Party. Newco shall not take any action inconsistent with the assumptions (including items of income, gain, deduction, loss and credit) made in determining all estimated or advance payments of Taxes on or prior to the Distribution Date. In addition, Newco shall not be permitted, and shall not permit any member of the Newco Group, to make a change in any of its methods of accounting for Tax purposes that is reasonably likely to adversely affect Everest’s liability for Taxes for any Pre-Distribution Periods or Straddle Periods until all applicable statutes of limitations for all Pre-Distribution Periods and Straddle Periods have expired, unless otherwise required by applicable Tax Legal Requirement.

Section 3.7    Reporting of Transactions. Everest, Athena and Newco shall timely file any appropriate information and statements (including as required by Section 6045B of the Code and Section 1.355-5 of the Treasury Regulations and, to the extent applicable, Section 1.368-3 of the Treasury Regulations) to report each step of the Transactions in accordance with the Intended Tax Treatment.

Section 3.8    Payment of Taxes.

(a)    With respect to any Tax Return required to be filed pursuant to this Agreement, the Preparing Party shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any Taxes due in respect of any such Tax Return. The obligation to make payments pursuant to this Section 3.8(a) shall not affect a Party’s right, if any, to receive payments under Article V or otherwise be indemnified with respect to that Tax liability.

(b)    In the case of any Tax Return for which the Party that is not the Preparing Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Preparing

Party shall notify the other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Preparing Party upon the later of two (2) Business Days prior to the date on which such payment is due and fifteen (15) Business Days after the receipt of such notice.

Section 3.9    Amended Returns and Carrybacks.

(a)    Newco shall not, and shall not permit any member of the Newco Group to, file or allow to be filed any amended Tax Return or request for an Adjustment for any Pre-Distribution Period or Straddle Period without the prior written consent of Everest, such consent not to be unreasonably withheld, conditioned or delayed.

(b)    Except as required by applicable Tax Legal Requirement, Everest shall not, and shall not permit any member of the Everest Group to, file or allow to be filed any amended Tax Return or request for an Adjustment for any Pre-Distribution Period or Straddle Period if the result would be to materially increase any liability of Newco or any member of the Newco Group (other than any such increase to the extent attributable to an adjustment to a Tax Attribute) either (i) under this Agreement or (ii) for a Post-Distribution Period, in each case without the prior written consent of Newco, such consent not to be unreasonably withheld, conditioned or delayed.

(c)    Except as prohibited by applicable Tax Legal Requirements, Newco shall, and shall cause each member of the Newco Group to, make any available elections to waive the right to carry back any Tax Attribute from a taxable period or portion thereof ending after the Distribution Date to a taxable period or portion thereof ending on or before the Distribution Date.

(d)    Except as prohibited by applicable Tax Legal Requirements, Newco shall not, and shall cause each member of the Newco Group not to, make any affirmative election to carry back any Tax Attribute from a taxable period or portion thereof ending after the Distribution Date to a taxable period or portion thereof ending on or before the Distribution Date, without the prior written consent of Everest, such consent to be exercised in Everest’s sole and absolute discretion.

(e)    If Newco has complied with Section 3.9(c) and Section 3.9(d) and pursuant to applicable Tax Legal Requirements a Tax Attribute is nevertheless carried back from a taxable period or portion thereof ending after the Distribution Date to a taxable period or portion thereof ending on or before the Distribution Date, then Everest will cooperate with Newco in seeking from the appropriate Taxing Authority such Refund as reasonably would result from such carry back and, to the extent such Refund is directly attributable to such carry back and allocable to Newco pursuant to Section 2.7, Everest shall pay to Newco the amount of such Refund received by Everest or any member of the Everest Group no later than five (5) Business Days after the receipt of such Refund.

(f)    Receipt of consent by Newco or a member of the Newco Group from Everest pursuant to the provisions of this Section 3.9 shall not limit or modify Newco’s continuing indemnification obligation pursuant to Article V.

Section 3.10    Tax Attributes.

(a)    Everest and Newco shall work together and cooperate in accordance with Article VII to make determinations regarding the existence and the amount of the Tax Attributes to which a member of the Newco Group is entitled after the Distribution Date; provided, however, that such determinations shall be made in a manner that is (i) consistent with Past Practices; (ii) in accordance with the rules prescribed by applicable Legal Requirement, including the Code and the Treasury Regulations; (iii) consistent with the Tax Certificates and the Intended Tax Treatment; and (iv) reasonably determined by Everest to minimize the aggregate cash Tax liability of the Everest Group; provided, however, that (x) nothing in this Agreement shall require Everest to make any of its own determinations or otherwise create any Tax Records with respect to Tax Attributes and (y) Newco shall reimburse Everest for any out-of-pocket expenses (including accounting, legal, and other professional fees) incurred by Everest in connection with the foregoing.

(b)    To the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or Tax Contest, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 3.10(a).

ARTICLE IV

TAX-FREE STATUS OF THE DISTRIBUTION

Section 4.1    Representations and Warranties.

(a)    Everest, on behalf of itself and all other members of the Everest Group, hereby represents and warrants that (i) it has examined the Dutch Tax Ruling, each submission to the Tax and Customs Administration of the Netherlands in connection with the Dutch Tax Ruling, including the Dutch Tax Ruling Request, the Swiss Tax Ruling, each submission to the Federal Tax Administration of Switzerland in connection with the Swiss Tax Ruling, including the Swiss Tax Ruling Request, the Tax Opinions, the Separation Plan, the Tax Certificates and any other materials delivered or deliverable in connection with the rendering of the Tax Opinions and the creation of the Separation Plan (collectively, the “Tax Materials”), (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to Everest or any member of the Everest Group or the Everest Retained Business, were, at the time presented or represented and from such time until and including the Separation Effective Time, true, correct, and complete in all material respects and (iii) it has delivered copies of all Tax Materials (including, as relevant, English translations of the Tax Materials) to Athena. Everest, on behalf of itself and all other members of the Everest Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Everest or any member of the Everest Group or the Everest Retained Business.

(b)    Athena, on behalf of itself and all other members of the Athena Group, hereby:

(i)    represents and warrants that (1) it has examined the Tax Materials, (2) the facts presented and representations made therein, (x) to the knowledge of Athena and to the extent descriptive of or otherwise relating to Newco or any member of the Newco Group or the Newco Business, were, at the time presented or represented and from such time until and including the Separation Effective Time, true, correct, and complete in all material respects and (y) to the extent relating to Athena, descriptive of or otherwise relating to Athena or any member of the Athena Group or the Athena Business (excluding, for the avoidance of doubt, Newco or any member of the Newco Group or the Newco Business), were, at the time presented or represented and from such time until and including the Separation Effective Time, true, correct, and complete in all material respects and (3) it has no plan or intention to (A) modify, reprice, repay, pre-pay, pay down, redeem, retire, defease or otherwise satisfy any portion of the Newco Financing that is outstanding as of the Separation Effective Time (including with proceeds of new third-party indebtedness) (excluding any payments required pursuant to the terms of any Contract with respect to the Newco Financing), (B) take any action which would accelerate a required payment in respect of any portion of the Newco Financing, (C) add any co-borrower to the Newco Financing (provided, that the provision of any guarantees or collateral in connection with the consummation of the Transactions under the Newco Financing and/or the Athena Financing (or any other financing permitted under Section 5.14 of the Merger Agreement) or any other transactions or actions required to be taken pursuant to such financing in connection with the consummation of the Transactions shall not constitute the addition of any co-borrower to the Newco Financing), or (D) cause any portion of the Newco Financing to be assumed by another Person; and

(ii)    confirms and agrees to comply with [(1)]2 any and all covenants and agreements in the Tax Materials applicable to Newco or any member of the Newco Group or the Newco Business, and [(2) any and all covenants and agreements set forth on Schedule 4.1(b)(ii)].3

(c)    Each of Everest, on behalf of itself and all other members of the Everest Group, and Athena, on behalf of itself and all other members of the Athena Group represents and warrants that it knows of no fact (after due inquiry) that may cause the Transactions not to qualify for the Intended Tax Treatment.

(d)    Each of Everest, on behalf of itself and all other members of the Everest Group, and Athena, on behalf of itself and all other members of the Athena Group represents and warrants that it has no plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials.

Section 4.2    Restrictions on Everest. Everest, on behalf of itself and all other members of the Everest Group, hereby covenants and agrees that no member of the Everest Group will take, fail to take, or to permit to be taken: (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Materials, or (ii) any action where such action or failure to act would adversely affect, or could reasonably be expected to adversely affect, the Intended Tax Treatment of the Transactions.

Section 4.3    Restrictions on Newco and Athena.

(a)    Newco, on behalf of itself and all other members of the Newco Group, and Athena, on behalf of itself and all other members of the Athena Group, each hereby covenant and agree that no member of the Newco Group or the Athena Group, as applicable, will take, fail to take, or to permit to be taken: (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Materials or this Agreement, or (ii) any action where such action or failure to act adversely affects, or could reasonably be expected to adversely affect, the Intended Tax Treatment of the Transactions.

(b)    During the Restricted Period, neither Athena nor Newco:

(i)    shall (or shall cause or permit any of its Affiliates to) approve or allow the discontinuance, cessation, or sale or other transfer (to an Affiliate or otherwise) of, or a material change in, any Active Business,

(ii)    shall voluntarily dissolve or liquidate itself or any member of the Newco Group (including any action that is a liquidation for U.S. federal income tax purposes),

(iii)    shall (or shall cause or permit any of its Affiliates to) (1) enter into any Proposed Acquisition Transaction or, to the extent Athena or Newco has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through an Affiliate) any Athena stock or any Newco stock, or rights to acquire Athena Stock or Newco stock, other than through stock purchases meeting the requirements of section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696, (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock), (4) merge or consolidate Newco or any member of the Newco Group with any other Entity (other than pursuant to the Merger) or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Certificates) (other than any action excluded from the definition of “Proposed Acquisition Transaction” pursuant to the second or third sentences thereof) which in the aggregate (and taking into

[2]	To be deleted if inapplicable.
[3]	To be deleted if inapplicable.

account the Merger and any other transactions described in this Section 4.3(b)(iii)) would, when combined with any other direct or indirect changes in ownership of Athena capital stock or Newco capital stock pertinent for purposes of Section 355(e) of the Code (including the Merger), have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a forty (40) percent or greater interest in Athena or Newco or would reasonably be expected to result in a failure to preserve the Intended Tax Treatment of the Transactions (it being understood that the only acquisitions relevant for this purpose occurring on or before the Effective Time are those occurring pursuant to the Merger, which do not exceed a [38]4 percent or greater interest in Newco or any member of the Newco Group);

(iv)    shall, or shall cause or permit any member of the Newco Group, to sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for federal income tax purposes as a sale, transfer or disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than 20 percent of the consolidated gross assets of Newco or any such member, as applicable. The foregoing sentence shall not apply to (1) sales, transfers, or dispositions of assets in the ordinary course of business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to an Entity that is disregarded as an entity separate from the transferor for federal income tax purposes or (4) any mandatory or optional repayment (or pre-payment) of any indebtedness of Newco or any member of the Newco Group (subject to clause (v) below). The percentages of gross assets or consolidated gross assets of Newco or a member of the Newco Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of Newco and the members of the Newco Group as of the Distribution Date. For purposes of this Section 4.3(b)(iv), a merger of Newco or one of its Subsidiaries with and into any Entity that is not a wholly owned Subsidiary of Newco or Athena shall constitute a disposition of all of the assets of Newco or such Subsidiary; and

(v)    shall (A) modify, reprice, repay, pre-pay, pay down, redeem, retire, defease or otherwise satisfy any portion of the Newco Financing that is outstanding as of the Separation Effective Time (including with proceeds of new third-party indebtedness) (excluding any payments required pursuant to the terms of any Contract with respect to the Newco Financing), (B) knowingly take any action which would accelerate a required payment in respect of any portion of the Newco Financing, (C) add any co-borrower to the Newco Financing (provided, that the provision of any guarantees or collateral in connection with the consummation of the Transactions under the Newco Financing and/or the Athena Financing (or any other financing permitted under Section 5.14 of the Merger Agreement) or any other transactions or actions required to be taken pursuant to such financing in connection with the consummation of the Transactions shall not constitute the addition of any co-borrower to the Newco Financing), or (D) cause any portion of the Newco Financing to be assumed by another Person.

(c)    During the period which begins on the Distribution Date and ends three (3) years thereafter, neither Newco nor Athena:

(i)    shall (or shall cause or permit any of its Affiliates to) (A) cease to control Newco Canada 1, Newco Canada 2, or Newco Sub 1 or (B) dispose of any shares of Newco Canada 1, Newco Canada 2, or Newco Sub 1; and

(ii)    shall (or shall cause or permit any of its Affiliates to) sell, transfer, or otherwise dispose of any assets, or otherwise take any action (including repayment of Newco Canada 1’s indebtedness owing to Newco Sub 2) that would result in the shares of Newco Canada 1 or Newco Canada 2 having a value that is greater than or equal to ten (10) percent of the equity value of Newco.

(d)    Notwithstanding the restrictions imposed by Section 4.3(a), Section 4.3(b) and Section 4.3(c), Athena, Newco or any of their Affiliates may take any of the actions or transactions described therein if Newco

[4]	The Parties will update this number, if necessary, before closing.

either (i) obtains an Unqualified Tax Opinion in form and substance reasonably satisfactory to Everest, (ii) obtains a Post-Distribution Ruling, and Everest shall have received such Post-Distribution Ruling in form and substance reasonably satisfactory to Everest or (iii) obtains the prior written consent of Everest waiving the requirement that Newco obtain an Unqualified Tax Opinion or a Post-Distribution Ruling, such waiver to be provided in Everest’s sole and absolute discretion. Everest’s evaluation of an Unqualified Tax Opinion or a Post-Distribution Ruling may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such opinion or ruling (as applicable). Newco shall bear all costs and expenses of securing any such Unqualified Tax Opinion or Post-Distribution Ruling and shall reimburse Everest for all reasonable out-of-pocket expenses that Everest or any of its Affiliates may incur in good faith in seeking to obtain or evaluate any such Unqualified Tax Opinion or Post-Distribution Ruling. Neither the delivery of an Unqualified Tax Opinion or a Post-Distribution Ruling nor Everest’s waiver of Newco’s obligation to deliver an Unqualified Tax Opinion or a Post-Distribution Ruling shall limit or modify Newco’s continuing indemnification obligation pursuant to Article V.

ARTICLE V

INDEMNITY OBLIGATIONS

Section 5.1    Indemnity Obligations.

(a)    Everest shall indemnify and hold harmless Newco from and against, and will reimburse Newco for, (i) all liability for Taxes allocated to Everest pursuant to this Agreement, (ii) all Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Everest Group pursuant to this Agreement (including but not limited to any of the foregoing contained in Section 4.1 or Section 4.2) or any Tax Materials, (iii) any other Tax-Related Loss resulting (for the avoidance of doubt, in whole or in part) from an acquisition after the Distribution of any stock or assets of Everest (or any Everest Affiliate) by any means whatsoever by any Person, and (iv) any other amounts Everest is required to pay to Newco pursuant to the terms of this Agreement.

(b)    Without regard to whether an Unqualified Tax Opinion or Post-Distribution Ruling may have been provided or whether any action is permitted or consented to hereunder and notwithstanding anything else to the contrary contained herein (including Section 4.3(b)(iii)), Newco shall indemnify and hold harmless Everest from and against, and will reimburse Everest for, (i) all liability for Taxes allocated to Newco pursuant to this Agreement, (ii) all Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Athena Group or Newco Group pursuant to this Agreement (including but not limited to any of the foregoing contained Section 4.1 or Section 4.3) or any Tax Materials (excluding any such breach, inaccuracy, or failure to perform, as the case may be, of the Newco Group that exists or has occurred as of or prior to the Effective Time), (iii) any other Tax-Related Loss resulting (for the avoidance of doubt, in whole or in part) from an acquisition after the Distribution of any stock or assets of Athena or Newco (or any of their respective Affiliates) by any means whatsoever by any Person (other than as a result of the Merger or any repayment of the Newco Financing or Athena Financing required pursuant to the terms of any Contract with respect to such financing (excluding any prepayment required as a result of an action taken by a member of the Athena Group or the Newco Group)), and (iv) any other amounts Newco is required to pay to Everest pursuant to the terms of this Agreement.

(c)    To the extent that any Tax-Related Loss is subject to indemnity pursuant to both Section 5.1(a) and Section 5.1(b), each of Everest and Newco shall pay and be responsible for fifty (50) percent of such Tax-Related Loss.

Section 5.2    Indemnification Payments.

(a)    Except as otherwise provided in this Agreement, if either Party (the “Indemnitee”) is required to pay to a Taxing Authority a Tax (taking into account, with respect to Tax Contests, all possible extensions and deferrals, including deferrals relating to the choice of venue for Tax Contests) or to another Person a payment in respect of a Tax that the other Party (the “Indemnifying Party”) is liable for under this Agreement the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Tax and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee, including any other Tax-Related Losses attributable thereto. The Indemnifying Party shall pay such amount, including any other Tax-Related Losses attributable thereto, to the Indemnitee no later than the later of (i) five (5) Business Days prior to the date on which such payment is due to the applicable Taxing Authority or (ii) fifteen (15) Business Days after the receipt of notice from the other Party.

(b)    If, as a result of any change or redetermination made with respect to Article II, any amount previously allocated to and borne by one Party pursuant to the provisions of Article II is thereafter allocated to the other Party, then, no later than fifteen (15) Business Days after such change or redetermination, such other Party shall pay to such Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.

(c)    If an Indemnitee receives a Refund with respect to a Tax Contest for which the Indemnifying Party made an indemnity payment to the Indemnitee pursuant to Section 5.2(a), the Indemnitee shall pay the amount of such Refund to the Indemnifying Party, such payment to the Indemnifying Party not to exceed such indemnity payment, no later than five (5) Business Days after the receipt of such Refund.

Section 5.3    Payment Mechanics.

(a)    Subject to Section 10.6, all payments under this Agreement shall be made by Everest directly to Newco and by Newco directly to Everest; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Everest Group, on the one hand, may make such indemnification payment to any member of the Newco Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 5.4.

(b)    In the case of any payment of Taxes made by a Preparing Party or Indemnitee pursuant to this Agreement for which such Preparing Party or Indemnitee, as the case may be, has received a payment from the other Party, such Preparing Party or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).

Section 5.4    Treatment of Payments. The Parties agree that any payment made among the Parties pursuant to this Agreement shall be treated, to the extent permitted by law, for all U.S. federal income tax purposes as either (i) a non-taxable contribution by Everest to Newco, or (ii) a distribution by Newco to Everest, in each case, made immediately prior to the Distribution. Any Tax indemnity payment made by a Party under this Agreement shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such indemnity payment, the recipient Party receives an amount equal to the sum it would have received had no such Taxes been imposed; provided, that the recipient Party shall first reasonably cooperate with the paying Party to reduce and/or eliminate any such increase to a Tax indemnity payment (provided, that the recipient Party shall be permitted to use such payment for any purpose in its sole discretion to the extent the recipient Party has paid the underlying liability for which the Tax indemnity payment is made).

ARTICLE VI

TAX CONTESTS

Section 6.1    Notice. Each Party shall notify the other Party in writing within ten (10) Business Days after receipt by such Party or any member of its Group of a written communication from any Taxing Authority with respect to any Tax Contest concerning any Taxes for which the other Party may be liable pursuant to this Agreement.

Section 6.2 Control of Tax Contests by Everest. Everest shall have the sole responsibility and right to control the prosecution of any Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of any such Tax Contest, other than Newco Controlled Tax Contests and Intended Tax Treatment Tax Contests (collectively, “Everest Controlled Tax Contests”). For the avoidance of doubt, Tax Contests related to the claims set forth on Schedule 2.7(a) shall be Everest Controlled Tax Contests.

Section 6.3    Control of Tax Contests by Newco. Newco shall have the sole responsibility and right to control the prosecution of any Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of any such Tax Contest, that relates exclusively to Taxes for which Newco is responsible pursuant to Section 2.2 (collectively, “Newco Controlled Tax Contests”).

Section 6.4    Tax Contests Related to Intended Tax Treatment. Notwithstanding Section 6.2 or Section 6.3, Everest shall have the right to control the prosecution of any Tax Contest that relates to the Intended Tax Treatment with respect to which Everest or Newco could potentially be liable (collectively, “Intended Tax Treatment Tax Contests”); provided, that (x) Everest shall keep Newco reasonably informed with respect to any Intended Tax Treatment Tax Contest (including by promptly providing Newco with copies of written notices, material correspondence and other documents received by Everest relating to such Intended Tax Treatment Tax Contest), (y) Newco (at its sole expense) shall be entitled to participate in such Intended Tax Treatment Tax Contest, including, for the avoidance of doubt, with respect to decisions regarding the choice of venue for such Intended Tax Treatment Tax Contest (and Everest shall take any actions and execute any documents necessary to permit Newco to so participate), and (z) Everest shall not settle such Tax Contest without Newco’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). With respect to any Intended Tax Treatment Tax Contest in which Newco elects to participate: (a) Everest shall provide Newco with a reasonable opportunity to comment on any draft correspondence or filings Everest proposes to make or submit to any Taxing Authority in connection with such Tax Contest; (b) Everest shall take into account Newco’s reasonable comments in connection with any draft correspondence or filings described in the foregoing clause (a); and (c) Everest shall permit Newco to attend any meetings (whether in person or by teleconference) with the Taxing Authorities concerning such Tax Contest.

Section 6.5    Obligation of Continued Notice. During the pendency of any Tax Contest or threatened Tax Contest, each of the Parties shall provide prompt notice to the other Party of any written communication received by it or a member of its respective Group from a Taxing Authority regarding any Tax Contest for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall include copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. Such notice shall be provided in a timely fashion; provided, however, that in the event that timely notice is not provided, a Party shall be relieved of its obligation to indemnify the other Party only to the extent that such delay results in actual increased costs or actual prejudice to such other Party.

Section 6.6    Settlement Rights. Unless waived by the Parties in writing, in connection with any potential adjustment or settlement in a Tax Contest (including any Intended Tax Treatment Tax Contest) as a result of which adjustment or settlement the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment or settlement in such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Taxing Authority or judicial authority in connection with such potential adjustment or settlement in such Tax Contest; and (iii) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent the Non-Controlling Party is prejudiced thereby, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

ARTICLE VII

COOPERATION

Section 7.1    General.

(a)    Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with all reasonable requests in writing from the other Party, or from an agent, representative or advisor to such Party, in connection with (i) the preparation and filing of any Tax Return, claims for Refunds, the conduct of any Tax Contest, making determinations regarding Tax Attributes and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either Party or any member of either Party’s Group covered by this Agreement and the establishment of any reserve required in connection with any financial reporting and (ii) Newco obtaining a Post-Distribution Ruling or an Unqualified Tax Opinion, in each case, pursuant to Section 4.3(d) (each, a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation, at each Party’s own cost:

(i)    the provision of any Tax Returns of either Party or any member of either Party’s Group, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities; and

(ii)    the execution of any document (including any power of attorney) in connection with any Tax Contest of either Party or any member of either Party’s Group, or the filing of a Tax Return or a Refund claim of either Party or any member of either Party’s Group.

Each Party shall make its employees and facilities available, without charge, on a mutually convenient basis to facilitate such cooperation.

Section 7.2    Consistent Treatment. Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise, that is inconsistent with (a) the treatment of payments between the Everest Group and the Newco Group as set forth in Section 5.4, (b) the Intended Tax Treatment or (c) the matters set forth on Schedule 7.2 hereto.

ARTICLE VIII

RETENTION OF RECORDS; ACCESS

Section 8.1    Retention of Records. For so long as the contents thereof may become material in the administration of any matter under applicable Tax Legal Requirement, but in any event until the later of (i) sixty (60) days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof) and (ii) seven years after the Distribution Date, the Parties shall retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the Everest Group or the Newco Group for any Pre-Distribution Period, Straddle Period, or Post-Distribution Period or for any Tax Contests relating to such Tax Returns. At any time after the Distribution Date that the Everest Group proposes to destroy such records or documents, it shall first notify the Newco Group in writing and the Newco Group shall be entitled to receive such records or documents proposed to be destroyed. At any time after the Distribution Date that the Newco Group proposes to destroy such records or documents, it shall first notify the Everest Group in writing and the Everest Group shall be entitled to receive such records or documents proposed to be destroyed. The Parties shall notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

Section 8.2    Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access, during normal business hours upon reasonable notice, to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items pursuant to this Agreement. The Party seeking access to the records of the other Party shall bear all costs and expenses associated with such access, including any professional fees; provided, however, that if the access to Tax Records pursuant to this Section 8.2 results in a Refund, Tax benefit or other reduction in Taxes to the Party providing such access, the Party providing access shall reimburse the Party seeking access for the providing Party’s allocable portion of the costs and expenses of the Party seeking access, based on the amount of Refund, Tax benefit or other reduction in Taxes realized by the Party providing access.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1    Dispute Resolution Mechanics. The Parties shall attempt in good faith to resolve any disagreement arising with respect to this Agreement, including any dispute in connection with a claim by a third party (a “Dispute”). Either Party may give the other Party written notice of any Dispute not resolved in the normal course of business. If the Parties cannot agree within thirty (30) Business Days following the date on which one Party gives such notice, then the Dispute shall be referred to a Tax Expert acceptable to each of the Parties to act as an arbitrator in order to resolve the Dispute. If the Parties are unable to agree upon a Tax Expert within ten (10) Business Days, the Tax Expert selected by Everest and the Tax Expert selected by Newco shall jointly select a Tax Expert that will resolve the Dispute. Such Tax Expert shall be empowered to resolve the Dispute, including by engaging nationally recognized law firms, accountants and other experts. The Tax Expert chosen to resolve the Dispute shall furnish written notice to the Parties of its resolution of such Dispute as soon as practicable, but in no event later than forty-five (45) Business Days after its acceptance of the matter for resolution. Any such resolution by the Tax Expert shall be conclusive and binding on the Parties. The fees and expenses of the Tax Expert shall be allocated between the Parties in the same proportion that the aggregate amount of disputed items that were determined in favor of the other Party (as finally determined by the Tax Expert) bears to the total amount of disputed items submitted by the Parties.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1    Certain Provisions Incorporated By Reference. The provisions of Sections 8.1, 8.6, 8.9, 8.12, 8.13, 8.14, 8.15, and 8.19 of the Distribution Agreement are hereby incorporated by reference mutatis mutandis.

Section 10.2    Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto (including without limitation any successor of Everest or Newco succeeding to the Tax Attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.

Section 10.3    Conflicting Agreements. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Distribution Agreement, this Agreement shall control with respect to the subject matter thereof.

Section 10.4    Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

Section 10.5    Application to Present and Future Subsidiaries. This Agreement is being entered into by Everest and Newco on behalf of themselves and the members of their respective Groups. This Agreement shall constitute a direct obligation of each such Party and shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a Subsidiary of Everest or Newco in the future.

Section 10.6    Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any Party without the prior written consent of the other Parties shall be void and of no effect.

Section 10.7    No Fiduciary Relationship. The duties and obligations of the Parties, and their respective successors and permitted assigns, contained herein are the extent of the duties and obligations contemplated by this Agreement; nothing in this Agreement is intended to create a fiduciary relationship between the Parties hereto, or any of their successors and permitted assigns, or create any relationship or obligations other than those explicitly described.

Section 10.8    Further Assurances. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

Section 10.9    Survival. Notwithstanding any other provision of this Agreement to the contrary, all representations, covenants and obligations contained in this Agreement shall survive until the expiration of the applicable statute of limitations with respect to any such matter (including extensions thereof).

Section 10.10    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the U.S. return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two (2) Business Days after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Eastern Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Eastern Time and receipt is confirmed, on the following Business Day; or (e) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any Party shall provide by like notice to the other Parties to this Agreement:

if to Athena or Newco:

Apergy Corporation

2445 Technology Forest Blvd., 12th Floor

The Woodlands, TX 77381

Attn: General Counsel

Email: general.counsel@apergy.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn:      Michael J. Aiello

              Sachin Kohli

Email:   michael.aiello@weil.com

              sachin.kohli@weil.com

Fax:      (212) 310-8007

Weil, Gotshal & Manges LLP

2001 M Street

NW, Suite 600

Washington, DC 20036

Attn:      Joseph M. Pari

              Graham Magill

Email:    joseph.pari@weil.com

              graham.magill@weil.com

Fax:       (202) 857-0940

if to Everest:

c/o Ecolab Inc.

1 Ecolab Place

Saint Paul, MN 55102

Attn: General Counsel

Email: general.counsel@ecolab.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Attn:     Charles W. Mulaney, Jr.

             Richard C. Witzel, Jr.

155 N. Wacker Drive, Suite 2700

Chicago, IL 60606

Email:     charles.mulaney@skadden.com

                rich.witzel@skadden.com

Fax:        (312) 407-0411

Skadden, Arps, Slate, Meagher & Flom LLP

Attn:     Steven J. Matays

4 Times Square

New York, New York 10036

Email:     steven.matays@skadden.com

Fax:         (212) 735-2372

Section 10.11    Effective Date. This Agreement shall become effective only upon the occurrence of the Distribution.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

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By:
Name:
Title:

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By:
Name:
Title:

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By:
Name:
Title:

Annex E

CENTERVIEW PARTNERS

Centerview Partners LLC

31 West 52nd Street

New York, NY 10019

        December 18, 2019

The Board of Directors

Apergy Corporation

2445 Technology Forest Blvd

Building 4, 12th Floor

The Woodlands, TX 77381

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Apergy Corporation, a Delaware corporation (“Athena”), of the Exchange Ratio (as defined below) provided for pursuant to the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) proposed to be entered into by and among Ecolab Inc., a Delaware corporation (“Everest”), ChampionX Holding Inc., a Delaware corporation and a wholly owned subsidiary of Everest (“Newco”), Athena Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Athena (“Merger Sub”), and Athena. In furtherance thereof, you have informed us that the following transactions will occur: (1) pursuant to the Separation and Distribution Agreement (the “Distribution Agreement”), proposed to be entered into by and among Everest, Newco and Athena, Everest shall, among other things, (i) undertake an Internal Restructuring (as defined in the Distribution Agreement) resulting in the Newco Group (as defined in the Distribution Agreement) owning and operating the Newco Business (as defined in the Distribution Agreement) and the Everest Group (as defined in the Distribution Agreement) continuing to own and operate the Everest Retained Business (as defined in the Distribution Agreement), (ii) pay to Everest the Cash Payment (as defined in the Distribution Agreement) and (iii) effect the distribution of all outstanding shares of Newco Common Stock to the holders of outstanding common stock of Everest, all as more fully set forth in the Distribution Agreement and (2) pursuant to the Merger Agreement, Merger Sub will merge with and into Newco, with Newco continuing as the surviving corporation (the “Merger”), and each outstanding share of common stock of Newco, par value $0.01 per share (“Newco Common Stock”), other than Newco Common Stock held by Newco as treasury stock, will be converted into the right to receive a number of shares of common stock of Athena, par value $0.01 per share (“Athena Common Stock”) equal to the New Issuance (as defined in the Merger Agreement) divided by the aggregate number of shares of Newco Common Stock issued and outstanding immediately prior to the effective time of the Merger, which will result in a pro forma ownership of the fully diluted shares of Athena Common Stock being held 38% by the holders of Athena Common Stock immediately prior to the effective time of the Merger and 62% by the holders of Newco Common Stock issued and outstanding immediately prior to the effective time of the Merger (the “Exchange Ratio”). The transactions specified in the Agreements, including the matters summarized in clauses (1) and (2) of this paragraph, are collectively referred to as the “Transaction.” The terms and conditions of the Transaction are more fully set forth in the Agreements.

We have acted as financial advisor to the Board of Directors of Athena in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, Athena has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, except for our current engagement, we have not been engaged to provide financial advisory or other services to Athena, and we have not received any compensation from Athena during such period. In the past two years, we have not been engaged to provide financial advisory or other services to Everest, and we have not received any compensation from Everest during such period. We may provide investment banking and other services to or with respect to Athena or Everest or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Athena, Everest, or any of their respective affiliates, or any other party that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things: (i) the drafts of the Agreements, each dated December 18, 2019 (the “Draft Agreements”); (ii) the Annual Reports on Form 10-K of Athena for the year ended December 31, 2018; (iii) the Registration Statement on Form 10 of Athena (including, without limitation, the Information Statement included therein), as amended; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Athena and Everest; (v) certain publicly available research analyst reports for Athena and Everest; (vi) certain other communications from Athena and Everest to their respective stockholders; (vii) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Athena, including certain financial forecasts, analyses and projections relating to Athena prepared by management of Athena and furnished to us by Athena for purposes of our analysis (the “Athena Forecasts”) (collectively, the “Athena Internal Data”); (viii) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Newco Business, including certain financial forecasts, analyses and projections relating to the Newco Business prepared by management of Everest with extrapolations by management of Athena and furnished to us by Athena for purposes of our analysis (the “Newco Forecasts”) (collectively, the “Everest Internal Data”); and (ix) and certain tax and other cost savings and operating synergies projected by the managements of Everest and Athena to result from the Transaction furnished to us by Athena for purposes of our analysis (the “Synergies”). We have participated in discussions with members of the senior management and representatives of Athena and Everest regarding their assessment of the Athena Internal Data, the Everest Internal Data and the Synergies, as appropriate, and the strategic rationale for the Transaction. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for Athena and Newco and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Athena Internal Data (including, without limitation, the Athena Forecasts) and the Synergies have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Athena as to the matters covered thereby, and that the Everest Internal Data (including, without limitation, the Newco Forecasts) and the Synergies have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Everest as to the matters covered thereby, and we have relied, at your direction, on the Athena Internal Data, the Everest Internal Data and the Synergies for purposes of our analysis and this opinion. We express no view or opinion as to the Athena Internal Data, the Everest Internal Data, the Synergies or the assumptions on which they are based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Athena or the Newco Business, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of Athena or the

Newco Business. We have assumed, at your direction, that the final executed Agreements will not differ in any respect material to our analysis or this opinion from the Draft Agreements reviewed by us. We have assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreements and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to our analysis or this opinion. We have further assumed, at your direction, that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have not evaluated and do not express any opinion as to the solvency or fair value of Athena or the Newco Business, or the ability of Athena or the Newco Business to pay their respective obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view as to, and our opinion does not address, Athena’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Athena or in which Athena might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to Athena of the Exchange Ratio provided for pursuant to the Merger Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreements or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any class of securities, creditors or other constituencies of Athena or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Athena or any party, or class of such persons in connection with the Transaction, whether relative to the Exchange Ratio provided for pursuant to the Merger Agreement or otherwise. Our opinion, as expressed herein, relates to the relative values of Athena and the Newco Business. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. We express no view or opinion as to what the value of Athena Common Stock actually will be when issued pursuant to the Transaction or the prices at which the Athena Common Stock will or otherwise be transferable at any time, including following the announcement or consummation of the Transaction. Our opinion does not constitute a recommendation to any stockholder of Athena or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Athena (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Exchange Ratio provided for pursuant to the Merger Agreement is fair, from a financial point of view, to Athena.

Very truly yours,

/s/ Centerview Partners LLC

CENTERVIEW PARTNERS LLC

Annex F

LAZARD

December 18, 2019

The Board of Directors

Apergy Corporation

2445 Technology Forest Blvd

Building 4, 12th Floor

The Woodlands, Texas 77381

Dear Members of the Board:

You have informed us that Apergy Corporation, a Delaware corporation (“Athena”), and Ecolab Inc., a Delaware corporation (“Everest”), intend to enter into a transaction pursuant to which Athena will acquire the upstream energy business of Everest and its subsidiaries (the “Newco Business”). In furtherance thereof, you have informed us that the following transactions will occur: (l) pursuant to the Separation and Distribution Agreement (the “Distribution Agreement”), to be entered into by and among Everest, ChampionX Holding Inc., a Delaware corporation and a wholly owned subsidiary of Everest (“Newco”), and Athena, Everest shall, among other things, (i) undertake an Internal Restructuring (as defined in the Distribution Agreement) resulting in the Newco Group (as defined in the Distribution Agreement) owning and operating the Newco Business (as defined in the Distribution Agreement) and the Everest Group (as defined in the Distribution Agreement) continuing to own and operate the Everest Retained Business (as defined in the Distribution Agreement), (ii) pay to Everest the Cash Payment (as defined in the Distribution Agreement) and (iii) effect the distribution of all outstanding shares of Newco Common Stock to the holders of outstanding common stock of Everest, all as more fully set forth in the Distribution Agreement and (2) pursuant to an Agreement and Plan of Merger (the “Merger Agreement” and, together with the Distribution Agreement, the “Agreements”), to be entered into by and among Athena, Newco, Everest and Athena Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Athena (“Merger Sub”), Merger Sub will merge with and into Newco, with Newco continuing as the surviving corporation (the “Merger”), and each outstanding share of common stock of Newco, par value $0.01 per share (“Newco Common Stock”), other than Newco Common Stock held by Newco as treasury stock, will be converted into the right to receive a number of shares of common stock of Athena, par value $0.01 per share (“Athena Common Stock”) equal to the New Issuance (as defined in the Merger Agreement) divided by the aggregate number of shares of Newco Common Stock issued and outstanding immediately prior to the effective time of the Merger, which will result in a pro forma ownership of the fully diluted shares of Athena Common Stock being held 38% by the holders of Athena Common Stock immediately prior to the effective time of the Merger and 62% by the holders of Newco Common Stock issued and outstanding immediately prior to the effective time of the Merger (the “Exchange Ratio”). The transactions specified in the Agreements, including the matters summarized in clauses (l) and (2) of this paragraph, are collectively referred to as the “Transaction.” The terms and conditions of the Transaction are more fully set forth in the Agreements.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to Athena of the Exchange Ratio provided for in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of drafts of the Agreements, each dated December 18, 2019 (the “Draft Agreements”);

(ii)	Reviewed certain historical business and financial information relating to Athena and the Newco Business;

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The Board of Directors

Apery Corporation

December 18, 2019

(iii)

Reviewed various financial forecasts and other data provided to us by Everest relating to the Newco Business and extrapolations thereof provided by Athena, financial forecasts and other data provided to us by Athena relating to the business of Athena and the projected synergies and other benefits, including the amount and timing thereof, anticipated by the managements of Athena and Everest to be realized from the Transaction;

(iv)

Held discussions with members of the senior managements of Everest and Athena with respect to the businesses and prospects of Athena and Newco, respectively, and with respect to the projected synergies and other benefits anticipated by the managements of Athena and Everest to be realized from the Transaction;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the Newco Business and the businesses of Athena;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business comparable to the businesses of Athena and the Newco Business, respectively;

(vii)	Reviewed historical stock prices and trading volumes of Athena Common Stock;

(viii)	Reviewed the potential pro forma financial impact of the Transaction on Athena based on the financial forecasts referred to above relating to the Newco Business and Athena; and

(ix)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Everest, the Newco Business, Newco or Athena or concerning the solvency or fair value of Everest, the Newco Business, Newco or Athena, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, including those related to projected synergies and other benefits anticipated by the managements of Athena and Everest to be realized from the Transaction, we have assumed, with the consent of Athena, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Athena and the Newco Business, respectively, and such synergies and other benefits. In addition, we have assumed, with the consent of Athena, that such financial forecasts and projected synergies and other benefits will be realized in the amounts and at the times contemplated thereby. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the prices at which shares of Athena Common Stock may trade at any time subsequent to the announcement of the Transaction. Our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Athena might engage or the merits of the underlying decision by Athena to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of Athena, that the Transaction will be consummated on the terms described in the Agreements, without any waiver or modification of any material terms or conditions. Representatives of Athena have advised us, and we have assumed, that the Agreements, when executed, will conform to the Draft Agreements reviewed by us in all material respects. We also have assumed, with the consent of Athena, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on the Newco Business, Newco,

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The Board of Directors

Apery Corporation

December 18, 2019

Athena or the Transaction. We further have assumed, with the consent of Athena, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Athena obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Exchange Ratio to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction, including the Separation Agreement. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Exchange Ratio or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Athena in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. We in the past have provided and in the future may provide certain investment banking services to Athena and Everest and certain of their respective affiliates, for which we have received and may receive compensation. In addition, Lazard has acted as a financial advisor to Dover Corporation in its spin-off of Athena, which was completed on May 9, 2018. In the ordinary course, Lazard and our affiliates and employees may trade securities of Athena, Everest and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Athena, Everest and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Athena (in its capacity as such) and our opinion is rendered to the Board of Directors of Athena in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to Athena.

Very truly yours,

LAZARD FRERES & CO. LLC

By:	/s/ Mark T. McMaster
Mark T. McMaster
Global Head of Mergers & Acquisitions

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C123456789 000000000.000000 ext 000000000.000000 ext 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE SACKPACK 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! MR A SAMPLE You may vote online or by phone instead of mailing this card. DESIGNATION (IF ANY) Votes submitted electronically must be ADD 1 ADD 2 received by 1:00am, Central Time, on ADD 3 [TBD]. ADD 4 MMMMMMMMM ADD 5 Online ADD 6 Go to www.envisionreports.com/APY or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Using a black ink pen, mark your votes with an X as shown in this example. Sign up for electronic delivery at Please do not write outside the designated areas. www.envisionreports.com/APY 2020 Special Meeting Proxy Card 1234 5678 9012 345 qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommend a vote FOR Proposals 1 and 2. For Against Abstain For Against Abstain 1. To approve the issuance of Apergy Corporation common stock, 2. To approve adjournment or postponement of the Apergy Corporation pursuant to the Agreement and Plan of Merger, dated as of special meeting, if necessary or appropriate, to solicit additional December 18, 2019 (the “Share Issuance Proposal”). proxies if there are not sufficient votes to approve Proposal 1. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 – Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 457237 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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2020 Special Meeting Admission Ticket 2020 Special Meeting of Apergy Corporation Shareholders [TBD], 8:00am CT 2445 Technology Forest Boulevard Building 4, 12th Floor The Woodlands, Texas 77381 Upon arrival, please present this admission ticket and photo identification at the registration desk. Important notice regarding the Internet availability of proxy materials for the Special Meeting of Shareholders. The material is available at: www.envisionreports.com/APY Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/APY qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Apergy Corporation Notice of 2020 Special Meeting of Shareholders Proxy Solicited by Board of Directors for Special Meeting — [TBD] Sivasankaran (“Soma”) Somasundaram and Julia Wright, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Shareholders of Apergy Corporation to be held on [TBD] or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR item 1 and 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address – Please print new address below. Comments — Please print your comments below.